As filed with the Securities and Exchange Commission on April 26, 2012

Registration No. 333-[•]

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

BNC BANCORP

(Exact name of registrant as specified in its charter)

North Carolina	6022	47-0898685
(State or other jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code Number)	Identification Number)

1226 Eastchester Drive

High Point, North Carolina 27265

(336) 869-9200

(Address, Including Zip Code, and Telephone Number, Including Area Code, of

Registrant’s Principal Executive Offices)

W. Swope Montgomery, Jr.

Chief Executive Officer

1226 Eastchester Drive

High Point, North Carolina 27265

(336) 869-9200

(Address, Including Zip Code, and Telephone Number, Including Area Code, of

Agent for Service)

Copies to:

Betty O. Temple, Esq.	Todd H. Eveson, Esq.
Sudhir N. Shenoy, Esq.	Jonathan A. Greene, Esq.
Womble Carlyle Sandridge & Rice, LLP	Gaeta & Eveson, P.A.
550 South Main Street	700 Spring Forest Road
Suite 400	Suite 335
Greenville, South Carolina 29601	Raleigh, North Carolina 27609
(864) 255-5400	(919) 845-2558

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective and the conditions to the consummation of the merger described herein have been satisfied or waived.

If the securities being registered on this Form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	Accelerated filer	Non-accelerated filer	Smaller reporting company
☐	☒	☐	☐

(Do not check if a smaller reporting company)

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer) ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered (1)(2)	Proposed maximum offering price per unit	Proposed maximum aggregate offering price (1)(2)	Amount of registration fee
Common Stock, no par value per share	2,319,132	N/A	$26,670,018	$3,057

(1)	Based on the maximum number of shares of BNC Bancorp that may be issued in connection with the proposed merger of KeySource Financial, Inc. (“KeySource”) with and into BNC Bancorp.

(2)	Computed in accordance with Rule 457(f)(2), based on (i) the book value of KeySource common stock computed as of March 31, 2012 of $11.50 and (ii) 2,319,132 shares of KeySource common stock outstanding, underlying options currently outstanding and available in connection with the optional conversion of KeySource’s 8.0% Convertible Subordinated Notes due June 30, 2020. Solely for purposes of calculating the registration fee, the proposed maximum aggregate offering price is equal to the aggregate value of the maximum number of shares of KeySource common stock that may be exchanged in connection with the merger. Calculated pursuant to Section 6(b) of the Securities Act and Securities and Exchange Commission Fee Rate Advisory #3 for Fiscal Year 2012 at a rate equal to $114.60 per $1,000,000 of the proposed maximum aggregate offering price.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment that specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act, or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a), may determine.

The information in this joint proxy statement/prospectus is not complete and may be changed. We may not sell the securities offered by this joint proxy statement/prospectus until the registration statement filed with the Securities and Exchange Commission is effective. This joint proxy statement/prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities in any jurisdiction where an offer or solicitation is not permitted.

PRELIMINARY — SUBJECT TO COMPLETION — DATED APRIL 26, 2012

BNC BANCORP	KEYSOURCE FINANCIAL, INC.

JOINT PROXY STATEMENT/PROSPECTUS
MERGER PROPOSED — YOUR VOTE IS VERY IMPORTANT

The boards of directors of BNC Bancorp (“BNC”) and KeySource Financial, Inc. (“KeySource”) have each unanimously approved a merger (the “Merger”) of KeySource with and into BNC according to the terms of an Agreement and Plan of Merger dated December 21, 2011 (the “Merger Agreement”). If the Merger is completed, BNC will be the surviving financial holding company and Bank of North Carolina and KeySource Commercial Bank will be wholly-owned bank subsidiaries of BNC until such time as KeySource Commercial Bank is merged with and into Bank of North Carolina (currently anticipated to occur during the third quarter of 2012).

If the Merger is completed, each share of KeySource common stock, par value $1.00 per share, issued and outstanding, except for such shares owned by KeySource or BNC or any of their respective wholly owned subsidiaries (other than certain trust account shares), will be converted into the right to receive one share of common stock, no par value, of BNC. Shares of BNC common stock are traded on The NASDAQ Capital Market under the symbol “BNCN”. KeySource common stock is not traded on any securities exchange nor is there an established trading market for KeySource common stock. The closing price for a share of BNC common stock on April 25, 2012 was $7.50. The last known sales price for a share of KeySource common stock of which management is aware was $[•] on [•], 201[•].

Shareholders of each of BNC and KeySource will be asked to vote on approval of the Agreement and Plan of Merger at the applicable meeting for each company. We cannot complete the Merger and issue shares of BNC common stock to KeySource shareholders pursuant to the Merger Agreement unless we obtain the required approval of the shareholders of each of BNC and KeySource. The Agreement and Plan of Merger must be approved by holders of a majority of all shares of BNC common stock entitled to vote at the BNC special meeting and by holders of a majority of all shares of KeySource common stock entitled to vote at the KeySource annual meeting.

The BNC board of directors has determined that the Merger is advisable and in the best interests of BNC shareholders based upon its analysis, investigation and deliberation, and the BNC board of directors unanimously recommends that the BNC shareholders vote “FOR” approval of the Agreement and Plan of Merger and “FOR” the approval of the other proposals described in this joint proxy statement/prospectus.

The KeySource board of directors has determined that the Merger is advisable and in the best interests of KeySource shareholders based upon its analysis, investigation and deliberation, and the KeySource board of directors unanimously recommends that the KeySource shareholders vote “FOR” approval of the Agreement and Plan of Merger and “FOR” the approval of the other proposals described in this joint proxy statement/prospectus.

You should read this joint proxy statement/prospectus and all appendices carefully. Before making a decision on how to vote, you should consider the “Risk Factors” discussion beginning on page 20 of this joint proxy statement/prospectus.

Neither the Securities and Exchange Commission nor any bank regulatory agency, nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this document. Any representation to the contrary is a criminal offense. The securities offered through this document are not savings accounts, deposits or other obligations of a bank or savings association and are not insured by the Federal Deposit Insurance Corporation or any other government agency.

The joint proxy statement/prospectus is dated [•], 2012, and it is first being mailed to BNC shareholders and KeySource shareholders on or about [•], 2012.

BNC BANCORP
1226 Eastchester Drive
High Point, North Carolina 27265

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
TO BE HELD ON [•], 2012 AT [•]

A Special Meeting of Shareholders of BNC Bancorp, a North Carolina corporation (“BNC”), will be held on [•], 2012, at [•], local time, at BNC’s office located at 1226 Eastchester Drive, High Point, NC 27265 for the purpose of considering and voting upon the following:

1.	A proposal to approve the Agreement and Plan of Merger dated December 21, 2011, by and between BNC and KeySource (the “Merger Agreement”) pursuant to which KeySource will merge with and into BNC (the “Merger”), with BNC as the surviving entity, and the Merger contemplated by the Merger Agreement, as more fully described in the accompanying joint proxy statement/prospectus.

2.	A proposal to adjourn the special meeting to a later date or dates, if necessary or appropriate, including to solicit additional proxies to approve the Agreement and Plan of Merger.

3.	To act upon any other matter that may properly come before the special meeting or any adjournment or postponement thereof.

Only shareholders of record at the close of business on May [•], 2012 will be entitled to notice of and to vote at the meeting or any adjournment or postponement thereof.

BNC’s board of directors recommends that holders of BNC common stock vote “FOR” the Agreement and Plan of Merger and “FOR” the proposal to adjourn the special meeting to a later date or dates, if necessary or appropriate.

Whether or not you plan to attend the special meeting, we urge you to return the enclosed proxy card in order to indicate your vote as soon as possible.

If your shares are held in the name of a broker, bank or other fiduciary, please follow the instructions on the voting instruction card provided by such person.

You may revoke your proxy at any time prior to or at the meeting by written notice to BNC, by executing a proxy bearing a later date, or by attending the meeting and voting in person.

If you wish to attend the special meeting and vote in person and your shares are held in the name of a broker, trust, bank or other nominee, you must bring with you a proxy or letter from the broker, trustee, bank or nominee to confirm your beneficial ownership of the shares.

You are cordially invited to attend the meeting in person.

By Order of the Board of Directors,

/s/ W. Swope Montgomery, Jr.
W. Swope Montgomery, Jr.
President and Chief Executive Officer

High Point, North Carolina
[•], 2012

KEYSOURCE FINANCIAL, INC.
280 South Mangum Street
Suite 140
Durham, North Carolina 27701

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON JUNE 5, 2012 AT 5:00 P.M.

The Annual Meeting of Shareholders of KeySource Financial, Inc., a North Carolina corporation (“KeySource”), will be held on June 5, 2012 at 5:00 p.m., local time, at American Underground, 334 Blackwell Street, Durham, North Carolina 27701 for the purpose of considering and voting upon the following:

1.	A proposal to approve the Agreement and Plan of Merger dated December 21, 2011, by and between BNC Bancorp (“BNC”) and KeySource (the “Merger Agreement”) pursuant to which KeySource will merge with and into BNC (the “Merger”), with BNC as the surviving entity, and the Merger contemplated by the Merger Agreement, as more fully described in the accompanying joint proxy statement/prospectus.

2.	A proposal to elect four directors to KeySource’s board of directors.

3.	A proposal to ratify the appointment of Grant Thornton LLP as KeySource’s independent certified public accounting firm for 2012.

4.	A proposal to adjourn the annual meeting to a later date or dates, if necessary or appropriate, including to solicit additional proxies to approve the Agreement and Plan of Merger.

5.	To act upon any other matter that may properly come before the annual meeting or any adjournment or postponement thereof.

Only shareholders of record at the close of business on April 23, 2012 will be entitled to notice of and to vote at the meeting or any adjournment or postponement thereof.

KeySource’s board of directors recommends that holders of KeySource common stock vote “FOR” the Agreement and Plan of Merger, “FOR” each of the four nominees for director named in this joint proxy statement/prospectus, “FOR” the ratification of Grant Thornton LLP as KeySource’s independent certified public accounting firm for 2012 and “FOR” the proposal to adjourn the annual meeting to a later date or dates, if necessary or appropriate.

Whether or not you plan to attend the annual meeting, we urge you to return the enclosed proxy card in order to indicate your vote as soon as possible.

If your shares are held in the name of a broker, bank or other fiduciary, please follow the instructions on the voting instruction card provided by such person.

KeySource has concluded that its shareholders are entitled to assert appraisal rights with respect to the proposal to approve the Agreement and Plan of Merger. Your appraisal rights are conditioned on your strict compliance with the requirements of Article 13 of the North Carolina Business Corporation Act. The full text of that statute is attached as Appendix B to this joint proxy statement/prospectus.

You may revoke your proxy at any time prior to or at the meeting by written notice to KeySource, by executing a proxy bearing a later date, or by attending the meeting and voting in person.

You are cordially invited to attend the meeting in person.

By Order of the Board of Directors,

/s/ Donald R. Draughon, Jr.
Donald R. Draughon, Jr.
President and Chief Executive Officer

Durham, North Carolina
[•], 2012

IMPORTANT NOTICE

This joint proxy statement/prospectus constitutes a proxy statement of KeySource with respect to the solicitations of proxies for the KeySource annual meeting and a proxy statement/prospectus of BNC with respect to the solicitations of proxies for the BNC special meeting and for the shares of common stock that BNC will issue to KeySource shareholders in the Merger.

BNC has filed a registration statement on Form S-4 under the Securities Act of 1933, as amended (the “Securities Act”) to register with the Securities and Exchange Commission (“SEC”) the distribution to KeySource shareholders of the shares of BNC common stock to be issued in connection with the Merger. This joint proxy statement/prospectus constitutes part of that registration statement. The registration statement, including the attached exhibits, contains additional relevant information about BNC and BNC common stock. For further information about BNC, you should review the registration statement.

BNC files annual, quarterly and current reports, proxy statements and other information with the SEC under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). You may read and copy any materials that BNC files with the SEC at the SEC’s Public Reference Room, 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the SEC’s Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an internet website (www.sec.gov) that contains the reports, proxy statements and other information that BNC files electronically with the SEC.

You may obtain copies of the documents that BNC files with the SEC, free of charge, by going to the Investor Relations section of BNC’s website (www.bncbancorp.com) or by written or oral request to Drema Michael, SVP, Investor and Corporate Relations, at 1226 Eastchester Drive, High Point, North Carolina 27265, telephone: (336) 869-9200. In order to receive timely delivery of documents in advance of the BNC special meeting, your request should be received no later than five days before the BNC special meeting, or [•], 2012. You will not be charged for any documents that you request.

BNC has supplied all information contained in this joint proxy statement/prospectus relating to BNC, and KeySource has supplied all information contained in this joint proxy statement/prospectus relating to KeySource.

The web addresses of the SEC, BNC and KeySource are included as inactive textual references only. Information contained on those websites is not incorporated by reference into this joint proxy statement/prospectus and you should not consider information contained on those websites to be part of this joint proxy statement/prospectus or any supplement thereto.

This joint proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to purchase, the securities offered by this joint proxy statement/prospectus, or the solicitation of a proxy, in any jurisdiction in which or to or from any person to whom or from whom it is unlawful to make such offer, solicitation of an offer or proxy solicitation.

Neither BNC nor KeySource has authorized anyone to give any information or make any representation about the merger or our companies that is different from, or in addition to, that contained in this joint proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this joint proxy statement/prospectus or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this joint proxy statement/prospectus does not extend to you. The information contained in this joint proxy statement/prospectus speaks only as of the date of this joint proxy statement/prospectus unless the information specifically indicates that another date applies.

-i-

Revocability of Proxies	52
Solicitation of Proxies	53
Proposal to Elect Directors	53
Incumbent Directors	53
Director Relationships	54
Meetings and Committees of the Board of Directors	55
Annual Shareholder Meeting Attendance	55
Director Compensation	55
Indebtedness of and Transactions with Management	56
Proposal to Ratify Appointment of Independent Certified Public Accounting Firm	56
Proposal to Adjourn the Annual Meeting	56
Proposals for 2013 KeySource Annual Meeting	57

THE MERGER	58
Background of the Merger	58
BNC’s Reasons for the Merger and Recommendation of the BNC Board of Directors	61
KeySource’s Reasons for the Merger and Recommendation of the KeySource Board of Directors	62
Opinion of Monroe Securities, Inc.	65
Board of Directors and Management of BNC Following Completion of the Merger	75
KeySource’s Directors and Officers Have Financial Interests in the Merger	75
Public Trading Markets	78
Regulatory Approvals Required for the Merger	78
Accounting Treatment	78
KeySource’s Shareholders Have Appraisal Rights	79
Restrictions on Sales of Shares by Certain Affiliates	83
Material U.S. Federal Income-Tax Consequences of the Merger	83

THE MERGER AGREEMENT	88
Terms of the Merger	88
Closing and Effective Time of the Merger	88
Board of Directors of the Surviving Corporation	89
Conversion of Shares; Exchange of Certificates	89
Representations and Warranties	91
Covenants and Agreements	93
Reasonable Best Efforts of KeySource to Obtain the Required Shareholder Vote	97
Agreement Not to Solicit Other Offers	97
Expenses and Fees	100
Employee Matters	100
Indemnification and Insurance	101
Conditions to Complete the Merger	102
Termination of the Merger Agreement	104
Effect of Termination	105
Amendment, Waiver and Extension of the Merger Agreement	105

DESCRIPTION OF BNC CAPITAL STOCK	106
Common Stock	106

-ii-

Preferred Stock	108
Treasury Warrant	114
Certain Restrictions in the Amended Articles Having Potential Anti-Takeover Effect	115

COMPARISON OF SHAREHOLDERS’ RIGHTS FOR EXISTING KEYSOURCE SHAREHOLDERS	117
Authorized Capital	117
Annual Meetings of Shareholders	117
Special Meetings of Shareholders	117
Shareholder Nomination of Directors	118
Number of Directors	118
Director Qualifications	118
Classification of Directors	118
Removal of Directors	119
Voting Rights	119
Shareholders’ Right of Appraisal	120
North Carolina Shareholder Protection Act	120
Control Share Acquisition Act	120
Anti-Takeover Effect of Certain Provisions	121
Indemnification	121

INFORMATION ABOUT BNC	122
General	122
Competition and Market Area	124
Subsidiaries	126
Regulatory Considerations	127
Properties	127
Legal Proceedings	127

BNC’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	128
Executive Summary	128
Results of Operation	130
Financial Condition	137
Capital Resources	148
Shareholders’ Equity	149
Lending Activities	150
Asset Quality	153
Asset/Liability Management	160
Liquidity	163
Market Risk	164
Off-Balance Sheet Risk – Contractual Obligations and Commitments	164
Derivative Financial Instruments	165
Quarterly Financial Information	166
Recent Accounting Pronouncements	170
Critical Accounting Estimates and Policies	170
Off-Balance Sheet Arrangements	172

-iii-

INFORMATION ABOUT KEYSOURCE	173
KeySource Financial, Inc.	173
KeySource Commercial Bank	173
Market Area	174
Corporate Information	175

KEYSOURCE’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	176
Overview	176
Critical Accounting Policies	177
Net Interest Income	177
Provision for Loan Losses	179
Non-interest Income	180
Non-interest Expense	180
Income Taxes	181
Earning Assets	181
Loans	182
Investment Securities	183
Federal Funds Sold	184
Deposits	184
Short-term Borrowings	186
Long-term Debt	186
Capital Adequacy	187
Non-performing and Problem Assets	187
Asset Quality	190
Liquidity and Sensitivity	191
Effects of Inflation	193
Commitments and Contingencies	193
Financial Ratios	194

SUPERVISION AND REGULATION	195
Federal Bank Holding Company Regulation and Structure	195
Emergency Economic Stabilization Act of 2008	197
Payment of Dividends and Other Restrictions	197
Capital Adequacy	199
Acquisitions	202
FDIC Insurance Assessments	202
Community Reinvestment Act	204
Consumer Protection Laws	205
Additional Legislative and Regulatory Matters	205
Fiscal and Monetary Policy	206
Federal Home Loan Bank System	206
Real Estate Lending Evaluations	207
Commercial Real Estate Concentrations	207
TARP Regulations	208
Limitations on Incentive Compensation	209
Economic Environment	209

-iv-

Evolving Legislation and Regulatory Action	210

MANAGEMENT FOLLOWING THE MERGER	211

EXECUTIVE COMPENSATION	214
Compensation Discussion and Analysis	214
2011 SUMMARY COMPENSATION TABLE	221
Employment Agreements	224
Salary Continuation and Endorsement Split Dollar Agreements	225
Stock Option Plans	226
Omnibus Stock Ownership and Long Term Incentive Plan	226
Incentive Compensation Plans	228
Grants of Plan-Based Awards	229
Outstanding Equity Awards At Fiscal Year-End	231
2011 Option Exercises and Stock Vested Table	232
2011 Nonqualified Deferred Compensation Table	232
Profit Sharing Plan and 401(k) Plan	233
2011 Potential Payments Upon Termination or Change In Control	234
2011 Director Compensation Table	236
Compensation Committee Report	237
Compensation Committee Interlocks and Insider Participation	237

DIRECTOR INDEPENDENCE	237
Independence of Current BNC Board of Directors	237
Independence of BNC Board of Directors Following the Merger	238

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	238

SECURITY OWNERSHIP OF DIRECTORS AND OFFICERS AND CERTAIN BENEFICIAL OWNERS	238
BNC	239
KeySource	242

LEGAL MATTERS	243

EXPERTS	243

FINANCIAL STATEMENTS	F-1
Index to Consolidated Financial Statements of BNC Bancorp	F-1
Index to Consolidated Financial Statements of KeySource Financial, Inc.	F-1

APPENDICES

Appendix A — Merger Agreement	A-1
Appendix B — Article 13 of the North Carolina Business Corporation Act	B-1
Appendix C — Opinion of Monroe Securities, Inc.	C-1

-v-

QUESTIONS AND ANSWERS ABOUT THE SHAREHOLDER MEETINGS

The following are some questions that you, as a shareholder of BNC or KeySource, may have regarding the Merger Agreement, the Merger and the other matters being considered at the shareholder meetings and the answers to those questions. BNC and KeySource urge you to read carefully the remainder of this document because the information in this section does not provide all the information that might be important to you with respect to the Merger and the other matters being considered at the shareholder meetings. Additional important information is also contained in the appendices to this document.

Q:	Why am I receiving this document?

A:	BNC and KeySource have agreed to the merger of KeySource with and into BNC, which we refer to as the “Merger,” pursuant to the terms of the Merger Agreement that is described in this document. A copy of the Merger Agreement is attached to this document as Appendix A.

In order to complete the Merger, North Carolina law requires that shareholders of each of BNC and KeySource vote to approve the Agreement and Plan of Merger. In addition, the rules of The NASDAQ Stock Market LLC (“Nasdaq”) require that BNC shareholders approve the Merger since the shares BNC will issue to KeySource shareholders in the Merger could potentially be in excess of 20% of BNC’s current outstanding shares of common stock and voting power.

In addition, both BNC and KeySource shareholders will be asked to vote on a proposal to adjourn their respective shareholder meetings to a later date or dates, if necessary or appropriate, including to solicit additional proxies to approve the proposals set forth herein.

KeySource shareholders will also be asked to vote on a proposal to elect four directors to KeySource’s board of directors, and a proposal to ratify the appointment of Grant Thornton LLP as KeySource’s independent certified public accounting firm for 2012.

BNC and KeySource will hold separate shareholder meetings to obtain these approvals. This document contains important information about the Merger and the meetings of the shareholders of BNC and KeySource, and you should read it carefully. The enclosed proxy card and voting materials allow you to vote your shares without actually attending your respective shareholder meeting.

Your vote is important. We encourage you to vote as soon as possible.

Q:	When and where will the shareholder meetings be held?

A:	The BNC special meeting will be held at its office located at 1226 Eastchester Drive, High Point, North Carolina, on [•], 2012 at [•], local time. The KeySource annual meeting will be held at American Underground, 334 Blackwell Street, Durham, North Carolina, on June 5, 2012 at 5:00 p.m., local time.

1

Q:	How do I vote?

A:	BNC. If you are a shareholder of record of BNC as of the record date, you may vote in person by attending the BNC special meeting or by signing and returning the enclosed proxy card in the postage-paid envelope provided.

If you hold shares of BNC common stock in the name of a bank, broker or other nominee, please follow the voting instructions provided by your bank, broker or other nominee to ensure that your shares are represented and voted at the BNC special meeting.

KeySource. If you are a shareholder of record of KeySource as of the record date, you may vote in person by attending the KeySource annual meeting or by signing and returning the enclosed proxy card in the postage-paid envelope provided.

If you hold shares of KeySource common stock in the name of a bank, broker or other nominee, please follow the voting instructions provided by your bank, broker or other nominee to ensure that your shares are represented and voted at the KeySource annual meeting.

Q:	What vote is required to approve each proposal?

A:	BNC. The proposal at the BNC special meeting to approve the Agreement and Plan of Merger requires the affirmative vote of a majority of all shares of BNC common stock entitled to vote at the BNC special meeting.

As of the record date, directors and executive officers of BNC and their affiliates are entitled to vote approximately [•]% of the shares of the BNC common stock outstanding.

KeySource. The proposal at the KeySource annual meeting to approve the Agreement and Plan of Merger requires the affirmative vote of a majority of all shares of KeySource common stock entitled to vote at the KeySource annual meeting.

The directors of KeySource have agreed, in writing, to vote their shares in support of the Merger and the Merger Agreement. As of the record date, such directors and their affiliates are entitled to vote approximately [•]% of the shares of the KeySource common stock outstanding.

In the election of directors at the KeySource annual meeting, the four nominees receiving the highest number of votes will be elected. The proposal at the KeySource annual meeting to ratify the appointment of Grant Thornton LLP as KeySource’s independent certified public accounting firm for 2012 requires the affirmative vote of the holders of a majority of the shares of common stock cast on the matter.

As of the record date, directors and executive officers of KeySource and their affiliates are entitled to vote approximately [•]% of the shares of the KeySource common stock outstanding.

2

Each of the shareholder meetings may be adjourned to a later date or dates, if necessary or appropriate, including to solicit additional proxies to approve the Agreement and Plan of Merger. The affirmative vote of the holders of a majority of the shares of common stock cast on the matter at these shareholder meetings is required to adjourn such shareholder meeting.

Q:	How do the boards of directors of each of BNC and KeySource recommend that I vote on each proposal?

A:	BNC. The BNC board of directors recommends that you vote “FOR” approval of the Agreement and Plan of Merger and “FOR” the proposal to adjourn the special meeting to a later date or dates, if necessary or appropriate.

KeySource. The KeySource board of directors recommends that you vote “FOR” approval of the Agreement and Plan of Merger, “FOR” each of the four nominees for director named in this joint proxy statement/prospectus, “FOR” the ratification of Grant Thornton LLP as KeySource’s independent certified public accounting firm for 2012 and “FOR” the proposal to adjourn the annual meeting to a later date or dates, if necessary or appropriate.

Q:	How many votes do I have?

A:	BNC. You are entitled to one vote for each share of BNC common stock that you owned as of the record date.

KeySource. You are entitled to one vote for each share of KeySource common stock that you owned as of the record date.

Q:	What will happen if I fail to vote or I abstain from voting?

A:	If you are a BNC shareholder and you fail to vote, fail to instruct your bank, broker or other nominee to vote or abstain from voting, it will have the same effect as a vote against the proposal to approve the Agreement and Plan of Merger. If you are a KeySource shareholder and you fail to vote, fail to instruct your bank, broker or other nominee to vote or abstain from voting, it will have the same effect as a vote against the proposal to approve the Agreement and Plan of Merger. Assuming a quorum (that is, holders of at least a majority of the outstanding shares of common stock of the applicable company as of the record date) is present, an abstention or the failure to vote, however, will have no effect on the proposal to approve the adjournment of the respective shareholder meetings, if necessary or appropriate. If you are a KeySource shareholder and you fail to vote, fail to instruct your bank, broker or other nominee to vote or abstain from voting, it will have no effect on the proposal to elect directors or the proposal to ratify the appointment of Grant Thornton LLP as KeySource’s independent certified public accounting firm.

3

Q:	If my shares of BNC or KeySource are held in street name by my broker, bank or other nominee, will my broker, bank or other nominee automatically vote my shares for me?

A:	No. If you hold your shares in a stock brokerage account or if your shares are held by a bank or other nominee (that is, in street name), your broker, bank or other nominee will not vote your shares of common stock unless you provide instructions to your broker, bank or other nominee on how to vote. You should instruct your broker, bank or other nominee to vote your shares by following the instructions provided by the broker, bank or nominee with this joint proxy statement/prospectus. Please note that you may not vote shares held in street name by returning a proxy card directly to BNC or KeySource or by voting in person at your shareholder meeting unless you provide a “legal proxy,” which you must obtain from your bank, broker or nominee.

Q:	What will happen if I return my proxy card without indicating how to vote?

A:	If you sign and return your proxy card without indicating how to vote on any particular proposal, the BNC common stock or KeySource common stock represented by your proxy will be voted in favor of that proposal or in favor of the election of each of the nominees for director of KeySource, if applicable.

Q:	What if I fail to submit my proxy card or I fail to instruct my broker, bank or other nominee to vote?

A:	If you fail to properly submit your proxy card or otherwise vote as instructed on the proxy card, or if you fail to properly instruct your broker, bank or other nominee to vote your shares of common stock and you do not attend the applicable shareholder meeting and vote your shares in person, your shares will not be voted. If you are a BNC shareholder, this will have the same effect as a vote against approval of the Agreement and Plan of Merger, but will have no effect on the proposal to adjourn the special meeting to a later date or dates, if necessary or appropriate. If you are a KeySource shareholder, this will have the same effect as a vote against approval of the Agreement and Plan of Merger, but will have no effect on the proposals to elect directors, ratify the appointment of Grant Thornton LLP as KeySource’s independent certified public accounting firm or adjourn the annual meeting to a later date or dates, if necessary or appropriate.

Q:	Can I change my vote after I have returned a proxy or voting instruction card?

A:	Yes. You can change your vote at any time before your proxy is voted at your shareholder meeting. You can do this in one of three ways:

•	you can send a signed notice of revocation;

•	you can grant a new, valid proxy bearing a later date; or

•	if you are a holder of record, you can attend your shareholder meeting and vote in person, which will automatically cancel any proxy previously given, or you may revoke your proxy in person, but your attendance alone will not revoke any proxy that you have previously given.

4

If you choose either of the first two methods, you must submit your notice of revocation or your new proxy to the Secretary of BNC or Secretary of KeySource, as appropriate, no later than the beginning of the applicable shareholder meeting. If your BNC or KeySource shares are held in street name by your bank, broker or other nominee, you should follow the directions you receive from your bank, broker or other nominee to change your voting instructions, or contact your broker, bank or other nominee if no such instructions are provided.

Q:	Am I entitled to appraisal rights or similar rights?

A:	Yes, if you are a KeySource shareholder. Under North Carolina law, KeySource shareholders may exercise their rights as objecting shareholders to demand payment of the fair value of their shares of KeySource common stock in connection with the Merger. These rights are occasionally referred to as “appraisal rights” in this joint proxy statement/prospectus. The provisions of North Carolina law governing appraisal rights are complex, and you should study them carefully if you wish to exercise these rights. Multiple steps must be taken to properly exercise and perfect such rights. A copy of Sections 55-13-01 through 55-13-31 of the North Carolina Business Corporation Act (“NCBCA”) is included with this joint proxy statement/prospectus as Appendix B.

If you are a BNC shareholder, you are not entitled to appraisal rights in connection with the Merger.

Q:	What are the material United States federal income tax consequences of the Merger to shareholders?

A:	In general, for United States federal income tax purposes, KeySource shareholders are not expected to recognize a gain or loss on the exchange of their KeySource common stock for BNC common stock. BNC shareholders will have no tax consequences as a result of the Merger.

KeySource shareholders are urged to consult their tax advisor for a full understanding of the tax consequences of the Merger to them since tax matters are very complicated and may depend on your individual tax circumstances. See “The Merger — Material U.S. Federal Income-Tax Consequences of the Merger” beginning at page 83.

Q:	When do you expect the Merger to be completed?

A:	BNC and KeySource are working to complete the Merger as soon as possible, and expect to complete the Merger in the second quarter of 2012. However, the Merger is subject to various federal and state regulatory approvals and other conditions, in addition to approval by the shareholders of both companies, and it is possible that factors outside the control of both companies could result in the Merger being completed at a later time, or not at all. There may be a substantial amount of time between the respective BNC and KeySource shareholder meetings and the completion of the Merger.

5

Q:	What do I need to do now?

A:	Carefully read and consider the information contained in this document, including its appendices. After you have carefully read these materials, as soon as possible either (i) indicate on the attached proxy card how you want your shares to be voted, then sign, date and mail the proxy card in the enclosed postage-paid envelope, or (ii) if you hold your shares in street name, follow the voting instructions provided by your bank, broker or other nominee to direct it how to vote your shares, so that your shares may be represented and voted at your respective shareholder meeting.

Q:	What will I receive in the Merger?

A:	BNC. You will continue to hold your shares of common stock in BNC after the Merger.

KeySource. In exchange for each share of KeySource common stock, you will receive one share of BNC common stock.

Q:	Do I need to do anything with my shares of KeySource or BNC common stock now?

A:	No. Please do not send in your KeySource stock certificates with your proxy card. If the Merger is approved, then you will be sent a letter of transmittal that will include instructions for sending in your KeySource stock certificates.

Each share of common stock of BNC outstanding will continue to remain outstanding as a share of BNC common stock after the Merger. As a result, if you are a BNC shareholder, you are not required to take any action with respect to your BNC common stock certificates.

Q:	Whom should I call if I have any questions?

A:	BNC or KeySource shareholders who have questions about the Merger or the other matters to be voted on at the shareholder meetings or desire additional copies of this document or additional proxy cards should contact:

If you are a BNC shareholder:	If you are a KeySource shareholder:

Drema Michael	Donald R. Draughon, Jr.
SVP, Investor and Corporate Relations	President and Chief Executive Officer
BNC Bancorp	KeySource Financial, Inc.
1226 Eastchester Drive	280 South Mangum Street, Suite 140
High Point, North Carolina 27265	Durham, North Carolina 27701
Phone: (336) 869-9200	Phone: (919) 383-4200
E-mail: dmichael@bankofnc.com	Fax: (919) 383-4242

6

SUMMARY

This summary highlights selected information from this joint proxy statement/ prospectus. It does not contain all of the information that may be important to you. We urge you to read carefully the entire document to fully understand the Merger and the related transactions. Each item in this summary refers to the page of this joint proxy statement/prospectus on which that subject is discussed in more detail. Unless otherwise indicated in this joint proxy statement/prospectus or the context otherwise requires, all references in this joint proxy statement/prospectus to “BNC” refer to BNC Bancorp and all references in this joint proxy statement/prospectus to “KeySource” refer to KeySource Financial, Inc.

The Companies

BNC Bancorp (see page 122)

BNC Bancorp
1226 Eastchester Drive
High Point, North Carolina 27265
Telephone: (336) 869-9200

BNC was incorporated under the laws of the State of North Carolina on September 19, 2002 to serve as a one-bank holding company of Bank of North Carolina. BNC is registered with the Board of Governors of the Federal Reserve System (the “FRB”) under the Bank Holding Company Act of 1956, as amended (the “BHCA”) and the bank holding company laws of North Carolina. BNC’s only business at this time is owning Bank of North Carolina and its primary source of income is any dividends that are declared and paid by Bank of North Carolina on its capital stock.

Bank of North Carolina is a full service commercial bank that was incorporated under the laws of the State of North Carolina on November 15, 1991 and opened for business on December 3, 1991. Bank of North Carolina provides a wide range of banking services tailored to the particular banking needs of the communities it serves. It is principally engaged in the business of attracting deposits from the general public and using such deposits, together with other funding from Bank of North Carolina’s lines of credit, to make primarily consumer and commercial loans. This business strategy stresses the provision of high quality banking services to individuals and small to medium-sized local businesses. Specifically, Bank of North Carolina makes business loans secured by real estate, personal property and accounts receivable; unsecured business loans; consumer loans, which are secured by consumer products, such as automobiles and boats; unsecured consumer loans; commercial real estate loans; and other loans. Bank of North Carolina also offers a wide range of banking services, including checking and savings accounts, commercial, installment and personal loans, safe deposit boxes, and other associated services.

7

 On April 9, 2010, Bank of North Carolina acquired certain assets and assumed certain liabilities of Beach First National Bank, headquartered in Myrtle Beach, South Carolina (“Beach First”) from the Federal Deposit Insurance Corporation (“FDIC”) in a FDIC-assisted transaction. On October 14, 2011, Bank of North Carolina acquired certain assets and assumed certain liabilities of Blue Ridge Savings Bank, Inc., a savings bank organized under the laws of the state of North Carolina and headquartered in Asheville, North Carolina (“Blue Ridge”), from the FDIC in an FDIC-assisted transaction. On December 31, 2011, Bank of North Carolina completed its acquisition of all of the outstanding capital stock of Regent Bank, a South Carolina chartered commercial bank in Greenville, South Carolina. Simultaneously with the acquisition, Regent Bank was merged with and into Bank of North Carolina, and the former office of Regent Bank became a branch of Bank of North Carolina in Greenville, South Carolina.

As of December 31, 2011, BNC had consolidated assets, deposits and shareholders’ equity of approximately $2.45 billion, $2.12 billion and $163.9 million, respectively. BNC’s common stock is listed and traded on The NASDAQ Capital Market under the symbol “BNCN.” See “Information about BNC.”

KeySource Financial, Inc. (see page 173)

KeySource Financial, Inc.
280 South Mangum Street, Suite 140
Durham, North Carolina 27701
Telephone: (919) 383-4200

KeySource was incorporated under the laws of the State of North Carolina on August 25, 2009 to serve as a one-bank holding company of KeySource Commercial Bank and became the holding company for KeySource Commercial Bank on January 1, 2010.

KeySource Commercial Bank commenced operations as a North Carolina-chartered commercial bank in Durham, North Carolina on March 19, 2007. KeySource Commercial Bank operates as a full-service bank, with its primary focus being on serving the banking needs of its customers, which include small- to mid-size businesses, real estate developers, professionals, and their employees. KeySource Bank’s corporate headquarters, which is also the location of its one operating branch, is located in the Diamond View II building in the outfield of the Durham Bulls Athletic Park in Durham, North Carolina. From this location, KeySource Commercial Bank is able to serve the banking needs of a wide array of customers, which include businesses native to the vibrant Research Triangle economy as well as the surrounding counties. In addition, KeySource Commercial Bank also offers personal banking services, which include various deposit and credit services.

On December 15, 2010, KeySource Commercial Bank entered into a Memorandum of Understanding (“MOU”) with the FDIC and the North Carolina Commissioner of Banks (“NCOCB”). Pursuant to the MOU, KeySource Commercial Bank was required to implement certain corrective actions and is prohibited from taking certain actions without the prior approval of the FDIC and the NCOCB. As of December 31, 2011, KeySource management believed KeySource Commercial Bank was in material compliance with the MOU. In addition, on March 16, 2011, the board of directors of KeySource, at the request of the Federal Reserve Bank of Richmond, adopted certain resolutions (the “Federal Reserve Resolutions”) prohibiting KeySource from taking certain actions without the prior approval of the Federal Reserve Bank of Richmond. As of December 31, 2011, KeySource management believed KeySource was in material compliance with the provisions of the Federal Reserve Resolutions.

8

As of December 31, 2011, KeySource had consolidated assets, deposits and shareholders’ equity of approximately $196.7 million, $153.5 million and $20.6 million, respectively. See “Information about KeySource.”

The Shareholder Meetings

Date, Time and Place of Shareholder Meetings (see pages 46 and 50)

BNC will hold a special meeting of shareholders on [•], 2012 at [•], local time, at its administrative office located at 1226 Eastchester Drive, High Point, North Carolina. The BNC board of directors has set the close of business on May [•], 2012 as the record date for determining shareholders entitled to notice of, and to vote at, the special meeting. On the record date, there were [9,100,890] shares of BNC common stock outstanding.

KeySource will hold its annual meeting of shareholders on June 5, 2012 at 5:00 p.m., local time, at American Underground, 334 Blackwell Street, Durham, North Carolina. The KeySource board of directors has set the close of business on April 23, 2012 as the record date for determining shareholders entitled to notice of, and to vote at, the annual meeting. On the record date, there were [1,810,267] shares of KeySource common stock outstanding.

Matters to be Considered at the Shareholder Meetings (see pages 46 and 50)

At the BNC special meeting, BNC shareholders will be asked to vote on a proposal to approve the Agreement and Plan of Merger pursuant to which KeySource will merge with and into BNC, a proposal to adjourn the meeting to a later date or dates, if necessary or appropriate, including to solicit additional proxies to approve the Agreement and Plan of Merger and any other business that properly arises during the special meeting or any adjournment or postponement thereof.

At the KeySource annual meeting, KeySource shareholders will be asked to vote on a proposal to approve the Agreement and Plan of Merger pursuant to which KeySource will merge with and into BNC, a proposal to elect four directors to KeySource’s board of directors, a proposal to ratify the appointment of Grant Thornton LLP as KeySource’s independent certified public accounting firm for 2012, a proposal to adjourn the meeting to a later date or dates, if necessary or appropriate, including to solicit additional proxies to approve the Agreement and Plan of Merger and any other business that properly arises during the annual meeting or any adjournment or postponement thereof.

Under the terms of the Merger Agreement, BNC will acquire KeySource by merging KeySource with and into BNC. KeySource will cease to exist as a separate entity. Pursuant to a plan of merger between KeySource Commercial Bank and Bank of North Carolina, KeySource Commercial Bank will merge with and into Bank of North Carolina, with Bank of North Carolina being the surviving bank. The bank merger is currently anticipated to be completed during the third quarter of 2012.

A copy of the Merger Agreement is attached to this document as Appendix A.

9

 Each of the BNC and KeySource Boards of Directors Recommend Shareholder Approval of the Agreement and Plan of Merger (see pages 46 and 50).

Each of the BNC and KeySource boards of directors believes that the Merger is in the best interests of its respective shareholders and BNC and KeySource, respectively, and recommends that you vote “FOR” approval of the Agreement and Plan of Merger. For the factors considered by BNC’s board of directors in reaching its decision to approve the Agreement and Plan of Merger, see “The Merger—BNC’s Reasons for the Merger and Recommendation of the BNC Board of Directors.” For the factors considered by KeySource’s board of directors in reaching its decision to approve the Agreement and Plan of Merger, see “The Merger—KeySource’s Reasons for the Merger and Recommendation of the KeySource Board of Directors.”

Consideration Payable to KeySource Shareholders (see page 89).

KeySource shareholders will receive merger consideration in the form of one share of BNC common stock for each share of KeySource common stock they held immediately before the Merger.

Consideration is Fair from a Financial Point of View According to Monroe Securities, Inc. (see page 65).

Monroe Securities, Inc. (“Monroe”) delivered a written opinion to the KeySource board of directors that, as of December 21, 2011, and subject to the qualifications and limitations on the review by Monroe in rendering its opinion, the consideration to be received by KeySource shareholders pursuant to the terms of the Merger Agreement is fair, from a financial point of view, to KeySource shareholders. The opinion is attached to this document as Appendix C. You should read the entire opinion carefully in connection with your consideration of the proposed merger. In connection with rendering the fairness opinion, KeySource paid Monroe a fee of $20,000. The opinion is directed to KeySource’s board of directors and does not constitute a recommendation to any holder of KeySource common stock as to how any shareholder should vote on any of the proposals to be considered at the annual meeting.

KeySource also engaged Banks Street Partners, LLC as its financial advisor in connection with the Merger; however, Banks Street did not provide a fairness opinion to the KeySource board of directors in connection with the Merger.

Approval of a Majority of all Shares of KeySource Common Stock Entitled to Vote at the Annual Meeting is Required for the Merger (see page 50).

Approval of holders of a majority of all shares of KeySource common stock entitled to vote at the annual meeting is required to approve the Agreement and Plan of Merger. Each holder of shares of KeySource common stock outstanding on the record date will be entitled to one vote for each share held. The vote required for approval of the Agreement and Plan of Merger is a percentage of all outstanding shares of KeySource common stock. Therefore, abstentions, failures to vote and broker non-votes will have the same effect as votes against approval of the Agreement and Plan of Merger.

10

Approval of a Majority of all Shares of BNC Common Stock Entitled to Vote at the Special Meeting is Required for the Merger (see page 47).

Approval of holders of a majority of all shares of BNC common stock entitled to vote at the special meeting is required to approve the Agreement and Plan of Merger. Each holder of shares of BNC common stock outstanding on the record date will be entitled to one vote for each share held. The vote required for approval of the Agreement and Plan of Merger is a percentage of all outstanding shares of BNC common stock. Therefore, abstentions, failures to vote and broker non-votes will have the same effect as votes against approval of the Agreement and Plan of Merger.

KeySource Directors have entered into Support Agreements (see page 51).

In consideration of BNC agreeing to enter into the Merger Agreement, the directors of KeySource have agreed to vote their shares of KeySource common stock in favor of the Merger and not to support any other merger or acquisition proposal by a third party. A copy of the form of this support agreement is attached to this joint proxy statement/prospectus as Exhibit B to the Merger Agreement. Because the KeySource directors collectively beneficially own approximately [•]% of the outstanding shares of KeySource common stock, these support agreements may have the effect of discouraging a competing offer to acquire KeySource.

BNC Directors have Approved the Merger Agreement and are Expected to Vote in Favor of the Agreement and Plan of Merger (see page 46).

Directors of BNC have sole or shared voting power over [•] shares of BNC common stock, or approximately [•]% of the shares of BNC common stock outstanding as of the record date. The BNC directors have approved the Merger Agreement and are expected to vote for approval of the Agreement and Plan of Merger.

KeySource Directors and Executive Officers may have Interests in the Merger that Differ from Interests of KeySource Shareholders (see page 75).

KeySource’s directors and executive officers have economic interests in the Merger that are different from, or in addition to, their interests as KeySource shareholders. The KeySource board of directors considered these interests in its decision to adopt and approve the Merger Agreement and to recommend approval of the Agreement and Plan of Merger to KeySource shareholders. Some of the interests of the directors and executive officers of KeySource include:

•	Concurrent with completion of the Merger, BNC will take certain actions to appoint to the BNC and Bank of North Carolina boards of directors an individual currently serving on the KeySource board of directors. BNC currently expects to appoint John S. Ramsey, Jr., the chairman of the board of directors of KeySource and KeySource Commercial Bank, to the boards of BNC and Bank of North Carolina.

•	As a condition to entering into the Merger Agreement, BNC required that Donald R. Draughon, Jr., currently President and Chief Executive Officer of KeySource, enter into an employment agreement with BNC and Bank of North Carolina to serve as an officer of BNC and Bank of North Carolina following the completion of the Merger.

11

•	KeySource has made equity awards to certain officers and directors under its 2007 Incentive Stock Option Plan and 2007 Nonstatutory Stock Option Plan, as amended (the “KeySource Stock Plans”). At the effective time of the Merger, in accordance with the terms of the KeySource Stock Plans, by virtue of the Merger, each participant in the KeySource Stock Plans shall fully and immediately vest in any options or other stock-based awards awarded under the KeySource Stock Plans (the “KeySource Options”).

•	As part of the Merger, Donald R. Draughon, Jr., Eddie B. Blount, Roy Lee Haga, Jr. and Scott C. McLean, each an executive officer of KeySource, shall be entitled to severance payments as described on Exhibit D to the Merger Agreement.

•	BNC will generally indemnify and will provide liability insurance to each officer and director of KeySource for a period of six years following the effective time of the Merger in coverage amounts that can be purchased for up to 150% of the current annual premium of KeySource’s liability insurance.

KeySource’s board of directors was aware of these interests and considered them in approving and recommending the Merger.

Conditions Must be Satisfied Before the Merger Will be Completed (see page 102).

Currently, we expect to complete the Merger in the second quarter of 2012. As more fully described in this joint proxy statement/prospectus and in the Merger Agreement, the completion of the Merger depends on the approval of the Agreement and Plan of Merger by KeySource shareholders at the KeySource annual meeting and by BNC shareholders at the BNC special meeting and receipt of the required regulatory approvals, in addition to satisfaction of, or where legally permissible, waiver of, other customary conditions. We cannot be certain when, or if, the conditions to the Merger will be satisfied or, where permissible, waived, or that the Merger will be completed.

Regulatory Approval or No Objection Must Be Obtained Before the Merger Will be Completed (see page 102).

BNC and KeySource have agreed to use reasonable best efforts to obtain all regulatory approvals required to complete the transactions contemplated by the Merger Agreement. These approvals include approval from the Board of Governors of the FRB and other federal and state regulatory authorities. BNC and KeySource have filed, or are in the process of filing, applications and notifications to obtain the required regulatory approvals. In obtaining the required regulatory approvals, BNC is not required to agree to any restriction or condition that would have a material adverse effect on KeySource or BNC, measured on a scale relative to KeySource. Although we do not know of any reason why we cannot obtain these regulatory approvals in a timely manner, we cannot be certain when or if we will obtain them. Approval or nonobjection by the regulators does not constitute an endorsement of the Merger or a determination that the terms of the Merger are fair to KeySource shareholders.

12

Termination of the Merger Agreement (see page 104).

The Merger Agreement may be terminated by mutual consent, or by either BNC or KeySource if the Merger has not occurred by June 30, 2012, and under other limited circumstances described in the Merger Agreement and which are described in further detail later in this joint proxy statement/prospectus.

KeySource will be required to pay BNC a termination fee in the amount of $625,000, plus up to $500,000 of BNC’s out-of-pocket legal and due diligence expenses in connection with the proposed transaction, if KeySource enters into or closes on an acquisition agreement with respect to an Alternative Transaction (as defined in the Merger Agreement and described in greater detail under “The Merger Agreement — Agreement Not to Solicit Other Offers”) if either:

•	the Merger Agreement is duly terminated by BNC and before such termination, an Alternative Transaction with respect to KeySource was commenced, publicly proposed or publicly disclosed (or an Alternative Proposal (as defined in the Merger Agreement and described in greater detail under “The Merger Agreement — Agreement Not to Solicit Other Offers”) was received) and within 12 months after such termination, KeySource entered into a definitive agreement relating to an Alternative Transaction or consummated an Alternative Transaction; or

•	after receiving an Alternative Proposal, KeySource’s board of directors does not take action to convene the annual meeting of KeySource’s shareholders to approve the Merger Agreement and the Merger and/or recommend that the KeySource shareholders approve the Merger Agreement and the Merger, and within 12 months of receiving the Alternative Proposal, KeySource has entered into a definitive written agreement relating to an Alternative Transaction or consummated an Alternative Transaction.

Rights of BNC Shareholders Differ from those of KeySource Shareholders (see pages 117).

When the Merger is completed, KeySource shareholders who receive BNC common stock as consideration in the Merger will become BNC shareholders. The rights of BNC shareholders differ from the rights of KeySource shareholders in certain important ways. Most of these have to do with provisions in BNC’s articles of incorporation and bylaws that differ from those of KeySource.

KeySource Shareholders Have Appraisal Rights in Connection with the Merger (see page 79).

KeySource shareholders are entitled to exercise appraisal rights with respect to the Merger and, if the Merger is completed and they perfect their appraisal rights, to receive payment in cash for the fair value of their shares of KeySource common stock instead of shares of BNC common stock. In general, to preserve their appraisal rights, KeySource shareholders who wish to exercise these rights must:

13

•	be entitled to vote on the Merger;

•	deliver to KeySource, at or before KeySource’s annual meeting of shareholders, written notice of the shareholder’s intent to demand payment if the Merger is effectuated;

•	not vote their shares for approval of the Agreement and Plan of Merger; and

•	comply with the other procedures set forth in Sections 55-13-01 through 55-13-31 of the NCBCA.

The text of Sections 55-13-01 through 55-13-31 of the NCBCA governing appraisal rights is included with this joint proxy statement/prospectus as Appendix B. Failure to comply with the procedures described in Appendix B will result in the loss of appraisal rights under the NCBCA. We urge you to carefully read the text of Sections 55-13-01 through 55-13-31 of the NCBCA governing appraisal rights.

KeySource Has Agreed not to Solicit Alternative Transactions (see page 97).

In the Merger Agreement, KeySource has agreed not to solicit, initiate, encourage, facilitate (including by way of furnishing information) or take any other action designed to facilitate any inquiries or proposals for an acquisition transaction involving KeySource by any party other than BNC. This restriction may deter other potential acquirers of control of KeySource. However, KeySource may take certain of these actions if its board of directors determines that it must do so in order to properly discharge its fiduciary duties following consultation with its legal counsel and financial advisors.

Material Federal Income Tax Consequences of the Merger (see page 83).

The Merger is intended to qualify as a reorganization for U.S. federal income-tax purposes, and it is a condition to KeySource’s obligations to complete the Merger that KeySource receive a legal opinion to that effect. Accordingly, the Merger generally will be tax free to you with respect to the shares of BNC common stock you receive in the Merger.

The federal income-tax consequences described above may not apply to all holders of KeySource common stock. Your tax consequences will depend on your individual situation. Accordingly, we strongly urge you to consult your tax advisor for a full understanding of the particular tax consequences of the Merger to you.

14

MARKET PRICE AND DIVIDEND INFORMATION, RELATED STOCKHOLDER MATTERS

BNC common stock is listed and trades on The NASDAQ Capital Market under the symbol “BNCN.” As of [•], 2012, there were [9,100,890] shares of BNC common stock outstanding, which were held by [•] holders of record, and outstanding options that were exercisable on that date (or within 60 days of that date) for [•] additional shares of BNC common stock.

There is no established trading market for the KeySource common stock. As of [•], 2012, there were [1,810,267] shares of KeySource common stock outstanding, which were held by [•] holders of record.

KeySource shareholders are advised to obtain current market quotations for BNC common stock. The market price of BNC common stock will fluctuate between the date of this joint proxy statement/prospectus and the effective date of the Merger. No assurance can be given concerning the market price of BNC common stock after the effective date of the Merger.

The following table shows, for the indicated periods, the high and low sales prices per share for BNC common stock, as reported on The NASDAQ Capital Market, and dividends declared and paid per share of BNC common stock.

	BNC Bancorp
			Dividend
	High	Low	Declared
2009
First Quarter	$7.74	$3.96	$0.05
Second Quarter	8.15	5.25	0.05
Third Quarter	8.15	6.95	0.05
Fourth Quarter	8.00	6.45	0.05

2010
First Quarter	8.25	6.81	0.05
Second Quarter	10.66	7.81	0.05
Third Quarter	10.50	9.50	0.05
Fourth Quarter	10.00	8.29	0.05

2011
First Quarter	9.10	7.53	0.05
Second Quarter	8.63	6.52	0.05
Third Quarter	7.42	6.10	0.05
Fourth Quarter	8.34	6.16	0.05

2012
First Quarter	8.00	6.80	0.05
Second Quarter (through April 25, 2012)	7.99	7.04	—

On December 20, 2011, the last full trading day before public announcement of the execution of the Merger Agreement on which shares of BNC common stock were traded on The NASDAQ Capital Market, and April 25, 2012, the last practicable trading date before the date of this document on which shares of BNC common stock were traded, the high, low and closing sales prices for BNC common stock were as follows:

15

December 20, 2011			April 25, 2012
High	Low	Closing	High	Low	Closing
$7.00	$6.65	$6.74	$7.50	$7.35	$7.50

There is not a liquid market for KeySource common stock and it is not currently listed or quoted on any exchange, quotation service, or bulletin board. Any shares of KeySource common stock traded to date have been as the result of privately negotiated transactions.

Holders of BNC’s common stock and its Mandatorily Convertible Non-Voting Preferred Stock, Series B (the “Series B Preferred Stock”) are entitled to receive ratably such dividends as may be declared by BNC’s board of directors out of legally available funds. The ability of BNC’s board of directors to declare and pay dividends on its common stock is subject to the terms of applicable North Carolina law and banking regulations. Further, except with the approval of the U.S. Treasury (“Treasury”), until such time as BNC has redeemed all of its Fixed Rate Cumulative Perpetual Preferred Stock, Series A (the “Series A Preferred Stock”) or the Treasury has transferred all of the Series A Preferred Stock to a third party, the payment of dividends on its common stock is limited to a maximum quarterly dividend of $0.05 per share.

Also, BNC may not pay dividends on its capital stock if it is in default or has elected to defer payments of interest under its outstanding junior subordinated debentures. The declaration and payment of future dividends to holders of BNC common stock will also depend upon its earnings and financial condition, the capital requirements of its subsidiaries, regulatory conditions and other factors as its board of directors may deem relevant.

BNC has paid seven annual cash dividends, with the most recent being a cash dividend of $0.20 per share of common stock on February 22, 2008. In 2009, BNC began paying quarterly dividends, with the most recent being a cash dividend of $0.05 per share of common stock and Series B Preferred Stock paid on February 24, 2012. For more information regarding BNC’s ability to pay dividends and restrictions thereon, see “Supervision and Regulation.”

The ability of KeySource’s board of directors to declare and pay dividends on its common stock is subject to the terms of applicable North Carolina law and banking regulations. The NCBCA prohibits the payment of a dividend if, after giving it effect, a corporation would not be able to pay its debts as they become due in the usual course of business or if its total assets would be less than the sum of its total liabilities plus the amount that would be needed to satisfy the preferential rights upon dissolution of any preferred shareholders.

As described on page 8, the board of directors of KeySource adopted the Federal Reserve Resolutions on March 16, 2011. Under the terms of the Federal Reserve Resolutions, KeySource may not declare or pay any cash dividends without the prior approval of the Federal Reserve Bank of Richmond.

If and when cash dividends are declared, they will be largely dependent on KeySource’s earnings, financial condition, business projections, general business conditions, and other pertinent factors including the ability of KeySource Commercial Bank of declare and pay dividends. Pursuant to the terms of the MOU entered into with the FDIC and the NCOCB, KeySource Commercial Bank must first seek regulatory approval prior to the payment of any cash dividends so long as the MOU is in effect.

KeySource has not paid any cash dividends.

16

COMPARATIVE PER SHARE DATA

The BNC and KeySource historical and the unaudited pro forma combined BNC and KeySource equivalent per share financial data for the year ended December 31, 2011 is presented below. This information should be considered together with the financial statements and related notes of BNC and KeySource found elsewhere in this joint proxy statement/prospectus.

Unaudited Pro Forma Comparative Per Share Data

For The Year Ended December 31, 2011

(Amounts in Thousands, except per share data)

				Proforma
				Equivalent
	BNC	KeySource	Proforma	KeySource
	Historical	Historical	Combined	Share

Net income from continuing operations	$6,930	$432	$7,362	$1,050
Net income available to common shareholders	4,526	432	4,958	707
Basic	$0.45	$0.25	$0.42	$0.42
Diluted	0.45	0.25	0.42	0.42

Dividends paid:
Common	$1,813	$-	$2,175	$362
Preferred, net of accretion	2,404	-	2,404	343

Book value, fully converted:
As of December 31, 2011	$12.28	$11.40	$12.16	$12.16

17

SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA OF BNC BANCORP

Set forth below are highlights derived from BNC’s audited consolidated financial statements as of and for the years ended December 31, 2007 through 2011. You should read this information in conjunction with BNC’s audited consolidated financial statements and related notes included in this joint proxy statement/prospectus and from which this information is derived. See “Financial Statements.”

Selected Consolidated Financial Information and Other Data

(dollars in thousands, except share and per share and nonfinancial data)

	At or for the Year Ended December 31,
	2011	2010	2009	2008	2007
Operating Data:
Total interest income	$103,343	$95,010	$79,082	$71,034	$73,670
Total interest expense	32,920	34,747	32,867	37,426	41,265
Net interest income	70,423	60,263	46,215	33,608	32,405
Provision for loan losses	18,214	26,382	15,750	7,075	3,090
Net interest income after provision for loan losses	52,209	33,881	30,465	26,533	29,315
Non-interest income	20,802	28,813	8,686	5,651	5,249
Non-interest expense	67,864	55,172	32,899	27,783	24,068
Income before income taxes	5,147	7,522	6,252	4,401	10,496
Income tax expense (benefit)	(1,783)	(204)	(285)	414	3,058
Net income	6,930	7,726	6,537	3,987	7,438
Less preferred stock dividends and discount accretion	2,404	2,196	1,984	142	-
Net income available to common shareholders	$4,526	$5,530	$4,553	$3,845	$7,438

Per Common Share Data: (1)
Basic earnings per share	$0.45	$0.62	$0.62	$0.53	$1.08
Diluted earnings per share	0.45	0.61	0.62	0.52	1.05
Cash dividends paid	0.20	0.20	0.20	0.20	0.18
Book value	12.80	11.63	13.20	12.49	11.90
Tangible common book value (2)	9.60	8.49	9.43	8.69	8.02
Weighted average shares outstanding:
Basic	10,877,590	9,262,369	7,340,015	7,322,723	6,865,204
Diluted	10,894,131	9,337,392	7,347,700	7,396,170	7,088,218
Year-end shares outstanding	9,100,890	9,053,360	7,341,901	7,350,029	7,257,532

Selected Year-End Balance Sheet Data:
Total assets	$2,454,930	$2,149,932	$1,634,185	$1,572,876	$1,130,112
Investment securities available for sale	282,221	352,871	360,506	416,564	86,683
Investment securities held to maturity	97,036	6,000	6,000	6,000	-
Loans	1,709,483	1,508,180	1,079,179	1,007,788	932,562
Allowance for loan losses	31,008	24,813	17,309	13,210	11,784
Goodwill	26,129	26,129	26,129	26,129	26,129
Deposits	2,118,187	1,828,070	1,349,878	1,146,013	855,130
Short-term borrowings	70,211	60,207	50,283	194,143	80,928
Long-term debt	93,713	97,713	100,713	105,713	101,713
Shareholders' equity	163,855	152,224	126,206	120,680	86,392

18

 Selected Consolidated Financial Information and Other Data

(dollars in thousands, except share and per share and nonfinancial data)

	At or for the Year Ended December 31,
	2011	2010	2009	2008	2007

Selected Average Balances:
Total assets	$2,208,525	$2,027,261	$1,617,744	$1,227,246	$1,041,018
Investment securities	339,067	346,099	424,684	117,531	79,727
Loans, including loans held for sale	1,561,257	1,359,107	1,026,635	981,069	849,271
Total interest-earning assets	1,936,069	1,799,324	1,496,230	1,116,766	943,756
Deposits, interest-bearing	1,770,106	1,613,886	1,257,333	890,058	782,755
Total interest-bearing liabilities	1,914,179	1,765,391	1,418,935	1,063,171	891,695
Shareholders' Equity	156,968	149,959	123,641	86,858	76,065

Selected Performance Ratios:
Return on average assets (3)	0.31%	0.38%	0.40%	0.32%	0.71%
Return on average common equity (4)	4.12%	4.98%	4.81%	4.54%	9.78%
Return on average tangible common equity (5)	5.56%	6.70%	6.82%	6.79%	15.58%
Net interest margin (6)	3.93%	3.65%	3.39%	3.17%	3.60%
Average equity to average assets	7.11%	7.40%	7.64%	7.08%	7.31%
Efficiency ratio (7)	70.09%	58.38%	55.36%	67.66%	61.36%
Dividend payout ratio	44.44%	32.26%	32.26%	38.09%	16.61%

Asset Quality Ratios:
Allowance for loan losses to period-end loans	1.81%	1.65%	1.60%	1.31%	1.26%
Allowance for loan losses to nonperforming loans (8)	33.44%	25.96%	90.86%	99.18%	327.42%
Nonperforming assets to total assets (9)	6.57%	6.29%	2.04%	1.17%	0.54%
Net loan charge-offs to average loans (10)	1.33%	1.39%	1.13%	0.58%	0.20%

Capital Ratios: (11)
Total risk-based capital	11.51%	13.01%	12.79%	11.46%	10.31%
Tier 1 risk-based capital	9.99%	11.19%	10.87%	9.60%	8.26%
Leverage ratio	7.38%	7.42%	8.32%	8.44%	7.40%

Other Data:
Number of full service banking offices	30	23	17	15	14
Number of limited service offices	1	1	1	1	1
Number of full time equivalent employees	442	358	249	221	218

(1)	All per share data has been restated to reflect the dilutive effect of a 10% stock dividend distributed on January 22, 2007.
(2)	Calculated by dividing common equity less intangibles by year-end shares outstanding. Intangibles include core deposit intangibles of $3.0 million, $2.3 million, $1.6 million, $1.8 million, and $2.1 million at December 31, 2011, 2010, 2009, 2008,and 2007, respectively.
(3)	Calculated by dividing net income by average assets.
(4)	Calculated by dividing net income available to common shareholders by average common equity.
(5)	Calculated by dividing net income available to common shareholders by average common equity less average intangibles.
(6)	Calculated by dividing tax equivalent net interest income by average interest-earning assets.
(7)	Calculated by dividing non-interest expense by the sum of tax-equivalent net interest income plus non-interest income. The tax-equivalent adjustment was $5.6 million, $5.4 million, $4.5 million, $1.8 million, and $1.6 million for the years ended December 31, 2011, 2010, 2009, 2008, and 2007 respectively.
(8)	Includes $73.3 million and $69.3 million of nonperforming loans covered under loss share agreements at December 31, 2011 and 2010, respectively.
(9)	Nonperforming assets consist of nonaccrual loans, accruing loans greater than 90 days past due, and other real estate owned, where applicable.
(10)	Net loan charge-offs include $3.8 million of covered loans that are reimbursed 80% by the FDIC for the year ended December 31, 2011.
(11)	Capital ratios are for Bank of North Carolina.

19

RISK FACTORS

You should carefully consider each of the following risk factors in evaluating whether to vote for the approval of the Agreement and Plan of Merger. If the Merger is consummated, BNC and KeySource will operate as a combined company in a market environment that cannot be predicted and that involves significant risks, many of which will be beyond the combined company’s control. An investment in the combined company’s common stock involves a high degree of risk. In addition to the other information contained in this joint proxy statement/prospectus, including the matters addressed under the heading “Cautionary Statement Regarding Forward-Looking Statements,” you should carefully consider the following risk factors before deciding how to vote your KeySource or BNC shares.

We have described below the risks and uncertainties that we believe to be material to a decision on how to vote your KeySource or BNC shares. If any of the following risks and uncertainties develops into actual events, the combined company or its results of operations or financial condition could be adversely impacted. In such an event, the trading price of the BNC common stock could decline and you could lose all or part of your investment. See “Cautionary Statement Regarding Forward-Looking Statements.”

Risks Related to the Merger

KeySource shareholders will experience a reduction in percentage ownership and voting power of their shares as a result of the Merger.

KeySource shareholders will experience a substantial reduction in their percentage ownership interests and effective voting power in BNC compared to their ownership interests and voting power in KeySource prior to the Merger. If the Merger is consummated, current KeySource shareholders will own approximately [•]% of BNC’s outstanding common stock, on a fully diluted basis. Accordingly, former KeySource shareholders will own less than a majority of the outstanding voting stock of the combined company and would, as a result, be outvoted by current BNC shareholders if such current BNC shareholders voted together as a group.

We may fail to realize all of the anticipated benefits of the Merger.

The success of the Merger will depend, in part, on BNC’s ability to realize the anticipated benefits and cost savings from combining the businesses of BNC and KeySource. However, to realize these anticipated benefits and cost savings, BNC must successfully combine the businesses of BNC and KeySource. If BNC is not able to achieve these objectives, the anticipated benefits and cost savings of the Merger may not be realized fully or at all or may take longer to realize than expected.

BNC and KeySource have operated and, until the completion of the Merger, will continue to operate, independently. It is possible that the integration process could result in the loss of key employees, the disruption of each company’s ongoing businesses or inconsistencies in standards, controls, procedures and policies that adversely affect BNC’s ability to maintain relationships with clients, depositors and employees or to achieve the anticipated benefits of the Merger. Integration efforts between the two companies will also divert management attention and resources. These integration matters could have an adverse effect on each of KeySource and BNC during that transition period.

20

BNC and KeySource will incur significant transaction and Merger-related integration costs in connection with the Merger.

BNC and KeySource expect to incur significant costs associated with completing the Merger and integrating the operations of the two companies. BNC and KeySource are continuing to assess the impact of these costs. Although BNC and KeySource believe that the elimination of duplicate costs, as well as the realization of other efficiencies related to the integration of the businesses, will offset incremental transaction and Merger-related costs over time, this net benefit may not be achieved in the near term, or at all.

BNC has not previously operated in the Durham market.

KeySource’s primary service area is the Durham market. The banking business in this area is extremely competitive, and the level of competition may increase further. BNC has not previously participated in this market and there may be unexpected challenges and difficulties that could adversely affect BNC following the completion of the Merger.

The market price of BNC common stock after the Merger may be affected by factors different from those affecting the shares of KeySource or BNC currently.

The businesses of BNC and KeySource differ in important respects and, accordingly, the results of operations of the combined company and the market price of the combined company’s shares of common stock may be affected by factors different from those currently affecting the independent results of operations of either BNC or KeySource. For a discussion of the business of BNC and of certain factors to consider in connection with its business, see “Information About BNC.” For a discussion of the business of KeySource and of certain factors to consider in connection with its business, see “Information About KeySource.”

The opinion obtained by KeySource from Monroe Securities, Inc. will not reflect changes in circumstances between signing the Merger Agreement and the Merger.

KeySource has not obtained an updated opinion as of the date of this joint proxy statement/prospectus from Monroe Securities, Inc. (“Monroe”). Changes in the operations and prospects of BNC or KeySource, general market and economic conditions and other factors that may be beyond the control of BNC and KeySource, and on which Monroe’s opinion was based, may significantly alter the value of BNC or KeySource or the prices of shares of BNC common stock or KeySource common stock by the time the Merger is completed. The opinion does not speak as of the time the Merger will be completed or as of any date other than the date of such opinion. Because KeySource currently does not anticipate asking Monroe to update its opinion, the opinion will not address the fairness of the merger consideration, from a financial point of view, at the time the Merger is completed. For a description of the opinion that KeySource received from Monroe, see “The Merger — Opinion of Monroe Securities, Inc.” For a description of the other factors considered by KeySource’s board of directors in determining to approve the Merger, see “The Merger — KeySource’s Reasons for the Merger and Recommendation of the KeySource Board of Directors.”

21

The Merger Agreement limits KeySource’s ability to pursue alternatives to the Merger.

The Merger Agreement contains provisions that limit KeySource’s ability to discuss competing third-party proposals to acquire all or a significant part of KeySource. In addition, KeySource has agreed to pay BNC a termination fee of $625,000 plus expense reimbursement of up to $500,000 if the transaction is terminated because KeySource decides to enter into or close another acquisition transaction. These provisions might discourage a potential competing acquirer that might have an interest in acquiring all or a significant part of KeySource from considering or proposing that acquisition, even if it were prepared to pay consideration with a higher per share price than that proposed in the Merger with BNC, or might result in a potential competing acquirer proposing to pay a lower per share price to acquire KeySource than it might otherwise have proposed to pay.

The Merger is subject to the receipt of consents and approvals from government entities that may impose conditions that could have an adverse effect on BNC.

Before the Merger may be completed, various approvals or consents must be obtained from the Federal Reserve Board and various state bank regulatory and other authorities. These governmental entities, including the Federal Reserve Board, may impose conditions on the completion of the Merger or require changes to the terms of the Merger. Although BNC and KeySource do not currently expect that any such conditions or changes would be imposed, there can be no assurance that they will not be, and such conditions or changes could have the effect of delaying completion of the Merger or imposing additional costs on or limiting the revenues of BNC following the Merger, any of which might have a material adverse effect on BNC following the Merger. BNC is not obligated to complete the Merger if the regulatory approvals received in connection with the completion of the Merger include any conditions or restrictions that, in the aggregate, would reasonably be expected to have a material adverse effect on KeySource or BNC, measured relative to KeySource, but BNC could choose to waive this condition.

BNC’s possible involvement in another merger transaction contemporaneously with this merger transaction may make consummation of this transaction and successful integration of BNC and KeySource more difficult.

BNC’s strategic plan is, in part, to grow through acquisitions of other financial institutions and/or the assets of other financial institutions, such as branches or lines of business. If BNC announces another acquisition before the completion of the Merger, the Merger may be more difficult to complete due to potential delays in obtaining regulatory or shareholder approval and BNC’s focus on that other transaction may limit its ability to fully realize the expected benefits from this transaction if the merger agreement is approved and the merger takes place.

22

KeySource directors and executive officers have financial interests in the Merger that are different from, or in addition to, the interests of KeySource shareholders.

Executive officers of KeySource negotiated the terms of the Merger Agreement with their counterparts at BNC, and KeySource’s board of directors adopted and approved the Merger Agreement and unanimously recommended that KeySource shareholders vote to approve the Agreement and Plan of Merger on substantially the terms set forth in the Merger Agreement. In considering these facts and the other information contained in this joint proxy statement/prospectus, you should be aware that KeySource’s directors and executive officers have financial interests in the Merger that are different from, or in addition to, the interests of KeySource shareholders. For example, certain executive officers have entered into agreements with KeySource that provide, among other things, severance and/or other benefits following the Merger. These and some other additional interests of KeySource directors and executive officers may create potential conflicts of interest and cause some of these persons to view the proposed transaction differently than you may view it, as a shareholder. See “The Merger—KeySource’s Directors and Officers Have Financial Interests in the Merger” for information about these financial interests.

If the Merger does not constitute a reorganization under Section 368(a) of the Internal Revenue Code, then KeySource shareholders may be responsible for payment of U.S. income taxes related to the Merger.

The United States Internal Revenue Service (“IRS”) may determine that the Merger does not qualify as a tax-free reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”). In that case, each KeySource shareholder would recognize a gain or loss equal to the difference between the fair market value of the BNC common stock received by the shareholder in the Merger, and the shareholder’s adjusted tax basis in the shares of KeySource common stock exchanged therefor.

The Merger will not be completed unless important conditions are satisfied.

Specified conditions set forth in the Merger Agreement must be satisfied or waived to complete the Merger. If the conditions are not satisfied or waived, to the extent permitted by law or Nasdaq rules, the Merger will not occur or will be delayed and each of BNC and KeySource may lose some or all of the intended benefits of the Merger. The following conditions, in addition to other customary closing conditions (which are described in greater detail beginning on page 102), must be satisfied or, with respect to conditions other than shareholder and regulatory approval, waived, if permissible, before BNC and KeySource are obligated to complete the Merger:

•	the Agreement and Plan of Merger must be approved by the holders of a majority of the outstanding shares of KeySource common stock as of the record date of the KeySource annual meeting;

•	the Agreement and Plan of Merger must be approved by the holders of a majority of the outstanding shares of BNC common stock as of the record date of the BNC special meeting;

•	all required regulatory consents must be obtained;

•	the absence of any law or order by a court or regulatory authority that prohibits, restricts or makes illegal the Merger; and

23

•	KeySource’s classified assets (which means loans or other assets characterized as “substandard,” “doubtful,” “loss” or words of similar import and other real estate owned) must not exceed $20 million at the effective time of the Merger.

The Merger may distract management of KeySource and BNC from their other responsibilities.

The Merger could cause the respective management groups of KeySource and BNC to focus their time and energies on matters related to the transaction that otherwise would be directed to their business and operations. Any such distraction on the part of either company’s management, if significant, could affect its ability to fully realize the expected financial benefits from this transaction if the Merger Agreement is approved and the Merger takes place.

Sales of substantial amounts of BNC common stock in the open market by former KeySource shareholders could depress BNC’s stock price.

Shares of BNC common stock that are issued to shareholders of KeySource will be freely tradable without restrictions or further registration under the Securities Act, except for shares issued to any shareholder who may be deemed to be an affiliate of BNC. As of April [•], 2012, BNC had approximately [9,100,890] shares of common stock outstanding and approximately [•] shares of common stock subject to outstanding options and other rights to purchase or acquire its shares. BNC currently expects that it will issue approximately [2,319,132] shares of BNC common stock in connection with the Merger.

If the Merger is completed and if KeySource’s shareholders sell substantial amounts of BNC common stock in the public market following completion of the Merger, the market price of BNC common stock may decrease. These sales might also make it more difficult for BNC to sell equity or equity-related securities at a time and price that it otherwise would deem appropriate.

Risks Related to BNC’s Growth Strategy

BNC may not be able to implement aspects of its growth strategy.

BNC’s growth strategy contemplates the future expansion of its business and operations both organically and by acquisitions such as through the establishment or acquisition of banks and banking offices in its market area and other markets in North Carolina and South Carolina. Implementing these aspects of BNC’s growth strategy depends, in part, on its ability to successfully identify acquisition opportunities and strategic partners that will complement its operating philosophy and to successfully integrate their operations with BNC’s, as well as generate loans and deposits within acceptable risk and expense tolerances. To successfully acquire or establish banks or banking offices, BNC must be able to correctly identify profitable or growing markets, as well as attract the necessary relationships and high caliber banking personnel to make these new banking offices profitable. In addition, BNC may not be able to identify suitable opportunities for further growth and expansion or, if it does, BNC may not be able to successfully integrate these new operations into its business.

24

As consolidation of the financial services industry continues, the competition for suitable acquisition candidates may increase. BNC will compete with other financial services companies for acquisition opportunities, and many of these competitors have greater financial resources than BNC does and may be able to pay more for an acquisition than BNC is able or willing to pay.

BNC can offer no assurance that it will have opportunities to acquire other financial institutions or acquire or establish any new branches or loan production offices, or that it will be able to negotiate, finance and complete any opportunities available to it.

If BNC is unable to effectively implement its growth strategies, its business, results of operations and stock price may be materially and adversely affected.

BNC may need additional access to capital, which it may be unable to obtain on attractive terms or at all.

BNC may need to incur additional debt or equity financing in the future to make strategic acquisitions or investments, redeem TARP preferred stock, for future growth or to fund losses or additional provision for loan losses in the future. BNC’s ability to raise additional capital, if needed, will depend in part on conditions in the capital markets at that time, which are outside BNC’s control, and on BNC’s financial performance. Accordingly, BNC may be unable to raise additional capital, if and when needed, on terms acceptable to it, or at all. If BNC cannot raise additional capital when needed, its ability to further expand its operations through internal growth and acquisitions could be materially impaired and its stock price negatively affected.

Future expansion involves risks.

The acquisition by BNC of other financial institutions or parts of those institutions involves a number of risks, including the risk that:

•	BNC may incur substantial costs in identifying and evaluating potential acquisitions and merger partners, or in evaluating new markets, hiring experienced local managers, and opening new offices;

•	BNC’s estimates and judgments used to evaluate credit, operations, management and market risks relating to target institutions may not be accurate;

•	the institutions BNC acquires may have distressed assets and there can be no assurance that BNC will be able to realize the value it predicts from those assets or that it will make sufficient provisions or have sufficient capital for future losses;

•	BNC may be required to take write-downs or write-offs, restructuring and impairment, or other charges related to the institutions it acquires that could have a significant negative effect on BNC’s financial condition and results of operations;

•	there may be substantial lag-time between completing an acquisition and generating sufficient assets and deposits to support costs of the expansion;

25

•	BNC’s management’s attention in negotiating a transaction and integrating the operations and personnel of the combining businesses may be diverted from its existing business and BNC may not be able to successfully integrate such operations and personnel;

•	BNC’s announcement of another transaction prior to completion of the Merger could result in a delay in obtaining regulatory or shareholder approval for the Merger, which could have the effect of limiting BNC’s ability to fully realize the expected financial benefits from the transaction;

•	BNC may not be able to obtain regulatory approval for an acquisition;

•	BNC may enter new markets where it lacks local experience or that introduce new risks to its operations, or that otherwise result in adverse effects on its results of operations;

•	BNC may introduce new products and services it is not equipped to manage or that introduce new risks to its operations, or that otherwise result in adverse effects on its results of operations;

•	BNC may incur intangible assets in connection with an acquisition, or the intangible assets it incurs may become impaired, which could result in adverse short-term effects on BNC’s results of operations;

•	BNC may assume liabilities in connection with an acquisition, including unrecorded liabilities that are not discovered at the time of the transaction, and the repayment of those liabilities may have an adverse effect on BNC’s results of operations, financial condition and stock price; or

•	BNC may lose key employees and customers.

BNC cannot assure you that it will be able to successfully integrate any banking offices that BNC acquires into its operations or retain the customers of those offices. If any of these risks occur in connection with BNC’s expansion efforts, it may have a material and adverse effect on BNC’s results of operations and financial condition.

BNC may not be able to maintain and manage its organic growth, which may adversely affect its results of operations and financial condition.

BNC has grown rapidly since its acquisition of Beach First in April 2010, and its business strategy contemplates significant acceleration in such growth, both organically and through acquisitions. BNC can provide no assurance that it will continue to be successful in increasing the volume of loans and deposits or in introducing new products and services at acceptable risk levels and upon acceptable terms while managing the costs and implementation risks associated with its historical or modified organic growth strategy. BNC may be unable to continue to increase its volume of loans and deposits or to introduce new products and services at acceptable risk levels for a variety of reasons, including an inability to maintain capital and liquidity sufficient to support continued growth. If BNC is successful in continuing its growth, it cannot assure you that further growth would offer the same levels of potential profitability or that BNC would be successful in controlling costs and maintaining asset quality. Accordingly, an inability to maintain growth, or an inability to effectively manage growth, could adversely affect BNC’s results of operations, financial condition and stock price.

26

New bank office facilities and other facilities may not be profitable.

BNC may not be able to organically expand into new markets that are profitable for its franchise. The costs to start up new bank branches and loan production offices in new markets, other than through acquisitions, and the additional costs to operate these facilities would increase BNC’s noninterest expense and may decrease its earnings. It may be difficult to adequately and profitably manage BNC’s growth through the establishment of bank branches or loan production offices in new markets. In addition, BNC can provide no assurance that its expansion into any such new markets will successfully attract enough new business to offset the expenses of their operation. If BNC is not able to do so, its earnings and stock price may be negatively impacted.

Acquisition of assets and assumption of liabilities may expose BNC to intangible asset risk, which could impact its results of operations and financial condition.

In connection with any acquisitions, as required by U.S. generally accepted accounting principles (“GAAP”), BNC will record assets acquired and liabilities assumed at their fair value, and, as such, acquisitions may result in BNC recording intangible assets, including deposit intangibles and goodwill. BNC will perform a goodwill valuation at least annually to test for goodwill impairment. Impairment testing is a two-step process that first compares the fair value of goodwill with its carrying amount, and second measures impairment loss by comparing the implied fair value of goodwill with the carrying amount of that goodwill. Adverse conditions in the business climate, including a significant decline in future operating cash flows, a significant change in BNC’s stock price or market capitalization, or a deviation from BNC’s expected growth rate and performance may significantly affect the fair value of any goodwill and may trigger impairment losses, which could be materially adverse to BNC’s results of operations, financial condition and stock price.

The success of BNC’s growth strategy depends on BNC’s ability to identify and retain individuals with experience and relationships in the markets in which it intends to expand.

BNC’s growth strategy contemplates that it will expand its business and operations to other markets particularly in the Carolinas. BNC intends to primarily target market areas that it believes possess attractive demographic, economic or competitive characteristics. To expand into new markets successfully, BNC must identify and retain experienced key management members with local expertise and relationships in these markets. Competition for qualified personnel in the markets in which BNC may expand may be intense, and there may be a limited number of qualified persons with knowledge of and experience in the commercial banking industry in these markets. Even if BNC identifies individuals that it believes could assist it in establishing a presence in a new market, BNC may be unable to recruit these individuals away from other banks or be unable to do so at a reasonable cost. In addition, the process of identifying and recruiting individuals with the combination of skills and attributes required to carry out BNC’s strategy is often lengthy. BNC’s inability to identify, recruit and retain talented personnel to manage new offices effectively would limit its growth and could materially adversely affect its business, financial condition, results of operations and stock price.

27

Risks Related to BNC’s Business and Industry

This section discusses risks relating to BNC’s business and industry and includes risks we will continue to face after the Merger. References in this subsection to “we” and “our” refer to BNC and its subsidiaries.

Difficult market conditions have adversely affected the industry in which we operate.

The capital and credit markets have been experiencing volatility and disruption for over three years. Declines in the housing market over this period, with falling home prices and increasing foreclosures, unemployment and under employment, have negatively impacted the credit performance of mortgage loans and resulted in significant write-downs of asset values by financial institutions, including government-sponsored entities as well as major commercial and investment banks. As a result of the broad based economic decline and the troubled economic conditions, financial institutions have pursued strategies that include seeking additional capital or merging with larger and stronger institutions. In some cases, financial institutions that did not pursue defensive strategies or did not succeed in those strategies, have failed. Reflecting concern about the stability of the financial markets generally and the strength of counterparties, many lenders and institutional investors have reduced or ceased providing funding to borrowers, including to other financial institutions. Additionally, the market disruptions have increased the level of commercial and consumer delinquencies, lack of consumer confidence, increased market volatility and widespread reduction of business activity generally. We do not expect that the difficult conditions in the financial markets are likely to improve materially in the near future and are managing BNC with numerous defensive strategies. A worsening of the current conditions would exacerbate the adverse effects of these difficult market conditions on us and others in the financial institution industry. In particular, we may face the following risks in connection with these events:

•	Unreliable market conditions with significantly reduced real estate activity may adversely affect our ability to determine the fair value of the assets we hold. If we determine that a significant portion of our assets have values that are significantly below their recorded carrying value, we could recognize a material charge to earnings in the quarter during which such determination was made, our capital ratios would be affected and may result in increased regulatory scrutiny.

•	We may expect to face increased regulation of our industry, including as a result of The Emergency Economic Stabilization Act of 2008 (“EESA”) or the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”). Compliance with such regulation may increase our costs and limit our ability to pursue business opportunities.

•	Market developments and the resulting economic pressure on consumers may affect consumer confidence levels and may cause increases in delinquencies and default rates, which, among other effects, could affect our charge-offs and provision for loan losses.

28

•	Competition in the industry could intensify as a result of the increasing consolidation of financial services companies in connection with current market conditions.

Recent legislation and regulatory proposals in response to recent turmoil in the financial markets may materially adversely affect our business and results of operations.

The banking industry is heavily regulated. We are subject to examinations, supervision and comprehensive regulation by various federal and state agencies. Our compliance with these regulations is costly and restricts certain of our activities. Banking regulations are primarily intended to protect the federal deposit insurance fund and depositors, not shareholders. The burden imposed by federal and state regulations puts banks at a competitive disadvantage compared to less regulated competitors such as finance companies, mortgage banking companies and leasing companies. Changes in the laws, regulations and regulatory practices affecting the banking industry may increase our costs of doing business or otherwise adversely affect us and create competitive advantages for others. Federal economic and monetary policies may also affect our ability to attract deposits and other funding sources, make loans and investments and achieve satisfactory interest spreads.

The Dodd-Frank Act represents a significant overhaul of many aspects of the regulation of the financial-services industry, including new or revised regulation of such things as systemic risk, capital adequacy, deposit insurance assessments and consumer financial protection. In addition, the federal banking regulators have issued joint guidance on incentive compensation and the Treasury and the federal banking regulators have issued statements calling for higher capital and liquidity requirements for banking organizations. Complying with these and other new legislative or regulatory requirements, and any programs established thereunder, could have a material adverse impact on our results of operations, our financial condition and our ability to fill positions with the most qualified candidates available.

Our revenues are highly correlated to market interest rates.

Our assets and liabilities are primarily monetary in nature, and as a result, we are subject to significant risks tied to changes in interest rates. Our ability to operate profitably is largely dependent upon net interest income. In 2011, net interest income made up [•]% of our recurring revenue. Unexpected movement in interest rates, that may or may not change the slope of the current yield curve, could cause our net interest margins to decrease, subsequently decreasing net interest income. In addition, such changes could materially adversely affect the valuation of our assets and liabilities.

As with most financial institutions, our results of operations are affected by changes in interest rates and our ability to manage this risk. The difference between interest rates charged on interest-earning assets and interest rates paid on interest-bearing liabilities may be affected by changes in market interest rates, changes in relationships between interest rate indices, and changes in the relationships between long-term and short-term market interest rates. In addition, the mix of assets and liabilities could change as varying levels of market interest rates might present our customer base with more attractive options.

29

We may need to rely on the financial markets to provide needed capital.

Our common stock is listed and traded on The NASDAQ Capital Market. Although we anticipate that our capital resources will be adequate for the foreseeable future to meet our capital requirements, at times we may depend on the liquidity of the Nasdaq market to raise equity capital. If the market should fail to operate, or if conditions in the capital markets are adverse, we may be constrained in raising capital. Downgrades in the opinions of the analysts that follow our Company may cause our stock price to fall and significantly limit our ability to access the markets for additional capital requirements. Should these risks materialize, our ability to further expand our operations through internal growth or acquisition may be limited.

Certain changes in interest rates, inflation, deflation or the financial markets could affect demand for our products and our ability to deliver products efficiently.

Loan originations, and potentially loan revenues, could be materially adversely impacted by sharply rising interest rates. Conversely, sharply falling rates could increase prepayments within our securities portfolio lowering interest earnings from those investments. An unanticipated increase in inflation could cause our operating costs related to salaries and benefits, technology and supplies to increase at a faster pace than revenues.

The fair market value of our securities portfolio and the investment income from these securities also fluctuate depending on general economic and market conditions. In addition, actual net investment income and/or cash flows from investments that carry prepayment risk, such as mortgage-backed and other asset-backed securities, may differ from those anticipated at the time of investment as a result of interest rate fluctuations.

Our concentration of real estate loans subjects BNC to risks that could materially adversely affect our results of operations and financial condition.

The majority of our loan portfolio is secured by real estate. As the economy has deteriorated and depressed real estate values, the collateral value of the portfolio and the revenue stream from those loans has come under stress and has required additional provisions to the allowance for loan losses. Our ability to dispose of foreclosed real estate and resolve credit quality issues is dependent on real estate activity and real estate prices, both of which have been unpredictable for more than three years.

Because we engage in lending secured by real estate and may be forced to foreclose on the collateral property and own the underlying real estate, we may be subject to the increased costs associated with the ownership of real property, which could result in reduced net income.

Since we originate loans secured by real estate, we may have to foreclose on the collateral property to protect our investment and may thereafter own and operate such property, in which case we are exposed to the risks inherent in the ownership of real estate. The amount that we, as a mortgagee, may realize after a default is dependent upon factors outside of our control, including, but not limited to:

30

•	general or local economic conditions;

•	environmental cleanup liability;

•	neighborhood values;

•	real estate tax rates;

•	operating expenses of the foreclosed properties;

•	ability to obtain and maintain adequate occupancy of the properties;

•	zoning laws, governmental rules, regulations and fiscal policies; and

•	natural disasters.

Certain expenditures associated with the ownership of real estate, principally real estate taxes and maintenance costs, may adversely affect the income from the real estate. Therefore, the cost of operating real property may exceed the rental income earned from such property, and we may have to advance funds in order to protect our investment or we may be required to dispose of the real property at a loss.

Greater loan losses than expected may materially adversely affect our earnings.

We, as lenders, are exposed to the risk that our customers will be unable to repay their loans in accordance with their terms and that any collateral securing the payment of their loans may not be sufficient to assure repayment. Credit losses are inherent in the business of making loans and could have a material adverse effect on our operating results. Our credit risk with respect to our real estate and construction loan portfolio will relate principally to the creditworthiness of business entities and the value of the real estate serving as security for the repayment of loans. Our credit risk with respect to our commercial and consumer loan portfolio will relate principally to the general creditworthiness of businesses and individuals within our local markets.

We make various assumptions and judgments about the collectability of our loan portfolio and provide an allowance for estimated loan losses based on a number of factors. We believe that our current allowance for loan losses is adequate. However, if our assumptions or judgments prove to be incorrect, the allowance for loan losses may not be sufficient to cover actual loan losses. We may have to increase our allowance in the future in response to the request of one of our primary banking regulators, to adjust for changing conditions and assumptions, or as a result of any deterioration in the quality of our loan portfolio. The actual amount of future provisions for loan losses cannot be determined at this time and may vary from the amounts of past provisions.

31

Liquidity risk could impair our ability to fund operations and jeopardize our financial condition.

Liquidity is essential to our business. An inability to raise funds through deposits, borrowings, and other sources, could have a substantial negative effect on our liquidity. Our access to funding sources in amounts adequate to finance our activities on terms that are acceptable to us could be impaired by factors that affect us specifically or the financial services industry or economy in general. Factors that could negatively impact our access to liquidity sources include a decrease in the level of our business activity as a result of an economic downturn in the markets in which our loans are concentrated, adverse regulatory action against us, or our inability to attract and retain deposits. Our ability to borrow could be impaired by factors that are not specific to us or our region, such as disruption in the financial markets or negative views and expectations about the prospects for the financial services industry in light of recent turmoil faced by banking organizations and the unstable credit markets.

Our business is highly correlated to local economic conditions in a geographically concentrated part of the United States.

Unlike larger organizations that are more geographically diversified, our banking offices are primarily concentrated in select markets in North and South Carolina. As a result of this geographic concentration, our financial results depend largely upon economic conditions in these market areas. Deterioration in economic conditions in the markets we serve could result in one or more of the following:

•	an increase in loan delinquencies;

•	an increase in problem assets and foreclosures;

•	a decrease in the demand for our products and services; and

•	a decrease in the value of collateral for loans, especially real estate, in turn reducing customers’ borrowing power, the value of assets associated with problem loans and collateral coverage.

Our growth and financial performance may be negatively impacted if we are unable to successfully execute our growth plans.

Economic conditions and other factors, such as our ability to identify appropriate markets for expansion, our ability to recruit and retain qualified personnel, our ability to fund earning asset growth at a reasonable and profitable level, sufficient capital to support our growth initiatives, competitive factors and banking laws, will impact our success.

32

We may seek to supplement our internal growth through acquisitions. We cannot predict with certainty the number, size or timing of acquisitions, or whether any such acquisition will occur at all. Our acquisition efforts have traditionally focused on targeted banking entities in markets in which we currently operate and markets in which we believe we can compete effectively. However, as consolidation of the financial services industry continues, the competition for suitable acquisition candidates may increase. We may compete with other financial services companies for acquisition opportunities, and many of these competitors have greater financial resources than we do and may be able to pay more for an acquisition than we are able or willing to pay. We also may need additional debt or equity financing in the future to fund acquisitions. We may not be able to obtain additional financing or, if available, it may not be in amounts and on terms acceptable to us. If we are unable to locate suitable acquisition candidates willing to sell on terms acceptable to us, or we are otherwise unable to obtain additional debt or equity financing necessary for us to continue making acquisitions, we would be required to find other methods to grow our business and we may not grow at the same rate we have in the past, or at all.

Generally, we must receive federal and state regulatory approval before we can acquire a bank or bank holding company. In determining whether to approve a proposed bank acquisition, federal and state bank regulators will consider, among other factors, the effect of the acquisition on the competition, financial condition and future prospects. The regulators also review current and projected capital ratios and levels, the competence, experience and integrity of management and its record of compliance with laws and regulations, the convenience and needs of the communities to be served (including the acquiring institution’s record of compliance under the Community Reinvestment Act) and the effectiveness of the acquiring institution in combating money laundering activities. We cannot be certain when or if, or on what terms and conditions, any required regulatory approvals will be granted.

We rely on dividends from Bank of North Carolina for most of our revenue.

BNC is a separate and distinct legal entity from Bank of North Carolina. It receives substantially all of its revenue from dividends from Bank of North Carolina. These dividends are the principal source of funds to pay dividends on the common and preferred stock and interest and principal on BNC’s debt. Various federal and state laws and regulations limit the amount of dividends that Bank of North Carolina may pay to BNC. Also, BNC’s right to participate in a distribution of assets upon a subsidiary’s liquidation or reorganization is subject to the prior claims of the subsidiary’s creditors. In the event Bank of North Carolina is unable to pay dividends to BNC, BNC may not be able to service debt, pay obligations or pay dividends on its common and preferred stock and its business, financial condition and results of operations may be materially adversely affected.

We are subject to regulation by various federal and state entities.

We are subject to the regulations of the SEC, the Federal Reserve Board, the FDIC and the NCOCB. New regulations issued by these agencies may adversely affect our ability to carry on our business activities. We are subject to various federal and state laws and certain changes in these laws and regulations may adversely affect our operations. Noncompliance with certain of these regulations may impact our business plans, including our ability to branch, offer certain products or execute existing or planned business strategies.

We are also subject to the accounting rules and regulations of the SEC and the Financial Accounting Standards Board. Changes in accounting rules could materially adversely affect our reported financial statements or our results of operations and may also require extraordinary efforts or additional costs to implement. Any of these laws or regulations may be modified or changed from time to time, and we cannot be assured that such modifications or changes will not adversely affect us.

33

We are subject to industry competition which may have an impact upon our success.

Our profitability depends on our ability to compete successfully. We operate in a highly competitive financial services environment. Certain competitors are larger and may have more resources than we do. We face competition in our regional market areas from other commercial banks, savings and loan associations, credit unions, internet banks, finance companies, mutual funds, insurance companies, brokerage and investment banking firms, and other financial intermediaries that offer similar services. Some of our nonbank competitors are not subject to the same extensive regulations that govern us or our bank subsidiary and may have greater flexibility in competing for business.

Another competitive factor is that the financial services market, including banking services, is undergoing rapid changes with frequent introductions of new technology-driven products and services. Our future success may depend, in part, on our ability to use technology competitively to provide products and services that provide convenience to customers and create additional efficiencies in our operations.

Changes in the policies of monetary authorities and other government action could materially adversely affect our profitability.

The results of our operations are affected by policies of monetary authorities, particularly the Federal Reserve. The instruments of monetary policy employed by the Federal Reserve include open market operations in U.S. government securities, changes in the discount rate or the federal funds rate on bank borrowings and changes in reserve requirements against bank deposits. In view of changing conditions in the national economy and in the money markets, particularly in light of the continuing threat of terrorist attacks and the current military operations and other instances of unrest in the Middle East, we cannot predict with certainty possible future changes in interest rates, deposit levels, loan demand or our business and earnings. Furthermore, the actions of the U.S. government and other governments in responding to such terrorist attacks or events in the Middle East may result in currency fluctuations, exchange controls, market disruption and other adverse effects.

We may invest or spend the proceeds in stock offerings in ways with which you may not agree and in ways that may not earn a profit.

We may choose to use the proceeds of future stock offerings for general corporate purposes, including for possible acquisition opportunities that may become available, such as future FDIC-assisted transactions. It is not known whether suitable acquisition opportunities may become available or whether we will be able to successfully complete any such acquisitions. We may use the proceeds of an offering only to focus on sustaining our organic, or internal, growth or for other purposes. In addition, we may use all or a portion of the proceeds of an offering to support our capital. You may not agree with the ways we decide to use the proceeds of any stock offerings, and our use of the proceeds may not yield any profits.

34

We face risks related to our operational, technological and organizational infrastructure.

Our ability to grow and compete is dependent on our ability to build or acquire the necessary operational and technological infrastructure and to manage the cost of that infrastructure while we expand. Similar to other large corporations, in our case, operational risk can manifest itself in many ways, such as errors related to failed or inadequate processes, faulty or disabled computer systems, fraud by employees or persons outside of our Company and exposure to external events. We are dependent on our operational infrastructure to help manage these risks. In addition, we are heavily dependent on the strength and capability of our technology systems which we use both to interface with our customers and to manage our internal financial and other systems. Our ability to develop and deliver new products that meet the needs of our existing customers and attract new customers depends in part on the functionality of our technology systems. Additionally, our ability to run our business in compliance with applicable laws and regulations is dependent on these infrastructures.

We continuously monitor our operational and technological capabilities and make modifications and improvements when we believe it will be cost effective to do so. In some instances, we may build and maintain these capabilities ourselves. We also outsource some of these functions to third parties. These third parties may experience errors or disruptions that could adversely impact us and over which we may have limited control. We also face risk from the integration of new infrastructure platforms and/or new third party providers of such platforms into our existing businesses.

Financial services companies depend on the accuracy and completeness of information about customers and counterparties.

In deciding whether to extend credit or enter into other transactions, BNC may rely on information furnished by or on behalf of customers and counterparties, including financial statements, credit reports and other financial information. BNC may also rely on representations of those customers, counterparties or other third parties, such as independent auditors, as to the accuracy and completeness of that information. Reliance on inaccurate or misleading financial statements, credit reports or other financial information could have a material adverse impact on BNC’s business and, in turn, BNC’s financial condition and results of operations.

Reputational risk and social factors may impact our results.

Our ability to originate and maintain accounts is highly dependent upon customer and other external perceptions of our business practices and our financial health. Adverse perceptions regarding our business practices or our financial health could damage our reputation in both the customer and funding markets, leading to difficulties in generating and maintaining accounts as well as in financing them. Adverse developments with respect to the consumer or other external perceptions regarding the practices of our competitors, or our industry as a whole, may also adversely impact our reputation. In addition, adverse reputational impacts on third parties with whom we have important relationships may also adversely impact our reputation. Adverse impacts on our reputation, or the reputation of our industry, may also result in greater regulatory or legislative scrutiny, which may lead to laws, regulations or regulatory actions that may change or constrain the manner in which we engage with our customers and the products we offer. Adverse reputational impacts or events may also increase our litigation risk. We carefully monitor internal and external developments for areas of potential reputational risk and have established governance structures to assist in evaluating such risks in our business practices and decisions.

35

We may not be able to attract and retain skilled people.

BNC’s success depends, in large part, on its ability to attract and retain key people. Competition for the best people in most activities engaged in by BNC can be intense and BNC may not be able to hire people or to retain them. The unexpected loss of services of one or more of BNC’s key personnel could have a material adverse impact on BNC’s business because of their skills, knowledge of BNC’s market, years of industry experience and the difficulty of promptly finding qualified replacement personnel.

The limitations on incentive compensation contained in The American Recovery and Reinvestment Act of 2009 (“ARRA”) and imposed by the Dodd-Frank Act may adversely affect our ability to retain our highest performing employees.

Because we received funds from the U.S. Treasury Capital Purchase Program (“CPP”), the ARRA, and subsequent rules and regulations issued by Treasury, we are subject to restrictions on bonus and other incentive compensation payable to our senior executive officers. As a consequence, we may be unable to create a compensation structure that permits us to retain our highest performing employees and attract new employees of a high caliber. In addition, the Dodd-Frank Act provides for implementation of a variety of corporate governance and compensation practices applicable to all public companies which may impact our executive officers and employees. If this were to occur, our businesses and results of operations could be adversely affected.

The FDIC has imposed a special assessment on all FDIC-insured institutions, and future special assessments could materially adversely affect our earnings in future periods.

In May 2009, the FDIC announced that it had voted to levy a special assessment on insured institutions in order to facilitate the rebuilding of the Deposit Insurance Fund (“DIF”). During 2009, we were required to pay a special assessment totaling $8.5 million and also to prepay the assessments that would normally have been paid during 2010-2012. The FDIC has indicated that future special assessments are possible, although it has not determined the magnitude or timing of any future assessments. Any such future assessments will decrease our earnings.

Our participation in the CPP imposes restrictions and obligations on us that limit our ability to increase dividends, repurchase shares of our common stock and access the equity capital markets.

On December 5, 2008, we issued and sold (i) 31,260 shares of Series A Preferred Stock and (ii) a warrant to purchase 543,337 shares of our common stock (the “Warrant”) to the Treasury as part of its CPP. In addition, unless we are able to redeem the Series A Preferred Stock before December 5, 2013, the dividends on this capital will increase substantially at that point, from 5% to 9%. Depending on market conditions at the time, this increase in dividends could significantly impact our liquidity. Furthermore, under rules and regulations of the EESA to which BNC is subject, no dividends may be declared or paid on the common stock unless the dividends due with respect to the Series A Preferred Stock owned by the Treasury have been paid in full.

36

The terms governing the issuance of the Series A Preferred Stock and the Warrant to the Treasury may be changed, the effect of which may have an adverse effect on our operations.

The terms of the Securities Purchase Agreement (the “Purchase Agreement”), which BNC entered into with the Treasury in connection with its purchase of the Series A Preferred Stock and the Warrant, provides that the Treasury may unilaterally amend any provision of the Purchase Agreement to the extent required to comply with any changes in applicable federal law that may occur in the future. We have no control over any change in the terms of the transaction that may occur in the future. Such changes may place restrictions on our business or results of operation, which may adversely affect the market price of our Common Stock.

Risks Related to FDIC-Assisted Transactions

BNC is subject to certain risks related to FDIC-assisted transactions.

The success of past FDIC-assisted transactions, including the acquisitions of Beach First and Blue Ridge, and any FDIC-assisted transaction in which BNC may participate in the future will depend on a number of factors, including, but not limited to, the following:

•	our ability to fully integrate, and to integrate successfully, the branches acquired into Bank of North Carolina’s operations;

•	our ability to limit the outflow of deposits held by our new customers in the acquired branches and to successfully retain and manage interest-earning assets (loans) acquired in FDIC-assisted transactions;

•	our ability to retain existing deposits and to generate new interest-earning assets in the geographic areas previously served by the acquired banks;

•	our ability to effectively compete in new markets in which we did not previously have a presence;

•	our success in deploying the cash received in the FDIC-assisted transactions into assets bearing sufficiently high yields without incurring unacceptable credit or interest rate risk;

•	our ability to control the incremental non-interest expense from the acquired branches in a manner that enables us to maintain a favorable overall efficiency ratio;

•	our ability to retain and attract the appropriate personnel to staff the acquired branches; and

•	our ability to earn acceptable levels of interest and non-interest income, including fee income, from the acquired branches.

37

As with any acquisition involving a financial institution, particularly one involving the transfer of a large number of bank branches as is often the case with FDIC-assisted transactions, there may be higher than average levels of service disruptions that would cause inconveniences or potentially increase the effectiveness of competing financial institutions in attracting our customers. Integrating the acquired branches would be an operation of substantial size and expense, and we anticipate unique challenges and opportunities because of the nature of the transaction. Integration efforts will also likely divert our management’s attention and resources. It is not known whether we will be able to integrate acquired branches successfully, and the integration process could result in the loss of key employees, the disruption of ongoing business or inconsistencies in standards, controls, procedures and policies that adversely affect our ability to maintain relationships with clients, customers, depositors and employees or to achieve the anticipated benefits of the FDIC-assisted transactions. We may also encounter unexpected difficulties or costs during the integration that could materially adversely affect our earnings and financial condition, perhaps materially. Additionally, we may be unable to achieve results in the future similar to those achieved by our existing banking business, to compete effectively in the market areas previously served by the acquired branches or to manage any growth resulting from FDIC-assisted transactions effectively.

Our willingness and ability to grow the acquired branches following FDIC-assisted transactions depend on several factors, most importantly the ability to retain certain key personnel that we hire or transfer in connection with such transactions. Our failure to retain these employees could adversely affect the success of such transactions and our future growth.

We may engage in acquisitions of other businesses from time to time, including FDIC-assisted acquisitions. These acquisitions may not produce revenue or earnings enhancements or cost savings at levels or within timeframes originally anticipated and may result in unforeseen integration difficulties.

When appropriate opportunities arise, we will engage in acquisitions of other businesses. Difficulty in integrating an acquired business or company may cause us not to realize expected revenue increases, cost savings, increases in geographic or product presence or other anticipated benefits from any acquisition. The integration could result in higher than expected deposit attrition (run-off), loss of key employees, disruption of our business or the business of the acquired company, or otherwise adversely affect our ability to maintain relationships with customers and employees or achieve the anticipated benefits of the acquisition. We are likely to need to make additional investment in equipment and personnel to manage higher asset levels and loan balances as a result of any significant acquisition, which may materially adversely impact our earnings. Also, the negative effect of any divestitures required by regulatory authorities in acquisitions or business combinations may be greater than expected.

In evaluating potential acquisition opportunities, we may seek to acquire failed banks through FDIC-assisted transactions. While the FDIC may, in such transactions, provide assistance to mitigate certain risks, such as sharing in exposure to loan losses, and providing indemnification against certain liabilities, of the failed institution, we may not be able to accurately estimate our potential exposure to loan losses and other potential liabilities, or the difficulty of integration, in acquiring such an institution.

38

Depending on the condition of any institution that we may acquire, any acquisition may, at least in the near term, materially adversely affect our capital and earnings and, if not successfully integrated following the acquisition, may continue to have such effects.

FDIC-assisted acquisition opportunities may not become available and increased competition may make it more difficult for us to bid on failed bank transactions on terms we consider to be acceptable.

Our near-term business strategy includes consideration of potential acquisitions of failing banks that the FDIC plans to place in receivership. The FDIC may not place banks that meet our strategic objectives into receivership. Failed bank transactions are attractive opportunities in part because of loss-sharing arrangements with the FDIC that limit the acquirer’s downside risk on the purchased loan portfolio and, apart from our assumption of deposit liabilities, we have significant discretion as to the nondeposit liabilities that we assume. In addition, assets purchased from the FDIC are marked to their fair value and in many cases there is little or no addition to goodwill arising from an FDIC-assisted transaction. The bidding process for failing banks could become very competitive, and the increased competition may make it more difficult for us to bid on terms we consider to be acceptable.

Changes in national and local economic conditions could lead to higher loan charge-offs in connection with past FDIC-assisted transactions, all of which may not be supported by loss-sharing agreements with the FDIC.

Although loan portfolios acquired in past FDIC-assisted transactions have initially been accounted for at fair value, we do not yet know whether the loans we acquired will become impaired, and impairment may result in additional charge-offs to the portfolio. The fluctuations in national, regional and local economic conditions, including those related to local residential, commercial real estate and construction markets, may increase the level of charge-offs that we make to our loan portfolio, and, consequently, reduce our net income, and may also increase the level of charge-offs on the loan portfolios that we have acquired in such acquisitions and correspondingly reduce our net income. These fluctuations are not predictable, cannot be controlled and may have a material adverse impact on our operations and financial condition even if other favorable events occur.

Although we have entered into loss-sharing agreements with the FDIC which provide that a significant portion of losses related to specified loan portfolios that we have acquired in connection with the FDIC-assisted transactions will be borne by the FDIC, we are not protected for all losses resulting from charge-offs with respect to those specified loan portfolios. Additionally, the loss-sharing agreements have limited terms; therefore, any charge-off of related losses that we experience after the term of the loss-sharing agreements will not be reimbursable by the FDIC and will negatively impact our net income. The loss-sharing agreements also impose standard requirements on us which must be satisfied in order to retain loss share protections.

39

Risks Related to BNC’s Common Stock

The price of BNC’s common stock is volatile and may decline.

The trading price of BNC’s common stock may fluctuate widely as a result of a number of factors, many of which are outside our control. In addition, the stock market is subject to fluctuations in the share prices and trading volumes that affect the market prices of the shares of many companies. These broad market fluctuations have adversely affected and may continue to adversely affect the market price of BNC’s common stock. Among the factors that could affect our stock price are:

•	actual or anticipated quarterly fluctuations in our operating results and financial condition;

•	changes in revenue or earnings estimates or publication of research reports and recommendations by financial analysts or actions taken by rating agencies with respect to our securities or those of other financial institutions;

•	failure to meet analysts’ revenue or earnings estimates;

•	speculation in the press or investment community;

•	strategic actions by us or our competitors, such as acquisitions or restructurings;

•	actions by institutional shareholders;

•	fluctuations in the stock price and operating results of our competitors;

•	general market conditions and, in particular, developments related to market conditions for the financial services industry;

•	proposed or adopted regulatory changes or developments;

•	anticipated or pending investigations, proceedings or litigation that involve or affect us; or

•	domestic and international economic factors unrelated to our performance.

A significant decline in our stock price could result in substantial losses for individual shareholders and could lead to costly and disruptive securities litigation.

Our trading volume has been low compared with larger national and regional banks.

BNC’s common stock is traded on The NASDAQ Capital Market. However, the trading volume of our common stock is relatively low when compared with more seasoned companies listed on The NASDAQ Capital Market, The NASDAQ Global Select Market, or other consolidated reporting systems or stock exchanges. Thus, the market in our common stock may be limited in scope relative to other larger companies. In addition, we cannot say with any certainty that a more active and liquid trading market for BNC common stock will develop.

40

Securities issued by BNC, including our common stock, are not FDIC insured.

Securities issued by BNC, including its common stock, are not savings or deposit accounts or other obligations of any bank and are not insured by the FDIC, the DIF or any other governmental agency or instrumentality, or any private insurer, and are subject to investment risk, including the possible loss of principal.

We have issued Series A Preferred Stock and Series B Preferred Stock and subordinated debentures, and Bank of North Carolina has issued subordinated debt securities, all of which rank senior to BNC’s common stock.

We have issued 31,260 shares of Series A Preferred Stock. This series of preferred stock ranks senior to shares of the Series B Preferred Stock and the common stock. As a result, we must make dividend payments on our Series A Preferred Stock before any dividends can be paid on our Series B Preferred Stock or our common stock and, in the event of our bankruptcy, dissolution or liquidation, the holders of our Series A Preferred Stock must be satisfied before any distributions can be made on our Series B Preferred Stock or our common stock. If we do not remain current in the payment of dividends on the Series A Preferred Stock, no dividends may be paid on our Series B Preferred Stock or our common stock. In addition, we have issued and have outstanding $23.7 million in subordinated debentures in connection with the issuance of trust preferred securities, and Bank of North Carolina has issued and outstanding $8.0 million in subordinated debt securities. These debentures and debt securities also rank senior to our common stock.

Our Series B Preferred Stock has liquidation rights senior to our common stock.

We have issued 1,804,566 shares of Series B Preferred Stock. This series of preferred stock ranks junior, with regard to dividends, to the Series A Preferred Stock, and will receive such dividends and other distributions as declared and paid by us to all holders of common stock, on an as-converted basis. The Series B Preferred Stock should have the same priority, with regard to dividends, as our common stock. However, in the event of our liquidation, dissolution or winding-up of affairs, after payment or provision for payment of our debts and other liabilities, holders of the Series B Preferred Stock will be entitled to receive, out of our assets after any payment required to be made to any holders of the Series A Preferred Stock and any other series of preferred stock that we issued from time to time unless so designated in such series of preferred stock, (i) $0.01 per share, (ii) the amount that a holder of shares of our common stock would be entitled to receive (based on each share of Series B Preferred Stock being converted into one share of common stock immediately prior to the liquidation, dissolution or winding up, assuming such shares of common stock were outstanding) and (iii) an amount equal to all declared and unpaid dividends for prior dividend periods, before any distribution shall be made to holders of the common stock or any other class of stock or series thereof ranking junior to the Series B Preferred Stock with respect to the distribution of assets.

41

Our Series A Preferred Stock reduces net income available to holders of our common stock and earnings per common share, and the Warrant and Series B Preferred Stock may be dilutive to holders of our common stock.

The dividends declared on our Series A Preferred Stock will reduce any net income available to holders of common stock and our earnings per common share. Our Series A Preferred Stock will also receive preferential treatment in the event of sale, merger, liquidation, dissolution or winding up of our company, and our Series B Preferred Stock will receive preferential treatment in the event of liquidation, dissolution or winding up of our company. Additionally, the ownership interest of holders of our common stock will be diluted to the extent the Warrant is exercised or the Series B Preferred Stock is converted.

We may issue additional debt and equity securities or securities convertible into equity securities, any of which may be senior to our common stock as to distributions and in liquidation, which could negatively affect the value of our common stock.

In the future, we may attempt to increase our capital resources by entering into debt or debt-like financing that is unsecured or secured by all or up to all of our assets, or by issuing additional debt or equity securities, which could include issuances of secured or unsecured commercial paper, medium-term notes, senior notes, subordinated notes, preferred stock or securities convertible into or exchangeable for equity securities. In the event of our liquidation, our lenders and holders of our debt and preferred securities would receive a distribution of our available assets before distributions to the holders of our common stock. Because our decision to incur debt and issue securities in our future offerings will depend on market conditions and other factors beyond our control, we cannot predict or estimate with certainty the amount, timing or nature of our future offerings and debt financings. Further, market conditions could require us to accept less favorable terms for the issuance of our securities in the future.

Sales of a significant number of shares of our common stock in the public markets, or the perception of such sales, could depress the market price of our common stock.

Sales of a substantial number of shares of our common stock in the public markets and the availability of those shares for sale could adversely affect the market price of our common stock. In addition, future issuances of equity securities, including pursuant to outstanding options, could dilute the interests of our existing shareholders and could cause the market price of our common stock to decline. We may issue such additional equity or convertible securities to raise additional capital. Depending on the amount offered and the levels at which we offer the stock, issuances of common or preferred stock could be substantially dilutive to shareholders of our common stock. Moreover, to the extent that we issue restricted stock, phantom shares, stock appreciation rights, options or warrants to purchase our common stock in the future and those stock appreciation rights, options or warrants are exercised or as shares of the restricted stock vest, our shareholders may experience further dilution. Holders of our shares of common stock have no preemptive rights that entitle holders to purchase their pro rata share of any offering of shares of any class or series and, therefore, such sales or offerings could result in increased dilution to our shareholders. We cannot predict with certainty the effect that future sales of our common stock would have on the market price of our common stock.

42

We may reduce or eliminate dividends on our common stock.

Although we have historically paid a quarterly cash dividend to the holders of our common stock, holders of our common stock are not entitled to receive dividends. Downturns in the domestic and global economies and a decision to retain earnings to increase our capital could cause our board of directors to consider, among other things, reducing or eliminating dividends paid on our common stock. This could adversely affect the market price of our common stock. We may not pay dividends on our common stock unless all accrued and unpaid dividends for all past dividend periods are fully paid on our outstanding preferred stock issued to the Treasury. Furthermore, as a bank holding company, our ability to pay dividends is subject to the guidelines of the Federal Reserve regarding capital adequacy and dividends before declaring or paying any dividends. Dividends also may be limited as a result of safety and soundness considerations.

Our articles of incorporation, as amended, amended and restated bylaws, and certain banking laws may have an anti-takeover effect.

Provisions of our articles of incorporation and bylaws, as amended, and federal banking laws, including regulatory approval requirements, could make it more difficult for a third party to acquire us, even if doing so would be perceived to be beneficial to our shareholders. The combination of these provisions may prohibit a non-negotiated merger or other business combination, which, in turn, could adversely affect the market price of our common stock.

43

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This joint proxy statement/prospectus contains a number of forward-looking statements, including statements about the financial conditions, results of operations, earnings outlook and prospects of BNC, KeySource and the potential combined company and may include statements for the period following the completion of the Merger. You can find many of these statements by looking for words such as “may,” “plan,” “contemplate,” “anticipate,” “believe,” “intend,” “anticipate,” “continue,” “expect,” “project,” “potential,” “possible,” “predict,” “estimate,” “could,” “should,” “would,” “will,” “goal,” “target” or other similar expressions.

The forward-looking statements involve certain risks and uncertainties. The ability of either BNC or KeySource to predict results or the actual effects of its plans and strategies, or those of the combined company, is subject to inherent uncertainty. Factors that may cause actual results or earnings to differ materially from such forward-looking statements include, among others, the following:

•	the risk that the businesses of BNC and/or KeySource in connection with the Merger will not be integrated successfully or such integration may be more difficult, time-consuming or costly than expected;

•	expected revenue synergies and cost savings from the Merger may not be fully realized or realized within the expected timeframe;

•	the Merger may be more expensive to complete than anticipated, including as a result of unexpected factors or events;

•	revenues following the Merger may be lower than expected;

•	changes in the interest rate environment reduce interest margins and impact funding sources;

•	changes in market rates and prices may adversely impact the value of financial products;

•	customer and employee relationships and business operations may be disrupted by the Merger;

•	the ability to obtain required governmental and KeySource shareholder approvals, and the ability to complete the Merger on the expected timeframe;

•	possible changes in economic and business conditions;

•	the existence or exacerbation of general geopolitical instability and uncertainty;

•	the ability of BNC to integrate other acquisitions and retain existing and attract new customers;

•	possible changes in monetary and fiscal policies, and laws and regulations;

44

•	the effects of easing of restrictions on participants in the financial services industry;

•	the cost and other effects of legal and administrative cases;

•	possible changes in the creditworthiness of customers and the possible impairment of collectability of loans;

•	the effects of changes in interest rates; and

•	other risks and factors identified in this joint proxy statement/prospectus under the heading “Risk Factors.”

Because these forward-looking statements are subject to assumptions and uncertainties, actual results may differ materially from those expressed or implied by these forward-looking statements. You are cautioned not to place undue reliance on these statements, which speak only as of the date of this joint proxy statement/prospectus.

All subsequent written and oral forward-looking statements concerning the Merger or other matters addressed in this joint proxy statement/prospectus and attributable to BNC or KeySource or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this joint proxy statement/prospectus. Except to the extent required by applicable law or regulation, BNC and KeySource undertake no obligation to update these forward-looking statements to reflect events or circumstances after the date of this joint proxy statement/prospectus or to reflect the occurrence of unanticipated events.

45

THE BNC SPECIAL MEETING

Date, Time and Place

BNC will hold a special meeting of its shareholders at its office located at 1226 Eastchester Drive, High Point, North Carolina at [•] on [•], 2012.

Purpose of the Special Meeting

At the special meeting, BNC shareholders will be asked to consider and vote upon proposals to:

•	approve the Agreement and Plan of Merger between BNC and KeySource and the merger of KeySource with and into BNC;

•	adjourn the special meeting to a later date or dates, if necessary or appropriate, including to solicit additional proxies to approve the Agreement and Plan of Merger; and

•	transact any other business that may properly be brought before the special meeting.

Recommendation of the Board of Directors of BNC

The BNC board of directors has determined that the Merger is advisable and in the best interests of BNC and its shareholders and recommends that BNC shareholders vote “FOR” approval of the Agreement and Plan of Merger and “FOR” the proposal to adjourn the special meeting to a later date or dates, if necessary or appropriate.

Record Date; Shareholders Entitled to Vote

Shareholders of record at the close of business on May [•], 2012, which the BNC board of directors has set as the record date, are entitled to notice of and to vote at the special meeting. As of the close of business on that date, there were outstanding and entitled to vote [9,100,890] shares of common stock, no par value per share, each of which is entitled to one vote.

Quorum

A majority of the outstanding shares of BNC common stock entitled to vote at the special meeting, present in person or represented by proxy, will be necessary to constitute a quorum for the transaction of business at the special meeting. Abstentions are counted for purposes of determining the presence or absence of a quorum for the transaction of business at the special meeting.

In general, with respect to shares held in street name, the holders of record have the authority to vote shares for which their customers do not provide voting instructions only on certain routine, uncontested items. In the case of non-routine or contested items, the institution holding street name shares cannot vote the shares if it has not received voting instructions. These are considered to be “broker non-votes.” Since there are no routine items to be voted on at the special meeting, nominee record holders of BNC common stock that do not receive voting instructions from the beneficial owners of such shares will not be able to return a proxy card with respect to such shares; as a result, these shares will not be considered present at the special meeting and will not count towards the satisfaction of a quorum.

46

Vote Required

Approval of the Agreement and Plan of Merger requires the affirmative vote of a majority of all shares of BNC common stock entitled to vote at the special meeting. Approval of the proposal to authorize adjournment requires the affirmative vote of holders of a majority of the shares of BNC common stock represented in person or by proxy at the special meeting.

Directors and executive officers of BNC and their affiliates, who beneficially own approximately [•]% of BNC common stock as of the record date, are expected to vote for approval of the Agreement and Plan of Merger and for adjournment of the special meeting to a later date or dates, if necessary or appropriate.

Abstentions and Failure to Vote

Abstentions and the failure to vote will have the same effect as a vote against the proposal to approve the Agreement and Plan of Merger. However, abstentions and the failure to vote are not included in calculating votes cast with respect to the proposal to adjourn the special meeting to a later date or dates, if necessary or appropriate, and therefore will have no effect on the outcome of the vote on such proposal.

Voting of Proxies

The enclosed proxy with respect to the BNC special meeting is solicited by the board of directors of BNC. The board of directors has selected W. Swope Montgomery, Jr., Thomas R. Sloan, and Thomas R. Smith or any of them, to act as proxies with full power of substitution.

Whether or not you plan to attend the special meeting, you may submit a proxy to vote your shares via mail by marking your vote, signing your name exactly as it appears on your proxy card, date your proxy card and return it in the envelope provided.

All proxies will be voted as directed by the shareholder on the proxy form. A proxy, if executed and not revoked, will be voted in the following manner (unless it contains instructions to the contrary, in which event it will be voted in accordance with such instructions):

•	FOR approval of the Agreement and Plan of Merger; and

•	FOR approval of the proposal to adjourn the special meeting to a later date or dates, if necessary or appropriate, including to solicit additional proxies to approve the Agreement and Plan of Merger.

At the date hereof, management has no knowledge of any business that will be presented for consideration at the special meeting and that would be required to be set forth in this joint proxy statement/prospectus or in the related BNC proxy card, other than the matters set forth in the Notice of Special Meeting of Shareholders of BNC. In accordance with North Carolina law, business transacted at the BNC special meeting will be limited to those matters set forth in the notice. Nonetheless, if any other matter is properly presented at the BNC special meeting for consideration, proxies will be voted in the discretion of the proxy holder on such matter.

47

Your vote is important. Accordingly, please sign and return the enclosed proxy card, whether or not you intend to attend the BNC special meeting.

Shares Held in Street Name

If you hold your shares in a stock brokerage account or if your shares are held by a bank or other nominee (that is, in street name), you must provide the record holder of your shares with instructions on how to vote your shares if you wish them to be counted. Please follow the voting instructions provided by your bank, broker or other nominee. Please note that you may not vote shares held in street name by returning a proxy card directly to BNC or by voting in person at the meeting unless you provide a “legal proxy,” which you must obtain from your bank, broker or other nominee. Further, brokers who hold shares of BNC common stock on behalf of their customers may not give a proxy to BNC to vote those shares without specific instructions from their customers.

If you are a BNC shareholder and you do not instruct your broker on how to vote your shares, your broker may not vote your shares at the special meeting.

Your vote is important. Accordingly, please sign and return your broker’s instructions whether or not you plan to attend the BNC special meeting in person.

Revocability of Proxies

A proxy is revocable at any time prior to or at the special meeting by written notice to BNC, by executing a proxy bearing a later date, or by attending the special meeting and voting in person. A written notice of revocation of a proxy should be sent to the Secretary, BNC Bancorp, 1226 Eastchester Drive, High Point, North Carolina 27265, and will be effective if received by the Secretary prior to the special meeting. The presence of a shareholder at the special meeting alone will not automatically revoke such shareholder’s proxy.

Solicitation of Proxies

BNC will pay the costs of soliciting proxies from BNC shareholders. These costs may include reasonable out of pocket expenses in forwarding proxy materials to beneficial owners. BNC will reimburse brokers and other persons for their reasonable expenses in forwarding proxy materials to customers who are beneficial owners of the common stock of BNC registered in the name of nominees.

In addition to solicitation by mail, officers and directors of BNC may solicit proxies personally or by telephone. BNC will not specifically compensate these persons for soliciting such proxies, but may reimburse them for reasonable out-of-pocket expenses, if any.

48

Proposal to Adjourn the Special Meeting

If BNC does not receive a sufficient number of votes to constitute a quorum or approve the Agreement and Plan of Merger, it may propose to adjourn the special meeting for the purpose of soliciting additional proxies to establish a quorum or approve the Agreement and Plan of Merger. BNC does not currently intend to propose adjournment at the special meeting if there are sufficient votes to approve the Agreement and Plan of Merger. Approval of this proposal requires the affirmative vote of holders of a majority of the shares of BNC common stock represented in person or by proxy at the special meeting.

The board of directors of BNC unanimously recommends that BNC shareholders vote “FOR” the proposal to adjourn the special meeting, if necessary or appropriate, including to solicit additional proxies to approve the Agreement and Plan of Merger.

Proposals for 2013 BNC Annual Meeting

It is presently anticipated that the 2013 annual meeting of BNC shareholders will be held in May 2013. In order for shareholder proposals to be included in BNC’s proxy materials for that meeting, such proposals must be received by the Secretary of BNC at BNC’s principal executive office no later than December 17, 2012 and meet all other applicable requirements for inclusion in the proxy statement.

In the alternative, a shareholder may commence his or her own proxy solicitation and present a proposal from the floor at the 2013 annual meeting of BNC shareholders. In order to do so, the shareholder must notify the Secretary of BNC in writing, at BNC’s principal executive office no later than March 2, 2013, of his or her proposal. If the Secretary of BNC is not notified of the shareholder’s proposal by March 2, 2013, the BNC board of directors may vote on the proposal pursuant to the discretionary authority granted by the proxies solicited by the BNC board of directors for the 2013 annual meeting of BNC shareholders.

49

THE KEYSOURCE ANNUAL MEETING

Date, Time and Place

KeySource will hold an annual meeting of its shareholders at American Underground, 334 Blackwell Street, Durham, North Carolina, at 5:00 p.m., on June 5, 2012.

Purpose of the Annual Meeting

At the annual meeting, KeySource’s shareholders will be asked to consider and vote upon proposals to:

•	approve the Agreement and Plan of Merger between BNC and KeySource and the Merger of KeySource with and into BNC;

•	elect four directors to KeySource’s board of directors;

•	ratify the appointment of Grant Thornton LLP as KeySource’s independent certified public accounting firm for 2012;

•	adjourn the annual meeting to a later date or dates, if necessary or appropriate, including to solicit additional proxies to approve the Agreement and Plan of Merger; and

•	transact any other business that may properly be brought before the annual meeting.

Recommendation of the Board of Directors of KeySource

The KeySource board of directors has unanimously determined that the Merger is advisable and in the best interests of KeySource and its shareholders and recommends that KeySource’s shareholders vote “FOR” approval of the Agreement and Plan of Merger, “FOR” the election of four directors to KeySource’s board of directors, “FOR” the ratification of the appointment of Grant Thornton LLP as KeySource’s independent certified public accounting firm for 2012 and “FOR” adjournment of the annual meeting to a later date or dates, if necessary or appropriate.

Quorum and Voting Procedures

A quorum must be present for business to be conducted at the annual meeting. For all matters to be voted on at the meeting, a quorum will consist of a majority of the outstanding shares of KeySource’s common stock. Shares represented in person or by proxy at the meeting will be counted for the purpose of determining whether a quorum exists. Once a share is represented for any purpose at the meeting, it will be treated as present for quorum purposes for the remainder of the meeting and for any adjournments. If you return a valid proxy card or attend the meeting in person, your shares will be counted for purposes of determining whether there is a quorum, even if you abstain or instruct the Proxies to abstain from voting on one or more matters. Broker “non-votes” also will be counted in determining whether there is a quorum. Broker “non-votes” will occur if your shares are held by a broker and are voted on one or more matters at the meeting but they are not voted by the broker on a “non-routine” matter (such as the election of directors) because you have not given the broker voting instructions on that matter. If your shares are represented at the meeting with respect to any matter voted on, they will be treated as present with respect to all matters voted on, even if they are not voted on all matters.

50

You may cast one vote for each share of KeySource common stock you held of record on the record date on each director to be elected and on each other matter voted on by shareholders at the annual meeting. You may not cumulate your votes in the election of directors.

Approval of the Agreement and Plan of Merger requires the affirmative vote of a majority of all shares of KeySource common stock entitled to vote at the annual meeting. In the election of directors at the annual meeting, the four nominees receiving the highest numbers of votes will be elected.

Approval of the proposal to ratify the appointment of Grant Thornton LLP as KeySource’s independent certified public accounting firm for 2012 and to authorize adjournment will require that the number of votes cast in favor of the proposal exceed the number of votes cast against the proposal.

Directors and executive officers of KeySource and their affiliates, who beneficially own approximately [•]% of KeySource common stock as of the record date, are expected to vote for approval of the Agreement and Plan of Merger.

Support Agreements

As an inducement to and a condition of BNC’s willingness to enter into the Merger Agreement, each of the directors of KeySource entered into a support agreement with BNC. Pursuant to the support agreements, each of the directors of KeySource agreed, among other things, to vote (or cause to be voted), all the shares owned beneficially by each of them, (i) in favor of the approval of the Agreement and Plan of Merger at the annual meeting of the KeySource shareholders and (ii) against any Alternative Transaction (as defined in the Merger Agreement and as further described under “The Merger Agreement—Agreement Not to Solicit Other Offers”). As of [•], 2012, the directors of KeySource beneficially owned [•] shares, or approximately [•]% of the outstanding shares of KeySource common stock. A copy of the form of this support agreement is attached as Exhibit B to the Merger Agreement and is incorporated herein by reference. KeySource shareholders are urged to read the support agreements in their entirety.

Voting of Proxies

The enclosed proxy with respect to the KeySource annual meeting is solicited by the board of directors of KeySource. The board of directors has selected George A. Horton, III, James P. Murphy, and John S. Ramsey, Jr., or any of them, to act as proxies with full power of substitution.

KeySource requests that you sign the accompanying proxy and return it promptly in the enclosed, postage-paid envelope. Please mark your vote, sign your name exactly as it appears on your proxy card, date your proxy card and return it in the envelope provided.

51

All proxies will be voted as directed by the shareholder on the proxy form. A proxy, if executed and not revoked, will be voted in the following manner (unless it contains instructions to the contrary, in which event it will be voted in accordance with such instructions):

•	FOR approval of the Agreement and Plan of Merger;

•	FOR election of four directors to KeySource’s board of directors;

•	FOR ratification of the appointment of Grant Thornton LLP as KeySource’s independent certified public accounting firm for 2012; and

•	FOR approval of the proposal to adjourn the annual meeting to solicit additional proxies, if necessary.

At the date hereof, management has no knowledge of any business that will be presented for consideration at the annual meeting and that would be required to be set forth in this joint proxy statement/prospectus or in the related KeySource proxy card, other than the matters set forth in the Notice of Annual Meeting of Shareholders of KeySource. If any other matter is properly presented at the KeySource annual meeting for consideration, proxies will be voted in the discretion of the proxy holder on such matter.

Your vote is important. Accordingly, please sign and return the enclosed proxy card as soon as possible whether or not you plan to attend the KeySource annual meeting.

Shares Held in Street Name

If you hold your shares in a stock brokerage account or if your shares are held by a bank or other nominee (that is, in street name), you must provide the record holder of your shares with instructions on how to vote your shares if you wish them to be counted. Please follow the voting instructions provided by your bank, broker or other nominee. Please note that you may not vote shares held in street name by returning a proxy card directly to KeySource or by voting in person at the meeting unless you provide a “legal proxy,” which you must obtain from your bank, broker or other nominee. Further, brokers who hold shares of KeySource common stock on behalf of their customers may not give a proxy to KeySource to vote those shares without specific instructions from their customers.

If you are a KeySource shareholder and you do not instruct your broker on how to vote your shares, your broker may not vote your shares at the annual meeting.

Your vote is important. Accordingly, please sign and return your broker’s instructions whether or not you plan to attend the KeySource special meeting in person.

Revocability of Proxies

An appointment of proxy may be revoked by the shareholder giving it at any time before it is exercised by filing with Eddie B. Blount, secretary of KeySource, at KeySource’s offices at 280 South Mangum Street, Suite 140, Durham, North Carolina 27701, a written instrument revoking it or a duly executed appointment of proxy bearing a later date, or by attending the annual meeting and announcing the shareholder’s intention to vote in person.

52

Solicitation of Proxies

KeySource will pay the cost of preparing, assembling and mailing this joint proxy statement/prospectus to its shareholders and other proxy solicitation expenses. In addition to the use of the mails, appointments of proxy may be solicited in person or by telephone by KeySource’s officers, directors, and employees without additional compensation. KeySource will reimburse banks, brokers and other custodians, nominees, and fiduciaries for their costs in sending the proxy materials to the beneficial owners of KeySource’s common stock.

Proposal to Elect Directors

The KeySource board of directors recommends that KeySource shareholders vote for each of the four directors listed below for terms of three years.

Name and Age	Position(s) Held	Director Since(1)	Principal Occupation and Business Experience

James A. Bick (55)	Director	2007	Principal, Bick Capital Advisors, Inc., Chapel Hill, NC, 1996–Present (private investment firm); former Adjunct Professor, Kenan-Flagler Business School, University of North Carolina at Chapel Hill (entrepreneurial finance and business plan analysis)

Lucy G. Martindale (58)	Director	2007	Executive Vice President and Chief Financial Officer, LipoScience, Inc., Raleigh, NC, 2001–Present (medical technology company)

Jeffrey A. Monsein (54)	Director	2007	Owner, The Aluminum Company of North Carolina, Durham, NC, 1984–Present

Joseph R. Parker, Jr. (68)	Director	2007	Retired. Former Mortgage Loan Consultant, Corporate Investors Mortgage Group, Durham, NC, 2000–2007; former Senior Vice President, Residential Mortgage Lending for North Carolina and Virginia, Wachovia Bank, Durham, NC, 1969–2000

(1)	Includes prior service as a director of KeySource Commercial Bank.

The board of directors of KeySource unanimously recommends that KeySource shareholders vote “FOR” each of the nominees for director of KeySource for three-year terms.

Incumbent Directors

The KeySource board of directors includes the following directors whose terms will continue after the annual meeting. Certain information regarding those directors is set forth in the following table:

53

Name and Age	Director Since(1)	Term Expires	Principal Occupation and Business Experience

Stephen P. Conway (60)	2007	2014	Chairman & CEO, Lucor, Inc., Raleigh, NC, 1986–Present (operator of quick lube centers); Vice President, Auto Parts Unlimited, Raleigh, NC, 1995–Present (auto parts import and distribution company)

Donald R. Draughon, Jr. (53)	2007	2013	President & Chief Executive Officer, KeySource Commercial Bank, Durham, NC, 2007–Present; former Managing Director / Senior Vice President, Anderson & Strudwick, Inc., Richmond, VA, 2002–2006; former Chairman & Chief Executive Officer, Convenience USA, Inc., 1998–2001; former Assistant Vice President, Wachovia Bank & Trust, 1984–1989; former Director, Smith River Community Bank, Martinsville, VA, 2005–2007; former Director, Millennia Community Bank, Greenville, NC, 2004–2007

George A. Horton, III (66)	2007	2014	Manager, Telesis Construction Management, LLC, Hillsborough, NC, 1994–Present (residential, commercial and land development); Owner, Paramount Builders, Hillsborough, NC, 1984–2003 (real estate)

James P. Murphy (66)	2007	2013	President, J.P. Murphy, Inc., Durham, NC, 1998–Present (health care and employee benefits consultancy); President, Treyburn Country Club, Durham, NC, 2005–2007; President, Anthem Blue Cross Blue Shield, Cincinnati, OH 1996–1998

John S. Ramsey, Jr. (63)	2007	2013	Former independent sales agent / consultant, Synapse Technology and CMG Partners, Durham, NC, 2005–2008; former Executive Vice President-Strategic Initiatives, CCB/National Commerce, Durham, NC, 1995–2004; former Senior Vice President-Marketing, Wachovia, Winston-Salem, NC, 1978–1992; also held positions at American Security Bank (now Bank of America), Washington, DC, 1977–1978; First Virginia Bankshares (now BB&T), Falls Church, VA, 1973–1977; and South Carolina National Bank (now Wachovia), Columbia, SC, 1971–1973

Michael C. Waters (52)	2007	2014	President, The Benefit Planning Group, Inc., Durham, NC, 1988–Present (employee benefits firm)

(1)	Includes prior service as a director of KeySource Commercial Bank.

Director Relationships

No director or nominee is a director of any corporation with a class of securities registered pursuant to section 12 of the Exchange Act or subject to the requirements of section 15(d) of the Exchange Act, or any corporation registered as an investment company under the Investment Company Act of 1940.

54

There are no family relationships among directors and executive officers.

Meetings and Committees of the Board of Directors

The board of directors of KeySource Commercial Bank held thirteen regular meetings during 2011. Also, KeySource Commercial Bank has several standing committees, including an audit committee, an executive committee, a loan committee, an asset-liability committee (“ALCO”), and a compensation and nominating committee.

The current members of the audit committee are Ms. Martindale and Messrs. Horton, Monsein, Parker, and Ramsey. The audit committee held five meetings in 2011.

The current members of the executive committee are Messrs. Bick, Conway, Draughon, Horton, and Ramsey. The executive committee held two meetings in 2011.

The current members of the compensation and nominating committee are Ms. Martindale and Messrs. Bick, Murphy, Ramsey, and Waters. The compensation and nominating committee held twelve meetings in 2011.

The current members of the loan committee are Messrs. Bick, Conway, Monsein, and Parker. The loan committee held thirty-seven meetings during 2011 in order to respond rapidly to the loan requests of KeySource Commercial Bank’s customers.

The current members of the asset liability committee are Messrs. Conway, Draughon, Murphy, Ramsey, and Waters. The asset liability committee held four meetings in 2011.

Annual Shareholder Meeting Attendance

KeySource does not currently have a formal policy regarding attendance by directors at annual shareholder meetings, although attendance is encouraged.

Director Compensation

Board Fees. During 2011, directors received cash compensation for their service on the board of $250 per full board meeting and $100 per board committee meeting of KeySource or KeySource Commercial Bank. In addition to these fees, the chairman of the board of directors received a $400 monthly retainer. The chairman of the compensation and nominating committee received $600 per committee meeting instead of the standard $100 fee.

2007 Nonstatutory Stock Option Plan. The shareholders of KeySource Commercial Bank approved the 2007 Nonstatutory Stock Option Plan for directors (the “2007 Nonstatutory Option Plan”) at the 2007 annual meeting of shareholders, pursuant to which options covering 172,214 shares of KeySource Commercial Bank’s common stock were made available for issuance to members of the board of directors. In connection with the reorganization of KeySource Commercial Bank into the holding company form of organization, the 2007 Nonstatutory Option Plan was adopted by KeySource and options under that Plan were converted into options to purchase shares of KeySource’s common stock. All available options have been granted under the 2007 Nonstatutory Option Plan. The nonstatutory options are subject to a four-year vesting schedule whereby 20% of the options are vested on the date of grant, and 20% vest on each anniversary of the date of grant until such options are fully vested on the fourth anniversary of the date of grant.

55

Indebtedness of and Transactions with Management

KeySource Bank has, and expects in the future to have, transactions in the ordinary course of business with certain of its current directors, nominees for director, executive officers and their associates. All loans included in such transactions will be made on substantially the same terms, including interest rates, repayment terms and collateral, as those prevailing for comparable transactions with other persons at the time such loans were made, and will not involve more than the normal risk of collectability or present other unfavorable features.

Loans made by the Bank to directors and executive officers are subject to the requirements of Regulation O of the Board of Governors of the Federal Reserve System. Regulation O requires, among other things, prior approval of such loans by the board of directors with any “interested director” not participating, dollar limitations on amounts of certain loans and prohibitions on any favorable treatment being extended to any director or executive officer in any of the Bank’s lending matters. To the best knowledge of the management of the Company and the Bank, Regulation O has been complied with in its entirety.

In addition to loans made in the ordinary course of business, specific transactions involving KeySource Commercial Bank and its directors (or their business affiliates) during 2011 included the following:

•	Insurance People of North Carolina, Inc. provided property, liability, and health insurance policies to KeySource Commercial Bank in 2011. Director John S. Ramsey, Jr. is a contract sales agent for Insurance People of North Carolina, Inc.

Proposal to Ratify Appointment of Independent Certified Public Accounting Firm

The board of directors of KeySource has appointed the firm of Grant Thornton LLP as the company’s independent certified public accounting firm for 2012. A representative of Grant Thornton LLP is expected to be present at the annual meeting and available to respond to appropriate questions and will have an opportunity to make a statement if he or she desires to do so.

The board of directors of KeySource unanimously recommends that KeySource shareholders for “FOR” ratification of Grant Thornton LLP as KeySource’s independent certified public accounting firm for 2012.

Proposal to Adjourn the Annual Meeting

If KeySource does not receive a sufficient number of votes to constitute a quorum or approve the Agreement and Plan of Merger, it may propose to adjourn the annual meeting for the purpose of soliciting additional proxies to establish a quorum or approve the Agreement and Plan of Merger. KeySource does not currently intend to propose adjournment of the annual meeting if there are sufficient votes to approve the Agreement and Plan of Merger. If approval of the proposal to adjourn the annual meeting for the purpose of soliciting additional proxies is submitted to the KeySource shareholders for approval, the approval requires that the number of votes cast at the annual meeting, in person or by proxy and entitled to vote thereon, in favor of the proposal exceeds the votes cast against the proposal, whether or not a quorum is present.

56

The board of directors of KeySource unanimously recommends that KeySource shareholders vote “FOR” the proposal to adjourn the annual meeting, if necessary or appropriate, including to solicit additional proxies to approve the Agreement and Plan of Merger.

Proposals for 2013 KeySource Annual Meeting

If the Merger is completed, then KeySource will not have a 2013 annual meeting of shareholders. However, if the Merger is not completed, KeySource currently expects that its next annual meeting would be held during June 2013. Any proposal of a KeySource shareholder intended to be presented for action at that annual meeting would have to be received by KeySource in writing at its main office in Durham, North Carolina, no later than January 20, 2013, to be considered timely received for inclusion in the proxy statement and form of appointment of proxy distributed by KeySource in connection with that meeting.

If KeySource has a 2013 annual meeting, then written notice of a shareholder proposal intended to be presented at that meeting but which is not intended to be included in KeySource’s proxy statement and form of appointment of proxy must be received by KeySource at its main office in Durham, North Carolina, no later than April 5, 2013, in order for that proposal to be considered timely received for purposes of the discretionary authority of the proxies at that meeting to vote on other matters presented for action by shareholders at the meeting.

57

THE MERGER

Background of the Merger

The KeySource board of directors (the “KeySource Board”) has routinely considered the strategic position of KeySource and KeySource Commercial Bank since KeySource Commercial Bank’s organization in 2007. At the time of KeySource Commercial Bank’s chartering, the strategic direction to be followed was that of a “business bank,” serving the borrowing needs of commercial customers in the Bank’s market area and funded primarily by wholesale funding sources, brokered deposits, deposits of the executives of its lending customers, and professional businesses such as lawyers and accountants in its market area. This business bank model had experienced considerable success in other markets of North Carolina. The strategic plan of the organizers of KeySource Commercial Bank was fully set forth in its chartering and deposit insurance applications to the federal and state banking regulators. The business bank model was working effectively and producing positive financial results anticipated by the organizers and KeySource Board until the onset of the economic downturn and resulting deterioration of market values of commercial properties. Almost simultaneously with the economic downturn came the realization by the KeySource Board that the “business bank model” had fallen out of favor with the federal banking regulators, primarily due to KeySource Commercial Bank’s reliance on wholesale funding, including brokered deposits. Management received continuous pressure from its federal regulators to expand its core deposit base and become less reliant on wholesale funding and less dependent on commercial real estate lending.

In the first part of 2010, the KeySource Board conducted an extensive meeting to discuss the strategic direction of KeySource and KeySource Commercial Bank. Acknowledging the economic downturn and the pressures being placed on management by the federal regulators, the board concluded that the only realistic strategy to continue KeySource Commercial Bank’s progress and to enhance shareholder value was to consider acquiring another financial institution within or adjacent to its market area or to consider a consolidation with another bank in a “merger of equals” transaction. Simultaneously, the KeySource Board acknowledged its need for additional capital to pursue this strategy and in 2010 began discussions with a private equity firm to fund $50 million in capital to permit KeySource to consider expansion of its markets and engage in an acquisition strategy. A “merger of equals” candidate was identified, however, the proposed transaction would have necessitated a significant infusion of capital to consummate. KeySource Commercial Bank’s federal and state regulators discouraged this potential transaction and KeySource subsequently withdrew from discussions with the merger candidate. During 2011, KeySource Commercial Bank applied for capital funding from the U.S. Treasury Small Business Lending Fund (“SBLF”), but, as was the case with most applicants for this program, it was declined access to these funds. KeySource also attempted its own capital raise and engaged an investment banking firm to assist it in an offering of common stock in a private placement. This offering was largely unsuccessful and only a small portion of the shares offered for sale were purchased.

In mid-2011, KeySource was approached by an out-of-state financial institution about a possible combination, and after a number of meetings to explore such a combination, the other interested financial institution withdrew itself from further discussion. In July 2011, KeySource retained the investment banking services of Banks Street Partners, LLC (“Banks Street”). Banks Street is an experienced investment firm specializing in community financial institutions, and the KeySource Board had great confidence in the leadership at Banks Street to assist KeySource in assessing its strategic alternatives.

58

Prior to this engagement, KeySource had not previously engaged Banks Street, but the principals of Banks Street were well known to the executive management of KeySource and counsel to KeySource. Banks Street had facilitated KeySource’s discussions with the private equity firm and potential merger candidate in 2010, as well as the out-of-state financial institution in mid-2011. Both executive management of KeySource and counsel to KeySource had a high regard for the professionalism and expertise of Banks Street.

The focus of the engagement with Banks Street was to review possible merger candidates, including through an acquisition, an outright sale, or a merger of equals. Banks Street conferred with KeySource and identified 20 financial institutions that may have an interest in either entering into or expanding in the Raleigh-Durham combined Metropolitan Statistical Area. These identified institutions were contacted on an anonymous basis to determine an interest in such an expansion. In early August 2011, Banks Street met with KeySource to discuss the results of its inquiries and proposed eight potential candidates for direct contact and discussion after the signing of a mutual nondisclosure agreement between KeySource and each of the identified parties. During the balance of August through mid-September 2011, preliminary discussions were held by either Banks Street or executive management of KeySource with each of the potential interested parties. Simultaneously, Banks Street created a disclosure package of information regarding KeySource and KeySource Commercial Bank and established a confidential web-based data room to permit prospective interested parties to learn more information about KeySource.

On September 21, 2011, Banks Street met with the executive committee of the KeySource Board and discussed the eight identified potential parties and noted that five of them had entered into detailed discussions with either executive management or Banks Street. One of the five interested parties was BNC, which showed significant and immediate interest upon its initial review of the confidential information in the data room.

On September 21, 2011, BNC delivered a term sheet to KeySource that suggested a one-for-one exchange of stock between the companies in a potential merger, all of which would be subject to further and extensive due diligence by both parties. At the request of BNC, KeySource entered into a 45-day exclusivity agreement with BNC to allow for further discussions and due diligence by both parties. The exclusivity period began in late September 2011, and lasted through mid-November. During the month of October 2011, each party engaged in an extensive review of the books and records of the other and continued a dialog regarding social issues surrounding a potential merger.

On November 15, 2011, Banks Street presented a detailed analysis of the valuations of both BNC and KeySource to the executive committee of the KeySource Board. The executive committee authorized further detailed discussions between KeySource and BNC, with an aim toward effecting a definitive merger agreement.

59

In the interim, before a definitive merger agreement could be negotiated, the exclusivity period expired and KeySource discussed the advantages and disadvantages of contacting other potential strategic partners, but determined that the most favorable transaction would be one with BNC if it could be successfully negotiated.

On December 1, 2011, BNC completed final on-site due diligence at KeySource. Representatives of KeySource concluded final on-site due diligence of BNC on December 2, 2011.

In December 2011, BNC retained Keefe, Bruyette & Woods (“KBW”) as its financial and investment advisor in connection with the transactions. Both KeySource and BNC scheduled a board of directors meeting for December 21, 2011. KeySource agreed to extend the exclusivity period with BNC until the conclusion of that meeting. From December 1 through December 21, 2011, the parties continued to negotiate the terms of the Agreement and Plan of Merger, including the KeySource condition to closing that the tangible book value per share of BNC common stock shall equal or exceed $7.50.

It was known to the executive management of KeySource that Banks Street had previous engagements with BNC in connection with other business transactions. As a result, and upon advice of its corporate and securities counsel, Gaeta & Eveson, P.A., and with the concurrence of Banks Street, KeySource determined that it would be important to obtain a totally independent opinion as to fairness, from a financial point of view, of the potential transaction with BNC from a third party investment banking firm. Monroe Securities, Inc. (“Monroe”) was contacted and retained in early December to provide its analysis and render its opinion to the board of directors as to the fairness of the contemplated merger transaction with BNC, from a financial point of view, to the shareholders of KeySource.

In mid-December 2011, Banks Street presented its due diligence findings and updated details on the negotiation process to the executive committee of the KeySource Board. Counsel for KeySource was engaged in extensive discussions regarding a definitive merger agreement with counsel for BNC and it was determined that the transaction was ready to be presented to the KeySource Board on December 21, 2011.

At a KeySource Board meeting on December 21, 2011, the board received a valuations presentation of the transaction from Monroe, a copy of the definitive Agreement and Plan of Merger with BNC, a detailed executive summary of the Agreement and Plan of Merger and detailed resolutions for consideration to authorize execution of the Agreement and Plan of Merger and to recommend its approval to the KeySource shareholders. Additionally, Banks Street presented a complete summary of its actions on behalf of KeySource from the time of its engagement in mid-2011 to the date of the meeting. After a thorough discussion where each board member had the opportunity to make inquiry of executive management, Monroe, Banks Street, and KeySource’s corporate and securities counsel, Gaeta & Eveson, P.A., the execution of the Agreement and Plan of Merger was unanimously approved by the KeySource Board and it was recommended that it be presented to the KeySource shareholders for approval.

60

BNC also held a special meeting on December 21, 2011 for its board of directors (the “BNC Board”) to consider the transaction. The BNC Board received a copy of the definition Agreement and Plan of Merger and detailed resolutions for consideration to adopt the Agreement and Plan of Merger.

KeySource and BNC executed the definitive merger agreement after the close of business on Wednesday, December 21, 2011 and issued a joint press release publicly announcing the transaction shortly thereafter.

BNC’s Reasons for the Merger and Recommendation of the BNC Board of Directors

The BNC Board believes that the completion of the Merger presents a unique opportunity for BNC to further its strategic plan to broaden its geographic market area by expanding its franchise and banking operations into the Raleigh-Durham market area, which BNC believes is one of the most attractive market areas in North Carolina. The BNC Board also noted that the Merger furthered BNC’s strategic focused regional growth plan.

The terms of the Merger, including the merger consideration, are the result of arm’s-length negotiations between representatives of BNC and KeySource. In reaching its decision to approve the Merger, the BNC Board consulted with its legal advisors regarding the terms of the transaction, with its financial advisor, KBW, regarding the financial aspects of the proposed transaction and the merger consideration, and with management of BNC. In approving the entry into the Merger Agreement, the BNC Board considered the following material factors:

•	KeySource’s strategic presence around the attractive Raleigh-Durham market area.

•	The completion of the Merger would not only expand and diversify BNC’s markets but it would expand product capabilities and further diversify its revenue mix.

•	The reports of BNC management and the financial presentation of BNC’s financial advisor concerning the operations and financial condition of KeySource and the pro forma financial impact of the merger.

•	KeySource is a very well managed, quality organization with a strong earnings capability and a business focused business model.

•	KeySource and BNC’s management teams share a common business vision and commitment to their respective clients, shareholders, employees and other constituencies.

•	The two companies have complementary service-focused business models.

•	BNC’s management believes that the merger will be accretive to BNC’s earnings under GAAP.

•	The merger is likely to provide an increase in shareholder value, including the benefits of a stronger strategic position.

The BNC Board also considered potential risks associated with the Merger in connection with its deliberations of the proposed transaction, including the challenges of integrating KeySource’s business, operations and workforce with those of BNC, the potential negative impact on BNC’s stock price and the need to obtain shareholder and regulatory approvals in order to complete the transaction.

61

The BNC Board considered all of these factors as a whole and, on balance, the BNC Board believes that the opportunities created by the Merger to increase the value of the BNC franchise more than offset any integration or other risks inherent in the Merger.

The foregoing discussion of the information and factors considered by the BNC Board is not exhaustive, but includes the material factors considered by the BNC Board. In view of the wide variety of factors considered by the BNC Board in connection with its evaluation of the Merger and the complexity of these matters, the BNC Board did not consider it practical to, nor did it attempt to, quantify, rank or otherwise assign relative weights to the specific factors that it considered in reaching its decision. In considering the factors described above, individual members of the BNC Board may have given different weights to different factors.

On the basis of these considerations, BNC’s entry into the Merger Agreement was unanimously approved by the BNC Board on December 21, 2011.

The BNC Board determined that the Merger, the Merger Agreement and the transactions contemplated by the Merger Agreement are in the best interests of BNC and its shareholders. Accordingly, the BNC Board unanimously approved the Merger and the Merger Agreement and unanimously recommends that BNC shareholders vote “FOR” approval of the Agreement and Plan of Merger.

KeySource’s Reasons for the Merger and Recommendation of the KeySource Board of Directors

In reaching its decision to adopt and approve the merger agreement and recommend its approval to KeySource shareholders, the KeySource Board consulted with senior management and its outside financial and legal advisors and evaluated the increasing difficulty KeySource faces in maintaining and improving performance and value for its shareholders over the long term in the current and prospective economic environment affecting the banking industry as a whole. The KeySource Board believes that economic recovery and improvements in banks’ profits and market values will be a slow process. After considering KeySource’s strategic options, the KeySource Board concluded that partnering with a financial institution with a strong management team and capital would better maximize the long-term value of shareholders’ investment than if KeySource remained independent and it believes that the proposed Merger with BNC is in the best interests of KeySource’s shareholders.

In its deliberations described above and in making its determination, the KeySource Board considered many factors including, without limitation, the following:

•	the current and prospective business and economic environments in which KeySource operates, including challenging regional and local economic conditions, the competitive environment for North Carolina financial institutions characterized by intensifying competition from in state and out-of-state financial institutions, the continuing consolidation of the financial services industry, the increased regulatory burdens on financial institutions, and the uncertainties in the regulatory climate going forward;

62

•	BNC’s access to capital resources relative to that of KeySource;

•	the business, earnings, operations, financial condition, management, prospects, capital levels and asset quality of both BNC and KeySource;

•	the fact that KeySource would likely need to raise a material amount of additional capital in the near future if it remained independent, and that raising such equity would likely be very difficult and dilutive to KeySource’s shareholders;

•	the board of directors’ desire to provide KeySource shareholders with the prospects for greater future appreciation on their investment in KeySource common stock than the amount of appreciation the board of directors believes could be achieved independently;

•	the overall greater scale that will be achieved by the Merger that will better position the combined company for future growth;

•	the financial analysis prepared by Monroe, and the opinion dated December 21, 2011, delivered to the KeySource board of directors by Monroe, to the effect that the merger consideration is fair, from a financial point of view, to KeySource’s shareholders;

•	the interest of KeySource’s directors and executive officers in the Merger, in addition to their interests generally as shareholders, as described under “—KeySource’s Directors and Officers Have Financial Interests in the Merger” below;

•	the likelihood that the regulatory approvals necessary to complete the transaction would be obtained;

•	the effect of the Merger on KeySource and KeySource Commercial Bank’s employees, including the prospects for continued employment and the severance and other benefits agreed to be provided by BNC to KeySource Commercial Bank’s employees; and

•	the effect of the Merger on KeySource Commercial Bank’s customers and the communities in which they conduct business.

The KeySource Board also considered the following potential risks and negative factors relating to the Merger:

•	the exchange ratio is fixed so if the market price of BNC common stock decreases prior to the completion of the Merger, the value of the consideration to be received by KeySource’s shareholders will decrease as well;

63

•	the Merger Agreement limits KeySource’s ability to pursue other merger or acquisition opportunities;

•	the Merger Agreement obligates KeySource to pay a substantial termination fee if it later chooses to pursue a more attractive uninvited merger proposal or if the Agreement and Plan of Merger is terminated under certain circumstances;

•	KeySource will lose the autonomy associated with being an independent financial institution;

•	the Merger could result in employee attrition and have a negative effect on business and customer relationships;

•	while the Merger is pending, KeySource’s officers and employees will have to focus extensively on actions required to complete the Merger, which will divert their attention from KeySource’s business, and KeySource will incur substantial transaction costs even if the Merger is not consummated;

•	while the Merger is pending, KeySource will be subject to certain restrictions on the conduct of its business which may delay or prevent it from pursuing business opportunities that may arise or preclude it from taking actions that would be advisable if it was to remain independent; and

•	because KeySource currently does not anticipate asking Monroe to update its opinion, the opinion will not address the fairness of the merger consideration, from a financial point of view, at the time the merger is completed.

In evaluating a potential merger with BNC, the KeySource Board carefully considered BNC’s financial performance in 2010 and 2011. KeySource’s management team, along with Banks Street and KeySource’s legal counsel, conducted due diligence on BNC to assess, among other things, BNC’s operating and financial condition, including its balance sheet composition. The KeySource Board also negotiated a condition to closing that the tangible book value per share of BNC common stock shall equal or exceed $7.50 per share.

The KeySource Board concluded that the anticipated benefits of combining with BNC were likely to substantially outweigh these potential risks and negative factors outlined above.

Before approving the proposed transaction with BNC, the KeySource Board discussed at length, with input from Banks Street and Monroe, KeySource’s strategic options, including remaining independent or pursuing other alternatives, in relation to the long-term best interests of shareholders. The board of directors concluded that combining with BNC on the terms offered by BNC was in the KeySource shareholders’ best interest.

64

The foregoing discussion of the factors considered by the KeySource Board is not intended to be exhaustive, but is believed to include all the material factors considered by the KeySource Board. In view of the wide variety of factors considered in connection with its evaluation of the Merger and the complexity of these matters, the KeySource Board did not find it useful and did not attempt to quantify or assign any relative or specific weights to the various factors that it considered in reaching its determination to approve the Agreement and Plan of Merger and recommend that the shareholders vote “FOR” approval of the Agreement and Plan of Merger. In addition, individual members of the KeySource Board may have given differing weights to different factors. The KeySource Board conducted an overall analysis of the factors described above, including thorough discussions with, and questioning of, KeySource’s management and outside financial and legal advisors. The KeySource Board considered all of the foregoing factors as a whole and unanimously supported a favorable determination to approve the Merger and recommend that KeySource shareholders approve the Agreement and Plan of Merger.

The KeySource Board determined that the Merger, the Merger Agreement and the transactions contemplated by the Merger Agreement are in the best interests of KeySource and its shareholders. Accordingly, the KeySource Board unanimously approved the Merger and the Merger Agreement and unanimously recommends that KeySource shareholders vote “FOR” approval of the Agreement and Plan of Merger.

Opinion of Monroe Securities, Inc.

In connection with Monroe’s engagement, KeySource asked Monroe to evaluate the fairness, from a financial point of view, of the consideration to be received by KeySource shareholders in the Merger. Monroe is a nationally recognized investment banking firm that provides specialized corporate finance and investment research services to financial services companies. In the ordinary course of its investment banking business, Monroe is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions. KeySource selected Monroe as its financial advisor based upon Monroe’s qualifications, expertise and reputation in such capacity.

Monroe is actively involved in the investment banking business and regularly undertakes the valuation of investment securities in connection with public offerings, private placements, business combinations and similar transactions. In the ordinary course of business, Monroe may trade in the securities of KeySource and BNC for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities.

Monroe has consented to the inclusion of its opinion and to the inclusion of the summary of its opinion in this joint proxy statement/prospectus. In giving such consent, Monroe does not concede that it comes within the category of persons whose consent is required under the Securities Act or the rules and regulations of the SEC thereunder, nor does it concede that it is an expert within the meaning of the term “expert” as used in the Securities Act or the rules and regulations of the SEC thereunder with respect to any part of the registration statement on Form S-4 of which this joint proxy statement/prospectus forms a part.

At the December 21, 2011 meeting of the KeySource Board to evaluate the Merger, Monroe delivered to the KeySource Board its written and oral opinion that, based upon and subject to various matters set forth in its opinion, the consideration to be received by KeySource’s shareholders was fair, from a financial point of view. At this meeting, the KeySource Board voted to approve the Merger and subsequently executed the Merger Agreement on December 21, 2011.

65

You should consider the following when reading the discussion of Monroe’s opinion in this document:

•	The summary of the opinion of Monroe set forth in this joint proxy statement/prospectus is qualified in its entirety by reference to the full text of the opinion that is attached as Appendix C to this document. You should read the opinion in its entirety for a full discussion to the procedures followed, assumptions made, matters considered and qualification and limitation on the review undertaken by Monroe in connection with its opinion.

•	Monroe’s opinion to the KeySource Board rendered in connection with the Merger does not constitute a recommendation to any shareholder as to how he or she should vote at the annual shareholders’ meeting.

The preparation of a fairness opinion involves various determinations as to the most appropriate methods of financial analysis and the application of those methods to the particular circumstances. It is therefore not readily susceptible to partial analysis or summary description. In connection with rendering its opinion, Monroe performed a variety of financial analyses. Monroe believes that its analyses must be considered together as a whole and that selecting portions of its analyses and the facts considered in its analyses, without considering all other factors and analyses, could create an incomplete or inaccurate view of the analyses and the process underlying the rendering of Monroe’s opinion.

In performing its analyses, Monroe made numerous assumptions with respect to industry performance, business and economic conditions, and other matters, many of which are beyond the control of KeySource and BNC and may not be realized. Any estimates contained in Monroe’s analyses are not necessarily predictive of future results or values, which may be significantly more or less favorable than the estimates. Monroe has relied, without independent verification, upon the accuracy and completeness of the information it reviewed for the purpose of rendering its opinion. Monroe did not undertake any independent evaluation or appraisal of the assets and liabilities of KeySource and BNC nor was it furnished with any appraisals. Monroe is not an expert in the evaluation of loan portfolios, including under-performing or non-performing assets, charge-offs or the allowance for loan losses; it has not reviewed any individual credit files of KeySource and BNC. Monroe’s opinion is necessarily based on economic, market and other conditions existing on the date of its opinion and on information as of various earlier dates made available to it which is not necessarily indicative of current market conditions.

In rendering its opinion, Monroe made the following assumptions:

•	that the Merger will be accounted for as a purchase in accordance with GAAP;

•	that all material governmental, regulatory and other consents and approvals necessary for the consummation of the Merger would be obtained without any adverse effect on KeySource, BNC or their respective subsidiaries or on the anticipated benefits of the Merger;

66

•	that KeySource and BNC had provided it with all of the information prepared by KeySource and BNC or its other representatives that might be material to Monroe in its review; and

•	that the financial projections it reviewed were reasonably prepared on a basis reflecting the best currently available estimates and judgment of the management of KeySource and BNC as to the future operating and financial performance of KeySource and BNC.

In connection with its written opinion dated December 21, 2011, Monroe reviewed:

•	the draft Agreement and Plan of Merger, dated December 21, 2011;

•	KeySource’s audited financial statements for the years ended December 31, 2010, 2009 and 2008 and KeySource’s internal, unaudited financial statements for the period ended September 30, 2011;

•	BNC’s recent filings with the SEC including its annual reports on Form 10-K for the three years ended December 31, 2010, 2009 and 2008, and quarterly reports on Form 10-Q for the quarters ended September 30, 2011, June 30, 2011 and March 31, 2011;

•	BNC’s proxy statement for the 2011 annual meeting of shareholders of BNC held May 17, 2011;

•	current reports to shareholders of BNC on Form 8-K with the SEC from February 3, 2011 to December 21, 2011; and

•	certain financial forecasts and projections of KeySource and BNC, prepared by their respective management teams, as well as the estimated cost savings and related transaction expenses expected to result from the Merger.

In addition, Monroe:

•	participated in discussions with KeySource management and management and representatives of BNC concerning KeySource’s and BNC’s financial condition, asset quality and regulatory standing, capital position, historical and current earnings, management succession and KeySource’s and BNC’s future financial performance;

•	analyzed certain aspects of KeySource’s financial performance and condition and compared such financial performance with similar data of publicly-traded companies it deemed similar to KeySource;

67

•	analyzed certain aspects of BNC’s financial performance and condition and compared such financial performance of BNC, together with stock market data relating to BNC common stock, with similar data of publicly-traded companies it deemed similar to BNC;

•	reviewed reported market prices and historical trading activity of BNC’s common stock;

•	compared the proposed financial terms of the Merger with the financial terms of certain other transactions that it deemed to be relevant;

•	reviewed the pro forma impact of the Merger on the assets, equity, income, earnings per share and tangible book value per share of KeySource and BNC; and

•	considered such other information, financial studies, analyses and investigations and financial, economic and market criteria as we deemed relevant.

Summary of the Proposed Merger

As reflected in the Merger Agreement, each share of KeySource common stock, except for shares owned by KeySource or BNC or any of their respective wholly-owned subsidiaries, shall be converted into the right to receive one share of BNC common stock. Based on BNC’s stock price of $7.10 as of the close of trading on December 16, 2011, the consideration to be received by KeySource shareholders represents an aggregate price of $12.9 million and $7.10 per share.

Selected Peer Group Analysis

Monroe used publicly available information to compare selected financial information for KeySource to two peer groups of publicly-traded financial institutions that Monroe deemed relevant for purposes of its analysis. Monroe compared selected operating results of KeySource to those of nine North Carolina commercial banks (the “North Carolina Group”) with similar asset size and bank-level ratios of non-performing assets to tangible common equity plus the allowance for loan losses (also referred to as the “Texas Ratio”) and eleven commercial banks located in the Southeast United States (the “Asset Quality Group”) with similar asset size, asset quality metrics and bank-level Texas Ratios. Monroe noted the following financial performance based on results for the quarter ended September 30, 2011, except where indicated, for the peer groups and KeySource.

68

	KeySource		NC Group Minimum		NC Group Maximum		Asset Quality Group Minimum		Asset Quality Group Maximum

Assets	$206.0	mil	$113.6	mil	$464.4	mil	$127.3	mil	$476.7	mil
Return on Avg. Assets	0.16%		-1.86%		1.21%		-2.54%		0.97%
Return on Avg. Tang. Equity	1.7%		-22.1%		12.7%		-27.5%		10.3%
Tang. Equity/Assets	10.0%		8.7%		13.9%		7.5%		15.9%
Leverage Ratio(1)	10.5%		8.1%		13.0%		6.7%		15.2%
Total Risk Capital Ratio(1)	17.0%		12.2%		18.8%		11.1%		22.6%
Net Interest Margin (LTM)(1)	3.23%		3.03%		4.34%		2.99%		4.55%
Efficiency Ratio (LTM)(1)	66.7%		58.5%		138.9%		57.2%		138.9%
NPAs/Assets(2)	7.35%		2.38%		10.28%		5.44%		7.70%
NCOs/Avg. Loans (YTD)(1)	1.39%		0.05%		2.49%		0.21%		2.78%
Texas Ratio(3)	61.6%		18.6%		88.3%		31.3%		78.4%

(1) Bank-level metric

(2) NPAs include loans past due 90 days or more, nonaccrual assets, OREO and restructured loans.

(3) Bank-level metric; Equal to NPAs/(Tangible Equity + ALLL)

Monroe also used publicly available information to compare selected financial information for BNC to a peer group of publicly-traded financial institutions that Monroe deemed relevant for purposes of its analysis. Monroe compared selected operating results of BNC to those of twelve commercial banks headquartered in the United States with assets between $1.0 billion and $5.0 billion, similar asset quality metrics and which were currently participating in the Treasury’s TARP program with approval to pay dividends to the Treasury (the “BNC Group”). Monroe noted the following financial performance based on results at or for the twelve months ended September 30, 2011, except where indicated, for the peer group and BNC.

	BNC		BNC Group Minimum		BNC Group Maximum
Assets	$2.2	bil	$1.1	bil	$4.5	bil
Core Return on Avg. Assets	-0.05%		-1.01%		0.88%
Tang. Common Eq./Tang. Assets (1)	4.8%		3.3%		9.2%
Tang. Equity/Tang. Assets	6.2%		6.4%		12.0%
Leverage Ratio	7.3%		7.8%		13.2%
Total Risk Capital Ratio	12.0%		13.6%		19.7%
Net Interest Margin	3.50%		3.12%		4.20%
Efficiency Ratio	79.8%		53.2%		78.4%
NPAs/Assets(2)	3.86%		3.03%		4.82%
NCOs/Avg. Loans (YTD)	0.93%		0.76%		2.61%
Texas Ratio(3)	67.1%		24.3%		56.3%

(1) Fully-converted basis assuming conversion of convertible preferred shares into BNC common shares

(2) NPAs include loans past due 90 days or more, nonaccrual assets, OREO and restructured loans; adjusted to exclude government guaranteed loans

(3) Equal to NPAs/(Tangible Equity + ALLL); adjusted to exclude government guaranteed loans

69

Discounted Cash Flow Analysis

Monroe performed a discounted cash flow analysis to estimate a range of present values of after-tax cash flows that KeySource could provide to its shareholders through year-end 2015. Monroe estimated the present value of the future stream of dividends that KeySource could produce over the next four years and a terminal value of KeySource’s 2015 earnings and common equity based upon an internal earnings and balance sheet forecast for 2011 through 2015.

In order to derive the terminal value of KeySource’s 2015 earnings, Monroe assumed terminal earnings multiples ranging from 10.0x to 18.0x projected fiscal year 2015 net income. The interim dividend stream and terminal value were then discounted to the present using an estimated discount rate range of 13%-17%, chosen to reflect the risk of the current operating environment of KeySource based on Monroe’s experience as a financial advisor.

The range of values, on a present value basis, of KeySource’s dividends and terminal value utilizing KeySource’s terminal year earnings is provided below.

Price to Earnings Multiples (x)

($ millions)

	10.0	12.0	14.0	16.0	18.0
13.0%	$10.708	$12.849	$14.991	$17.132	$19.274
15.0%	$9.938	$11.926	$13.913	$15.901	$17.889
17.0%	$9.236	$11.083	$12.930	$14.778	$16.625

In order to calculate the terminal value of KeySource utilizing KeySource’s terminal year common equity, Monroe applied terminal value multiples ranging from 0.50x to 1.50x fiscal year-end 2015 projected book value. The terminal value was then discounted to the present value using the range of discount rates as described above.

The range of values, on a present value basis, of KeySource’s dividends and terminal value utilizing KeySource’s terminal year common equity is provided below.

Price to Book Multiples (x)

($ millions)

	0.50	0.75	1.00	1.25	1.50
13.0%	$7.578	$11.367	$15.156	$18.945	$22.734
15.0%	$7.033	$10.550	$14.067	$17.584	$21.100
17.0%	$6.537	$9.805	$13.073	$16.341	$19.610

Monroe also considered the overall sensitivity of KeySource’s projected 2015 earnings, ranging from a 50% discount to a 50% premium to its current estimate of 2015 earnings. Monroe then applied earnings multiples ranging from 10.0x to 18.0x to the range of discounts and premiums of 2015 earnings to derive the terminal value at the midpoint discount rate of 15%.

70

The range of values, on a present value basis, of KeySource’s dividends and terminal value utilizing KeySource’s terminal year earnings, adjusted for various levels of sensitivity, is provided below.

Price to Earnings Multiples (x)

($ millions)

2015 Earnings % Δ	10.0	12.0	14.0	16.0	18.0
(50)%	$4969	$5.963	$6.957	$7.951	$8.944
(25)%	$7.454	$8.944	$10.435	$11.926	$13.417
0%	$9.938	$11.926	$13.913	$15.901	$17.889
25%	$12.423	$14.907	$17.392	$19.876	$22.361
50%	$14.907	$17.889	$20.870	$23.852	$26.833

Monroe noted that the discounted cash flow analysis is a widely used valuation methodology, but the results of such methodology are highly dependent upon the numerous assumptions that must be made, and the results thereof are not necessarily indicative of actual values or future results.

Comparable Trading Analysis

Monroe used publicly available information to compare the market performance of the common stock of institutions in the North Carolina and Asset Quality Groups, as provided in the Selected Peer Group Analysis section above. The analysis was based on trading prices as of December 16, 2011 (three trading days before the transaction announcement) and was compared to the merger metrics resulting from the consideration of $7.10 to be received by KeySource shareholders.

	Merger Consideration		NC Group Minimum	NC Group Maximum		Asset Quality Group Minimum	Asset Quality Group Maximum
Price/LTM EPS	24.5	x	NM	30.9	x	NM	28.0	x
Price/Book Value	62.7%		25.2%	104.3%		17.5%	53.6%
Price/Tang. Book Value	62.7%		25.2%	104.8%		17.5%	53.6%
Price/Assets	6.2%		1.5%	12.3%		1.1%	10.0%
Price/Deposits	7.8%		1.2%	14.7%		1.2%	14.2%

Monroe also used publicly available information to compare the market performance of BNC’s common stock to the common stocks of the companies comprising the BNC Group, as provided in the Selected Peer Group Analysis section above. The analysis showed the following concerning the market performance of BNC’s stock compared to the BNC Group utilizing market price information on December 16, 2011:

71

	BNC(1)		BNC Group Minimum		BNC Group Maximum
Stock Price/LTM EPS	NM		8.7	x	47.1	x
Stock Price/2012 Est. EPS (2)	8.4	x	6.8	x	18.0	x
Stock Price/Book Value	58.0%		33.8%		107.1%
Stock Price/Tang. Book Value	74.0%		40.4%		107.1%
Stock Price/Assets	3.4%		2.7%		8.0%
Stock Price/Deposits	4.0%		3.3%		9.2%
Dividend Yield	2.8%		0.0%		1.4%

(1) BNC metrics include pro forma effects of Blue Ridge Savings Bank and Regent Bank acquisitions per BNC management and is reported on a fully-converted basis assuming conversion of BNC convertible preferred shares into BNC common stock.

(2) BNC projected earnings per share per BNC management; BNC Group estimates per FactSet.

Analysis of Comparable Merger Transactions

Southeast Merger Transactions

Monroe selected a group of comparable Southeast U.S. merger and acquisition transactions and compared the pricing multiples to the multiples implied by the Merger consideration. Specifically, Monroe selected fourteen bank merger and acquisition transactions according to the following criteria:

•	merger and acquisition transactions announced since January 1, 2010; and

•	sellers located within the states of Alabama, Florida, Georgia, Mississippi, North Carolina, South Carolina, Tennessee and Virginia.

Asset Quality Merger Transactions

Monroe selected a group of comparable national merger and acquisition transactions and compared the pricing multiples to the multiples implied by the Merger consideration. Specifically, Monroe selected twenty-three bank merger and acquisition transactions according to the following criteria:

•	merger and acquisition transactions announced since January 1, 2010;

•	sellers located within the United States; and

•	seller’s non-performing assets were between 5% and 10% of total assets.

Monroe then compared the implied value of the consideration of $7.10 per share to KeySource’s book value, tangible book value, total assets, total deposits and core deposits with the same metrics for the Southeast and Asset Quality comparable groups. The table below compares the minimum and maximum multiples of the identified transactions with those of the Merger consideration.

72

	Merger Consideration	Southeast Group Minimum	Southeast Group Maximum	Asset Quality Group Minimum	Asset Quality Group Maximum
Merger Cons./Book Value	62.7%	27.8%	123.4%	10.4%	130.4%
Merger Cons./Tang. Book Value	62.7%	27.8%	123.4%	10.4%	134.2%
Merger Cons./Assets	6.2%	1.0%	18.8%	0.4%	13.1%
Merger Cons./Deposits	7.8%	1.1%	22.3%	0.4%	14.7%
Core Deposit Premium	(7.9)%	(4.4)%	5.7%	(11.4)%	4.8%

Monroe noted that the comparable merger transactions analysis is a widely used valuation methodology, but it is virtually impossible to find perfectly comparable merger transactions. There are several factors which may cause a bank to receive higher or lower pricing multiples, including, but not limited to: demand for franchises in a particular market, future earnings, number of interested acquirers, asset size, quality and composition of deposits and loans, nature of the target’s customer base, and estimated cost savings related to a certain transaction.

Financial Impact Analysis

Monroe evaluated the pro forma effects of a merger on selected financial data of BNC and KeySource. The primary assumptions utilized to execute such analyses include, but are not limited to, the following:

•	BNC stock price of $7.10;

•	Merger closes in second quarter of 2012;

•	pre-tax cost savings equal to $1.1 million, growing 4% annually with 75% phase-in for 2012 and 100% realization in 2013;

•	pre-tax transaction costs of $2.0 million; and

•	certain purchase accounting adjustments related to core deposit intangibles and mark-to-market of KeySource’s balance sheet and redemption of certain KeySource debt instruments after the close of the transaction:

•	BNC:

o	forecasts include effects of pending Blue Ridge Savings Bank and Regent Bank transactions; and

o	balance sheet growth rates of 8.8% in 2012 and 7.0% in 2013.

•	KeySource:

o	balance sheet growth rate of 10.0% in 2012 and 2013.

73

This analysis indicated that the Merger is expected to be accretive to BNC’s estimated earnings per share in 2012 and 2013. The analysis further indicated that the Merger would be dilutive to BNC’s 2012 and 2013 projected tangible book value, but BNC would remain well-capitalized through 2013. The analysis also indicated that the Merger is expected to be accretive to KeySource’s estimated earnings per share by for 2012 and 2013. Finally, following the closing of the Merger, KeySource shareholders are expected to receive an annual dividend of $0.20 versus no projected dividend as an independently operating company.

Contribution Analysis

Monroe computed the contribution of BNC and KeySource to various elements of the pro forma company’s income statement (excluding estimated cost savings and operating synergies) and balance sheet. The following table compares the pro forma ownership in the combined company, based upon the exchange ratio, to each company’s respective contribution to various financial components of the pro forma company.

	Contribution (1)
	BNC	KeySource
Pro Forma Ownership (basic shares outstanding)	83.4%	16.6%
Pro Forma Ownership (adjusted) (2)	85.7%	14.3%

Earnings
Year-to-Date Net Income	93.4%	6.6%
Year-to-Date Pre-Tax, Pre-Provision Income	89.7%	10.3%
2012E Net Income (3)	93.9%	6.1%
2012E Pre-Tax, Pre-Provision Income (3)	90.3%	9.7%

Balance Sheet at September 30, 2011	BNC	KeySource
Assets	91.8%	8.2%
Net Loans	91.1%	8.9%
Deposits	92.1%	7.9%
Equity	88.8%	11.2%
Tangible Common Equity (Basic)	80.8%	19.2%
Tangible Common Equity (Adjusted) (2)	83.6%	16.4%

(1)	BNC balance sheet information adjusted for Blue Ridge Savings FDIC-assisted transaction and pending Regent Bank acquisition per BNC management; year-to-date income information based on reported data for period ended September 30, 2011.
(2)	BNC information adjusted for conversion of outstanding convertible preferred shares into common stock.
(3)	2012 income estimates provided by BNC management and KeySource management.

Conclusion

Based on the results of the various analyses described above, Monroe concluded that the consideration to be received under the terms of the Merger Agreement is fair, from a financial point of view, to KeySource’s shareholders.

The opinion expressed by Monroe was based upon market, economic and other relevant considerations as they existed and could be evaluated as of the date of the opinion. Events occurring after the date of issuance of the opinion, including but not limited to, changes affecting the securities markets, the results of operations or material changes in the assets or liabilities of KeySource or BNC could materially affect the assumptions used in preparing the opinion.

74

Monroe has received a fee equal to $20,000 for the rendering of the fairness opinion. In addition, KeySource has agreed to indemnify Monroe and its directors, officers and employees, from liability in connection with the transaction, and to hold Monroe harmless from any losses, actions, claims, damages, expenses or liabilities related to any of Monroe’s acts or decisions made in good faith and in the best interest of KeySource. During the two years preceding the date of the opinion, Monroe has not had a material relationship with KeySource or BNC where compensation was received or that it contemplates will be received after closing of the Merger.

As described above, Monroe’s opinion was among the many factors taken into consideration by the KeySource Board in making its determination to approve the Merger Agreement.

KeySource also engaged Banks Street as its financial advisor in connection with the Merger. Pursuant to an engagement letter, KeySource has already paid Banks Street an initial non-refundable retainer fee of $15,000 upon the execution of the engagement letter. KeySource has also agreed to pay Banks Street a fee of $30,000 less aggregated advisory fees (of $6,000 per quarter), and an additional payment of $175,000 upon the close of the Merger following shareholder and regulatory approval. KeySource has also agreed to reimburse certain of Banks Street’s reasonable out-of-pocket expenses up to $12,000 (or more with KeySource’s consent) incurred in connection with its engagement and to indemnify Banks Street against certain liabilities arising out of its engagement. Banks Street did not provide a fairness opinion in connection with the Merger.

Board of Directors and Management of BNC Following Completion of the Merger

Effective upon completion of the Merger, BNC currently expects to take certain actions to appoint to the BNC and Bank of North Carolina boards of directors John S. Ramsey, Jr., an individual currently serving as chairman of KeySource and KeySource Commercial Bank’s board of directors. For information about the current BNC directors and executive officers as well as Mr. Ramsey, see “Management Following the Merger” and for more information on the employment arrangements between BNC and Donald R. Draughon, Jr. that will become effective upon the completion of the Merger, see “—KeySource’s Directors and Officers Have Financial Interests in the Merger—Draughon Employment Agreement” immediately below.

KeySource’s Directors and Officers Have Financial Interests in the Merger

Interests of Directors and Executive Officers of KeySource

In considering the recommendation of the KeySource Board that you vote to approve the Merger on substantially the terms set forth in the Merger Agreement, you should be aware that some of KeySource’s directors and executive officers have interests in the Merger and have arrangements that are different from, or are in addition to, those of KeySource’s shareholders generally. The KeySource Board was aware of these interests and considered them, among other matters, in reaching its decisions to approve the Merger Agreement and to recommend that you vote in favor of approving the Agreement and Plan of Merger.

Share Ownership. As of April 23, 2012, the record date for the annual meeting of KeySource shareholders, the directors and executive officers of KeySource may be deemed to be the beneficial owners of [•] shares, representing [•] of the outstanding shares of KeySource common stock. See “Security Ownership of Directors and Officers and Certain Beneficial Owners – KeySource.”

75

Draughon Employment Agreement. It is a condition to both BNC’s and KeySource’s respective obligations under the Merger Agreement that Donald Draughon, Jr., President and Chief Executive Officer of KeySource, enter into an employment agreement with BNC and Bank of North Carolina. Under the employment agreement, which will be effective upon consummation of the Merger and have an initial term of three years from the consummation of the Merger, Mr. Draughon will serve as Executive Vice President and Director of Corporate Finance Advisory Services of Bank of North Carolina and receive an annual salary of $227,425 (which may be increased but not decreased during the term of the agreement). The employment agreement provides that Mr. Draughon shall be entitled throughout the term of the agreement to participate in any and all officer or employee compensation, bonus, incentive and benefit plans in effect from time to time, including without limitation plans providing pension, medical, dental, disability and group life benefits, including Bank of North Carolina’s 401(k) Plan, and to receive any and all other fringe benefits provided from time to time, provided that Mr. Draughon satisfies the eligibility requirements for the plans or benefits. Mr. Draughon will also participate in a cash incentive plan based upon the financial performance of the Corporate Finance Advisory Group, based upon specific targets to be agreed upon prior to the effectiveness of the employment agreement.

The employment agreement provides that BNC will also make a $150,000 loan to Mr. Draughon, which shall be forgivable over three years from the date of the closing of the Merger. One-third of the loan shall be forgiven at each of the first three anniversary dates of the closing of the Merger, and the loan shall be forgiven for Mr. Draughon’s termination without cause or in the event of his death or disability. The employment agreement also provides that Mr. Draughon will receive $250,000 upon either: (i) a change in control (as such term is defined in the employment agreement) of BNC or (ii) Mr. Draughon’s employment is terminated without cause or he terminates his employment with good reason (as such term is defined in the employment agreement).

KeySource Options. Pursuant to the Merger Agreement, each participant in the KeySource Stock Plans shall fully and immediately vest in any KeySource Options awarded under the KeySource Stock Plans as of the effective time of the Merger. The KeySource Options shall be converted into and become rights with respect to BNC common stock, and BNC shall assume the KeySource Options in accordance with the terms of the KeySource Stock Plans and the respective option grant agreement by which they are evidenced.

Severance Payments to Executive Officers. In connection with the Merger, Donald R. Draughon, Jr., Eddie B. Blount, Roy Lee Haga, Jr. and Scott C. McLean, each executive officers of KeySource, shall receive the following severance payments from KeySource, subject to receipt by BNC of mutually acceptable release agreements to be received at the effective time of the Merger. Mr. Draughon shall receive an upfront payment of one times his base salary of $220,800. Mr. Blount shall receive an upfront payment of one times his base salary of $137,100, and a $75,000 loan forgivable over three years from the date of the closing of the Merger. Mr. Haga shall receive an upfront payment of one times his base salary of $136,500, and a $75,000 loan forgivable over three years from the date of the closing of the Merger. Mr. McLean shall receive an upfront payment of one times his base salary of $159,040, a $87,500 loan forgivable over three years from the date of the closing of the Merger and a guaranteed six months of employment. The cash severance payments to each of the KeySource executive officers shall be paid by KeySource prior to the closing of the Merger. One-third of each of the loans to Messrs. Blount, Haga and McLean shall be forgiven at each of the first three anniversary dates, and each loan shall be forgiven for the individual’s termination without cause.

76

BNC and Bank of North Carolina Board Seats. Effective upon completion of the Merger, BNC currently expects to appoint to the BNC and Bank of North Carolina boards of directors John S. Ramsey, Jr., an individual currently serving as chairman of KeySource and KeySource Commercial Bank’s board of directors.

Support Agreements. As an inducement to and a condition of BNC’s willingness to enter into the Merger Agreement, each of the directors of KeySource entered into a support agreement with BNC. Pursuant to the support agreements, each of the directors of KeySource agreed, among other things, to vote (or cause to be voted), all the shares owned beneficially by each of them, (i) in favor of the approval of the Agreement and Plan of Merger at the annual meeting of the KeySource shareholders and (ii) against any Alternative Transaction (as defined in the Merger Agreement and as further described under “The Merger Agreement—Agreement Not to Solicit Other Offers”). As of [•], 2012, the directors of KeySource beneficially owned [•] shares, or approximately [•]% of the outstanding shares of KeySource common stock. A copy of the form of this support agreement is attached to this joint proxy statement/prospectus as Exhibit B to the Merger Agreement and is incorporated herein by reference. KeySource shareholders are urged to read the support agreements in their entirety.

Director’s Agreements. As an inducement to and a condition of BNC’s willingness to enter into the Merger Agreement, each of the directors of KeySource entered into a director’s agreement with BNC. Pursuant to the director’s agreements, each of the directors of KeySource agreed to refrain from, among other things, (i) engaging in any aspect of business of KeySource and its subsidiaries, and (ii) as an employee, agent, partner, shareholder, member, investor, director, consultant or otherwise assisting others to engage in such business, each for a period of one year following the effective time of the Merger, and within a defined territory. Each of the directors also agreed to certain noninterference with customers, noninterference with employees and confidentiality obligations for a period of one year following the effective time of the Merger. A copy of the form of the director’s agreement is attached to this joint proxy statement/prospectus as Exhibit C to the Merger Agreement and is incorporated herein by reference. KeySource shareholders are urged to read the director’s agreements in their entirety.

KeySource Director and Officer Indemnification and Insurance. BNC has agreed to indemnify the directors and officers of KeySource following the Merger against certain liabilities arising from their acts or omissions before the Merger. BNC has also agreed to provide directors’ and officers’ liability insurance for the directors and officers of KeySource for a period of six years following the Merger with respect to acts or omissions occurring before the Merger that were committed by such directors and officers in their capacities as such. However, BNC is not required to pay annually in the aggregate any amount in excess of 150% of the annual premiums paid by KeySource before the Merger for such insurance.

77

Public Trading Markets

BNC common stock is listed on The NASDAQ Capital Market under the symbol “BNCN.” KeySource common stock is not traded on any securities exchange nor is there an established trading market for KeySource common stock. The shares of BNC common stock issued pursuant to the Merger Agreement will be listed for trading on The NASDAQ Capital Market.

Regulatory Approvals Required for the Merger

Bank holding companies, such as BNC and KeySource, and their respective depository institution subsidiaries are highly regulated institutions, with numerous federal and state laws and regulations governing their activities. These institutions are subject to ongoing supervision, regulation and periodic examination by various federal and state financial institution regulatory agencies. For detailed discussions of this ongoing regulatory oversight and the laws and regulations under which it is carried, see “Supervision and Regulation.” Those discussions are qualified in their entirety by the actual language of the laws and regulations, which are subject to change based on possible future legislation and action by regulatory agencies. To the extent that the following information describes statutes and regulations, it is qualified in its entirety by reference to those particular statutes and regulations.

The Merger is subject to approval by the Federal Reserve Board under the BHCA. In considering the approval of a transaction such as the Merger, this Act requires the Federal Reserve Board to review, with respect to the bank holding companies and the banks concerned, the financial condition and future prospects, including capital positions and managerial resources, the effect of the Merger on competition in the relevant markets and the convenience and needs of the communities to be served and the record of the insured depository institution subsidiaries of the bank holding companies under the Community Reinvestment Act. The Federal Reserve Board also is required to evaluate whether the Merger would result in a monopoly or would be in furtherance of any combination or conspiracy or attempt to monopolize the business of banking in any part of the United States or otherwise would substantially lessen competition or tend to create a monopoly or which in any manner would be in restraint of trade. If the Federal Reserve Board determines that there are anticompetitive consequences to the Merger, it will not approve the transaction unless it finds that the anticompetitive effects of the proposed transaction are clearly outweighed in the public interest by the probable effect of the transaction in meeting the convenience and needs of the communities to be served.

Accounting Treatment

The Merger will be accounted for under the acquisition method of accounting within GAAP. Under the acquisition method of accounting, the assets (including identifiable intangible assets) and liabilities (including executory contracts and other commitments) of KeySource as of the effective date of the Merger will be recorded at their respective fair values and added to those of BNC. Any excess of purchase price over the fair values of assets acquired and liabilities assumed will be recorded as goodwill. Financial statements of BNC issued after the Merger will reflect these fair values and will not be restated retroactively to reflect the historical financial position or results of operations of KeySource before the Merger date.

78

KeySource’s Shareholders Have Appraisal Rights

Holders of the common stock of KeySource who are entitled to vote on the Merger have a right to demand payment in cash of the “fair value” of their shares of KeySource common stock. Shareholders who receive a fair value cash payment will not be entitled to receive any shares of BNC common stock offered in the Merger. Article 13 of the NCBCA sets forth the rights of KeySource’s shareholders who wish to demand fair value payments for their shares. The following is a summary of the material terms of the statutory procedures to be followed by a holder of KeySource’s common stock in order to perfect appraisal rights under the NCBCA. Shareholders who do not properly follow appraisal rights procedures will receive shares of BNC common stock if the plan of merger is effected. A copy of Article 13 of the NCBCA is attached as Appendix B hereto.

Requirements of Appraisal Rights

If a KeySource shareholder elects to exercise the right to demand appraisal, such shareholder must satisfy all of the following conditions:

•	The shareholder must be entitled to vote on the Merger.

•	The shareholder must deliver to KeySource, before the vote on approval or disapproval of the Agreement and Plan of Merger is taken, written notice of the shareholder’s intent to demand payment if the plan of merger is effectuated. This notice must be in addition to and separate from any proxy or vote against the plan of merger. Neither voting against, abstaining from voting, nor failing to vote on the plan of merger will constitute a notice within the meaning of Article 13.

•	The shareholder must not vote, or cause or permit to be voted, any shares in favor of the plan of merger. A failure to vote will satisfy this requirement, as will a vote against the plan of merger, but a vote in favor of the plan of merger, by proxy or in person, or the return of a signed proxy which does not specify a vote against approval of the plan of merger or contain a direction to abstain, will constitute a waiver of the shareholder’s appraisal rights.

If the requirements above are not satisfied and the plan of merger becomes effective, a KeySource shareholder will not be entitled to payment for such shareholder’s shares under the provisions of Article 13.

79

Required Notice to KeySource

Written notices of intent to demand payment should be addressed to KeySource Financial, Inc., 280 South Mangum Street, Suite 140, Durham, North Carolina 27701-3986, attention: Donald R. Draughon, Jr. The notice must be executed by the holder of record of shares of KeySource’s common stock. A beneficial owner may assert appraisal rights only with respect to all shares of KeySource’s common stock of which it is the beneficial owner. With respect to shares of KeySource’s common stock which are owned of record by a voting trust or nominee, the beneficial owner of such shares may exercise appraisal rights only if such beneficial owner also submits to KeySource the record holder’s written consent to such exercise not later than the Demand Deadline (as defined below). A record holder, such as a broker, who holds shares of KeySource’s common stock as a nominee for others, may exercise appraisal rights with respect to the shares held by all or less than all beneficial owners of shares as to which such person is the record holder, provided such record holder exercises appraisal rights with respect to all shares beneficially owned by any particular beneficial shareholder. In such case, the notice submitted by such nominee as record holder must set forth the name and address of the beneficial shareholder who is demanding payment.

Appraisal Notice from KeySource

If the plan of merger becomes effective, KeySource will be required to deliver a written appraisal notice and form to all shareholders who have satisfied the requirements described under the heading “Requirements of Appraisal Rights” above. The appraisal notice and form must be sent no earlier than the effective date of the plan of merger and no later than ten days after such effective date. The appraisal notice and form must:

•	Identify the first date of any announcement of the principal terms of the Merger to the shareholders. If such an announcement was made, the form must require the shareholder to certify whether beneficial ownership of the shares was acquired before that date. For more information regarding this requirement, see “After-Acquired Shares” below.

•	Require the shareholder to certify that the shareholder did not vote for or consent to the transaction.

•	State where the appraisal form is to be returned, where certificates for uncertificated shares must be deposited, and the date by which such certificates must be deposited.

•	State a date by which KeySource must receive the appraisal form from the shareholder (the “Demand Deadline”). The date may not be less than forty nor more than sixty days after the date the appraisal notice and form are sent.

•	State that if the appraisal form is not received by KeySource by the specified date, the shareholder will be deemed to have waived the right to demand appraisal.

•	State KeySource’s estimate of the fair value of the shares.

•	Disclose that, if requested in writing by the shareholder, KeySource will disclose within ten days after the Demand Deadline the number of shareholders who have returned their appraisal forms and the total number of shares owned by them.

•	Establish a date within twenty days of the Demand Deadline by which shareholders can withdraw the request for appraisal.

•	Include a copy of Article 13 of the NCBCA.

80

A shareholder who receives an appraisal notice from KeySource must demand payment by signing and returning the appraisal form included with the notice and, in the case of certificated shares, deposit his or her share certificates in accordance with the terms of the appraisal notice. Shareholders should respond to the appraisal form’s request discussed above regarding when beneficial ownership of the shares was acquired. A failure to provide this certification allows KeySource to treat the shares as “after-acquired shares” subject to KeySource’s authority to delay payment as described under the heading “After-Acquired Shares” below. Once a shareholder deposits his or her certificates or, in the case of uncertificated shares, returns the signed appraisal form, the shareholder loses all rights as a shareholder unless a timely withdrawal occurs as described below. A shareholder who does not sign and return the appraisal form and, in the case of certificated shares, fails to deposit the shares, is not entitled to payment under Article 13.

A shareholder who has complied with all the steps required for appraisal may thereafter decline to exercise appraisal rights and withdraw from the appraisal process by notifying KeySource in writing. The appraisal notice will include a date by which the withdrawal notice must be received. Following this date, a shareholder may only withdraw from the appraisal process with KeySource’s consent.

KeySource’s Payment to Shareholders Demanding Appraisal

Within thirty days after the Demand Deadline, KeySource is required to pay each shareholder the amount that KeySource estimates to be the fair value of such shareholder’s shares, plus interest accrued from the effective date of the plan of merger to the date of payment. The payment must be accompanied by the following:

•	KeySource’s most recently available balance sheet, income statement, and statement of cash flows as of the end of or for the fiscal year ending not more than sixteen months before the date of payment, and the latest available quarterly financial statements, if any;

•	a statement of KeySource’s estimate of the fair value of the shares, which must equal or exceed KeySource’s estimate in the earlier-circulated appraisal notice; and

•	a statement that the shareholder has the right to submit a final payment demand as described below and that the shareholder will lose the right to submit a final payment demand if he or she does not act within the specified time frame.

Final Payment Demand by Shareholders

A shareholder who is dissatisfied with the amount of the payment received from KeySource may notify KeySource in writing of such shareholder’s own estimate of the fair value of the shares and the amount of interest due, and demand payment of the excess of this estimate over the amount previously paid by KeySource. A shareholder who does not submit a final payment demand within thirty days after receiving KeySource’s payment is only entitled to the amount previously paid.

81

After-Acquired Shares

KeySource may withhold payment with respect to any shares which a shareholder failed to certify on the appraisal form as being beneficially owned prior to the date stated in the appraisal notice as the date on which the principal terms of the Merger were first announced. If KeySource withholds payment, it must, within thirty days after the Demand Deadline, provide affected shareholders with KeySource’s most recently available balance sheet, income statement, and statement of cash flows as of the end of or for the fiscal year ending not more than sixteen months before the date of payment, and the latest available quarterly financial statements, if any. KeySource must also inform such shareholders that they may accept KeySource’s estimate of the fair value of their shares, plus interest, in full satisfaction of their claim or submit a final payment demand. Shareholders who wish to accept the offer must notify KeySource of their acceptance within thirty days after receiving the offer. KeySource must send payment to such shareholders within ten days after receiving their acceptance. Shareholders who are dissatisfied with the offer must reject the offer and demand payment of the shareholder’s own estimate of the fair value of the shares, plus interest. If a shareholder does not explicitly accept or reject KeySource’s offer, he will be deemed to have accepted the offer. KeySource must send payment to these shareholders within forty days after sending the notice regarding withholding of payment.

Judicial Appraisal of Shares

If KeySource does not pay the amount demanded pursuant to a shareholder’s final payment demand, it must commence a proceeding in North Carolina Superior Court within sixty days after receiving the final demand. The purpose of the proceeding is to determine the fair value of the shares and the interest due. If KeySource does not commence the proceeding within the sixty-day period, it must pay each shareholder demanding appraisal the amount demanded, plus interest.

All shareholders whose payment demands remain unsettled will be parties to the action. The proceeding is against the shareholders’ shares and not against shareholders personally. There is no right to a jury trial. Each shareholder who is a party to the proceeding will be entitled to judgment for the amount, if any, by which the court finds the fair value of the shareholder’s shares, plus interest, exceeds the amount paid by KeySource to the shareholder for the shares.

The court will determine all court costs of the proceeding and will assess the costs against KeySource, except that the court may assess costs against some or all of the shareholders demanding appraisal, in amounts the court finds equitable, to the extent the court finds such shareholders acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by Article 13. The court may also assess expenses (including legal fees) for the respective parties, in the amounts the court finds equitable: (1) against KeySource if the court finds that it did not comply with the statutes or (2) against KeySource or the shareholder demanding appraisal, if the court finds that the party against whom expenses are assessed acted arbitrarily, vexatiously, or not in good faith. If the court finds that the expenses incurred by any shareholder were of substantial benefit to other shareholders similarly situated and that the expenses should not be assessed against KeySource, it may direct that the expenses be paid out of the amounts awarded to the shareholders who were benefited.

82

If KeySource fails to make a required payment to a shareholder under Article 13, the shareholder entitled to payment can commence an action against KeySource directly for the amount owed and recover the expenses of that action.

THE SUMMARY SET FORTH ABOVE DOES NOT PURPORT TO BE A COMPLETE STATEMENT OF THE PROVISIONS OF ARTICLE 13 RELATING TO THE RIGHTS OF SHAREHOLDERS DEMANDING APPRAISAL AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE APPLICABLE SECTIONS OF THE NORTH CAROLINA BUSINESS CORPORATION ACT, WHICH ARE INCLUDED AS APPENDIX B TO THIS JOINT PROXY STATEMENT/PROSPECTUS. SHAREHOLDERS INTENDING TO EXERCISE APPRAISAL RIGHTS ARE URGED TO REVIEW APPENDIX B CAREFULLY AND TO CONSULT WITH LEGAL COUNSEL SO AS TO BE IN STRICT COMPLIANCE THEREWITH.

Restrictions on Sales of Shares by Certain Affiliates

All shares of BNC common stock to be issued in the Merger will be freely transferable under the Securities Act, except shares issued to any shareholder who is an “affiliate” of BNC as defined by Rule 144 under the Securities Act. These affiliates may only sell their shares in transactions permitted by Rule 144 under the Securities Act or as otherwise permitted under the Securities Act. “Affiliates” typically include directors, executive officers and those who control, are controlled by or are under common control with BNC and may include significant shareholders of BNC.

Material U.S. Federal Income-Tax Consequences of the Merger

The following summary describes the anticipated material U.S. federal income-tax consequences of the Merger to U.S. holders (as defined below) of KeySource common stock. The following summary is based upon the Code, its legislative history, existing and proposed regulations thereunder and published rulings and decisions, all as currently in effect as of the date hereof, and all of which are subject to change, possibly with retroactive effect. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences set forth below. Tax considerations under state, local and foreign laws, or federal laws other than those pertaining to income tax, or federal laws applicable to alternative minimum taxes, are not addressed in this joint proxy statement/prospectus.

For purposes of this discussion, the term “U.S. holder” means a beneficial owner that is: an individual citizen or resident of the United States; a corporation (or other entity taxable as a corporation for U.S. federal income-tax purposes) created or organized under the laws of the United States or any of its political subdivisions; a trust that (1) is subject to the supervision of a court within the United States and the control of one or more U.S. persons or (2) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person; or an estate that is subject to U.S. federal income taxation on its income regardless of its source.

83

This discussion addresses only those holders of KeySource common stock that hold their KeySource common stock as a capital asset within the meaning of Section 1221 of the Code and does not address all the U.S. federal income-tax consequences that may be relevant to particular holders of KeySource common stock in light of their individual circumstances or to holders of KeySource common stock that are subject to special rules, such as

•	financial institutions;

•	investors in pass-through entities;

•	insurance companies;

•	tax-exempt organizations;

•	dealers in securities or currencies;

•	traders in securities that elect to use a mark-to-market method of accounting;

•	persons that hold KeySource common stock as part of a straddle, hedge, constructive sale or conversion transaction;

•	regulated investment companies;

•	real estate investment trusts;

•	persons whose “functional currency” is not the U.S. dollar;

•	persons who are not citizens or residents of the United States; and

•	holders who acquired their shares of KeySource common stock through the exercise of an employee stock option or otherwise as compensation.

If a partnership (or other entity that is taxed as a partnership for federal income-tax purposes) holds KeySource common stock, the tax treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. Partnerships and partners in partnerships should consult their tax advisors about the tax consequences of the Merger to them.

The actual tax consequences of the Merger to you may be complex and will depend on your specific situation and on factors that are not within the control of BNC or KeySource. You should consult with your own tax advisor as to the tax consequences of the Merger in your particular circumstances, including the applicability and effect of the alternative minimum tax and any state, local or foreign and other tax laws and of changes in those laws.

Tax Consequences of the Merger Generally

The Merger is intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. Accordingly, the material U.S. federal income-tax consequences will be as follows:

84

•	no gain or loss will be recognized by BNC or KeySource as a result of the Merger;

•	no gain or loss will be recognized by U.S. holders that hold their KeySource common stock as a capital asset within the meaning of Section 1221 of the Code who exchange all of their KeySource common stock solely for BNC common stock pursuant to the Merger;

•	the aggregate basis of the BNC common stock received by a U.S. holder of KeySource common stock in the Merger will be the same as the aggregate basis of the KeySource common stock for which it is exchanged, and increased by the amount of gain recognized on the exchange (regardless of whether such gain is classified as capital gain or as dividend income, as discussed below under “—Potential Recharacterization of Gain as a Dividend”); and

•	the holding period of BNC common stock received in exchange for shares of KeySource common stock will include the holding period of the KeySource common stock for which it is exchanged.

If a U.S. holder of KeySource common stock acquired different blocks of KeySource common stock at different times or at different prices, any gain or loss will be determined separately with respect to each block of KeySource common stock, and the shares of BNC common stock received will be allocated pro rata to each such block of stock. U.S. holders should consult their tax advisors with regard to identifying the bases or holding periods of the particular shares of BNC common stock received in the Merger.

The U.S. federal income-tax consequences to such U.S. holder will not be ascertainable with certainty until such U.S. holder knows the precise number of BNC common shares that such U.S. holder will receive in the Merger.

Completion of the Merger is conditioned on, among other things, the receipt by BNC and KeySource of legal opinions from Womble Carlyle Sandridge & Rice, LLP and Gaeta & Eveson, P.A., respectively, each dated as of the closing date of the Merger, that for U.S. federal income-tax purposes the Merger will be treated as a “reorganization” within the meaning of Section 368(a) of the Code. These opinions will be based on certain assumptions and on representation letters provided by KeySource and BNC to be delivered at the time of closing. Neither of the tax opinions will be binding on the IRS. Neither BNC nor KeySource intends to request any ruling from the IRS as to the U.S. federal income-tax consequences of the Merger and there is no guarantee that the IRS will treat the Merger as a “reorganization” within the meaning of Section 368(a) of the Code.

Taxation of Capital Gain

Except as described under “—Potential Recharacterization of Gain as a Dividend” below, any gain, such as the receipt of consideration other than BNC common stock in exchange for KeySource common stock, that U.S. holders of KeySource common stock recognize in connection with the Merger generally will constitute capital gain and will constitute long-term capital gain if such U.S. holders have held (or are treated as having held) their KeySource common stock for more than one year as of the date of the Merger. For U.S. holders of KeySource common stock that are noncorporate holders, long-term capital gain generally will be taxed at a maximum U.S. federal income-tax rate of 15%.

85

Potential Recharacterization of Gain as a Dividend

All or part of the gain that a particular U.S. holder of KeySource common stock recognizes could be treated as dividend income rather than capital gain if such U.S. holder is a significant shareholder of BNC. This could happen, for example, because of ownership of additional shares of BNC common stock by such holder, ownership of shares of BNC common stock by a person related to such holder or a share repurchase by BNC from other holders of BNC common stock. The IRS has indicated in rulings that any reduction in the interest of a minority shareholder that owns a small number of shares in a publicly and widely held corporation and that exercises no control over corporate affairs would result in capital gain as opposed to dividend treatment. Because the possibility of dividend treatment depends primarily upon the particular circumstances of a holder of KeySource common stock, including the application of certain constructive ownership rules, holders of KeySource common stock should consult their own tax advisors regarding the potential tax consequences of the Merger to them.

Constructive Ownership

In applying the constructive ownership provisions of Section 318 of the Code, a holder of KeySource stock may be deemed to own stock that is owned directly or indirectly by other persons, such as certain family members and entities such as trusts, corporations, partnerships or other entities in which the holder has an interest. Since the constructive ownership provisions are complex, holders of KeySource common stock should consult their tax advisors as to the applicability of these provisions.

Information Reporting

A U.S. holder of KeySource common stock who receives BNC common stock as a result of the Merger will be required to retain records pertaining to the Merger. Each U.S. holder of KeySource common stock who is required to file a U.S. federal income-tax return and who is a “significant holder” that receives BNC common stock in the Merger will be required to file a statement with such U.S. federal income-tax return in accordance with Treasury Regulations Section 1.368-3 setting forth such holder’s basis in the KeySource common stock surrendered and the fair market value of the BNC common stock received in the Merger. A “significant holder” is a holder of KeySource common stock who, immediately before the Merger, owned at least 5% of the outstanding stock of KeySource or securities of KeySource with a basis for federal income taxes of at least $1 million.

The discussion of U.S. federal income tax consequences set forth above is for general information only and does not purport to be a complete analysis or listing of all potential tax effects that may apply to a holder of KeySource common stock. This discussion does not address tax consequences that may vary with, or are contingent on, individual circumstances. Moreover, it does not address any non-income tax or any foreign, state or local tax consequences of the Merger. Tax matters are very complicated, and the tax consequences of the Merger to you will depend upon the facts of your particular situation. Accordingly, we strongly urge you to consult with a tax advisor to determine the particular federal, state, local or foreign income or other tax consequences to you of the Merger.

86

The foregoing summary of material federal U.S. income-tax consequences of the Merger is not intended or written to be used, and cannot be used, by any shareholder of KeySource, any shareholder of BNC or any other person for the purpose of avoiding penalties that may be imposed by the IRS.

87

THE MERGER AGREEMENT

The following describes certain aspects of the Merger, including material provisions of the Merger Agreement. The following description of the Merger Agreement is subject to, and qualified in its entirety by reference to, the Merger Agreement, which is attached to this joint proxy statement/prospectus as Appendix A and is incorporated by reference in this joint proxy statement/prospectus. We urge you to read the Merger Agreement carefully and in its entirety, as it is the legal document governing the Merger.

Terms of the Merger

The Merger Agreement provides for the merger of KeySource with and into BNC (the “Merger”), with BNC as the surviving corporation. Under the terms of the Merger Agreement, at the effective time of the Merger (the “Effective Time”), each share of common stock, par value $1.00 per share, of KeySource issued and outstanding immediately before the Effective Time, except for shares of KeySource common stock owned by KeySource or BNC or any of their respective wholly-owned subsidiaries (other than certain trust account shares), will be converted into the right to receive one share of common stock, no par value per share, of BNC. Any holder of shares of KeySource common stock who perfects such holders’ appraisal rights in accordance with and as contemplated by the NCBCA shall be entitled to receive the value of such shares in cash as determined pursuant to such provision of the NCBCA.

The BNC articles of incorporation will be the articles of incorporation, and the BNC bylaws will be the bylaws, of the combined company after completion of the Merger. KeySource Commercial Bank will be merged with and into Bank of North Carolina, and the separate existence of KeySource Commercial Bank will thereupon cease. The bank merger is currently anticipated to occur during the third quarter of 2012.

Closing and Effective Time of the Merger

The Merger will be completed only if all of the following occur:

•	the Merger, on substantially the terms and conditions set forth in the Merger Agreement, shall have been approved by the requisite affirmative vote of holders of KeySource and BNC common stock entitled to vote thereon;

•	the shares of BNC common stock to be issued to holders of the KeySource common stock issued upon consummation of the Merger shall have been authorized for listing on The NASDAQ Capital Market, subject to official notice of issuance;

•	the registration statement on Form S-4 of which this joint proxy statement/prospectus forms a part shall have become effective under the Securities Act, no stop order suspending the effectiveness of the Form S-4 shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC;

•	the employment agreement with Donald R. Draughon, Jr. shall have become effective;

88

•	no order, injunction, or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger or any of the transactions contemplated by the Merger Agreement shall be in effect; and

•	no statute, rule, regulation, order, injunction or decree issued by any court of competent jurisdiction shall have been enacted, entered, promulgated or enforced by any governmental entity that prohibits or makes illegal consummation of the Merger.

The closing of the Merger (the “Closing”) shall take place no later than five business days after the satisfaction or waiver (subject to applicable law) of the latest to occur of the conditions set forth in the Merger Agreement (other than those conditions that by their nature are to be satisfied or waived at the Closing), unless extended by mutual agreement of the parties. The Merger will become effective as set forth in the articles of merger that shall be filed with the North Carolina Secretary of State on the date of the Closing.

Board of Directors of the Surviving Corporation

BNC and Bank of North Carolina currently expect to take certain actions to appoint to the BNC and Bank of North Carolina boards of directors John S. Ramsey, Jr., the current chairman of the KeySource and KeySource Commercial Bank board of directors, until BNC’s next annual meeting of shareholders following the Effective Time. BNC will use all reasonable efforts to arrange for Mr. Ramsey, Jr. to sit for election to a regular term at BNC’s next annual meeting of shareholders. The directors of KeySource and its subsidiaries immediately before the Effective Time shall have submitted their resignations to be effective as of the Effective Time.

Conversion of Shares; Exchange of Certificates

Promptly after the Effective Time, BNC will mail to the former holders of KeySource common stock appropriate transmittal materials. After the Effective Time, each holder of shares of KeySource common stock (other than shares as to which appraisal rights have been perfected as provided in the Merger Agreement) issued and outstanding at the Effective Time shall surrender the certificate(s) representing such shares to BNC and receive the merger consideration in exchange, together with all undelivered dividends or distributions in respect of such shares (without interest thereon). BNC shall not be obligated to deliver the consideration to which any former holder of KeySource common stock is entitled as a result of the Merger until such holder surrenders his or her certificate(s) representing the shares of KeySource common stock for exchange as provided in the Merger Agreement.

Letter of Transmittal

As soon as is reasonably practicable after the completion of the Merger, the exchange agent will mail to each KeySource shareholder at the time of the Merger a letter of transmittal containing instructions for the exchange of his or her KeySource stock certificates for the merger consideration. Upon surrendering your certificate(s) representing shares of KeySource common stock, together with the properly executed letter of transmittal and any other required documents, your KeySource stock certificate(s) will be cancelled and you will receive the shares of BNC common stock, to which you are entitled in accordance with the Merger Agreement. No interest will be paid to KeySource shareholders or accrued with respect to unpaid dividends and distributions, if any. Upon completion of the Merger, KeySource stock certificates will no longer represent shares of KeySource common stock and will only represent the right to receive the merger consideration. After the completion of the Merger, there will be no further transfers of KeySource common stock, except as required to settle trades executed before completion of the Merger.

89

Holders of KeySource common stock should not submit their KeySource stock certificate(s) for exchange until they receive the transmittal instructions and a form of letter of transmittal from the exchange agent.

If your stock certificates have been lost, stolen or destroyed, you will have to prove your ownership of these certificates and that they were lost, stolen or destroyed and an indemnity bond must be purchased at your expense before you receive any consideration for your shares. Upon request, the exchange agent will send you instructions on how to provide evidence of ownership and the purchase of an indemnity bond for lost certificates.

If any certificate representing shares of BNC’s common stock is to be issued in a name other than that in which the certificate for shares surrendered in exchange is registered, it will be a condition of issuance that the certificate so surrendered be properly endorsed or otherwise be in proper form for transfer and that the person requesting the exchange either:

•	pay to the exchange agent in advance any transfer or other taxes required by reason of the issuance of a certificate to a person other than the registered holder of the certificate surrendered, or

•	establish to the satisfaction of the exchange agent that the tax has been paid or is not payable.

Any portion of the shares of BNC common stock made available to the exchange agent that remains unclaimed by KeySource shareholders as of the first anniversary of the Effective Time of the Merger will be returned to BNC. After that time, any KeySource shareholder who has not exchanged shares of KeySource common stock for the merger consideration in accordance with the Merger Agreement may look only to BNC for payment of the merger consideration for these shares and any unpaid dividends or distributions. Nonetheless, none of BNC, KeySource, the exchange agent or any other person will be liable to any KeySource shareholder for any amount properly delivered to a public official under applicable abandoned property, escheat or similar laws.

Dividends and Distributions

Until KeySource common stock certificates are surrendered for exchange, any dividends or other distributions declared after the Effective Time with respect to BNC common stock into which shares of KeySource common stock may have been converted into the right to receive will accrue, without interest, but will not be paid. BNC will pay to former KeySource shareholders any unpaid dividends or other distributions, without interest, only after they have duly surrendered their KeySource stock certificates.

90

Before the Effective Time, KeySource and its subsidiary may not make, declare or pay any dividend, or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable for any shares of its capital stock (except (A) dividends paid by any of the subsidiaries of KeySource to KeySource or to any of its wholly owned subsidiaries and (B) the acceptance of shares of KeySource common stock in payment of the exercise price or withholding taxes incurred by any employee or director in connection with the vesting of equity-based awards in respect of KeySource common stock granted under a KeySource Stock Plan, in each case in accordance with past practice and the terms of the applicable KeySource Stock Plan and related award agreements).

Representations and Warranties

The Merger Agreement contains customary representations and warranties of KeySource and BNC relating to their respective businesses. With the exception of certain representations that must be true and correct in all material respects (or, in the case of specific representations and warranties regarding the capitalization and authority of KeySource, or specific representations and warranties of either party regarding the absence of certain changes or events, true and correct in all respects), no representation or warranty will be deemed untrue or incorrect as a consequence of the existence or absence of any fact, circumstance or event unless that fact, circumstance or event, individually or when taken together with all other facts, circumstances or events, has had or is reasonably likely to have a Material Adverse Effect on the company making the representation. In determining whether a Material Adverse Effect has occurred or is reasonably likely, the parties will disregard any effects resulting from (1) changes in GAAP or regulatory accounting requirements applicable to banks or savings associations and their holding companies generally, (2) changes in laws, rules or regulations of general applicability to banks or savings associations, and their holding companies generally, or their interpretations by courts or governmental entities, except to the extent such changes have a disproportionate adverse effect on such party as compared to other community banks in the southeastern United States, (3) changes in global or national political conditions (including the outbreak of war or acts of terrorism) or in general economic or market conditions affecting banks, savings associations or their holding companies generally, except to the extent that such changes have a disproportionate adverse effect on such party as compared to other community banks in the southeastern United States, or (4) the direct effects of negotiating, entering into and compliance with the Merger Agreement on the operating performance of KeySource and its subsidiaries. The representations and warranties in the Merger Agreement do not survive the Effective Time.

Each of BNC and KeySource has made representations and warranties to the other regarding, among other things:

•	corporate matters, including due organization and qualification;

•	capitalization;

91

•	authority relative to execution and delivery of the Merger Agreement and the absence of conflicts with, or violations of, organizational documents or other obligations as a result of the Merger;

•	required governmental filings and consents;

•	the timely filing of reports with governmental entities, and the absence of investigations by regulatory agencies;

•	financial statements and accounting;

•	broker’s fees payable in connection with the Merger;

•	the absence of material adverse changes;

•	legal proceedings;

•	tax matters;

•	compliance with applicable laws;

•	tax treatment of the Merger; and

•	the accuracy of information supplied for inclusion in this joint proxy statement/prospectus and other similar documents.

In addition, KeySource has made other representations and warranties about itself to BNC as to:

•	employee matters, including employee benefit plans;

•	certain contracts;

•	risk management instruments;

•	investment securities and commodities;

•	loan portfolios;

•	real property and intellectual property;

•	environmental liabilities;

•	personal and real property leases;

•	securitizations;

•	the inapplicability of state takeover laws; and

92

•	the receipt of a financial advisor’s opinion.

The representations and warranties described above and included in the Merger Agreement were made by each of BNC and KeySource to the other. These representations and warranties were made as of specific dates, may be subject to important qualifications and limitations agreed to by BNC and KeySource in connection with negotiating the terms of the Merger Agreement, and may have been included in the Merger Agreement for the purpose of allocating risk between BNC and KeySource rather than to establish matters as facts. The Merger Agreement is described in, and included as Appendix A to this joint proxy statement/prospectus only to provide you with information regarding its terms and conditions, and not to provide any other factual information regarding KeySource, BNC or their respective businesses. Accordingly, the representations and warranties and other provisions of the Merger Agreement should not be read alone, but instead should be read only in conjunction with the information provided elsewhere in this joint proxy statement/prospectus.

Covenants and Agreements

Each of KeySource and BNC has undertaken customary covenants that place restrictions on it and its subsidiary until the Effective Time. In general, KeySource agreed to (1) conduct its business in the ordinary course in all material respects, (2) use commercially reasonable best efforts to maintain and preserve intact its business organization and advantageous business relationships, and retain the services of its key officers and key employees, (3) take no action that is intended to or would reasonably be expected to adversely affect or materially delay the ability of either party to obtain any necessary approvals of any regulatory agency or any governmental entity required for the consummation of the transactions contemplated by the Merger Agreement or to perform its covenants and agreements under the Merger Agreement or to consummate the transactions contemplated thereby and (4) permit an executive officer of Bank of North Carolina to have the right to attend and observe meetings of the KeySource Commercial Bank Loan Committee.

KeySource has further agreed that, with certain exceptions and except with BNC’s prior written consent, KeySource will not, and will not permit its subsidiary to, among other things, undertake the following actions:

•	other than in the ordinary course of business consistent with past practice, incur any indebtedness for borrowed money, assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity, or make any loan or advance or capital contribution to, or investment in, any person (it being understood and agreed that incurrence of indebtedness in the ordinary course of business consistent with past practice shall include the creation of deposit liabilities, purchases of federal funds, borrowings from the Federal Home Loan Bank, sales of certificates of deposit and entering into repurchase agreements);

•	adjust, split, combine or reclassify any of its capital stock;

93

•	make, declare or pay any dividend, or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable for any shares of its capital stock (except (A) dividends paid by any of the subsidiaries of KeySource to KeySource or to its wholly-owned subsidiary and (B) the acceptance of shares of KeySource common stock in payment of the exercise price or withholding taxes incurred by any employee or director in connection with the vesting of equity-based awards in respect of KeySource common stock granted under a KeySource Stock Plan, in each case in accordance with past practice and the terms of the applicable KeySource Stock Plan and related award agreements);

•	grant any stock options, restricted shares or other equity-based award with respect to shares of KeySource common stock under the KeySource Stock Plans, or otherwise, or grant any individual, corporation or other entity any right to acquire any shares of its capital stock;

•	issue any additional shares of capital stock or other securities except pursuant to the settlement of equity-based awards previously granted under the KeySource Stock Plans;

•	hire any employees, enter into any new employment or independent contractor agreements or arrangements, or enter into any collective-bargaining agreements;

•	make any loan or extension of credit in an amount in excess of $500,000 (excluding any loan or extension of credit of a smaller amount on an outstanding loan or line of credit in excess of $500,000) or renew or amend any loan or extension of credit in excess of $250,000; provided, however, that, if KeySource or any of its subsidiaries shall request the prior approval of BNC to make a loan or extend credit in an amount in excess of $500,000, and BNC shall not have disapproved such request in writing within three business days upon receipt of such request from KeySource or any of its subsidiaries, as applicable, then such request shall be deemed to be approved by BNC in writing and thus KeySource or its subsidiary, as applicable, may make the loan or extend the credit referenced in such request on the terms described in such request; provided, further, that any renewal, amendment or modification of credit shall require the written approval of BNC, which approval shall not be unreasonably withheld;

•	except as required by applicable law or the terms of any Seller Benefit Plan (as defined in the Merger Agreement and referred to herein as a “KeySource Benefit Plan”) as in effect on the date of the Merger Agreement and, solely with respect to employees that are not executive officers or directors of KeySource, except for normal increases made in the ordinary course of business consistent with past practice, (i) increase the wages, salaries, incentive compensation, incentive compensation opportunities of, or benefits provided to, any current, former or retired employee, director, consultant, independent contractor or other service provider of KeySource or any of its subsidiaries or ERISA Affiliates (as defined in the Merger Agreement), or, except for payments in the ordinary course of business consistent with past practice, pay or provide, or increase or accelerate the accrual rate, vesting or timing of payment or funding of, any compensation, benefits or other rights of any current, former or retired employee, director, consultant, independent contractor or other service provider of KeySource or any of its subsidiaries or ERISA Affiliates; (ii) establish, adopt or become a party to any new employee benefit or compensation plan, program, commitment or agreement or amend, modify, change or terminate any KeySource Benefit Plan; (iii) grant any stock options, stock appreciation rights, stock-based or stock-related awards, performance stock, phantom or restricted stock unit awards; (iv) take any action other than in the ordinary course of business and consistent with past practice, to fund or in any way secure the payment of compensation or benefits under any KeySource Benefit Plan; (v) amend, alter or modify any warrant or other equity-based right to purchase any capital stock or other equity interests in KeySource or any securities exchangeable for or convertible into the same or other KeySource common stock outstanding on the date of the Merger Agreement, except as otherwise permitted in the Merger Agreement; (vi) enter into any collective-bargaining agreement; or (vii) enter, amend, modify, alter, terminate or change any third-party vendor or service agreement related to any KeySource Benefit Plan;

94

•	sell, transfer, mortgage, encumber or otherwise dispose of any material amount of its properties or assets to any person other than a subsidiary, or cancel, release or assign any material amount of indebtedness to any such person or any claims held by any such person, in each case other than in the ordinary course of business consistent with past practice or pursuant to contracts in force at the date of the Merger Agreement; provided, however, that, if KeySource or any of its subsidiaries shall request the prior approval of BNC to make sell, transfer or dispose of any “Other Real Estate Owned” of KeySource, and BNC shall not have disapproved such request in writing within five business days upon receipt of such request from KeySource or any of its subsidiaries, as applicable, then such request shall be deemed to be approved by BNC in writing and thus KeySource or its subsidiary, as applicable, may effect the sale, transfer or disposal referenced in such request on the terms described in such request; provided, further, prior approval is not required for (i) transactions disclosed in Section 5.2(i) of the KeySource Disclosure Schedule or (ii) transactions with respect to any real estate valued at less than $250,000, in each case, so long as the sale or transfer price is at least 90% of the carrying value for such real estate on KeySource’s financial statements as of September 30, 2011;

•	enter into any new line of business or change in any material respect its lending, investment, underwriting, risk and asset liability management and other banking, operating and servicing policies, except as required by applicable law, regulation or policies imposed by any governmental entity;

•	make any material investment either by purchase of stock or securities, contributions to capital, property transfers or purchase of any property or assets of any other person;

•	take any action, or knowingly fail to take any action, which action or failure to act is reasonably likely to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code;

•	amend KeySource’s articles of incorporation or KeySource’s bylaws, or otherwise take any action to exempt any person (other than BNC or its subsidiaries) or any action taken by any person from any takeover statute or similarly restrictive provisions of its organizational documents or terminate, amend or waive any provisions of any confidentiality or standstill agreements in place with any third parties;

95

•	other than in prior consultation with BNC, restructure or materially change its investment securities portfolio or its gap position, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported;

•	other than commencement or settlement of foreclosure actions in the ordinary course of business consistent with past practice, commence or settle any claim, action or proceeding where the amount in dispute is in excess of $50,000 or subjecting KeySource or any of its subsidiaries to any material restrictions on its current or future business operations (including the future business and operations of BNC);

•	take any action or fail to take any action that is intended or may reasonably be expected to result in any of the conditions to the Merger set forth in Article VII of the Merger Agreement not being satisfied;

•	implement or adopt any material change in its tax accounting or financial accounting principles, practices or methods, other than as may be required by applicable law, GAAP or regulatory guidelines;

•	file or amend any tax return other than in the ordinary course of business, make any significant change in any method of tax or accounting (other than as may be required by applicable law, GAAP or regulatory guidelines), make or change any tax election or settle or compromise any tax liability in excess of $50,000;

•	except for transactions in the ordinary course of business consistent with past practice, terminate, or waive any material provision of, any KeySource Contract or make any change in any instrument or agreement governing the terms of any of its securities, or material lease or contract, other than normal renewals of contracts and leases without material adverse changes of terms;

•	take any action that would materially impede or materially delay the ability of the parties to obtain any necessary approvals of any regulatory agency or governmental entity required for the transactions, contemplated hereby; or

•	agree to take, make any commitment to take, or adopt any resolutions of its board of directors in support of, any of the actions prohibited by Section 5.2 of the Merger Agreement.

BNC has agreed that, except with KeySource’s prior written consent, BNC will not, among other things, undertake the following actions:

•	amend, repeal or otherwise modify any provision of BNC’s articles of incorporation or BNC’s bylaws in a manner that would adversely affect the shareholders of KeySource or the transactions contemplated by the Merger Agreement;

96

•	take any action, or knowingly fail to take any action, which action or failure to act is reasonably likely to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code;

•	take any action that is intended or may reasonably be expected to result in any of the conditions to the Merger set forth in Article VII of the Merger Agreement not being satisfied;

•	take any action that would be reasonably expected to prevent, materially impede, materially impact or materially delay the ability of the parties to obtain any necessary approvals of any regulatory agency or any governmental entity required for the consummation of the transactions contemplated by this Agreement or cause any other application to a bank regulatory agency for approval of a merger to be submitted for filing before the application related to the Merger is approved by such bank regulatory agency (except if such bank regulatory agency requires in writing a prior submission as a condition to its approval of the application related to the Merger); or

•	agree to take, make any commitment to take, or adopt any resolutions of its board of directors in support of, any of the actions prohibited by Section 5.3 of the Merger Agreement (it being understood that BNC’s pursuit, negotiation, and/or consummation of other acquisitions shall not constitute a violation of this Section 5.3 of the Merger Agreement).

The Merger Agreement also contains mutual covenants relating to the preparation of this joint proxy statement/prospectus, access to information of the other company and public announcements with respect to the transactions contemplated by the Merger Agreement. BNC also has agreed to cause the shares of BNC common stock issued in the Merger to be approved for listing on The NASDAQ Capital Market.

Reasonable Best Efforts of KeySource to Obtain the Required Shareholder Vote

KeySource has agreed to hold a meeting of its shareholders as soon as is reasonably practicable for the purpose of obtaining the requisite shareholder approval of the Agreement and Plan of Merger. KeySource will use its reasonable best efforts to obtain such approval. KeySource is also required to submit the Merger Agreement to a shareholder vote even if the KeySource Board has withdrawn, modified or qualified its recommendation to approve the Agreement and Plan of Merger.

Agreement Not to Solicit Other Offers

KeySource has agreed that it and its subsidiaries, and their officers, directors, employees, agents and representatives will not, directly or indirectly:

•	solicit, initiate, encourage or facilitate (including by way of furnishing information) any inquiries or proposals for any “Alternative Transaction” (as defined below); or

•	participate in any discussions or negotiations regarding any Alternative Transaction; or

97

•	enter into any agreement regarding any Alternative Transaction.

KeySource also has agreed to cease any existing discussions or negotiations with any persons with respect to any Alternative Proposal (as defined below), to request the prompt return or destruction of all confidential information previously furnished in connection therewith and not terminate, waive, amend, release or modify any provision of any confidentiality or standstill agreement relating to any Alternative Proposal to which it or any of its subsidiaries is a party, and to enforce the provisions of such agreement.

However, if at any time before approval of the Merger Agreement by KeySource’s shareholders, (1) KeySource receives an unsolicited written Alternative Proposal that its board of directors believes in good faith to be bona fide, (2) such Alternative Proposal was not the result of a breach of KeySource’s nonsolicitation provisions under the Merger Agreement, (3) the KeySource Board determines in good faith, after consulting with outside counsel and its financial advisor, that such Alternative Proposal constitutes or is reasonably likely to lead to a Superior Proposal (as defined below) and (4) the KeySource Board determines in good faith, after consulting with outside legal counsel, that failure to so act would be reasonably likely to violate its fiduciary duties under applicable law, then KeySource may (and may authorize its subsidiaries and representatives to): (1) furnish nonpublic information regarding KeySource and its subsidiaries to the person making such Alternative Proposal (and its representatives) pursuant to a confidentiality agreement that is no less favorable to KeySource than its confidentiality agreement with BNC, and (2) participate in discussions and negotiations with the person making the Alternative Proposal.

KeySource has agreed to call its shareholder meeting as soon as reasonably practicable to obtain shareholder approval of the Agreement and Plan of Merger and that the KeySource Board will recommend that its shareholders approve the Merger Agreement. KeySource has further agreed that the KeySource Board will not withdraw (or modify or qualify in any manner adverse to BNC) or refuse to recommend its approval of the Merger Agreement, or adopt, approve, recommend, endorse or otherwise declare advisable the adoption of any Alternative Proposal (we refer to any such action as an “Adverse Recommendation Change”) or cause or permit KeySource or any of its subsidiaries to enter into any agreement that is intended to or reasonably likely to lead to an Alternative Proposal (other than the confidentiality agreement referenced above). However, before obtaining the KeySource shareholder approval, the KeySource Board may, if such board determines in good faith (after consultation with outside counsel) that failure to do so would be reasonably likely to violate its fiduciary duties under applicable law, taking into account all adjustments to the terms of the Merger Agreement that may be offered by BNC, make an Adverse Recommendation Change; provided that KeySource may not make an Adverse Recommendation Change in response to an Alternative Proposal unless KeySource shall not have breached its nonsolicitation covenant in the Merger Agreement in any respect and:

(i)           the KeySource Board determines in good faith (after consultation with outside legal and its financial advisor) that such Alternative Proposal is a Superior Proposal and such proposal has been made and has not been withdrawn and continues to be a Superior Proposal after taking into account all adjustments to the terms of the Merger Agreement that may be offered by BNC pursuant to the Merger Agreement;

98

(ii)           KeySource has given BNC at least seven days’ prior written notice of its intention to take such action and specifying the material terms and conditions of any such Superior Proposal (including the identity of the party making such Superior Proposal) and has contemporaneously provided an unredacted copy of the relevant proposed transaction agreements with the person making such Superior Proposal; and

(iii)          before effecting such an Adverse Recommendation Change, KeySource has negotiated, and has caused its representatives to negotiate, in good faith with BNC during such notice period to the extent BNC wishes to negotiate, to enable BNC to revise the terms of the Merger Agreement such that it would cause such Superior Proposal to no longer constitute a Superior Proposal.

KeySource has agreed that, in the event of any material change to a Superior Proposal, KeySource shall, in each case, be required to deliver to BNC a new written notice, the notice period shall have commenced and KeySource shall be required to comply with the above obligations with respect to such new written notice.

KeySource has further agreed to notify BNC promptly (but in no event later than 24 hours) after it receives any Alternative Proposal, or any material change to any Alternative Proposal, or any request for nonpublic information relating to KeySource or any of its subsidiaries by any person that informs the KeySource Board that it is considering making, or has made, an Alternative Proposal. Such notice to BNC shall be made orally and in writing, and shall indicate the identity of the person making the Alternative Proposal or intending to make or considering making an Alternative Proposal or requesting nonpublic information relating to KeySource or any of its subsidiaries, and the material terms of any such Alternative Proposal or modification or amendment to an Alternative Proposal. KeySource shall keep BNC fully informed, on a current basis, of any material changes in the status and any material changes or modifications in the terms of any such Alternative Proposal, indication or request. KeySource shall also promptly, and in any event within 24 hours, notify BNC, orally and in writing, if it enters into discussions or negotiations concerning any Alternative Proposal.

As used in the Merger Agreement, “Alternative Proposal” means any inquiry or proposal regarding any merger, share exchange, consolidation, sale of assets, sale of shares of capital stock (including by way of a tender offer) or similar transactions involving KeySource or any of its subsidiaries that, if completed, would constitute an Alternative Transaction.

As used in the Merger Agreement, “Alternative Transaction” means any of:

•	a transaction pursuant to which any person (or group of persons) (other than BNC or its affiliates), directly or indirectly, acquires or would acquire more than 25% of the outstanding shares of KeySource common stock or outstanding voting power or of any new series or new class of preferred stock that would be entitled to a class or series vote with respect to the Merger, whether from KeySource or pursuant to a tender offer or exchange offer or otherwise;

•	a merger, share exchange, consolidation or other business combination involving KeySource (other than the Merger);

99

•	any transaction pursuant to which any person (or group of persons) (other than BNC or its affiliates) acquires or would acquire control of assets (including for this purpose the outstanding equity securities of subsidiaries of KeySource and securities of the entity surviving any merger or business combination including any of KeySource’s subsidiaries) of KeySource, or any of its subsidiaries representing more than 25% of the assets of KeySource and its subsidiaries, taken as a whole, immediately before such transaction, or;

•	any other consolidation, business combination, recapitalization or similar transaction involving KeySource or any of its subsidiaries, other than the transactions contemplated by the Merger Agreement, as a result of which the holders of shares of KeySource common stock immediately before such transactions do not, in the aggregate, own at least 75% of the outstanding shares of common stock and the outstanding voting power of the surviving or resulting entity in such transaction immediately after the consummation thereof in substantially the same proportion as such holders held the shares of KeySource common stock immediately before the consummation thereof.

As used in the Merger Agreement, “Superior Proposal” means any unsolicited bona fide Alternative Proposal that the KeySource Board determines in good faith (after consultation with outside counsel and its financial advisor), taking into account all legal, financial, regulatory and other aspects of the proposal and the person (or group of persons) making the proposal (including any break-up fees, expense reimbursement provisions and conditions to consummation), (A) if consummated, would be more favorable to the shareholders of KeySource from a financial point of view than the transactions contemplated by the Merger Agreement (including taking into account any adjustment to the terms and conditions proposed by BNC in response to such proposal under the Merger Agreement or otherwise) and (B) if accepted, is reasonably likely to be completed on the terms proposed on a timely basis.

Expenses and Fees

In general, all fees and expenses incurred in connection with the Merger, the Merger Agreement and the transactions contemplated by the Merger Agreement shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated. However, the costs and expenses of printing and mailing this joint proxy statement/prospectus, and all filing and other fees paid to the SEC in connection with the Merger, shall be borne equally by KeySource and BNC. Further, KeySource has agreed to reimburse certain expenses of BNC if the Merger Agreement is terminated under certain circumstances. See “—Termination of the Merger Agreement.”

Employee Matters

BNC has agreed that all individuals employed by, or on an authorized leave of absence from, KeySource or any of its subsidiaries immediately before the Effective Time (the “Covered Employees”) shall automatically become employees of BNC and its affiliates as of the Effective Time. Immediately following the Effective Time, BNC shall, or shall cause its applicable subsidiaries to, provide to those Covered Employees employee benefits, rates of base salary or hourly wage and annual bonus opportunities that are substantially similar, in the aggregate, to the aggregate rates of base salary or hourly wage and the aggregate employee benefits and annual bonus opportunities provided to such Covered Employees under the KeySource Benefit Plans as in effect immediately before the Effective Time.

100

In addition, BNC has agreed, that if a Covered Employee who does not have an employment, change-of-control or severance agreement with KeySource or any of its subsidiaries and who within three months after the Effective Time is (i) terminated by BNC or any of its subsidiaries due to a permanent or indefinite reduction in staff resulting in job elimination, reduction of a position as the result of any organizational or business restructuring or the integration of KeySource and its subsidiaries with BNC and its subsidiaries, discontinuance of operation, relocation of all or a part of BNC’s or its subsidiaries’ business, sale of an operation to another company, or sale or other change in ownership of all or a part of BNC’s or its subsidiaries’ business, or (ii) voluntarily resigns after being notified that, as a condition of employment, such Covered Employee’s base salary will be materially decreased, such Covered Employee shall be entitled to receive severance payments equal to (after providing customary releases) three months of severance pay, regardless of employee classification.

For a discussion of the employment agreement that BNC has entered into with Donald R. Draughon, KeySource’s President and Chief Executive Officer, and the effect of the Merger on agreements between KeySource and certain of its executives, see “The Merger—KeySource’s Directors and Officers Have Financial Interests in the Merger.”

Indemnification and Insurance

The Merger Agreement provides that all rights to indemnification and exculpation from liabilities for acts or omissions occurring at or before the Effective Time existing in favor of any director, officer or employee as provided in the respective BNC and KeySource articles of incorporation or bylaws and any existing indemnification agreements, shall survive the Merger and shall continue in full force and effect in accordance with their terms, and shall not be amended, repealed or otherwise modified after the Effective Time in any manner that would adversely affect the rights thereunder of such individuals for acts or omissions occurring at or before the Effective Time or taken at the request of BNC pursuant to the Merger Agreement.

The Merger Agreement provides that BNC will maintain for a period of six years after completion of the Merger KeySource’s current directors’ and officers’ liability insurance policy, or policies of at least the same coverage and amount and containing terms and conditions that are not less advantageous than the current policy, with respect to acts or omissions occurring before the Effective Time that were committed by such officers and directors in their capacities as such, except that BNC is not required to expend annually in the aggregate an amount in excess of 150% of the annual premiums currently paid by KeySource for such insurance.

101

Conditions to Complete the Merger

The respective obligations of BNC and KeySource to effect the Merger are subject to the satisfaction at or before the Effective Time of the following conditions:

•	the approval of the Merger by the requisite affirmative vote of the holders of KeySource and BNC common stock entitled to vote thereon;

•	the authorization of the listing of BNC common stock to be issued in the Merger on The NASDAQ Capital Market, subject to official notice of issuance;

•	the effectiveness of the registration statement of which this joint proxy statement/prospectus is a part with respect to the BNC common stock to be issued in the Merger and the absence of any stop order or proceedings initiated or threatened by the SEC for that purpose;

•	no order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition (an “Injunction”) preventing the consummation of the Merger or any of the other transactions contemplated by the Merger Agreement shall be in effect;

•	no statue, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any governmental entity that prohibits or makes illegal consummation of the Merger; and

•	the employment agreement with Donald R. Draughon, Jr., President and Chief Executive Officer of KeySource, which is discussed under the heading “The Merger—KeySource’s Directors and Officers Have Financial Interests in the Merger,” shall have become effective.

The obligation of BNC to effect the Merger is also subject to the satisfaction, or waiver by BNC, at or before the Effective Time, of a number of other conditions, including:

•	the representations and warranties of KeySource set forth in the Merger Agreement shall be true and correct as of the date of the Merger Agreement and as of the Effective Time as though made on and as of the Effective Time, and BNC shall have received a certificate signed on behalf of KeySource by the Chief Executive Officer of KeySource to such effect;

•	KeySource shall have performed in all material respects all obligations required to be performed by it under the Merger Agreement at or before the Effective Time, and BNC shall have received a certificate signed on behalf of KeySource by the Chief Executive Officer of KeySource to such effect;

•	BNC shall have received the opinion of its counsel with respect to certain federal income-tax consequences of the Merger;

•	all regulatory approvals set forth in the Merger Agreement to consummate the transactions contemplated by the Merger Agreement, including the Merger, shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired, and no such regulatory approval shall have resulted in the imposition of any Materially Burdensome Regulatory Condition (as defined in the Merger Agreement);

102

•	BNC must have received from each director of KeySource (1) an executed support agreement and (2) a noncompete agreement, each in the form attached as an exhibit to the Merger Agreement (see “The Merger—KeySource’s Directors and Officers Have Financial Interests in the Merger”);

•	BNC shall have received resignations, effective as of the Effective Time, from the directors of KeySource and its subsidiaries; and

•	KeySource’s classified assets (which means loans or other assets characterized as “Substandard,” “Doubtful,” “Loss” or words of similar import and “Other Real Estate Owned”) shall not exceed $20 million as of the Effective Time.

The obligation of KeySource to complete the Merger is also subject to the satisfaction, or waiver by KeySource, at or before the Effective Time, of a number of other conditions, including:

•	the representations and warranties of BNC set forth in the Merger Agreement shall be true and correct as of the date of the Merger Agreement and as of the Effective Time as though made on and as of the Effective Time, and KeySource shall have received a certificate signed on behalf of BNC by the Chief Executive Officer or the Chief Financial Officer of BNC to such effect;

•	BNC shall have performed in all material respects all obligations required to be performed by it under the Merger Agreement at or before the Effective Time, and KeySource shall have received a certificate signed on behalf of BNC by the Chief Executive Officer or Chief Financial Officer of BNC to such effect;

•	KeySource shall have received the opinion of its counsel with respect to certain federal income-tax consequences of the Merger;

•	all regulatory approvals set forth in the Merger Agreement to consummate the transactions contemplated by the Merger Agreement, including the Merger, shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired;

•	the executive officers of KeySource listed on Exhibit D of the Merger Agreement shall be entitled to receive severance payments as set forth on Exhibit D to the Merger Agreement, subject to receipt by BNC of mutually acceptable release agreements to be received at the Effective Time; and

•	on the last day of the month preceding the month in which the Effective Time occurs, the tangible book value per share of the BNC common stock, as determined in accordance with GAAP, shall equal or exceed $7.50.

103

We cannot provide assurance as to when or if all of the conditions to the Merger can or will be satisfied or, if applicable, waived by the appropriate party. As of the date of this joint proxy statement/prospectus, we have no reason to believe that any of these conditions will not be satisfied.

Termination of the Merger Agreement

The Merger Agreement can be terminated at any time before completion of the Merger by mutual consent, if authorized by each of our boards of directors, or by either party in the following circumstances:

•	if any of the required regulatory approvals are denied (and the denial is final and nonappealable) or any governmental entity of competent jurisdiction shall have issued a final and nonappealable order permanently enjoining or otherwise prohibiting the consummation of the transactions contemplated by the Merger Agreement;

•	if the Merger has not been consummated by June 30, 2012, unless the failure of the Closing to occur by that date is due to the terminating party’s failure to abide by the Merger Agreement; or

•	if there is a breach by the other party that would cause the failure of the Closing conditions described above, unless the breach is capable of being, and is, cured within 45 days’ notice of the breach.

BNC also may terminate the Merger Agreement if the KeySource Board: (i) fails to recommend that KeySource shareholders approve and adopt the Merger Agreement, or (ii) in a manner adverse to BNC, (a) withdraws, modifies, or qualifies, or proposes to withdraw, modify or qualify, the recommendation of the KeySource Board of the Merger Agreement and/or the Merger to the KeySource shareholders; (b) takes any public action or makes any public statement in connection with the meeting of KeySource shareholders inconsistent with such recommendation or (c) recommends any Alternative Proposal (or, in the case of clause (ii), resolves to take any such action), whether or not permitted by the terms of the Merger Agreement.

KeySource will be required to pay BNC a termination fee in the amount of $625,000, plus up to $500,000 of BNC’s documented out-of-pocket legal and due diligence expenses in connection with the transactions contemplated by the Merger Agreement, if either:

•	the Merger Agreement is duly terminated by BNC and before such termination, an Alternative Transaction was commenced, publicly proposed or publicly disclosed (or an Alternative Proposal was received), and within 12 months after such termination, KeySource shall have entered into a definitive written agreement relating to an Alternative Transaction or consummated an Alternative Transaction, or

•	after receiving an Alternative Proposal, the KeySource Board fails to convene the annual meeting to approve the Merger with BNC and/or fails to recommend that the KeySource shareholders adopt the Merger Agreement, and within 12 months of receiving the Alternative Proposal, KeySource shall have entered into a definitive written agreement relating to an Alternative Transaction or consummated an Alternative Transaction.

104

However, BNC will in any event not be entitled to a termination fee if the Merger Agreement is terminated by mutual consent or due to a failure to obtain the necessary regulatory approvals. Similarly, BNC will not be entitled to a termination fee if KeySource terminates the Merger Agreement due to a material breach of a representation, warranty or covenant by BNC.

Effect of Termination

If the Merger Agreement is terminated, it will become void, and there will be no liability on the part of BNC or KeySource, except that (1) both BNC and KeySource will remain liable for any willful breach of the Merger Agreement and (2) designated provisions of the Merger Agreement, including the payment of fees and expenses, the confidential treatment of information, publicity restrictions, notices and governing law and jurisdiction will survive the termination.

Amendment, Waiver and Extension of the Merger Agreement

Subject to applicable law, the parties may amend the Merger Agreement by action taken or authorized by their respective boards of directors. However, after any approval of the transactions contemplated by the Merger Agreement by the KeySource shareholders, there may not be, without further approval of the shareholders, any amendment of the Merger Agreement that (1) alters or changes the amount or the form of the consideration to be delivered to the holders of KeySource common stock, (2) alters or changes any term of the articles of incorporation of BNC or (3) changes any of the terms and conditions of the Merger Agreement if such alteration or change would adversely affect the holders of any KeySource securities, in each case other than as contemplated by the Merger Agreement.

At any time before the Effective Time, each of BNC and KeySource, by action taken or authorized by its respective board of directors, to the extent legally allowed, may:

•	extend the time for the performance of any of the obligations or other acts of the other party;

•	waive any inaccuracies in the representations and warranties in the Merger Agreement; or

•	waive compliance by the other party with any of the other agreements or conditions contained in the Merger Agreement.

105

DESCRIPTION OF BNC CAPITAL STOCK

The following is a brief description of the terms of BNC’s capital stock. This summary does not purport to be complete in all respects. This description is subject to and qualified in its entirety by reference to the NCBCA, federal law, BNC’s amended articles of incorporation (“Amended Articles”), and BNC’s bylaws. Copies of the Amended Articles and bylaws have been filed with the SEC and are also available upon request from BNC.

The BNC Board has adopted proposals to: (1) amend the Amended Articles to create a new class of non-voting common stock, no par value per share (the “Non-voting Common Stock”) and (2) amend the Amended Articles to amend the terms of the Series B Preferred Stock to permit conversion of the Series B Preferred Stock into Non-voting Common Stock (on a 1:1 basis), with both such proposals to be presented to the BNC shareholders for approval at the 2012 annual meeting of shareholders on May 21, 2012. The Non-voting Common Stock will have substantially the same economic terms as the Series B Preferred Stock.

Common Stock

General

BNC’s Amended Articles authorize the issuance of 80,000,000 shares of common stock, no par value per share. As of [•], 2012, there were [•] shares of common stock issued and outstanding, held of record by approximately [•] stockholders. In addition, as of April [•], 2012, [•] shares of BNC’s common stock are reserved for issuance upon exercise of stock options issued pursuant to BNC’s stock compensation plans and grants of restricted stock, 543,337 shares of BNC’s common stock are reserved for issuance upon exercise of the Warrant, and 1,804,566 shares of BNC’s common stock are reserved for issuance upon the conversion of the Series B Preferred Stock. BNC’s common stock is listed and traded on The NASDAQ Capital Market under the symbol “BNCN.” Outstanding shares of BNC’s common stock are validly issued, fully paid and non-assessable. Each share of BNC’s common stock has the same relative rights and is identical in all respects to each other share of BNC’s common stock.

Preemptive Rights; Redemption Rights; Terms of Conversion; Sinking Fund and Redemption Provision

BNC’s common stock has no preemptive rights, redemption rights, conversion rights, sinking fund, or redemption provisions.

Voting Rights

Each holder of common stock is entitled to one vote for each share held of record on all matters submitted to a vote of the shareholders. Shareholders are not entitled to cumulate their votes for the election of directors. Directors are elected by a plurality of the votes cast. At all times that the number of directors is less than nine, each director is elected to a term ending as of the next succeeding annual meeting or until his or her earlier death, resignation, retirement, removal or disqualification or until his or her successor shall be elected and shall qualify. Otherwise, at all times that the number of directors is nine or more, the Amended Articles and bylaws provide that the BNC Board is divided into three classes, with each class to be as nearly equal in number as possible, and directors in each class are to serve three-year terms in office.

106

Liquidation Rights

In the event of BNC’s liquidation, dissolution or winding up, holders of BNC common stock are entitled to share ratably in all of BNC’s assets remaining after payment of liabilities, including but not limited to BNC’s outstanding subordinated debentures, subordinated debt securities, and the liquidation preference of any then outstanding preferred stock. BNC’s issued and outstanding Series A Preferred Stock and Series B Preferred Stock both carry liquidation rights senior to BNC’s common stock. Because BNC is a bank holding company, BNC’s rights and the rights of BNC’s creditors and shareholders to receive the assets of any subsidiary upon liquidation or recapitalization may be subject to prior claims of BNC’s subsidiary’s creditors, except to the extent that BNC may itself be a creditor with recognized claims against its subsidiary.

Dividend Rights

Holders of BNC’s common stock are entitled to receive ratably such dividends as may be declared by the BNC Board out of legally available funds. The ability of the BNC Board to declare and pay dividends on BNC’s common stock is subject to the terms of applicable North Carolina law, banking regulations, and the terms of BNC’s participation in the CPP as described in “Supervision and Regulation.” BNC’s principal source of income is dividends that are declared and paid by Bank of North Carolina on its capital stock. Therefore, the ability of BNC to pay dividends is dependent upon the receipt of dividends from Bank of North Carolina. North Carolina commercial banks, such as Bank of North Carolina, are subject to legal limitations on the amounts of dividends they are permitted to pay. Bank of North Carolina may pay dividends from undivided profits, which are determined by deducting and charging certain items against actual profits, including any contributions to surplus required by North Carolina law. Also, an insured depository institution, such as Bank of North Carolina, is prohibited from making capital distributions, including the payment of dividends, if, after making such distribution, the institution would become “undercapitalized,” as such term is defined in the applicable law and regulations. Also, BNC may not pay dividends on BNC’s capital stock if the company is in default or has elected to defer payments of interest under BNC’s junior subordinated debentures. The declaration and payment of future dividends to holders of BNC’s common stock will also depend upon BNC’s earnings and financial condition, the capital requirements of its subsidiaries, regulatory conditions, and other factors as the BNC Board may deem relevant.

Transfer Agent and Registrar

The transfer agent and registrar for BNC’s common stock is Registrar and Transfer Company, Cranford, New Jersey.

Restrictions on Ownership

The BHCA requires any “bank holding company,” as defined in the BHCA, to obtain the approval of the Federal Reserve Board before acquiring 5% or more of BNC’s common stock. Any person, other than a bank holding company, is required to obtain the approval of the Federal Reserve Board before acquiring 10% or more of BNC’s common stock under the Change in Bank Control Act. Any holder of 25% or more of BNC’s common stock, or a holder of 5% or more if such holder otherwise exercises a “controlling influence” over BNC, is subject to regulation as a bank holding company under the BHCA.

107

Preferred Stock

General

BNC’s Amended Articles authorize the issuance of 20,000,000 shares of preferred stock, no par value per share. As of [•], 2012, there were 31,260 shares of BNC’s Series A Preferred Stock issued and outstanding and 1,804,566 shares of Series B Preferred Stock issued and outstanding.

BNC’s Amended Articles, subject to certain limitations, authorize the BNC Board from time to time by resolution and without further stockholder action, to provide for the issuance of shares of preferred stock, in one or more series, and to fix the designation, powers, preferences and other rights of the shares and to fix the qualifications, limitations and restrictions thereof.

Series A Preferred Stock

On December 5, 2008, pursuant to the CPP, BNC issued and sold 31,260 shares of Series A Preferred Stock to Treasury. The Series A Preferred Stock has a liquidation preference of $1,000 per share. The holders of the Series A Preferred Stock have preferential dividend and liquidation rights over holders of BNC’s common stock. The Series A Preferred Stock pays cumulative dividends at a rate of 5% per year for the first five years, and thereafter 9% per year. The Series A Preferred Stock is non-voting, except in limited circumstances. So long as any of BNC’s Series A Preferred Stock is outstanding, BNC may not repurchase or otherwise acquire any of its outstanding common stock unless BNC is current in its dividend payments on BNC’s outstanding Series A Preferred Stock. BNC may not redeem the Series A Preferred Stock without prior consultation with BNC’s primary federal regulator.

Voting Rights

Except as indicated below or otherwise required by the NCBCA, the holders of Series A Preferred Stock do not have any voting rights.

Election of Two Directors upon Non-Payment of Dividends. If the dividends on the Series A Preferred Stock have not been paid for an aggregate of six quarterly dividend periods or more (whether or not consecutive), the holders of Series A Preferred Stock, together with the holders of any outstanding parity stock with like voting rights, referred to as voting parity stock, voting as a single class, will be entitled to elect two members of the BNC Board, referred to as the preferred stock directors, at the next annual meeting (or at a special meeting called for the purpose of electing the preferred stock directors prior to the next annual meeting) and at each subsequent annual meeting until all accrued and unpaid dividends for all past dividend periods have been paid in full. The election of any preferred stock director is subject to the qualification that the election would not cause BNC to violate the corporate governance requirement of The NASDAQ Capital Market (or any other exchange on which BNC’s securities may be listed) that listed companies must have a majority of independent directors.

108

Upon the termination of the right of the holders of Series A Preferred Stock and voting parity stock to vote for preferred stock directors, as described above, the preferred stock directors will immediately cease to be qualified as directors, their term of office will terminate immediately and the number of BNC’s authorized directors will be reduced by the number of preferred stock directors that the holders of Series A Preferred Stock and voting parity stock had been entitled to elect. The holders of a majority of shares of Series A Preferred Stock and voting parity stock, voting as a class, may remove any preferred stock director, with or without cause, and the holders of a majority of the shares Series A Preferred Stock and voting parity stock, voting as a class, may fill any vacancy created by the removal of a preferred stock director. If the office of a preferred stock director becomes vacant for any other reason, the remaining preferred stock director may choose a successor to fill such vacancy for the remainder of the unexpired term.

Other Voting Rights. So long as any shares of Series A Preferred Stock are outstanding, in addition to any other vote or written consent of stockholders required by law or by BNC’s Amended Articles, the vote or written consent of the holders of at least 66 2/3% of the shares of Series A Preferred Stock at the time outstanding, voting separately as a single class, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, will be necessary for effecting or validating:

•	any amendment or alteration of the certificate of designations for the Series A Preferred Stock or BNC’s Amended Articles to authorize or create or increase the authorized amount of, or any issuance of, any shares of, or any securities convertible into or exchangeable or exercisable for shares of, any class or series of capital stock ranking senior to the Series A Preferred Stock with respect to payment of dividends and/or distribution of assets on BNC’s liquidation, dissolution or winding up;

•	any amendment, alteration or repeal of any provision of the certificate of designations for the Series A Preferred Stock so as to adversely affect the rights, preferences, privileges or voting powers of the Series A Preferred Stock; or

•	any consummation of a binding share exchange or reclassification involving the Series A Preferred Stock or of a merger or consolidation by BNC with another entity, unless the shares of Series A Preferred Stock remain outstanding following any such transaction or, if BNC is not the surviving entity, such shares are converted into or exchanged for preference securities and such remaining outstanding shares of Series A Preferred Stock or preference securities have rights, preferences, privileges and voting powers that are not materially less favorable than the rights, preferences, privileges or voting powers of the Series A Preferred Stock, taken as a whole.

To the extent of the voting rights of the Series A Preferred Stock, each holder of Series A Preferred Stock will be entitled to one vote for each share of Series A Preferred Stock held.

109

The foregoing voting provisions will not apply if, at or prior to the time when the vote or consent would otherwise be required, all outstanding shares of Series A Preferred Stock have been redeemed or called for redemption upon proper notice and sufficient funds have been set aside by BNC for the benefit of the holders of Series A Preferred Stock to effect the redemption.

Liquidation Rights

If BNC voluntarily or involuntarily liquidates, dissolves or wind ups its affairs, the holders of Series A Preferred Stock will be entitled to receive an amount per share, referred to as the total liquidation amount, equal to the fixed liquidation preference of $1,000 per share, plus any accrued and unpaid dividends, whether or not declared, to the date of payment. Holders of Series A Preferred Stock will be entitled to receive the total liquidation amount out of BNC’s assets, if any, that are available for distribution to stockholders, after payment or provision for payment of BNC’s debts and other liabilities, including but not limited to BNC’s outstanding subordinated debentures, but before any distribution of assets is made to holders of BNC’s common stock or any other shares ranking, as to that distribution, junior to the Series A Preferred Stock.

If BNC’s assets are not sufficient to pay the total liquidation amount in full to all holders of Series A Preferred Stock and all holders of other shares of stock ranking equally with the Series A Preferred Stock, the amounts paid to the holders of Series A Preferred Stock and other shares of parity stock will be paid pro rata in accordance with the respective total liquidation amount of those holders. If the total liquidation amount per share of Series A Preferred Stock has been paid in full to all holders of Series A Preferred Stock and other shares of parity stock, the holders of BNC’s common stock or any other shares ranking, as to such distribution, junior to the Series A Preferred Stock will be entitled to receive all remaining assets of BNC according to their respective rights and preferences. For purposes of the liquidation rights, neither the sale, conveyance, exchange or transfer of all or substantially all of BNC’s property and assets, nor the consolidation or merger by BNC with or into any other corporation or by another corporation with or into BNC, will constitute a liquidation, dissolution or winding up of BNC’s affairs.

Dividends Payable on Shares of Series A Preferred Stock

The holders of Series A Preferred Stock are entitled to receive, if and when declared by the BNC Board, out of assets legally available for payment, cumulative cash dividends at a rate per annum of 5% per share on a liquidation preference of $1,000 per share of Series A Preferred Stock with respect to each dividend period during the five year period following December 5, 2008 and are entitled to receive cumulative cash dividends at a rate per annum of 9% per share on (i) the liquidation preference of $1,000 per share of Series A Preferred Stock and (ii) the amount of accrued and unpaid dividends for any prior dividend period on such shares, if any, thereafter.

Dividends are payable quarterly in arrears on February 15, May 15, August 15 and November 15 of each year. Dividends payable during any dividend period are computed on the basis of a 360-day year consisting of twelve 30-day months. Dividends payable with respect to the Series A Preferred Stock are payable to the holders of record of shares of Series A Preferred Stock on the date that is 15 calendar days immediately preceding the applicable dividend payment date or such other record date as the BNC Board determines, so long as such record date is not more than 60 nor less than 10 days prior to the applicable dividend payment date.

110

Dividends on the Series A Preferred Stock are cumulative. If for any reason the BNC Board does not declare a dividend on the Series A Preferred Stock for a particular dividend period, or if the BNC Board declares less than a full dividend, BNC will remain obligated to pay the unpaid portion of the dividend for that period and the unpaid dividend will compound on each subsequent dividend date (meaning that dividends for future dividend periods will accrue on any unpaid dividend amounts for prior dividend periods).

BNC is required to provide written notice to the holders of shares of Series A Preferred Stock prior to the applicable dividend payment date if BNC determines not to pay any dividend or a full dividend with respect to the Series A Preferred Stock.

BNC is subject to various regulatory policies and requirements relating to the payment of dividends, including requirements to maintain adequate capital above regulatory minimums. The Federal Reserve Board is authorized to determine, under certain circumstances relating to the financial condition of a bank holding company, that the payment of dividends would be an unsafe or unsound practice and to prohibit their payment.

Priority of Dividends

With respect to the payment of dividends and the amounts to be paid upon liquidation, the Series A Preferred Stock will rank (i) senior to BNC’s common stock and all other equity securities designated as ranking junior to the Series A Preferred Stock; and (ii) at least equally with all other equity securities designated as ranking on a parity with the Series A Preferred Stock, referred to as parity stock with respect to the payment of dividends and distribution of assets upon any liquidation, dissolution or winding up of BNC.

So long as any share of Series A Preferred Stock remains outstanding, unless all accrued and unpaid dividends for all prior dividend periods have been contemporaneously declared and paid in full, no dividend or distribution may be declared or paid on shares of common stock or any other shares of junior stock, other than a dividend payable solely in shares of common stock. In addition, BNC may not repurchase, redeem or otherwise acquire for consideration any shares of common stock or other junior stock unless all accrued and unpaid dividends for all past dividend periods on the Series A Preferred Stock are fully paid, other than: (i) redemptions, purchases or other acquisitions of shares of common stock or other junior stock in connection with the administration of BNC’s employee benefit plans in the ordinary course of business pursuant to a publicly announced repurchase plan; (ii) any dividends or distributions of rights or junior stock in connection with a stockholders’ rights plan or any redemption or repurchase of rights pursuant to any stockholders’ rights plan; (iii) the acquisition by BNC of record ownership in junior stock or parity stock for the beneficial ownership of any other persons (other than BNC or any of its subsidiaries), including as trustees or custodians; and (iv) the exchange or conversion of junior stock for or into other junior stock or of parity stock for or into other parity stock or junior stock, but only to the extent that such acquisition is required pursuant to binding contractual agreements entered into before December 5, 2008 or any subsequent agreement for the accelerated exercise, settlement or exchange thereof for common stock.

111

On any dividend payment date for which full dividends on the Series A Preferred Stock and any other parity stock are not paid, or declared and funds set aside therefor, all dividends paid or declared with respect to the Series A Preferred Stock and any other parity stock will be declared ratably among the holders of any such shares who have the right to receive dividends, in proportion to the respective amounts of the undeclared and unpaid dividends relating to the dividend period.

Subject to the foregoing, and the restriction on increasing the dividend on BNC’s common stock described in “Supervision and Regulation,” such dividends (payable in cash, securities or other property) as may be determined by the BNC Board may be declared and paid on BNC’s common stock and any other stock ranking equally with or junior to the Series A Preferred Stock, from time to time out of any funds legally available for such payment, and the holders of Series A Preferred Stock will not be entitled to participate in any such dividends.

Redemption

BNC may redeem the Series A Preferred Stock, subject to the approval of the appropriate federal banking agency, in whole or in part, at any time and from time to time. Once an institution notifies Treasury that it would like to repay its investment, Treasury must permit repayment subject to consultation with the appropriate federal banking agency. All such redemptions will be at 100% of the issue price, plus any accrued and unpaid dividends.

If fewer than all of the outstanding shares of Series A Preferred Stock are to be redeemed, the shares to be redeemed will be selected either pro rata or in such other manner as the BNC Board may determine to be fair and equitable.

Shares of Series A Preferred Stock that are redeemed, repurchased or otherwise acquired by BNC will be cancelled and will revert to authorized but unissued shares of BNC’s preferred stock.

The Series A Preferred Stock is not subject to any mandatory redemption, sinking fund or similar provisions. Holders of shares of Series A Preferred Stock have no right to require the redemption or repurchase of the Series A Preferred Stock.

Series B Preferred Stock

On June 14, 2010, BNC issued and sold 1,804,566 shares of Series B Preferred Stock to Aquiline BNC Holdings LLC, a Delaware limited liability company (“Aquiline”), pursuant to an Investment Agreement with Aquiline. The Series B Preferred Stock is designed to be a common stock equivalent that is a non-voting security for purposes of the BHCA and the Change in Bank Control Act.

Mandatory Conversion

The shares of Series B Preferred Stock will be mandatorily converted into shares of BNC’s common stock at a ratio of one share of common stock for each share of Series B Preferred Stock (subject to adjustments in certain events) only when the shares of the Series B Preferred Stock are transferred by Aquiline to third parties in a “widely dispersed offering.” For purposes of the Series B Preferred Stock, a “widely dispersed offering” means (i) a widespread public distribution; (ii) a transfer in which no transferee (or group of associated transferees) would receive more than two percent (2%) of any class of BNC’s voting securities or (iii) a transfer to a transferee that would control more than fifty percent (50%) of BNC’s voting securities without any transfer from the transferor.

112

In no event shall a transferee of a “widely dispersed offering” be entitled to receive shares of Common Stock upon any conversion of Series B Preferred Stock to the extent (but only to the extent) that at such time the transferee holder does not have any required “regulatory approvals” (as defined below). If any delivery of shares of common stock owed to a transferee upon conversion of the Series B Preferred Stock is not made, in whole or in part, as a result of the foregoing limitations, BNC’s obligation to make such delivery shall not be extinguished and BNC shall, at the option of the transferee holder, deliver such shares as promptly as practicable after such converting holder gives notice to BNC that the applicable requirements are met. For purposes of the Series B Preferred Stock, “regulatory approvals” means, as to any holder, to the extent applicable and required to permit such holder to convert such holder’s shares of Series B Preferred Stock into common stock and to own such common stock without being in violation of applicable law, rule or regulation, receipt or making of approvals or authorizations of, filings and registrations with, notifications to, or determinations of any U.S. federal, state or foreign governmental authority or self-regulatory organization, including the expiration or termination of any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

Voting Rights; Consent Rights on Extraordinary Matters

Except as from time to time required by applicable law, the Series B Preferred Stock has no voting rights. Notwithstanding the foregoing, and in addition to any other vote required by law, the affirmative vote or consent of the holders of a majority of the outstanding shares of the Series B Preferred Stock, voting separately as a class, shall be required to amend, alter or repeal (including by merger, consolidation or otherwise) any provision of the Articles of Amendment creating the Series B Preferred Stock or the Amended Articles that significantly and adversely affects the rights, preferences or privileges of the Series B Preferred Stock.

Liquidation Rights

In the event of any liquidation, dissolution or winding-up of the affairs of BNC, whether voluntary or involuntary, after payment or provision for payment of the debts and other liabilities of BNC, the holders of the Series B Preferred Stock shall be entitled to receive, out of the assets of BNC and after any payment required to be made to any holders of the Series A Preferred Stock and any other series of preferred stock that is issued by BNC from time to time unless so designated in such series of preferred stock, whether such assets are capital or surplus and whether or not any dividends or distributions as such are declared, (i) $0.01 per share, (ii) the amount that a holder of shares of common stock would be entitled to receive (based on each share of Series B Preferred Stock being converted into one share of common stock immediately prior to the liquidation, dissolution or winding up, assuming such shares of common stock were outstanding), subject to anti-dilution adjustments, and (iii) an amount equal to all declared and unpaid dividends for prior dividend periods, and no more, before any distribution shall be made to the holders of BNC’s common stock or any other class of stock or series thereof ranking junior to the Series B Preferred Stock with respect to the distribution of assets. After payment of the full amount of the liquidation preference, the holders shall not be entitled to any further participation.

113

If the amounts available for distribution with respect to the Series B Preferred Stock and all outstanding stock of BNC ranking on a parity with the Series B Preferred Stock upon liquidation are not sufficient to satisfy the full liquidation rights of all the outstanding shares of the Series B Preferred Stock and stock ranking on a parity therewith, then the holders of each series of such stock will share ratably in any such distribution of assets in proportion to the full respective preferential amount (which in the case of preferred stock may include accumulated dividends) to which they are entitled.

Dividends Payable on Shares of Series B Preferred Stock

The Series B Preferred Stock will receive such dividends and other distributions as declared and paid by BNC to all holders of common stock, on an as-converted basis (one share of common stock for each share of Series B Preferred Stock, subject to adjustments).

Priority of Dividends

The Series B Preferred Stock ranks junior, with regard to dividends, to the Series A Preferred Stock and any other series of preferred stock that is issued by BNC from time to time unless so designated in such series of preferred stock. The Series B Preferred Stock should have the same priority, with regard to dividends, as BNC’s common stock.

Redemption

The Series B Preferred Stock shall not be redeemable at the option of the holder or BNC. The Series B Preferred Stock will not be subject to any mandatory redemption, sinking fund or other similar provisions.

Treasury Warrant

In connection with the Treasury’s purchase of BNC’s Series A Preferred Stock, BNC issued to the Treasury (the “Warrantholder”), a warrant exercisable for 543,337 shares of BNC’s common stock (subject to adjustment as described below) at an initial exercise price of $8.63 per share, referred to as the Warrant. The Warrant may be exercised at any time on or before 5:00 p.m., New York City time, on December 5, 2018 by surrender of the Warrant and a completed notice of exercise attached as an annex to the Warrant together with payment of the exercise price for the shares of common stock for which the Warrant is being exercised. The exercise price may be paid either by BNC’s withholding of such number of shares of common stock issuable upon exercise of the Warrant equal to the value of the aggregate exercise price of the Warrant determined by reference to the market price of BNC’s common stock on the trading day on which the Warrant is exercised or, if agreed to by BNC and the Warrantholder, by the payment of cash equal to the aggregate exercise price.

114

Rights as a Stockholder

The Warrantholder will have no rights or privileges of the holders of BNC’s common stock, including any voting rights, until (and then only to the extent) the Warrant has been exercised.

Transferability

The Warrant, and all rights under the Warrant, is transferable.

Adjustments to the Warrant

Adjustments in Connection with Stock Splits, Subdivisions, Reclassifications and Combinations. The number of shares for which the Warrant may be exercised, and the exercise price of the Warrant, will be proportionately adjusted in the event BNC pays dividends or make distributions of its common stock, subdivide, combine or reclassify outstanding shares of BNC’s common stock.

Other Distributions. If BNC declares any dividends or distributions other than BNC’s historical, ordinary cash dividends, the exercise price of the Warrant will be adjusted to reflect such a distribution.

Certain Repurchases. If BNC effects a pro rata repurchase of common stock, then both the number of shares issuable upon exercise of the Warrant and the exercise price will be adjusted.

Business Combinations. In the event of a merger, consolidation or similar transaction involving BNC and requiring stockholder approval, the Warrantholder’s right to receive shares of BNC’s common stock upon exercise of the Warrant will convert into the right to exercise the Warrant for the consideration that would have been payable to the Warrantholder with respect to the shares of common stock for which the Warrant may be exercised, as if the Warrant had been exercised prior to such merger, consolidation or similar transaction.

Certain Restrictions in the Amended Articles Having Potential Anti-Takeover Effect

The Amended Articles require the affirmative vote of 75% of the outstanding shares entitled to vote to approve a merger or other business combination, unless the transaction is approved, prior to consummation, by the vote of at least 75% of the members of the Continuing Directors (as defined in the Amended Articles). “Continuing Directors” generally includes all members of the BNC Board who are not affiliated with any individual, partnership, trust or other person or entity (or the affiliates and associates of such person or entity) which becomes a beneficial owner of 10% or more of the voting shares of BNC. This provision could tend to make the acquisition of BNC more difficult to accomplish without the cooperation or favorable recommendation of the BNC Board. When evaluating such business combinations, the BNC Board will consider (i) the social and economic effects of acceptance of such an offer on its depositors, borrowers, other customers, employees, and creditors of BNC and its subsidiaries, and on the communities in which BNC and Bank of North Carolina operate or are located; (ii) the ability of BNC and Bank of North Carolina to fulfill the objectives of a bank and/or bank holding company, as applicable, and of commercial banking entities, as applicable, under applicable federal and state statutes and regulations; (iii) the business and financial condition and prospects and earnings prospects of the person or group proposing the combination, including, but not limited to, debt service and other existing financial obligations, financial obligations to be incurred in connection with the combination, and other likely financial obligations of such person or group, and the possible effect of such conditions and prospects upon BNC and Bank of North Carolina and the communities in which BNC and Bank of North Carolina are located; (iv) the competence, experience, and integrity of the person or group proposing the combination and its or their management; and (v) the prospects for successful conclusion of the proposed combination.

115

BNC’s Amended Articles, subject to certain limitations, authorize the BNC Board, from time to time by resolution and without further stockholder action, to provide for the issuance of shares of preferred stock, in one or more series, and to fix the designation, powers, preferences and other rights of the shares and to fix the qualifications, limitations and restrictions thereof. As a result of its discretion with respect to the creation and issuance of preferred stock without stockholder approval, the BNC Board could adversely affect the voting power of the holders of common stock and, by issuing shares of preferred stock with certain voting, conversion and/or redemption rights, could discourage any attempt to obtain control of us.

As more particularly described below under “Comparison of Shareholders’ Rights for Existing KeySource Shareholders,” BNC’s articles of incorporation and bylaws contain protective provisions that would have the effect of impeding an attempt to change or remove BNC’s management or to gain control of BNC in a transaction not supported by its board of directors.

116

COMPARISON OF SHAREHOLDERS’ RIGHTS FOR
EXISTING KEYSOURCE SHAREHOLDERS

The current rights of KeySource shareholders are governed by North Carolina law, including the NCBCA, and KeySource’s articles of incorporation and bylaws. Upon consummation of the Merger, holders of KeySource common stock will receive BNC common stock as merger consideration and will become holders of BNC common stock. Consequently, after the Merger, the rights of such shareholders will be governed by the articles of incorporation and bylaws of BNC together with the NCBCA.

The following is a summary of material differences between the rights of holders of BNC common stock and the rights of holders of KeySource common stock. The following summary does not purport to be a complete statement of the provisions affecting and differences between the rights of holders of BNC common stock and the rights of holders of KeySource common stock. The identification of specific provisions or differences is not meant to indicate that other equally or more significant differences do not exist. This summary is qualified in its entirety by reference to North Carolina law and the governing corporate documents of BNC and KeySource, to which the shareholders of KeySource are referred.

Authorized Capital

KeySource. KeySource is authorized to issue 10,000,000 shares of common stock, par value $1.00 per share, and up to 1,000,000 shares of preferred stock, no par value per share.

BNC. BNC is authorized to issue 80,000,000 shares of common stock, no par value per share, and up to 20,000,000 shares of preferred stock, no par value per share. Upon shareholder approval of the amendment to the Amended Articles at the 2012 annual meeting of the Corporation’s shareholders (discussed above in “Description of BNC Capital Stock – Common Stock”) of the 80,000,000 shares of common stock, 20,000,000 shares will be classified as non-voting common stock, no par value per share.

Annual Meetings of Shareholders

KeySource. KeySource’s bylaws provide that an annual meeting will be held prior to June 30 of each year as may be determined by the board of directors.

BNC. BNC’s bylaws provide that an annual meeting will be held within 175 days of the end of the fiscal year, which follows the calendar year, as may be determined by the board of directors.

Special Meetings of Shareholders

KeySource. Special meetings of the KeySource shareholders can be called by KeySource’s chairman of the board of directors, the president, or the secretary at the request of the board of directors.

117

BNC. Special meetings of the BNC shareholders can be called at any time by BNC’s chief executive officer, the president, the chairman or vice chairman of the board of directors, or the board of directors.

Shareholder Nomination of Directors

KeySource. Nomination of directors may be made by the board of directors or a committee thereof or by any shareholder entitled to vote for the election of directors. Nominations, other than those made by the board of directors or a committee thereof, must be submitted to the Secretary in writing not less than 120 days prior to the one-year anniversary of the date on which the previous year’s notice of meeting at which directors were elected was first mailed to shareholders. The shareholder making such nomination shall include a detailed resume of the nominee and state reasons why the nominee is qualified to serve.

BNC. Nomination of directors may be made by the Nominating and Corporate Governance Committee or by any shareholder entitled to vote for the election of directors. Nominations, other than those made by the Nominating and Corporate Governance Committee, must be submitted to the Secretary in writing not less than fifty days nor more than ninety days prior to the meeting; provided, however, that if less than sixty days notice of the meeting is given, a nomination may be submitted to the Secretary within ten days of the mailing of the notice.

Number of Directors

KeySource. The number of KeySource directors will be not less than six and not more than fifteen as may be fixed by the KeySource shareholders or by a majority of the KeySource Board. The KeySource Board currently consists of ten directors.

BNC. The number of directors will be not less than five and not more than thirty, with the actual number of directors to be determined by the BNC Board. The BNC Board currently consists of fifteen directors.

Director Qualifications

KeySource. The KeySource bylaws do not address director qualifications.

BNC. No person can be elected, re-elected, or appointed a director after attaining 70 years of age. Each director attaining the age of 70 years during his or her term shall retire at the end of the term.

Classification of Directors

KeySource. KeySource’s directors are divided into three classes, with each class elected to staggered three-year terms so that the terms of approximately one-third of KeySource’s directors expire each year.

BNC. So long as BNC has nine or more directors, the directors shall be divided into three classes, with each class elected to staggered three-year terms so that the terms of approximately one-third of the directors expire each year. If BNC has fewer than nine directors, then each director shall be elected to a term ending at the next succeeding annual meeting.

118

Removal of Directors

KeySource. KeySource’s bylaws provide that KeySource directors may be removed from office only for “cause” by a vote of shareholders whenever the number of votes cast in favor of removal exceeds the number of votes cast against removal. KeySource’s articles of incorporation define cause as (i) the criminal conviction of an act of fraud, embezzlement, theft, personal dishonesty, or breach of trust or (ii) the occurrence of any event resulting in the director being excluded from coverage under KeySource’s fidelity bonds or insurance policies.

BNC. BNC’s bylaws provide that BNC directors may be removed from office, with or without cause, by a vote of the shareholders if the number of votes cast to remove such director exceeds the number of votes cast not to remove such director.

Voting Rights

Amendment of Articles.

Under North Carolina law, unless a corporation’s board of directors, articles of incorporation, or bylaws adopted by stockholders require a greater vote, amendments to articles of incorporation must be approved by a majority of all votes entitled to be cast on the matter, and if applicable, a majority of the votes entitled to be cast on the matter within each voting group entitled to vote as a separate voting group on the amendment.

KeySource. KeySource’s articles of incorporation do not require more than a majority of votes cast with respect to amendments to the articles of incorporation.

BNC. BNC’s articles of incorporation do not require more than a majority of votes cast with respect to amendments to the articles of incorporation; provided, however, that changes to articles of incorporation related to the approval of business combinations requires the affirmative vote of 75% of the shareholders unless 75% of the board of directors has recommended the change to the shareholders.

Amendment of Bylaws.

For both KeySource and BNC the bylaws may be amended or repealed, and new bylaws may be adopted, by the affirmative vote of a majority vote of the board of directors. In addition, the shareholders may amend or repeal the bylaws. Pursuant to North Carolina law, no bylaw adopted, amended, or repealed by the shareholders can be readopted, amended, or repealed by the board of directors unless authorized by the articles of incorporation or a bylaw adopted by the shareholders.

Required Vote for Certain Business Combinations.

KeySource. KeySource’s articles of incorporation provide that the affirmative vote of at least two-thirds of the outstanding capital stock is required for the approval of a business combination; provided, however, that this two-thirds requirement is not applicable, and the combination may be approved by a majority of the outstanding shares, if the business combination is approved by a majority of the board of directors.

119

BNC. BNC’s articles of incorporation provide that the affirmative vote of at least 75% of the outstanding common stock is required for the approval of a business combination; provided, however, that this 75% requirement is not applicable, and the combination may be approved by a majority of the outstanding shares, if the business combination is approved by at least 75% of the whole board of directors.

Shareholders’ Right of Appraisal

Under Article 13 of the NCBCA, certain shareholders have appraisal rights to obtain “fair value” for their shares in connection with certain business combinations and corporate actions. The KeySource shareholders have such appraisal rights in connection with the Merger with BNC as discussed on page [•] of this joint proxy statement/prospectus. Because BNC common stock is traded on an organized exchange and has a sufficiently large public float, the shares are considered “liquid” and holders of BNC stock are not entitled to appraisal rights in connection with business combinations and corporate actions.

North Carolina Shareholder Protection Act

The North Carolina Shareholder Protection Act generally requires that, unless certain “fair price” and procedural requirements are satisfied, an affirmative vote of 95% of a public corporation’s voting shares is required to approve certain business combination transactions with another entity that is the beneficial owner, directly or indirectly, of more than 20% of the corporation’s voting shares or which is an affiliate of the corporation and previously has been a 20% beneficial holder of such shares. Because KeySource is not a public corporation, the Shareholder Protection Act is not applicable to KeySource. Although the Shareholder Protection Act generally applies to publicly traded corporations, BNC has opted out of the Act by expressly providing in its articles of incorporation that the provisions of the Act are not applicable to BNC.

Control Share Acquisition Act

The North Carolina Control Share Acquisition Act generally provides that, except as provided below, “Control Shares” will not have any voting rights. Control Shares are shares acquired by a person under certain circumstances which, when added to other shares owned, would give such person effective control over one-fifth, one-third, or a majority of all voting power in the election of the corporation’s directors. However, voting rights will be restored to Control Shares by resolution approved by the affirmative vote of the holders of a majority of the corporation’s voting stock (other than shares held by the owner of the Control Shares, officers of the corporation, and directors of the corporation). If voting rights are granted to Control Shares which give the holder a majority of all voting power in the election of the corporation’s directors, then the corporation’s other shareholders may require the corporation to redeem their shares at their fair value. Because KeySource is not a public corporation, the Control Share Acquisition Act is not applicable to KeySource. Although the Control Share Acquisition Act generally applies to publicly traded corporations, BNC has opted out of the Act by expressly providing in its articles of incorporation that the provisions of the Act are not applicable to BNC.

120

Anti-Takeover Effect of Certain Provisions

The ability of the BNC Board to expand the number of directors up to 30, without shareholder approval, and to fill vacancies resulting from such an increase, may allow the BNC Board to prevent, for a period of time, a person or entity owning a majority of shares from electing a majority of the BNC directors. Additionally, the classification of the BNC Board may have the effect of delaying any person or entity owning a majority of shares from electing its designees to a majority of seats on the BNC Board. Moreover, the 75% super majority voting requirement to approve a business combination also may serve as an anti-takeover device in situation where the BNC Board is not in favor of a change in control.

Indemnification

KeySource. KeySource’s articles of incorporation and bylaws provide for the indemnification of its officers, directors, employees, and agents against liability and litigation expense arising out of such status or activities in such capacity; provided, however, that no indemnification shall be provided for liability or expense incurred for activities known or believed to be clearly in conflict with the best interests of the company.

BNC. BNC’s bylaws provide for the indemnification of its officers, directors, employees, and agents to the full extent allowed by applicable law against liability and litigation expense arising out of such status or activities in such capacity. BNC’s articles of incorporation provide that, to the fullest extent provided by the NCBCA, no director or former director shall be personally liable to BNC or any of its shareholders or otherwise for monetary damages for breach of any duty as a director.

121

INFORMATION ABOUT BNC

General

BNC was formed in 2002 to serve as a one-bank holding company for Bank of North Carolina. Bank of North Carolina is a full service commercial bank, incorporated under the laws of the State of North Carolina on November 15, 1991, that opened for business on December 3, 1991. Because Bank of North Carolina is BNC’s sole banking subsidiary, the majority of our income is derived from Bank of North Carolina operations. Throughout this section of the joint proxy statement/prospectus, results of operations will relate to Bank of North Carolina’s operation, unless a specific reference is made to BNC and its operating results other than through Bank of North Carolina’s business and activities. The terms “we” and “ours” will be used throughout this section of the joint proxy statement/prospectus when discussing our operations except in circumstances where a reference is specific to either BNC and/or Bank of North Carolina.

We are registered with the Board of Governors of the Federal Reserve System (the “Federal Reserve”) under the BHCA and the bank holding company laws of North Carolina. Bank of North Carolina operates under the rules and regulations of and is subject to examination by the FDIC and the NCOCB. Bank of North Carolina is also subject to certain regulations of the Federal Reserve governing the reserves to be maintained against deposits and other matters. BNC’s administrative office is located at 1226 Eastchester Drive, High Point, North Carolina 27265 and Bank of North Carolina’s main office is located at 831 Julian Avenue, Thomasville, North Carolina 27360.

We have experienced steady primarily organic growth over our twenty-one year history. With numerous banks still in a weakened condition because of the slow rebound of the economy, we decided to expand our franchise through beneficial acquisitions. In 2010, we acquired one institution and in 2011, we acquired two other institutions and expect the Merger with KeySource to close in the second quarter of 2012.

On April 9, 2010, we acquired certain assets and assumed certain liabilities of Beach First in an FDIC-assisted transaction under agreements which included loss-share arrangements which protect us from losses on covered loans and other real estate owned up to stated limits. Beach First was a full-service commercial bank headquartered in Myrtle Beach, South Carolina that operated seven branch locations in the Coastal South Carolina region. We made this acquisition to enter into a new market outside the central North Carolina region and to allow us expand our geographic footprint. The South Carolina branches are operated under the name BNC Bank.

On October 14, 2011, in another FDIC-assisted transaction, we acquired certain assets and assumed certain liabilities of Blue Ridge, headquartered in Asheville, North Carolina, under agreements which included loss-share arrangements which protect Bank of North Carolina from losses on covered loans and other real estate owned up to stated limits. The Blue Ridge acquisition enabled us to expand our franchise into Western North Carolina through six branches located in Western North Carolina.

122

On December 30, 2011, we acquired Regent, a commercial bank organized under the banking laws of South Carolina. Regent has one branch in Greenville, South Carolina, which will operate under the name BNC Bank, as our other South Carolina branches. This acquisition gives us an entry into what is known as the Upstate region of South Carolina, located in the commerce-rich I-85 corridor in the northwest corner of South Carolina. The Upstate is the fastest growing region in the state, and given its strategic position between Atlanta and Charlotte, future development and growth prospects are bright. See “Risk Factors” for risks associated with FDIC-assisted transactions and other acquisitions.

On December 21, 2011, we entered into the Agreement and Plan of Merger with KeySource. We anticipate that the Merger will close in the second quarter of 2012, subject to customary closing conditions, including regulatory and shareholder approval. This combination with KeySource increases our presence in the combined Raleigh-Durham Metropolitan Statistical Area (“MSA”), the market with the highest forecasted five-year growth rate in North Carolina.

As of December 31, 2011, we were the sixth largest North Carolina-domiciled bank by assets and had 23 full-service banking offices along the I-85 / I-40 / I-77 / I-73 corridors in central North Carolina including Davidson, Randolph, Rowan, Forsyth, Guilford, Iredell, Wake, Buncombe and Cabarrus Counties. We have one full-service banking office along the I-85 corridor in Upstate South Carolina in Greenville County and six full-service banking offices along the coast of South Carolina including Horry, Georgetown, and Beaufort Counties.

We provide a wide range of banking services tailored to the particular banking needs of the communities we serve. We are principally engaged in the business of attracting deposits from the general public and using those deposits, together with other funding from our lines of credit, to make primarily consumer and commercial loans. We have pursued a strategy that emphasizes our local affiliations. This business strategy stresses the provision of high quality banking services to individuals and small to medium-sized local businesses. Specifically, we make business loans secured by real estate, personal property and accounts receivable; unsecured business loans; consumer loans, which are secured by consumer products, such as automobiles and boats; unsecured consumer loans; commercial real estate loans; and other loans. We also offer a wide range of banking services, including checking and savings accounts, safe deposit boxes, and other associated services.

We target business professionals and small to mid-size business customers with credit relationships in the $250,000 to $5 million range that are too small for regional community banks but too large for smaller community banks with lower legal lending limits. We offer our customers superior customer service, convenient branch locations and experienced bankers. We have been able to grow assets, deposits and loans while maintaining above peer asset quality with non-performing assets to total assets, excluding assets covered under loss-share agreements of 1.93% and 2.75% at December 31, 2011 and 2010, respectively. Including assets covered by loss-share agreements, the nonperforming assets to total assets ratio was 6.57% at December 31, 2011. In large part, our superior asset quality relative to peers is due to our strong team of lenders and asset quality management; most of our asset quality personnel have been in the banking industry for more than 20 years and several members of our senior credit team have experienced several economic and real estate cycles during their banking careers.

123

Lending involves credit risk. Credit risk is controlled and monitored through active asset quality management including the use of lending standards, thorough review of potential borrowers, and active asset quality administration. Credit risk management is discussed under “BNC Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Executive Summary”, “Asset/Liability Management”, “Lending Activities”, “Asset Quality”, “Nonperforming Assets” and “Analysis of Allowance for Loan Losses”. Also see “Risk Factors.”

Deposits are the primary source of our funds for lending and other investment purposes. We attract both short-term and long-term deposits from the general public locally and out-of-state by offering a variety of accounts and rates. We offer statement savings accounts, negotiable order of withdrawal accounts, money market demand accounts, noninterest-bearing accounts, and fixed interest rate certificates with varying maturities.

Deposit flows are greatly influenced by economic conditions, the general level of interest rates, competition, and other factors. Our deposits are obtained both from our primary market area and through wholesale sources throughout the United States. We use traditional marketing methods to attract new customers including print media advertising and direct mailings.

Our primary sources of revenue are interest and fee income from our lending and investing activities, primarily consisting of making business loans for small to medium-sized businesses, and, to a lesser extent, from our investment portfolio. In prior years, investments have not been a primary source of income for us.

At December 31, 2011, our assets totaled $2.45 billion and we had 442 full-time and 13 part-time equivalent employees. Through organic growth and our acquisitions of Blue Ridge and Regent, our number of full-time employees increased by 84 from 2010 to 2011.

Competition and Market Area

We face substantial competition in all areas of our operations from a variety of different competitors, many of which are larger and may have more financial resources than we do. Such competitors primarily include national, regional, and internet banks within the various markets in which we operate. We also face competition from many other types of financial institutions, including, without limitation, savings and loan associations, credit unions, finance companies, brokerage firms, insurance companies, and other financial intermediaries. The financial services industry could become even more competitive as a result of legislative, regulatory, and technological changes and continued consolidation. Banks, securities firms, and insurance companies can merge under the umbrella of a financial holding company, which can offer virtually any type of financial service, including banking, securities underwriting, insurance (both agency and underwriting), and merchant banking. Also, technology has lowered barriers to entry and made it possible for nonbanks to offer products and services traditionally provided by banks, such as automatic transfer and automatic payment systems. Many of our non-bank competitors have fewer regulatory constraints and may have lower cost structures. Additionally, due to their size, many competitors may be able to achieve economies of scale and, as a result, may offer a broader range of products and services as well as better pricing for those products and services than we can.

124

We have traditionally operated in markets that have not experienced the tremendous property value increases recognized in other parts of the country and as a result the property valuation declines have not been quite as severe. Based on SNL Financial data, our North Carolina markets had population growth of 13.5% from 2000-2010, versus 10.6% nationwide. Our markets have a projected population growth rate of 5.8% for 2010 to 2015, which is higher than the projected growth rate of 3.9% for the U.S. Our South Carolina markets had population growth of 36.3% from 2000-2010, and a projected population growth rate of 16.6% for 2010 to 2015, both much higher than the national averages.

In 2011, we had deposit market share of 40.7% in our largest market, Davidson County, which includes both Thomasville and Lexington. We have four offices in Guilford County, two in High Point and two in Greensboro, with combined market share of 2.3%. The Archdale office is located Randolph County were we have 23.1% of the city market share and 3.0% county market share. Lexington, High Point, Archdale and Thomasville’s traditional economic base includes furniture and textile manufacturing, which have been negatively impacted by the recession. Greensboro’s economic base is more diversified and service-oriented and is also home to several colleges and universities. Winston-Salem, located in Forsyth County, like Greensboro and High Point in Guilford County, is part of the Piedmont Triad Region of North Carolina. This region, due to its proximity to four major interstate highways, a Federal Express shipping hub, and central location on the east coast, is transitioning into more of a logistical hub with the trucking and distribution industries growing in prominence. Winston-Salem, where we have one office, is home to numerous educational institutions and two large medical centers, as well as being home to Hanes (textiles) and Reynolds Tobacco. The Piedmont Triad Research Park also located in Winston-Salem is a highly interactive, master-planned innovation community developed to support life science and information technology research and development. Our deposit market share in Forsyth County is minimal at this point but the Piedmont Triad Region has high future growth potential.

We recently expanded into Raleigh, the state capital of North Carolina, and the second most populated city in the state, where the industrial base includes electrical, medical, electronic and telecommunications equipment; clothing and apparel; food processing; paper products; and pharmaceuticals. Raleigh is part of North Carolina’s Research Triangle, one of the country's largest and most successful research parks and a major center in the United States for high-tech and biotech research, as well as advanced textile development. Currently, our deposit market share in Raleigh is less than 1%. We believe that after the KeySource acquisition is completed, we will have the opportunity to expand our deposit market share in this Raleigh-Durham high growth area.

Rowan, Iredell and Cabarrus Counties are located in the growing Piedmont region of North Carolina between the Charlotte metro-market and the High Point and Thomasville markets on the I-85 corridor. Rowan and Cabarrus Counties offer a premier location for warehouses, manufacturing and distribution facilities because the largest consolidated rail system in the country is centered in the region. Rowan County is home to over 45 freight companies. Cabarrus County is the home to Lowes Motor Speedway and Cabarrus and Iredell counties have numerous NASCAR-related suppliers and team headquarters. Lowe’s Companies (building supplies), a Fortune 500 company is headquartered in Mooresville, Iredell County. We currently have five offices in these counties where we have 7.4% deposit market share in Cabarrus County and 4.5% market share in Rowan County. While our market share in Iredell County is minimal, the area has high growth potential because of NASCAR, Lowe’s Companies and its proximity to the Charlotte metro area.

125

Charlotte, the largest city in North Carolina, is located in Mecklenburg County. It is surrounded by Cabarrus, Iredell and Catawba Counties. Many people who work in Charlotte live in the surrounding counties where we have branches. In addition to being the second largest banking center in the United States, the Charlotte metro-area is home to the following Fortune 500 companies: Nucor (steel producer), Duke Energy, Sonic Automotive, Family Dollar, Goodrich Corporation, Harris Teeter and Food Lion. Charlotte also has over 240 companies directly tied to the energy sector, a growing source of jobs in the area. While our deposit market share is minimal in Mecklenburg County at the present time, Mecklenburg and the surrounding counties are poised for growth through new industry initiatives as well as attracting additional Fortune 500 companies like the recently announced Chiquita Brands International, Inc. which is moving its headquarters to Charlotte.

Asheville, Hendersonville, Brevard, Boone and Maggie Valley are markets that we entered as part of the Blue Ridge acquisition in the fourth quarter of 2011. All of these markets are located in the mountainous region of Western North Carolina. Asheville has been ranked as one of the country's "Best Places for Business and Careers" by Forbes Magazine. Western North Carolina ranks among the top destinations for outdoor recreation and adventures. Tourism is a big industry along with medical facilities and nursing and retirement communities. Most of these offices have less than 1.2% market share, with the exception of the Brevard office which has 8.0% market share in Transylvania County, and Hendersonville which has 2.4% market share in Henderson County.

Our market areas in South Carolina are located in the coastal and Upstate regions. In the coastal areas our market area centers predominately in the metro regions of Myrtle Beach and Hilton Head Island, South Carolina. Myrtle Beach is situated on the center of a large and continuous stretch of beach known as the Grand Strand and is considered to be a major tourist destination in the Southeast, attracting an estimated 14.6 million visitors each summer. Hilton Head Island is a Lowcountry resort town that is also a popular vacation destination. As of June 30, 2011, in the three counties in coastal South Carolina in which BNC operates six branch offices, Horry County, Georgetown County and Beaufort County, we have deposit market shares of 3.6%, 1.0%, and 1.3%, respectively. The Upstate is the fastest growing region in the state with Greenville as the largest city in the region and the base of most commercial activity. BMW’s manufacturing facility, Michelin’s North American Headquarters, Caterpillar’s diesel engine manufacturing plant, and General Electric’s gas turbine and wind energy manufacturing operation are located in the Upstate of South Carolina in close proximity to our market center in Greenville. We operate one branch in Greenville County with a deposit market share of 0.5% based on FDIC data from June 30, 2011.

Subsidiaries

In addition to Bank of North Carolina, we have wholly-owned subsidiaries to issue trust preferred securities: BNC Bancorp Capital Trust I, BNC Bancorp Capital Trust II, BNC Bancorp Capital Trust III and BNC Bancorp Capital Trust IV. These long-term obligations, which qualify as Tier I capital for BNC, constitute a full and unconditional guarantee by us of the trusts’ obligations under the preferred securities.

126

Bank of North Carolina has three subsidiaries that operate in the mortgage and real estate areas: BNC Credit Corp. serves as Bank of North Carolina’s trustee on deeds of trust and Sterling Real Estate Holdings, LLC and Sterling Real Estate Development of North Carolina, LLC hold and dispose of BNC’s real estate owned. Each of these subsidiaries are incorporated or organized under the laws of the State of North Carolina.

Regulatory Considerations

Bank holding companies and commercial banks, such as BNC and Bank of North Carolina, are subject to extensive supervision and regulation by federal and state agencies. Certain material elements of this regulatory environment, including minimum capital requirements and significant features of recent financial reform legislation, are described under “Supervision and Regulation.”

Properties

We lease our corporate headquarters, located in High Point, North Carolina. Bank of North Carolina owns its main office and operations center, located in Thomasville, North Carolina.

Bank of North Carolina operates 30 branch offices and one limited service office throughout North and South Carolina. We own many of the buildings and we lease other facilities from third parties.

The total net book value of our premises and equipment on December 31, 2011 was $43.2 million. All properties are considered by our management to be in good condition and adequately covered by insurance. See Note F to the accompanying Notes to Consolidated Financial Statements of BNC for information on premises and equipment.

Any property acquired as a result of foreclosure or by deed in lieu of foreclosure is classified as “other real estate owned” until it is sold or otherwise disposed of in order to recover our investment. As of December 31, 2011, we had $68.5 million of assets classified as other real estate owned (“OREO”).

Legal Proceedings

In the opinion of management, BNC and Bank of North Carolina are not involved in any material pending legal proceeding. Additional information relating to legal proceedings is set forth in Note P to the accompanying Notes to Consolidated Financial Statements of BNC.

127

BNC’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS

Management's discussion and analysis is intended to assist readers in understanding and evaluating of the consolidated financial condition and results of our operations. It should be read in conjunction with the audited Consolidated Financial Statements and accompanying notes included in this joint proxy statement/prospectus. Additional discussion and analysis related to fiscal 2011 is contained in our Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2011, June 30, 2011 and September 30, 2011, respectively.

Although certain amounts for prior years have been reclassified to conform to statement presentations for 2011, the reclassifications have no effect on shareholders’ equity or net income as previously reported.

Executive Summary

Net income for the year ended December 31, 2011 was $6.9 million, or $0.64 per share, compared to $7.7 million, or $0.84 per share, for the year ended December 31, 2010. Income available to common shareholders was $4.5 million, or $0.45 per diluted share, a decrease compared to the $5.5 million, or $0.61 per diluted share, reported for the year-ended December 31, 2010. Included in the financial results for the years ended December 31, 2011 and 2010 are $7.8 million and $19.3 million, respectively, of acquisition gains from FDIC-assisted transactions.

Total assets at December 31, 2011 were $2.45 billion, an increase of $305.0 million, or 14.2%, compared to $2.15 billion at December 31, 2010. The increase was due to strong organic growth in our North Carolina franchise, along with $148 million in assets from the acquisition of Blue Ridge and $53 million from the acquisition of Regent. See Note B to the accompanying Notes to Consolidated Financial Statements of BNC for a full description of the acquisition activities. Some highlights for 2011 are as follows:

•	Merger and Acquisition Activities

o	Acquired Blue Ridge Savings Bank, a $168 million thrift with six offices in western North Carolina - Asheville, Hendersonville, Brevard, Boone, Maggie Valley, and Mooresville – through a FDIC-assisted transaction completed on October 14, 2011.

o	Acquired in an all cash transaction, Regent Bank of South Carolina, a $53 million thrift with one office located in Greenville, South Carolina, which closed on December 31, 2011.

o	Announced the all-stock transaction with KeySource, which merger is expected to close in the second quarter of 2012.

o	None of the acquisitions required additional capital raises to complete.

128

•	Organic Growth

o	Increased non-covered loans, excluding loans acquired in the Regent transaction, by $158.9 million, or 13.3%.

o	Increased demand deposits by $106.5 million, or 11.2%.

o	Recruited a seasoned leader to expand mortgage operations by assembling a seasoned team of 13 support professionals and 27 originators to provide mortgage lending in the Charlotte, Raleigh, Asheville, Piedmont-Triad, and Lake Norman markets in North Carolina, and the Myrtle Beach, Hilton Head, and Greenville markets in South Carolina. We anticipate this team, when fully phased-in, to close and sell into the secondary market in excess of $350 million in mortgages annually.

o	Recruited a seasoned leader to build a SBA origination team, which includes all SBA certifications, with underwriters and a seasoned lending staff in both Raleigh and Charlotte, North Carolina.

o	Absorbed necessary start-up costs for the Mortgage and SBA divisions in 2011.

•	Executive Level Talent

o	Recruited a highly seasoned risk professional to serve as our Chief Enterprise Risk Officer. This executive joined us after a twenty plus year career in banking; most recently serving seven years in a senior leadership position with one of the top regional banks known for its stellar risk management practices and results.

Additionally, on December 21, 2011, we entered into the Merger Agreement with KeySource, a $196 million commercial bank servicing the Raleigh-Durham, North Carolina MSA. See Note T to the accompanying Notes to Consolidated Financial Statements of BNC for a full description of the Merger. The Merger is expected to close in the second quarter of 2012.

Our year-end results were impacted by the continued economic slowdown in both the real estate sector and the general economy in our state and local communities. Credit costs remain high due to elevated nonperforming asset levels and our continuing efforts to resolve asset quality issues. Weaknesses in residential development and rising unemployment levels in our market areas resulted in higher charge-offs and a higher allowance for loan losses in 2011 also impacted earnings. Net charge-offs on loans not covered by loss-share agreements for 2011 were $17.0 million, a decrease from the $20.7 million of net charge-offs for 2010. We recorded a provision for loan losses of $18.2 million, which represents a decrease of $8.2 million compared to 2010 results. With the above mentioned positive credit trends in place, our focus will be on accelerating the sales cycle for OREO, including taking substantial discounts on the larger OREO properties. As a result, the loan, foreclosure and collection expenses, including OREO valuation adjustments, increased $5.0 million during 2011.

We continue to maintain strong capital ratios. Shareholders’ equity increased $11.6 million to $163.9 million at December 31, 2011. We paid $3.7 million in common and preferred dividends, net of accretion, during 2011. All of our capital ratios exceeded the minimum thresholds established for a well-capitalized bank by regulatory measures.

129

Results of Operation

Overview

We reported net income for the year ended December 31, 2011 of $6.9 million compared to $7.7 million for the year ended December 31, 2010. Net income available to common shareholders for the year ended December 31, 2011 totaled $4.5 million, or $0.45 per diluted common share, as compared to $5.5 million, or $0.61 per diluted common share, for the year ended December 31, 2010. Net interest income increased $10.2 million in 2011, while non-interest income decreased $8.0 million. The provision for loan losses decreased by $8.2 million, offset by increases in non-interest expenses of $12.7 million. Included in non-interest income for 2011 was $7.8 million of gain from the Blue Ridge and Regent acquisitions. Also reducing net income available to common shares for 2011 and 2010 were preferred stock dividends and accretion of the discount on our preferred stock, totaling $2.4 million and $2.2 million, respectively.

Net Interest Income

Like most financial institutions, the primary component of our earnings is net interest income. Net interest income is the difference between interest income, principally from loan and investment securities portfolios, and interest expense, principally on customer deposits and borrowings. For internal analytical purposes, we adjust net interest income to a “fully taxable-equivalent” basis (“(FTE)”) using a 34% federal tax rate on tax exempt items. Changes in net interest income result from changes in volume, spread and margin. For this purpose, “volume” refers to the average dollar level of interest-earning assets and interest-bearing liabilities, “spread” refers to the difference between the average yield on interest-earning assets and the average cost of interest-bearing liabilities, and “margin” refers to net interest income divided by average interest-earning assets and is influenced by the level and relative mix of interest-earning assets and interest-bearing liabilities, as well as levels of non-interest-bearing liabilities.

As described above, the primary component of our earnings is net interest income (FTE). Net interest income (FTE) increased to $76.0 million for the year ended December 31, 2011, a $10.4 million, or 15.9%, increase from the $65.6 million earned in 2010. We experienced an increase of $14.9 million, or 29.3% from 2010 to 2009. For the year ended December 31, 2011, the net interest margin increased 28 basis points to 3.93% from 3.65% in 2010. For the year ended December 31, 2010, the net interest margin increased 26 basis points to 3.65% from 3.39% in 2009. Our net interest spread for the years ended December 31, 2011, 2010 and 2009 were 3.91%, 3.61% and 3.27%, respectively. The factors contributing to the changes in net interest income (FTE) for 2011, 2010 and 2009 are presented in Table 2 and Table 3. Table 2 is an analysis of average balances and the components of net interest income (FTE). Table 3 presents an analysis of the overall changes in the level of net interest income (FTE) into rate/volume activity.

130

Total interest income (FTE) increased $8.6 million, or 8.6%, to $108.9 million for the year ended December 31, 2011 compared to $100.3 million for the year ended December 31, 2010. Average total interest-earning assets increased $136.7 million during 2011 as compared to 2010, while the average yield decreased by five basis points from 5.58% to 5.63%. The increase in interest income was due to the $201.1 million, or 14.8% increase in the average balance of loans, primarily from organic loan growth and to a lesser extent, from our acquisitions of Blue Ridge and Regent during the fourth quarter of 2011. The $53.8 million, or 67.7% decrease in average interest-earning bank balances was due to the reduction of the significantly higher liquidity position we maintained to support the Beach First acquisition during 2010. The average balance of investment securities decreased $13.0 million, or 3.7%. The average yield on loans and investment securities decreased 12 basis points and nine basis points, respectively.

Included in interest income for loans was the impact of the purchase accounting adjustments that favorably affected net interest income in 2011. The accretion of yield and fair value discounts on the acquired loan portfolios totaled $6.7 million and $3.3 million for the years ended December 31, 2011 and 2010, respectively. The additional accretion was due to accelerated cash flows on the Beach First loan portfolio, and accretion on the performing Blue Ridge loan portfolio utilizing a level-yield basis over the economic life of the loans.

Total interest expense decreased $1.8 million, or 5.3%, to $32.9 million for the year ended December 31, 2011 compared to $34.7 million for the year ended December 31, 2010. Average total interest-bearing liabilities increased $148.8 million during 2011 as compared to 2010, while the average cost of funding decreased by 25 basis points from 1.97% to 1.72%. The increases in interest-bearing liabilities were from primarily from organic growth and acquisitions of Blue Ridge and Regent during the fourth quarter of 2011. The average balance of demand deposits increased by $113.8 million, or 16.3%, with the average cost increasing 10 basis points to 1.42%. The average balance of time deposits increased $24.7 million, or 2.8%, with the average cost decreasing 49 basis points, as result of the maturities of higher costs time deposits being replaced by time deposits with lower costs. Average borrowings decreased by $7.4 million, or 4.9%, with the average cost decreasing eight basis points to 2.34%.

When comparing 2010 to 2009, net interest income (FTE) increased by $14.9 million, or 29.3%. Average earning assets increased $303.1 million, or 20.3%. During 2010, our average growth consisted of average loans increasing $332.5 million, or 32.4% and interest-earning bank balances increasing $47.7 million or 150.3% from 2009. This increase was primarily due from the acquisition of Beach First. The average balance of time deposits increased $100.1 million, or 12.6%, with the average cost decreasing 50 basis points, as a result of the maturities of higher cost time deposits being replaced by time deposits with lower costs.

131

Table 2
Average Balance and Net Interest Income (FTE)
(dollars in thousands)

	Year Ended December 31, 2011			Year Ended December 31, 2010			Year Ended December 31, 2009
	Average		Average	Average		Average	Average		Average
	balance	Interest	rate	balance	Interest	rate	balance	Interest	rate
Interest-earning assets:
Loans and leases, net(1)	$1,556,937	$87,424	5.62%	$1,355,827	$77,655	5.73%	$1,024,330	$57,443	5.61%
Loans held for sale	4,320	167	3.87%	3,280	133	4.05%	2,305	113	4.90%
Investment securities, taxable	119,797	5,688	4.75%	150,011	7,579	5.05%	259,910	13,421	5.16%
Investment securities, tax exempt (2)	219,270	15,541	7.09%	202,088	14,773	7.31%	170,774	12,561	7.36%
Interest-earning balances	25,775	41	0.16%	79,509	177	0.22%	31,765	52	0.16%
Other	9,970	77	0.77%	8,609	31	0.36%	7,146	14	0.20%
Total interest-earning assets	1,936,069	108,938	5.63%	1,799,324	100,348	5.58%	1,496,230	83,604	5.59%
Other assets	272,456			227,937			121,514
Total assets	$2,208,525			$2,027,261			$1,617,744
Interest-bearing liabilities:
Deposits:
Demand deposits	814,518	11,557	1.42%	700,648	9,278	1.32%	451,317	5,592	1.24%
Savings deposits	36,564	162	0.44%	18,937	46	0.24%	11,835	14	0.12%
Time deposits	919,024	17,836	1.94%	894,301	21,752	2.43%	794,181	23,292	2.93%
Borrowings	144,073	3,365	2.34%	151,505	3,671	2.42%	161,602	3,969	2.46%
Total interest-bearing liabilities	1,914,179	32,920	1.72%	1,765,391	34,747	1.97%	1,418,935	32,867	2.32%
Non-interest-bearing deposits	125,969			96,526			63,604
Other liabilities	11,409			15,385			11,564
Shareholders' equity	156,968			149,959			123,641
Total liabilities and stockholders' equity	$2,208,525			$2,027,261			$1,617,744
Net interest income and interest rate spread (3)		$76,018	3.91%		$65,601	3.61%		$50,737	3.27%
Net interest margin (4)			3.93%			3.65%			3.39%

Ratio of average interest-earning assets to average interest-bearing liabilities	101.14%			101.92%			105.45%

(1)	Average loans include non-accruing loans
(2)	Yields on tax-exempt investments have been adjusted to a fully taxable-equivalent basis (FTE) using a composite federal/state income tax rate of 36%. The taxable equivalent adjustment was $5.6 million, $5.4 million, and $4.5 million for the years 2011, 2010, and 2009, respectively.

(3)	Interest rate spread equals the earning asset yield minus the interest-bearing liability rate.
(4)	Net interest margin is computed by dividing net interest income by total earning assets.

132

Table 3
Volume and Rate Variance Analysis
(dollars in thousands)

	Year Ended December 31, 2011 vs. 2010			Year Ended December 31, 2010 vs. 2009
	Increase (decrease) due to			Increase (decrease) due to
	Volume	Rate	Total	Volume	Rate	Total
Interest income:
Loans and leases, net	$11,406	$(1,637)	$9,769	$18,788	$1,424	$20,212
Loans held for sale	41	(7)	34	44	(24)	20
Investment securities, taxable	(1,481)	(410)	(1,891)	(5,614)	(228)	(5,842)
Investment securities, tax exempt	1,237	(469)	768	2,296	(84)	2,212
Interest-earning balances	(103)	(33)	(136)	92	33	125
Other	8	38	46	4	13	17
Total interest income	11,108	(2,518)	8,590	15,610	1,134	16,744
Interest expense:
Deposits
Demand deposits	1,562	717	2,279	3,195	491	3,686
Savings deposits	60	56	116	13	19	32
Time deposits	541	(4,457)	(3,916)	2,686	(4,226)	(1,540)
Borrowings	(177)	(129)	(306)	(246)	(52)	(298)
Total interest expense	1,986	(3,813)	(1,827)	5,648	(3,768)	1,880
Net interest income increase	$9,122	$1,295	$10,417	$9,962	$4,902	$14,864

Provision for Loan Losses

Provisions for loan losses are charged to income to bring the allowance for loan losses to a level deemed appropriate by management. In evaluating the allowance for loan losses, management considers factors that include growth, composition and industry diversification of the portfolio, historical loan loss experience, current delinquency levels, adverse situations that may affect a borrower's ability to repay, estimated value of any underlying collateral, prevailing economic conditions and other relevant factors. The provision for loan losses for the year ended December 31, 2011 was $18.2 million, representing a decrease of $8.2 million from the $26.4 million provision made in 2010. The allowance for loan losses, as a percentage of loans outstanding, increased from 1.65% at the beginning of 2011 to 1.81% at the end of 2011. At December 31, 2011, the allowance for loan losses was $31.0 million, an increase of $6.2 million, or 25.0% from the $24.8 million at the end of 2010. At December 31, 2011, the allowance calculated on the loan portfolio that excludes loans acquired, that are marked to fair value, was $24.0 million or 1.76% of loans excluding loans acquired. The elevated levels in the provision and the allowance for loan losses over the last two years were due to an increase in nonperforming loans, continued weakness in the residential construction and housing markets, and the prolonged economic downturn, as well as overall loan growth. Total loans include loans covered under loss-share agreements (“covered”) and loans not covered under loss-share agreements (“non-covered”).

133

Since December 2010, total loans increased $201.3 million, or 13.3%, while non-covered loans increased by $190.6 million, or 15.9%. At December 31, 2011, our loan portfolio included $320.0 million in covered loans and $1.39 billion of non-covered loans. At December 31, 2011, we had $87.3 million in nonaccrual loans (includes $67.9 million of covered loans) compared to $91.0 million in nonaccrual loans (includes $64.8 million of covered loans) at the end of 2010. The nonaccrual balance at December 31, 2011 has been written down to a balance that we believe is collectible under current market conditions.

Net loan charge-offs were $20.7 million, an increase of $1.8 million, or 10.0%, from 2010 to 2011. This increase was primarily from commercial construction and residential mortgages having increases in charge-offs of $3.5 million and $1.9 million, respectively. In addition, commercial real estate loan charge-offs increased by $1.0 million. Off-setting these increases was a $4.5 million decrease in charge-offs in the commercial and industrial loan portfolio. During 2011, net loan charge-offs included $3.8 million of purchased impaired loans because the credit losses were greater than the estimated credit losses. There were no loan charge-offs for purchased impaired loans during 2010. The ratio of net-charge offs to average loans in 2011 total 1.33%, compared to 1.39% for 2010.

Net loan charge-offs were $18.9 million, an increase of $7.2 million, or 62.0%, from 2009 to 2010. The allowance for loan losses, as a percentage of loans outstanding, increased from 1.60% at the beginning of 2010 to 1.65% at the end of 2010. At December 31, 2010, the allowance increased $7.5 million, or 43.4% from the $17.3 million at the end of 2009. The ratio of net-charge offs to average loans in 2010 total 1.39%, compared to 1.13% for 2009.

Non-Interest Income

Non-interest income decreased $8.0 million to $20.8 million for the year ended December 31, 2011 as compared with $28.8 million and $8.7 million for the years ended December 31, 2010 and 2009, respectively. Table 4 presents a comparative analysis of the components of non-interest income. The decrease in non-interest income for 2011 resulted from the $11.5 million decrease from gain on acquisitions. For the years ended December 31, 2011 and 2010, gains on acquisitions were $7.8 and $19.3 million, respectively.

Mortgage fees generated from our mortgage division increased $647,000, compared to 2010 and increased $475,000 when comparing 2010 to 2009. During 2011, our original mortgage origination platform was terminated and replaced with a more robust platform that is expected to drive increases in mortgage origination volume and fee income in future periods. Due to the historically low interest rates, there were elevated volumes of originations and refinancing during 2010 and 2009.

Service charges and fees on deposit accounts increased $107,000 compared to 2010. Overall growth in volume of the related service charges were offset by lower overdraft and NSF fees due to new Federal Reserve consumer protection regulations. When comparing 2010 to 2009, service charges and fees on deposit accounts increased $376,000 in 2010 largely as a result of the tightened consumer spending and continued effects of the economic environment.

Investment brokerage fees increased $619,000 compared to 2010. During 2010, we started winding down the original investment platform and replaced it with a more robust investment platform that was fully operational during 2011. When comparing 2010 to 2009, investment brokerage fees increased $77,000.

134

Earnings on bank-owned life insurance increased $702,000 compared to 2010. Late in 2010, we purchased additional bank-owned life insurance which increased the revenue. When comparing 2010 to 2009, earnings on bank-owned life insurance increased $55,000 in 2010 due to a decreased rate of return given to policy holders of the bank-owned life insurance.

The gain on sale of investment securities available for sale increased $667,000 compared to 2010 due to decreased activity in the sales of investment securities. Gain on sale of investment securities available for sale decreased $3.1 million in 2010 compared to 2009.

Other non-interest income increased $709,000 compared to 2010. During 2011, our new SBA division became operational, with $540,000 of SBA fee income. Also included in non-interest income is FDIC-related income associated with our FDIC acquisitions, including present value accretion of the FDIC indemnification asset. When comparing 2010 to 2009, other non-interest income increased $3.0 million, primarily from the FDIC-related income from the acquisition of Beach First during 2010.

Table 4
Non-Interest Income
(dollars in thousands)

	Year Ended December 31,
	2011	2010	2009

Mortgage fees	$2,230	$1,583	$1,108
Service charges	3,190	3,083	2,707
Investment brokerage fees	945	326	249
Earnings on bank-owned life insurance	1,688	986	931
Gain on sale of investment securities available for sale, net	1,202	535	3,610
Gain on acquisitions	7,800	19,261	-
Other non-interest income	3,747	3,039	81
Total non-interest income	$20,802	$28,813	$8,686

Non-Interest Expense

We strive to maintain levels of non-interest expense that management believes are appropriate given the nature of our operations and the investments in personnel and facilities that have been necessary to generate growth. One of the keys to the momentum we have experienced has been the continuous investment in the core banking franchise, both in people and locations. As we strive to maintain momentum in its growth and strategy, we will incur costs associated with investments in people, facilities and technology that are anticipated to benefit the shareholders as these investments reach their potential. Non-interest expenses increased $12.7 million to $67.9 million for the year ended December 31, 2011 as compared with $55.2 million and $32.9 million for the years ended December 31, 2010 and 2009, respectively. Table 5 presents a comparative analysis of the components of non-interest expense.

135

Salaries and employee benefits increased $6.5 million during 2011 when compared to the prior year and increased $7.8 million from 2009 to 2010. The increase for 2011 is mainly due to increases in personnel costs are attributable to investments in the new mortgage and SBA lending platforms, as well as additions to our personnel from our acquisitions and our new offices in the Charlotte and Raleigh markets. All of these additions are expected to contribute to our long-term focus on driving both top line and fee income growth. The increase for 2010 is attributable to headcount growth resulting from the Beach First acquisition, and to a lesser extent, strategic additions to our senior management team, opening several new branch locations, expansion of the credit team and other initiatives. Salaries and employee benefits consists of employee compensation and employee benefits, incentives, health care, 401(k) employee savings plan, salary continuation plans and other supplemental retirement benefits.

Occupancy expense, including furniture and equipment expenses, totaled $6.6 million, an increase of $1.3 million during 2011 compared to 2010, mainly due to legacy bank growth in opening new branch locations and operating activity from Blue Ridge. In comparison of 2010 to 2009, the increase of $2.0 was mainly due to facilities acquired from the Beach First acquisition, and to a lesser extent, legacy bank growth in opening new branch locations. In addition, expenses associated with the increased operating activity from Beach First and a core system conversion initiative were included in the increase.

Advertising and business development expenses decreased $261,000 in 2011 compared to 2010 mostly due to decreases in the high activity reported during 2010. During 2010, advertising and business development expenses increased $838,000 from 2009 to 2010 mainly due to increased activity from our new markets in South Carolina and increases in business development expenses associated with our strategy to grow core deposits and increase visibility during a period when many larger competitors were in a defensive posture.

Insurance, professional and other services increased $154,000 in 2011 compared to 2010, primarily due to the continued levels of professional and other serviced utilized during 2011. For 2010, insurance, professional and other services increased $1.6 million when compared to 2009, primarily from the increased costs associated with the Beach First acquisition, including technology, consulting, legal, and valuation expenditures.

FDIC insurance assessments decreased $537,000 in 2011 from the implementation of a new deposit insurance assessment calculation method that had a favorable impact on assessments. In comparison, from 2009 to 2010, insurance assessments increased $126,000.

Loan, foreclosure and collection expenses increased $5.0 million due to increased volume of expenses primarily relating to the write-down of OREO properties, the ongoing expenses relating to these properties, and other loan, foreclosure and collection expenses. For the year ended December 31, 2011 and 2010, OREO valuation adjustments totaled $9.5 million and $5.1 million, respectively.

136

Table 5
Non-Interest Expense
(dollars in thousands)

	Year Ended December 31,
	2011	2010	2009

Salaries and employee benefits	$31,810	$25,340	$17,499
Occupancy	3,859	3,218	1,913
Furniture and equipment	2,761	2,145	1,475
Data processing and supply	2,291	2,113	1,261
Advertising and business development	1,733	1,994	1,156
Insurance, professional and other services	4,166	4,012	2,452
FDIC insurance assessments	2,433	2,970	2,844
Loan, foreclosure and collection	14,072	9,054	1,078
Other	4,739	4,326	3,221
Total non-interest expense	$67,864	$55,172	$32,899

Income Taxes

We generate significant amounts of non-taxable income from tax exempt investment securities and from investments in bank-owned life insurance. Accordingly, the level of such income in relation to income before income taxes significantly affects our effective tax rate. For the years ended December 31, 2011, 2010 and 2009, non-taxable income exceeded income before income taxes, resulting in a reduction of total income subject to income taxes for those years. For 2011, 2010 and 2009, the provision for income taxes reflects a tax benefit of $1.8 million, $204,000 and $285,000, respectively, or 3.5%, 2.7% and 4.6% of income before income taxes, respectively.

Preferred Stock Dividend and Accretion

For the years ended December 31, 2011 and 2010, dividends on preferred stock and accretion amounted to $2.4 million and $2.2 million, respectively. The increase is associated with the preferred stock dividend paid on the Series B Preferred Stock that was issued during the second quarter of 2010. The remaining amounts were associated with the Series A Preferred Stock that was issued to the Treasury in December 2008, in connection with our participation in the CPP. For the year ended December 31, 2009, dividends on preferred stock and accretion amounted to $2.0 million.

Financial Condition

Total assets at December 31, 2011 were $2.45 billion, an increase of $305.0 million or 14.2% when compared to total assets of $2.15 billion at December 31, 2010. Total earning assets, which are comprised of interest-earning balances at banks, investment securities, loans and investment in bank-owned life insurance, were $2.20 billion at December 31, 2011 compared to $1.95 billion at December 31, 2010. Earning assets serve as our primary revenue sources. The majority of the increases resulted from the acquisitions of Blue Ridge and Regent during the fourth quarter of 2011, and to a lesser extent, core franchise growth.

137

We continually monitor liquidity levels in relation to the market conditions, and adjust levels to what we deem to be an appropriate level for the current operating environment. Historically, liquid assets, consisting of cash and cash equivalents and investment securities, have been managed towards a target of 10% of total assets. With debt markets becoming less liquid, unsecured credit availability through correspondent institutions less reliable, and customers shifting funds to maximize their FDIC insurance protection, management has maintained higher levels of liquid assets throughout 2011 and 2010. At December 31, 2011, liquid assets totaled $347.6 million, or 14.2% of total assets, with the majority being available to meet short-term liquidity needs. At December 31, 2010, liquid assets totaled $389.7 million, or 18.1% of total assets. The average balance of liquid assets during 2011 totaled $370.0 million, or 11.0% of total assets. In addition to liquid assets held at December 31, 2011, we also had the capacity to borrow approximately $321.0 million under established credit lines with the Federal Reserve Bank of Richmond, the FHLB and other financial institutions.

Investment Securities

Investment securities were $379.3 million at December 31, 2011 and $358.9 million at December 31, 2010. The majority of the investment securities in the portfolio are bank-qualified municipal government securities and mortgage-backed securities issued or guaranteed by U.S. government agencies. Our investment portfolios are high quality securities that are designed to provide liquidity while also providing acceptable rates of return. The majority of the investment securities in the portfolio, representing 74.4% of the total, are to be held for indefinite periods of time, although not necessarily intended to be held to maturity. These investment securities are classified as available for sale and are carried at fair value with any unrealized gains or losses, net of related taxes, reflected as an adjustment to shareholders' equity. Investment securities held for indefinite periods of time include investment securities that management intends to use as part of its asset/liability management strategy and that may be sold in response to changes in interest rates and/or significant prepayment risks.

During the fourth quarter of 2011, we reclassified at fair value $85.8 million in available for sale investment securities to the held to maturity category. Substantially all of the securities transferred were of longer duration with maturities exceeding ten years. The related unrealized after tax gains of approximately $3.2 million remained in accumulated other comprehensive income to be amortized over the estimated remaining lives of the securities as an adjustment of yield, in a manner consistent with the amortization of any premium or discount. Table 6 below summarizes the amortized costs, gross unrealized gains and losses and fair values of investment securities available for sale and held to maturity at December 31, 2011, 2010 and 2009.

138

Table 6
Investment Securities Portfolio Composition
(dollars in thousands)

		Gross	Gross
	Amortized	unrealized	unrealized	Fair
	cost	gains	losses	value
December 31, 2011
Available for sale:
U.S. government agencies	$22,719	$482	$-	$23,201
State and municipals	152,688	7,996	128	160,556
Mortgage-backed securities:
Residential government sponsored	76,622	4,823	9	81,436
Other government sponsored	16,089	892	-	16,981
Other	47	-	-	47
	$268,165	$14,193	$137	$282,221
Held to maturity:
State and municipals	$91,036	$446	$20	$91,462
Other debt securities	6,000	-	1,120	4,880
	$97,036	$446	$1,140	$96,342

December 31, 2010
Available for sale:
State and municipals	$221,902	$2,722	$4,082	$220,542
Mortgage-backed securities:
Residential government sponsored	100,117	5,928	176	105,869
Other government sponsored	24,487	1,926	-	26,413
Other	47	-	-	47
	$346,553	$10,576	$4,258	$352,871
Held to maturity:
Other debt securities	$6,000	$-	$720	$5,280

December 31, 2009
Available for sale:
State and municipals	$186,526	$4,328	$2,261	$188,593
Mortgage-backed securities:
Residential government sponsored	134,438	7,304	-	141,742
Other government sponsored	28,629	1,495	-	30,124
Other	47	-	-	47
	$349,640	$13,127	$2,261	$360,506
Held to maturity:
Other debt securities	$6,000	$-	$640	$5,360

Our investment security portfolio is an important source of liquidity and earnings. A stated objective in managing the securities portfolio is to provide consistent liquidity to support balance sheet growth but also to provide a safe and consistent stream of earnings.

We do not engage in, nor do we presently intend to engage in, securities trading activities and therefore we do not maintain a trading account. At December 31, 2011, there were no securities of any issuer (other than governmental agencies) that exceeded 10% of our shareholders' equity.

139

Table 7 below summarizes the amortized costs, fair values and weighted average yields of investment securities available for sale at December 31, 2011, by contractual maturity groups.

Table 7
Investment Securities Portfolio Expected Maturities
(dollars in thousands)

	Amortized	Fair	Book
	Cost	Value	Yield (1)
Available for sale:
U. S. Government agencies:
Due within one year	$502	$502	0.48%
Due after five through ten years	22,217	22,699	2.97%
	22,719	23,201	2.98%
State and municipals:
Due within one year	3,747	3,767	7.17%
Due after one through five years	26,234	26,980	6.44%
Due after five through ten years	105,862	111,288	6.39%
Over ten years	16,845	18,521	7.54%
	160,556	160,556	6.55%
Mortgage-backed securities:
Due within one year	20,119	21,416	4.77%
Due after one through five years	38,818	41,270	4.76%
Due after five through ten years	12,517	13,295	4.57%
Over ten years	21,257	22,436	4.74%
	92,711	98,417	4.73%
Other:
Over ten years	47	47	0.00%

Total available for sale:
Due within one year	24,368	25,685	5.12%
Due after one through five years	65,052	68,250	5.42%
Due after five through ten years	140,596	147,282	5.71%
Over ten years	38,149	41,004	6.73%
	$268,165	$282,221	5.73%
Held to maturity:
State and municipals:
Due after five through ten years	$2,207	$2,219	6.56%
Over ten years	88,829	89,243	6.52%
	91,036	91,462	6.52%
Other debt securities:
Due after five through ten years	6,000	4,880	4.64%

Total held to maturity:
Due after five through ten years	8,207	7,099	5.24%
Over ten years	88,829	89,243	6.52%
	$97,036	$96,342	6.41%

(1) Based on amortized cost, tax-equivalent basis.

140

Loans

Loans increased by $201.3 million to $1.71 billion at December 31, 2011 from $1.51 billion at December 31, 2010. For 2011, average total loans were $1.56 billion, compared to $1.36 billion for 2010. A significant portion of this increase resulted from the acquisitions of Blue Ridge and Regent in the fourth quarter of 2011 where we acquired $65.6 million and $31.7 million, respectively, of loans. The remaining increase was a result of our continued focus to lend to our customers during this economic downturn. A majority of the loan growth of $429.0 million during 2010 resulted from the acquisition of Beach First during the second quarter of 2010 where we acquired $356.8 million of loans. In addition, during December of 2010, we purchased $32.9 million of seasoned single family residential mortgage loans from another financial institution. These loans were for properties located within our existing footprint and were comprised of low loan-to-value ratios and good to excellent FICO scores. At December 31, 2011 and 2010, covered loans amounted to $320.0 million and $309.3 million, respectively.

Table 8 sets forth information about our loan portfolio composition, for the periods indicated:

141

Table 8
Loan Portfolio Composition
(dollars in thousands)

	At December 31,
	2011		2010		2009		2008		2007
		% of		% of		% of		% of		% of
		Total		Total		Total		Total		Total
	Amount	Loans	Amount	Loans	Amount	Loans	Amount	Loans	Amount	Loans
Non-covered:
Commercial real estate	$723,268	42.3%	$557,634	37.0%	$449,209	41.6%	$350,849	34.8%	$306,450	32.9%
Commercial construction	175,823	10.3%	170,079	11.3%	183,509	17.0%	228,330	22.7%	196,105	21.0%
Commercial and industrial	124,557	7.3%	111,668	7.4%	113,670	10.5%	98,595	9.8%	109,869	11.8%
Leases	12,815	0.7%	10,985	0.7%	12,216	1.1%	15,190	1.5%	14,370	1.5%
Residential construction	25,757	1.5%	29,949	2.0%	50,156	4.6%	78,942	7.8%	89,897	9.7%
Residential mortgage	318,148	18.6%	308,615	20.4%	257,445	23.9%	223,053	22.1%	197,904	21.2%
Consumer and other	9,949	0.6%	10,099	0.7%	12,655	1.2%	12,829	1.3%	17,967	1.9%
Total not covered	1,390,317	81.3%	1,199,029	79.5%	1,078,860	100.0%	1,007,788	100.0%	932,562	100.0%

Covered:
Commercial real estate	135,242	7.9%	120,053	8.0%	-	-	-	-	-	-
Commercial construction	51,426	3.0%	62,879	4.2%	-	-	-	-	-	-
Commercial and industrial	16,402	1.0%	24,903	1.6%	-	-	-	-	-	-
Residential construction	3,992	0.2%	2,402	0.1%	-	-	-	-	-	-
Residential mortgage	109,058	6.4%	94,701	6.3%	-	-	-	-	-	-
Consumer and other	3,913	0.2%	4,404	0.3%	-	-	-	-	-	-
Total covered	320,033	18.7%	309,342	20.5%	-	-	-	-	-	-

Total loans	$1,710,350	100.0%	$1,508,371	100.0%	$1,078,860	100.0%	$1,007,788	100.0%	$932,562	100.0%

142

Excluding covered loans, the mix and stratification within certain classifications of our loan portfolio has changed when compared to the loan portfolio composition at December 31, 2010. Our construction, land, and acquisition & development (“A&D”) portfolios increased from $200.9 million at December 31, 2010 to $203.2 million at December 31, 2011, representing an increase of 1.1%. At December 31, 2011, the residential construction portfolios were reduced by 14.0% from year-end 2010 levels, including reducing the speculative 1-4 family construction loans to $11.6 million, down from $17.7 million. Residential and commercial A&D exposure was reduced by $13.1 million during 2011 after having been reduced by $14.5 million during 2010. We will continue our efforts to divest A&D exposures as needed and deemed appropriate by management, and continue to rebalance the portfolio mix and concentrations as needed. Our non-covered commercial real estate portfolio increased from $557.6 million at December 31, 2010 to $723.3 million at December 31, 2011, including increases of $35.2 million and $108.6 million, respectively in the owner occupied retail commercial real estate and investment retail commercial real estate portfolios. Since 2009 new loan originations in this area have carried much higher credit standards for liquidity, contingencies, net worth, loan-to-value and management expertise.

Table 9
Loan Maturities
(dollars in thousands)

	At December 31, 2011
		Due after
	Due within	one year but	Due after
	one year	within five	five years	Total
By loan type:
Commercial real estate	$154,067	$601,706	$102,737	$858,510
Commercial construction	108,116	98,631	20,502	227,249
Commercial and industrial	75,488	60,592	4,879	140,959
Leases	1,668	11,010	137	12,815
Residential construction	23,470	4,211	2,068	29,749
Residential mortgage	81,146	159,602	186,458	427,206
Consumer and other	2,322	5,836	5,704	13,862
Total	446,277	941,588	322,485	1,710,350

By interest rate type:
Fixed rate loans	$203,969	$598,617	$181,775	$984,361
Variable rate loans	242,306	342,973	140,710	725,989
Total	446,275	941,590	322,485	1,710,350

The above table is based on contractual scheduled maturities. Early repayment of loans or renewals at maturity are not considered in this table.

143

Deposits

We provide a range of deposit services, including non-interest bearing demand accounts, interest-bearing demand and savings accounts, money market accounts and time deposits. These accounts generally earn interest at rates established by management based on competitive market factors and management's desire to increase or decrease certain types or maturities of deposits. Deposits continue to be our primary funding source. At December 31, 2011, deposits totaled $2.12 billion, an increase of $290.1 million, or 15.9%, from year-end 2010. The increase in year-end deposits was due primarily to the Blue Ridge and Regent acquisitions, which collectively brought us $204.0 million of deposits. Total average deposits increased by $185.7 million, or 10.85%, from $1.71 billion at December 31, 2010 to $1.90 billion at December 31, 2011. Non-interest-bearing demand accounts increased by $38.1 million, or 35.5%, while interest-bearing demand accounts increased by $68.3 million, or 8.1%. Time deposits increased $183.6 million, or 20.9%, and comprise 50.2% of total deposits at December 31, 2011, an increase from 48.1% at December 31, 2010. Time deposits of $100,000 or more represented 38.6% and 34.4%, respectively, of our total deposits at December 31, 2011 and 2010.

While overall deposit growth continues to be an emphasis, the more important element is the increase in transactional account deposits. Over the one-year period from December 31, 2010 to December 31, 2011, transactional accounts, which are comprised of non-interest bearing and interest-bearing demand accounts, increased $106.5 million, or 11.2%. At December 31, 2011, time deposits were 50.2% of total deposits, compared to 48.1% at December 31, 2010. In addition, at December 31, 2011 and 2010, wholesale time deposits were 47.8% and 40.9%, respectively, of total time deposits. We believe that the Blue Ridge and Regent acquisitions will provide good markets for core deposit growth.

We continue our efforts to grow core relationships and focus on our Business Services, Retail and Private Banking groups. This focus has created a solid foundation of seasoned leadership and specialized banking expertise, dedicated to delivering exceptional service to each and every customer. This commitment transformed our deposit mix and deposit growth capabilities into a driver of current and future franchise value.

During 2009, we established a brokered money market relationship which enabled us to pay down borrowings at the FHLB that required over $270 million of our investment securities to be pledged as collateral. The collateral became unencumbered and was available to meet certain unforeseen liquidity demands that could arise. At December 31, 2011 and 2010, the money market relationship totaled $330.6 million and $330.1 million, respectively.

The following is our average deposits for a three-year period:

144

Table 10
Average Deposits
(dollars in thousands)

	For the Year Ended December 31,
	2011		2010		2009
	Average	Average	Average	Average	Average	Average
	amount	rate	amount	rate	amount	rate

Demand deposits	$814,518	1.42%	$700,648	1.32%	$451,317	1.24%
Savings deposits	36,564	0.44%	18,937	0.24%	11,835	0.12%
Time deposits	919,024	1.94%	894,301	2.43%	794,181	2.93%
Total interest-bearing deposits	1,770,106	1.67%	1,613,886	1.92%	1,257,333	2.30%
Non-interest-bearing deposits	125,969	-	96,526	-	63,604	-
Total deposits	$1,896,075	1.56%	$1,710,412	1.81%	$1,320,937	2.19%

The following is our maturities of time deposits of $100,000 or more as of December 31, 2011:

Table 11
Maturities of Time Deposits of $100,000 or More
(dollars in thousands)

	At December 31, 2011
	3 months	Over 3 months	Over 6 months	Over 12
	or less	to 6 months	to 12 months	months	Total

Time deposits of $100,000 or more	$263,803	$134,514	$130,434	$287,829	$816,580

Borrowings

Borrowings provide an additional source of funding for us. Short-term borrowings increased from $60.2 million at December 31, 2010 to $70.2 million at December 31, 2010. Short-term borrowings consist of FHLB term advances with remaining maturities of less than one year, Federal funds purchased from correspondent banks, securities sold under repurchase agreements and an unsecured revolving line of credit. During 2011, short-term FHLB advances increased by $7.0 million, including $5.0 million in daily rate overnight funding, while all of the other components of short-term borrowings have increased in the aggregate by $3.0 million. Bank of North Carolina may purchase federal funds through unsecured federal funds guidance lines of credit totaling $57.0 million at December 31, 2011. In addition, we have an unsecured revolving line of credit of $10.0 million that is available to utilize at management’s discretion, with $6.3 million and $3.3 million outstanding at December 31, 2011 and 2010, respectively.

The average balances for short-term borrowings during 2010 decreased by $4.3 million to $49.1 million, down from the 2010 average balance of $53.4 million. During 2011 and 2010, we maintained a higher position of liquidity at the Federal Reserve to assure that any funding needs from the acquisitions of Blue Ridge and Beach First were immediately addressed and to provide less reliance on overnight funding.

145

At December 31, 2011, long-term debt outstanding totaled $93.7 million, compared to $97.7 million outstanding at year-end 2010. Long-term debt consists of $62.0 million of FHLB advances and $31.7 million of subordinated debt, of which $23.7 million have been issued through our trust subsidiaries. There were no additional long-term borrowings during either 2011 or 2010. Note I and Note J to the accompanying Notes to Consolidated Financial Statements of BNC present detailed information on short-term borrowings and long-term debt, respectively.

Table 12 sets forth information about our borrowings, both short-term and long-term, for the three-year period ending December 31, 2010:

Table 12
Borrowings
(dollars in thousands)

	For the Year Ended December 31,
	2011	2010	2009
Short-term borrowings:
Repurchase agreements, federal funds purchased, lines of credit, and current portion of Federal Home Loan Bank advances
Balance outstanding at end of period	$70,211	$60,207	$50,283
Maximum amount outstanding at any month end during the period	100,728	104,175	176,971
Average balance outstanding	49,146	53,406	62,305
Weighted-average interest rate during the period	0.99%	1.10%	1.01%
Weighted-average interest rate at end of period	0.92%	0.74%	2.68%
Long-term debt:
Federal Home Loan Bank advances and subordinated debentures
Balance outstanding at end of period	$93,713	$97,713	$100,713
Maximum amount outstanding at any month end during period	97,713	100,713	105,713
Average balance outstanding	94,910	98,405	99,297
Weighted-average interest rate during the period	3.03%	3.13%	3.37%
Weighted-average interest rate at end of period	2.99%	2.92%	3.02%
Total borrowings:
Balance outstanding at end of period	$163,924	$157,920	$150,996
Maximum amount outstanding at any month end during period	198,441	201,888	282,684
Average balance outstanding	144,056	151,811	161,602
Weighted-average interest rate during the period	2.33%	2.42%	2.46%
Weighted-average interest rate at end of period	2.10%	2.09%	2.91%

As an additional source of short-term borrowings, Bank of North Carolina utilizes securities sold under agreements to repurchase, with balances outstanding of $8.6 million and $7.7 million at December 31, 2011 and 2010, respectively. Securities sold under agreements to repurchase generally mature within one day from the transaction date and are collateralized by either U.S. Government Agency obligations, government agency sponsored mortgage-backed securities or securities issued by local governmental municipalities.

In addition, Bank of North Carolina has the ability to borrow funds from the Federal Reserve of Richmond utilizing the discount window and the borrower-in-custody of collateral arrangement. As of December 31, 2011, we had approximately $124.5 million in additional borrowing capacity available under these arrangements with no outstanding balances for 2011 or 2010.

146

Bank of North Carolina also uses advances from the FHLB of Atlanta under a line of credit equal to 30% of Bank of North Carolina’s total assets, subject to qualifying collateral being pledged. Outstanding advances totaled $62.0 million and $66.0 million at December 31, 2011 and 2010, respectively. These advances are secured by a blanket-floating lien on qualifying first mortgage loans, equity lines of credit, certain commercial real estate loans, and certain government agency sponsored mortgage-backed securities pledged to the FHLB. At December 31, 2011, we had $135.6 million additional borrowing capacity that was secured. A more detailed analysis of FHLB advances is presented in Note I and Note J to the accompanying Notes to Consolidated Financial Statements of BNC.

Other Real Estate Owned

OREO increased by $28.8 million during 2011, with the most significant factor in this increase being the $30.1 million of OREO in the acquisition of Blue Ridge. Total OREO of $68.5 million and $39.7 million, respectively, at December 31, 2011 and 2010, consisted of properties covered under loss-share agreements of $47.6 million and $15.8 million, respectively, and properties not covered under loss-share agreements were $20.9 million and $23.9 million, respectively.

Once OREO is acquired, OREO carrying values are reviewed at least annually, or more frequently depending on the property or market conditions, to evaluate if write-downs are required. We utilize various resources to value OREO including, but not limited to, appraisals, market conditions, number of days on the market and like-kind sales.

During the fourth quarter of 2011, we evaluated options for accelerating the disposition of OREO. Where a normal OREO sales cycle can be up to 18 months, we decided the best course of action included taking substantial discounts on certain larger OREO properties in order to accelerate the sales cycle on these properties to within six months. This decision resulted in an additional impairment charge during the fourth quarter of $7.4 million on $23.4 million of OREO or loans in the final stages of the foreclosure process, resulting in an updated carrying value of $15.0 million. Many of these properties have now been marked at significant discounts to appraised values and to levels where we have received confirmed interest from multiple parties. Management believes we will be able to liquidate the selected assets in a more cost-effective manner than a bulk sale option.

FDIC Indemnification Asset

We have recorded FDIC indemnification assets in connection with the loss-share agreements we entered into in connection with its acquisitions of Beach First and Blue Ridge. This asset is measured separately from the related covered assets as it is not contractually embedded in the assets and is not transferable with the assets should we choose to dispose of them. Fair value is estimated using projected cash flows related to the loss-share agreements based on the expected reimbursements for losses and the applicable loss-share percentages and the estimated true-up payment at the expiration of the loss-share agreements, if applicable. These cash flows were discounted to reflect the estimated timing of the receipt of the loss-share reimbursement from the FDIC and the true-up payment to the FDIC. Cash flow projections resulting from the loss-share agreements are subject to change during the term of the agreements, including the existence of and amount of any required true-up payment owed to the FDIC. The FDIC indemnification asset totaled $91.9 million and $69.5 million at December 31, 2011 and 2010, respectively.

147

Other

As a member of the FHLB, we had an investment of $9.1 million in FHLB stock at both December 31, 2011 and 2010. Our investment in premises and equipment increased by $12.7 million. In connection with the acquisition of Regent, we acquired a branch in Greenville, SC at a recorded cost of $4.4. During 2011, we also opened new branches in Greensboro, NC and Raleigh, NC having a combined cost of approximately $4.8 million. In addition, we had two new branches under construction in Charlotte, NC with total costs incurred as of December 31, 2011 of approximately $4.0 million. At December 31, 2011, we had goodwill of $26.1 million that is not amortizable and core deposit intangibles, associated with our acquisitions, amounted to $3.0 million.

During 2011, total shareholders' equity increased by $11.6 million, or 7.6%, to $163.9 million. Our retained earnings increased by $2.7 million for the year ended December 31, 2011, which was comprised of net income of $6.9 million, offset by common share dividends of $1.8 million and dividend and discount accretion on preferred stock of $2.4 million. Accumulated other comprehensive income increased $7.8 million from a loss of $6.8 million at December 31, 2010 to income of $1.0 million at December 31, 2011. The increase related principally to unrealized gains on available for sale investment securities. We are subject to minimum capital requirements, and as such, all capital ratios continue to place us in excess of the minimum required to be deemed a “well-capitalized” bank by regulatory measures.

Capital Resources

We are subject to various regulatory capital requirements administered by the federal banking agencies. Capital adequacy guidelines and the regulatory framework for prompt corrective action prescribe specific capital guidelines that involve quantitative measures of our assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. Our capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors. As of December 31, 2011, 2010 and 2009, we exceeded all regulatory capital requirements to be considered “well capitalized” as such terms are defined in applicable regulations. Our capital adequacy ratios are set forth below:

148

Table 13
Capital Adequacy Ratios

	To be well
	capitalized
	under prompt	December 31,
	action	2011	2010	2009
	provisions	Ratio	Ratio	Ratio
BNC Bancorp:
Total Capital (to risk weighted assets)	10.00%	11.19%	12.75%	11.60%
Tier 1 Capital (to risk weighted assets)	6.00%	9.65%	10.94%	9.71%
Tier 1 Capital (to average assets)	5.00%	7.13%	7.26%	7.43%

Bank of North Carolina:
Total Capital (to risk weighted assets)	10.00%	11.51%	13.01%	12.79%
Tier 1 Capital (to risk weighted assets)	6.00%	9.99%	11.19%	10.87%
Tier 1 Capital (to average assets)	5.00%	7.38%	7.42%	8.32%

Sheareholders’ Equity

Our shareholders’ equity totaled $163.9 million, an increase of $11.6 million, or 7.6%, compared to $152.2 million at December 31, 2010. At December 31, 2011 and 2010, our tangible shareholders’ equity totaled $135.0 million and $123.8 million, respectively, and tangible equity to asset ratio on those dates was 5.56% and 5.76%, respectively. At December 31, 2009, shareholders’ equity totaled $126.2 million, there was $98.5 million of tangible shareholders’ equity and the tangible equity to asset ratio was 6.03%.

On June 14, 2010, we entered into an Investment Agreement (the “Investment Agreement”) with Aquiline. Pursuant to the Investment Agreement, Aquiline purchased 892,799 shares of our common stock, no par value per share, at $10.00 per share and 1,804,566 shares of the Series B Preferred Stock at $10.00 per share. The purchase of common stock and Series B Preferred Stock by Aquiline was part of a $35 million private placement that closed on June 14, 2010 (the “Private Placement”). In addition to Aquiline, other investors, including certain of our directors, purchased 802,635 shares of our common stock at $10.00 per share (collectively, with Aquiline, the “Investors”) as a part of the Private Placement on June 14, 2010. The Investors, other than Aquiline, entered into Subscription and Registration Rights Agreements with us in connection with their investment in our common stock in the Private Placement.

On December 5, 2008, we issued 31,260 shares of Series A Preferred Stock and the Warrant to the Treasury through a private placement. This issuance of shares was not registered under the Securities Act, in reliance on the exemption set for in Section 4(2) thereof. The Series A Preferred Stock qualifies as Tier I capital under risk-based capital guidelines and will pay cumulative dividends at a rate of 5% per annum for the first five years and 9% per annum thereafter. The Series A Preferred Stock is non-voting except for class voting rights on matters that would adversely affect the rights of the holders of the Series A Preferred Stock.

149

We also utilize alternative forms of regulatory capital to supplement our shareholders’ equity in order to remain “well capitalized” for regulatory purposes. We have issued four blocks of 30 year variable rate junior subordinated debentures to its wholly owned capital trusts: $5.2 million in April of 2003 priced at 3 month LIBOR + 3.25%; $6.2 million in March of 2004 priced at 3 month LIBOR + 2.80%; $5.2 million in September of 2004 priced at 3 month LIBOR + 2.40%; and $7.2 million in September of 2006 priced at 3 month LIBOR + 1.70%. In addition, during 2005 Bank of North Carolina issued $8.0 million of subordinated debentures at 3 month LIBOR + 1.80%, which counts as Tier II capital for regulatory purposes. These instruments are classified as long-term debt on our financial statements.

Note L to the accompanying Notes to Consolidated Financial Statements of BNC presents an analysis of our regulatory capital position as of December 31, 2011 and 2010. Management expects that we will remain "well-capitalized" for regulatory purposes throughout 2012, although there can be no assurance that we will not fall into the “adequately-capitalized” classification.

Lending Activities

General

We provide our customers with a full range of short to medium-term commercial, mortgage, construction and personal loans, both secured and unsecured. We also make real estate mortgage and construction loans.

Our loan policies and procedures establish the basic guidelines governing our lending operations. Generally, the guidelines address the types of loans that we seek, target markets, underwriting and collateral requirements, terms, interest rate and yield considerations and compliance with laws and regulations. All loans or credit lines are subject to approval procedures and amount limitations. These limitations apply to the borrower's total outstanding indebtedness to us, including the indebtedness of any guarantor. The policies are reviewed and approved at least annually by the BNC Board. We supplement our own supervision of the loan underwriting and approval process with periodic loan audits by internal loan examiners and outside professionals experienced in loan review work. We have focused our portfolio lending activities on higher yielding commercial loans.

Table 8 provides an analysis of our loan portfolio composition by type of loan as of the end of each of the last five years.

Table 9 presents, at December 31, 2011, (i) the aggregate maturities or repricing of loans in the named segments of our loan portfolio and (ii) the aggregate amounts of variable and fixed rate loans that mature or reprice after one year.

Commercial Loans

Commercial business lending is a major focus of our lending activities. At December 31, 2011, our commercial and industrial loan portfolio and lease portfolio equaled $153.8 million or 9.0% of total loans, as compared with $147.6 million or 9.8% of total loans at December 31, 2010. At December 31, 2011, commercial and industrial loans covered under loss-share agreements totaled $16.4 million as compared with $24.9 million at December 31, 2010. Commercial and industrial loans and leases include both secured and unsecured loans for working capital, expansion, and other business purposes. Short-term working capital loans generally are secured by accounts receivable, inventory and/or equipment. We also make term commercial loans secured by real estate, which are categorized as real estate loans. Lending decisions are based on an evaluation of the financial strength, management and credit history of the borrower, and the quality of the collateral securing the loan. With few exceptions, we require personal guarantees and secondary sources of repayment.

150

Commercial loans generally provide greater yields and reprice more frequently than other types of loans, such as real estate loans. More frequent repricing means that yields on our commercial loans adjust with changes in interest rates.

Real Estate Loans

Real estate loans are made for purchasing and refinancing 1-4 family, multi-family and commercial properties. Real estate loans also include home equity credit lines. We offer fixed and adjustable rate options and provide customers access to long-term conventional real estate loans through our mortgage loan department which makes secondary market conforming loans that are originated with a commitment from a correspondent financial institution to purchase the loan within 30 days of closing. Residential real estate loans amounted to $427.2 million and $403.3 million at December 31, 2011 and 2010, respectively. Our residential mortgage loans are generally secured by properties located within our market area. At December 31, 2011 and 2010, residential real estate loans covered under loss-share agreements totaled $109.1 million and $94.7 million, respectively.

Many of the residential mortgage loans that we make are originated for the account of third parties. Such loans are classified as loans held for sale in the financial statements. At December 31, 2011 and 2010, loans held for sale amounted to $9.6 million and $6.8 million, respectively. We receive fees for each such loan originated, with such fees aggregating $2.2 million for the year ended December 31, 2011 and $1.6 million for the year ended December 31, 2010. We anticipate that we will continue to be an active originator of residential loans for the account of third parties. We do not originate sub-prime mortgages, unless through a correspondent who has full underwriting authority. In these cases, since we are not involved in the credit decision, there is limited exposure to defaults and buy back provisions.

Commercial real estate loans totaled $858.5 million and $677.7 million at December 31, 2011 and 2010, respectively, with $135.2 million and $120.1 million, respectively, covered under loss-share agreements. This lending has involved loans secured principally by commercial buildings for office, storage and warehouse space, and by a lesser extent, agricultural properties. Generally in underwriting commercial real estate loans, we require the personal guaranty of borrowers and a demonstrated cash flow capability sufficient to service the debt. Loans secured by commercial real estate may be in greater amount and involve a greater degree of risk than 1-4 family residential mortgage loans. Payments on such loans are often dependent on successful operation or management of the properties.

151

Real Estate Construction Loans

Real estate loans are made for constructing 1-4 family and multi-family residential properties, the acquisition and development of land for the purpose of providing residential and commercial lots for sale, and the construction of commercial properties. We primarily offer a variable rate option and provide customers access to short-term conventional real estate financing through a reasonable construction and development process. At December 31, 2011 and 2010, the real estate construction loan portfolio was $257.0 million and $265.3 million, respectively, with $55.4 million and $65.3 million, respectively, of loans covered under loss-share agreements. Loans not covered under loss-share agreements consisted of the following categories at December 31, 2011 and 2010:

	2011	2010
• Acquisition and development	$14.0 million	$26.2 million
• Residential construction	$25.0 million	$29.9 million
• Commercial construction	$71.7 million	$44.9 million
• 1-4 family buildable lots	$32.8 million	$42.8 million
• Commercial buildable lots	$15.3 million	$13.6 million
• Land held for development	$25.4 million	$26.9 million
• Raw/Agricultural land	$19.0 million	$15.7 million

Management closely monitors residential real estate, specifically our Acquisition, Development and Construction loans, since these loans are generally considered most vulnerable to economic downturns. We attempt to mitigate this risk by employing experienced real estate lenders, providing real estate underwriting standards within the Credit Policy Manual, engaging an outside firm to conduct ongoing credit reviews and, most recently, contracting with a firm to provide quarterly real estate updates and trends for communities in which we have credit exposure. Most residential construction loans require full personal guarantees from the principals of the borrowing entity and maturities are typically limited to 12 months. Trends within our real estate portfolio have followed the general trends within our markets including increases in average time houses are on the market for sale and housing inventory available for sale with a slight decrease in average home prices. Increases in 2011 and 2010 non-performing assets were primarily due to specific adjustments within the real estate portfolio.

Consumer and Other Loans

Consumer and other loans include automobile loans, boat and recreational vehicle financing and miscellaneous secured and unsecured personal loans. Consumer loans generally can carry significantly greater risks than other loans, even if secured, because the collateral often consists of rapidly depreciating assets such as automobiles and equipment. Repossessed collateral securing a defaulted consumer loan may not provide an adequate source of repayment of the loan. Consumer loan collections are sensitive to job loss, illness and other personal factors. We attempt to manage the risks inherent in consumer lending by following established credit guidelines and underwriting practices designed to minimize risk of loss. Consumer and other loans amounted to $13.9 million and $14.5 million at December 31, 2011 and 2010, respectively.

152

Asset Quality

We consider asset quality to be of primary importance, and employ a formal internal loan review process to ensure adherence to our lending policy as approved by the BNC Board. It is the responsibility of each lending officer to assign an appropriate risk grade to every loan originated. Credit Administration, through the loan review process, validates the accuracy of the initial risk grade assessment. In addition, as a given loan's credit quality improves or deteriorates, it is Credit Administration's and the Lender’s responsibility to change the borrower's risk grade accordingly. The function of determining the allowance for loan losses is fundamentally driven by the risk grade system. In determining the allowance for loan losses and any resulting provision to be charged against earnings, particular emphasis is placed on the results of the loan review process. Consideration is also given to historical loan loss experience, the value and adequacy of collateral, economic conditions in our market area and other factors. For loans determined to be impaired, the allowance is based on discounted cash flows using the loan's initial effective interest rate or the fair value of the collateral for certain collateral dependent loans. This evaluation is inherently subjective, as it requires material estimates, including the amounts and timing of future cash flows expected to be received on impaired loans that may be susceptible to significant change. The allowance for loan losses represents management's estimate of the appropriate level of reserve to provide for probable losses inherent in the loan portfolio.

Our policy regarding past due loans normally requires a prompt charge-off to the allowance for loan losses following timely collection efforts and a thorough review. Further efforts are then pursued through various means available. Loans carried in a non-accrual status are generally collateralized and probable losses are considered in the determination of the allowance for loan losses. Management continues to tighten underwriting guidelines and procedure and rewritten loan policies, along with an enhanced internal loan review function, to address the changing risk of our loan portfolio.

Nonperforming Assets

Our nonperforming assets, which consist of loans past due 90 days or more, real estate acquired in the settlement of loans, restructured loans in nonaccrual status and loans in nonaccrual status, increased to $161.2 million, or 6.57% of total assets, at December 31, 2011 from $135.3 million, or 6.29% of total assets, at December 31, 2010. The increase is primarily related to our acquisition of Blue Ridge. The majority of these nonperforming assets are covered under loss-share agreements totaling $120.9 million and $85.1 million at December 31, 2011 and 2010, respectively. Excluding assets covered by loss-share agreements, nonperforming assets decreased from $50.2 million at December 31, 2010 to $40.4 million, or 1.93% of assets not covered under loss-share agreements at December 31, 2011. Despite increasing levels of nonperforming assets due to loss-share acquisitions, management believes asset quality and nonperforming levels remain favorable to its peers. Our allowance for loan losses, expressed as a percentage of gross loans, was 1.81% and 1.65% at December 31, 2011 and 2010, respectively, and expressed as a percentage of gross loans less fair value loans, was 1.76% and 2.07% at December 31, 2011 and 2010, respectively.

Table 14 sets forth, for the periods indicated, information with respect to our nonaccrual loans, restructured loans, total nonperforming loans (nonaccrual loans plus restructured loans plus loans 90 days past due and still accruing), and total nonperforming assets.

153

Table 14
Nonperforming Assets
(dollars in thousands)

	At December 31,
	2011	2010	2009	2008	2007
Nonaccrual loans (1):
Not covered by loss-share agreements	$19,443	$26,224	$19,050	$13,319	$3,599
Covered by loss-share agreements	67,854	64,753	-	-	-
90 days past due:
Not covered by loss-share agreements	-	44	-	-	-
Covered by loss-share agreements	5,425	4,554	-	-	-
Other real estate owned:
Not covered by loss-share agreements	20,927	23,912	14,325	5,022	2,509
Covered by loss-share agreements	47,577	15,825	-	-	-
Total nonperforming assets	$161,226	$135,312	$33,375	$18,341	$6,108
Nonperforming assets not covered by loss-share	$40,370	$50,180	$33,375	$18,341	$6,108

Commercial loans restructured/modified not included in categories above :	$41,515	$5,107	$4,168	$-	$-
Allowance for loan losses	31,008	24,813	17,309	13,210	11,784
Loans outstanding, net	1,709,483	1,508,180	1,079,179	1,007,788	932,562
Not covered by loss-share agreements	1,389,451	1,198,838	1,079,179	1,007,788	932,562

Nonperforming assets to loans and other real estate	9.07%	8.74%	3.05%	1.81%	0.60%
Not covered by loss-share agreements	2.86%	4.10%	3.05%	1.81%	0.60%

Nonperforming assets to total assets	6.57%	6.29%	2.04%	1.17%	0.54%
Not covered by loss-share agreements	1.93%	2.75%	2.04%	1.17%	0.54%

Allowance for loan losses to nonperforming loans	33.44%	25.96%	90.86%	99.18%	327.42%
Not covered by loss-share agreements	159.48%	94.46%	90.86%	99.18%	327.42%

(1)	Includes restructured loans of $4.7 million, $3.4 million, $348,000, $665,000 and $2.6 million at December 31, 2011, 2010, 2009, 2008 and 2007, respectively.

Our consolidated financial statements are prepared on the accrual basis of accounting, including the recognition of interest income on loans, unless we place a loan on nonaccrual basis. We account for loans on a nonaccrual basis when we have serious doubts about the ability to collect principal or interest in full. Generally, our policy is to place a loan on nonaccrual status before the loan becomes past due 90 days. Loans are also placed on nonaccrual status in cases where management is uncertain whether the borrower can satisfy the contractual terms of the loan agreement. Amounts received on nonaccrual loans generally are applied first to principal and then to interest only after all principal has been collected. Restructured loans are those for which concessions, including the reduction of interest rates below a rate otherwise available to that borrower or the deferral of interest or principal, have been granted due to the borrower's weakened financial condition. We accrue interest on restructured loans at the restructured rates when management anticipates that no loss of original principal will occur. Potential problem loans are loans which are currently performing and are not included in nonaccrual or restructured loans above, but about which management has serious doubts as to the borrower's ability to comply with present repayment terms. These loans are likely to be included later in nonaccrual, past due or restructured loans, so they are considered by management in assessing the adequacy of our allowance for loan losses. For additional information on nonaccruals and loan restructurings/modifications, see Note D to the accompanying Notes to Consolidated Financial Statements of BNC.

154

At December 31, 2011, we had $87.3 million in nonaccrual and renegotiated loans in nonaccrual status, a decrease of $3.7 million from $91.0 million at the end of 2010. The amounts of nonaccrual loans covered under loss-share agreement were $67.9 million and $64.8 million at December 31, 2011 and 2010, respectively. The amount of interest that would have been recorded on nonaccrual loans had the loans not been classified as nonaccrual was $6.2 million, $7.5 million and $476,000 for the years ended December 31, 2011, 2010 and 2009, respectively. There were $5.4 million and $4.6 million of loans 90 days past due and still accruing interest at the end of 2011 and 2010, respectively, substantially all of which were covered under loss-share agreements. Real estate acquired in the settlement of loans consists of foreclosed, repossessed and idled properties, both residential and commercial. At December 31, 2011 and 2010, there were $68.5 million and $39.7 million, respectively, in assets classified as other real estate owned, with $47.6 million and $15.8 million, respectively, covered under loss-share agreements. The carrying values of other real estate owned represent the lower of the carrying amount or fair value less costs to sell.

The following is a summary of other real estate owned at the periods presented:

Table 15
Other Real Estate Owned
(dollars in thousands)

	December 31,
	2011	2010	2009
Covered under loss-share agreements:
Residential 1-4 family properties	$26,679	$5,565	$-
Multifamily properties	385	1,024	-
Commercial properties	8,812	2,949	-
Construction, land development and other land	11,701	6,287	-
	47,577	15,825	-
Not covered under loss-share agreements:
Residential 1-4 family properties	2,939	5,174	2,391
Multifamily properties	-	77	-
Commercial properties	17,984	7,808	1,743
Construction, land development and other land	4	10,853	10,191
	20,927	23,912	14,325
Total other real estate owned	$68,504	$39,737	$14,325

Analysis of Allowance for Loan Losses

The allowance for loan losses is established through charges to earnings in the form of a provision for loan losses. Management increases allowance for loan losses by provisions charged to operations and by recoveries of amounts previously charged off. The allowance is reduced by loans charged off. Management evaluates the adequacy of the allowance at least monthly. In addition, on a monthly basis the BNC Board reviews the loan portfolio, conducts an evaluation of credit quality and reviews the computation of the loan loss allowance. In evaluating the adequacy of the allowance, management considers the growth, composition and industry diversification of the portfolio, historical loan loss experience, current delinquency levels, adverse situations that may affect a borrower's ability to repay, estimated value of any underlying collateral, prevailing economic conditions and other relevant factors deriving from our history of operations. In addition to our history, management also considers the loss experience and allowance levels of other similar banks and the historical experience encountered by our management and senior lending officers prior to joining us. In addition, regulatory agencies, as an integral part of their examination process, periodically review allowance for loan losses and may require us to make additions for estimated losses based upon judgments different from those of management. No regulatory agency asked for a change in our allowance for loan losses during 2011 or 2010.

155

Management uses the risk-grading program, as described under "Asset Quality," to facilitate evaluation of probable inherent loan losses and the adequacy of the allowance for loan losses. In this program, risk grades are initially assigned by loan officers, reviewed by Credit Administration, and tested by our internal auditor. The testing program includes an evaluation of a sample of new loans, large loans, loans that are identified as having potential credit weaknesses, loans past due 90 days or more and still accruing, and nonaccrual loans. We strive to maintain the loan portfolio in accordance with conservative loan underwriting policies that result in loans specifically tailored to the needs our market area. Every effort is made to identify and minimize the credit risks associated with such lending strategies. We have no foreign loans and do not engage in significant lease financing or highly leveraged transactions.

Management follows a loan review program designed to evaluate the credit risk in our loan portfolio. Through this loan review process, we maintain an internally classified watch list that helps management assess the overall quality of the loan portfolio and the adequacy of the allowance for loan losses. In establishing the appropriate classification for specific assets, management considers, among other factors, the estimated value of the underlying collateral, the borrower's ability to repay, the borrower's payment history and the current delinquent status. As a result of this process, certain loans are categorized as substandard, doubtful or loss and reserves are allocated based on management's judgment and historical experience.

Loans classified as "substandard" are those loans with clear and defined weaknesses such as unfavorable financial ratios, uncertain repayment sources or poor financial condition that may jeopardize the liquidation of the debt. They are characterized by the distinct possibility that we will sustain some losses if the deficiencies are not corrected. A reserve range of 5% - 45% is generally allocated to these loans, depending on credit quality. Loans classified as "doubtful" are those loans that have characteristics similar to substandard loans but with an increased risk that collection or liquidation in full is highly questionable and improbable. A reserve of 50% or greater is generally allocated to loans classified as doubtful. Loans classified as "loss" are considered uncollectible and of such little value that their continuance as bankable assets is not warranted. This classification does not mean that the loan has absolutely no recovery or salvage value but rather it is not practical or desirable to defer writing off this asset even though partial recovery may be achieved in the future. As a practical matter, when loans are identified as loss they are charged off against the allowance for loan losses. In addition to the above classification categories, we also categorize loans based upon risk grade and loan type, assigning an allowance allocation based upon each category.

156

Growth in loans outstanding has, throughout our history, been the motivating factor for increases in our allowance for loan losses and the resultant provisions for loan losses necessary to provide for those increases. During 2011 and 2010, the significant weakness in the local economies had weakened many borrowers’ financial condition. During 2011, we continued to experience a significant increase in our nonperforming asset levels as our management aggressively recognized impairments on performing credits where it had become evident that the underlying collateral values would no longer support the principal repayment terms. We are actively restructuring these relationships with borrowers in an effort to restore these credits to an accruing status.

Table 16 shows the allocation of the allowance for loan losses at the dates indicated. The allocation is based on an evaluation of defined loan problems, historical ratios of loan losses and other factors that may affect future loan losses in the categories of loans shown.

157

Table 16
Allocation of the Allowance for Loan Losses
(dollars in thousands)

	December 31,
	2011		2010		2009		2008		2007
		% of total		% of total		% of total		% of total		% of total
	Amount	loans (1)	Amount	loans (1)	Amount	loans (1)	Amount	loans (1)	Amount	loans (1)

Real estate loans	$14,847	75.2%	$15,839	71.7%	$11,355	65.6%	$7,516	56.9%	$6,375	54.1%
Real estate construction loans	11,656	15.0%	5,207	17.6%	3,739	21.6%	4,029	30.5%	3,618	30.7%
Commercial and industrial loans	4,338	8.2%	3,525	9.0%	1,817	10.5%	1,295	9.8%	1,391	11.8%
Consumer loans and other	149	0.8%	209	1.0%	208	1.2%	172	1.3%	223	1.9%
Leases	18	0.8%	33	0.7%	190	1.1%	198	1.5%	177	1.5%
	$31,008	100.0%	$24,813	100.0%	$17,309	100.0%	$13,210	100.0%	$11,784	100.0%

(1) Represents total of all outstanding loans in each category as a percent of total loans outstanding, grouped by collateral type.

158

Table 17 sets forth for the periods indicated information regarding changes in our allowance for loan losses.

Table 17
Loan Loss and Recovery Experience
(dollars in thousands)

	At or for the Year Ended December 31,
	2011	2010	2009	2008	2007

Total loans, net outstanding at end of year	$1,709,483	$1,508,180	$1,079,179	$1,007,788	$932,562
Average loans outstanding during the year	$1,561,257	$1,359,107	$1,026,635	$981,069	$849,271

Allowance for loan losses at beginning of year	$24,813	$17,309	$13,210	$11,784	$10,400
Provision for loan losses	18,214	26,382	15,750	7,075	3,090
Increase in FDIC Indemnification asset	8,708	-	-	-	-
	51,735	43,691	28,960	18,859	13,490
Loans charged off:
Commercial real estate	6,144	5,038	3,171	516	-
Commercial construction	8,123	4,330	5,046	875	1,107
Commercial and industrial	1,215	5,342	941	2,529	248
Leases	-	9	60	-	-
Residential construction	943	725	1,183	790	-
Residential mortgage	5,478	3,624	1,262	816	310
Consumer and other	60	263	204	257	90
Total charge-offs	21,963	19,331	11,867	5,783	1,755

Recoveries of loans previously charged off:
Commercial real estate	158	43	4	23	-
Commercial construction	300	37	-	-	-
Commercial and industrial	555	135	133	54	-
Leases	15	-	-	-	-
Residential construction	14	26	32	-	-
Residential mortgage	176	201	20	33	30
Consumer and other	18	11	27	24	19
Total recoveries	1,236	453	216	134	49

Net charge-offs	20,727	18,878	11,651	5,649	1,706
Allowance for loan losses at end of year	$31,008	$24,813	$17,309	$13,210	$11,784
Ratios:
Net charge-offs as a percent of average loans	1.33%	1.39%	1.13%	0.58%	0.20%
Allowance for loan losses as a percent of loans at end of year	1.81%	1.65%	1.60%	1.31%	1.26%

For the fiscal years 2007 through 2010, our loan loss experience has seen net loan charge-offs in each year range from 0.20% to 1.39% of average loans outstanding. For 2011, net charge-offs were 1.33% of average loans outstanding as compared to 1.39% in the prior year. Net charge-offs for 2011 also included $3.8 million of charge-offs for covered loans that are 80% reimbursed by the FDIC. Net charge-offs continue to remain at elevated levels due primarily to a significant softening of both the local housing market and local economy.

159

Our allowance for loan losses at December 31, 2011 of $31.0 million represents 1.81% of total loans outstanding, excluding loans held for sale. Our allowance for loan losses at December 31, 2010 of $24.8 million represents 1.65% of total loans outstanding, excluding loans held for sale. This increase in the allowance relative to our gross loans was primarily due to a higher level of perceived risk in this environment, and a greater amount of specific credits where impairment assessments have been assigned. During 2011, we recorded a $10.9 million provision for loan losses for covered loans and had a loan loss allowance associated with our covered loan portfolio of $7.1 million at December 31, 2011. Excluding the loans acquired that are recorded at fair value, our allowance for loan losses to non-covered loans decreased from 2.07% at December 31, 2010 to 1.76% at December 31, 2011.

The allowance for loan losses represents management's estimate of an amount adequate to provide for known and inherent losses in the loan portfolio in the normal course of business. We make specific allowances that are allocated to certain individual loans and pools of loans based on risk characteristics, as discussed below. While management believes that it uses the best information available to establish the allowance for loan losses, future adjustments to the allowance may be necessary and results of operations could be adversely affected if circumstances differ substantially from the assumptions used in making the determinations.

Furthermore, while management believes it has established the allowance for loan losses in conformity with U.S. GAAP, there can be no assurance that regulators, in reviewing our portfolio, will not require an adjustment to the allowance for loan losses. No regulatory agency asked for a change in our allowance for loan losses during 2011 or 2010. In addition, because future events affecting borrowers and collateral cannot be predicted with certainty, there can be no assurance that the existing allowance for loan losses is adequate or that increases will not be necessary should the quality of any loans deteriorate as a result of the factors discussed herein. Any material increase in the allowance for loan losses may adversely affect our financial condition and results of operations.

Asset/Liability Management

Our results of operations depend substantially on its net interest income. Like most financial institutions, our interest income and cost of funds are affected by general economic conditions and by competition in the marketplace. The purpose of asset/liability management is to provide stable net interest income growth by protecting our earnings from undue interest rate risk, which arises from volatile interest rates and changes in the balance sheet mix, and by managing the risk/return relationships between liquidity, interest rate risk, market risk, and capital adequacy. We maintain, and have complied with, an asset/liability management policy approved by the BNC Board that provides guidelines for controlling exposure to interest rate risk by utilizing the following ratios and trend analysis: liquidity, equity, volatile liability dependence, portfolio maturities, maturing assets and maturing liabilities, earnings at risk, and economic value at risk. This policy is to control the exposure of our earnings to changing interest rates by generally endeavoring to maintain a position within a narrow range around an "earnings neutral position," which is defined as the mix of assets and liabilities that generate a net interest margin that is least affected by interest rate changes.

160

When suitable lending opportunities are not sufficient to utilize available funds, we have generally invested such funds in investment securities, primarily U.S. Treasury securities, securities issued by governmental agencies, government agency sponsored mortgage-backed securities and securities issued by local governmental municipalities. The investment securities portfolio contributes to our profits, and plays an important part in the overall interest rate management. However, management of the investment securities portfolio alone cannot balance overall interest rate risk. The investment securities portfolio must be used in combination with other asset/liability techniques to actively manage the balance sheet. The primary objectives in the overall management of the investment securities portfolio are safety, yield, liquidity, asset/liability management (interest rate risk), and investing in securities that can be pledged for public deposits or as collateral for FHLB advances or borrowings through the Federal Reserve’s Discount Window.

In reviewing our needs with regard to proper management of our asset/liability program, our management estimates its future needs, taking into consideration historical periods of high loan demand and low deposit balances, estimated loan and deposit increases (due to increased demand through marketing), and forecasted interest rate changes. A number of measures are used to monitor and manage interest rate risk, including income simulations and interest sensitivity analyses. An income simulation model is the primary tool used to assess the direction and magnitude of changes in net interest income resulting from changes in interest rates. Key assumptions in the model include prepayments on loan and loan-backed assets, cash flows and maturities of other investment securities, loan and deposit volumes and pricing. These assumptions are inherently uncertain and, as a result, the model cannot precisely estimate net interest income or precisely predict the impact of higher or lower interest rates on net interest income. Actual results will differ from simulated results due to timing, magnitude and frequency of interest rate changes and changes in market conditions and management strategies, among other factors.

Table 18 presents an analysis of our interest rate risk as measured by the estimated changes in net interest income resulting from an instantaneous rate shocks at December 31, 2011. The rate shocks are measured in 100 basis point increments from base case. Base case utilizes key assumptions for asset/liability mix, loan and deposit growth, pricing, prepayment speeds, deposit decay rates, investment securities cash flows and reinvestment strategy, and market value assumptions on certain assets under various interest rate scenarios. Should the yield curve begin to rise and fall, management has strategies available to maximize earnings opportunities or offset the negative impact to earnings. The estimated results of our income simulation model as of December 31, 2011, looking forward for 12 months, are as follows:

Table 18
Net Interest Income at Risk

Estimated increase(decrease)
in net interest income at
Change in interest rates (basis points)	December 31, 2011
-100	-0.06%
+100	-2.60%
+200	-4.30%
+300	-5.10%
+400	-4.60%

161

The analysis of an institution's interest rate gap (the difference between the repricing of interest-earning assets and interest-bearing liabilities during a given period of time) is another standard tool for the measurement of the exposure to interest rate risk. Management believes that because interest rate gap analysis does not address all factors that can affect earnings performance, it should be used in conjunction with other methods of evaluating interest rate risk.

The following Table 19 “Interest Rate Sensitivity Analysis” sets forth the amounts of interest-earning assets and interest-bearing liabilities outstanding at December 31, 2011, which are projected to reprice or mature in each of the future time periods presented. Except as stated below, the amounts of assets and liabilities shown which reprice or mature within a particular period were determined in accordance with the contractual terms of the assets or liabilities. Loans with adjustable rates are shown as being due at the end of the next upcoming adjustment period. Money market deposit accounts are considered rate sensitive and are placed in the shortest period, while negotiable order of withdrawal or other transaction accounts are assumed to be more stable sources that are less price elastic and have been placed in the longest period. In making the gap computations, none of the assumptions sometimes made regarding prepayment rates and deposit decay rates have been used for any interest-earning assets or interest-bearing liabilities. In addition, the table does not reflect scheduled principal payments, which will be received throughout the lives of the loans. The interest rate sensitivity of our assets and liabilities illustrated in the following table would vary substantially if different assumptions were used or if actual experience differs from that indicated by such assumptions.

Table 19
Interest Rate Sensitivity Analysis
(dollars in thousands)

	At December 31, 2011
	3 months	Over 3 months	Total within	Over 12
	or less	to 12 months	12 months	months	Total
Interest-earning assets:
Loans	$798,706	$181,577	$980,283	$729,200	$1,709,483
Loans held for sale	9,159	-	9,159	-	9,159
Investment securities, cost	7,974	-	7,974	357,227	365,201
Other earning assets	41,306	9,159	50,465	-	50,465
Total interest-earning assets	$857,145	$190,736	$1,047,881	$1,086,427	$2,134,308
Interest-bearing liabilities :
Interest-bearing demand deposits	$791,145	$-	$791,145	$118,257	$909,402
Interest rate cap	(250,000)	-	(250,000)	250,000	-
Time deposits and savings	349,384	381,860	731,244	331,853	1,063,097
Borrowings	97,924	4,000	101,924	62,000	163,924
Total interest-bearing liabilities	$988,453	$385,860	$1,374,313	$762,110	$2,136,423
Interest sensitivity gap	$(131,308)	$(195,124)	$(326,432)	$324,317	$(2,115)
Cumulative interest rate sensitivity gap	(131,308)	(326,432)	(326,432)	(2,115)	(2,115)
Cumulative interest rate sensitivity gap as a percent of total interest-earning assets	-6.15%	-15.29%	-15.29%	-0.10%	-0.10%
Cumulative ratio of interest-sensitive assets to interest-sensitive liabilities	86.72%	76.25%	76.25%	99.90%	99.90%

162

The interest rate sensitivity analysis indicates that if assets and liabilities reprice in the time intervals indicated in the table, we are liability sensitive within twelve months, and asset sensitive thereafter. As stated above, certain shortcomings are inherent in the method of analysis presented in the table. For example, although certain assets and liabilities may have similar maturities or periods to repricing, they may react in different degrees to changes in market interest rates. Also, the interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates, while interest rates on other types may lag behind changes in market interest rates. For instance, while the table is based on the assumption that money market accounts are immediately sensitive to movements in rates, we expect that in a changing rate environment the amount of the adjustment in interest rates for such accounts would be less than the adjustment in categories of assets that are considered to be immediately sensitive. The same is true for all other interest bearing transaction accounts. Additionally, certain assets have features that restrict changes in the interest rates of such assets both on a short-term basis and over the lives of such assets. Further, in the event of a change in market interest rates, prepayment and early withdrawal levels could deviate significantly from those assumed in calculating the tables. Finally, the ability of many borrowers to service their adjustable-rate debt may decrease in the event of an increase in market interest rates. Due to these shortcomings, we place primary emphasis on our income simulation model when managing our exposure to changes in interest rates.

Liquidity

Liquidity management involves the ability to meet and ensure the cash flow requirements of our depositors and borrowers, as well as our various needs, including operating, strategic and capital. In addition, our principal source of liquidity is dividends from Bank of North Carolina and an unsecured revolving line of credit with another financial institution. Liquidity is required at the parent holding company level for the purpose of paying dividends declared for its common and preferred shareholders, servicing debt, as well as general corporate expenses. Our Asset/Liability Committee meets on a regular basis to consider our operating needs, reviewing internal analysis of our liquidity, knowledge of current economic and market trends and forecasts of future conditions.

The asset portion of the balance sheet provides liquidity primarily through loan principal repayments, maturities of investment securities, interest-earning deposits in other banks and occasional sales of various assets. These funds are used to make loans and to fund continuing operations. At December 31, 2011, liquid assets totaled $435.1 million, or 17.7% of total assets, compared to $389.0 million, or 18.1% of assets at December 31, 2010.

The liability portion of the balance sheet provides liquidity primarily through various interest-bearing and non-interest-bearing deposit accounts. We may purchase federal funds through unsecured federal funds guidance lines of credit totaling $57.0 million, with no outstanding balances at December 31, 2011. We also have an unsecured revolving line of credit of up to $10.0 million with Bank of North Carolina, with $6.3 million outstanding at December 31, 2011. In addition, we have credit availability with the Federal Reserve and FHLB of approximately $377.2 million, with $117.0 million outstanding. We also have access to the wholesale deposit markets for additional liquidity.

163

Total net cash inflows totaled $25.7 million during 2011, an increase of $43.8 million from net cash outflows of $18.1 million during 2010. For 2009, net cash inflows totaled $11.4 million. Cash flows from operations increased to $39.7 million in 2011 from $35.1 million in 2010 and from $3.3 million in 2009. Cash used in investing activities were $102.6 million in 2011, a decrease from $9.6 million in 2010 and $43.8 million in 2009. Cash provided from the 2011 acquisitions of $38.7 million was offset primarily to fund loan growth and invest in investment securities. The cash flows provided by financing activities were $88.7 million in 2011, compared to cash flows used in financing activities in 2010 of $43.7 million. The cash flows provided by financing in 2011 were from the net increase in deposits. The cash flows provided by financing activities in 2009 totaled $52.0 million. The Consolidated Statement of Cash Flows in the accompanying Consolidated Financial Statements provides a detailed analysis of cash from operating, investing and financing activities for each of the years ended December 31, 2011, 2010 and 2009.

Management anticipates that we will rely primarily upon customer deposits, loan repayments, wholesale funding sources and current earnings to provide liquidity, fund loans and to purchase investment securities. Investment securities will be primarily issued by the federal government and its agencies, municipal securities and government agency sponsored mortgage-backed securities. See “Deposits” and “Borrowings” in this Management’s Discussion and Analysis of Financial Condition and Results of Operation for an overview of our deposit activities and borrowings.

In the normal course of business, we will have various outstanding contractual obligations that will require future cash outflows. In addition there are commitments and contingent liabilities, such as commitments to extend credit that may or may not require future cash outflows. Table 20, “Contractual Obligations and Commitments”, summarizes our contractual obligations and commitments as of December 31, 2011.

Market Risk

Market risk reflects the risk of economic loss resulting from adverse changes in market price and interest rates. This risk of loss can be reflected in diminished current market values and/or reduced potential net interest income in future periods. Our market risk arises primarily from interest rate risk inherent in our lending and deposit-taking activities. The structure of our loan and deposit portfolios is such that a significant decline in interest rates may adversely impact net market values and net interest income. We do not maintain a trading account nor are we subject to currency exchange risk or commodity price risk. Interest rate risk is monitored as part of Bank of North Carolina’s asset/liability management function. See “Asset/Liability Management” section of this Management’s Discussion and Analysis of Financial Condition and Results of Operation.

Off-Balance Sheet Risk – Contractual Obligations and Commitments

In the ordinary course of business, we enter into various types of transactions that include commitments to extend credit that are not included in loans receivable, net, presented on our consolidated balance sheets. We apply the same credit standards to these commitments as we use in all our lending activities and have included these commitments in our lending risk evaluations. Our exposure to credit loss under commitments to extend credit is represented by the amount of these commitments. We do not expect that all such commitments will fund. See the following Table 20 and Note P to the accompanying Notes to Consolidated Financial Statements of BNC.

164

In addition, we have entered into a number of long-term leasing arrangements to support our ongoing activities. The required payments under such commitments and other debt instruments at December 31, 2011 are shown in the following table:

Table 20
Contractual Obligations and Commitments
(dollars in thousands)

	Payments Due by Period
		On demand
		or within			After
	Total	1 year	2-3 years	4-5 years	5 years
Contractual Obligations:
Short-term borrowings	$70,211	$70,211	-	-	-
Long-term debt	93,713	-	17,000	-	76,713
Deposits	2,118,187	1,786,335	239,468	82,812	9,572
Operating leases	15,866	1,968	3,676	2,981	7,241
Total contractual cash obligations	$2,297,977	$1,858,514	$260,144	$85,793	$93,526

	Amount of Commitment Expiration Per Period
	Total
	amounts	Within			After
	committed	1 year	2-3 years	4-5 years	5 years
Commitments:
Lines of credit and loan commitments	$205,257	$115,023	$3,783	$7,651	$78,800
Letters of credit	13,122	12,872	250	-	-
Commitments to sell loans held for sale	9,596	9,596	-	-	-
Total commitments	$227,975	$137,491	$4,033	$7,651	$78,800

Derivative Financial Instruments

A derivative is a financial instrument that derives its cash flows, and therefore its value, by reference to an underlying instrument, index or reference rate. These instruments primarily consist of interest rate swaps, caps, floors, financial forward and futures contracts and options written or purchased. Derivative contracts are written in amounts referred to as notional amounts. Notional amounts only provide the basis for calculating payments between counterparties and do not represent amounts to be exchanged between parties and are not a measure of financial risk. Credit risk arises when amounts receivable from a counterparty exceed amounts payable. We control our risk of loss on derivative contracts by subjecting counterparties to credit reviews and approvals similar to those used in making loans and other extensions of credit.

We utilize interest rate swaps and caps in the management of interest rate risk. Interest rate swaps are contractual agreements between two parties to exchange a series of cash flows representing interest payments. A swap allows both parties to alter the repricing characteristics of assets or liabilities without affecting the underlying principal positions. Through the use of a swap, assets and liabilities may be transformed from fixed to floating rates, from floating rates to fixed rates, or from one type of floating rate to another. We have previously entered into interest rate swaps designated as cash flow hedges to fix the interest rate received on certain variable rate loans. These loans exposed us to variability in cash flows, primarily from interest receipts due to changes to interest rates. During the year ended December 31, 2011, all of the interest rate swaps had matured.

165

During 2009, we entered into a five-year interest rate cap. The interest rate cap assists in minimizing the exposure of risk of rising interest rates. This derivative contract, with a notional amount of $250 million, was executed to offset the effects of interest rate changes on an unsecured $250 million variable rate money market funding arrangement. Under this cash flow hedge relationship, the cap’s objective is to offset the effect of interest rate changes, whenever funding rates are higher than the strike rate of the cap.

Although off-balance sheet derivative financial instruments do not expose us to credit risk equal to the notional amount, such agreements generate credit risk to the extent of the fair value gain in an off-balance sheet derivative financial instrument if the counterparty fails to perform. We minimize such risk by evaluating the creditworthiness of the counterparties and consistently monitoring these agreements. The counterparties to these agreements are primarily large commercial banks and investment banks. Where appropriate, master netting agreements are arranged or collateral is obtained in the form of rights to securities. At December 31, 2011, our derivatives reflected a $10.7 million loss, net of tax, of accumulated other comprehensive income.

Other risks associated with interest-sensitive derivatives include the effect on fixed rate positions during periods of changing interest rates. Indexed amortizing swaps' notional amounts and maturities change based on certain interest rate indices. Generally, as rates fall the notional amounts decline more rapidly, and as rates increase notional amounts decline more slowly. As of December 31, 2011, we had no indexed amortizing swaps outstanding. Under unusual circumstances, financial derivatives also increase liquidity risk, which could result from an environment of rising interest rates in which derivatives produce negative cash flows while being offset by increased cash flows from variable rate loans. We consider such risk to be insignificant due to the relatively small derivative positions we hold. A discussion of derivatives is presented in Note O to the accompanying Notes to Consolidated Financial Statements of BNC.

Quarterly Financial Information

Table 21 sets forth, for the periods indicated, certain of our consolidated quarterly financial information. This information is derived from our unaudited financial statements, which include, in the opinion of management, all normal recurring adjustments which management considers necessary for a fair presentation of the results for such periods. This information should be read in conjunction with the accompanying Consolidated Financial Statements. The results for any quarter are not necessarily indicative of results for any future period.

166

Table 21
Quarterly Financial Data
(dollars in thousands, except per share data)

	Year Ended December 31, 2011				Year Ended December 31, 2010
	Fourth quarter	Third quarter	Second quarter	First quarter	Fourth quarter	Third quarter	Second quarter	First quarter
Operating data:
Total interest income	$28,449	$25,065	$24,787	$25,042	$25,329	$25,580	$24,829	$19,272
Total interest expense	8,338	8,197	8,021	8,364	9,051	8,734	9,234	7,728
Net interest income	20,111	16,868	16,766	16,678	16,278	16,846	15,595	11,544
Provision for loan losses	8,158	3,524	3,032	3,500	12,000	5,436	6,000	2,946
Net interest income after provision	11,953	13,344	13,734	13,178	4,278	11,410	9,595	8,598
Non-interest income	12,168	3,839	2,371	2,425	1,847	3,906	21,698	1,362
Non-interest expense	23,525	14,715	14,893	14,732	17,202	15,479	13,604	8,887
Income (loss) before income taxes	596	2,468	1,212	871	(11,077)	(163)	17,689	1,073
Income tax expense (benefit)	(801)	46	(381)	(647)	(5,021)	(823)	5,956	(316)
Net income (loss)	1,397	2,422	1,593	1,518	(6,056)	660	11,733	1,389
Less preferred stock dividends and discount accretion	601	601	601	601	600	591	502	503
Net income (loss) available to common shareholders	$796	$1,821	$992	$917	$(6,656)	$69	$11,231	$886
Per share data:
Earnings per share - basic	$0.08	$0.18	$0.10	$0.09	$(0.61)	$0.01	$1.42	$0.12
Earnings per share - diluted	0.08	0.18	0.10	0.09	(0.61)	0.01	1.41	0.12
Cash dividends paid	0.05	0.05	0.05	0.05	0.05	0.05	0.05	0.05
Common stock price:
High	8.34	7.42	8.63	9.10	10.00	10.50	10.66	8.25
Low	6.16	6.10	6.52	7.53	8.29	9.50	7.81	6.81
Balance sheet data:
Loans:
Loans not covered by loss-share	$1,389,451	$1,309,893	$1,244,862	$1,227,553	$1,198,838	$1,144,974	$1,123,803	$1,088,620
Loans covered by loss-share	320,032	262,673	283,685	301,436	309,342	330,761	345,372	-
Allowance for loan losses	(31,008)	(24,177)	(23,373)	(24,325)	(24,813)	(18,819)	(19,038)	(17,395)
Net loans	1,678,475	1,548,389	1,505,174	1,504,664	1,483,367	1,456,916	1,450,137	1,071,225
Loans held for sale	9,596	6,753	1,909	1,679	6,751	3,314	2,190	1,237
Investment securities	379,257	348,989	339,381	333,265	358,871	357,555	364,805	359,937
Goodwill	26,129	26,129	26,129	26,129	26,129	26,129	26,129	26,129
Total assets	2,454,930	2,197,758	2,146,745	2,157,280	2,149,932	2,180,049	2,161,991	1,628,570
Deposits:
Non-interest bearing deposits	$145,688	$130,978	$128,694	$116,286	$107,547	$105,197	$104,328	$64,983
Interest-bearing demand and savings	909,402	833,190	835,967	849,392	841,062	786,498	739,542	599,013
Time deposits	1,063,097	871,436	885,922	905,173	879,461	963,885	990,755	687,235
Total deposits	2,118,187	1,835,604	1,850,583	1,870,851	1,828,070	1,855,580	1,834,625	1,351,231
Borrowed funds	163,924	190,172	129,833	120,939	157,920	145,720	148,898	145,919
Total interest-bearing liabilities	2,136,423	1,894,798	1,851,722	1,875,504	1,878,443	1,896,103	1,879,195	1,432,167
Total shareholders' equity	163,855	162,575	157,569	154,211	152,224	165,479	164,138	123,811

167

Fourth Quarter Analysis

For the quarter ended December 31, 2011, net income was $1.4 million, or $0.13 per share. Income available to common shareholders was $797,000, or $0.08 per diluted share, an increase compared to the loss of $6.7 million, or $0.61 per diluted share, reported for the same period in 2010. In the fourth quarter of 2011, we incurred $723,000 of one-time expenses associated with merger and acquisition activities, which reduced after-tax diluted earnings per share by $0.08.

Total assets at December 31, 2011 were $2.45 billion, an increase of $257.2 million, or 11.7%, compared to $2.20 billion at September 30, 2011. The increase was due to strong organic growth in our North Carolina franchise, along with $160 million in assets from the acquisition of Blue Ridge and $53 million from the acquisition of Regent.

Net interest income for the fourth quarter of 2011 was $20.1 million, an increase of $3.8 million from the comparable period last year and an increase of $3.2 million from the prior quarter. Taxable-equivalent net interest margin increased 47 basis points from the fourth quarter of 2010 to 4.18%. Compared to the third quarter of 2011, taxable-equivalent net interest margin increased 39 basis points from 3.79%.

During the fourth quarter of 2011, our average yield on interest-earning assets increased 20 basis points while the average rate on interest-bearing liabilities decreased 31 basis points when compared to the fourth quarter of 2010. When compared to the third quarter of 2011, our yield on average earning assets increased by 32 basis points, while the cost of average interest-bearing liabilities decreased 11 basis points.

Net interest income in the fourth quarter was impacted by the accretion of yield and fair value discounts on the acquired loan portfolios. During the fourth quarter of 2011, accretion totaled $3.1 million, compared to $1.2 million in the fourth quarter of 2010, and $1.0 million in the third quarter of 2011. The additional accretion was due to accelerated cash flows on the Beach First loan portfolio, and accretion on the performing Blue Ridge loan portfolio utilizing a level-yield basis over the economic life of the loans.

During the fourth quarter of 2011, we recorded a provision for loan losses of $8.2 million, an increase from the $3.5 million recorded during the third quarter of 2011. Of the $8.2 million in provision expense, $6.0 million related to legacy non-covered loans and $2.2 million related to loss-share loans. We recorded a $10.9 million provision for loan losses for loss-share loans, of which $8.7 million was recorded through a FDIC indemnification asset. The remaining $2.2 million, representing 20% of the provision, was charged through our provision for loan losses. The allowance for loan losses was $31.0 million at December 31, 2011, and $24.2 million at September 30, 2011. Loan loss reserves to total period-end loans were 1.81% and 1.54% at December 31, 2011 and September 30, 2011, respectively, compared to 1.65% reported at December 31, 2010. Excluding the loans acquired that are marked to fair value, loan loss reserves to period-end loans not covered by loss-share decreased from 1.85% and 2.07% reported at September 30, 2011 and December 31, 2010, respectively, to 1.76% at December 31, 2011.

168

OREO not covered by loss-share agreements totaled $20.9 million at December 30, 2011, a decrease of $1.8 million from the $22.7 million reported at September 30, 2011. The change primarily consisted of $9.5 million in additions at fair value, $6.6 million in valuation adjustments, and $5.2 million in sales.

Net charge-offs for the fourth quarter of 2011 were $10.0 million, which included $3.8 million of loans covered under loss-share agreements where our cost was 20% or $760,000. Combined with the $6.2 million of non-covered charge-offs, we incurred $7.0 million in charge-off losses, or 1.79% of average loans annualized compared to $2.7 million, or 0.70% reported for the third quarter of 2011. Nonperforming assets not covered by loss-share were 1.93% of total assets and 6.57% including covered assets at December 31, 2011, compared to 2.75% and 6.24%, respectively, at September 30, 2011. The covered assets are covered by FDIC loss-share agreements that provide 80% protection on those assets and are being carried at estimated fair value.

Nonaccrual loans not covered by loss-share agreements totaled $19.4 million at December 31, 2011, a decrease of $10.4 million compared to $29.8 million at September 30, 2011. Loans migrating into nonaccrual status during the quarter totaled $8.1 million. Nonaccrual loans covered by loss-share agreements totaled $67.8 million, an increase of $6.1 million compared to $61.7 million at September 30, 2011. The increase primarily resulted from the additional $12.1 million of nonaccrual loans acquired from the Blue Ridge acquisition.

Performing TDRs increased $9.2 million during the quarter to $41.5 million, of which $1.9 million is covered under loss-share. The increase in TDRs during the quarter consists of performing loans that were renewed at rates or terms in line with current market transactions, but cautiously deemed as concessionary due to elevated risk in the specific loan sectors.

Non-interest income was $12.2 million and $3.8 million for the fourth and third quarters of 2011, compared to $1.8 million for the prior year fourth quarter. Included in non-interest income for the fourth quarter of 2011 was $7.8 million of acquisition gain from a FDIC-assisted transaction, $34,000 of net gains on sales of investments, and $1.3 million of income associated with FDIC receivable and related loss-share receipts. Excluding the FDIC related income and the sales of investment securities, non-interest income was $3.0 million for the current quarter, an increase of 42.7% from the $2.1 million reported for the fourth quarter of 2010 and 20.1% from the $2.5 million in the third quarter of 2011. When compared to the fourth quarter of 2010, increases were primarily due to growth in earnings on bank-owned life insurance of $137,000 and increases in mortgage fee income of $474,000. During the second quarter of 2011, our original mortgage origination platform was terminated and replaced with a more robust platform that is expected to drive increases in mortgage origination volume and fee income in future periods. In addition, our new SBA division became operational during 2011, with $333,000 of SBA fee income recorded during the fourth quarter of 2011.

Non-interest expenses for the fourth quarter of 2011 increased $6.3 million compared to the same quarter a year ago, and were $8.8 million higher than the third quarter of 2011. Loan, foreclosure and collection expenses increased by $3.9 million during the fourth quarter of 2011 when compared to the same quarter in 2010, primarily from valuation adjustments of OREO properties, and were $6.1 million higher than the third quarter of 2011. During the fourth quarter of 2011, there was $1.2 million of additional non-interest expense associated with the Blue Ridge acquisition.

169

Our personnel costs have increased $1.4 million, or 19.5%, during the fourth quarter of 2011 when compared to the same quarter a year ago, and were $644,000 higher than the previous quarter. All of the increases in personnel costs are attributable to investments in the new mortgage and SBA lending platforms, as well as additions to our personnel from our acquisitions and our new offices in the Charlotte and Raleigh markets. All of these additions are expected to contribute to our long-term focus on driving both top line and fee income growth. Professional and other services and Other expenses increased by $655,000 and $789,000, respectively, when compared to the same quarter a year ago, primarily from costs associated with the acquisition during the fourth quarter of 2011 and related franchise growth. Specific acquisition related costs totaled $723,000 during the fourth quarter of 2011. All other non-interest expense categories have seen nominal increases when compared to the same quarter a year ago.

Recent Accounting Pronouncements

See Note A to the accompanying Notes to Consolidated Financial Statements of BNC for a full description of recent accounting pronouncements including the respective expected dates of adoption and effects on results of operations and financial condition.

Critical Accounting Estimates and Policies

We prepare our consolidated financial statements in conformity with accounting principles generally accepted in the United States of America. The preparation of these consolidated financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amount of revenues and expenses during the reporting period. Actual results could differ from those estimates. See Note A to the accompanying Notes to Consolidated Financial Statements of BNC for a summary of significant accounting policies.

Critical accounting estimates and policies are those management believes are both most important to the portrayal of our financial condition and results, and require management’s most difficult, subjective or complex judgments, often as a result of the need to make estimates about the effect of matters that are inherently uncertain. Judgments and uncertainties affecting the application of those policies may result in materially different amounts being reported under different conditions or using different assumptions. The allowance for loan losses represents a particularly sensitive accounting estimate. The amount of the allowance is based on management’s evaluation of the collectability of the loan portfolio, including the maturity of the loan portfolio, credit concentration, trends in historical loss experience, specific impaired loans and general economic conditions. For further discussion of the allowance for loan losses and a detailed description of the methodology used in determining the adequacy of the allowance, see “Asset Quality” and “Analysis of Allowance for Loan Losses” and Note D to the accompanying Notes to Consolidated Financial Statements of BNC.

170

Additionally, intangible assets are subject to sensitive accounting estimate. Intangible assets include goodwill and other identifiable assets, such as core deposit premiums, resulting from acquisitions. Core deposit premiums are amortized primarily on a straight-line basis over a ten-year life based upon historical studies of core deposits. Goodwill is not amortized but is tested annually for impairment or at any time an event occurs or circumstances change that may trigger a decline in the value of the reporting unit. Examples of such events or circumstances include a decline in the value of our common stock below book value, adverse changes in legal factors, business climate, unanticipated competition, change in regulatory environment, or loss of key personnel.

We test for impairment in accordance with Accounting Standards Codification Topic 350, Intangibles – Goodwill and Other. Potential impairment of goodwill exists when the carrying amount of a reporting unit exceeds its fair value. Management first estimates our fair value in a business combination using one of two approaches. The Comparable Transaction Approach utilizes a regional transaction group and a national transaction group. For each group, average and median pricing ratios were applied to provide a range of values along with several qualitative factors being considered. The Discounted Cash Flow Approach is derived from the present value of future dividends over a five year time horizon and the projected terminal value at the end of the fifth year. The goodwill that would arise from this estimate is compared to the carrying value of the goodwill currently on the books to determine impairment. See Note G to the accompanying Notes to Consolidated Financial Statements of BNC for information on goodwill.

To the extent a reporting unit’s carrying amount exceeds its fair value, an indication exists that the reporting unit’s goodwill may be impaired, and a second step of impairment testing will be performed. In the second step, the implied fair value of the reporting unit’s goodwill, determined by allocating the reporting unit’s fair value to all of its assets (recognized and unrecognized) and liabilities as if the reporting unit had been acquired in a business combination at the date of the impairment test, will be determined. If the implied fair value of reporting unit goodwill is lower than its carrying amount, goodwill is impaired and is written down to its implied fair value. The loss recognized is limited to the carrying amount of goodwill. Once an impairment loss is recognized, future increases in fair value will not result in the reversal of previously recognized losses.

We account for our acquisitions under ASC Topic No. 805, Business Combinations, which requires the use of the purchase method of accounting. All identifiable assets acquired, including loans, are recorded at fair value. No allowance for loan losses related to the acquired loans is recorded on the acquisition date as the fair value of the loans acquired incorporates assumptions regarding credit risk. Loans acquired are recorded at fair value in accordance with the fair value methodology prescribed in ASC Topic No. 820, exclusive of the loss-share agreements with the FDIC. These fair value estimates associated with the loans include estimates related to expected prepayments and the amount and timing of undiscounted expected principal, interest and other cash flows.

171

For an FDIC-assisted acquisition, the FDIC will reimburse us for certain acquired assets should we experience a loss; an indemnification asset is established and is recorded at fair value at the acquisition date. The indemnification asset is recognized at the same time as the indemnified asset, and measured on the same basis, subject to collectability or contractual limitations. The loss-share agreements on the acquisition date reflect the reimbursements expected to be received from the FDIC, using an appropriate discount rate, which reflects counterparty credit risk and other uncertainties. Because the acquired loans are subject to the accounting prescribed by ASC Topic 310, subsequent changes to the basis of the loss-share agreements also follow that model. Deterioration in the credit quality of the loans (immediately recorded as an adjustment to the allowance for loan losses) would immediately increase the basis of the loss-share agreements, with the offset recorded through the consolidated statement of income. Improvements in the credit quality or cash flows of loans (reflected as an adjustment to yield and accreted into income over the remaining life of the loans) decrease the basis of the loss-share agreements, with such decrease being amortized into income over 1) the same period or 2) the life of the loss-share agreements, whichever is shorter. For further discussion of our acquisitions and related FDIC indemnification assets, see Note B and Note E to the accompanying Notes to Consolidated Financial Statements of BNC.

Off-Balance Sheet Arrangements

Information about our off-balance sheet risk exposure is presented in “Off-Balance Sheet Risk –Contractual Obligations and Commitments”. As part of our ongoing business, we do not participate in transactions that generate relationships with unconsolidated entities or financial partnerships, such as entities often referred to as special purpose entities (SPEs), which generally are established for the purpose of facilitating off-balance sheet arrangements or other contractually narrow or limited purposes. As of December 31, 2011, our SPE activity is limited to our capital trust subsidiaries: BNC Bancorp Capital Trust I, BNC Bancorp Capital Trust II, BNC Bancorp Capital Trust III and BNC Bancorp Capital Trust IV, which in aggregate issued 23,000,000 Trust Preferred Securities.

172

INFORMATION ABOUT KEYSOURCE

KeySource Financial, Inc.

KeySource was incorporated under the laws of the State of North Carolina on August 25, 2009, at the direction of the board of directors of KeySource Commercial Bank for the purpose of serving as the bank holding company for KeySource Commercial Bank and became the holding company for KeySource Commercial Bank on January 1, 2010. To become KeySource Commercial Bank’s holding company, KeySource received the approval of the Federal Reserve Bank of Richmond as well as KeySource Commercial Bank’s shareholders. Upon receiving such approvals, each share of $5.00 par value common stock of KeySource Commercial Bank was exchanged on a one-for-one basis for one share of $1.00 par value common stock of KeySource. Following this share exchange, KeySource became the sole shareholder of KeySource Commercial Bank and each former shareholder of KeySource Commercial Bank became a shareholder of KeySource.

KeySource Commercial Bank

KeySource Commercial Bank commenced operations as a North Carolina-chartered commercial bank in Durham, North Carolina, on March 19, 2007. The bank operates as a full-service bank, with its primary focus being on serving the banking needs of its customers, which include small- to mid-size businesses, real estate developers, professionals, and their employees. KeySource Commercial Bank’s corporate headquarters, which is also the location of its one operating branch, is located in the Diamond View II building in the outfield of the Durham Bulls Athletic Park in Durham, North Carolina. From this location, KeySource Commercial Bank is able to serve the banking needs of a wide array of customers, which include businesses native to the vibrant Research Triangle economy as well as the surrounding counties. In addition, KeySource Commercial Bank also offers personal banking services, which include various deposit and credit services.

KeySource Commercial Bank has a stable of experienced bankers who understand their clients’ businesses and work hard to maintain lasting relationships built from a commitment to superior customer service. KeySource Commercial Bank’s customers enjoy comprehensive loan and deposit services, cash management services, credit and debit cards with international access to ATMs, advisory services, and access to a state-of-the-art conference room for their business needs. Additionally, KeySource Commercial Bank’s online banking service affords its customers the ability to open an account online and 24-hour account access, allowing them to easily check account balances, transfer funds, make loan payments, initiate wire transfers and stop payments, view check images, and reorder checks.

For business customers, KeySource Commercial Bank has a variety of deposit and credit services. It offers checking accounts designed for businesses with both high and low account activity levels. Through remote capture check scanning devices (“ROC-Kit”) KeySource Commercial Bank offers its customers the capability of depositing checks from their computer. KeySource Commercial Bank offers certificates of deposit, money market accounts, and IOLTA (Interest on Lawyers’ Trust Accounts) checking services. Business customers enjoy access to lines of credit, term loans, letters of credit, and various real estate lending services. KeySource Commercial Bank also offers cash management services, such as sweep accounts and zero balance accounts, and analysis of its clients’ financial performance so that it may be benchmarked against peer performance.

173

Middle-market business customers can receive investment banking services from KeySource Commercial Bank. KeySource Commercial Bank’s experienced professionals provide sell side and/or buy side advisory services, private placement of debt, interest rate protection, and business valuation services.

Personal banking customers can benefit from interest-bearing checking or money market accounts, Blue Savings Account, take advantage of IRA accounts or attractive certificate of deposit rates, and interact with knowledgeable loan officers about their personal borrowing needs. KeySource Commercial Bank brokers a full range of loans for residential mortgages and also offers equity lines of credit.

Lastly, KeySource Commercial Bank offers wealth management advisory services through Investors Trust Company. Investors Trust Company specializes in designing portfolios of individual equity and fixed-income issues to meet the needs of its clients—whether for income, capital preservation, capital growth, or tax minimization.

KeySource Commercial Bank’s goal is to provide banking services to satisfy the needs of small businesses, professionals, and retail customers while operating in a safe, sound, and profitable manner to enhance value. In addition to expense control, KeySource Commercial Bank operates under principles consistent with sound lending and investment practices. KeySource Commercial Bank evaluates its services on an ongoing basis and adds or eliminates services based upon the needs of its customers, competitive factors, and financial capabilities.

Market Area

The primary market area for KeySource Commercial Bank’s products and service offerings is the City of Durham and Durham County, North Carolina. Durham and Durham County are a part of the Durham-Chapel Hill Metropolitan Statistical Area, which includes most of the “Research Triangle Park.” The City of Durham and Durham County rank 5th and 6th in terms of population size for cities and counties in North Carolina, respectively. In fact, Durham County has experienced an estimated population growth rate of approximately 19.8% during the 2000–2010 period while the rate for the State of North Carolina as a whole was approximately 18.5%. The City of Durham’s estimated population as of 2010 was 228,330 and Durham County’s estimated 2010 population was 267,587. The projected growth rate for the City of Durham and Durham County is expected to continue to grow at a moderate rate for the foreseeable future.

174

In 2010, the estimated median household income for Durham County of $49,874 was above the comparable figure of $45,570 for North Carolina. Also, the estimated per capita incomes in 2009 for the Durham-Chapel Hill MSA and Durham County, $41,008 and $38,692, respectively, were both above the per capita income level of $34,879 for North Carolina. In addition, the unemployment rate as of December 2011 for Durham County was 7.5%, which was significantly lower than the unemployment rate of 9.8% for the state as a whole. Primary industry sectors, with their corresponding approximate percentage of the workforce in Durham County, include the following: healthcare (20.2%), manufacturing (16.6%), professional and technical services (10.6%), government (10.5%), education services (10.1%), retail trade (7.1%), hospitality (6.8%), finance and insurance (4.5%), wholesale trade (3.6%), construction (2.8%), information (1.7%), and real estate (1.1%). Major employers within these employment sectors include, but are not limited to, Duke University & Health System, IBM, GlaxoSmithKline, Blue Cross Blue Shield of North Carolina, Durham VA Medical Center, Durham public schools, Durham city government, RTI International, Quintiles Transnational, Fidelity Investments, and Cree, Inc.

As of June 30, 2011, total deposits in the City of Durham and Durham County exceeded $5.1 billion and $5.2 billion, respectively. Deposits in the City of Durham grew by approximately 7.4% over the past year and approximately 6.7% in Durham County over the same time period. Over the past ten years, deposits have grown by approximately 87.1% in the City of Durham and approximately 93.2% in Durham County.

Corporate Information

KeySource conducts all of its business activities through its banking subsidiary, KeySource Commercial Bank. KeySource’s corporate headquarters is located at 280 South Mangum Street, Suite 140, Durham, North Carolina 27701, and its telephone number is (919) 383-4200. KeySource’s website is www.keysourcebank.com. Information contained on KeySource’s website is not incorporated by reference into this joint proxy statement/prospectus and you should not consider information contained on its website to be part of this joint proxy statement/prospectus or any supplement thereto.

175

KEYSOURCE’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following presents management’s discussion and analysis of the financial condition and results of operations of KeySource and should be read in conjunction with the financial statements and related notes contained elsewhere herein. This discussion contains forward-looking statements that involve risks and uncertainties. Actual results could differ significantly from those anticipated in these forward-looking statements as a result of various factors. The following discussion is intended to assist in understanding the financial condition and results of operations of KeySource Financial, Inc., and KeySource Commercial Bank. Because KeySource Financial, Inc., has no material operations and conducts no business on its own other than owning its subsidiary, KeySource Commercial Bank, the discussion contained in this management’s discussion and analysis concerns primarily the business of the subsidiary. However, for ease of reading and because the financial statements are presented on a consolidated basis, KeySource Financial, Inc., and KeySource Commercial Bank are collectively referred to herein as “KeySource” unless otherwise noted.

Overview

KeySource Commercial Bank began operations on March 19, 2007. The bank operates by attracting deposits from the general public and using such deposit funds to make commercial, consumer, and residential construction and permanent mortgage real estate loans. Revenues are derived principally from interest on loans and investments. Changes in the volume and mix of these assets and liabilities, as well as changes in the yields earned and rates paid, determine changes in net interest income. KeySource Financial, Inc., was formed during 2009 and acquired all the outstanding shares of KeySource Commercial Bank on January 1, 2010.

Net income for the year ended December 31, 2011 was $432,000 or $0.25 per weighted average diluted share outstanding compared to $934,000 or $0.54 per weighted average diluted share outstanding for the year ended December 31, 2010.

As of December 31, 2011, KeySource’s assets totaled $196.7 million compared to $217.9 million on December 31, 2010. Total loans on December 31, 2011, were $153.5 million compared to $171.6 million on December 31, 2010. Total deposits on December 31, 2011, were $153.5 million compared to $175.7 million at the end of 2010. Stockholders’ equity increased by $1.3 million resulting in a December 31, 2011, book value of $11.40 per common share, as compared to $11.22 per common share on December 31, 2010. Investment securities were $17.1 million and $18.1 million at December 31, 2011 and 2010, respectively.

176

Critical Accounting Policies

KeySource’s financial statements are prepared in accordance with accounting principles generally accepted in the United States (“GAAP”). The notes to the audited consolidated financial statements included with this joint proxy statement/prospectus contain a summary of its significant accounting policies. Management believes KeySource’s policies with respect to the methodology for the determination of the allowance for loan losses, investment impairment charges, and asset impairment judgments involve a higher degree of complexity and require management to make difficult and subjective judgments that often require assumptions or estimates about highly uncertain matters. Accordingly, KeySource considers the policies related to those areas to be critical. The allowance for loan losses is an estimate of the losses that may be sustained in KeySource’s loan portfolio. The allowance is based on two basic principles of accounting: (i) Accounting Standards Codification (“ASC”) Topic 450, Contingencies, which requires that losses be accrued when they are probable of occurring and estimable, and (ii) ASC 310, Receivables, which requires that losses be accrued based on the differences between the value of collateral, present value of future cash flows or values that are observable in the secondary market, and the loan balance.

The allowance consists of specific, general and unallocated components. The specific component relates to loans that are classified as impaired. For such loans, an allowance is established when the discounted cash flows (or collateral value or observable market price) of the impaired loan is lower than the carrying value of that loan. The general component covers non-impaired loans and is based on historical loss experience adjusted for qualitative factors. An unallocated component is maintained to cover uncertainties that could affect management’s estimate of probable losses. The unallocated component of the allowance reflects the margin of imprecision inherent in the underlying assumptions used in the methodologies for estimating losses in the portfolio.

As of December 31, 2011, KeySource had no intangible assets.

Net Interest Income

Net interest income, the principal source of income for KeySource, is the amount of income generated by earning assets (primarily loans and investment securities) less the interest expense incurred on interest-bearing liabilities (primarily deposits used to fund earning assets). Changes in the volume and mix of interest-earning assets and interest-bearing liabilities, as well as their respective yields and rates, have a significant impact on the level of net interest income. The following tables present the average balances of total interest-earning assets and total interest-bearing liabilities for the periods indicated, showing the average distribution of assets, liabilities and stockholders’ equity, and the related income, expense, and corresponding weighted average yields and costs. The average balances used for the purposes of these tables and other statistical disclosures were calculated by using the daily average balances.

177

	Net Interest Income and Average Balances (thousands)
	Year Ended December 31,
	2011			2010
	Average Balance	Interest Income/ Expenses	Yield/ Cost	Average Balance	Interest Income/ Expenses	Yield/ Cost
Interest-earning assets:
Investment securities	$18,471	$492	2.66%	$18,823	$651	3.46%
Deposits with banks	21,787	143	0.66%	10,587	57	0.54%
Loans, net[1,2]	165,242	9,036	5.47%	166,038	9,599	5.78%
Total interest-earning assets	205,500	9,671		195,448	10,307

Yield on average interest earning assets			4.71%			5.27%

Non-interest-earning assets:
Cash	5,429			8,913
Premises and equipment	877			1,027
Interest receivable and other	3,197			2,653
Total non-interest-earning assets	9,503			12,593
Total assets	$215,003			$208,041

Interest-bearing liabilities:
Demand deposits	$3,136	14	0.45%	$2,705	15	0.55%
Savings deposits	62,994	721	1.14%	62,361	850	1.36%
Time deposits	95,854	1,525	1.59%	90,632	1,865	2.06%
Other short-term borrowings	6,553	197	3.01%	4,327	104	2.40%
Long-term debt	12,158	702	5.77%	14,577	595	4.08%
Total interest-bearing liabilities	180,695	3,159		174,602	3,429
Cost of average interest- bearing liabilities			1.75%			1.96%

Non-interest-bearing liabilities:
Demand deposits	12,261			12,612
Interest payable and other	1,799			2,019

Total non-interest-bearing liabilities	14,060			14,631

Total liabilities	194,755			189,233

Stockholders’ equity	20,248			18,808
Total liabilities and stockholders’ equity	$215,003			$208,041

Net interest income		$6,512			$6,878

Net yield on interest-earning assets			3.17%			3.52%

1 Average loan balances include non-accrual loans.

2 Deferred loan fees are included in interest income.

178

KeySource generated net interest income of $6.5 million during 2011, a decrease of 5.32% from 2010. The decrease in net interest income in 2011 can primarily be attributed to the 56 basis point decline in the yield on average earning assets, which outpaced the 21 basis point reduction in our funding costs. As a result our net interest margin experienced some compression during 2011, lowering to 3.17% from 3.52% for 2010.

Interest income during 2011 was $9.7 million, a decrease of 6.17% from the 2010 total of $10.3 million. The decrease in net interest income can primarily be attributed to a decline in interest income on our loan portfolio due to an increase in the level of non-accrual loans. Average earning assets were $205.5 million during 2011, an increase of 5.1% from 2010. Yields on interest-earning assets during 2011 and 2010 were 4.71% and 5.27%, respectively.

Interest rates charged on loans vary with the degree of risk, maturity and amount of the loan. Competitive pressures, money market rates, availability of funds, and government regulation also influence interest rates. On average, loans yielded 5.47% and 5.78% during 2011 and 2010, respectively. Yields on loans decreased in 2011 primarily as a result of an increased level of non-accrual loans.

Interest expense was $3.2 million during 2011, a decrease of 7.87% from 2010. The decrease in 2011 was a result of reduced interest costs on deposits as non-maturity rates were lowered during the year and maturing CD’s were re-priced in this lower rate environment. The average rate paid on interest-bearing liabilities during 2011 and 2010 was 1.75% and 1.96%, respectively.

Provision for Loan Losses

The provision for loan losses is charged to income in an amount necessary to maintain an appropriate allowance in light of the risk inherent in KeySource’s loan portfolio. The allowance consists of specific, general and unallocated components. The specific component relates to loans that are classified as impaired. For such loans, an allowance is established when the discounted cash flows (or collateral value or observable market price) of the impaired loan is lower than the carrying value of that loan. The general component covers non-impaired loans and is based on historical loss experience adjusted for qualitative factors. In addition there is a qualitative component that is maintained to cover uncertainties that could affect management’s estimate of probable losses. The qualitative component of the allowance reflects the margin of imprecision inherent in the underlying assumptions used in the methodologies for estimating losses in the portfolio.

The provision for loan loss expense was $1.4 million and $1.7 million during 2011 and 2010 respectively. KeySource’s allowance for loan losses as a percentage of gross loans was 1.53% and 1.57% at the end of 2011 and 2010, respectively. Additional information regarding loan loss provisions is discussed under the heading “Nonperforming and Problem Assets.”

179

Non-interest Income

Non-interest income consists of revenues generated from a variety of financial services and activities. The majority of our non-interest income is a result of fees associated with loan originations by our mortgage department as well as fees from the sale of the Small Business Administration (SBA) guaranteed portion of certain loans. Non-interest income also includes fees charged for various bank services such as fees associated with deposit accounts, ATM’s, and investment banking activities. A portion of non-interest income may also be realized from gains on the sale of investment securities. Although KeySource generally follows a buy-and-hold philosophy with respect to investment securities, occasionally opportunities to sell some investment securities are created by changes in market rate conditions or by efforts to restructure the portfolio to improve liquidity or interest rate risk positions.

Non-interest income totaled $1.5 million and $954,000 for the years ended December 31, 2011 and 2010, respectively. Non-interest income increased in 2011 primarily due to $514,000 of fees generated from the sale of the guaranteed portion of SBA loans.

The sources of non-interest income for 2011 and 2010 are summarized in the following table.

Sources of Non-interest Income (thousands)

	Year Ended December 31,
	2011	2010
Mortgage origination fees	$978	$932
Gain on sale of available for sale investment securities	-	39
Investment impairment loss	(139)	(267)
SBA loan sale fees	514	-
Investment banking fees	62	13
Other	69	237

Total non-interest income	$1,484	$954

Non-interest Expense

Non-interest expense for 2011 and 2010 was $5.8 million and $5.4 million, respectively. The increase in non-interest expense for 2011 can be attributed primarily to an additional $211,000 of cost to provide FDIC insurance of our deposit base.

Total personnel expenses, the largest component of non-interest expense, were $3.1 million and $3.0 million during 2011 and 2010, respectively. Personnel expenses increased 2.43% during 2011.

Combined occupancy and furniture and equipment expense was $665,000 and $615,000, or 11.52% and 11.48% of non-interest expense during 2011 and 2010, respectively. Professional services expense, including fees paid to attorneys, independent auditors and consultants, was $476,000 and $422,000 in 2011 and 2010, respectively. The increase in 2011 is primarily attributed to additional legal expenses associated with our loan portfolio as well as expenses incurred in conjunction with our proposed merger with BNC.

Advertising and public relations expense decreased to $136,000 in 2011 from $144,000 in 2010. Data processing fees were $181,000 and $183,000 during 2011 and 2010, respectively. These fees relate directly to the number of accounts serviced and transactions processed.

180

The primary elements of non-interest expense for 2011 and 2010 are summarized in the following table.

Sources of Noninterest Expense (thousands)

	Year Ended December 31,
	2011	2010
Personnel expenses	$3,121	$3,047
Occupancy expense	351	345
Furniture and equipment	314	270
Professional services	476	422
Postage and office supplies	74	81
Foreclosed property expense	97	9
Regulatory agency expense	541	326
Data processing services	181	183
Other operating expense	617	674
Total noninterest expenses	$5,772	$5,357

Income Taxes

Income tax expense and benefit is based on amounts reported in the statements of income (after adjustments for non-taxable income and non-deductible expenses) and consists of taxes currently due plus deferred taxes on temporary differences in the recognition of income and expense for tax and financial statement purposes. The deferred tax assets and liabilities represent the future federal and state income tax consequences of those differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled.

The income tax expense (benefit) was $364,000 and ($201,000) for 2011 and 2010, respectively.

KeySource recorded a net deferred tax asset of $1.2 million and $1.6 million for 2011 and 2010, respectively.

Earning Assets

Average earning assets were $205.5 million during 2011, an increase of 5.1% from 2010. Total average earning assets represented 95.6% and 93.9% of total average assets during the years ended December 31, 2011 and 2010, respectively. A summary of average assets is shown in the following table.

181

Average Asset Mix (dollars in thousands)

	2011		2010
	Average Balance	Percent	Average Balance	Percent
Earning assets:
Loans, net	$165,242	76.9%	$166,038	79.8%
Investment securities	18,471	8.6%	18,823	9.0%
Deposits with banks	21,787	10.1%	10,587	5.1%
Total earning assets	205,500	95.6%	195,448	93.9%

Nonearning assets:
Cash and due from banks	5,429	2.5%	8,913	4.3%
Premises and equipment	877	0.4%	1,027	0.5%
Other assets	3,197	1.5%	2,653	1.3%
Total nonearning assets	9,503	4.4%	12,593	6.1%
Total assets	$215,003	100.0%	$208,041	100.0%

Loans

A significant portion of the loan portfolio is made up of loans secured by various types of real estate. Real estate loans represented 82.4% and 81.2% of total loans at December 31, 2011 and 2010, respectively. Total loans secured by one-to-four family residential properties represented 16.1% and 16.6% of total loans at the end of 2011 and 2010, respectively. Loans for commercial and business purposes were $26.5 million and $31.9 million, or 17.3% and 18.6% of total loans outstanding at December 31, 2011 and 2010, respectively.

Loans outstanding by type at December 31, 2011 and 2010 are shown in the following table.

Loan Portfolio Summary (thousands)
	2011	2010

Construction and development	$16,125	$23,352
1-4 family residential	24,691	28,519
Multifamily residential	2,343	1,598
Nonfarm, nonresidential	83,398	85,880
Total real estate	126,557	139,349

Commercial and industrial	26,505	31,852
Consumer	550	604
Less unearned income, net	(100)	(186)
Total	$153,512	$171,619

182

The maturity/re-pricing distributions of loans as of December 31, 2011 are set forth in the following table.

Maturity Schedule of Loans (dollars in thousands)

	Commercial and Industrial	Construction and Development	Others	Total Amount	Percent
Three months or less	$6,523	$5,027	$5,365	$16,915	11.0%
Over three months to twelve months	7,081	9,894	11,445	28,420	18.5%
Over one year to five years	11,400	1,078	73,281	85,759	55.9%
Over five years	1,501	126	20,791	22,418	14.6%
Total loans	$26,505	$16,125	$110,882	$153,512	100.0%

Investment Securities

The investment portfolio is used to provide liquidity for unexpected deposit decreases, to fund loans, to meet interest rate sensitivity goals and to generate income.

Securities are classified as securities held to maturity when management has the intent and KeySource has the ability at the time of purchase to hold the securities to maturity. Securities held to maturity are carried at cost adjusted for amortization of premiums and accretion of discounts. Securities to be held for indefinite periods of time are classified as securities available for sale. Unrealized gains and losses on securities available for sale are recognized as direct increases or decreases in stockholders’ equity. Securities available for sale include securities that may be sold in response to changes in market interest rates, changes in the security’s prepayment risk, increases in loan demand, general liquidity needs and other similar factors. The entire securities portfolio is classified as available for sale.

Management of the investment portfolio is conservative with virtually all investments taking the form of purchases of government sponsored enterprises, corporate securities, municipal securities, and mortgage-backed securities. Management views the investment portfolio as a source of income and liquidity, and purchases securities with that in mind.

However, adjustments are necessary in the portfolio to provide an adequate source of liquidity which can be used to meet funding requirements for loan demand and deposit fluctuations and to control interest rate risk. Therefore, management may sell certain securities prior to their maturity.

The following tables present the investment portfolio as of December 31, 2011 by major types of investments and maturity ranges. Maturities may differ from scheduled maturities in mortgage-backed securities because the mortgages underlying the securities may be called or repaid prior to the scheduled maturity date. Maturities on all other securities are based on the contractual maturity.

183

Investment Securities (dollars in thousands)

	December 31, 2011
	Amortized Cost Due
	In One Yr. Or Less		After One Through Five Years	After Five Through Ten Years	After Ten Years	Total Amortized Cost	Fair Value

Investment Securities
Agency securities		$-	$6,465	$3,100	$-	$9,565	$9,591
Municipal securities		-	413	1,034	1,089	2,536	2,688
Corporate securities		-	-	251	419	670	609
Mortgage-backed securities		-	-	1,035	2,935	3,970	4,230
Total	$		$6,878	$5,420	$4,443	$16,741	$17,118

Weighted average yields							Total
Agency securities		-	1.33%	1.26%	-		1.31%
Municipal securities		-	3.68%	2.53%	3.62%		3.20%
Corporate securities		-	-	7.19%	5.94%		6.20%
Mortgage-backed securities		-	-	3.99%	4.63%		4.47%
Consolidated		-%	1.47%	2.29%	4.69%		2.65%

The interest rate environment and the need for liquidity resulted in an annualized average yield on the investment portfolio of 2.66% and 3.46% during 2011 and 2010 respectively. At December 31, 2011 and 2010, the market value of the investment portfolio was $17.1 million and $18.1 million, respectively. Amortized cost was $16.7 million and $18.2 million. At December 31, 2011, KeySource had $101,000 in corporate securities on nonaccrual status.

Federal Funds Sold

Federal funds represent the most liquid portion of the Bank’s invested funds and generally the lowest yielding portion of earning assets. Due to the current low rate and unstable banking environment we have experienced over the past few years, we have elected to maintain the bulk of our excess cash on deposit with the Federal Reserve. As a result, over the past two years we have not sold any funds through our correspondents as Federal funds.

Deposits

KeySource relies on deposits generated in its market area to provide the majority of funds needed to support lending activities and for investments in liquid assets. More specifically, core deposits (total deposits less time deposits in denominations of $100,000 or more) are the primary funding source.

KeySource’s balance sheet growth is largely determined by the availability of deposits in its market, the cost of attracting the deposits, and the prospects of profitably utilizing the available deposits by increasing the loan or investment portfolios. Market conditions have resulted in depositors shopping for better deposit rates more than in the past. An increased customer awareness of interest rates adds to the importance of rate management. Management must continuously monitor market pricing, competitors’ rates, and internal interest rate spreads to maintain growth and achieve profitability. KeySource attempts to structure rates so as to promote deposit and asset growth while at the same time increasing the overall profitability.

184

Average total deposits were $174.2 million during 2011. This is an increase of 3.5% over 2010. Average total deposits were $168.3 million for the year ended December 31, 2010. The majority of those deposits were core deposits. The percentage of average deposits that were interest bearing in 2011 was 93.0% and 92.5% during 2010. Average demand deposits which earn no interest were $12.3 million and $12.6 million for the periods ended December 31, 2011 and 2010, respectively.

Management’s strategy has been to support loan and investment growth with core deposits and not to aggressively solicit more volatile, large denomination certificates of deposit. Large denomination certificates of deposit are particularly sensitive to changes in interest rates. Management considers these deposits to be volatile and, in order to minimize liquidity and interest rate risks, invests these funds in short-term investments.

Average deposits and related average rates paid for the periods ended December 31, 2011 and 2010 are summarized in the following table.

	Average Deposit Mix (dollars in thousands)
	2011		2010
	Amount	Rate	Amount	Rate
Interest bearing deposits:
Demand accounts	$3,136	0.45%	$2,705	0.55%
Savings	62,994	1.14%	62,361	1.36%
Time deposit	95,854	1.59%	90,632	2.06%
Total interest bearing deposits	161,984	1.40%	155,698	1.75%

Demand deposits	12,261		12,612
Total deposits	$174,245		$168,310

The following table provides maturity information relating to time deposits of $100,000 or more at December 31, 2011.

Large Time Deposit Maturities, (thousands)

Remaining maturity of three months or less	$14,294
Remaining maturity over three through six months	10,687
Remaining maturity over six through twelve months	18,585
Remaining maturity over one through three years	27,658
Remaining maturity over three years	4,336
Total time deposits of $100,000 or more	$75,560

185

The following table provides maturity information relating to brokered deposits at December 31, 2011:

Brokered Deposit Maturities, (thousands)

Remaining maturity of three months or less	$7,217
Remaining maturity over three through twelve months	20,547
Remaining maturity over one through three years	21,798
Remaining maturity over three years	3,080
Total brokered deposits	$52,642

Short-term Borrowings

Short-term borrowed funds consisting of Federal Home Loan Bank of Atlanta advances that mature in twelve months or less, securities sold under agreements to repurchase and Federal funds purchased totaled $11.8 million and $3.0 million at December 31, 2011 and 2010, respectively. Average short-term borrowings were $6.6 million and $4.3 million during 2011 and 2010, respectively. The related interest expense was $197,000 and $104,000 during 2011 and 2010, respectively.

Long-term Debt

The Company had long-term debt on its books consisting of Federal Home Loan Bank of Atlanta advances that mature in excess of twelve months and Subordinated Notes.

The Company had two separate subordinated note offerings outstanding as of December 31, 2011. KeySource Commercial Bank had $3.6 million of Subordinated Notes outstanding. These notes are fixed rate unsecured debt of Key Source Commercial Bank and mature on June 30, 2020. Interest on these notes is payable quarterly in arrears on the last day of each calendar quarter, beginning June 30, 2010. The interest rate on these notes is fixed at 8.0%. The notes are callable quarterly at the Bank’s option on or after June 30, 2012, at a price equal to 100% of the principal amount, plus any accrued but unpaid interest to the redemption date. As of December 31, 2010, the Bank had $6.0 million of these same notes issued and outstanding. However, during the second and third quarters of 2011, the Bank repurchased and retired $2.4 million of these notes. During this same period of time, KeySource Financial, Inc., issued $2.4 million of subordinated notes. These notes are fixed rate unsecured debt of the Company and mature on June 30, 2020. Interest on these notes is payable quarterly in arrears on the last day of each calendar quarter, beginning September 30, 2011. The interest rate on these notes is fixed at 8.0%. The notes are callable quarterly at the Company’s option on or after June 30, 2013, at a price equal to 100% of the principal amount, plus any accrued but unpaid interest to the redemption date. The noteholders have an option to convert their investment in this debt into common stock of the Company at a conversion price of $13.60.

Long-term advances from the Federal Home Loan Bank of Atlanta totaled $3.0 million and $12.0 million at December 31, 2011 and 2010, respectively. Average long-term borrowings were $12.2 million and $14.6 million during 2011 and 2010, respectively. The related interest expense was $702,000 and $595,000 during 2011 and 2010, respectively.

186

Capital Adequacy

Total stockholders’ equity at December 31, 2011, was $20.6 million compared to $19.3 million at December 31, 2010. This $1.3 million increase was primarily due to the issuance of new common stock coupled with earnings for the year. Average stockholders’ equity as a percentage of average total assets was 9.4% and 9.0% for 2011 and 2010, respectively.

Regulatory guidelines relating to capital adequacy provide minimum risk-based ratios which assess capital adequacy while encompassing all credit risks, including those related to off-balance sheet activities. Capital ratios under these guidelines are computed by weighing the relative risk of each asset category to derive risk-adjusted assets. Under the terms of the MOU with the FDIC and the NCOCB, KeySource Commercial Bank is required to have and maintain capital ratios higher than otherwise required by applicable regulations, specifically a Tier 1 leverage capital ratio of at least 8% and a total risk-based capital ratio of at least 12%.

At December 31, 2011, the Bank’s capital ratios were as follows: Tier 1 leverage ratio, 11.06%, Tier 1 risk-based capital ratio, 14.13% and total risk-based ratio, 17.63%. At December 31, 2010, the Bank’s capital ratios were as follows: Tier 1 leverage ratio, 8.80%, Tier 1 risk-based capital ratio 10.90% and total risk-based ratio, 15.53%. These capital ratios were sufficient at December 31, 2011, and December 31, 2010 to classify the Bank as “well capitalized” in accordance with the FDIC’s regulatory capital rules and were also in excess of the heightened capital requirements of the MOU. The Bank’s actual capital amounts and ratios at December 31, 2011, are presented in the following table.

Capital Requirements (dollars in thousands)

			Risk-based Capital
	Leverage Capital		Tier 1 Capital		Total Capital
	Amount	Percentage (1)	Amount	Percentage (2)	Amount	Percentage (2)
Actual	$22,365	11.06%	$22,365	14.13%	$27,913	17.63%
Well Capitalized	10,112	5.00%	9,499	6.00%	15,832	10.00%
Minimum Capital	8,090	4.00%	6,333	4.00%	12,666	8.00%

(1) Percentage of total adjusted average quarterly assets.

(2) Percentage of risk-weighted assets.

Non-performing and Problem Assets

Certain credit risks are inherent in making loans, particularly commercial and consumer loans. Management prudently assesses these risks and attempts to manage them effectively. Management also attempts to reduce repayment risks by adhering to internal credit policies and procedures. These policies and procedures include officer and customer limits, periodic loan documentation review and follow up on exceptions to credit policies.

187

The allowance for loan losses is maintained at a level deemed appropriate in light of the risk inherent in the loan portfolio. Some of the factors which management considers in determining the appropriate level of the allowance for credit losses are: past loss experience, an evaluation of the current loan portfolio, identified loan problems, the loan volume outstanding, the present and expected economic conditions in general, regulatory policies, and in particular, how such conditions relate to the market areas that KeySource serves. Bank regulators also periodically review loans and other assets to assess their quality. Loans deemed uncollectible are charged to the allowance. Provisions for loan losses and recoveries on loans previously charged off are added to the allowance.

The accrual of interest on loans is discontinued on a loan when, in the opinion of management, there is an indication that the borrower may be unable to meet payments as they become due. Upon such discontinuance, all unpaid accrued interest is reversed.

The provision for loan losses, net charge-offs and the activity in the allowance for loan losses is detailed in the following table.

Allowance for Loan Losses (dollars in thousands)

	Year Ended December 31,
	2011	2010
Balance at beginning of year	$2,690	$1,932
Charge-offs:
Construction loans	194	83
Commercial and industrial loans	41	871
Consumer and other	1,589	45
Total charge-offs	1,824	999
Recoveries:
Commercial and industrial loans	8	12
Consumer and other	41	3
Total recoveries	49	15
Net charge-offs	1,775	984

Provision for loan losses	1,428	1,742

Balance at the end of year	$2,343	$2,690

Total loans outstanding at year-end	$153,512	$171,619

Average net loans outstanding for the year	$165,242	$166,038

Allowance for loan losses to loans outstanding	1.53%	1.57%
Ratio of net loan charge-offs to average loans outstanding	1.07%	0.59%

188

The following table sets forth information about the allowance for loan losses by asset category at the dates indicated. The allocation of the allowance to each category is not necessarily indicative of future losses and does not restrict the use of the allowance to absorb losses in any category.

Allowance of Loan Losses by Category (dollars in thousands)

	Periods Ended December 31,
	2011		2010
	Amount	%(1)	Amount	%(1)
Construction and development	$378	2.3%	$700	3.0%
1-4 family residential	337	1.4	300	1.1
Multifamily residential	11	0.5	8	0.5
Nonfarm, nonresidential	668	0.8	637	0.7
Total real estate	1,394	1.1	1,645	1.2

Commercial and industrial	938	3.5%	1,028	3.2
Consumer	11	2.0	17	2.8
Total	$2,343	1.5%	$2,690	1.6%

(1)	Represents the allowance as a percentage of total loans in each loan category.

Management realizes that general economic trends greatly affect loan losses and no assurances can be made about future losses. Management does, however consider the level of the allowance for loan losses to be appropriate in light of the risk inherent in the loan portfolio at December 31, 2011.

The following table sets forth information about KeySource’s non-performing assets.

Non-performing Assets (dollars in thousands)
	December 31,
	2011	2010
Non-accrual loans	$10,850	$4,255
Loans past due 90 days or more and still accruing interest	-	250
Total non-performing	10,850	4,505

Other real estate and repossessed personal property	506	250
Non-accrual securities	101	-
Total non-performing assets	$11,457	$4,755

Non-performing assets as a percentage of:
Total assets	5.83%	2.18%
Total loans	7.46%	2.77%

189

Asset Quality

At December 31, 2011, KeySource had approximately $602,000 of loans that were 30–89 days past due. This represented 0.40% of gross loans outstanding on that date. This is an increase from December 31, 2010, when there were approximately $147,000 in loans that were 30–89 days past due, or 0.09% of gross loans outstanding. Non-accrual loans increased $6.6 million to $10.9 million at December 31, 2011 compared to $4.3 million at December 31, 2010, primarily as a result of the addition of a few larger relationships.

The percentage of non-performing loans (non-accrual loans and loans that were 90 days or more past due but still in accruing status) to total loans increased 444 basis points from 2.63% at December 31, 2010 to 7.07% at December 31, 2011. At December 31, 2011, the Company had $3.9 million of loans that were considered troubled debt restructured, including $607,000 of loans on non-accrual.

At December 31, 2011, there were $12.7 million of loans that were reviewed for individual impairment under ASC 310. $5.0 million of these impaired loans required a specific reserve of $194,000 at December 31, 2011. At December 31, 2010, $5.1 million in loans were classified as impaired of which $2.7 million required a specific reserve of $147,000. The allowance for loan losses was $2.3 million at December 31, 2011 or 1.53% of gross loans outstanding. This is a decrease of 4 basis points from the 1.57% of gross loans at December 31, 2010. This decrease in the allowance for 2011 resulted from provisions for loan losses of $1.4 million, offset by net charge-offs of $1.8 million. The allowance for loan losses at December 31, 2011 represented 18.4% of impaired loans compared to 52.8% at December 31, 2010. It is management’s assessment that the allowance for loan losses as of December 31, 2011, is appropriate in light of the risk inherent within the loan portfolio. No assurances, however, can be made that further adjustments to the allowance for loan losses may not be deemed necessary.

The total non-performing assets at December 31, 2011 and December 31, 2010 were $11.5 million and $4.8 million, respectively. The allowance for loan losses at December 31, 2011 represented 20.5% of non-performing assets compared to 56.6% at December 31, 2010.

Additional information is as follows (dollars in thousands):

	December 31,
	2011	2010
Impaired loans	$12,717	$5,100
Unimpaired loans	140,795	166,519
Total loans	$153,512	$171,619

Specific reserve on impaired loans	$194	$147
Reserve related to ASC 450	1,783	2,110
Qualitative reserve	366	433
Total allowance for loan losses	$2,343	$2,690

Allowance to total loans	1.53%	1.57%
Specific reserve to impaired loans	1.53%	2.88%
ASC 450 reserves to unimpaired loans	1.27%	1.27%

190

KeySource’s allowance for loan and lease losses is comprised of three major components. The first is a formula reserve. This reserve is established for the potential inherent losses which are expected, yet not specifically identified, that are embedded in pools of similar loans within the portfolio. This reserve is based on actual historical losses given default. The second is an individual reserve. This reserve represents the loss that has been identified and is expected within a specific credit. The third component of the allowance is the qualitative reserve. This reserve is established to capture potential losses embedded in the portfolio that are influenced by environmental factors which are not captured in the historical loss data.

Due to its relatively short time in existence, KeySource does not have sufficient history of its own to produce reliable credit loss estimates for its Formula Reserve. As such, the KeySource Board implemented a model for establishing the allowance for loan and lease losses based on the loss history of a peer bank group. Peer banks meet all of the following criteria: (1) the institution must have been in existence for not less than seven years, (2) they must have similar market characteristics (headquartered and principal operations in the Triangle/Triad/Charlotte corridor of North Carolina), and (3) they must be a going concern (not functioning under a formal Consent Order or having a Texas Ratio in excess of 125%). The loss data from the peer group is acquired from their quarterly call report filings. The data is then averaged across the peer banks, weighted based on the timing of the loss, and the resulting loss percentages are applied to the KeySource’s net loan balances.

Liquidity and Sensitivity

The principal goals of the KeySource’s asset and liability management strategy are the maintenance of adequate liquidity and the management of interest rate risk. Liquidity is the ability to convert assets to cash in order to fund depositors’ withdrawals or borrowers’ loans without significant loss. Interest rate risk management balances the effects of interest rate changes on assets that earn interest against liabilities on which interest is paid, to protect from wide fluctuations in its net interest income which could result from interest rate changes.

Management must ensure that adequate funds are available at all times to meet the needs of its customers. On the asset side of the balance sheet, maturing investments, loan payments, maturing loans, Federal funds sold, and unpledged investment securities are principal sources of liquidity. On the liability side of the balance sheet, liquidity sources include core deposits, the ability to increase large denomination certificates of deposit, Federal funds lines from correspondent banks, borrowings from the Federal Home Loan Bank, as well as the ability to generate funds through the issuance of long-term debt and equity.

Interest rate risk is the effect that changes in interest rates would have on interest income and interest expense as interest-sensitive assets and interest-sensitive liabilities either re-price or mature. Management attempts to maintain the portfolios of earning assets and interest-bearing liabilities with maturities or re-pricing opportunities at levels that will afford protection from erosion of net interest margin, to the extent practical, from changes in interest rates.

191

At December 31, 2011, from a re-pricing gap analysis, KeySource Commercial Bank was cumulatively asset-sensitive. While the majority of the loan portfolio is structured to re-price almost immediately as interest rates change, due to the level of floors embedded in the portfolio, unless there is a significant increase in interest rates, it is anticipated that interest bearing liabilities will re-price faster than our assets. Demand, savings and money market accounts re-pricing within three months totaled $55.9 million. Historically, these short-term deposits are not as rate-sensitive as other types of interest-bearing deposits.

Matching sensitive positions alone does not ensure that there is no interest rate risk. The re-pricing characteristics of assets are different from the re-pricing characteristics of funding sources. Thus, net interest income can be impacted by changes in interest rates even if the re-pricing opportunities of assets and liabilities are perfectly matched.

KeySource’s historical liquidity management process included anticipating operating cash requirements, evaluating time deposit maturities, monitoring loan to deposit ratios and correlating these activities to an overall periodic internal liquidity measure. In evaluating our asset mix, we have sought to maintain a securities portfolio and investments in time deposits sufficient to provide short-term liquidity in periods of unusual fluctuations.

The tables below show the sensitivity of the KeySource’s balance sheet at the dates indicated but are not necessarily indicative of the position on other dates.

Interest Rate Sensitivity (dollars in thousands)

	December 31, 2011 Maturities/Re-pricing
	1-3 Months	4-12 Months	13-60 Months	Over 60 Months	Total
Earning assets:
Loans	$101,429	$16,089	$35,865	$129	$153,512
Investments	101	-	11,161	5,856	17,118
Deposits with banks	7,763	5,163	3,285	-	16,211
Total	109,293	21,252	50,311	5,985	186,841

Interest-bearing liabilities:
Demand accounts	3,861	-	-	-	3,861
Savings and money market	52,078	-	-	-	52,078
Time deposits	15,670	32,963	35,536	-	84,169
Repurchase agreements and purchased funds	796	-	-	-	796
Other short-term borrowings	5,000	6,000	-	-	11,000
Long-term debt	-	-	3,000	-	3,000
Subordinated debentures	-	-	5,999	-	5,999
Total	77,405	38,963	44,535	-	160,903
Interest rate gap	$31,888	$(17,711)	$5,776	$5,985	$25,938

Cumulative interest sensitivity gap	$31,888	$14,177	$19,953	$25,938

Ratio of sensitivity gap to total earnings assets	29.2%	(83.3)%	11.5%	100.0%
Cumulative ratio of sensitivity gap to total earnings assets	29.2%	10.9%	11.0%	13.9%

192

Effects of Inflation

Interest rates are affected by inflation, but the timing and magnitude of the changes may not coincide with changes in the consumer price index. Management actively monitors interest rate sensitivity in order to minimize the effects of inflationary trends on operations. Other areas of non-interest expense may be more directly affected by inflation. Since KeySource’s assets and liabilities are primarily monetary in nature, our performance is more affected by changes in interest rates than by inflation. Interest rates generally increase as the rate of inflation increases, but the magnitude of the change in rates may not necessarily be the same.

While the effect of inflation on a financial institution is normally not as significant as is its influence on those businesses which have large investments in plant and inventories, it does have an effect. During periods of high inflation, there are normally corresponding increases in the money supply, and financial institutions will normally experience above average growth in assets, loans and deposits. Also, general increases in the prices of goods and services will result in increased operating expenses.

Commitments and Contingencies

Litigation

In the normal course of business KeySource is involved in various legal proceedings. After consultation with legal counsel, management believes that any liability resulting from such proceedings will not be material to the financial statements.

Financial Instruments with Off-Balance-Sheet Risk

To meet the financing needs of its customers, KeySource is party to financial instruments with off-balance-sheet risk in the normal course of business. These financial instruments include commitments to extend credit and standby letters of credit. These instruments involve, to varying degrees, credit risk in excess of the amount recognized in the balance sheet.

KeySource’s exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments. Management uses the same credit policies in making commitments and conditional obligations as for on-balance-sheet instruments. A summary of commitments are as follows (in thousands):

	December 31,
	2011	2010
Commitments to extend credit	$19,999	$30,374

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. KeySource evaluates each customer’s creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary upon extension of credit, is based on management’s credit evaluation of the party. Collateral held varies, but may include accounts receivable, inventory, property and equipment, residential real estate and income-producing commercial properties.

193

Standby letters of credit are conditional commitments issued to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. Collateral held varies as specified above and is required in instances which management deems necessary.

Concentrations of Credit Risk

Substantially all of KeySource’s loans and commitments to extend credit have been granted to customers in KeySource’s market area and such customers are generally depositors of KeySource. The concentrations of credit by type of loan are set forth in Note 4 of the notes to KeySource’s unaudited consolidated financial statements included elsewhere in this joint proxy statement/prospectus. The distribution of commitments to extend credit approximates the distribution of loans outstanding.

KeySource’s primary focus is toward commercial, consumer and small business transactions, and accordingly, it does not have a significant number of credits to any single borrower or group of related borrowers in excess of $4.0 million.

KeySource from time to time has cash and cash equivalents on deposit with financial institutions which exceed federally-insured limits.

Financial Ratios

The following table summarizes ratios considered to be significant indicators of KeySource’s operating results and financial condition at or for the year ended December 31, 2011 and 2010.

Key Financial Ratios

	2011	2010
Average equity to average assets	9.41%	9.04%
Return on average assets	0.20%	0.45%
Return on average equity	2.13%	4.97%

194

SUPERVISION AND REGULATION

Bank holding companies and state commercial banks are extensively regulated under both federal and state law. The following is a brief summary of certain statutes and rules and regulations that affect or will affect BNC and Bank of North Carolina as well as KeySource and KeySource Commercial Bank. This summary contains what management believes to be the material information related to the supervision and regulation of BNC and Bank of North Carolina and KeySource and KeySource Commercial Bank but is not intended to be an exhaustive description of the statutes or regulations applicable to their respective businesses. Supervision, regulation and examination of BNC and Bank of North Carolina, KeySource and KeySource Commercial Bank by the regulatory agencies are intended primarily for the protection of depositors rather than shareholders of BNC and/or KeySource. BNC cannot predict whether or in what form any proposed statute or regulation will be adopted or the extent to which the business of BNC and Bank of North Carolina and KeySource and KeySource Commercial Bank may be affected by a statute or regulation. The discussion is qualified in its entirety by reference to applicable laws and regulations. Changes in such laws and regulations may have a material effect on our business and prospects.

Federal Bank Holding Company Regulation and Structure

As bank holding companies, both BNC and KeySource are subject to regulation under the BHCA and to the supervision, examination and reporting requirements of the Board of Governors of the Federal Reserve System (the “Federal Reserve”). Both Bank of North Carolina and KeySource Commercial Bank have a North Carolina state charter and are subject to regulation, supervision and examination by the FDIC and the NCOCB.

The BHCA requires every bank holding company to obtain the prior approval of the Federal Reserve before:

•	it may acquire direct or indirect ownership or control of any voting shares of any bank if, after the acquisition, the bank holding company will directly or indirectly own or control more than 5% of the voting shares of the bank;

•	it may acquire direct or indirect ownership or control of any voting shares of any bank if, after the acquisition, the bank holding company will directly or indirectly own or control more than 5% of the voting shares of the bank;

•	it or any of its subsidiaries, other than a bank, may acquire all or substantially all of the assets of any bank; or

•	it may merge or consolidate with any other bank holding company.

The BHCA further provides that the Federal Reserve may not approve any transaction that would result in a monopoly or that would substantially lessen competition in the banking business, unless the public interest in meeting the needs of the communities to be served outweighs the anti-competitive effects. The Federal Reserve is also required to consider the financial and managerial resources and future prospects of the bank holding companies and banks involved and the convenience and needs of the communities to be served. Consideration of financial resources generally focuses on capital adequacy, and consideration of convenience and needs issues focuses, in part, on the performance under the Community Reinvestment Act of 1977, both of which are discussed elsewhere in more detail.

195

Subject to various exceptions, the BHCA and the Change in Bank Control Act, together with related regulations, require Federal Reserve approval prior to any person or company acquiring “control” of a bank holding company. Control is conclusively presumed to exist if an individual or company acquires 25% or more of any class of voting securities of a bank holding company. Control is also presumed to exist, although rebuttable, if a person or company acquires 10% or more, but less than 25%, of any class of voting securities and either:

•	the bank holding company has registered securities under Section 12 of the Exchange Act; or

•	no other person owns a greater percentage of that class of voting securities immediately after the transaction.

BNC’s common stock is registered under Section 12 of the Exchange Act. The regulations provide a procedure for challenging rebuttable presumptions of control.

The BHCA generally prohibits a bank holding company from engaging in activities other than banking; managing or controlling banks or other permissible subsidiaries and acquiring or retaining direct or indirect control of any company engaged in any activities other than activities closely related to banking or managing or controlling banks. In determining whether a particular activity is permissible, the Federal Reserve considers whether performing the activity can be expected to produce benefits to the public that outweigh possible adverse effects, such as undue concentration of resources, decreased or unfair competition, conflicts of interest or unsound banking practices. The Federal Reserve has the power to order a bank holding company or its subsidiaries to terminate any activity or control of any subsidiary when the continuation of the activity or control constitutes a serious risk to the financial safety, soundness or stability of any bank subsidiary of that bank holding company.

Under the BHCA, a bank holding company may file an election with the Federal Reserve to be treated as a financial holding company and engage in an expanded list of financial activities. The election must be accompanied by a certification that all of the company’s insured depository institution subsidiaries are “well capitalized” and “well managed.” Additionally, the Community Reinvestment Act of 1977 rating of each subsidiary bank must be satisfactory or better. If, after becoming a financial holding company and undertaking activities not permissible for a bank holding company, the company fails to continue to meet any of the prerequisites for financial holding company status, the company must enter into an agreement with the Federal Reserve to comply with all applicable capital and management requirements. If the company does not return to compliance within 180 days, the Federal Reserve may order the company to divest its subsidiary banks or the company may discontinue or divest investments in companies engaged in activities permissible only for a bank holding company that has elected to be treated as a financial holding company. Neither BNC nor KeySource has elected to be treated as a financial holding company.

196

BNC is required to act as a source of financial strength for Bank of North Carolina and to commit resources to support Bank of North Carolina. This support may be required at times when BNC might not be inclined to provide it. In addition, any capital loans made by BNC to Bank of North Carolina will be repaid only after its deposits and various other obligations are repaid in full. KeySource is likewise expected to act as a source of financial strength for KeySource Commercial Bank and to commit resources to support KeySource Commercial Bank. This support may be at time when KeySource might not be inclined to provide it. Any capital loans made by KeySource to KeySource Commercial Bank will be repaid only after its deposits and various other transactions are paid in full.

Bank of North Carolina and KeySource Commercial Bank are also subject to numerous state and federal statutes and regulations that affect their respective businesses, activities and operations and are supervised and examined by state and federal bank regulatory agencies. The FDIC and the NCOCB regularly examine the operations of each bank and are given the authority to approve or disapprove mergers, consolidations, the establishment of branches and similar corporate actions. These agencies also have the power to prevent the continuance or development of unsafe or unsound banking practices or other violations of law.

Emergency Economic Stabilization Act of 2008

The Emergency Economic Stabilization Act of 2008 (“EESA”) gave the Treasury authority to take certain actions to restore liquidity and stability to the U.S. banking markets. Based upon its authority in the EESA, a number of programs to implement EESA have been announced. The first program implemented by the Treasury is the CPP. Pursuant to this program, the Treasury, on behalf of the U.S. government, is authorized to purchase preferred stock, along with warrants to purchase common stock, from certain financial institutions, including bank holding companies, savings and loan holding companies and banks or savings associations not controlled by a holding company. The investment will have a dividend rate of 5% per year, until the fifth anniversary of the Treasury’s investment and a dividend of 9% thereafter. During the time the Treasury holds securities issued pursuant to this program, participating financial institutions are required to comply with certain provisions regarding executive compensation and corporate governance. Participation in this program also imposes certain restrictions upon an institution’s dividends to common shareholders and stock repurchase activities. As described further herein, BNC elected to participate in the CPP and received $31.3 million pursuant to the program.

Payment of Dividends and Other Restrictions

BNC and KeySource are legal entities separate and distinct from the banks they own. While there are various legal and regulatory limitations under federal and state law on the extent to which banks can pay dividends or otherwise supply funds to holding companies, the principal source of cash revenues for both BNC and KeySource is dividends from their respective bank subsidiaries. The prior approval of applicable regulatory authorities is required if the total amount of all dividends declared by a bank in any calendar year exceeds 50% of such bank’s net profits for the previous year. The relevant federal and state regulatory agencies also have authority to prohibit a state bank or bank holding company, which would include BNC and Bank of North Carolina and KeySource and KeySource Commercial Bank, from engaging in what, in the opinion of such regulatory body, constitutes an unsafe or unsound practice in conducting its business. The payment of dividends could, depending upon the financial condition of a bank, be deemed to constitute an unsafe or unsound practice in conducting its business.

197

North Carolina commercial banks, such as Bank of North Carolina and KeySource Commercial Bank, are subject to legal limitations on the amounts of dividends they are permitted to pay. Dividends may be paid by Bank of North Carolina or from KeySource Commercial Bank from undivided profits, which are determined by deducting and charging certain items against actual profits, including any contributions to surplus required by North Carolina law. Also, an insured depository institution, such as Bank of North Carolina and KeySource Commercial Bank, is prohibited from making capital distributions, including the payment of dividends, if, after making such distribution, the institution would become “undercapitalized” (as such term is defined in the applicable law and regulations).

The Federal Reserve has issued a policy statement on the payment of cash dividends by bank holding companies, which expresses the Federal Reserve’s view that a bank holding company should pay cash dividends only to the extent that the holding company’s net income for the past year is sufficient to cover both the cash dividends and a rate of earning retention that is consistent with the holding company’s capital needs, asset quality and overall financial condition. The Federal Reserve also indicated that it would be inappropriate for a holding company experiencing serious financial problems to borrow funds to pay dividends. Furthermore, under the prompt corrective action regulations adopted by the Federal Reserve, the Federal Reserve may prohibit a bank holding company from paying any dividends if one or more of the holding company’s bank subsidiaries are classified as undercapitalized.

A bank holding company is required to give the Federal Reserve prior written notice of any purchase or redemption of its outstanding equity securities if the gross consideration for the purchase or redemption, when combined with the net consideration paid for all such purchases or redemptions during the preceding 12 months, is equal to 10% or more of its consolidated net worth. The Federal Reserve may disapprove such a purchase or redemption if it determines that the proposal would constitute an unsafe or unsound practice or would violate any law, regulation, Federal Reserve order or any condition imposed by, or written agreement with, the Federal Reserve.

Furthermore, under rules and regulations of the EESA to which BNC is subject, no dividends may be declared or paid on BNC’s common stock unless the dividends due with respect to the Series A Preferred Stock owned by the Treasury have been paid in full.

KeySource Commercial Bank entered into an MOU with its regulators on December 15, 2010, and the KeySource Board adopted the Federal Reserve Resolutions on March 16, 2011. Under the provisions of the MOU and the Federal Reserve Resolutions, neither KeySource Commercial Bank nor KeySource may declare or pay dividends without the prior approval of their respective banking regulators.

198

Capital Adequacy

BNC and KeySource must comply with the Federal Reserve’s established capital adequacy standards, and both Bank of North Carolina and KeySource Commercial Bank are required to comply with the capital adequacy standards established by the FDIC. The Federal Reserve has promulgated two basic measures of capital adequacy for bank holding companies: a risk-based measure and a leverage measure. A bank holding company must satisfy all applicable capital standards to be considered in compliance.

The risk-based capital standards are designed to make regulatory capital requirements more sensitive to differences in risk profile among banks and bank holding companies, account for off-balance-sheet exposure and minimize disincentives for holding liquid assets.

Assets and off-balance-sheet items are assigned to broad risk categories, each with appropriate weights. The resulting capital ratios represent capital as a percentage of total risk-weighted assets and off-balance-sheet items. The minimum guideline for the ratio of total capital to risk-weighted assets is 8%. At least half of total capital must be comprised of Tier 1 Capital, which is common stock, undivided profits, minority interests in the equity accounts of consolidated subsidiaries and noncumulative perpetual preferred stock, less goodwill and certain other intangible assets. The remainder may consist of Tier 2 Capital, which is subordinated debt, other preferred stock and a limited amount of loan loss reserves.

At December 31, 2011, Bank of North Carolina’s total risk-based capital ratio and its Tier 1 risk-based capital ratio were 11.19% and 9.65%, respectively. Neither BNC nor Bank of North Carolina has been advised by any federal banking agency of any additional specific minimum capital ratio requirement applicable to it.

At December 31, 2011, KeySource Commercial Bank’s total risk-based capital and its Tier 1 risk-based capital ratio were 17.63% and 14.13%, respectively. Under the terms of the MOU, KeySource Commercial Bank is required to maintain a Tier 1 leverage capital ratio of at least 8% and a total risk-based capital ratio of at least 12% while the MOU is in effect.

In addition, the Federal Reserve has established minimum leverage ratio guidelines for bank holding companies. These guidelines provide for a minimum ratio of Tier 1 Capital to average assets, less goodwill and certain other intangible assets, of 3% for bank holding companies that meet specified criteria. All other bank holding companies generally are required to maintain a minimum leverage ratio of 4%. BNC’s ratio at December 31, 2011 was 7.13% compared to 7.26% at December 31, 2010. KeySource’s ratio at December 31, 2011 was 10.57% compared to 9.19% at December 31, 2010. The guidelines also provide that bank holding companies experiencing internal growth or making acquisitions will be expected to maintain strong capital positions substantially above the minimum supervisory levels without significant reliance on intangible assets. Furthermore, the Federal Reserve has indicated that it will consider a “tangible Tier 1 Capital leverage ratio” and other indications of capital strength in evaluating proposals for expansion or new activities. The Federal Reserve has not advised BNC of any additional specific minimum leverage ratio or tangible Tier 1 Capital leverage ratio applicable to it.

199

Failure to meet capital guidelines could subject a bank to a variety of enforcement remedies, including issuance of a capital directive, the termination of deposit insurance by the FDIC, a prohibition on taking brokered deposits and certain other restrictions on its business. As described below, the FDIC can impose substantial additional restrictions upon FDIC-insured depository institutions that fail to meet applicable capital requirements.

The Federal Deposit Insurance Act (or “FDI Act”) requires the federal regulatory agencies to take “prompt corrective action” if a depository institution does not meet minimum capital requirements. The FDI Act establishes five capital tiers: “well capitalized,” “adequately capitalized,” “undercapitalized,” “significantly undercapitalized” and “critically undercapitalized.” A depository institution’s capital tier will depend upon how its capital levels compare to various relevant capital measures and certain other factors, as established by regulation.

The federal bank regulatory agencies have adopted regulations establishing relevant capital measures and relevant capital levels applicable to FDIC-insured banks. The relevant capital measures are the Total Risk-Based Capital ratio, Tier 1 Risk-Based Capital ratio and the leverage ratio. Under the regulations, a FDIC-insured bank will be:

•	“well capitalized” if it has a Total Risk-Based Capital ratio of 10% or greater, a Tier 1 Risk-Based Capital ratio of 6% or greater and a leverage ratio of 5% or greater and is not subject to any order or written directive by the appropriate regulatory authority to meet and maintain a specific capital level for any capital measure;

•	“adequately capitalized” if it has a Total Risk-Based Capital ratio of 8% or greater, a Tier 1 Risk-Based Capital ratio of 4% or greater and a leverage ratio of 4% or greater (3% in certain circumstances) and is not “well capitalized;”

•	“undercapitalized” if it has a Total Risk-Based Capital ratio of less than 8%, a Tier 1 Risk-Based Capital ratio of less than 4% or a leverage ratio of less than 4% (3% in certain circumstances);

•	“significantly undercapitalized” if it has a Total Risk-Based Capital ratio of less than 6%, a Tier 1 Risk-Based Capital ratio of less than 3% or a leverage ratio of less than 3%; and

•	“critically undercapitalized” if its tangible equity is equal to or less than 2% of average quarterly tangible assets.

An institution may be downgraded to, or deemed to be in, a capital category that is lower than is indicated by its capital ratios if it is determined to be in an unsafe or unsound condition or if it receives an unsatisfactory examination rating with respect to certain matters. As of December 31, 2011, both Bank of North Carolina and KeySource Commercial Bank had capital levels that qualify as “well capitalized” under such regulations.

200

The FDI Act generally prohibits an FDIC-insured bank from making a capital distribution (including payment of a dividend) or paying any management fee to its holding company if the bank would thereafter be “undercapitalized.” “Undercapitalized” banks are subject to growth limitations and are required to submit a capital restoration plan. The federal regulators may not accept a capital plan without determining, among other things, that the plan is based on realistic assumptions and is likely to succeed in restoring the bank’s capital. In addition, for a capital restoration plan to be acceptable, the bank’s parent holding company must guarantee that the institution will comply with such capital restoration plan. The aggregate liability of the parent holding company is limited to the lesser of: (i) an amount equal to 5% of the bank’s total assets at the time it became “undercapitalized”; and (ii) the amount which is necessary (or would have been necessary) to bring the institution into compliance with all capital standards applicable with respect to such institution as of the time it fails to comply with the plan. If a bank fails to submit an acceptable plan, it is treated as if it is “significantly undercapitalized.”

“Significantly undercapitalized” insured banks may be subject to a number of requirements and restrictions, including orders to sell sufficient voting stock to become “adequately capitalized,” requirements to reduce total assets and the cessation of receipt of deposits from correspondent banks. “Critically undercapitalized” institutions are subject to the appointment of a receiver or conservator. A bank that is not “well capitalized” is also subject to certain limitations relating to brokered deposits.

The regulatory capital framework under which we operate is expected to change in significant respects as a result of the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), which was enacted in July 2010, and other regulations, including a separate regulatory capital initiative known as “Basel II.” Currently, BNC and Bank of North Carolina are now governed by a set of capital rules that the Federal Reserve and the FDIC have had in place since 1988, with some subsequent amendments and revisions. These rules are popularly known as “Basel I.” Before the current financial crisis began to have a dramatic effect on the banking industry, the U.S. regulators had participated in an effort by the Basel Committee on Banking Supervision to develop Basel II. Basel II provides several options for determining capital requirements for credit and operational risk. In December 2007, the agencies adopted a final rule implementing Basel II’s “advanced approach” for “core banks” – U.S. banking organizations with over $250 billion in banking assets or on-balance-sheet foreign exposures of at least $10 billion. For other banking organizations, the U.S. banking agencies proposed a rule in July 2008 that would have enabled these organizations to adopt the Basel II “standardized approach.” As a result of the financial crisis that has adversely affected global credit markets and increases in credit, liquidity, interest rate and other risks, in September 2009, the Treasury issued principles for stronger capital and liquidity standards for banking firms, which included recommendations for higher capital standards for all banking organizations to be implemented as part of a broader reconsideration of international risk-based capital standards developed by Basel II. In December 2010, Basel III was finalized, with new standards that, when fully phased in, would require bank holding companies and their bank subsidiaries to maintain substantially more capital, with a greater emphasis on common equity. The Basel III requirements also call for a capital conservation buffer, designed to absorb losses during periods of economic stress. Basel III emphasizes quality of capital rather than the appropriate allocation of capital to bank assets based on credit risk, and it does not purport to replace or overrule Basel II.

201

Compliance by BNC and Bank of North Carolina and KeySource and KeySource Commercial Bank with these new capital requirements will likely affect their respective operations. However, the extent of that impact cannot be known until there is greater clarity regarding the specific requirements applicable to them. While the Dodd-Frank Act was enacted in 2010, many of its provisions will require additional implementing rules before becoming effective, and while the Basel III requirements have been endorsed by U.S. banking regulators, they have yet to be translated into official regulation for U.S. financial institutions. It is anticipated that banking regulators will adopt new regulatory capital requirements similar to those proposed by the Basel Committee, with a phase-in for compliance beginning in 2013. It is also widely anticipated that the capital requirements for most bank and financial holding companies and insured depository institutions will increase as a result.

Acquisitions

As an active acquirer, BNC must comply with numerous laws related to our acquisition activity. Under the BHCA, a bank holding company may not directly or indirectly acquire ownership or control of more than 5% of the voting shares or substantially all of the assets of any bank or merge or consolidate with another bank holding company without the prior approval of the Federal Reserve. Current federal law authorizes interstate acquisitions of banks and bank holding companies without geographic limitation. Furthermore, a bank headquartered in one state is authorized to merge with a bank headquartered in another state, as long as neither of the states has opted out of such interstate merger authority prior to such date, and subject to any state requirement that the target bank shall have been in existence and operating for a minimum period of time, not to exceed five years, and to certain deposit market-share limitations. After a bank has established branches in a state through an interstate merger transaction, the bank may establish and acquire additional branches at any location in the state where a bank headquartered in that state could have established or acquired branches under applicable federal or state law.

FDIC Insurance Assessments

The FDIC insures the deposits of Bank of North Carolina and KeySource Commercial Bank up to prescribed limits for each depositor. Effective November 21, 2008 and until December 31, 2010, the FDIC expanded deposit insurance limits for certain accounts under the Temporary Liquidity Guarantee Program (“TLGP”). Provided an institution did not opt out of the TLGP, the FDIC would fully guarantee funds deposited in non-interest bearing transaction accounts, including interest on lawyer trust accounts (or “IOLTA” accounts) and negotiable order of withdrawal accounts (or “NOW” accounts), with rates no higher than 0.50% through June 30, 2010 and no higher than 0.25% after June 30, 2010, if the institution committed to maintain the interest rate at or below that rate. In conjunction with the increased deposit insurance coverage, the amount of FDIC assessments paid by each DIF member institution also increased. The Dodd-Frank Act now provides temporary, unlimited deposit insurance for all non-interest bearing transaction accounts. In January 2011, the FDIC issued final rules implementing this provision of the Dodd-Frank Act by including IOLTAs within the definition of non-interest bearing transaction accounts. Under the FDIC’s final rules, all funds held in IOLTA accounts, together with all other non-interest bearing transaction account deposits, are fully insured, without limit, from December 31, 2010 through December 31, 2012.

202

The assessment paid by each DIF member institution is based on its relative risks of default as measured by regulatory capital ratios and other factors. Specifically, the assessment rate is based on the institution’s capitalization risk category and supervisory subgroup category. An institution’s capitalization risk category is based on the FDIC’s determination of whether the institution is well capitalized, adequately capitalized or less than adequately capitalized. BNC’s insurance assessments during 2011 and 2010 were $2.4 million and $3.0 million, respectively. Because of the growing number of bank failures and costs to the DIF, the FDIC required a special assessment during 2009 totaling $1.1 million and further required that BNC prepay the assessments that would normally have been paid during 2010 – 2012. The remaining prepaid balance at December 31, 2011 was $3.7 million and is included in other assets on BNC’s consolidated balance sheets.

KeySource’s insurance assessments during 2011 and 2010 were $510,000 and $299,000, respectively.

During 2009, KeySource’s special and prepaid assessments to the FDIC amounted to $925,000. The remaining prepaid balance at December 31, 2011 was $114,000 and is included in other assets on KeySource’s balance sheet.

An institution’s supervisory subgroup category is based on the FDIC’s assessment of the financial condition of the institution and the probability that FDIC intervention or other corrective action will be required. The FDIC may terminate insurance of deposits upon a finding that an institution has engaged in unsafe and unsound practices, is in an unsafe or unsound condition to continue operations, or has violated any applicable law, regulation, rule, order or condition imposed by the FDIC.

The Dodd-Frank Act expands the base for FDIC insurance assessments, requiring that assessments be based on the average consolidated total assets less tangible equity capital of a financial institution. On February 7, 2011, the FDIC approved a final rule to implement the foregoing provision of the Dodd-Frank Act. Among other things, the final rule revises the assessment rate schedule to provide assessments ranging from 5 to 35 basis points, with the initial assessment rates subject to adjustments which could increase or decrease the total base assessment rates. The FDIC has three possible adjustments to an institution’s initial base assessment rate: (1) a decrease of up to five basis points (or 50% of the initial base assessment rate) for long-term unsecured debt, including senior unsecured debt (other than debt guaranteed under the Temporary Liquidity Guarantee Program) and subordinated debt; (2) an increase for holding long-term unsecured or subordinated debt issued by other insured depository institutions known as the Depository Institution Debt Adjustment (“DIDA”); and (3) for institutions not well rated and well capitalized, an increase not to exceed 10 basis points for brokered deposits in excess of 10 percent of domestic deposits.

Each of these changes may increase the rate of FDIC insurance assessments to maintain or replenish the FDIC’s DIF. This could, in turn, raise BNC’s future deposit insurance assessment costs. On the other hand, the law changes the deposit insurance assessment base so that it will generally be equal to consolidated assets less tangible equity. This change of the assessment base from an emphasis on deposits to an emphasis on assets is generally considered likely to cause larger banking organizations to pay a disproportionately higher portion of future deposit insurance assessments, which may, correspondingly, lower the level of deposit insurance assessments that smaller community banks such as BNC may otherwise have to pay in the future. While it is likely that the new law will increase BNC’s future deposit insurance assessment costs, the specific amount by which the new law’s combined changes will affect BNC’s deposit insurance assessment costs is hard to predict, particularly because the new law gives the FDIC enhanced discretion to set assessment rate levels.

203

The FDIC also collects a deposit-based assessment from insured financial institutions on behalf of the Financing Corporation (the “FICO”). The funds from these assessments are used to service debt issued by FICO in its capacity as a financial vehicle for the Federal Savings & Loan Insurance Corporation. The FICO assessment rate is set quarterly and in 2011 ranged from 1.02 basis points in the first quarter to 0.68 basis points in the fourth quarter per $100 of assessable deposits. These assessments will continue until the debt matures in 2017 through 2019.

Community Reinvestment Act

The Community Reinvestment Act requires federal bank regulatory agencies to encourage financial institutions to meet the credit needs of low and moderate-income borrowers in their local communities. An institution’s size and business strategy determines the type of examination that it will receive. Large, retail-oriented institutions are examined using a performance-based lending, investment and service test. Small institutions are examined using a streamlined approach. All institutions may opt to be evaluated under a strategic plan formulated with community input and pre-approved by the bank regulatory agency.

The Community Reinvestment Act regulations provide for certain disclosure obligations. Each institution must post a notice advising the public of its right to comment to the institution and its regulator on the institution’s Community Reinvestment Act performance and to review the institution’s Community Reinvestment Act public file. Each lending institution must maintain for public inspection a file that includes a listing of branch locations and services, a summary of lending activity, a map of its communities and any written comments from the public on its performance in meeting community credit needs. The Community Reinvestment Act requires public disclosure of a financial institution’s written Community Reinvestment Act evaluations. This promotes enforcement of Community Reinvestment Act requirements by providing the public with the status of a particular institution’s community reinvestment record.

The Gramm-Leach-Bliley Act made various changes to the Community Reinvestment Act. Among other changes, Community Reinvestment Act agreements with private parties must be disclosed and annual Community Reinvestment Act reports must be made available to a bank’s primary federal regulator. A bank holding company will not be permitted to become a financial holding company and no new activities authorized under the Gramm-Leach-Bliley Act may be commenced by a holding company or by a bank financial subsidiary if any of its bank subsidiaries received less than a satisfactory Community Reinvestment Act rating in its latest Community Reinvestment Act examination. Bank of North Carolina received a “Satisfactory” rating in its last CRA examination which was conducted during June 2011. KeySource Commercial Bank received a “Satisfactory” rating in its last CRA examination which was conducted during June 2009.

204

Consumer Protection Laws

Both Bank of North Carolina and KeySource Commercial Bank are subject to a number of federal and state laws designed to protect borrowers and promote lending to various sectors of the economy and population. These laws include the Equal Credit Opportunity Act, the Fair Credit Reporting Act, the Truth in Lending Act, the Home Mortgage Disclosure Act, the Real Estate Settlement Procedures Act, the Fair Debt Collection Act and state law counterparts.

Federal law currently contains extensive customer privacy protection provisions. Under these provisions, a financial institution must provide to its customers, at the inception of the customer relationship and annually thereafter, the institution’s policies and procedures regarding the handling of customers’ nonpublic personal financial information. These provisions also provide that, except for certain limited exceptions, an institution may not provide such personal information to unaffiliated third parties unless the institution discloses to the customer that such information may be so provided and the customer is given the opportunity to opt out of such disclosure. Federal law makes it a criminal offense, except in limited circumstances, to obtain or attempt to obtain customer information of a financial nature by fraudulent or deceptive means.

Additional Legislative and Regulatory Matters

The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (the “USA PATRIOT Act”) requires each financial institution: (i) to establish an anti-money laundering program; (ii) to establish due diligence policies, procedures and controls with respect to its private banking accounts involving foreign individuals and certain foreign banks; and (iii) to avoid establishing, maintaining, administering or managing correspondent accounts in the United States for, or on behalf of, foreign banks that do not have a physical presence in any country. The USA PATRIOT Act also requires the Secretary of the Treasury to prescribe by regulation minimum standards that financial institutions must follow to verify the identity of customers, both foreign and domestic, when a customer opens an account. In addition, the USA PATRIOT Act contains a provision encouraging cooperation among financial institutions, regulatory authorities and law enforcement authorities with respect to individuals, entities and organizations engaged in, or reasonably suspected of engaging in, terrorist acts or money laundering activities.

The Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley”) mandates for public companies such as BNC, a variety of reforms intended to address corporate and accounting fraud and provides for the establishment of the Public Company Accounting Oversight Board (“PCAOB”), which enforces auditing, quality control and independence standards for firms that audit SEC-reporting companies. Sarbanes-Oxley imposes higher standards for auditor independence and restricts the provision of consulting services by auditing firms to companies they audit and requires that certain audit partners be rotated periodically. It also requires chief executive officers and chief financial officers, or their equivalents, to certify the accuracy of periodic reports filed with the SEC, subject to civil and criminal penalties if they knowingly or willfully violate this certification requirement, and increases the oversight and authority of audit committees of publicly traded companies.

205

Fiscal and Monetary Policy

Banking is a business which depends on interest rate differentials for success. In general, the difference between the interest paid by a bank on its deposits and its other borrowings, and the interest received by a bank on its loans and securities holdings, constitutes the major portion of a bank’s earnings. Thus, our earnings and growth will be subject to the influence of economic conditions generally, both domestic and foreign, and also to the monetary and fiscal policies of the United States and its agencies, particularly the Federal Reserve. The Federal Reserve regulates the supply of money through various means, including open market dealings in United States government securities, the discount rate at which banks may borrow from the Federal Reserve and the reserve requirements on deposits. The nature and timing of any changes in such policies and their effect on BNC and KeySource cannot be predicted.

Current and future legislation and the policies established by federal and state regulatory authorities will affect the future operations of both BNC and KeySource. Banking legislation and regulations may limit BNC and KeySource’s growth and the return to their investors by restricting certain of their activities.

In addition, capital requirements could be changed and have the effect of restricting the activities of BNC or KeySource or requiring additional capital to be maintained. We cannot predict with certainty what changes, if any, will be made to existing federal and state legislation and regulations or the effect that such changes may have on the business of BNC or KeySource.

Federal Home Loan Bank System

BNC has a correspondent relationship with the FHLB of Atlanta, which is one of 12 regional FHLBs that administer the home financing credit function of savings companies. Each FHLB serves as a reserve or central bank for its members within its assigned region. FHLBs are funded primarily from proceeds derived from the sale of consolidated obligations of the FHLB system and make loans to members (i.e., advances) in accordance with policies and procedures, established by the Board of Directors of the FHLB which are subject to the oversight of the Federal Housing Finance Board. All advances from the FHLB are required to be fully secured by sufficient collateral as determined by the FHLB. In addition, all long-term advances are required to provide funds for residential home financing.

FHLB provides certain services to BNC such as processing checks and other items, buying and selling federal funds, handling money transfers and exchanges, shipping coin and currency, providing security and safekeeping of funds or other valuable items and furnishing limited management information and advice. As compensation for these services, BNC maintains certain balances with FHLB in interest-bearing accounts.

Under federal law, the FHLBs are required to provide funds for the resolution of troubled savings companies and to contribute to low and moderately-priced housing programs through direct loans or interest subsidies on advances targeted for community investment and low and moderate-income housing projects.

206

Title 6 of the Gramm-Leach-Bliley Act, entitled the Federal Home Loan Bank System Modernization Act of 1999 (called the “FHLB Modernization Act”), amended the Federal Home Loan Bank Act to allow voluntary membership and modernized the capital structure and governance of the FHLBs. The capital structure established under the FHLB Modernization Act sets forth leverage and risk-based capital requirements based on permanence of capital. It also requires some minimum investment in the stock of the FHLBs of all member entities. Capital includes retained earnings and two forms of stock: Class A stock redeemable within six months upon written notice and Class B stock redeemable within five years upon written notice. The FHLB Modernization Act also reduced the period of time in which a member exiting the FHLB system must stay out of the system.

Real Estate Lending Evaluations

The federal regulators have adopted uniform standards for evaluations of loans secured by real estate or made to finance improvements to real estate. Banks are required to establish and maintain written internal real estate lending policies consistent with safe and sound banking practices and appropriate to the size of the institution and the nature and scope of its operations. The regulations establish loan to value ratio limitations on real estate loans. Bank of North Carolina and KeySource Financial Bank’s respective loan policies establish limits on loan to value ratios that are equal to or less than those established in such regulations.

Commercial Real Estate Concentrations

BNC’s lending operations may be subject to enhanced scrutiny by federal banking regulators based on its concentration of commercial real estate loans. On December 6, 2006, the federal banking regulators issued final guidance to remind financial institutions of the risk posed by commercial real estate (“CRE”) lending concentrations. CRE loans generally include land development, construction loans, and loans secured by multifamily property, and nonfarm, nonresidential real property where the primary source of repayment is derived from rental income associated with the property. The guidance prescribes the following guidelines for its examiners to help identify institutions that are potentially exposed to significant CRE risk and may warrant greater supervisory scrutiny:

•	total reported loans for construction, land development and other land (“C&D”) represent 100% or more of the institution’s total capital; or

•	total CRE loans represent 300% or more of the institution’s total capital, and the outstanding balance of the institution’s CRE loan portfolio has increased by 50% or more.

As of December 31, 2011 and excluding covered assets, BNC’s C&D concentration as a percentage of capital totaled 105% and BNC’s CRE concentration, net of owner-occupied loans, as a percentage of capital totaled 348%. Including loans subject to loss-share agreements with the FDIC, BNC’s C&D concentration as a percentage of capital totaled 134% and its CRE concentration, net of owner-occupied loans, as a percentage of capital totaled 419%. As of December 31, 2011, KeySource’s C&D concentration as a percentage of KeySource Commercial Bank’s capital totaled 71.6% and KeySource’s CRE concentration, net of owner-occupied loans, as a percentage of KeySource Commercial Bank’s capital totaled 255.2%.

207

TARP Regulations

Under the EESA, Congress has the ability to impose additional terms and conditions on TARP participants. As a participant in the CPP under TARP, BNC is subject to any such retroactive legislation. On February 10, 2009, the Treasury announced the Financial Stability Plan under the EESA (the “Financial Stability Plan”), which is intended to further stabilize financial institutions and stimulate lending across a broad range of economic sectors. On February 18, 2009, President Obama signed the American Recovery and Reinvestment Act (“ARRA”), a broad economic stimulus package that includes additional restrictions on, and potential additional regulation of, financial institutions.

On June 10, 2009, under the authority granted to it under ARRA and EESA, the Treasury issued an interim final rule under Section 111 of EESA, as amended by ARRA, regarding compensation and corporate governance restrictions that would be imposed on TARP participants, effective June 15, 2009. As a TARP participant with currently outstanding obligations under TARP, BNC is subject to the compensation and corporate governance restrictions and requirements set forth in the interim final rule, which, among other things: (i) prohibit BNC from paying or accruing bonuses, retention awards or incentive compensation, except for certain long-term stock awards, to its senior executives; (ii) prohibit BNC from making severance payments to any of its senior executive officers or next five most highly compensated employees; (iii) require BNC to conduct semi-annual risk assessments to assure that its compensation arrangements do not encourage “unnecessary and excessive risks” or the manipulation of earnings to increase compensation; (iv) require BNC to recoup or “claw back” any bonus, retention award or incentive compensation paid by BNC to a senior executive officer or any of its next 20 most highly compensated employees, if the payment was based on financial statements or other performance criteria that are later found to be materially inaccurate; (v) prohibit BNC from providing tax gross-ups to any of its senior executive officers or next 20 most highly compensated employees; (vi) require BNC to provide enhanced disclosure of perquisites, and the use and role of compensation consultants; (vii) requires BNC to adopt a corporate policy on luxury and excessive expenditures; (viii) require BNC’s chief executive officer and chief financial officer to provide period certifications about its compensation practices and compliance with the interim final rule; (ix) require BNC to provide enhanced disclosure of the relationship between its compensation plans and the risk posed by those plans; and (x) require BNC to provide an annual nonbinding shareholder vote, or “say-on-pay” proposal, to approve the compensation of its executives, consistent with regulations promulgated by the SEC. On January 12, 2010, the SEC adopted final regulations setting forth the parameters for such say-on-pay proposals for public company TARP participants.

Additional regulations applicable to TARP recipients adopted as part of EESA, the Financial Stability Plan, ARRA or other legislation may subject us to additional regulatory requirements.

KeySource was not a TARP participant.

208

Limitations on Incentive Compensation

In October 2009, the Federal Reserve issued proposed guidance designed to help ensure that incentive compensation policies at banking organizations do not encourage excessive risk-taking or undermine the safety and soundness of the organization. In connection with the proposed guidance, the Federal Reserve announced that it would review BNC’s incentive compensation arrangements as part of the regular, risk-focused supervisory process.

In June 2010, the Federal Reserve issued the incentive compensation guidance in final form and was joined in the by the FDIC, and the Office of the Comptroller of the Currency. The final guidance, which covers all employees that have the ability to materially affect the risk profile of an organization, either individually or as part of a group, is based upon the key principles that a banking organization’s incentive compensation arrangements should (i) provide employees incentives that appropriately balance risk and reward and, thus, do not encourage risk-taking beyond the organization’s ability to effectively identify and manage risks, (ii) be compatible with effective internal controls and risk management, and (iii) be supported by strong corporate governance, including active and effective oversight by the organization’s board of directors. Any deficiencies in compensation practices that are identified may be incorporated into the organization’s supervisory ratings, which can affect its ability to make acquisitions or perform other actions. The guidance provides that enforcement actions may be taken against a banking organization if its incentive compensation arrangements or related risk-management control or governance processes pose a risk to the organization’s safety and soundness and the organization is not taking prompt and effective measures to correct the deficiencies.

Due to BNC’s participation in the CPP, it is also subject to additional executive compensation limitations, as discussed above.

Economic Environment

The policies of regulatory authorities, including the monetary policy of the Federal Reserve, have a significant effect on the operating results of bank holding companies and their subsidiaries. Among the means available to the Federal Reserve to affect the money supply are open market operations in U.S. government securities, changes in the discount rate on member bank borrowings and changes in reserve requirements against member bank deposits. These means are used in varying combinations to influence overall growth and distribution of bank loans, investments and deposits, and their use may affect interest rates charged on loans or paid on deposits.

The Federal Reserve’s monetary policies have materially affected the operating results of commercial banks in the past and are expected to continue to do so in the future. The nature of future monetary policies and the effect of these policies on the business and earnings of Bank of North Carolina and KeySource Commercial Bank cannot be predicted.

209

Evolving Legislation and Regulatory Action

In 2009, many emergency government programs enacted in 2008 in response to the financial crisis and the recession slowed or wound down, and global regulatory and legislative focus has generally moved to a second phase of broader regulatory reform and a restructuring of the entire financial regulatory system. The Dodd-Frank Act was signed into law in 2010 and implements many new changes in the way financial and banking operations are regulated in the United States, including through the creation of a new resolution authority, mandating higher capital and liquidity requirements, requiring banks to pay increased fees to regulatory agencies and numerous other provisions intended to strengthen the financial services sector. The Dodd-Frank Act provides for the creation of the Financial Stability Oversight Council (“FSOC”), which is charged with overseeing and coordinating the efforts of the primary U.S. financial regulatory agencies (including the Federal Reserve, the FDIC and the SEC) in establishing regulations to address systemic financial stability concerns. The Dodd-Frank Act also provides for the creation of the Consumer Financial Protection Bureau (the “CFPB”), a new consumer financial services regulator. The CFPB is authorized to prevent unfair, deceptive and abusive practices and ensure that consumers have access to markets for consumer financial products and services and that such markets are fair, transparent and competitive.

New laws or regulations or changes to existing laws and regulations, including changes in interpretation or enforcement, could materially adversely affect our financial condition or results of operations. Many aspects of the Dodd-Frank Act are subject to further rulemaking and will take effect over several years. As a result, the overall financial impact on BNC and Bank of North Carolina and KeySource and KeySource Commercial Bank cannot be anticipated at this time.

210

MANAGEMENT FOLLOWING THE MERGER

The following persons are the current directors and executive officers of BNC and are expected to also serve as directors and executive officers of BNC following the Merger. In addition, effective upon completion of the merger, BNC currently expects to appoint to the BNC board of directors John S. Ramsey, Jr., who currently serves as chairman of KeySource and KeySource Commercial Bank’s board of directors.

Name	Age	Position(s)
W. Swope Montgomery, Jr.	63	President, Chief Executive Officer and Chairman
Richard D. Callicutt II	52	Executive Vice President, Chief Operating Officer and Director
David B. Spencer	49	Executive Vice President and Chief Financial Officer
Larry L. Callahan	64	Director
Joseph M. Coltrane, Jr.	65	Director
Richard F. Wood	67	Director
G. Kennedy Thompson	61	Director
Charles T. Hagan III	63	Director
Robert A. Team, Jr.	56	Director
Lenin J. Peters, M.D.	60	Director
Thomas R. Smith	63	Director
D. Vann Williford	64	Director
Thomas R. Sloan	67	Director
John S. Ramsey, Jr.	63	Proposed Director

W. Swope Montgomery, Jr. serves as President and Chief Executive Officer of BNC and President and Chief Executive Officer of Bank of North Carolina. He has served as a director of Bank of North Carolina since 1991 and of BNC since 2002. Mr. Montgomery has a total of 40 years of banking experience. Mr. Montgomery earned a B.A. degree from the University of North Carolina at Chapel Hill. Mr. Montgomery has attended numerous seminars and Director College with the North Carolina Banking Association (“NCBA”).

Richard D. Callicutt II serves as Chief Operating Officer and Executive Vice President of BNC and President and Chief Operating Officer of Bank of North Carolina. He has served as a director of Bank of North Carolina since 2003 and of BNC since 2003. Mr. Callicutt has a total of 30 years of banking experience. Mr. Callicutt earned a B.S. degree from High Point University. He has attended numerous seminars and Director College with the NCBA.

David B. Spencer serves as Executive Vice President and Chief Financial Officer of BNC and Bank of North Carolina. He has been employed by Bank of North Carolina since 1997 and BNC since its organization in 2002. Mr. Spencer has a total of 25 years of banking experience.

Larry L. Callahan is the President and Owner of Callahan, Inc. and is also the owner of Triad Land Surveying. He has served as a director of Bank of North Carolina since 2002 and of BNC since 2002. Mr. Callahan has a total of 19 years of banking experience. Mr. Callahan attended one year at a community college. Mr. Callahan has attended Director Assemblies and Director College with the NCBA.

211

Joseph M. Coltrane, Jr. is an attorney with Coltrane, Grubbs & James PLLC. He has served as a director of Bank of North Carolina since 2002 and of BNC since 2002. Mr. Coltrane has a total of 13 years of banking experience. Mr. Coltrane earned a B.A. in Journalism and a J.D. from the University of North Carolina at Chapel Hill. Mr. Coltrane has completed 360 hours of legal and continuing education sponsored by the North Carolina Banking Institute, as well as attended Director Assemblies and Director College with the NCBA.

Richard F. Wood is employed by Wells Fargo Advisors as a Financial Advisor/Investment Officer. He is also the Secretary of BNC. Mr. Wood has served as a director of Bank of North Carolina since 1991 and of BNC since 2002. Mr. Wood has a total of 20 years of banking experience. Mr. Wood attended East Carolina University. Mr. Wood has attended Director Assemblies and Director College with the NCBA.

G. Kennedy Thompson is an Executive Advisor at Aquiline Capital Partners, LLC, a New York based financial services private equity firm. He joined the firm in March 2009. Mr. Thompson was President and Chief Executive Officer of Wachovia Corporation from 2000 to 2008. He worked at Wachovia and First Union for 32 years. Mr. Thompson served in numerous industry leadership positions including Chairman of The Clearing House, Chairman of The Financial Services Roundtable, Chairman of the Financial Services Forum and President of the International Monetary Conference. He served on the Federal Advisory Council of the Federal Reserve Board for three years and was President in 2007. He currently serves on the boards of Hewlett-Packard, the PGA Tour, and the Carolinas Healthcare System. He is a Trustee of The Morehead-Cain Foundation. Mr. Thompson received a B.A. from the University of North Carolina-Chapel Hill and an M.B.A. from Wake Forest University.

Charles T. Hagan III is an attorney and has been a member of Hagan Davis Mangum Barrett Langley & Hale PLLC since May 2007. Prior to May 2007, he was an attorney and member at Nexsen Pruet, LLC. He has served as a director of Bank of North Carolina since 2006 and of BNC since 2006. Mr. Hagan has a total of ten years of banking experience. Mr. Hagan earned a B.A. degree from the University of North Carolina at Chapel Hill and a J.D. from Wake Forest University. Mr. Hagan has attended Director Assemblies and Director College with the NCBA and numerous NCBA seminars.

Robert A. Team, Jr. is the President of Carolina Investment Properties, Inc. He has served as a director of Bank of North Carolina since 2000 and of BNC since 2002. Mr. Team has a total of 13 years of banking experience. Mr. Team earned a B.S. degree from Wake Forest University. Mr. Team has attended numerous seminars and Director College with the NCBA.

Lenin J. Peters, M.D. is the President of Bethany Medical Center. He has served as a director of Bank of North Carolina since 1991 and of BNC since 2002. Dr. Peters has a total of 19 years of banking experience. Dr. Peters earned his medical degree from University of Pittsburgh, Pennsylvania. Dr. Peters has attended several financial and corporate governance courses from Wharton School of Business.

212

Thomas R. Smith is the President of Smith, Parlsey & McWhorter, a CPA firm. He has served as a director of Bank of North Carolina since 1997 and of BNC since 2002. Mr. Smith has a total of 22 years of banking experience. Mr. Smith earned a B.S. degree from Barton College. Mr. Smith has attended several Director Assemblies and Director College with the NCBA and numerous NCBA seminars.

D. Vann Williford is the President of Vesco Material Handling Equipment, Inc. (d/b/a Atlantic Coast Toyotalift). He has served as a director of Bank of North Carolina since 1991 and of BNC since 2002. Mr. Williford has a total of 19 years of banking experience. Mr. Williford earned a B.S. degree from North Carolina State University. Mr. Williford has attended Director Assemblies and Director College with the NCBA.

Thomas R. Sloan is retired. Mr. Sloan was previously employed as an internal consultant with Essilor Laboratories of America, an optical equipment and supply company, until 2003. Prior to 2003, he was the Chairman of Essilor Laboratories of America. Mr. Sloan has served as a director of Bank of North Carolina since 2006 and of BNC since 2006. He has a total of 17 years banking experience. Mr. Sloan earned a B.S and M.S. in Optics from the University of Rochester and an M.B.A. from Northeastern University. Mr. Sloan has attended NCBA Director College. Mr. Sloan has served on the board of the following companies: Precision Fabrics Group, Inc.; Piedmont Pharmaceuticals, Inc.; Aq Data, Inc.; Mediwave Star Technology, Inc.; and Bioptigen, Inc., none of which are public companies.

John S. Ramsey, Jr. is retired. Mr. Ramsey was previously an independent sales agent and consultant for Synapse Technology and CMG Partners in Durham, North Carolina, from 2005 to 2008. Mr. Ramsey served as the Executive Vice President-Strategic Initiatives for CCB/National Commerce in Durham, North Carolina from 1995 to 2004. Mr. Ramsey has over 35 years of banking experience. Mr. Ramsey earned a B.S. in Business Administration from the University of South Carolina. Mr. Ramsey has attended Directors’ College with the NCBA.

213

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The Company’s compensation structure is designed to ensure direct supervision and accountability with respect to performance evaluations at each level of the organization. For this reason, the Compensation Committee is directly responsible for determining the total compensation level and individual components of the CEO’s compensation package. The CEO, in turn, is directly responsible for recommending for approval by the Compensation Committee the compensation packages for the executives that report directly to the CEO. This system continues in sequence throughout the Company’s chain-of-command, by the employee’s direct supervisor, subject to approval by the next higher level of management, and an overall review by the Company’s human resources department.

The Compensation Committee is advised from time to time by outside compensation consultants on its compensation policies and programs. The Compensation Committee did not engage a compensation consultant in 2011. In 2010, the Compensation Committee engaged Pearl Meyer & Partners to assist the Compensation Committee in conducting an updated total compensation market analysis for BNC’s executive officers using information from a peer group of community banks with similar characteristics, such as growth in franchise value and profitable financial performance, and against whom we would be competing for executive talent. The Compensation Committee used publicly available peer group information in its overall review of performance based and equity based incentive plans for the CEO and other executive officers.

Objectives of Our Compensation Program

The objectives of our compensation programs are to:

•	Support the attainment of our vision, business strategy and operating imperatives.
•	Align management and shareholder interests.
•	Reinforce our business values.

•	Guide the design and implementation of effective executive compensation and benefit plans.

We believe that we can best achieve the overall objective of our compensation program by directly linking total compensation paid to the directors and employees, including the named executive officers, to the Company’s financial performance. In order to accomplish this overall objective, our compensation program is designed to: (i) attract the qualified executives necessary to meet our needs as defined by the Company’s strategic plans, and (ii) retain and motivate executives whose performance supports the achievement of our long-term plans and short-term goals. The Compensation Committee believes that, given today’s competitive marketplace, along with our long track record of consistent financial results that have exceeded peers, retaining each of the members of our existing management team and attracting other high-level management talent are critical to our long-term success and fulfilling our fiduciary responsibilities to our shareholders. Our core belief is that individuals who have incentive will work hard to the benefit of the Company’s shareholders.

214

Compensation Decision Process

To assist in making its compensation decisions, the Committee reviewed the compensation information of a group of peer financial institutions with similar growth patterns in franchise value and profitable financial performance. The Committee considered publicly available market data regarding compensation practices for CEO’s, including salary and non-cash and cash incentive awards, of the peer financial institutions to ensure that our Chief Executive Officer and other executive officers’ compensation is competitive in the marketplace. The Company competes for executive talent with national and regional banks of similar scope of operations. The Compensation Committee also considers the results of the non-binding say-on-pay proposal included in the 2011 proxy statement. As a result of its deliberations, the Committee determined that salary, target annual cash incentive awards and long-term incentive awards for our named executive officers should be comparable to those provided by a peer group of community banks that have historical track records of growth in franchise value and profitable financial performance in the areas of earnings, assets and credit metrics similar to our Company.

The peer groups used for compensation practices and comparisons included:

Union First Market Bankshares Corporation	TowneBank
SCBT Financial Corporation	First Financial Bankshares, Inc.
First Bancorp	Community Trust Bancorp, Inc.
Tompkins Financial Corporation	Republic Bancorp, Inc.
Home BancShares, Inc.	Southside Bancshares, Inc.
Virginia Commerce Bancorp, Inc.	City Holding Company
Lakeland Financial Corporation	Century Bancorp, Inc.
First Community Bancshares, Inc.	Cardinal Financial Corporation
Fidelity Southern Corporation	S.Y. Bancorp, Inc.
Arrow Financial Corporation	QCR Holdings, Inc.
Porter Bancorp, Inc.	Suffolk Bancorp
First of Long Island Corporation

The Role of Shareholder Say-on-Pay Votes

At our 2011 Annual Meeting of Shareholders held on May 17, 2011, 96.1% of the votes cast on the advisory vote on executive compensation (the say-on-pay proposal) were cast in favor of the proposal. The Compensation Committee believes this favorable vote affirms our shareholders’ support of its approach to executive compensation.

Shareholders are provided with the opportunity to case an annual say-on-pay vote. The Compensation Committee will continue to consider the outcome of the say-on-pay votes when making future compensation decisions for the named executive officers.

Elements of Compensation

Our compensation program consists of the following elements: (i) base salary, (ii) bonuses, (iii) long-term equity incentive awards, (iv) supplemental retirement plans, (v) deferred compensation and (vi) other executive benefits.

215

Base Salary. The salaries of our named executive officers are designed to:

•	provide base pay benchmarked to the individual’s level of responsibility, talent and experience;
•	provide financial predictability;
•	provide a salary that is market competitive; and

•	promote retention of executives.

Salaries are reviewed annually, and adjustments, if any, are made based on the review of competitive salaries in our peer group, as well as an evaluation of the individual officer’s responsibilities, job scope, and individual performance. For example, the Committee assesses each officer’s success in achieving forecasted earnings and return ratios, business conduct and integrity, and leadership and team building skills.

The Committee reviewed salaries of chief executive officers in 2011 peer group described above. Based on this review, and the contribution of each executive officer relative to the success of our Company, the Committee determined that our named executive officers’ salaries were in-line with comparable financial institutions and the overall contribution each provides to the success of our Company. The 2011 base salaries for each of our named executive officers are reflected in the Summary Compensation table on page [__] of this joint proxy statement/prospectus.

Base salaries are managed within a range around the median. All salary increases reflect the Committee’s desire to maintain competitive compensation relative to the peer group.

Bonuses-Annual Cash Incentive Awards. In the past we utilized an incentive program, Compensation for Stakeholders, that establishes an overall incentive pool to be distributed to employees bank-wide, including executive officers. The purpose of the program was to promote achievement of the Company’s annual performance goals. As part of this program, ten key variables that drive profitability were tracked relative to the prior year, and as levels were obtained in each of the key variables above a minimum acceptable growth rate, a percentage of the incremental pretax enhancement was allocated to each of the bank-wide and management incentive pools. If the Company failed to achieve net income growth of greater than a benchmark percentage established annually by the compensation committee compared to the prior year’s and the Bank’s ratings on regulatory examinations were not satisfactory in all categories, no incentive award would be made. If after the minimum performance goals were met, a portion of every dollar over the minimum was added to the pool to be divided among employees and named executive officers. This program awarded improvements in areas such as average loans, average core deposits, net interest income, net interest margin, efficiency ratio, non-interest income, while deducting for unacceptable levels of credit quality, including charge-offs, nonperforming assets, and loans past due. This program was in place at the Bank and the Company for over ten years, and allowed our organization to create a culture where our employees’ interests and actions were closely aligned with our shareholders’ interests on a daily basis. The program provided directors a report that was evaluated by the Compensation Committee. This report quantified the correlations between incentive pool totals with expected increases in net income and return on tangible equity levels.

216

The Chief Executive Officer provided a recommendation to the Compensation Committee on the allocation and distribution of the management incentive pool to specific officers. The Compensation Committee deliberated independent of management, and determined the final allocation of the pool based on overall performance levels and compensation objectives.

In 2011, the Compensation for Stakeholders plan resulted in no bonus pool. The BNC Board voted to abolish the plan in early 2012 and the Compensation Committee is working on a replacement plan that will meet the objectives of an incentive compensation program for all employees. The BNC Board believes that the purpose of a short-term incentive bonus plan is to:

•	optimize annual operating results;
•	more directly align management and shareholder interests;
•	provide, along with base salary, market competitive cash compensation when targeted performance goals are met;
•	provide appropriate incentives to exceed targeted results, while ensuring that those incentives do not encourage unnecessary risk that threaten the value of the Bank and the Company;
•	pay meaningful incremental cash awards when results exceed target; and

•	encourage internal alignment and teamwork.

The Compensation Committee and the BNC Board believe that consistency in any bonus plan is a key objective, which dictates maintaining exceptional credit quality, growth in earning assets, efficient deployment of non-interest expenses, and a strong correlation between expansion and profitability.

Long-Term Equity Incentive Awards. The Company maintains the Omnibus Stock Ownership and Long Term Incentive Plan (“Omnibus Plan”), under which it is permitted to grant incentive stock options, restricted stock grants, stock appreciation rights and performance units. The purpose of the Omnibus Plan is to:

•	balance the short-term orientation of other compensation elements;
•	more directly align management and shareholder interests;
•	focus executives on the achievement of long-term results;
•	support the growth and profitability of the Company and the Bank;
•	allow key executives to accumulate key assets; and

•	retain executive talent.

We believe that the Omnibus Plan promotes the interests of the Company by attracting and retaining employees of outstanding ability and providing executives of the Company and the Bank greater incentive to make material contributions to the success of the Company by providing them with stock-based compensation which will increase in value based upon the market performance of the common stock and/or the corporate achievement of financial and other performance objectives. The Compensation Committee intends to associate the vesting of awards to the achievement of selected financial performance goals.

Under the terms of the Omnibus Plan, option exercise prices are always based upon the closing trading price of the Company’s common stock on the date of grant by the BNC Board.

217

On August 22, 2011, Messrs. Montgomery, Callicutt and Spencer each received 11,000 shares of restricted stock with a price per share of $6.64 on the grant date. The restricted stock vests over a two year period and will be fully vested on August 22, 2013. The awards are not subject to performance criteria, but the executive must remain employed by the Company for the entire two-year vesting period to receive the restricted stock awards. However, no restricted stock awards will become transferrable or payable, except for the payment of taxes, which may become due and payable, unless allowed under the TARP and CPP rules and regulations.

Other Executive Benefits - Perquisites. The Company provides the following to our named executive officers:

•	country club memberships and dues;
•	personal use of Company-provided auto or auto allowance;
•	expenses for spouses to attend conferences; and

•	personal use of Company-provided cell phones.

For 2011, we determined the level of perquisites and benefits to offer based on the Compensation Committee’s review of other financial institutions in our market area. We believe these perquisites serve a dual purpose. They are competitive with companies in our peer group, and they also facilitate the officer’s ability to work outside our corporate headquarters by assisting with travel and providing an external location to conduct business. See the Summary Compensation Table on page __ for perquisites received by each named executive officer.

Other Executive Benefits - Retirement Benefits. We maintain supplemental executive retirement agreements (SERPs) in the form of salary continuation and split dollar agreements, for the benefit of the Company’s named executive officers. Our goal is to provide competitive retirement benefits given the restrictions on executives within tax-qualified plans. The Committee has worked in past years with Clark Consulting and Grady and Associates in analyzing the possible benefits of using SERPs to address the issues of internal and external equity in terms of retirement benefits offered to all employees at the Company as a percentage of final average pay and executives in our peer group. The Committee believes that supplemental retirement benefits for all named executive officers are at levels deemed competitive with peers and within annual cost parameters established by the Committee. For more information on the SERPs, see page [___] of this joint proxy statement/prospectus. Under the terms of the TARP and the CPP (both terms are defined below), no SERP benefits, except for those that are fully vested, can be accelerated or paid upon termination to the named executive officers so long as the Treasury holds equity in the Company.

Other Executive Benefits - Severance Benefits. We have employment agreements with our named executive officers which provide, among other things, for severance benefits upon certain types of employment terminations. We believe employment agreements serve a number of functions, including (i) to enable us to retain our talented executive team; (ii) to mitigate any uncertainty about future employment and continuity of management in the event of a change in control; and (iii) to protect the Company’s and our customers interests through appropriate post-employment restrictions, including non-compete and non-solicitation covenants. Additional information regarding the employment agreements may be found beginning on page [___] of this joint proxy statement/prospectus. Under the terms of the TARP and the CPP (both terms are defined directly below), no severance benefits are payable upon termination to the named executive officers so long as the United States Treasury holds equity in the Company.

218

Other Executive Benefits - Employee Benefit Plans. Our executive officers are eligible to participate in the employee benefit plans available to all of our employees, including medical, dental, life and disability insurance plans, as well as to participate in our 401(k) plan.

Implications of Participation in the Troubled Asset Relief Program/Capital Purchase Program on Executive Compensation Arrangements

Under the provisions of the EESA enacted in 2008 to stabilize the US financial system, the Treasury developed the Troubled Asset Relief Program (“TARP”) which includes the CPP. On December 5, 2008, the Treasury, under the CPP, invested $31.26 million in the Company’s preferred stock and a warrant for 543,337 shares of common stock. As a participant in the CPP, we have adopted certain requirements for executive compensation and corporate governance in accordance with the Treasury’s interim final rule implementing the compensation and corporate governance requirements under EESA, as amended by the American Recovery and Reinvestment Act of 2010 (“ARRA”), as well as additional guidance issued by the Treasury from time to time following the issuance of the interim final rule. These rules were subject to a public comment period which has expired, but no final rule has been adopted. The BNC Board directed management to take all steps necessary to ensure that the Company complies with ESSA, and the rules and regulations of the Treasury and the SEC, including by complying with the following limitations:

•         No unnecessary and excessive risk or plans that encourage earnings manipulation. The Compensation Committee is required to review no less than every six months our senior executive officers’ (SEO) compensation programs with the Company’s senior risk officers and certify that the Company has made reasonable efforts to ensure that its compensation arrangements do not encourage unnecessary risks that threaten BNC’s value. Further, the Compensation Committee must examine the Company’s compensation programs to ensure that the Company’s plans do not encourage manipulation of BNC’s reported earnings in or to enhance the compensation of any of its employees.

•         Prohibition on bonuses, retention awards and other incentive compensation. We are prohibited from paying or accruing any bonus retention award or incentive compensation to any senior executive officer or any of the five next most highly compensated employees subject to certain exceptions. We are permitted to award restricted stock that has a value not exceeding one-third of the employee’s total annual compensation, so long as the stock is not paid out during the period the Company is participating in the CPP.

•         Clawback. We must recover bonuses, retention awards and incentive compensation paid to senior executive officers and the next 20 most highly compensated employees if they were based on materially inaccurate financial statements or any other materially inaccurate performance metric criteria whether or not the employee was at fault, any misconduct occurred or the financial statements were restated.

219

•         Prohibition on severance. We are prohibited from making severance payments to the senior executive officers and the next five most highly compensated employees other than payments for services performed or benefits accrued.

•         Luxury expenditure policy. We have adopted a companywide policy regarding excessive or luxury expenditures. The Nominating and Corporate Governance Committee, as part of its corporate governance responsibilities, oversees maintaining the Company’s luxury expenditure policy.

Under the CPP rules, SEOs include the Chief Executive Officer, Chief Financial Officer and the next three most highly compensated employees. In 2008 at the time of entering into the CPP, each of the Company’s named executive officers signed an agreement with the Company agreeing to modify their compensation arrangements to the extent applicable to comply with these requirements. The CPP requirements remain in effect during the period that the Treasury holds equity or debt securities of the Company.

The current compensation program has been and will continue to be limited as necessary to comply with the CPP restrictions including the elimination of cash bonuses and accruals, limiting the value of equity compensation awards, and the elimination of parachute payments as well as the other restrictions described above.

Further, the Compensation Committee must annually provide a narrative description of how the SEO compensation plans do not encourage the SEOs to take unnecessary and excessive risks that threaten the value of the Company (including how the SEO plans do not encourage behavior focused on short-term results rather than long-term value creation), the risks posed by the employee compensation plans and how these risks were limited (including how the employee compensation plans do not encourage behavior focused on short-term results rather that long-term value creation), and how the Company has ensured that the employee compensation plans do not encourage the manipulation of the Company’s reported earnings to enhance the compensation of any employee. Within this framework, a variety of topics were discussed including:

•	The parameters of acceptable and excessive risk taking in light of a number of considerations, including the understanding that some risk taking is an inherent part of the operations of a financial institution;
•	The other controls that the Company and the Bank have established (other than reviews of the Company’s compensation practices) that limit undesirable risk taking; and

•	The general business goals and concerns of the Company, ranging from growth and profitability to the need to attract, retain and incentivize top tier talent.

As a result of this review and discussion, the Compensation Committee determined that the design and goals of the existing SEO and employee incentive compensation arrangements do not:

•	create an incentive for the SEOs or other employees to engage in unnecessary and excessive risk taking;

220

•	encourage behavior that is focused on short-term results rather than long-term value creation; or

•	encourage manipulation of the Company’s reported earnings to enhance the compensation of any employee.

The Committee believes that the discretionary nature of its decision-making process in determining the amount of any incentive compensation awards based upon its after-the-fact assessment of a variety of financial and other performance factors serves to mitigate the potential for excessive risk taking.

Tax and Accounting Consideration

The Compensation Committee and Management have considered the accounting and tax impact of various program designs to balance the potential cost to the Company with the benefit/value to the executive officer. The accounting and tax treatment of compensation generally has not been a material factor in determining the amount of compensation for the Company’s named executive officers.

The Company accounts for equity based compensation following the provisions of Accounting Standards Codification Topic 718, Compensation – Stock Compensation for Share-based Compensation.

2011 SUMMARY COMPENSATION TABLE

The executive officers of the Company are not paid any cash compensation by the Company. However, the executive officers of the Company also are executive officers of the Bank and receive compensation from the Bank.

The following table sets forth the cash and other compensation that the Bank paid or accrued to our Chief Executive Officer and our Chief Financial Officer and our only other executive officer at the Company level during the years ended December 31, 2009, December 31, 2010 and December 31, 2011.

221

Name and Principal Position	Year	Salary	Bonus	Stock(4) Awards	Option Awards	Non-Equity Incentive Plan Compensation	Change in Pension Value And Nonqualified Deferred Compensation Earnings(5)	All Other Compensation		Total
W. Swope Montgomery, Jr.	2011	$439,639	—	$73,040	—	—	$264,379	$31,692	(1)	$808,750
President and Chief	2010	409,008	—		—	—	234,061	29,876	(1)	672,937
Executive Officer of the Company and Chief Executive Officer of the Bank	2009	345,200	—	72,710	—	—	163,641	35,459	(1)	617,000
Richard D. Callicutt II	2011	$388,407	—	$73,040	—	—	$77,087	$25,685	(2)	$564,219
Executive Vice President	2010	350,000	—		—	—	69,821	17,472	(2)	437,293
and Chief Operating Officer of the Company and President and Chief Operating Officer of the Bank	2009	268,650	—	66,100	—	—	48,366	17,811	(2)	400,927
David B. Spencer	2011	$347,152	—	$73,040	—	—	$45,415	$24,400	(3)	$490,007
Executive Vice President,	2010	311,248	—		—	—	41,034	24,351	(3)	376,633
and Chief Financial Officer of the Company and the Bank	2009	251,200	—	106,170	—	—	29,996	26,152	(3)	413,523

(1)	For Mr. Montgomery in 2011, this amount consisted of $600 paid for spouse to attend conferences, $1,100 for cell phone, $9,600 for automobile, $5,160 for country club dues, $11,000 contributed by the Bank for the 401(k) plan and $4,232 imputed income from Bank-owned split dollar insurance policy; and in 2010 this amount consisted of $600 paid for spouse to attend conferences, $1,100 for cell phone, $9,600 for automobile, $5,160 for country club dues, $9,433 contributed by the Bank for the 401(k) plan and $3,983 imputed income from Bank-owned split dollar insurance policy; and in 2009, this amount consisted of $800 paid for spouse to attend conferences, $1,100 for cell phone, $9,600 for automobile, $6,037 for country club dues, $14,236 contributed by the Bank for the 401(k) plan and $3,686 imputed income from Bank-owned split dollar insurance policy.

(2)	For Mr. Callicutt in 2011, this amount consisted of $1,100 for cell phone, $9,600 for automobile, $5,160 for country club dues, $8,138 contributed by the Bank for the 401(k) plan, and $1,687 imputed income from Bank-owned split dollar insurance policy; and in 2010, this amount consisted of $1,100 for cell phone, $9,600 for automobile, $5,160 for country club dues, and $1,612 imputed income from Bank-owned split dollar insurance policy; and in 2009, $1,100 for cell phone, $9,600 for automobile, $5,568 for country club dues, $0 contributed by the Bank for the 401(k) plan and $1,543 imputed income from Bank-owned split dollar insurance policy.

(3)	For Mr. Spencer in 2011, this amount consisted of $600 for spouse to attend conferences, $1,100 for cell phone, $9,600 for automobile, $3,000 for country club dues, $8,250 contributed by the Bank for the 401(k) plan and $1,770 imputed income from Bank-owned split dollar insurance policy and in 2010, this amount consisted of $600 paid for spouse to attend conferences, $1,100 for cell phone, $9,600 for automobile, $3,080 for country club dues, $8,250 contributed by the Bank for the 401(k) plan and $1,721 imputed income from Bank-owned split dollar insurance policy; and in 2009, $1,100 for cell phone, $9,600 for automobile, $2,884 for country club dues, $10,990 contributed by the Bank for the 401(k) plan and $1,583 imputed income from Bank-owned split dollar insurance policy.

222

(4)	Restricted stock awards were made to the following individuals as follows in 2009: Mr. Montgomery – 11,000 shares awarded 12/15/09 with a price per share on grant date of $6.61(value at grant date: $72,710); Mr. Spencer – 6,000 shares awarded 9/15/09 with a price per share on grant date of $7.78 (value at grant date: $46,680) and 9,000 shares awarded 12/15/09 with a price per share on grant date of $6.61 (value at grant date $59,490); Mr. Callicutt – 10,000 shares awarded 12/15/09 with a price per share on grant date of $6.61 (value at grant date: $66,100). These awards were not subject to performance standards but the executives had to remain employed by the Company for the entire two-year vesting period to fully vest in the restricted stock awards. On August 22, 2011, Messrs. Montgomery, Callicutt and Spencer each received 11,000 shares of restricted stock with a price per share on grant date of $6.64 (value at grant date $73,040). These awards are not subject to performance standards, but the executives must remain employed by the Company until August 22, 2013 for the restricted stock awards to fully vest; however, no restricted stock awards will become transferrable or payable, except for the payment of taxes, which may become due and payable, unless allowed under the TARP and CPP rules and regulations. The amounts in this column represent the aggregate grant date fair value of stock awards awarded to the named executive officer, calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“FASB ASC 718”). Assumptions used in the calculation of the grant date fair value are set forth in Note A and Note M to our consolidated financial statements contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2011.

(5)	These amounts represent the aggregate value of the increase in actuarial present value of each named executive officer under their individual Supplemental Executive Retirement Plan.

223

Employment Agreements

On December 18, 2007, BNC and the Bank entered into employment agreements with Messrs. Montgomery, Callicutt and Spencer which provide for elements of their compensation and payments following termination. The agreements have been amended for 409A compliance. The agreements have three-year terms, extending annually for one additional year at each anniversary unless the BNC Board determines not to extend the term. Additionally, the agreements set forth the elements of the executives’ compensation, provide for payments following termination of employment, establish the terms and conditions of the employment relationship, provide for miscellaneous fringe benefits, such as use of an automobile, reimbursement of club dues, and reimbursement of reasonable business expenses. The agreements also provide for indemnification against liabilities to which the executive may become subject because of his service to BNC and the Bank. Base salaries as of December 31, 2011 were $472,800 for Mr. Montgomery, $412,000 for Mr. Callicutt, and $377,000 for Mr. Spencer.

The agreements are terminable by BNC or the Bank with or without cause and terminate automatically when the executive attains age 65. The executive’s employment may be terminated for cause if and only if 75% or more of the directors, excluding the executive, vote to terminate the executive’s employment with cause at a special board meeting held for that purpose, with advance notice and the opportunity to oppose the board’s action given to the executive. The agreements provide explicitly for severance benefits after involuntary termination without cause and after voluntary termination with good reason, as well as benefits that become payable because of the occurrence of a change in control. Severance benefits are not payable for involuntary termination with cause or for voluntary termination without good reason. For termination because of death BNC, the Bank would provide without cost continued health care coverage to the executive’s family for one year, and for termination because of disability the executive would receive (i) base salary and other employee benefits until he becomes eligible for disability benefits under company plans and (ii) continued insurance coverage for up to three years. Good reason for voluntary termination will exist if specified adverse changes in the executive’s employment circumstances occur without the executive’s consent, such as a material reduction in pay, benefits, or responsibilities or relocation of BNC’s executive offices. If the executive’s employment involuntarily terminates without cause or if he voluntarily terminates employment for good reason, he will receive in a single lump sum an amount equal to his undiscounted base salary for the unexpired term of the agreement; he will be paid in cash for the intrinsic value of his unvested stock options; he will continue to receive life and medical insurance benefits for a period that may be as long as the remaining term of the employment agreement; and he will be entitled to outplacement support of up to $25,000 and use of office facilities for one year. For this purpose the intrinsic value of unvested stock options means, for each share acquirable by exercise of the unvested option, the positive difference between the fair market value per share of BNC stock and the exercise price per share of the unvested option. Severance benefits payable after termination are conditional on the executive first entering into an agreement not to compete with BNC and the Bank. The duration of the provision not to compete with BNC and the Bank after termination of employment is 15 months in Mr. Montgomery’s and Mr. Callicutt’s case, and six months for Mr. Spencer. Benefits payable after a change in control are not conditional on the executive first entering into an agreement not to compete.

224

Although the employment agreements have provisions for payments upon a change in control, a requirement of participating in CPP is that the named executive officers had to enter into agreements that limited payments upon termination during the time the Treasury holds equity in the Company. Under the terms of the CPP, none of the named executive officers would not have been entitled to payments had there been a termination of employment in 2011.

Salary Continuation and Endorsement Split Dollar Agreements

The Bank also entered into amended Salary Continuation Agreements and associated Endorsement Split Dollar Agreements with Messrs. Montgomery, Callicutt and Spencer on December 18, 2007. Referred to as “SERPs,” the Salary Continuation Agreements promise a specified annual retirement benefit to each executive when he attains the normal retirement age – age 65 – or a reduced annual benefit if the executive’s employment terminates before age 65, whether termination occurs because of involuntary termination without cause, voluntary termination for any reason, or termination because of disability. Benefits for termination before age 65 are determined solely by the amount of the liability accrual balance maintained by the Bank. Consistent with generally accepted accounting principles the Bank’s liability accrual balance increases incrementally each month so that the final liability accrual balance at the executive’s normal retirement age equals the present value of the specified normal retirement benefit. If an executive’s employment terminates before age 65, instead of the specified normal retirement benefit he will receive a reduced annual benefit that is based on the amount of the Bank’s liability accrual balance when employment termination occurs. The reduced benefit would not be payable until the executive attains age 65. Annual SERP benefits are payable for life, and in the case of Messrs. Montgomery, Callicutt, and Spencer the benefit increases annually by 3%. The SERPs also provide for a lump-sum cash benefit payable immediately after a change in control, regardless of whether the executive’s employment also terminates. For Messrs. Montgomery, Callicutt, and Spencer the lump-sum benefit would consist of cash in an amount equal to the present value of the executive’s specified normal retirement age benefit, meaning the liability accrual balance projected to exist when the executive attains age 65. The SERPs make clear that this lump-sum change-in-control benefit is payable on no more than one occasion. If the change-in-control benefit is paid under the SERPs, the executives would be entitled to no other SERP benefits, except for a potential tax gross-up benefit and potential reimbursement of their legal expenses. The excise tax gross-up benefit potentially payable under the SERPs is not in addition to the excise tax gross-up benefit potentially payable under the executives’ employment agreements. Instead it is a single benefit affirmed in two separate agreements. If a change in control occurs while the executive is receiving or is entitled at age 65 to receive retirement benefits under the SERP, the executive would instead receive an immediate lump-sum payment consisting of the liability accrual balance. The Bank has assured each executive that it will reimburse the executive’s legal expenses if his SERP is challenged after a change in control, up to $500,000. This promise is in addition to the similar legal fee reimbursement promise contained in the employment agreements.

Under the terms of the TARP and the CPP, no SERP benefits, except for those that are fully vested, can be accelerated or paid upon termination to Messrs. Montgomery, Callicutt and Spencer so long as the Treasury holds equity in the Company.

225

The amended Endorsement Split Dollar Agreements associated with the SERPs assure the executives’ designated beneficiaries of a death benefit after the executive’s death, whether death occurs before or after employment termination, but if the executive is terminated for cause he would forfeit all benefits under his SERP and the associated Endorsement Split Dollar Agreement. At the executives’ death the executives’ designated beneficiaries would be entitled to (x) an amount equal to the liability accrual balance existing at the executive’s death, payable under the SERPs in a single lump 90 days after the executive’s death, and (y) under the Endorsement Split Dollar Agreements associated with the SERPs, 100% of the net death benefit payable under Bank-owned insurance policies on the executives’ lives, payable directly by the insurer to the designated beneficiary. The term net death benefit means the total life insurance policy death proceeds minus the policy cash surrender value. The policy cash surrender value is payable in its entirety to the Bank. The Financial Accounting Standards Board clarified in late 2006 that a split dollar arrangement providing post-retirement death benefits requires the employer to recognize compensation expense during an employee’s working years to account for the split dollar insurance obligation, even though the split dollar benefit will ultimately be paid by the insurance company and not the employer. Accordingly, the Bank recognizes compensation expense associated with this post-retirement split dollar insurance arrangement.

Stock Option Plans

As part of the Bank’s initial offering in 1991, the Board of Directors and the shareholders approved a nonqualified stock option plan for certain initial incorporators and directors (the “Stock Option Plan for Non-Employees/Directors”) and a qualified incentive stock option plan for key employees (the “Key Employee Option Plan”). The Stock Option Plans for Non-Employees/Directors and the Key Employee Option Plans are referred to collectively as the “Plans”. As part of the Bank’s reorganization to holding company form, BNC assumed the Bank’s obligations under the Plans.

The purpose of the Plans is to provide an incentive to attract and retain qualified personnel in key positions, to provide directors and key employees with a proprietary interest in BNC, and to reward directors and key employees for outstanding performance. Under the Plans, the option price per share cannot be less than the greater of $3.72 or the fair market value of a share at the time the option is granted. The period for exercising the option is no more than ten years from the date of grant. Options may be granted under the Plans which are either “incentive stock options” (“ISOs”) within the meaning of Section 422 of the Code, or “nonqualified stock options” (“NSOs”) in the discretion of the Compensation Committee of BNC.

Omnibus Stock Ownership and Long Term Incentive Plan

The Company grants equity awards pursuant to the Company’s Omnibus Stock Ownership and Long Term Incentive Plan (the “Omnibus Plan”). The Omnibus Plan is administered by the Compensation Committee of the BNC (“Committee”). The purposes of the Omnibus Plan are to encourage and motivate key employees to contribute to the successful performance of BNC, the Bank and its subsidiaries and the growth of the market value of the BNC Common Stock; to achieve a unity of purpose among the key employees and BNC’s shareholders by providing ownership opportunities, and a unity of interest in the achievement of BNC’s primary long term performance objectives; and to retain key employees by rewarding them with potentially tax-advantageous future compensation. There are 606,250 shares of common stock authorized to be issued pursuant to the Omnibus Plan, as amended, and 335,240 shares available for equity awards as of December 31, 2011.

226

The employees of BNC and its subsidiaries, who are designated as eligible participants by the BNC Board, may receive awards of Rights under the Omnibus Plan. Under the Omnibus Plan, the Committee may grant or award eligible participants (employees of the Company and its subsidiaries) options, rights to receive restricted shares of common stock (“Restricted Stock”), and/or stock appreciation rights (“SARs”). These grants or awards of options, Restricted Stock and/or SARs are referred to as “Rights”. All Rights must be granted or awarded within ten (10) years of the date of the BNC Board’s adoption of the Omnibus Plan.

In the event the outstanding shares of the common stock are increased, decreased, changed into or exchanged for a different number or kind of securities as a result of a stock split, reverse stock split, stock dividend, recapitalization, merger, share exchange acquisition, or reclassification, appropriate proportionate adjustments will be made in (i) the aggregate number or kind of shares which may be issued pursuant to exercise of, or which underlie, Rights; (ii) the exercise or other purchase price, or Base Price, and the number and/or kind of shares acquirable under, or underlying, Rights; and (iii) rights and matters determined on a per share basis under the Omnibus Plan. Any shares of common stock allocated to Rights granted under the Omnibus Plan which are subsequently cancelled or forfeited will be available for further allocation upon such cancellation or forfeiture.

The BNC Board may at any time alter, suspend, terminate or discontinue the Omnibus Plan, subject to any applicable regulatory requirements and any required shareholder approval or any shareholder approval which the BNC Board may deem advisable for any reason, such as for the purpose of obtaining or retaining any statutory or regulatory benefits under tax, securities or other laws or satisfying applicable stock exchange or quotation system listing requirements. The BNC Board may not, without the consent of a participant, make any alteration which would deprive the participant of his rights with respect to any previously granted Rights. Termination of the Omnibus Plan would not affect any previously granted Rights.

227

Incentive Compensation Plans

Bonuses-Annual Cash Incentive Awards. In the past we utilized an incentive program, Compensation for Stakeholders, which establishes an overall incentive pool to be distributed to employees bank-wide, including executive officers. The purpose of the program was to promote achievement of the Company’s annual performance goals. As part of this program, ten key variables that drive profitability were tracked relative to the prior year, and as levels were obtained in each of the key variables above a minimum acceptable growth rate, a percentage of the incremental pretax enhancement was allocated to each of the bank-wide and management incentive pools. If the Company failed to achieve net income growth of greater than a benchmark percentage established annually by the Compensation Committee compared to the prior year’s and the Bank’s ratings on regulatory examinations were not satisfactory in all categories, no incentive award would be made. If after the minimum performance goals were met, a portion of every dollar over the minimum was added to the pool to be divided among employees and named executive officers. This program awarded improvements in areas such as average loans, average core deposits, net interest income, net interest margin, efficiency ratio, non-interest income, while deducting for unacceptable levels of credit quality, including charge-offs, nonperforming assets, and loans past due. This program was in place at the Bank and the Company for over ten years, and allowed our organization to create a culture where our employees’ interests and actions were closely aligned with our shareholders’ interests on a daily basis. The program provided directors a report that was evaluated by the Compensation Committee. This report quantified the correlations between incentive pool totals with expected increases in net income and return on tangible equity levels.

Grants of Plan-Based Awards. The following table gives information related to the grants of restricted stock made to our named executive officers during fiscal year 2011 from the Omnibus Plan.

228

GRANTS OF PLAN-BASED AWARDS

		Estimated Future Payouts Under Non Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: of Shares of Stock	All Other Option Awards: Number of Securities Underlying	Exercise or Base Price of Option	Grant Date Fair Value of Stock and Option
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	or Units #	Options (#)	Awards ($Sh)	Awards ($)
W. Swope Montgomery, Jr.	8/22/11	—	—	—	—	—	—	11,000	—	—	73,040

Richard D. Callicutt II	8/22/11	—	—	—	—	—	—	11,000	—	—	73,040

David B. Spencer	8/22/11	—	—	—	—	—	—	11,000	—	—	73,040

229

The restricted stock awarded on August 22, 2011, at a per share price on the date of grant of $6.64, vests over a two year period and will be fully vested on August 22, 2013 for Messrs. Montgomery, Callicutt and Spencer; however, no restricted stock awards will become transferrable or payable, except for the payment of taxes, which may become due and payable, unless allowed under the TARP and CPP rules and regulations. The awards are not subject to performance criteria, but the executive must remain employed by the Company for the entire two-year vesting period to receive the restricted stock awards.

Outstanding Equity Awards at Fiscal Year End. The table below gives information related to equity awards held by our named executive officers the end of fiscal year 2011.

230

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable (1)	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(2)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(3)

W. Swope	15,125	–	–	5.95	06/17/12	–	–	–	–
Montgomery, Jr.	9,625	–	–	11.82	08/17/14	–	–	–	–
	27,500	–	–	13.64	01/15/15	–	–	11,000	79,750
Richard D.	22,000	–	–	13.64	01/15/15	–	–	11,000	79,750
Callicutt II	22,000	–	–	13.64	01/15/15	–	–	–	–
David B.	9,625	–	–	11.82	08/17/14	–	–	11,000	79,750
Spencer

(1)	All stock option awards are exercisable.
(2)	On August 22, 2011, Mr. Montgomery, Mr. Callicutt and Mr. Spencer each received 11,000 shares of restricted stock with a per share price of $6.64 on the grant date. These awards are not subject to performance criteria but the executive officers must remain employed with the Company for the entire two-year vesting period, which ends of August 22, 2013. However, the shares of restricted stock will not become transferrable or payable, except for the payment of taxes, which may become due and payable, unless allowed under the TARP and CPP rules and regulations.
(3)	The amounts in the Market Value Column under the Stock Option section of this Table were computed by multiplying the price per share ($7.25) on the last day of the Company’s fiscal year (December 31, 2011, or in this case December 30, 2011, the last trading day of 2011) by the number of shares awarded.

231

Option Exercises and Stock Vested Table. The following table provides information concerning restricted stock awards vested during the year ended December 31, 2011, for each of our named executive officers. No options were exercised in 2011.

2011 OPTION EXERCISES AND STOCK VESTED TABLE

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
W. Scope Montgomery, Jr.	–	–	11,000	76,450
Richard D. Callicutt II	–	–	10,000	69,950
David B. Spencer	–	–	15,000	108,570

(1)	Mr. Montgomery’s 11,000 shares of restricted stock, Mr. Callicutt’s 10,000 shares of restricted stock and Mr. Spencer’s 9,000 shares of restricted stock vested on December 15, 2011 at a per share price of $6.95. Mr. Spencer’s 6,000 shares of restricted stock vested on June 15, 2011 at a per share price of $7.67. None of the vested shares are transferrable or payable at this time, except for the payment of taxes which may become due and payable, because of CPP and TARP restrictions. Messrs. Montgomery, Callicutt and Spencer had to remain employed with the Company until the entire two year vesting period expired to vest in the restricted stock awards.

Nonqualified Deferred Compensation. The following table gives information related to our named executive officers’ SERPS. The material terms of the SERPS, including payouts under various termination scenarios and distributions upon retirement or death, are described in detail on page [___] of this joint proxy statement/prospectus and in the 2011 Potential Payments upon Termination or Change in Control table on page [___] of this joint proxy statement/prospectus.

2011 NONQUALIFIED DEFERRED COMPENSATION TABLE

Name	Executive Contributions in Last Fiscal Year ($)	Registrant Contributions in Last Fiscal Year ($)(1)	Aggregate Earnings In Last Fiscal Year ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year-End ($)(2)
W. Swope Montgomery, Jr.	–	264,379	–	–	1,746,847
Richard D. Callicutt II	–	77,087	–	–	527,266
David B. Spencer	–	45,415	–	–	282,127

(1)	These amounts represent the aggregate value of the increase in actuarial present value of each named executive officer under their individual Supplemental Executive Retirement Plan. These amounts are reported as fiscal year 2011 income in the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column of the 2011 Summary Compensation Table.
(2)	Amounts reported in this column were reported as compensation in the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column of the Summary Compensation Table in previous years.

232

Profit Sharing Plan and 401(k) Plan

The Bank maintains a Profit Sharing Plan and Trust with a qualified cash or deferred feature (the “Retirement Plan”) under Section 401(k) of the Code. All full-time employees as of the beginning of the plan year are eligible to participate in the Retirement Plan. A participating employee may contribute, through payroll deduction, from 1% to 15% of his/her salary on a tax deferred basis subject to the requirements of Section 401(k) of the Code. The Bank has agreed to contribute to the Retirement Plan an amount equal to 50% of such payroll deductions, but no more than 6% of total compensation. The Bank can, in its discretion, make additional contributions to the Plan. Any contributions by the Bank will be fully vested in the participant if he/she has six years of service with the Bank and will be reduced by 20% for each lesser number of years. The Bank contributed $575,923 to the Retirement Plan in 2011.

233

2011 POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The following summarizes the value of the termination payments and benefits that our named executive officers would receive if they had terminated employment on December 31, 2011, under the circumstances shown. The amounts shown in the table exclude distributions under our 401(k) retirement plan and any additional benefits that are generally available to all of our salaried employees. For more information regarding the named executive officers’ employment agreements, see “Employment Agreements.”

		Before Change in Control	After Change in Control
Name		Termination w/o Cause or for Good Reason ($)	Termination w/o Cause or for Good Reason ($)	Termination Due to Death (7) ($)	Termination Due to Retirement (8) ($)	Termination Due to Disability ($)	Voluntary Termination ($)
W. Swope Montgomery, Jr.	Severance (1)	1,418,400	1,418,400	–	–	–	–
	Outplacement (2)	25,000	25,000	–	–	–	–
	Excise Gross-up (3)	–	599,620	–	–	–	–
	Equity Acceleration (4)	–	–	–	–	–	–
	Insurance Coverage (5)	44,352	44,352	14,795	–	44,352	–
	SERP (6)	136,100	2,038,030	1,746,847	152,300	136,100	136,100
	Total	1,623,852	4,125,402	1,761,642	152,300	180,452	136,100

Richard C. Callicutt II	Severance (1)	1,236,000	1,236,000	–	–	–	–
	Out placement (2)	25,000	25,000	–	–	–	–
	Excise Tax Gross-up (3)	–	773,657	–	–	–	–
	Equity Acceleration (4)	–	–	–	–	–	–
	Medical Coverage (5)	43,359	43,359	14,453	–	43,359	–
	SERP (6)	73,039	1,041,006	527,266	129,500	73,039	73,039
	Total	1,377,398	3,119,022	541,719	129,000	116,398	73,039

David B. Spencer	Severance (1)	1,131,000	1,131,000	–	–	–	–
	Out placement (2)	25,000	25,000	–	–	–	–
	Excise Tax Gross-up (3)	–	690,576	–	–	–	–
	Equity Acceleration (4)	–	–	–	–	–	–
	Medical Coverage (5)	41,836	41,836	14,188	–	41,836	–
	SERP (6)	47,004	1,324,786	282,127	99,000	47,004	47,007
	Total	1,244,840	3,213,198	296,315	99,000	88,840	47,007

(1)	The employment agreement cash severance benefit for involuntary termination without cause or voluntary termination with good reason is a lump-sum payment in cash in an amount equal to base salary for the unexpired contract term, which on December 31 would be three years: this benefit is not payable, however, if the single-trigger change in control benefit is also payable or has previously been paid.

234

(2)	The single trigger cash benefit payable under the employment agreement after a change in control is a lump-sum payment in cash in an amount equal to three times the sum of salary and most recent cash bonus or cash incentive compensation when the change in control occurs; if involuntary termination without cause or voluntary termination with good reason also occurs as the result of or after the change in control, the cash severance benefit under the employment agreement for involuntary termination or voluntary termination with good reason would not also be payable, although the executive would retain entitlement to other severance benefits, such as continued insurance coverage and outplacement and office support and cash-out of unvested options if any.
(3)	Insurance benefits continue for three years under the employment agreement after involuntary termination without cause or voluntary termination with good reason, including termination occurring as the result of or after a change in control; the figure in the table represents the present value on December 31, 2011, of continued insurance benefits, based upon the Bank’s cost on that date and assuming a discount rate equal to 120% of the Applicable Federal Rate, short term, for April 2012 of 1.00%.
(4)	Under the employment agreement, the executive is entitled to outplacement expenses of up to $25,000 and office support for one year.
(5)	Under the employment agreement, the executive is entitled to receive in a single lump-sum payment in cash an amount equal to the intrinsic value of unvested stock options; for this purpose intrinsic value means the fair market value of the Company’s common stock minus the option exercise price. Messrs. Montgomery, Callicutt and Spencer had not unvested options on December 31, 2011.
(6)	Assuming termination at December 31, 2011, for the Change in Control calculation, the SERP benefit is payable in cash promptly after a change in control and is equal to the present value at age 65, the normal retirement age, taking into account the annual 3% benefit increase and using a discount rate equal to the accrual rate used by the Bank to account for its obligations under the SERPs, which rate was 5.25% as of December 31, 2011. Assuming termination at December 31, 2011, for the Termination without Cause or For Good Reason before a Change in Control, Disability and Voluntary Termination calculations, the SERP benefits become payable beginning at each executive’s retirement age.
(7)	At the executive’s death, the executive’s estate will be entitled to receive any sums due to the executive as base salary and reimbursement of expenses through the end of the month in which death occurred, and any bonus earned or accrued through the end of the month; for 12 months following the executive’s death, the executive’s family will receive without cost continuing health coverage under COBRA. Assuming the executive’s death at December 31, 2011, the executive’s beneficiaries will be entitled to receive the accrued and vested balance in the executive’s SERP account at the time of death.
(8)	Mr. Montgomery attains the age of 65, normal retirement age, under the SERP in 2013, Mr. Callicutt in 2024 and Mr. Spencer in 2027; the annual normal retirement benefit under the SERP is $152,300 for Mr. Montgomery, $129,500 for Mr. Callicutt, and $99,000 for Mr. Spencer, payable in each case for the executive’s lifetime and increasing annually by 3% after payments commence.

235

2011 DIRECTOR COMPENSATION TABLE

The following table reports compensation paid to or accrued for the benefit of each director during 2011.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)

Lenin J. Peters, M.D.	42,500	–	–	–	–	–	42,500
Thomas R. Smith, CPA	47,000	–	–	–	–	–	47,000
D. Vann Williford	44,000	–	–	–	–	–	44,000
Richard F. Wood	40,750	–	–	–	–	–	40,750
Thomas R. Sloan	60,500	–	–	–	–	–	60,500
Larry L. Callahan	43,000	–	–	–	–	–	43,000
Joseph M. Coltrane, Jr.	35,500	–	–	–	–	–	35,500
Charles T. Hagan III	44,750	–	–	–	–	–	44,750
R. Mark Graf (1)	10,000	–	–	–	–	–	10,000
W. Swope Montgomery, Jr.	–	–	–	–	–	–	–
Richard D. Callicutt II	–	–	–	–	–	–	–
Robert A. Team, Jr.	48,500	–	–	–	–	–	48,500
G. Kennedy Thompson (2)	24,000	–	–	–	–	–	24,000

(1)	Mr. Graf’s directors’ fees are paid to Aquiline Capital Partners LLC pursuant to the Investment Agreement between Aquiline BNC Holdings LLC and the Company. Mr. Graf resigned from the BNC Board effective April 5, 2011.
(2)	Mr. Thompson’s directors fees are paid to Aquiline Capital Partners LLC pursuant to the Investment Agreement between Aquiline BNC Holdings LLC and the Company. Mr. Thompson joined the BNC Board effective April 19, 2011 and was elected to the BNC Board at the 2011 Annual Meeting of Shareholders.

Directors’ Fees. For the fiscal year ended December 31, 2011, the Chairman of the BNC Board received an annual retainer of $29,000 for his service, each Committee Chairman, except for the Audit Committee Chair, who received $17,000, received an annual retainer of $14,000 for his service, and each other board member received an annual retainer of $10,000 for his service. In addition, members of the BNC Board received $750 and the Chairman of the BNC Board received $750 per meeting of the BNC Board. Members of the Executive Committee, including the Chairman, received $750 per Executive Committee meeting. Members of other committees (including the Bank committees), including the chairmen, received $750 per committee meeting. Mr. Montgomery and Mr. Callicutt do not receive compensation for attendance at these meetings.

During 2011, directors’ fees totaled $440,500 in the aggregate. Except for $139,250, these fees were not paid directly to the directors, but were either placed into a “Directors Deferred Compensation Plan” which was approved by the BNC Board in January 1994 or, in the case of Mr. Graf and Mr. Thompson, paid to Aquiline Capital Partners LLC pursuant to the Investment Agreement. MAGNER Network LLC, in Atlanta, Georgia, administers this plan at an annual cost of $3,680 to the Company. BNC has established a Rabbi Trust to hold the directors’ accrued benefits under the plan.

236

Director Stock Option Plan. See “Executive Compensation – Stock Option Plans” for a discussion of the directors’ benefits under the Stock Option Plan for Directors/Non-Employees. Our directors did not receive any equity in 2011 for their services on the BNC Board.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the foregoing “Compensation Discussion and Analysis” section of this joint proxy statement/prospectus with management. Based on this review and discussion, the Compensation Committee has recommended to the BNC Board that the “Compensation Discussion and Analysis” be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2011 and this joint proxy statement/prospectus for filing with the SEC.

COMPENSATION COMMITTEE:

D. Vann Williford (Chairman)

Thomas R. Smith, CPA

Thomas R. Sloan

Lenin J. Peters, MD

Joseph M. Coltrane, Jr.

This report shall not be deemed to be incorporated by reference by any general statement incorporating by reference this joint proxy statement/prospectus into any filing under the Securities Act or the Exchange Act and shall not otherwise be deemed filed under such acts.

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee is now, or formerly was, an officer or employee of BNC or Bank of North Carolina. None of the named executive officers serves as a member of the board of directors of another entity whose executive officers or directors serve on the BNC Board.

DIRECTOR INDEPENDENCE

The BNC Board determines which of its directors is independent. For a director to be considered independent under Nasdaq listing standards, the BNC Board must affirmatively determine that the director meets the criteria for independence set forth from time to time in the Nasdaq listing standards.

Independence of Current BNC Board of Directors

BNC is a “listed issuer” under the rules and regulations of the Exchange Act whose common stock is listed on The NASDAQ Capital Market. BNC uses the definition of independence contained in Nasdaq’s listing standards to determine the independence of its directors and that the BNC Board and each standing committee of the BNC Board is in compliance with Nasdaq listing standards for independence. The BNC Board has evaluated the relationships between each current director of BNC (and his or her immediate family members and related interests) and BNC or Bank of North Carolina and has determined each of the members of the BNC Board, other than W. Swope Montgomery, Jr. and Richard D. Callicutt, II, are independent under Nasdaq listing standards.

237

Independence of BNC Board of Directors Following the Merger

John S. Ramsey, Jr., currently the chairman of the board of directors of KeySource, is expected to be named as a director of BNC in connection with the Merger. The BNC Board will consider the independence of Mr. Ramsey, Jr. under applicable Nasdaq listing standards, and anticipates that, following the Merger, each member of the BNC Board, other than W. Swope Montgomery, Jr. and Richard D. Callicutt, II, will be independent under the applicable Nasdaq listing standards.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Certain directors and executive officers of Bank of North Carolina and their immediate families and associates were customers of and had transactions with Bank of North Carolina in the ordinary course of business during 2011. All outstanding loans, extensions of credit or overdrafts, endorsements and guarantees outstanding at any time during 2011 to Bank of North Carolina’s executive officers and directors and their family members were made in the ordinary course of its business. These loans are currently made on substantially the same terms, including interest rates and collateral, as those then prevailing for comparable transactions with persons not related to the lender, and did not involve more than the normal risk of collectability or present any other unfavorable features.

The BNC Board routinely, and no less than annually, reviews all transactions, direct and indirect, between BNC or Bank of North Carolina and any employee or director, or any of such person’s immediate family members. Transactions are reviewed as to comparable market values for similar transactions. All material facts of the transactions and the director’s interest are discussed by all disinterested directors and a decision made about whether the transaction is fair to BNC and Bank of North Carolina. A majority vote of all disinterested directors is required to approve the transaction. The BNC Board also evaluates the influence family relationships may have on the independence of directors who are related by blood or marriage. There are no such relationships on BNC’s or Bank of North Carolina’s Board of Directors.

SECURITY OWNERSHIP OF DIRECTORS AND OFFICERS
AND CERTAIN BENEFICIAL OWNERS

Under the rules of the SEC, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of the security, or “investment power,” which includes the power to dispose of or to direct the disposition of the security. The rules also treat as outstanding all shares of common stock that a person would receive upon exercise of stock options or warrants held by that person, which are immediately exercisable or exercisable within 60 days of the beneficial ownership determination date. Under these rules, more than one person may be deemed a beneficial owner of the same securities and a person may be deemed to be a beneficial owner of securities as to which that person has no economic interest.

238

BNC

Principal Shareholders

The following table sets forth information with respect to the beneficial ownership of BNC common stock as of May [•], 2012 (the “Record Date”) by those persons known to BNC to be the beneficial owners of more than five percent of BNC’s common stock, based solely on the most recent Schedule 13D and 13G reports filed with the SEC and the information contained in those filings. The nature of beneficial ownership of the shares included is presented in the notes following the table.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership[1]		Percent of Class[2]

Aquiline BNC Holdings LLC	892,799		9.80%
535 Madison Avenue, 24th Floor
New York, NY 10022

Lenin J. Peters, M.D.	530,370		5.49%
507 Lindsay Street
High Point, NC 27265

U.S. Department of the Treasury	543,337	[3]	5.63%[4]
1500 Pennsylvania Ave, NW
Washington, D.C. 20220

(1)	Voting and investment power are not shared unless otherwise indicated. Also, unless otherwise noted, all shares are owned directly or indirectly by the named individuals, by their spouses and minor children, or by other entities controlled by the named individuals.
(2)	Based upon a total of 9,111,102 shares of common stock outstanding at the Record Date.
(3)	The amount represents the Warrant to purchase 543,337 shares of common stock granted to Treasury on December 5, 2008. As of the Record Date, the Treasury had not exercised the Warrant.
(4)	Based upon a total of 9,654,439 shares of common stock which is the sum of 9,111,102, the total number of shares outstanding as of the Record Date and 543,337 shares underlying the Warrant which is currently exercisable.

239

Directors and Executive Officers

The following table sets forth information with respect to the beneficial ownership of BNC common stock as of the Record Date by each of BNC’s directors and the executive officers named in the Summary Compensation Table included under “Executive Compensation” earlier in this joint proxy statement/prospectus, and of such directors and all executive officers of BNC as a group. Except as otherwise indicated, the persons named in the table have sole voting and investment power over the shares included in the table.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)		Percent of Class (2)
Larry L. Callahan	22,332	(3)	*
2551 Renn Road
Kernersville, NC 27284

Richard D. Callicutt II	68,554	(4)	*
4244 Rockbridge Road
High Point, NC 27262

Joseph M. Coltrane, Jr	50,251	(5)	*
6001 Knightbridges Court
Kernersville, NC 27284

W. Swope Montgomery, Jr.	150,915	(6)	1.55%
4831 Worchester Place
Jamestown, NC 27282

Lenin J. Peters, M.D.	530,370	(7)	5.49%
507 Lindsay Street
High Point, NC 27262

Thomas R. Smith, CPA	138,376	(8)	1.53%
309 Balsam Drive
Lexington, NC 27292

David B. Spencer	342,708	(9)	2.53%
7420 Foxchase Drive
Trinity, NC 27370

Robert A. Team, Jr.	38,333		*
102 Acacia Circle
Lexington, NC 27292

D. Vann Williford	65,320	(10)	*
4455 Fair Oaks Lane
High Point, NC 27265

Richard F. Wood	8,305	(11)	*
701 Florham Drive
High Point, NC 27262

Thomas R. Sloan	221,855		2.30%
705 Sunset Drive
Greensboro, NC 27408

Charles T. Hagan III	62,109	(12)	*
305 Meadowbrook Terrace
Greensboro, NC 27408

G. Kennedy Thompson	100		*
c/o Aquiline Capital Partners LLC
535 Madison Avenue
New York, NY 10022

All directors and executive officers as a group (13 persons)	1,706,505	(13)	16.39%

240

*	Less than 1%

(1)	Voting and investment power is not shared unless otherwise indicated. Unless otherwise noted all shares are owned directly or indirectly by the named individuals, by their spouses or minor children, or by other entities controlled by the named individuals.

(2)	Based upon a total of 9,111,102 shares of the common stock outstanding at the Record Date, plus the number of shares that such individual has the right to purchase under the Omnibus Plan.

(3)	Includes 1,513 shares underlying options that have vested or are exercisable within 60 days under the Stock Option Plan for Non-Employee/Directors.

(4)	Includes 22,000 shares underlying options that have vested or are exercisable within 60 days under the Stock Option Plan for Key Employees.

(5)	Includes 1,513 shares underlying options that have vested or are exercisable within 60 days under the Stock Option Plan for Non-Employee/Directors.

(6)	Includes 52,250 shares underlying options that have vested or are exercisable within 60 days under the Stock Option Plan for Key Employees.

(7)	Dr. Peters owns 354,479 shares in his name and he has voting shares for 175,891 shares which are owned by Janice Kubinski.

(8)	Mr. Smith owns 83,958 shares in his name and 3,300 shares in J&A Investments, a company in which he and his spouse own 50% of the equity. Includes 3,025 shares underlying options that have vested or are exercisable within 60 days under the Stock Option Plan for Non-Employee/Directors.

241

(9)	Includes 31,625 shares underlying options that have vested or are exercisable within 60 days under the Stock Option Plan for Key Employees, and 155,622 shares held by BNC’s Rabbi Trust over which Mr. Spencer, as trustee, has voting power.

(10)	Includes 4,538 shares underlying options that have vested or are exercisable within 60 days under the Stock Option Plan for Non-Employee/Directors.

(11)	Includes 7,324 shares underlying options that have vested or are exercisable within 60 days under the Stock Option Plan for Non-Employee/Directors and Stock Option Plan for Key Employees.

(12)	Mr. Hagan owns 44,290 shares in his name; 3,080 shares are owned by Hagan Family Fund of which Mr. Hagan is director; 3,080 shares are owned by 1884 LLC of which Mr. Hagan is a director; and 6,657 shares are owned by Virginia Hagan Marital Trust of which Mr. Hagan is Trustee.

(13)	Includes 119,489 shares underlying options that have vested or are exercisable within 60 days under the Stock Option Plan for Non-Employees/Directors and Stock Option Plan for Key Employees.

KeySource

Principal Shareholders

As of [●], 2012, no shareholder known to management beneficially owned more than five percent of KeySource’s common stock, based solely on information reported to KeySource.

Directors and Executive Officers

The following table sets forth information with respect to the beneficial ownership of KeySource common stock as of [●], 2012 by each director and named executive officer of KeySource, and of such directors and all executive officers of KeySource, as a group. Except as otherwise indicated, the persons named in the table have sole voting and investment power over the shares included in the table.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)		Percent of Class(2)
James A. Bick	21,392	(3)	1.17%
Eddie B. Blount	32,262		1.76%
Stephen P. Conway	19,301		1.06%
Donald R. Draughon, Jr.	90,758	(4)	4.82%
Roy Lee Haga, Jr.	21,027		1.15%
George A. Horton, III	23,105		1.27%
Lucy G. Martindale	16,847		*
Scott C. McLean	19,800		1.08%
Jeffrey A. Monsein	31,392		1.72%
James P. Murphy	31,063		1.70%
Joseph R. Parker, Jr.	17,301		*
John S. Ramsey, Jr.	21,392		1.17%
Michael C. Waters	20,756		1.14%
All directors and executive officers as a group (13 persons)	366,396		17.89%

242

* Less than 1.0%

(1)	Included in the beneficial ownership tabulation are the following options to purchase shares of common stock of the Company: Mr. Bick – 12,301 shares; Mr. Blount – 25,862 shares; Mr. Conway – 12,301 shares; Mr. Draughon – 72,576 shares; Mr. Haga – 11,800 shares; Mr. Horton – 12,301 shares; Ms. Martindale – 12,301 shares; Mr. McLean – 16,800 shares; Mr. Monsein – 12,301 shares; Mr. Murphy – 12,301 shares; Mr. Parker – 12,301 shares; Mr. Ramsey – 12,301 shares; and Mr. Waters – 12,301 shares.
(2)	The calculation of the percentage of class beneficially owned by the individual and group is based, in each case, on the sum of (i) 1,810,267 outstanding shares of common stock as of the [.] and (ii) options to purchase shares of common stock capable of being exercised within sixty days of [.].
(3)	Includes 5,746 shares owned individually by Mr. Bick’s spouse.
(4)	Includes 5,672 shares owned individually by Mr. Draughon’s spouse.

LEGAL MATTERS

The validity of the BNC common stock to be issued in connection with the Merger will be passed upon for BNC by Womble Carlyle Sandridge & Rice LLP. Womble Carlyle Sandridge & Rice LLP, on behalf of BNC, and Gaeta & Eveson, P.A., on behalf of KeySource, will also opine as to material federal income tax consequences of the Merger.

EXPERTS

The consolidated financial statements of BNC and its subsidiary as of December 31, 2011 and 2010 and for the years ended December 31, 2011, 2010 and 2009 included herewith, have been audited by Cherry Bekaert & Holland, L.L.P., an independent registered public accounting firm, as indicated in its related audit reports, and are included in reliance upon such reports and upon the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of KeySource and its subsidiary as of December 31, 2010 and for the year ended December 31, 2010 included in this registration statement, have been so included in reliance upon the report of Grant Thornton LLP, independent certified public accountants, upon the authority of said firm as experts in giving said reports.

243

FINANCIAL STATEMENTS

Index to Consolidated Financial Statements of KeySource Financial, Inc.

F-1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and

Shareholders of BNC Bancorp

We have audited the accompanying consolidated balance sheets of BNC Bancorp and subsidiary (the “Company”) as of December 31, 2011 and 2010, and the related consolidated statements of income, comprehensive income, shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2011. We also have audited the Company’s internal control over financial reporting as of December 31, 2011 based on criteria established in Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). The Company’s management is responsible for these consolidated financial statements, for maintaining effective internal control over financial reporting, and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Management’s Report on Internal Control over Financial Reporting. Our responsibility is to express an opinion on these consolidated financial statements and an opinion on the Company’s internal control over financial reporting based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement and whether effective internal control over financial reporting was maintained in all material respects. Our audits of the financial statements included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audits also included performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinions.

A company's internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company's internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company's assets that could have a material effect on the financial statements.

F-2

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of BNC Bancorp and subsidiary as of December 31, 2011 and 2010, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2011 in conformity with accounting principles generally accepted in the United States of America. Also in our opinion, BNC Bancorp and subsidiary maintained, in all material respects, effective internal control over financial reporting as of December 31, 2011, based on criteria established in Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).

/s/ Cherry, Bekaert & Holland, L.L.P.

Raleigh, North Carolina

March 15, 2012

F-3

CONSOLIDATED BALANCE SHEETS

December 31, 2011 and 2010

	2011	2010
	(In thousands, except share data)
Assets
Cash and due from banks	$14,523	$7,812
Interest-earning deposits in other banks	41,306	22,275
Investment securities available for sale, at fair value	282,221	352,871
Investment securities held to maturity, at amortized cost	97,036	6,000
Federal Home Loan Bank stock, at cost	9,159	9,146
Loans held for sale	9,596	6,751
Loans:
Covered under loss-share agreements	320,033	309,342
Not covered under loss-share agreements	1,389,450	1,198,838
Less allowance for loan losses	(31,008)	(24,813)
Net loans	1,678,475	1,483,367
Accrued interest receivable	10,174	10,363
Premises and equipment, net	43,220	30,550
Other real estate owned:
Covered under loss-share agreements	47,577	15,825
Not covered under loss-share agreements	20,927	23,912
FDIC indemnification asset	91,851	69,493
Investment in bank-owned life insurance	48,294	46,607
Goodwill	26,129	26,129
Other intangible assets, net	2,986	2,316
Other assets	31,456	36,515
Total assets	$2,454,930	$2,149,932

Liabilities and Shareholders’ Equity
Deposits:
Non-interest bearing demand	$145,688	$107,547
Interest-bearing demand	909,402	841,062
Time deposits	1,063,097	879,461
Total deposits	2,118,187	1,828,070
Short-term borrowings	70,211	60,207
Long-term debt	93,713	97,713
Accrued expenses and other liabilities	8,964	11,718
Total liabilities	2,291,075	1,997,708

Shareholders’ Equity
Preferred stock, no par value, authorized 20,000,000 shares;
Series A, Fixed Rate Cumulative Perpetual Preferred Stock, $1,000 liquidation value per share, 31,260 shares issued and outstanding, net of discount	30,237	29,757
Series B, Mandatorily Convertible Non-Voting Preferred Stock, $10 stated value, 1,804,566 shares issued and outstanding	17,161	17,161
Common stock, no par value; authorized 80,000,000 shares; 9,100,890 and 9,053,360 issued and outstanding at December 31, 2011 and 2010, respectively	87,421	86,791
Common stock warrants	2,412	2,412
Retained earnings	25,614	22,901
Stock in directors rabbi trust	(2,505)	(1,729)
Directors deferred fees obligation	2,505	1,729
Accumulated other comprehensive income (loss)	1,010	(6,798)
Total shareholders' equity	163,855	152,224
Total liabilities and shareholders’ equity	$2,454,930	$2,149,932

See accompanying notes.

F-4

CONSOLIDATED STATEMENTS OF INCOME

Years Ended December 31, 2011, 2010 and 2009

	2011	2010	2009
	(In thousands, except per share data)
Interest Income
Loans, including fees	$87,591	$77,788	$57,556
Investment securities:
Taxable	5,688	7,579	13,421
Tax-exempt	9,946	9,435	8,039
Interest-earning balances and other	118	208	66
Total interest income	103,343	95,010	79,082
Interest Expense
Demand deposits	11,719	9,324	5,606
Time deposits	17,836	21,752	23,292
Short-term borrowings	489	587	627
Long-term debt	2,876	3,084	3,342
Total interest expense	32,920	34,747	32,867
Net Interest Income	70,423	60,263	46,215
Provision for loan losses, net	18,214	26,382	15,750
Net interest income after provision for loan losses	52,209	33,881	30,465
Non-Interest Income
Mortgage fees	2,230	1,583	1,108
Service charges	3,190	3,083	2,707
Investment brokerage fees	945	326	249
Earnings on bank-owned life insurance	1,688	986	931
Gain on sale of investment securities available for sale, net	1,202	535	3,610
Gain on acquisitions	7,800	19,261	-
Other	3,747	3,039	81
Total non-interest income	20,802	28,813	8,686
Non-Interest Expense
Salaries and employee benefits	31,810	25,340	17,499
Occupancy	3,859	3,218	1,913
Furniture and equipment	2,761	2,145	1,475
Data processing and supply	2,291	2,113	1,261
Advertising and business development	1,733	1,994	1,156
Insurance, professional and other services	4,166	4,012	2,452
FDIC insurance assessments	2,433	2,970	2,844
Loan, foreclosure and other real estate owned expenses	14,072	9,054	1,078
Other	4,739	4,326	3,221
Total non-interest expense	67,864	55,172	32,899
Income before income tax benefit	5,147	7,522	6,252
Income tax benefit	(1,783)	(204)	(285)
Net Income	6,930	7,726	6,537
Less preferred stock dividends and discount accretion	2,404	2,196	1,984
Net Income Available to Common Shareholders	$4,526	$5,530	$4,553

Basic earnings per common share	$0.45	$0.62	$0.62
Diluted earnings per common share	$0.45	$0.61	$0.62
Dividends paid per common share	$0.20	$0.20	$0.20

See accompanying notes.

F-5

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

Years Ended December 31, 2011, 2010 and 2009

	2011	2010	2009
	(In thousands)

Net income	$6,930	$7,726	$6,537

Other comprehensive income (loss):
Investment securities:
Unrealized holding gains (losses) on investment securities available for sale	14,210	(4,014)	13,473
Tax effect	(5,478)	1,547	(5,194)
Reclassification of gains recognized in net income	(1,202)	(535)	(3,610)
Tax effect	463	206	1,392
Amortization of unrealized gains on investment securities transferred from available for sale to held to maturitiy	(45)	-	-
Tax effect	18	-	-
Net of tax amount	7,966	(2,796)	6,061

Cash flow hedging activities:
Unrealized holding losses	(5,376)	(16,886)	(8,150)
Tax effect	2,072	6,509	3,142
Reclassification of losses recognized in net income	5,118	2,066	1,061
Tax effect	(1,972)	(796)	(409)
Net of tax amount	(158)	(9,107)	(4,356)
Total other comprehensive income (loss)	7,808	(11,903)	1,705
Comprehensive income (loss)	$14,738	$(4,177)	$8,242

See accompanying notes.

F-6

CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

Years Ended December 31, 2011, 2010 and 2009

								Directors	Accumulated
			Common	Preferred	Preferred		Stock in	deferred	other com-
	Common stock		stock	stock	stock	Retained	directors	fees	prehensive
	Shares	Amount	warrants	Series A	Series B	earnings	rabbi trust	obligation	income (loss)	Total
	(In thousands, except share and per share data)

Balance, December 31, 2008	7,350,029	$70,433	$2,412	$28,878	$-	$15,557	$(1,233)	$1,233	$3,400	$120,680
Net income	-	-	-	-	-	6,537	-	-	-	6,537
Directors deferred fees	-	-	-	-	-	-	(155)	155	-	-
Other comprehensive income, net of tax	-	-	-	-	-	-	-	-	1,705	1,705
Common stock issued pursuant to:
Exercise of stock options	5,438	32	-	-	-	-	-	-	-	32
Current income tax benefit	-	3	-	-	-	-	-	-	-	3
Stock-based compensation:
Stock option expense	-	42								42
Restricted stock awards	1,500	10	-	-	-	-	-	-	-	10
Repurchase of common shares	(15,066)	(144)								(144)
Cash dividends:
Common stock, $.15 per share	-	-	-	-	-	(1,101)	-	-	-	(1,101)
Preferred stock, net of accretion	-	-	-	426	-	(1,984)	-	-	-	(1,558)
Balance, December 31, 2009	7,341,901	70,376	2,412	29,304	-	19,009	(1,388)	1,388	5,105	126,206
Net income	-	-	-	-	-	7,726	-	-	-	7,726
Directors deferred fees	-	-	-	-	-	-	(341)	341	-	-
Other comprehensive loss, net of tax	-	-	-	-	-	-	-	-	(11,903)	(11,903)
Common stock issued pursuant to:
Sale of common stock, net	1,695,434	16,122	-	-	-	-	-	-	-	16,122
Exercise of stock options	900	6	-	-	-	-	-	-	-	6
Current income tax benefit	-	1	-	-	-	-	-	-	-	1
Stock-based compensation	10,584	247	-	-	-	-	-	-	-	247
Dividend reinvestment plan	4,541	39	-	-	-	-	-	-	-	39
Preferred stock issued, net	-	-	-	-	17,161	-	-	-	-	17,161
Cash dividends:	-
Common stock, $.20 per share	-	-	-	-	-	(1,638)	-	-	-	(1,638)
Preferred stock, net of accretion	-	-	-	453	-	(2,196)	-	-	-	(1,743)
Balance, December 31, 2010	9,053,360	$86,791	$2,412	$29,757	$17,161	$22,901	$(1,729)	$1,729	$(6,798)	$152,224

See accompanying notes.

F-7

CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

Years Ended December 31, 2011, 2010 and 2009 (continued)

								Directors	Accumulated
			Common	Preferred	Preferred		Stock in	deferred	other com-
	Common stock		stock	stock	stock	Retained	directors	fees	prehensive
	Shares	Amount	warrants	Series A	Series B	earnings	rabbi trust	obligation	income (loss)	Total
	(In thousands, except share and per share data)
Balance, December 31, 2010	9,053,360	$86,791	$2,412	$29,757	$17,161	$22,901	$(1,729)	$1,729	$(6,798)	$152,224
Net income	-	-	-	-	-	6,930	-	-	-	6,930
Directors deferred fees	-	-	-	-	-	-	(776)	776	-	-
Other comprehensive income, net of tax	-	-	-	-	-	-	-	-	7,808	7,808
Common stock issued pursuant to:
Exercise of stock options	6,838	52	-	-	-	-	-	-	-	52
Stock-based compensation	13,242	373	-	-	-	-	-	-	-	373
Dividend reinvestment plan	27,450	205	-	-	-	-	-	-	-	205
Cash dividends:	-
Common stock, $.20 per share	-	-	-	-	-	(1,813)	-	-	-	(1,813)
Preferred stock, net of accretion	-	-	-	480	-	(2,404)	-	-	-	(1,924)
Balance, December 31, 2011	9,100,890	$87,421	$2,412	$30,237	$17,161	$25,614	$(2,505)	$2,505	$1,010	$163,855

See accompanying notes.

F-8

Consolidated Statements Of Cash Flows

Years Ended December 31, 2011, 2010 and 2009

	2011	2010	2009
	(In thousands)
Operating Activities
Net income	$6,930	$7,726	$6,537
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for loan losses	18,214	26,382	15,750
Depreciation and amortization	2,309	1,912	1,579
Amortization of premiums, net	502	355	529
Amortization of core deposit intangible	416	372	246
Provision for deferred income taxes (benefit)	(1,918)	(1,017)	(2,259)
Accretion of fair value purchase accounting adjustments	(7,461)	(6,296)	-
Stock-based compensation	373	247	52
Deferred compensation	1,187	1,464	844
Earnings on bank-owned life insurance	(1,688)	(986)	(931)
Gain on acquisition	(7,800)	(19,261)	-
Gain on sale of investment securities, net	(1,202)	(535)	(3,610)
Losses on other real estate owned	9,655	5,384	109
Gain on sale of loans (mortgage fees)	(2,230)	(1,583)	(1,108)
Origination of loans held for sale	(91,255)	(103,461)	(81,949)
Proceeds from sales of loans held for sale	91,942	101,059	80,851
(Increase) decrease in accrued interest receivable	755	532	(786)
Decrease in FDIC indemnification asset	21,541	27,408	-
Increase in other assets	(1,584)	(7,079)	(13,858)
Increase (decrease) in accrued expenses and other liabilities	(4,197)	426	208
Other operating activities, net	5,181	2,100	1,064
Net cash provided by operating activities	39,671	35,149	3,268
Investing Activities
Purchases of investment securities available for sale	(80,815)	(67,125)	(68,603)
Purchases of investment securities held to maturity	(5,323)	-	-
Proceeds from sales of investment securities available for sale	50,717	77,148	89,808
Proceeds from maturities of investment securities available for sale	32,510	53,204	48,120
Redemption of Federal Home Loan Bank stock	463	675	7,284
Investment in bank-owned life insurance	-	(18,028)	(33)
Net increase in loans	(157,659)	(122,027)	(95,713)
Purchases of premises and equipment	(10,550)	(4,682)	(3,531)
Proceeds from disposal of premises and equipment	19	14	27
Investment in other real estate owned	(1,035)	(1,295)	(1,829)
Proceeds from sales of other real estate owned	30,433	11,433	4,656
Purchase of interest rate derivative	-	-	(24,003)
Net cash received from acquisitions	38,648	61,112	-
Net cash used by investing activities	(102,592)	(9,571)	(43,817)
Financing Activities
Net increase (decrease) in deposits	86,139	(20,395)	203,865
Net increase (decrease) in short-term borrowings	6,004	(28,615)	(148,860)
Decrease in long-term debt	-	(24,602)	-
Proceeds from issuance of preferred stock	-	17,161	-
Proceeds from issuance of common stock	-	16,122	-
Proceeds from exercise of stock options	52	6	32
Tax benefit from exercise of stock options	-	1	3
Purchase and retirement common stock	-	-	(144)
Common stock issued pursuant to dividend reinvestment plan	205	39	-
Cash dividends paid, net of accretion	(3,737)	(3,381)	(2,944)
Net cash provided (used) by financing activities	88,663	(43,664)	51,952
Net increase (decrease) in cash and cash equivalents	25,742	(18,086)	11,403
Cash and cash equivalents, beginning of year	30,087	48,173	36,770
Cash and cash equivalents, end of year	$55,829	$30,087	$48,173

F-9

Consolidated Statements Of Cash Flows

Years Ended December 31, 2011, 2010 and 2009 (continued)

	2011	2010	2009
	(In thousands)
Supplemental Statement of Cash Flows Disclosure
Interest paid	$33,095	$34,595	$33,475
Income taxes paid	1,101	2,152	2,710
Summary of Noncash Investing and Financing Activities
Increase (decrease) in fair value of investment securities available for sale, net of tax	$7,966	$(2,796)	$6,061
Decrease in fair value of cash flow hedge, net of tax	(158)	(9,107)	(4,356)
Transfer of loans to foreclosed real estate	41,028	34,213	12,348
Transfer of investment securities available for sale to investment securities held to maturity	85,780	-	-
FDIC indemnification asset increase for losses, net	8,721	8,000	-
Decrease in accrual of dividends payable	-	-	(285)
Acquisitions:
Fair value of assets acquired	212,013	581,940	-
Fair value of liabilities assumed	207,219	570,087	-
Net assets acquired	4,794	11,853	-

See accompanying notes.

F-10

BNC BANCORP AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization

BNC Bancorp (“the Company”) is a bank holding company for Bank of North Carolina (“BNC”), a wholly owned subsidiary, headquartered in High Point, North Carolina. The Company also maintains four wholly-owned special-purpose subsidiary trusts that issue trust preferred securities. The information in the consolidated financial statements relates primarily to BNC. BNC is a full service commercial bank providing commercial banking services tailored to the particular banking needs of the communities it serves in North and South Carolina. BNC’s primary source of revenue is derived from loans to customers, who are predominantly individuals and small to medium size businesses in BNC’s market areas.

The Company is subject to the rules and regulations of the Federal Reserve Bank. BNC is operating under the Banking Laws of North Carolina, and is subject to the rules and regulations of the NCOCB and FDIC. Accordingly, the Company and BNC are examined periodically by those regulatory authorities.

Basis of Presentation

The accompanying consolidated financial statements include the accounts and transactions of the Company and BNC, collectively referred to herein as the “Company”. All significant intercompany transactions and balances have been eliminated in consolidation.

Use of Estimates

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America (“GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. On an ongoing basis, the Company evaluates its estimates, including those relating to the allowance for loan losses, determination of fair values of acquired assets and assumed liabilities, loss estimates related to loans and other real estate owned, intangible assets and goodwill, and income taxes.

Reclassifications

Certain amounts in the 2010 and 2009 consolidated financial statements have been reclassified to conform to the 2011 presentation. The reclassifications had no effect on net income, net income available to common shareholders or shareholders' equity as previously reported.

F-11

BNC BANCORP AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Acquisition Accounting

The Company accounts for its business combinations using the acquisition method of accounting. This method requires the use of fair values in determining the carrying values of the purchased assets and assumed liabilities, which are recorded at fair value at acquisition date, and identifiable intangible assets are recorded at fair value. Fair values are subject to refinement for up to one year after the closing date of an acquisition as information relative to closing date fair values becomes available.

Purchased loans acquired are recorded at fair value on their acquisition date and no allowance for loan losses related to the acquired loans is recorded, as the fair value of the loans acquired incorporates assumptions regarding credit risk, exclusive of the loss-share agreements if the acquisition was a FDIC-assisted transaction. The fair value estimates associated with the loans include estimates related to expected prepayments and the amount and timing of undiscounted expected principal, interest and other cash flows. When the loans have evidence of credit deterioration since origination and it is probable at the date of acquisition the Company will not collect all contractually required principal and interest payments, the difference between contractually required payments at acquisition and the cash flows expected to be collected at acquisition is referred to as the non-accretable difference. The Company must estimate expected cash flows at regular intervals. Subsequent decreases in the expected cash flows will generally result in a provision for loan losses. Subsequent increases in cash flows result in a reversal of the provision for loan losses to the extent of prior charges and adjusted accretable yield which will have a positive impact on interest income.

In a FDIC-assisted transaction, since the FDIC will reimburse the Company for losses on certain acquired assets under loss-share agreements, should the Company experience a loss, an indemnification asset is recorded at fair value at the acquisition date. The indemnification asset is recognized at the same time as the indemnified assets, and measured on the same basis as the asset that is being indemnified, subject to collectability or contractual limitations. The loss-share agreements on the acquisition date reflect the reimbursements expected to be received from the FDIC, using an appropriate discount rate, which reflects counterparty credit risk and other uncertainties. If an indemnification asset is measured at fair value, a separate valuation allowance is not necessary, because its fair value measurement will reflect any uncertainties in future cash flows.

Cash and Cash Equivalents

For the purpose of presentation in the statements of cash flows, cash and cash equivalents include cash and due from banks and interest-earning deposits in other banks with maturities of three months or less. From time to time, BNC may have deposits in excess of federally insured limits.

Federal regulations require financial institutions to set aside a specified amount as a reserve against transaction accounts and time deposits. At December 31, 2011, the Company’s reserve requirement was $11.3 million.

F-12

BNC BANCORP AND SUBSIDIARY NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Investment Securities

Investment securities are classified into one of three categories on the date of purchase and accounted for as follows: (1) debt securities that the Company has the positive intent and the ability to hold to maturity are classified as held to maturity and reported at amortized cost; (2) debt and equity securities that are bought and held principally for the purpose of selling them in the near term are classified as trading securities and reported at fair value, with unrealized gains and losses included in earnings; (3) debt and equity securities not classified as either held to maturity securities or trading securities are classified as available for sale securities and reported at fair value, with unrealized gains and losses, net of taxes, reported as other comprehensive income.

Premiums are amortized and discounts accreted using the interest method over the remaining terms of the related securities. Gains and losses on the sale of investment securities are determined using the specific identification method and are included in non-interest income on a trade date basis, as well as declines in value of the investment securities that are judged to be other than temporary.

Federal Home Loan Bank Stock

As a member of the Federal Home Loan Bank of Atlanta (the "FHLB"), the Company is required to maintain an investment in the stock of the FHLB based upon the amount of outstanding FHLB borrowings. This stock is carried at cost, which amounted to $9.2 million and $9.1 million at December 31, 2011 and 2010, respectively. Due to the redemption provisions of the FHLB, the Company estimates that fair value equals cost and that this investment was not impaired at December 31, 2011.

Loans Held for Sale

The Company originates certain single family, residential first mortgage loans for sale on a presold basis and these loans are classified as loans held for sale. Loans held for sale are carried at the lower of cost or estimated fair value in the aggregate as determined by outstanding commitments from investors. Upon closing, these loans, together with their servicing rights, are sold to other financial institutions under prearranged terms. The Company recognizes certain origination and service fees at the time of sale, which are classified as mortgage fees on the consolidated statements of income.

Loans and Allowance for Loan Losses

Loans that management has the intent and ability to hold for the foreseeable future or until maturity are reported at their outstanding principal adjusted for any charge-offs, the allowance for loan losses, and deferred fees or costs on originated loans and unamortized premiums or discounts on purchased loans. Loan origination fees and certain direct origination costs are capitalized and recognized as an adjustment of the yield of the related loan. Interest on loans is recorded based on the principal amount outstanding.

The Company considers a loan impaired, based on current information and events, if it is probable that the Company will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. All impaired loans are measured based on the present value of the expected future cash flows discounted at the loan's effective interest rate, the loan's observable market price, or at the fair value of the collateral if the loan is collateral dependent.

F-13

BNC BANCORP AND SUBSIDIARY NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The Company uses several factors in determining if a loan is impaired. Internal asset classification procedures include a thorough review of significant loans and lending relationships and include the accumulation of related data. This data includes loan payment status and the borrowers' financial data, cash flows, operating income or loss, and other factors. While management uses the best information available to make evaluations, this evaluation is inherently subjective as it requires material estimates including the amounts and timing of future cash flows expected to be received on impaired loans that may be susceptible to significant change.

The allowance for loan losses is established through a provision for loan losses charged to expense. Loans are charged-off against the allowance when management believes that the collectability of principal is unlikely. Recoveries of amounts previously charged-off are credited to the allowance. The allowance is an amount that management believes will be adequate to absorb probable losses on existing loans based on evaluations of the collectability of loans. The evaluations take into consideration such factors as changes in the nature and volume of the loan portfolio, overall portfolio quality, historical loan losses, review of specific loans for impairment, and current economic conditions and trends that may affect the borrowers' ability to pay. Accrual of interest is discontinued on loans when management believes, after considering economic and business conditions and collection efforts and the value of the underlying collateral, that the borrowers' financial condition is such that collection is doubtful.

In addition, various regulatory agencies, as an integral part of their examination process, periodically review BNC’s allowance for loan losses. Such agencies may require BNC to recognize adjustments to the allowance based on their judgments of information available to them at the time of their examination.

Income Recognition of Impaired and Nonaccrual Loans

Loans, including impaired loans, are generally classified as nonaccrual if they are past due as to maturity or payment of principal or interest for a period of more than ninety (90) days, unless such loans are well-secured and in the process of collection. If a loan or a portion of a loan is classified as doubtful or is partially charged off, the loan is generally classified as nonaccrual. Loans that are on a current payment status or past due less than ninety (90) days may also be classified as nonaccrual if repayment in full of principal and/or interest is in doubt.

Loans may be returned to accrual status when all principal and interest amounts contractually due (including arrearages) are reasonably assured of repayment within an acceptable period of time and there is a sustained period of repayment performance (generally, a minimum of six months) by the borrower in accordance with the contractual terms of interest and principal.

While a loan is classified as nonaccrual and the future collectability of the recorded loan balance is doubtful, collections of interest and principal are generally applied as a reduction to principal outstanding, except loans with scheduled amortizations where the payment is generally applied to the oldest payment due. When future collection of the recorded loan balance is expected, interest income may be recognized on a cash basis. In the case where a nonaccrual loan had been partially charged off, recognition of interest on a cash basis is limited to that which would have been recognized on the recorded loan balance at the contractual interest rate. Receipts in excess of that amount are recorded as recoveries to the allowance for loan losses until prior charge-offs have been fully recovered.

F-14

BNC BANCORP AND SUBSIDIARY NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Comprehensive Income

Comprehensive income is defined as the change in equity during a period for non-owner transactions and is divided into net income and other comprehensive income. Other comprehensive income includes revenues, expenses, gains, and losses that are excluded from earnings under current accounting standards. Accumulated other comprehensive income at December 31, 2011, 2010 and 2009 consists of the following (dollars in thousands):

	2011	2010	2009
Unrealized holding gains – investment securities available for sale, net of tax	$8,637	$3,882	$6,677
Unrealized holding gains – investment securities transferred from available for sale to held to maturity, net of tax	3,211	-	-
Unrealized holding losses – cash flow hedge instruments, net of tax	(10,838)	(10,680)	(1,572)
Total accumulated other comprehensive income (loss)	$1,010	$(6,798)	$5,105

Premises and Equipment

Premises and equipment are stated at cost less accumulated depreciation and amortization. Land is carried at cost. Depreciation and amortization are computed using the straight-line method over the estimated useful lives of the respective assets which are 40 years for buildings and 3 to 10 years for furniture, fixtures and equipment. Leasehold improvements are amortized over the terms of the respective leases or the estimated useful lives of the improvements, whichever is shorter. Repairs and maintenance costs are charged to operations as incurred.

Other Real Estate Owned

Other real estate owned (“OREO”) acquired through, or in lieu of, loan foreclosure is held for sale and is initially recorded at estimated fair value less cost of disposal at the date of foreclosure, establishing a new cost basis. When property is acquired, the excess, if any, of the loan balance over estimated fair value is charged to the allowance for loan losses. Subsequent to foreclosure, valuations are periodically performed by management and the assets are carried at the lower of carrying amount or fair value less cost to sell. Revenue and expenses from operations and changes in the valuation allowance are included in loan, foreclosure and other real estate owned expenses in non-interest expense. The carrying value of other real estate owned was $68.5 million, of which $47.6 million was covered under loss-share agreements at December 31, 2011. At December 31, 2010, the carrying value of other real estate owned was $39.7 million, of which $15.8 million was covered under loss-share agreements.

F-15

BNC BANCORP AND SUBSIDIARY NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FDIC Indemnification Asset

The FDIC indemnification asset is measured separately from the related covered assets as it is not contractually embedded in the assets and is not transferable with the assets should the Company choose to dispose of them. Fair value is estimated using projected cash flows related to the loss-share agreements based on the expected reimbursements for losses and the applicable loss-sharing percentages and the estimated true-up payment at the expiration of the loss-share agreements, if applicable. These cash flows were discounted to reflect the estimated timing of the receipt of the loss-share reimbursement from the FDIC and the true-up payment to the FDIC. Cash flow projections resulting from the loss-share agreements are subject to change during the term of the agreements, including the existence of and amount of any required true-up payment owed to the FDIC.

Bank-Owned Life Insurance

The Company has purchased life insurance policies on certain current and past key employees and directors where the insurance policy benefits and ownership are retained by the employer. These policies are recorded at their cash surrender value. Income from these policies and changes in the net cash surrender value are recorded in non-interest income as earnings on bank-owned life insurance. The cash value accumulation is permanently tax deferred if the policy is held to the insured person’s death and certain other conditions are met.

Goodwill and Other Intangible Assets

Goodwill represents the excess of the purchase price over the fair value of net assets acquired in a business combination. Goodwill is not amortized, but on an annual basis or more frequently as circumstances dictate, the Company’s management reviews goodwill and other intangible assets and evaluates events or other developments that may indicate impairment in the carrying amount.

Identifiable intangible assets are acquired assets that lack physical substance but can be distinguished from goodwill because of contractual or legal rights or because the assets are capable of being sold or exchanged either on their own or in combination with a related contract, asset, or liability. The Company’s identifiable intangible assets relate to premiums on purchased core deposits and are being amortized over their estimated useful lives. As a result of recent acquisitions, an identifiable intangible asset was recorded representing the estimated value of the core deposits acquired.

Derivatives

The Company accounts for derivative instruments in accordance with GAAP, which defines derivatives, requires that derivatives be carried at fair value on the balance sheet and provides for hedge accounting when certain conditions are met. The Company’s derivative financial instruments are recognized on the balance sheet at fair value. Changes in the fair value of derivative instruments designated as “cash flow” hedges, to the extent the hedges are highly effective, are recorded in other comprehensive income, net of tax effects. Ineffective portions of cash flow hedges, if any, are recognized in current period earnings. Other comprehensive income or loss is reclassified into current period earnings when the hedged transaction affects earnings.

F-16

BNC BANCORP AND SUBSIDIARY NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The Company assesses, both at the inception of the hedge and on an ongoing basis, whether derivatives used as hedging instruments are highly effective in offsetting the changes in the cash flow of the hedge items. If it is determined that a derivative is not highly effective as a hedge or ceases to be highly effective, the Company will discontinue hedge accounting prospectively.

Earnings Per Share

Basic earnings per common share is computed using the weighted average number of common shares and participating securities outstanding during the reporting period. Diluted earnings per common share is the amount of earnings available to each share of common stock during the reporting period adjusted to include the effect of potentially dilutive common shares. Potentially dilutive common shares include incremental shares issued for stock options, restricted stock awards and the warrant under the Treasury’s CPP (collectively referred to herein as “Stock Rights”). Potentially dilutive common shares are excluded from the computation of dilutive earnings per share in the periods in which the effect would be anti-dilutive.

The weighted average numbers of shares outstanding or assumed to be outstanding for the years ended December 31, are as follows (dollars in thousands):

	2011	2010	2009
Net income available to common shareholders	$4,526	$5,530	$4,553
Add: Cash dividends on convertible preferred stock	361	180	-
Net income available to participating common shareholders	$4,887	$5,710	$4,553

Weighted average common shares - basic	9,073,024	8,273,566	7,340,015
Add: Effect of convertible preferred stock	1,804,566	988,803	-
Weighted average participating common shares - basic	10,877,590	9,262,369	7,340,015
Effects of dilutive Stock Rights	16,541	75,023	7,685
Weighted average participating common shares - diluted	10,894,131	9,337,392	7,347,700

Basic earnings per common share	$0.45	$0.62	$0.62
Diluted earnings per common share	$0.45	$0.61	$0.62

For the years ended December 31, 2011, 2010 and 2009, there were 677,590, 121,653 and 747,735 shares, respectively, of Stock Rights that were excluded in computing diluted shares outstanding because the exercise price exceeded the market price of the common shares outstanding.

F-17

BNC BANCORP AND SUBSIDIARY NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Income Taxes

Deferred income taxes are recognized for the tax consequences of temporary differences between financial statement carrying amounts and the tax bases of existing assets and liabilities that will result in taxable or deductible amounts in future years. These temporary differences are multiplied by the enacted income tax rate expected to be in effect when the taxes become payable or receivable. The effect on deferred taxes of a change in tax rates is recognized in income in the period that includes the enactment date. Deferred tax assets are reduced, if necessary, by the amount of such benefits that are not expected to be realized based on available evidence.

Stock Compensation Plans

The Company follows the provisions of the authoritative guidance regarding share-based compensation. This guidance establishes fair value as the measurement objective in accounting for stock awards and requires the application of fair value measurement method in accounting for compensation cost, which is recognized over the requisite service period.

Segment Reporting

The Company follows the authoritative guidance which requires management to report selected financial and descriptive information about reportable operating segments. The guidance also establishes standards for related disclosures about products and services, geographic areas, and major customers. Generally, disclosures are required for segments internally identified to evaluate performance and resource allocation. In all material respects, the Company’s operations are entirely within the commercial banking segment, and the consolidated financial statements presented herein reflect the results of that segment. Also, BNC has no foreign operations or customers.

Recently Adopted and Issued Accounting Standards

In January 2011, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2011-01, Deferral of the Effective Date of Disclosures about Troubled Debt Restructurings in Update No. 2010-20 (“ASU 2011-01”). The amendments in ASU 2011-01 defer the effective date of the disclosures regarding troubled debt restructurings in ASU No. 2010-20 for public entities. The effective date is for interim and annual reporting periods ending after June 15, 2011. As the provisions of this ASU only defer the effective date of disclosure requirements related to troubled debt restructurings, the adoption of this ASU did not have an impact on the Company’s consolidated financial statements.

In April 2011, the FASB issued ASU No. 2011-02, A Creditor’s Determination of Whether a Restructuring is a Troubled Debt Restructuring (“ASU No. 2011-02”). ASU No. 2011-02 provides additional guidance to clarify when a loan modification or restructuring is considered a troubled debt restructuring (“TDR”) in order to address current diversity in practice and lead to more consistent application of U.S. GAAP for debt restructurings. In evaluating whether a restructuring constitutes a troubled debt restructuring, a creditor must separately conclude that both of the following exist: (1) the restructuring constitutes a concession, and (2) the debtor is experiencing financial difficulties. A provision in ASU No. 2011-02 also ends the FASB’s deferral of the additional disclosures about troubled debt restructurings as required by ASU No. 2010-20. The provisions of ASU No. 2011-02 were effective for the Company’s reporting period ending September 30, 2011. The adoption of ASU No. 2011-02 did not have a material impact on the Company’s consolidated financial statements.

F-18

BNC BANCORP AND SUBSIDIARY NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

In April 2011, the FASB issued ASU No. 2011-03, Reconsideration of Effective Control for Repurchase Agreements (“ASU 2011-03”). ASU 2011-03 modifies the criteria for determining when repurchase agreements would be accounted for as a secured borrowing rather than as a sale. Currently, an entity that maintains effective control over transferred financial assets must account for the transfer as a secured borrowing rather than as a sale. The provisions of ASU 2011-03 remove from the assessment of effective control the criterion requiring the transferor to have the ability to repurchase or redeem the financial assets on substantially the agreed terms, even in the event of default by the transferee. The FASB believes that contractual rights and obligations determine effective control and that there does not need to be a requirement to assess the ability to exercise those rights. ASU 2011-03 does not change the other existing criteria used in the assessment of effective control. The provisions of ASU 2011- 03 are effective prospectively for transactions, or modifications of existing transactions, that occur on or after January 1, 2012. As the Company accounts for all of its repurchase agreements as collateralized financing arrangements, the adoption of this ASU is not expected to have a material impact on the Company’s consolidated financial statements.

In May 2011, the FASB issued ASU No. 2011-04, Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRS (“ASU 2011- 04”). ASU 2011-04 results in a consistent definition of fair value and common requirements for measurement of and disclosure about fair value between U.S. GAAP and International Financial Reporting Standards (“IFRS”). The changes to U.S. GAAP as a result of ASU 2011-04 are as follows: (1) The concepts of highest and best use and valuation premise are only relevant when measuring the fair value of nonfinancial assets (that is, it does not apply to financial assets or any liabilities); (2) U.S. GAAP currently prohibits application of a blockage factor in valuing financial instruments with quoted prices in active markets. ASU 2011-04 extends that prohibition to all fair value measurements; (3) An exception is provided to the basic fair value measurement principles for an entity that holds a group of financial assets and financial liabilities with offsetting positions in market risks or counterparty credit risk that are managed on the basis of the entity’s net exposure to either of those risks. This exception allows the entity, if certain criteria are met, to measure the fair value of the net asset or liability position in a manner consistent with how market participants would price the net risk position; (4) Aligns the fair value measurement of instruments classified within an entity’s shareholders’ equity with the guidance for liabilities; and (5) Disclosure requirements have been enhanced for recurring Level 3 fair value measurements to disclose quantitative information about unobservable inputs and assumptions used, to describe the valuation processes used by the entity, and to describe the sensitivity of fair value measurements to changes in unobservable inputs and interrelationships between those inputs. In addition, entities must report the level in the fair value hierarchy of items that are not measured at fair value in the statement of condition but whose fair value must be disclosed. The provisions of ASU 2011-04 are effective for the Company’s interim reporting period beginning on or after December 15, 2011. The adoption of ASU 2011-04 is not expected to have a material impact on the Company’s consolidated financial statements.

F-19

BNC BANCORP AND SUBSIDIARY NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

In June 2011, the FASB issued ASU No. 2011-05, Presentation of Comprehensive Income (“ASU 2011-05”). The provisions of ASU 2011-05 allow an entity the option to present the total of comprehensive income, the components of net income, and the components of other comprehensive income either in a single continuous statement of comprehensive income or in two separate but consecutive statements. In both choices, an entity is required to present each component of net income along with total net income, each component of other comprehensive income along with a total for other comprehensive income, and a total amount for comprehensive income. The statement(s) are required to be presented with equal prominence as the other primary financial statements. ASU 2011-05 eliminates the option to present the components of other comprehensive income as part of the statement of changes in shareholders’ equity but does not change the items that must be reported in other comprehensive income or when an item of other comprehensive income must be reclassified to net income. In December 2011, the FASB issued ASU No. 2011-12, Deferral of the Effective Date for Amendments to the Presentation of Reclassifications of Items Out of Accumulated Other Comprehensive Income in Accounting Standards Update No. 2011-05 (“ASU 2011-12”). ASU 2011-12 defers indefinitely the requirement to present reclassification adjustments and the effect of those reclassification adjustments on the face of the financial statements where net income is presented, by component of net income, and on the face of the financial statements where other comprehensive income is presented, by component of other comprehensive income. The adoption of ASU 2011-12 will have no impact on the Company’s consolidated financial statements.

In September 2011, the FASB issued ASU No. 2011-08, Intangibles—Goodwill and Other (Topic 350): Testing Goodwill for Impairment (“ASU 2011-08”). The provisions of ASU 2011-08 are intended to simplify how entities, both public and nonpublic, test goodwill for impairment. ASU 2011-08 permits an entity to first assess qualitative factors to determine whether it is "more likely than not" that the fair value of a reporting unit is less than its carrying amount as a basis for determining whether it is necessary to perform the two-step goodwill impairment test described in Topic 350, Intangibles-Goodwill and Other. The more-likely-than-not threshold is defined as having a likelihood of more than 50%. ASU 2011-08 is effective for annual and interim goodwill impairment tests performed for fiscal years beginning after December 15, 2011. Early adoption is permitted, including for annual and interim goodwill impairment tests performed as of a date before September 15, 2011, if an entity’s financial statements for the most recent annual or interim period have not yet been issued. The adoption of ASU 2011-08 is not expected to have a material impact on the Company’s consolidated financial statements.

In December 2011, the FASB issued ASU No. 2011-11, Disclosures about Offsetting Assets and Liabilities (“ASU 2011-11”). ASU 2011-11 requires an entity to offset, and present as a single net amount, a recognized eligible asset and a recognized eligible liability when it has an unconditional and legally enforceable right of setoff and intends either to settle the asset and liability on a net basis or to realize the asset and settle the liability simultaneously. ASU 2011-11 also requires an entity to disclose information about offsetting and related arrangements to enable users of its financial statements to understand the effect of those arrangements on its financial position. The amendments are effective for annual and interim reporting periods beginning on or after January 1, 2013. The Company is currently in the process of evaluating the ASU but does not expect it will have a material impact on the Company’s consolidated financial statements.

F-20

BNC BANCORP AND SUBSIDIARY NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Other accounting standards that have been issued or proposed by the FASB or other standards-setting bodies are not expected to have a material impact on the Company’s financial position, results of operations and cash flows.

NOTE B – ACQUISITIONS

During 2011 and 2010, BNC acquired certain assets and assumed certain liabilities of Blue Ridge Savings Bank (“Blue Ridge”) and Beach First National Bank (“Beach First”), respectively, from the FDIC, and during 2011 acquired all assets and assumed all liabilities of Regent Bank, South Carolina (“Regent”) from the purchase of all of its outstanding capital stock. BNC has determined that each of these acquisitions constitute a business combination as defined by FASB ASC Topic 805: Business Combinations (“ASC Topic 805”), which establishes principles and requirements for how the acquirer of a business recognizes and measures in its financial statements the identifiable assets acquired and the liabilities assumed. BNC has recorded these acquisitions at their respective acquisition date estimated fair values in accordance with ASC Topic 805.

The estimated fair values are subject to refinement for up to one year after the closing date of the acquisition as additional information regarding closing date fair values becomes available. During this one year period, the causes of any changes in cash flow estimates are considered to determine whether the change results from circumstances that existed as of the acquisition date or if the change results from an event that occurred after the date of acquisition.

FDIC-Assisted Acquisitions

On October 14, 2011, BNC acquired certain assets and assumed certain liabilities of Blue Ridge from the FDIC in a FDIC-assisted transaction (the “Blue Ridge Agreement”). Blue Ridge was a banking association headquartered in Asheville, North Carolina that operated from nine branches in North Carolina and from one branch in South Carolina. BNC made this acquisition to enter into a new market outside the central North Carolina region and to allow BNC to further expand its geographic footprint throughout the Carolinas.

The loans and other real estate owned acquired as part of the Blue Ridge Agreement, are covered by two loss-share agreements between the FDIC and BNC (one for single family residential mortgage loans and the other for all other loans and other real estate owned), which affords BNC significant loss protection. Under the terms of the loss-share agreements, the FDIC will absorb 80% of losses and share in 80% of loss recoveries. The term for the loss-share agreement for single family residential mortgage loans is in effect for 10 years and the loss-share agreement for all other loans and other real estate owned is in effect for 5 years from the October 14, 2011 acquisition date and the loss recovery provisions are in effect for 10 years and 8 years, respectively, from the acquisition date.

BNC also has agreed to make a true-up payment to the FDIC 45 days after October 31, 2021 (or, if later, the time of disposition of all acquired assets pursuant to the loss-share agreements) equal to 50% of the excess, if any, of the following calculation: A-(B+C+D), where (A) equals 20% of the intrinsic loss estimate of $41.6 million; (B) equals the Net Loss Amount; (C) equals 25% of the asset (discount) bid or ($4.4 million) and (D) equals 3.5% of total Shared Loss Assets at the inception of the related loss-share agreement of $139.8 million. Based upon BNC’s estimate, as of December 31, 2011, no true-up payment will be required to be paid to the FDIC by BNC.

F-21

BNC BANCORP AND SUBSIDIARY NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

A summary of the assets received and liabilities assumed from the FDIC for Blue Ridge and the estimated fair value adjustments resulting in the net after-tax gain are as follows (dollars in thousands):

	October 14, 2011
	As recorded by	Fair value		As recorded
	Blue Ridge	adjustments		by BNC
Assets
Cash and due from banks	$24,716	$-		$24,716
Investment securities available for sale	2,850	-		2,850
Federal Home Loan Bank stock, at cost	391	-		391
Loans covered under loss-share agreements	89,482	(23,895	)(1)	65,587
Other real estate owned covered under loss-share agreements	50,368	(20,307	)(2)	30,061
FDIC indemnification asset	-	33,928	(3)	33,928
Accrued interest receivable	465	-		465
Core deposit intangible	-	817	(4)	817
Other assets	62	683	(5)	745
Total assets acquired	$168,334	$(8,774)		$159,560
Liabilities
Deposits	$160,358	$255	(6)	$160,613
Deferred tax liability	-	2,998	(7)	2,998
Other liabilities	69	-		69
Total liabilities assumed	160,427	3,253		163,680
Excess of assets acquired over liabilites assumed	$7,907
Aggregate fair value adjustments		$(12,027)
Cash received from the FDIC				8,900
Net assets acquired (net after-tax gain)				$4,780

Explanation of fair value adjustments:

(1)- Adjustment for the fair value of the acquired loan portfolio.

(2)- Adjustment for estimated OREO losses of the acquired OREO portfolio.

(3)- Adjustment for the fair value of payments BNC will receive from the FDIC under loss-share agreements.

(4)- Adjustment for the estimated value of the core deposit intangible.

(5)- Adjustment for amount due to BNC from the FDIC.

(6)- Adjustment for fair value of time deposits.

(7)- Adjustment for the deferred tax liability from the acquisition gain.

In connection with the transaction, BNC recorded $4.8 million in net after-tax gain ($7.8 million pre-tax gain) associated with the acquisition. The net gain represents the excess of the estimated fair value of the assets acquired, including cash received from the FDIC, over the estimated fair value of the liabilities assumed and is influenced significantly by the FDIC-assisted transaction process. Under the FDIC-assisted transaction process, only certain assets and liabilities are transferred to the acquirer and, depending on the nature and amount of the acquirer’s bid, the FDIC may be required to make a cash payment to the acquirer. To the extent there are additional adjustments to the respective acquisition date fair values up to one year following the respective acquisition, there will be additional adjustments to the gain.

F-22

BNC BANCORP AND SUBSIDIARY NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

On April 9, 2010, BNC acquired certain assets and assumed certain liabilities of Beach First from the FDIC in a FDIC-assisted transaction (the “Beach First Agreement”). Beach First was a full-service commercial bank headquartered in Myrtle Beach, South Carolina that operated seven branch locations in the Coastal South Carolina region. BNC made this acquisition to enter into a new market outside the central North Carolina region and to allow BNC to expand its geographic footprint in the Carolinas.

The loans and other real estate owned acquired as part of the Beach First Agreement, are covered by two loss-share agreements between the FDIC and BNC (one for single family residential mortgage loans and the other for all other loans and other real estate owned), which affords BNC significant loss protection. Under the terms of the loss-share agreements, the FDIC will absorb 80% of losses and share in 80% of loss recoveries. The term for the loss-share agreement for single family residential mortgage loans is in effect for 10 years and the loss-share agreement for all other loans and other real estate owned is in effect for 5 years from the April 9, 2010 acquisition date and the loss recovery provisions are in effect for 10 years and 8 years, respectively, from the acquisition date.

In addition, on June 14, 2020 (the “True-Up Measurement Date”), BNC has agreed to pay to the FDIC 50% of the excess, if any, of (i) 20% of $136.0 million less (ii) the sum of (A) 25% of the asset premium (discount) or ($68.0 million), plus (B) 25% of the cumulative shared loss payments (defined as the aggregate of all loss-sharing payments made by the FDIC to BNC under the loss-sharing agreements minus the aggregate of all reimbursement payments made by BNC to the FDIC under the loss-sharing agreements), plus (C) the period servicing amounts for any 12-month period prior to and ending on the True-Up Measurement Date (defined as the product of the simple average of the principal amount of shared loss loans and shared loss assets, other than shared loss securities) at the beginning of the period, times 1%. Based upon BNC’s estimate, as of December 31, 2011, no true-up payment will be required to be paid to the FDIC by BNC.

A summary of the assets received and liabilities assumed from the FDIC for Beach First and the estimated fair value adjustments resulting in the net after-tax gain are as follows (dollars in thousands):

F-23

BNC BANCORP AND SUBSIDIARY NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

	April 9, 2010
	As recorded by	Fair value		As recorded
	Beach First	adjustments		by BNC
Assets
Cash and due from banks	$47,845	$-		$47,845
Investment securities available for sale	60,433	(472	)(1)	59,961
Federal Home Loan Bank stock, at cost	3,661	-		3,661
Loans covered under loss-share agreements	487,776	(130,934	)(2)	356,842
Other real estate owned covered under loss-share agreements	8,719	(1,998	)(3)	6,721
FDIC indemnification asset	-	87,765	(4)	87,765
Accrued interest receivable	2,717	-		2,717
Core deposit intangible	-	1,118	(5)	1,118
Other assets	2,043	-		2,043
Total assets acquired	$613,194	$(44,521)		$568,673
Liabilities
Deposits	$498,587	$1,396	(6)	$499,983
Borrowings	58,078	2,491	(7)	60,569
Deferred tax liability	-	7,436	(8)	7,436
Other liabilities	581	1,518	(9)	2,099
Total liabilities assumed	557,246	12,841		570,087
Excess of assets acquired over liabilites assumed	$55,948
Aggregate fair value adjustments		$(57,362)
Cash received from the FDIC				13,267
Net assets acquired (net after-tax gain)				$11,853

Explanation of fair value adjustments:

(1)- Adjustment for the fair value of investment securities available for sale.

(2)- Adjustment for the fair value of the acquired loan portfolio.

(3)- Adjustment for estimated OREO losses of the acquired OREO portfolio.

(4)- Adjustment for the fair value of payments BNC will receive from the FDIC under loss-share agreements.

(5)- Adjustment for the estimated value of the core deposit intangible.

(6)- Adjustment for fair value of time deposits.

(7)- Adjustment for fair value of FHLB advances.

(8)- Adjustment for the deferred tax liability from the acquisition gain.

(9)- Adjustment for amounts due to the FDIC from BNC.

In connection with the transaction, BNC recorded $11.9 million in net after-tax gain ($19.3 million pre-tax gain) associated with the acquisition. The net gain represents the excess of the estimated fair value of the assets acquired, including cash received from the FDIC, over the estimated fair value of the liabilities assumed and is influenced significantly by the FDIC-assisted transaction process. Under the FDIC-assisted transaction process, only certain assets and liabilities are transferred to the acquirer and, depending on the nature and amount of the acquirer’s bid, the FDIC may be required to make a cash payment to the acquirer.

F-24

BNC BANCORP AND SUBSIDIARY NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Other Acquisition

On December 30, 2011, BNC acquired Regent through the purchase of all of its outstanding capital stock from Regent Bancorp, Inc., a Florida corporation. Regent was a full-service, federal savings association headquartered in Greenville, South Carolina, servicing the Greenville area. BNC made this acquisition to enter into the Greenville, South Carolina market and to expand its geographic footprint in the Carolinas.

A summary of the assets received and liabilities assumed in the Regent acquisition, and the estimated fair value adjustments, are as follows (dollars in thousands):

	December 30, 2011
	As recorded by	Fair value		As recorded
	Regent	adjustments		by BNC
Assets
Cash and due from banks	$14,782	$-		$14,782
Investment securities available for sale	962	-		962
Federal Home Loan Bank stock, at cost	85	-		85
Loans and loans held for sale	31,753	(19	)(1)	31,734
Premises and equipment, net	2,639	1,774	(2)	4,413
Accrued interest receivable	101	-		101
Core deposit intangible	-	270	(3)	270
Other assets	956	-		956
Total assets acquired	$51,278	$2,025		$53,303
Liabilities
Deposits	$43,295	$70	(4)	$43,365
Deferred tax liability	-	8	(5)	8
Other liabilities	166	-		166
Total liabilities assumed	43,461	78		43,539
Excess of assets acquired over liabilites assumed	$7,817
Aggregate fair value adjustments		$1,947
Cash paid to Regent Bancorp, Inc.				(9,750)
Net assets acquired (net after-tax gain)				$14

Explanation of fair value adjustments:

(1)- Adjustment for the fair value of the acquired loan portfolio, net of the removal of the loan loss reserve.

(2)- Adjustment for the fair value of the fixed assets acquired.

(3)- Adjustment for the estimated value of the core deposit intangible.

(4)- Adjustment for fair value of time deposits.

(5)- Adjustment for the deferred tax liability from the acquisition gain.

In connection with the transaction, BNC recorded $14,000 in net after-tax gain ($22,000 pre-tax gain) associated with the acquisition. The net gain represents the excess of the estimated fair value of the assets acquired, including cash paid to purchase the outstanding capital stock, over the estimated fair value of the liabilities assumed. To the extent there are additional adjustments to the respective acquisition date fair values up to one year following the respective acquisition, there will be additional adjustments to the gain.

F-25

BNC BANCORP AND SUBSIDIARY NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE C – INVESTMENT SECURITIES

The amortized cost and estimated fair values of investment securities as of December 31, 2011 and 2010 are as follows (dollars in thousands):

		Gross	Gross
	Amortized	unrealized	unrealized	Fair
2011	cost	gains	losses	value
Available for sale:
U.S. government agencies	$22,719	$482	$-	$23,201
State and municipals	152,688	7,996	128	160,556
Mortgage-backed securities:
Residential government sponsored	76,622	4,823	9	81,436
Other government sponsored	16,089	892	-	16,981
Other	47	-	-	47
	$268,165	$14,193	$137	$282,221
Held to maturity:
State and municipals	$91,036	$446	$20	$91,462
Other debt securities	6,000	-	1,120	4,880
	$97,036	$446	$1,140	$96,342

		Gross	Gross
	Amortized	unrealized	unrealized	Fair
2010	cost	gains	losses	value
Available for sale:
State and municipals	$221,902	$2,722	$4,082	$220,542
Mortgage-backed securities:
Residential government sponsored	100,117	5,928	176	105,869
Other government sponsored	24,487	1,926	-	26,413
Other	47	-	-	47
	$346,553	$10,576	$4,258	$352,871
Held to maturity:
Other debt securities	$6,000	$-	$720	$5,280

During the year ended December 31, 2011, the Company reclassified, at fair value, $85.8 million of investment securities available for sale to the held to maturity category. The related unrealized after-tax gains of $3.2 million remained in accumulated other comprehensive income to be amortized over the estimated remaining life of the investment securities as an adjustment of yield, offsetting the related amortization of the premium or accretion of the discount on the transferred investment securities. No gains or losses were recognized at the time of reclassification. Management considers the held to maturity classification of these investment securities to be appropriate as the Company has the positive intent and ability to hold these investment securities to maturity.

The amortized cost and estimated fair value of investment securities at December 31, 2011, by contractual maturity and projected cash flows, are shown below. Actual maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without penalties (dollars in thousands).

F-26

BNC BANCORP AND SUBSIDIARY NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

	Amortized cost	Fair value
Available for sale:
Due within one year	$24,368	$25,685
Due after one year through five years	65,052	68,250
Due after five through ten years	140,596	147,282
Due after ten years	38,149	41,004
	$268,165	$282,221
Held to maturity:
Due after five through ten years	$8,207	$7,099
Due after ten years	88,829	89,243
	$97,036	$96,342

At December 31, 2011 and 2010, investment securities with an estimated fair value of approximately $156.0 million and $165.0 million, respectively, were pledged to secure public deposits and for other purposes required or permitted by law.

The following is a summary of realized gains and losses from the sales of investment securities classified as available for sale (dollar in thousands):

	For the years ended December 31,
	2011	2010	2009

Proceeds from sales	$50,717	$77,148	$89,808

Gross realized gains on sales	$2,159	$799	$3,729
Gross realized losses on sales	(957)	(264)	-
Other than temporary impairment loss	-	-	(119)
Total realized gains, net	$1,202	$535	$3,610

The following tables show gross unrealized losses and fair values of investment securities, aggregated by investment category and length of time that the individual securities have been in a continuous unrealized loss position, at December 31, 2011 and 2010. At December 31, 2011, the unrealized losses relate to 11 state and municipal securities, three mortgage-backed securities and two corporate bonds. Of those, three of the state and municipal securities and the corporate bonds had continuous unrealized losses for more than twelve months. At December 31, 2010, the unrealized losses relate to 137 state and municipal securities and two corporate bonds. Of those, 13 of the state and municipal securities had continuous unrealized losses for more than twelve months. At December 31, 2011, the Company performed an extensive evaluation of the state and municipal investment securities portfolio at a bond-by-bond level, and based on the evaluation, none of the temporary impairment relates to the issuer’s ability to honor redemption obligations or the credit quality of the issuer. The deterioration in value is attributable to changes in market interest rates and the Company expects these investment securities to be paid in full and that any temporary impairment will be fully recoverable prior to or at maturity. Additionally, an evaluation was performed on the two corporate bonds, categorized as other debt securities, and noted no other temporary impairment on those bonds at December 31, 2011. The Company has the ability and intent to hold the investment securities for a reasonable period of time sufficient for a forecasted recovery or until maturity. The temporarily impaired investment securities as of December 31, 2011 and 2010 are as follows (dollars in thousands):

F-27

BNC BANCORP AND SUBSIDIARY NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

	Less Than 12 Months		12 Months or More		Total
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
2011	value	losses	value	losses	value	losses
Available for sale:
State and municipals	$7,559	$98	$2,289	$30	$9,848	$128
Mortgage-backed	6,232	9	-	-	6,232	9
	$13,791	$107	$2,289	$30	$16,080	$137
Held to maturity:
State and municipals	$4,149	$20	$-	$-	$4,149	$20
Other debt securities	-	-	4,880	1,120	4,880	1,120
	$4,149	$20	$4,880	$1,120	$9,029	$1,140

	Less Than 12 Months		12 Months or More		Total
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
2010	value	losses	value	losses	value	losses
Available for sale:
State and municipals	$112,579	$2,896	$9,330	$1,186	$121,909	$4,082
Mortgage-backed	10,171	176	-	-	10,171	176
	$122,750	$3,072	$9,330	$1,186	$132,080	$4,258
Held to maturity:
Other debt securities	$-	$-	$5,280	$720	$5,280	$720

NOTE D - LOANS AND ALLOWANCE FOR LOAN LOSSES

Major segments of loans, including loans covered under loss-share agreements with the FDIC (“covered”) and loans not covered under loss-share agreements (“non-covered”) at December 31, 2011 and 2010 are summarized below (dollars in thousands):

	December 31, 2011			December 31, 2010
	Covered	Non-covered		Covered	Non-covered
	loans	loans	Total	loans	loans	Total
Commercial real estate	$135,242	$723,268	$858,510	$120,053	$557,634	$677,687
Commercial construction	51,426	175,823	227,249	62,879	170,079	232,958
Commercial and industrial	16,402	124,557	140,959	24,903	111,668	136,571
Leases	-	12,815	12,815	-	10,985	10,985
Total commercial	203,070	1,036,463	1,239,533	207,835	850,366	1,058,201
Residential construction	3,992	25,757	29,749	2,402	29,949	32,351
Residential mortgage	109,058	318,148	427,206	94,701	308,615	403,316
Consumer and other	3,913	9,949	13,862	4,404	10,099	14,503
	$320,033	$1,390,317	1,710,350	$309,342	$1,199,029	1,508,371
Deferred loan costs (fees)			(867)			(191)
Total loans, net of deferred loan costs/fees			$1,709,483			$1,508,180

F-28

BNC BANCORP AND SUBSIDIARY NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The unpaid principal balance for covered loans was $385.3 million and $404.2 million at December 31, 2011 and 2010, respectively.

During 2011 and 2010, the Company acquired loans as part of several acquisitions as fully discussed in Note B - Acquisitions. The following table presents the estimated fair value of loans acquired on acquisition date, by major loan segments and impairment classification for the years ended December 31, 2011 and 2010 (dollars in thousands):

	2011			2010
	Credit-impaired	Other		Credit-impaired	Other
	loans	loans	Total	loans	loans	Total
Commercial real estate	$6,289	$29,051	$35,340	$56,690	$82,175	$138,865
Commercial construction	4,333	6,448	10,781	43,598	24,691	68,289
Commercial and industrial	-	5,355	5,355	12,769	22,195	34,964
Total commercial	10,622	40,854	51,476	113,057	129,061	242,118
Residential construction	1,575	2,917	4,492	1,719	-	1,719
Residential mortgage	7,948	32,389	40,337	46,708	60,036	106,744
Consumer and other	-	1,016	1,016	330	5,931	6,261
Total loans	$20,145	$77,176	$97,321	$161,814	$195,028	$356,842

Total non-covered loans	$-	$31,734	$31,734	$-	$-	$-
Total covered loans	20,145	45,442	65,587	161,814	195,028	356,842
Total loans	$20,145	$77,176	$97,321	$161,814	$195,028	$356,842

Covered loans acquired will be reimbursed for a substantial portion of any future losses on them under the terms of the FDIC loss-share agreements. The covered loans are reported in loans exclusive of the expected reimbursement from the FDIC. Covered loans are initially recorded at fair value at the acquisition date. The covered loans are and will be subject to the Company’s internal and external credit review and monitoring. Prospective losses incurred on covered loans are eligible for partial reimbursement by the FDIC. Subsequent decreases in the amount expected to be collected result in a provision for loan losses, an increase in the allowance for loan losses, and a proportional increase to the FDIC indemnification asset for the estimated amount to be reimbursed. Subsequent increases in the amount expected to be collected result in the reversal of any previously-recorded provision for loan losses and related allowance for loan losses and decreases to the FDIC indemnification asset, or accretion of certain fair value amounts into interest income in future periods if no provision for loan losses had been recorded.

The Company evaluates loans acquired with evidence of credit deterioration in accordance with the provisions of FASB Topic 310-30: Loans and Debt Securities Acquired with Deteriorated Credit Quality. Credit-impaired loans are those loans showing evidence of credit deterioration since origination and it is probable, at the date of acquisition, the Company will not collect all contractually required principal and interest payments. Generally, the acquired loans that meet the Company’s definition for nonaccrual status fall within the definition of credit-impaired covered loans. The following table presents loans at acquisition date accounted for under FASB Topic 310-30 for the year ending December 31, 2011 and 2010 (dollars in thousands):

F-29

BNC BANCORP AND SUBSIDIARY NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

	2011	2010
Contractually required payments receivable	$33,897	$533,158
Nonaccretable difference (expected losses and foregone interest)	(13,752)	(160,006)
Cash flows expected to be collected	20,145	373,152
Accretable yield	-	(16,310)
Fair value of impaired loans acquired	$20,145	$356,842

For the year ended December 31, 2011, the acquisition date unpaid principal balance of loans acquired that did not have probable credit deterioration was $90.8 million with an estimated fair value of $77.2 million. The discount of $13.6 million will be amortized on a level-yield basis over the economic life of the loans.

A portion of the fair value discount on acquired covered loans has an accretable yield associated with those loans that is accreted into interest income over the estimated remaining life of the loans. The remaining nonaccretable difference represents cash flows not expected to be collected. The changes in the carrying amount of covered acquired loans and accretable yield for loans receivable as of and for the years ended December 31, 2011 and 2010 is as follows (dollars in thousands):

	2011		2010
	Accretable	Carrying	Accretable	Carrying
	yield	amount	yield	amount
Balance at beginning of year	$(13,009)	$309,342	$-	$-
Additions due to acquisitions	-	65,587	(16,310)	348,842
Reductions from payments and foreclosures, net	-	(62,573)	-	(42,801)
Reclasses from non-accretable to accretable yield	(3,055)	-	-	-
Accretion	7,677	7,677	3,301	3,301
Balance at end of year	$(8,387)	$320,033	$(13,009)	$309,342

The Company has the ability to borrow funds from the FHLB and from the Federal Reserve Bank. At December 31, 2011 and 2010, real estate loans with carrying values of $496.3 million and $368.8 million, respectively, were pledged to secure borrowing facilities from these institutions.

The Company has loan and deposit relationships with its directors and executive officers and with companies with which certain directors and executive officers are associated. The following is a summary of loans to executive officers, directors, and their affiliates for the year ended December 31, 2011 (dollars in thousands):

Balance at beginning of year	$30,074
Additional borrowings during the year	3,777
Loan repayments during the year	(12,001)
Balance at end of year	$21,850

F-30

BNC BANCORP AND SUBSIDIARY NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Description of segment risks

Each loan portfolio segment is subject to risks that could have an adverse impact on the credit quality of the loan portfolio. Management has identified the most significant risks which are generally similar among the segments as follows:

Commercial real estate loans

Commercial real estate loans consist primarily of loans secured by nonresidential (owner occupied and/or non-owner occupied) real estate, multifamily housing, and agricultural loans. Commercial real estate is primarily dependent on successful operation or management of the property. While these loans are normally secured by commercial buildings for office, storage and warehouse space, it is possible that the liquidation of the collateral will not fully satisfy the obligation. The primary risk associated with multifamily loans is the ability of the income-producing property that collateralizes the loan to produce adequate cash flow to service the debt. High unemployment or generally weak economic conditions may result in customers having to provide rental rate concessions to achieve adequate occupancy rates.

Commercial construction loans

Commercial construction loans, including land development loans, are highly dependent on the supply and demand for commercial real estate in the markets served by BNC as well as the demand for newly constructed residential homes and lots that customers are developing. Continuing deterioration in demand could result in significant decreases in the underlying collateral values and make repayment of the outstanding loans more difficult for customers.

Commercial and industrial and leases

Each commercial loan or lease is centrally underwritten based primarily upon the customer’s ability to generate the required cash flow to service the debt in accordance with the contractual terms and conditions of the loan agreement. A complete understanding of the borrower’s businesses including the experience and background of the principals is obtained prior to approval. To the extent that the loan or lease is secured by collateral, which is usually personal property or business assets such as inventory or accounts receivable, which is true for the majority of commercial loans and leases, the likely value of the collateral and what level of strength the collateral brings to the transaction is evaluated. To the extent that the principals or other parties provide personal guarantees, the relative financial strength and liquidity of each guarantor is assessed. Common risks include general economic conditions within the markets BNC serves, as well as risks that are specific to each transaction including demand for products and services, personal events such as disability or change in marital status, and reductions in the value of collateral.

Residential construction loans

Residential construction loans are made to individuals and are typically secured by 1-4 family residential property. Significant and rapid declines in real estate values or demand can result in increased difficulty in converting these construction loans to permanent loans. Such a decline in values has led to unprecedented levels of foreclosures and losses within the banking industry. In addition, there has been an increase in average time houses are on the market for sale.

F-31

BNC BANCORP AND SUBSIDIARY NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Residential mortgage loans

Each residential mortgage loan is underwritten using credit scoring and analysis tools. These credit scoring tools take into account factors such as payment history, credit utilization, length of credit history, types of credit currently in use, and recent credit inquiries. To the extent that the loan is secured by collateral, the likely value of that collateral is evaluated. Common risks to each class of non-commercial loans include risks that are not specific to individual transactions such as general economic conditions within the markets BNC serves, particularly unemployment and potential declines in real estate values. Personal events such as disability or change in marital status also add risk to residential mortgage loans. Revolving mortgage loans are often secured by second liens on residential real estate, thereby making such loans particularly susceptible to declining collateral values. A substantial decline in collateral value could render a second lien position to be effectively unsecured. Additional risks include lien perfection inaccuracies and disputes with first lienholders that may further weaken the collateral position. Further, the open-end structure of these loans creates the risk that customers may draw on the lines in excess of the collateral value if there have been significant declines since origination.

Consumer and other loans

Consumer and other loans include loans secured by personal property such as automobiles, marketable securities, other titled recreational vehicles including boats and motorcycles, as well as unsecured consumer debt. The value of underlying collateral within this class is especially volatile due to potential rapid depreciation in values since date of loan origination in excess of principal repayment. Consumer loan collections are sensitive to job loss, illness and other personal factors.

The following presents by loan segment, the summary of the Company’s allowance for loan losses and carrying value of loans as of and for the year ended December 31, 2011 and 2010 (dollars in thousands):

F-32

BNC BANCORP AND SUBSIDIARY NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

	Commercial	Commercial	Commercial		Residential	Residential	Consumer
2011	real estate	construction	and industrial	Leases	construction	mortgage	and other	Total
Allowance for loan losses:
Balance January 1, 2011	$12,972	$4,525	$3,525	$33	$682	$2,867	$209	$24,813
Charge-offs	(6,144)	(8,123)	(1,215)	-	(943)	(5,478)	(60)	(21,963)
Recoveries	158	300	555	15	14	176	18	1,236
Provision (a)	2,653	9,434	1,460	(30)	946	3,769	(18)	18,214
Increase in FDIC indemnification asset (a)	2,150	4,821	13	-	-	1,724	-	8,708
Balance December 31, 2011	$11,789	$10,957	$4,338	$18	$699	$3,058	$149	$31,008
Ending balances:
Specific reserves:
Impaired loans	$1,899	$2,095	$1,340	$-	$-	$819	$12	$6,165
Purchase credit impaired loans	1,583	3,549	9	-	-	268	-	5,409
Total specific reserves	3,482	5,644	1,349	-	-	1,087	12	$11,574
General reserves	8,307	5,313	2,989	18	699	1,971	137	19,434
Total	$11,789	$10,957	$4,338	$18	$699	$3,058	$149	$31,008
Loans:
Ending balance:
Individually evaluated for impairment	$18,010	$23,679	$3,231	$-	$899	$12,955	$122	$58,896
Purchase credit impaired loans	22,895	22,704	2,619	-	1,584	22,234	91	72,127
Loans collectively evaluated for impairment	817,605	180,866	135,109	12,815	27,266	392,017	13,649	1,579,327
Total	$858,510	$227,249	$140,959	$12,815	$29,749	$427,206	$13,862	$1,710,350

(a)	The provision for loan losses includes the "net" provision on covered loans after coverage provided by FDIC loss-share agreements, which totaled $2.2 million. This resulted in an increase in the FDIC indemnification asset of $8.7 million, which is the difference between the net provision on covered loans and the total additions to the allowance for loan losses allocable to the covered loans portfolio of $10.9 million.

	Commercial	Commercial	Commercial		Residential	Residential	Consumer
2010	real estate	construction	and industrial	Leases	construction	mortgage	and other	Total
Allowance for loan losses:
Balance January 1, 2010	$5,451	$5,386	$3,187	$21	$766	$2,342	$156	$17,309
Charge-offs	(5,038)	(4,330)	(5,342)	(9)	(725)	(3,624)	(263)	(19,331)
Recoveries	43	37	135	-	26	201	11	453
Provision	12,516	3,432	5,545	21	615	3,948	305	26,382
Balance December 31, 2010	$12,972	$4,525	$3,525	$33	$682	$2,867	$209	$24,813
Ending balances:
Specific reserves:
Impaired loans	$1,414	$383	$570	$-	$-	$359	$12	$2,738
Purchase credit impaired loans	-	-	-	-	-	-	-	-
Total specific reserves	1,414	383	570	-	-	359	12	$2,738
General reserves	11,558	4,142	2,955	33	682	2,508	197	22,075
Total	$12,972	$4,525	$3,525	$33	$682	$2,867	$209	$24,813
Loans:
Ending balance:
Individually evaluated for impairment	$7,170	$13,560	$5,957	$-	$322	$2,826	$-	$29,835
Purchase credit impaired loans	31,396	22,810	2,084	-	-	22,723	-	79,013
Loans collectively evaluated for impairment	639,121	196,588	128,530	10,985	32,029	377,767	14,503	1,399,523
Total	$677,687	$232,958	$136,571	$10,985	$32,351	$403,316	$14,503	$1,508,371

F-33

BNC BANCORP AND SUBSIDIARY NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The following presents by loan segment, information related to impaired loans as of December 31, 2011 and 2010 (dollars in thousands):

				Impaired loans - with
	Impaired loans - with allowance			no allowance
		Unpaid	Allowance for		Unpaid
	Recorded	principal	loan losses	Recorded	principal
December 31, 2011:	investment	balance	allocated	investment	balance
Non-covered:
Commercial real estate	$5,030	$5,010	$1,899	$13,027	$13,000
Commercial construction	10,604	10,563	2,095	13,171	13,116
Commercial and industrial	2,622	2,606	1,340	627	625
Residential construction	-	-	-	901	899
Residential mortgage	8,413	8,401	819	4,568	4,554
Consumer and other	122	122	12	-	-
Total non-covered	26,791	26,702	6,165	32,294	32,194
Covered:
Commercial real estate	10,916	12,748	1,583	11,985	16,055
Commercial construction	5,612	8,366	3,549	17,100	27,002
Commercial and industrial	-	-	9	2,619	3,439
Residential construction	-	-	-	1,584	2,591
Residential mortgage	580	945	268	21,655	30,928
Consumer and other	-	-	-	91	94
Total covered	17,108	22,059	5,409	55,034	80,109
Total loans	$43,899	$48,761	$11,574	$87,328	$112,303

				Impaired loans - with
	Impaired loans - with allowance			no allowance
		Unpaid	Allowance for		Unpaid
	Recorded	principal	loan losses	Recorded	principal
December 31, 2010:	investment	balance	allocated	investment	balance
Non-covered:
Commercial real estate	$4,534	$4,534	$1,414	$2,636	$2,636
Commercial construction	1,788	1,788	383	11,772	11,772
Commercial and industrial	1,323	1,323	570	4,634	4,634
Residential construction	-	-	-	322	322
Residential mortgage	929	929	359	1,937	1,937
Consumer and other	-	-	12	-	-
Total non-covered	8,574	8,574	2,738	21,301	21,301
Covered:
Commercial real estate	-	-	-	31,396	43,552
Commercial construction	-	-	-	22,810	39,481
Commercial and industrial	-	-	-	2,084	2,915
Residential mortgage	-	-	-	22,683	38,678
Total covered	-	-	-	78,973	124,626
Total loans	$8,574	$8,574	$2,738	$100,274	$145,927

F-34

BNC BANCORP AND SUBSIDIARY NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The following presents by loan segment, information related to the average investment and interest income recognized on impaired loans for the year ended December 31, 2011 and 2010 (dollars in thousands):

	2011		2010
	Average	Interest	Average	Interest
	recorded	income	recorded	income
	investment	recognized	investment	recognized
Impaired loans with allowance:
Commercial real estate	$5,492	$135	$3,174	$110
Commercial construction	10,431	189	1,252	6
Commercial and industrial	582	28	920	-
Residential construction	273	12	-	-
Residential mortgage	6,214	126	646	-
Total impaired loans with allowance	$22,992	$490	$5,992	$116
Impaired loans with no allowance:
Commercial real estate	$33,498	$89	$23,668	$12
Commercial construction	36,250	215	24,051	52
Commercial and industrial	5,194	49	4,672	4
Residential construction	1,932	18	224	-
Residential mortgage	26,056	89	17,122	-
Consumer and other	105	-	-	-
Total impaired loans with no allowance	$103,035	$460	$69,737	$68
Impaired loans:
Commercial	$91,447	$705	$57,737	$184
Consumer	34,580	245	17,992	-
Total impaired loans	$126,027	$950	$75,729	$184

For the year ended December 31, 2011, the amount of interest income recognized within the period that the loans were impaired was primarily related to loans modified in a troubled debt restructuring that remained on accrual status. The average balance of impaired loans for the year ended December 31, 2009 was $15.0 million. For the years ended December 31, 2011, 2010 and 2009, the amount of interest income recognized using a cash-basis method of accounting during the period that the loans were impaired was not material.

The following presents by loan segment, a summary of recorded investment in nonaccrual loans, at December 31, 2011 and 2010 (dollars in thousands):

F-35

BNC BANCORP AND SUBSIDIARY NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

	2011			2010
	Covered	Non-covered		Covered	Non-covered
	loans	loans	Total	loans	loans	Total
Nonaccrual loans:
Commercial real estate	$19,692	$6,197	$25,889	$22,090	$11,187	$33,277
Commercial construction	21,634	6,562	28,196	20,474	10,245	30,719
Commercial and industrial	2,619	513	3,132	1,749	1,065	2,814
Residential construction	1,584	143	1,727	-	252	252
Residential mortgage	22,234	6,028	28,262	20,413	3,475	23,888
Consumer and other	91	-	91	27	-	27
Total nonaccrual loans	$67,854	$19,443	$87,297	$64,753	$26,224	$90,977

Accruing greater than 90 days past due:
Commercial real estate	$858	$-	$858	$3,009	$-	$3,009
Commercial construction	585	-	585	267	-	267
Commercial and industrial	14	-	14	337	-	337
Residential mortgage	3,943	-	3,943	930	44	974
Consumer and other	25	-	25	11	-	11
Total 90 days past due loans	$5,425	$-	$5,425	$4,554	$44	$4,598

The following presents by loan segment, an aging analysis of past due loans as of December 31, 2011 and 2010 (dollars in thousands):

			Greater
			than
	30-59 days	60-89 days	90 days		Total		Total
	past due	past due	past due	Nonaccrual	past due	Current	loans
December 31, 2011:
Non-covered:
Commercial real estate	$1,668	$-	$-	$6,197	$7,865	$715,403	$723,268
Commercial construction	1,068	99	-	6,562	7,729	168,094	175,823
Commercial and industrial	10	11	-	513	534	124,023	124,557
Leases	122	-	-	-	122	12,693	12,815
Residential construction	-	-	-	143	143	25,614	25,757
Residential mortgage	749	445	-	6,028	7,222	310,926	318,148
Consumer and other	18	-	-	-	18	9,931	9,949
Total non-covered	3,635	555	-	19,443	23,633	1,366,684	1,390,317
Covered:
Commercial real estate	6,297	1,515	858	19,692	28,362	106,880	135,242
Commercial construction	670	2,660	585	21,634	25,549	25,877	51,426
Commercial and industrial	54	19	14	2,619	2,706	13,696	16,402
Residential construction	-	-	-	1,584	1,584	2,408	3,992
Residential mortgage	1,455	667	3,943	22,234	28,299	80,759	109,058
Consumer and other	71	81	25	91	268	3,645	3,913
Total covered	8,547	4,942	5,425	67,854	86,768	233,265	320,033
Total loans	$12,182	$5,497	$5,425	$87,297	$110,401	$1,599,949	$1,710,350

F-36

BNC BANCORP AND SUBSIDIARY NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

			Greater
			than
	30-59 days	60-89 days	90 days		Total		Total
	past due	past due	past due	Nonaccrual	past due	Current	loans
December 31, 2010:
Non-covered:
Commercial real estate	$2,413	$189	$-	$11,187	$13,789	$543,845	$557,634
Commercial construction	146	-	-	10,245	10,391	159,688	170,079
Commercial and industrial	142	-	-	1,065	1,207	110,461	111,668
Leases	98	-	-	-	98	10,887	10,985
Residential construction	2,604	-	-	252	2,856	27,093	29,949
Residential mortgage	2,384	461	43	3,475	6,363	302,252	308,615
Consumer and other	31	-	-	-	31	10,068	10,099
Total non-covered	7,818	650	43	26,224	34,735	1,164,294	1,199,029
Covered:
Commercial real estate	1,616	1,237	3,009	22,090	27,952	92,101	120,053
Commercial construction	460	3,213	267	20,474	24,414	38,465	62,879
Commercial and industrial	371	130	337	1,749	2,587	22,316	24,903
Residential construction	223	-	-	-	223	2,179	2,402
Residential mortgage	1,452	2,644	931	20,413	25,440	69,261	94,701
Consumer and other	13	8	11	27	59	4,345	4,404
Total covered	4,135	7,232	4,555	64,753	80,675	228,667	309,342
Total loans	$11,953	$7,882	$4,598	$90,977	$115,410	$1,392,961	$1,508,371

F-37

BNC BANCORP AND SUBSIDIARY NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Credit quality indicators

The Company uses several credit quality indicators to manage credit risk in an ongoing manner. The Company's primary credit quality indicators use an internal credit risk rating system that categorizes loans and leases into pass, special mention, or classified categories. Credit risk ratings are applied individually to those classes of loans and leases that have significant or unique credit characteristics that benefit from a case-by-case evaluation. These are typically loans and leases to businesses or individuals in the classes which comprise the commercial portfolio segment. Groups of loans and leases that are underwritten and structured using standardized criteria and characteristics are typically risk rated and monitored collectively. These are typically loans and leases to individuals in the classes which comprise the consumer portfolio segment.

Loans excluded from the scope of the annual review process above are generally classified as pass credits until: (a) they become past due; (b) management becomes aware of a deterioration in the creditworthiness of the borrower; or (c) the customer contacts the Company for a modification. In these circumstances, the loan is specifically evaluated for potential classification as special mention, substandard or even charged off. The Company uses the following definitions for risk ratings:

Special Mention. Loans classified as special mention have a potential weakness that deserves management’s close attention. If left uncorrected, these potential weaknesses may result in deterioration of the repayment prospects for the loan or of the institution’s credit position at some future date.

Substandard. Loans classified as substandard are inadequately protected by the current net worth and payment capacity of the obligor or of the collateral pledged, if any. Loans so classified have a well-defined weakness or weaknesses that jeopardize the liquidation of the debt. They are characterized by the distinct possibility that the institution will sustain some loss if the deficiencies are not corrected.

Doubtful. Loans classified as doubtful have all the weaknesses inherent in those classified as substandard, with the added characteristic that the weaknesses make collection or liquidation in full, on the basis of currently existing facts, conditions, and values, highly questionable and improbable.

Loss. Loans classified as loss are considered uncollectible and are in the process of being charged-off, as soon as practical, once so classified.

The following presents by loan segment and by credit quality indicator, the recorded investment in the Company’s loans as of December 31, 2011 and 2010 (dollars in thousands):

F-38

BNC BANCORP AND SUBSIDIARY NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

		Pass	Special
	Total	credits	mention	Substandard	Doubtful	Loss
December 31, 2011:
Non-covered:
Commercial real estate	$723,268	$662,070	$17,558	$43,640	$-	$-
Commercial construction	175,823	134,341	7,358	34,124	-	-
Commercial and industrial	124,557	115,519	3,485	5,470	83	-
Leases	12,815	12,815	-	-	-	-
Residential construction	25,757	21,574	275	3,908	-	-
Residential mortgage	318,148	276,712	20,705	20,731	-	-
Consumer and other	9,949	9,347	432	170	-	-
Total non-covered	1,390,317	1,232,378	49,813	108,043	83	-
Covered:
Commercial real estate	135,242	87,891	10,661	26,532	10,148	10
Commercial construction	51,426	17,497	3,856	13,360	16,621	92
Commercial and industrial	16,402	10,405	2,066	1,589	1,317	1,025
Residential construction	3,992	1,641	592	1,571	188	-
Residential mortgage	109,058	59,268	14,949	21,872	12,850	119
Consumer and other	3,913	3,574	98	226	13	2
Total covered	320,033	180,276	32,222	65,150	41,137	1,248
Total loans	$1,710,350	$1,412,654	$82,035	$173,193	$41,220	$1,248

		Pass	Special
	Total	credits	mention	Substandard	Doubtful	Loss
December 31, 2010:
Non-covered:
Commercial real estate	$557,634	$503,345	$21,345	$32,944	$-	$-
Commercial construction	170,079	110,810	19,661	39,608	-	-
Commercial and industrial	111,668	102,491	6,594	2,288	150	145
Leases	10,985	10,985	-	-	-	-
Residential construction	29,949	21,454	3,725	4,770	-	-
Residential mortgage	308,615	265,538	30,190	12,887	-	-
Consumer and other	10,099	9,446	379	274	-	-
Total non-covered	1,199,029	1,024,069	81,894	92,771	150	145
Covered:
Commercial real estate	120,053	48,548	29,249	30,199	11,939	118
Commercial construction	62,879	2,963	12,440	29,736	17,518	222
Commercial and industrial	24,903	12,001	7,475	4,361	881	185
Residential construction	2,402	2,179	223	-	-	-
Residential mortgage	94,701	42,572	15,528	27,327	9,191	83
Consumer and other	4,404	3,819	337	214	31	3
Total covered	309,342	112,082	65,252	91,837	39,560	611
Total loans	$1,508,371	$1,136,151	$147,146	$184,608	$39,710	$756

F-39

BNC BANCORP AND SUBSIDIARY NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Modifications

A modification of a loan constitutes a troubled debt restructuring (“TDR”) when a borrower is experiencing financial difficulty and the modification constitutes a concession. The Company offers various types of concessions when modifying a loan, however, forgiveness of principal is rarely granted. Commercial and industrial loans modified in a TDR often involve temporary interest-only payments, term extensions, and converting revolving credit lines to term loans. Additional collateral, a co-borrower, or a guarantor is often requested. Commercial mortgage and construction loans modified in a TDR often involve reducing the interest rate for the remaining term of the loan, extending the maturity date at an interest rate lower than the current market rate for new debt with similar risk, or substituting or adding a new borrower or guarantor. Construction loans modified in a TDR may also involve extending the interest-only payment period. Residential mortgage loans modified in a TDR are primarily comprised of loans where monthly payments are lowered to accommodate the borrowers’ financial needs for a period of time. After the lowered monthly payment period ends, the borrower reverts back to paying principal and interest per the original terms with the maturity date adjusted accordingly.

Land loans are also included in the class of residential mortgage loans. Land loans are typically structured as interest-only monthly payments with a balloon payment due at maturity. Land loans modified in a TDR typically involve extending the balloon payment by one to three years, changing the monthly payments from interest-only to principal and interest. Home equity modifications are made infrequently and are not offered if the Company also holds the first mortgage. Home equity modifications are uniquely designed to meet the specific needs of each borrower. Occasionally, the terms will be modified to a standalone second lien mortgage, thereby changing their loan class from home equity to residential mortgage.

Loans modified in a TDR are, in many cases, already on non-accrual status and partial charge-offs have in some cases already been taken against the outstanding loan balance. As a result, loans modified in a TDR for the Company may have the financial effect of increasing the specific allowance associated with the loan. An allowance for impaired consumer and commercial loans that have been modified in a TDR is measured based on the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s observable market price, or the estimated fair value of the collateral, less any selling costs, if the loan is collateral dependent. Management exercises significant judgment in developing these estimates.

The Company adopted the amendments in Accounting Standards Update No. 2011-02 during the current year ended December 31, 2011. As required, the Company reassessed all restructurings that occurred on or after January 1, 2011 for identification as a TDR. The Company identified certain TDR’s for which the allowance for credit losses had previously been measured under a general allowance for credit losses methodology. Upon identifying the reassessed receivables as a TDR, the Company also identified them as impaired under the new guidance. The amendments require prospective application of the impairment measurement guidance for those receivables newly identified as impaired.

In certain circumstances, the Company may modify the terms of a loan to maximize the collection of amounts due when a borrower is experiencing financial difficulties or is expected to experience difficulties in the near-term. The following table provides a summary of loans modified as TDRs at December 31, 2011 (dollars in thousands):

F-40

BNC BANCORP AND SUBSIDIARY NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

		Pre-modification	Post-modification
	Number of	outstanding	outstanding
	contracts	loan balance	loan balance
Commercial real estate	12	$15,069	$14,563
Commercial construction	25	23,108	19,305
Commercial and industrial	5	2,718	2,718
Residential construction	2	755	755
Residential mortgage	17	10,739	8,853
Consumer and other	1	122	122
Total modifications	62	$52,511	$46,316

The following presents loans modified in a TDR that defaulted during the year ended December 31, 2011, and within twelve months of their modification date (dollars in thousands):

	Number of	Recorded
December 31, 2011:	contracts	investment
Commercial real estate	1	$509
Commercial construction	1	1,216
Commercial and industrial	1	4
Residential mortgage	5	2,811
Consumer and other	1	122
Total modifications	9	$4,662

At December 31, 2011, loan modifications considered TDR’s totaled $46.3 million, of which $4.8 million is included in nonaccrual loans, and the remaining $41.5 million were not past due and performing to the restructured terms. At December 31, 2010, TDR’s totaled $8.3 million, of which $3.0 million is included in nonaccrual loans, and the remaining $5.3 million were not past due and performing to the restructured terms. Loan restructurings occur when a borrower is experiencing, or is expected to experience, financial difficulties in the near-term and a modification that would otherwise not be considered is granted to the borrower. The following presents by loan segment, a summary of loan modifications as of December 31, 2011 and 2010 (dollars in thousands):

F-41

BNC BANCORP AND SUBSIDIARY NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

			Total		Allowance for
			number of	Total	loan losses
	Accrual	Nonaccrual	contracts	modifications	allocated
December 31, 2011:
Commercial real estate	$12,869	$1,694	12	$14,563	$584
Commercial construction	18,187	1,118	25	19,305	1,193
Commercial and industrial	2,718	-	5	2,718	1,203
Residential construction	755	-	2	755	-
Residential mortgage	6,864	1,989	17	8,853	590
Consumer and other	122	-	1	122	-
Total modifications	$41,515	$4,801	62	$46,316	$3,570

			Total		Allowance for
			number of	Total	loan losses
	Accrual	Nonaccrual	contracts	modifications	allocated
December 31, 2010:
Commercial real estate	$1,764	$2,894	5	$4,658	$607
Commercial construction	3,314	-	11	3,314	418
Commercial and industrial	87	14	3	101	-
Residential construction	-	-	-	-	30
Residential mortgage	187	43	3	230	29
Consumer and other	-	-	-	-	-
Total modifications	$5,352	$2,951	22	$8,303	$1,084

The Company offers a variety of modifications to borrowers. The modification categories offered can generally be described in the following categories:

Rate modification - A modification in which the interest rate is changed.

Term modification - A modification in which the maturity date, timing of payments or frequency of payments is changed.

Interest only modification – A modification in which the loan is converted to interest only payments for a period of time.

Combination modification – Any other type of modification, including the use of multiple categories above.

As of December 31, 2011 and 2010, no available commitments were outstanding on TDRs. The following tables present new troubled debt restructurings, by modification category, for the years ended December 31, 2011 and 2010 (dollars in thousands):

F-42

BNC BANCORP AND SUBSIDIARY NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

			Interest
	Rate	Term	only	Combination	Total
	modifications	modifications	modifications	modifications	modifications
December 31, 2011:
Commercial real estate	$937	$656	$7,789	$4,126	$13,508
Commercial construction	1,888	52	12,192	4,174	18,306
Commercial and industrial	-	-	200	2,518	2,718
Residential construction	-	389	-	366	755
Residential mortgage	735	1,183	422	6,513	8,853
Consumer and other	-	3	122	-	125
Total modifications	$3,560	$2,283	$20,725	$17,697	$44,265
Total number of contracts	6	7	25	26	64

			Interest
	Rate	Term	only	Combination	Total
	modifications	modifications	modifications	modifications	modifications
December 31, 2010:
Commercial real estate	$-	$-	$47	$1,253	$1,300
Commercial construction	-	82	-	952	1,034
Residential mortgage	-	-	-	39	39
Total modifications	$-	$82	$47	$2,244	$2,373
Total number of contracts	-	3	4	14	21

Loans held for sale

The Company originates certain single family, residential first mortgage loans for sale on a presold basis. Loan sale activity for the years ended December 31, 2011, 2010 and 2009 is summarized below (dollars in thousands):

	2011	2010	2009
Loans held for sale at December 31,	$9,596	$6,751	$2,766
Proceeds from sales of loans held for sale	91,942	101,059	80,851
Mortgage fees	2,230	1,583	1,108

NOTE E – FDIC INDEMNIFICATION ASSET

The FDIC indemnification asset activity is summarized as follows (dollars in thousands):

	2011	2010
Balance at beginning of year	$69,493	$-
Receivable from acquisitions	33,928	95,765
Accretion of present value discount, net	1,250	1,136
Post acquisition adjustments	8,721	-
Receipt of payments from FDIC	(21,541)	(27,408)
Balance at end of year	$91,851	$69,493

F-43

BNC BANCORP AND SUBSIDIARY NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The FDIC indemnification asset is measured separately from the related covered assets and is recorded at fair value. The fair value was estimated using projected cash flows related to the loss-share agreements based on the expected reimbursements for losses and the applicable loss-share percentages.

NOTE F - PREMISES AND EQUIPMENT

Premises and equipment at December 31, 2011 and 2010 are summarized as follows (dollars in thousands):

	2011	2010
Land	$9,774	$6,893
Buildings and leasehold improvements	29,791	21,904
Furniture, fixtures and equipment	14,446	10,437
	54,011	39,234
Less accumulated depreciation and amortization	10,791	8,684
Premises and equipment, net	$43,220	$30,550

Depreciation and amortization expense for the years ended December 31, 2011, 2010 and 2009 amounted to $2.2 million, $1.8 million and $1.6 million, respectively.

The Company has entered into various noncancellable operating leases for land and buildings used in its operations that expire at various dates through 2026. Most of the leases contain renewal options. Certain leases provide for periodic rate negotiation or escalation. The leases generally provide for payment of property taxes, insurance and maintenance costs by the Company. Rental expense, including month-to-month leases, reported in non-interest expense was $2.0 million, $1.4 million, and $463,000 for the years ended December 31, 2011, 2010 and 2009, respectively.

At December 31, 2011, future minimum rental commitments under noncancellable operating leases that have a remaining life in excess of one year are as follows (dollars in thousands):

2012	$1,968
2013	1,856
2014	1,820
2015	1,528
2016	1,453
Thereafter	7,241
Total	$15,866

The Company had previously leased a branch facility from one of its directors. This lease was not renewed at the expiration date during 2010. Rent expense for this lease totaled $46,000 and $49,000 for the years ended December 31, 2010 and 2009, respectively.

F-44

BNC BANCORP AND SUBSIDIARY NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE G - GOODWILL AND OTHER INTANGIBLES

Goodwill at both December 31, 2011 and 2010 amounted to $26.1 million. For the years ended December 31, 2011 and 2010, there were additional core deposit intangibles acquired of $1.1 million for each year in connection with the acquisitions (see Note B – Acquisitions). In 2009, there were no additional goodwill or other intangibles acquired, or impairment losses recognized on goodwill. The last test for goodwill impairment conducted as of December 31, 2011 concluded that there was no goodwill impairment.

The following is a summary of other intangible assets at December 31, 2011 and 2010 (dollars in thousands):

	2011	2010
Other intangibles – gross	$4,575	$3,488
Less accumulated amortization	1,589	1,172
Other intangibles – net	$2,986	$2,316

Other intangibles amortization expense for the years ended December 31, 2011, 2010, and 2009 amounted to $416,000, $372,000, and $246,000, respectively. The following table presents estimated amortization expense for other intangibles for the year ending December 31 (dollars in thousands):

2012	$522
2013	486
2014	463
2015	458
2016	359
Thereafter	698
Total	$2,986

F-45

BNC BANCORP AND SUBSIDIARY NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE H – DEPOSITS

At December 31, 2011, the scheduled maturities of time deposits are as follows (dollars in thousands):

	Less than	Greater than
	$100,000	$100,000	Total
2012	$202,494	$528,751	$731,245
2013	35,327	113,477	148,804
2014	6,838	83,826	90,664
2015	1,336	43,851	45,187
2016	444	37,181	37,625
Thereafter	78	9,494	9,572
Total	$246,517	$816,580	$1,063,097

NOTE I - SHORT-TERM BORROWINGS

Short-term borrowings at December 31, 2011 and 2010 consisted of the following (dollars in thousands):

	2011	2010
Repurchase agreements	$8,631	$7,735
Advances from FHLB	55,000	48,018
Federal funds purchased	300	1,199
Revolving line of credit	6,280	3,255
Total	$70,211	$60,207

Securities sold under agreements to repurchase generally mature within one day from the transaction date and are collateralized by either U.S. Government Agency obligations, government sponsored mortgage-backed securities or securities issued by local governmental municipalities.

During the years ended December 31, 2011 and 2010, the Company reclassified $4.0 million and $3.0 million, respectively, of its FHLB advances to short-term borrowings due to current maturities being within one year. Additionally, the Company utilizes short-term borrowings from FHLB, with $51.0 million outstanding at December 31, 2011 and $45.0 million at December 31, 2010. These borrowings are secured as discussed below in the long-term debt note for FHLB advances.

The Company may purchase federal funds through unsecured federal funds guidance lines of credit totaling $57.0 million as of December 31, 2011. These lines are intended for short-term borrowings and are subject to restrictions limiting the frequency and terms of advances. These lines of credit are payable on demand and bear interest based upon the daily federal funds rate.

The Company also has an unsecured revolving line of credit of up to $10.0 million with a bank, bearing interest at the prime rate with a floor of 5.00% and maturing on September 25, 2012, with $6.3 million and $3.3 million outstanding at December 31, 2011 and 2010, respectively.

F-46

BNC BANCORP AND SUBSIDIARY NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

In addition, the Company has the ability to borrow funds from the Federal Reserve Bank of Richmond utilizing the discount window and the borrower-in-custody of collateral arrangement. At December 31, 2011, investment securities and commercial loans in the amounts of $9.0 million and $141.6 million, respectively, were assigned under these arrangements. As of December 31, 2011, the Company had approximately $124.5 million in additional borrowing capacity available under these arrangements with no outstanding balances.

NOTE J - LONG-TERM DEBT

Long-term debt at December 31, 2011 and 2010 consisted of the following advances from the FHLB (dollars in thousands):

Maturity:	Interest rate	2011	2010
June 2012	2.05%	$4,000	$4,000
December 2014	3.62%	2,000	2,000
December 2014	3.87%	15,000	15,000
September 2017	3.73%	10,000	10,000
September 2017	3.66%	10,000	10,000
January 2018	2.15%	15,000	15,000
January 2018	2.27%	10,000	10,000
June 2012 advance reclassified to short-term borrowngs	2.05%	(4,000)	-
Total		$62,000	$66,000

The above advances have been made against a $252.6 million line of credit secured by real estate loans in the amount of $354.7 million and investment securities with a fair value of $40.0 million. Advances must be adequately collateralized. The weighted average rate for advances outstanding at December 31, 2011 and 2010 was 3.13% and 3.07%, respectively.

A description of the junior subordinated debentures outstanding at December 31, 2011 and 2010 is as follows (dollars in thousands):

F-47

BNC BANCORP AND SUBSIDIARY NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

	Date of	Shares	Interest	Maturity	Principal Amount
	Issuance	Issued	Rate	Date	2011	2010
Bank of North Carolina	6/07/2005	8,000	Libor plus 1.80%	7/7/2015	$8,000	$8,000
BNC Bancorp Capital Trust I	4/03/2003	5,000	Libor plus 3.25%	4/15/2033	5,155	5,155
BNC Bancorp Capital Trust II	3/11/2004	6,000	Libor plus 2.80%	4/7/2034	6,186	6,186
BNC Bancorp Capital Trust III	9/23/2004	5,000	Libor plus 2.40%	9/23/2034	5,155	5,155
BNC Bancorp Capital Trust IV	9/27/2006	7,000	Libor plus 1.70%	12/31/2036	7,217	7,217
Total					$31,713	$31,713

The junior subordinated debentures issued by BNC are classified as Tier II capital for regulatory purposes. The junior subordinated debentures issued by the trusts currently qualify as Tier I capital for the Company, subject to certain limitations, and constitute a full and unconditional guarantee by the Company of the trust’s obligations under the preferred securities. At December 31, 2011 and 2010, the Company had $713,000 of equity investment in the above wholly-owned BNC Bancorp Capital Trusts and is included in other assets in the accompanying consolidated balance sheets. The weighted average rate for the junior subordinated debentures outstanding for the years ending December 31, 2011 and 2010 was 2.71% and 2.74%, respectively.

NOTE K – SHAREHOLDERS’ EQUITY

On June 14, 2010, the Company entered into an Investment Agreement (the “Investment Agreement”) with Aquiline BNC Holdings LLC, a Delaware limited liability company (“Aquiline”). Pursuant to the Investment Agreement, Aquiline purchased 892,799 shares of the Company’s common stock, no par value per share, at $10.00 per share and 1,804,566 shares of the Company’s Mandatorily Convertible Non-Voting Preferred Stock, Series B (the “Series B Preferred Stock”) at $10.00 per share. The purchase of common stock and Series B Preferred Stock by Aquiline was part of a $35 million private placement that closed on June 14, 2010 (the “Private Placement”). In addition to Aquiline, other investors, including certain directors of the Company, purchased 802,635 shares of the Company’s common stock at $10.00 per share (collectively, with Aquiline, the “Investors”) as a part of the Private Placement on June 14, 2010. The Investors, other than Aquiline, entered into Subscription and Registration Rights Agreements with the Company in connection with their investment in the Company’s common stock in the Private Placement. Proceeds from the Private Placement, after deducting issuance costs, were $16.1 million and $17.2 million for common stock issued and Series B Preferred Stock issued, respectively. The amount of issuance costs for the Private Placement was $832,000 and $885,000, respectively.

F-48

BNC BANCORP AND SUBSIDIARY NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

During 2008, the Company issued 31,260 shares of preferred stock to the U.S. Treasury for $31.3 million pursuant to the Treasury’s CPP. Additionally, the Company issued 543,337 common stock warrants to the U.S. Treasury as a condition to its participation in the CPP. The warrants have an exercise price of $8.63 each, are immediately exercisable and expire 10 years from the date of issuance. The CPP preferred stock is non-voting, other than having class voting rights on certain matters, and pays cumulative dividends quarterly at a rate of 5% per annum for the first five years and 9% thereafter. The preferred shares are redeemable at the option of the Company under certain circumstances during the first three years and only thereafter without restriction. The preferred stock and common stock warrants qualify as Tier 1 capital. The CPP participation also limits the rate of dividend payments on the Company’s common stock to the amount of its last quarterly cash dividend prior to participation in the program of $0.05 per share unless an increase is approved by the Treasury.

The fair value of the preferred stock was estimated on the date of issuance by discounting future cash flows at 13% under the assumption that the shares will be redeemed at the end of five years. The fair value of the warrants was estimated on the date of grant using the Black-Scholes option pricing model assuming a risk-free interest rate of 2.73%, expected volatility of 49.1%, a dividend yield of 2.50% and an expected life of 10 years. The total proceeds of $31.3 million were allocated to the preferred stock and the warrants based upon those relative fair values, resulting in a value assigned to the warrants of $2.4 million and discount on the preferred stock of the same amount.

The following is a summary of the Company’s dividends declared and paid for the years ended December 31, 2011, 2010 and 2009 (dollars in thousands):

	2011	2010	2009
Common stock	$1,813	$1,638	$1,101
CPP preferred stock (Series A):
Dividends	1,563	1,563	1,558
Accretion of discount	480	453	426
Series B preferred stock	361	180	-

NOTE L - REGULATORY CAPITAL REQUIREMENTS

BNC, as a North Carolina banking corporation, may pay cash dividends to the Company only out of undivided profits as determined pursuant to North Carolina General Statutes Section 53-87. However, regulatory authorities may limit payment of dividends by any bank when it is determined that such a limitation is in the public interest and is necessary to ensure financial soundness of the bank.

The Company and BNC are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory - and possibly additional discretionary - actions by regulators that, if undertaken, could have a material adverse effect on the Company’s consolidated financial statements. Capital adequacy guidelines and the regulatory framework for prompt corrective action prescribe specific capital guidelines that involve quantitative measures of BNC’s assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. BNC’s capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors. As of December 31, 2011, the most recent notification from the FDIC categorized BNC as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized BNC must maintain minimum amounts and ratios, as set forth in the table below. There are no conditions or events since that notification that management believes have changed the BNC’s category. Prompt corrective action provisions are not applicable to bank holding companies.

F-49

BNC BANCORP AND SUBSIDIARY NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Quantitative measures established by regulation to ensure capital adequacy require the Company and BNC to maintain minimum amounts and ratios, as prescribed by regulations, of total and Tier I capital to risk-weighted assets and of Tier I capital to average assets. As of December 31, 2011 and 2010, BNC met its capital adequacy requirements as set forth below (dollars in thousands):

					To be well capitalized
			For capital		under prompt corrective
			adequacy purposes		action provisions
	Actual		Minimum		Minimum
	Amount	Ratio	Amount	Ratio	Amount	Ratio
As of December 31, 2011:
Total Capital (to risk weighted assets)	$187,246	11.51%	$130,089	8.00%	$162,612	10.00%
Tier 1 Capital (to risk weighted assets)	162,404	9.99%	65,045	4.00%	97,567	6.00%
Tier 1 Capital (to average assets)	162,404	7.38%	88,025	4.00%	110,031	5.00%

As of December 31, 2010:
Total Capital (to risk weighted assets)	$182,637	13.01%	$112,293	8.00%	$140,366	10.00%
Tier 1 Capital (to risk weighted assets)	157,002	11.19%	56,146	4.00%	84,219	6.00%
Tier 1 Capital (to average assets)	157,002	7.42%	84,587	4.00%	105,734	5.00%

The Company is also subject to these capital requirements. At December 31, 2011 and 2010, the Company’s capital amounts are as follows:

	2011	2010
Total capital to risk-weighted assets	11.19%	12.75%
Tier I capital to risk-weighted assets	9.65%	10.94%
Tier I capital to average assets	7.13%	7.26%

F-50

BNC BANCORP AND SUBSIDIARY NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE M - EMPLOYEE BENEFITS

During 2004 the Company adopted, with shareholder approval, the BNC Bancorp Omnibus Stock Ownership and Long Term Incentive Plan. The Compensation Committee may grant or award eligible participants options, rights to receive restricted shares of common stock, and or stock appreciation rights (collectively referred to herein as “Rights”). On June 15, 2010, at the 2010 Annual Meeting of the Company’s shareholders, the shareholders approved Amendment No. 1 to the Company’s Omnibus Stock Ownership and Long Term Incentive Plan which provided an additional 400,000 shares of the Company’s common stock underlying rights which may be granted pursuant to the plan. In addition, the Company maintains shareholder-approved, stock-based compensation plans including a nonqualified stock option plan for directors and a qualified incentive stock option plan for key employees. Options granted under the nonqualified plan vest immediately and expire ten years after the grant date. Options granted under the qualified plan vest ratably over a five year period and expire ten years after the grant date. At December 31, 2011, the Company had 265,249 grants of Rights issued and outstanding and 335,240 unissued Rights available for grants or awards.

The share-based awards granted under the aforementioned plans have similar characteristics, except that some awards have been granted in options and certain awards have been granted in restricted stock. Therefore, the following disclosures have been disaggregated for the stock option and restricted stock awards of the plans due to their dissimilar characteristics. The Company funds the option shares and restricted stock from authorized but unissued shares.

Stock Option Awards. The fair value of each option award is estimated on the date of grant using the Black-Scholes-Merton option pricing model. The risk-free interest rate is based on the U.S. Treasury rate for the expected life at the time of grant. Volatility is based on the average volatility of the Company based upon previous trading history. The expected life and forfeiture assumptions are based on historical data. Dividend yield is based on the yield at the time of the option grant. The assumptions used for the grants of options to employees for the year ended December 31, 2010 and 2009 is presented below. There were no grants of options during the year ended December 31, 2011.

Assumptions in estimating option values:	2010	2009
Weighted-average volatility	34.46%	31.32%
Expected dividend yield	2.05%	2.70%
Risk-free interest rate	3.57%	3.25%
Expected life	10 years	7 years

A summary of option activity under the stock option plans as of December 31, 2011 and changes during the year ended December 31, 2011 is presented below (dollars in thousands, except per share data):

F-51

BNC BANCORP AND SUBSIDIARY NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

			Weighted
		Weighted	average
		average	remaining	Aggregate
		exercise	contractual	intrinsic
	Shares	price	term	value
Outstanding at December 31, 2010	269,245	$9.64
Granted	-	-
Exercised	(6,838)	7.64
Forfeited or expired	(67,282)	8.26
Outstanding at December 31, 2011	195,125	$10.19	2.9 years	$78
Exercisable at December 31, 2011	181,113	$10.33	2.5 years	$77
Share options expected to vest	14,012	$8.35	7.9 years	$1

The related compensation expense recognized for stock option awards for the years ended December 31, 2011, 2010 and 2009 was $14,000, $13,000 and $14,000, respectively. As of December 31, 2011, there was $31,000 of total unrecognized compensation cost related to non-vested stock options granted under the plans. That cost is expected to be recognized over a weighted average period of 1.36 years.

For the years ended December 31, 2011, 2010 and 2009 the intrinsic value of options exercised amounted to $1,000, $3,000, and $7,000, respectively, and the fair value of options vested amounted to $14,000, $9,000 and $9,000, respectively.

Cash received from option exercises under all share-based payment arrangements for the years ended December 31, 2011, 2010 and 2009 was $52,000, $5,000 and $32,000, respectively. The actual tax benefit realized for tax deductions from option exercise of the share-based payment arrangements totaled $0, $1,000, and $3,000, respectively, for the years ended December 31, 2011, 2010 and 2009.

Restricted Stock Awards. A summary of the status of the Company’s non-vested stock awards as of December 31, 2011 and changes during the year ended December 31, 2011 is presented below (dollars in thousands, except per share data):

		Weighted
		average
	Number of	grant date
	shares	fair value

Non-vested at December 31, 2010	69,443	$7.64
Granted	50,200	6.95
Vested	(49,519)	7.25
Non-vested at December 31, 2011	70,124	$7.42

The related compensation expense recognized for restricted stock awards for the years ended December 31, 2011, 2010 and 2009 was $359,000, $234,000 and $38,000, respectively. As of December 31, 2011, there was $352,000 of total unrecognized compensation cost related to non-vested restricted stock granted under the plans. That cost is expected to be recognized over a weighted average period of 1.35 years. The fair value of restricted stock grants vested during 2011, 2010 and 2009 was $95,000, $89,000 and $17,000, respectively.

F-52

BNC BANCORP AND SUBSIDIARY NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Qualified Profit Sharing 401(k) Plan - The Company maintains a qualified profit sharing 401(k) plan for employees 20.5 years of age or over which covers substantially all employees. Under the plan, employees may contribute up to an annual maximum as determined by the Code. The Company matches 50% of the employee contributions up to 6% of the participant's compensation. The plan provides that employees' contributions are 100% vested at all times, and the Company's contributions vest at 20% each year after the second year of service. The expense related to the plan for the years ended December 31, 2011, 2010 and 2009 was $578,000, $463,000 and $475,000, respectively.

Employment Agreements - The Company has entered into employment agreements with its chief executive officer and two other executive officers to ensure a stable and competent management base. The agreements provide for a three-year term, with an automatic one-year renewal on each anniversary date. The agreements provide for benefits as set forth in the contracts and cannot be terminated by the Board of Directors, except for cause, without prejudicing the officers’ rights to receive certain vested benefits, including compensation. In the event of a change in control of the Company, as outlined in the agreements, the acquirer will be bound to the terms of the contracts.

Director and Executive Officer Benefit Plans - The Company has Salary Continuation Agreements and supplemental retirement benefits with its chief executive officer and certain other officers. The Salary Continuation Agreements provide for lifetime benefits to be paid to each executive with the payment amounts varying upon different retirement scenarios, such as normal retirement, early termination, disability, or change in control. The Company has purchased life insurance policies on the participating officers in order to provide future funding of benefit payments. Provisions for the years ended December 31, 2011, 2010 and 2009 totaled $657,000, $810,000 and $657,000, respectively, were expensed for future benefits to be provided under these benefit plans. The corresponding liability related to these benefit plans was $5.7 million, $5.1 million and $4.4 million as of December 31, 2011, 2010 and 2009, respectively.

The Company also has a deferred compensation plan for its directors. Expense provided under the plan totaled $530,000, $654,000 and $187,000 for the years ended December 31, 2011, 2010 and 2009, respectively. Since 2003, directors have had the option to invest amounts deferred in Company common stock that is held in a rabbi trust established for that purpose. At December 31, 2011 and 2010, the trust held 261,043 and 155,622 shares of Company common stock, respectively.

NOTE N - INCOME TAXES

Provisions for income tax are summarized as follows for the years ended December 31 (dollars in thousands):

F-53

BNC BANCORP AND SUBSIDIARY NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

	2011	2010	2009
Current tax provision (benefit):
Federal	$581	$451	$1,133
State	742	362	841
Total current tax provision	1,323	813	1,974
Deferred tax provision (benefit):
Federal	(2,821)	(1,330)	(1,953)
State	(285)	313	(306)
Total deferred tax benefit	(3,106)	(1,017)	(2,259)
Total income tax benefit	$(1,783)	$(204)	$(285)

The difference between income tax expense and the amount computed by applying the statutory federal income tax rate of 34% was as follows for the years ended December 31 (dollars in thousands):

	2011	2010	2009
Income before taxes	$5,147	$7,522	$6,252

Tax at statutory federal rate	$1,750	$2,557	$2,126

State income tax, net of federal benefit	301	445	353
Tax exempt interest income	(3,306)	(3,029)	(2,570)
Income from life insurance	(546)	(281)	(287)
Other	18	104	93
	$(1,783)	$(204)	$(285)

Significant components of deferred tax assets and liabilities at December 31 were as follows (dollars in thousands):

F-54

BNC BANCORP AND SUBSIDIARY NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

	2011	2010
Deferred tax assets:
Allowance for loan losses	$11,767	$9,431
Net operating loss carryforwards	1,182	1,152
Deferred compensation	1,986	1,919
Unrealized loss on interest rate cap	6,495	6,494
Other real estate owned writedowns	2,778	1,690
AMT credit carryforward	3,184	1,996
Interest on nonaccrual loans	358	-
Stock-based compensation	255	119
Other	1,105	307
Total deferred tax assets	29,110	23,108
Deferred tax liabilities:
Premises and equipment	876	680
Leasing activities	639	640
Unrealized gains on securities	7,433	2,435
Unrealized gains on interest rate swaps	-	98
Core deposit intangibles	409	503
FDIC acquisition	7,928	6,039
Other	231	188
Total deferred tax liabilities	17,516	10,583
Net deferred tax asset included in other assets	$11,594	$12,525

It is management's opinion that realization of the net deferred tax asset is more likely than not based on the Company's history of taxable income and estimates of future taxable income.

At December 31, 2011, the Company had net operating loss carryforwards of approximately $2.8 million available to offset future taxable income, expiring in 2030. The Company also has net operating loss carryforwards of approximately $649,000, which were acquired in the merger of Independence Bank in 2002. These loss carryforwards expire at various dates through 2022.

When tax returns are filed, it is highly certain that some positions taken would be sustained upon examination by the taxing authorities, while others are subject to uncertainty about the merits of the position taken or the amount of the position that would be ultimately sustained. The benefit of a tax position is recognized in the financial statements in the period during which, based on all available evidence, management believes it is more likely than not that the position will be sustained upon examination, including the resolution of appeals or litigation processes, if any. Tax positions taken are not offset or aggregated with other positions. Tax positions that meet the more-likely-than-not recognition threshold are measured as the largest amount of tax benefit that is more than 50 percent likely of being realized upon settlement with the applicable taxing authority. The portion of the benefits associated with tax positions taken that exceeds the amount measured as described above is reflected as a liability for unrecognized tax benefits in the accompanying consolidated balance sheet along with any associated interest and penalties that would be payable to the taxing authorities upon examination. The Company did not have an accrual for uncertain tax positions at December 31, 2011 or 2010.

F-55

BNC BANCORP AND SUBSIDIARY NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE O –DERIVATIVES

The Company utilizes derivative financial instruments primarily to hedge its exposure to changes in interest rates. All derivative financial instruments are recorded on the balance sheet at their respective fair values. The Company does not use financial instruments or derivatives for any trading or other speculative purposes.

Risk Management Policies - Hedging Instruments: The primary focus of the Company’s asset/liability management program is to monitor the sensitivity of the Company’s net portfolio value and net income under varying interest rate scenarios to take steps to control its risks. On a quarterly basis, the Company simulates the net portfolio value and net income expected to be earned over a twelve-month period following the date of simulation. The simulation is based on a projection of market interest rates at varying levels and estimates the impact of such market rates on the levels of interest-earning assets and interest-bearing liabilities during the measurement period. Based upon the outcome of the simulation analysis, the Company considers the use of derivatives as a means of reducing the volatility of net portfolio value and projected net income within certain ranges of projected changes in interest rates. The Company evaluates the effectiveness of entering into any derivative instrument agreement by measuring the cost of such an agreement in relation to the reduction in net portfolio value and net income volatility within an assumed range of interest rates.

The Company had previously entered into interest rate swaps designated as cash flow hedges to fix the interest rate received on certain variable rate loans. These loans exposed the Company to variability in cash flows, primarily from interest receipts due to changes to interest rates. During the year ended December 31, 2011, all of the interest rate swaps had matured, with no fair value at December 31, 2011. The change in fair value of these derivatives was a decrease of $255,000 for the year ended December 31, 2011 when compared to the $255,000 recorded at December 31, 2010. For the years ended December 31, 2011, 2010 or 2009, no hedge ineffectiveness was recognized on these loan cash flow hedges. The amount of net settlement gains recorded from the interest rate swaps totaled $244,000, $2.5 million and $2.5 million for the years ended December 31, 2011, 2010 and 2009, respectively, and is included in loan interest income in the accompanying consolidated statements of income.

During the first quarter of 2009, the Company entered into a five-year interest rate derivative contract, with a notional amount of $250 million, to offset the effects of interest rate changes on an unsecured $250 million variable rate money market funding arrangement. Under this cash flow hedge relationship, the Company has structured a synthetic cap, where the objective is to offset the effect of interest rate changes, whenever funding rates are higher than the strike rate of the synthetic cap. During the third quarter of 2009, the Company paid $24.0 million to self-finance the transaction, thus securing a traditional interest rate cap. From this modification, the Company achieved significantly reduced funding costs. Going forward, the amounts reclassified from other comprehensive income into earnings are expected to be more than compensated for by the reduced variable rate funding costs, as the hedge only covers a portion of the Company’s variable interest rate exposure. The fair value of this derivative was an asset of $634,000, which is included in other assets in the accompanying consolidated balance sheet at December 31, 2011. The change in fair value of this derivative was a decrease of $5.1 million for the year ended December 31, 2011, when compared to the $5.8 million recorded at December 31, 2010. The Company has recorded a $10.8 million loss, net of tax, as accumulated other comprehensive income at December 31, 2011, and expects $4.9 million, net of tax, to be reclassified into earnings within the next 12 months. In addition, the net of tax caplet expense related to this hedge amounted to $3.1 million, $1.3 million and $652,000 for the years ended December 31, 2011, 2010 and 2009, respectively. The caplet expense related to this hedge is included in interest expense on demand deposits in the accompanying consolidated statements of income.

F-56

BNC BANCORP AND SUBSIDIARY NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Counterparty Credit Risk - By entering into derivative instrument contracts, the Company exposes itself, from time to time, to counterparty credit risk. Counterparty credit risk is the risk of failure of the counterparty to perform under the terms of the derivative contract. When the fair value of a derivative contract is in an asset position, the counterparty has a liability to the Company, which creates credit risk for the Company. The Company attempts to minimize this risk by selecting counterparties with investment grade credit ratings, limiting its exposure to any single counterparty and regularly monitoring its market position with each counterparty.

Credit-Risk Related Contingent Features - The Company’s derivative instrument does not contain any credit-risk related contingent features.

The table below presents the fair value of the Company’s derivative financial instruments designated as hedging instruments under ASC Topic 815, as well as their classification on the balance sheet as of December 31, 2011 and December 31, 2010 (dollars in thousands):

	2011		2010
	Balance sheet	Estimated	Balance sheet	Estimated
	location	fair value	location	fair value
Interest rate swaps	Other assets	$-	Other assets	$255
Interest rate cap	Other assets	634	Other assets	5,754
Total derivatives		$634		$6,009

NOTE P - OFF-BALANCE SHEET RISK

The Company is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit, unfunded lines of credit, and standby letters of credit. These instruments involve elements of credit risk in excess of amounts recognized in the accompanying consolidated financial statements.

The Company's risk of loss in the event of nonperformance by the other party to the commitment to extend credit, line of credit and standby letter of credit is represented by the contractual amount of these instruments. The Company uses the same credit policies in making commitments under such instruments as it does for on-balance sheet instruments. The amount of collateral obtained, if any, is based on management's evaluation of the borrower. Collateral held varies, but may include accounts receivable, inventory, real estate and time deposits with financial institutions. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent cash requirements.

F-57

BNC BANCORP AND SUBSIDIARY NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

At December 31, 2011 and 2010, outstanding off-balance sheet financial instruments whose contract amounts represent potential credit risk were as follows (dollars in thousands):

	2011	2010
Commitments under unfunded loans and lines of credit	$199,430	$198,388
Letters of credit	13,122	23,716
Unused credit card lines	5,827	7,577
Commitments to sell loans held for sale	9,596	6,751

The Company is party to various legal proceedings arising in the ordinary course of business. In the opinion of management, after consultation with legal counsel, there are no proceedings expected to have a material adverse effect on the financial statements of the Company. The Company has pending litigation as a result of the Beach First acquisition and could have potential litigation from the Blue Ridge acquisition, but any resulting losses are covered by the terms of the FDIC’s loss-share indemnification agreement.

NOTE Q - FAIR VALUE MEASUREMENTS

The Company adopted the provisions of ASC Topic 820, Fair Value Measurements and Disclosures, which defines fair value, establishes a framework for measuring fair value, establishes a three-level valuation hierarchy for disclosure of fair value measurement and enhances disclosure requirements for fair value measurements. The valuation hierarchy is based upon the transparency of inputs to the valuation of an asset or liability as of the measurement date. The three levels of valuations are defined as follows:

Level 1 - Inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets.

Level 2 - Inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the financial instrument.

Level 3 - Inputs to the valuation methodology are unobservable and significant to the fair value measurement, and requires significant management judgment or estimation using pricing models, discounted cash flow methodologies or similar techniques.

Fair Value on a Recurring Basis. The Company measures certain assets at fair value on a recurring basis and the following is a general description of the methods used to value such assets.

F-58

BNC BANCORP AND SUBSIDIARY NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Investment Securities Available for Sale. The fair values of investment securities available for sale are recorded at quoted market prices, if available. If quoted market prices are not available, fair values are measured using independent pricing models or other model-based valuation techniques such as the present value of future cash flows, adjusted for the security’s credit rating, prepayment assumptions and other factors such as credit loss assumptions. Level 1 valuation investment securities include those traded on an active exchange, such as the New York Stock Exchange, U.S. Treasury securities that are traded by dealers or brokers in active over-the-counter markets and money market funds. Level 2 valuation investment securities include mortgage-backed securities issued by government sponsored entities, municipal bonds and corporate debt securities. Investment securities classified as Level 3 valuation include asset-backed securities in less liquid markets.

Derivative Assets and Liabilities. The values of derivative instruments held or issued by the Company for risk management purposes are traded in over-the-counter markets where quoted market prices are not readily available. For those derivatives, the Company measures fair value using models that use primarily market observable inputs, such as yield curves and option volatilities, and include the value associated with counterparty credit risk. The Company classifies derivatives instruments held or issued for risk management purposes as Level 2 valuation.

Below is a table that presents information about certain assets and liabilities measured at fair value on a recurring basis (dollars in thousands):

	Assets
	measured at	Fair value measured using
Description	fair value	Level 1	Level 2	Level 3
At December 31, 2011:
Investment securities available for sale	$282,221	$-	$282,221	$-
Interest rate cap	634	-	634	-

At December 31, 2010:
Investment securities available for sale	$352,871	$-	$352,871	$-
Interest rate swaps	255	-	255	-
Interest rate cap	5,754	-	5,754	-

Fair Value on a Nonrecurring Basis. The Company measures certain assets at fair value on a nonrecurring basis and the following is a general description of the methods used to value such assets.

Investment Securities Held to Maturity. The fair values of investment securities held to maturity are recorded at quoted market prices, if available. If quoted market prices are not available, fair values are measured using independent pricing models or other model-based valuation techniques such as the present value of future cash flows, adjusted for the security’s credit rating, prepayment assumptions and other factors such as credit loss assumptions. Level 1 valuation investment securities include those traded on an active exchange, such as the New York Stock Exchange, U.S. Treasury securities that are traded by dealers or brokers in active over-the-counter markets and money market funds. Level 2 valuation investment securities include mortgage-backed securities issued by government sponsored entities, municipal bonds and corporate debt securities. Investment securities classified as Level 3 valuation include asset-backed securities in less liquid markets.

F-59

BNC BANCORP AND SUBSIDIARY NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Loans Held for Sale. Loans held for sale are carried at the lower of cost or market value. The fair value of loans held for sale is based on what secondary markets are currently offering for portfolios with similar characteristics. As such, the Company classifies loans subjected to nonrecurring fair value adjustments as Level 2 valuation.

Impaired Loans. Fair values of impaired loans are generally estimated using one of several methods, including collateral value, market value of similar debt, enterprise value, liquidation value and discounted cash flows. Those impaired loans not requiring an allowance represent loans for which the fair value of the expected repayments or collateral exceed the recorded investments in such loans. At December 31, 2011 and 2010, substantially all of the total impaired loans were evaluated based on the fair value of the collateral. When the fair value of the collateral is based on an observable market price or a current appraised value, the Company records the impaired loan as Level 2 valuation. When current appraised value is not available or management determines the fair value of the collateral is further impaired below the appraised value and there is no observable market price, the Company records the impaired loan as Level 3 valuation.

Other Real Estate Owned. Fair values of other real estate owned are carried at the lower of carrying value or fair value. Fair value is based upon independent market prices, appraised values of the collateral or management’s estimation of the value of the collateral. When the fair value of the collateral is based on an observable market price or a current appraised value, the Company records the foreclosed asset as Level 2 valuation. When an appraised value is not available or management determines the fair value of the collateral is further impaired below the appraised value and there is no observable market price, the Company records the foreclosed asset as Level 3 valuation.

Below is a table that presents information about certain assets and liabilities measured at fair value on a nonrecurring basis (dollar in thousands):

	Assets
	measured at	Fair value measured using
Description	fair value	Level 1	Level 2	Level 3
At December 31, 2011:
Investment securities held to maturity	$97,036	$-	$97,036	$-
Loans held for sale	9,596	-	9,596	-
Impaired loans	119,449	-	-	119,449
Other real estate owned	68,504	-	-	68,504

At December 31, 2010:
Investment securities held to maturity	$6,000	$-	$6,000	$-
Loans held for sale	6,751	-	6,751	-
Impaired loans	106,110	-	-	106,110
Other real estate owned	39,737	-	-	39,737

F-60

BNC BANCORP AND SUBSIDIARY NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The fair values of investment securities held to maturity are recorded at fair value on a nonrecurring basis when an impairment in value that is deemed to be other than temporary occurs. Fair value measurement is based upon quoted prices, if available. If quoted prices are not available, fair values are measured using independent pricing models or other model-based valuation techniques such as the present value of future cash flows, adjusted for the security’s credit rating, prepayment assumptions and other factors such as credit loss assumptions. At December 31, 2011 and 2010, there were no fair value adjustments related to $97.0 million and $6.0 million, respectively, of investment securities held to maturity.

Goodwill and other intangible assets are subject to impairment testing. When appropriate, a projected cash flow valuation method is used in the completion of impairment testing. This valuation method requires a significant degree of management judgment. In the event the projected undiscounted net operating cash flows are less than the carrying value, the asset is recorded at fair value as determined by the valuation model. As such, the Company classifies goodwill and other intangible assets as Level 3 valuation. At December 31, 2011 and 2010 there were no fair value adjustments related to $26.1 million of goodwill, and other intangible assets of $3.0 million and $2.3 million, respectively.

NOTE R - FAIR VALUE OF FINANCIAL INSTRUMENTS

Estimated fair values of financial instruments have been estimated by the Company using the provisions of ASC Topic 825, Financial Instruments (“ASC 825”), which requires disclosure of fair value information about financial instruments, whether or not recognized in the balance sheet, for which it is practicable to estimate that value. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques.

Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. In that regard, the derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in immediate settlement of the instruments. ASC 825 excludes certain financial instruments and all nonfinancial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the Company. The following methods and assumptions were used to estimate the fair value of financial instruments:

Cash and Cash Equivalents - The carrying amounts reported in the balance sheets for cash and cash equivalents approximate the fair value of those assets.

Investment Securities Available for Sale and Investment Securities Held to Maturity - Fair values for investment securities are based on quoted market prices, where available. If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments.

Federal Home Loan Bank Stock - The fair value for FHLB stock is its carrying value, since this is the amount for which it could be redeemed. There is no active market for this stock and the Company, in order to be a member of the FHLB, is required to maintain a minimum investment.

F-61

BNC BANCORP AND SUBSIDIARY NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Loans Held for Sale - Fair values of mortgage loans held for sale are based on commitments on hand from investors or prevailing market prices.

Loans Receivable - The fair values for loans are estimated using discounted cash flow analyses using interest rates currently being offered for loans with similar terms and credit ratings for the same remaining maturities, adjusted for the allowance for loan losses.

FDIC Indemnification Asset - The fair value for the FDIC indemnification asset is estimated based on discounted future cash flows using current discount rates.

Investment in Life Insurance - The carrying value of life insurance approximates fair value because this investment is carried at cash surrender value, as determined by the insurer.

Accrued Interest Receivable and Accrued Interest Payable - The carrying amount of accrued interest is assumed to approximate fair value.

Deposits - The fair values disclosed for deposits with no stated maturity (e.g., interest and non-interest checking, passbook savings, and certain types of money market accounts) are, by definition, equal to the amount payable on demand at the reporting date (i.e., their carrying amounts). Fair values for deposits with a stated maturity date (time deposits) are estimated using a discounted cash flow calculation that applies interest rates currently being offered on these accounts to a schedule of aggregated expected monthly maturities on time deposits.

Short-term Borrowings and Long-Term Debt - Rates currently available to the Company for borrowings and debt with similar terms and remaining maturities are used to estimate fair value of the existing debt.

Derivative Financial Instruments - Fair values for derivatives are based values from third parties typically determined using widely accepted discounted cash flow models or Level 2 measurements.

Financial Instruments with Off-Balance Sheet Risk - The fair value of financial instruments with off-balance sheet risk discussed in Note P is not material.

F-62

BNC BANCORP AND SUBSIDIARY NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The estimated carrying and fair values of the Company’s financial instruments at December 31, 2011 and 2010 are as follows (dollars in thousands):

	2011		2010
	Carrying	Estimated	Carrying	Estimated
	value	fair value	value	fair value
Financial assets:
Cash and cash equivalents	$55,829	$55,829	$30,087	$30,087
Investment securities available for sale	282,221	282,221	352,871	352,871
Investment securities held to maturity	97,036	96,342	6,000	5,280
Federal Home Loan Bank stock	9,159	9,159	9,146	9,146
Loans held for sale	9,596	9,596	6,751	6,751
Loans receivable, net	1,678,475	1,670,586	1,483,367	1,481,315
Accrued interest receivable	10,174	10,174	10,363	10,363
FDIC indemnification asset	91,851	91,851	69,493	69,493
Investment in bank-owned life insurance	48,294	48,294	46,607	46,607
Financial liabilities:
Demand deposits and savings	$1,055,090	$1,055,090	$948,609	$948,609
Time deposits	1,063,097	1,080,175	879,461	905,670
Short-term borrowings	70,211	70,211	60,207	60,207
Long-term debt	93,713	86,144	97,713	88,315
Accrued interest payable	1,379	1,379	1,554	1,554
On-balance sheet derivative financial instruments:
Derivative agreements – asset:
Interest rate swap agreements	$-	$-	$255	$255
Interest rate cap agreement	634	634	5,754	5,754

F-63

BNC BANCORP AND SUBSIDIARY NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE S - PARENT COMPANY FINANCIAL DATA

Following are condensed financial statements of BNC Bancorp as of and for the years ended December 31, 2011 and 2010 (dollars in thousands):

Condensed Balance Sheets

December 31, 2011 and 2010

	2011	2010
Assets
Cash and due from banks	$812	$108
Investment in bank subsidiary	192,257	178,649
Other assets	1,349	1,367
Total assets	$194,418	$180,124
Liabilities and Shareholders’ Equity
Liabilities:
Other liabilities	$570	$932
Short-term borrowings	6,280	3,255
Long-term debt	23,713	23,713
Total liabilities	30,563	27,900

Shareholders’ Equity
Preferred stock	47,398	46,918
Common stock, no par value	87,421	86,791
Common stock warrants	2,412	2,412
Retained earnings	25,614	22,901
Stock in directors rabbi trust	(2,505)	(1,729)
Directors deferred fees obligation	2,505	1,729
Accumulated other comprehensive income (loss)	1,010	(6,798)
Total shareholders’ equity	163,855	152,224
Total liabilities and shareholders’ equity	$194,418	$180,124

Condensed Statements of Income

Years ended December 31, 2011, 2010 and 2009

	2011	2010	2009
Dividends from bank subsidiary	$2,100	$750	$232
Equity in undistributed earnings of bank subsidiary	5,427	8,151	7,148
Other income	637	134	24
Interest expense	(968)	(1,116)	(835)
Other expense	(266)	(193)	(32)
Net income	$6,930	$7,726	$6,537

F-64

BNC BANCORP AND SUBSIDIARY NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Condensed Statements of Cash Flows

Years ended December 31, 2011, 2010 and 2009

	2011	2010	2009
Operating Activities
Net income	$6,930	$7,726	$6,537
Adjustments to reconcile net income to net cash provided by operating activities
Equity in undistributed earnings of bank subsidiary	(5,427)	(8,151)	(7,148)
Amortization	11	11	11
Stock-based compensation	373	247	52
(Increase) decrease in other assets	(366)	(256)	6
Increase (decrease) in other liabilities	(362)	12	267
Net cash provided (used) by operating activities	1,159	(411)	(275)
Investing Activities
Net cash used for investment in subsidiaries	-	(17,700)	(15,000)
Financing Activities
Due to subsidiaries	-	-	-
Proceeds (repayments) on short-term borrowings	3,025	(12,244)	14,754
Proceeds from issuance of preferred stock	-	17,161	-
Proceeds from issuance of common stock	-	16,122	-
Proceeds from exercise of stock options	52	5	32
Tax benefit from exercise of stock options	-	1	3
Common stock issued pursuant to dividend reinvestment plan	205	39	-
Purchase and retirement of common stock	-	-	(144)
Cash dividends paid, net of accretion	(3,737)	(3,380)	(2,944)
Net cash provided (used) by financing activities	(455)	17,704	11,701

Net increase (decrease) in cash and cash equivalents	704	(407)	(3,574)
Cash and cash equivalents, beginning	108	515	4,089
Cash and cash equivalents, ending	$812	$108	$515

NOTE T – OTHER EVENTS – ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On December 21, 2011, the Company entered into an Agreement and Plan of Merger (the “KeySource Agreement”) with KeySource Financial, Inc., a North Carolina corporation (“KeySource”), pursuant to which KeySource will, on the terms and subject to the conditions set forth in the KeySource Agreement, merge with and into the Company so that the Company is the surviving corporation in the merger (the “Merger”). Simultaneous with the Merger, or as soon as is practicable thereafter, KeySource Commercial Bank, a North Carolina banking corporation and a wholly-owned subsidiary of KeySource, will be merged with and into BNC. The Company and KeySource anticipate that the Merger will close in the second quarter of 2012, subject to customary closing conditions, including regulatory approval.

At the effective time of the Merger (the “Effective Time”), each share of common stock, par value $1.00 per share, of KeySource issued and outstanding immediately before the Effective Time (the “KeySource Common Stock”), except for shares of KeySource Common Stock owned by KeySource or the Company or any of their respective wholly owned subsidiaries (other than certain trust account shares), shall be converted into the right to receive one share of common stock, no par value per share, of the Company. Any holder of shares of KeySource Common Stock who perfects such holders’ dissenters’ rights of appraisal in accordance with and as contemplated by the NCBCA shall be entitled to receive the value of such shares in cash as determined pursuant to such provision of the NCBCA.

F-65

BNC BANCORP AND SUBSIDIARY NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The KeySource Agreement requires KeySource to call a meeting of its shareholders to be held as soon as reasonably practicable after the date of the KeySource Agreement for the purpose of obtaining the requisite shareholder approval required in connection with the Merger. The KeySource Agreement also requires the Company to offer one member of the KeySource board of directors (the “KeySource Board”) a seat as a non-management member on the Company’s board of directors until the Company’s next annual meeting of shareholders following the Effective Time, and the Company shall use all reasonable efforts to arrange for such member to sit for election to a regular term at the Company’s next annual meeting of shareholders. The Company is also required to offer, for a concurrent period of time, one member of the KeySource Board a seat as a non-management member on the board of directors of each subsidiary of the Company the composition of which is the same as the Company’s then-current board of directors.

Pursuant to the KeySource Agreement, prior the Effective Time, Donald R. Draughon, Chief Executive Officer of KeySource, shall have entered into an employment agreement with the Company and BNC, which shall become effective only upon consummation of the Merger. The obligation of the Company to effect the Merger is subject to the satisfaction or waiver by the Company, at or before the Effective Time, of certain conditions, including, but not limited to, (i) each member of the KeySource Board having executed and delivered a support agreement to the Company; (ii) each member of the KeySource Board having executed and delivered a noncompete agreement to the Company; (iii) each member of the KeySource Board (and the boards of directors of KeySource’s subsidiaries) having submitted their resignations to be effective as of the Effective Time and (iv) KeySource’s classified assets (as defined in the Merger Agreement) not exceeding $20 million as of the Effective Time.

The KeySource Agreement includes detailed representations, warranties and covenants of the Company and KeySource and termination provisions customary for transactions of this type. From the date of the KeySource Agreement to the Effective Time, KeySource has agreed to, among other things, conduct its business and the business of its subsidiaries in the ordinary course in all material respects and use commercially reasonable best efforts to maintain and preserve intact their business organization and advantageous business relationships and retain the services of their key officers and employees. KeySource has also agreed not to solicit or initiate discussions with third parties regarding other proposals to acquire KeySource and it has agreed to certain restrictions on its ability to respond to such proposals, as more fully described in the Merger Agreement.

The separate existence of KeySource Commercial Bank shall cease upon the effective time of the Bank Merger. BNC shall be the surviving bank in the Bank Merger and shall remain a wholly-owned subsidiary of the Company.

F-66

Audit – Tax – Advisory Grant Thornton LLP 4140 ParkLake Avenue, Suite 130 Raleigh, NC 27612-3723 T 919.881.2700 F 919.881.2795 www.GrantThornton.com

Report of Independent Certified Public Accountants

To the Stockholders and Board of Directors of
KeySource Financial, Inc.:

We have audited the accompanying consolidated balance sheet of KeySource Financial, Inc. (a North Carolina corporation) and subsidiary as of December 31, 2010, and the related consolidated statements of operations, changes in stockholders’ equity and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America as established by the American Institute of Certified Public Accountants. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of KeySource Financial, Inc. and subsidiary as of December 31, 2010, and the results of its operations and cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

Raleigh, North Carolina
May 4, 2011

F-67

KeySource Financial, Inc.

Consolidated balance sheets
(in thousands, except for per share data)

December 31	2011 (unaudited)	2010
	$	$
Assets
Cash and due from banks	5,749	1,674
Interest-earning deposits in banks	16,211	22,632
Investment securities available for sale, at fair value	17,118	18,115
Loans, net of unearned income	153,512	171,619
Less - Allowances for loan losses	(2,343)	(2,690)
Net loans	151,169	168,929
Accrued interest receivable	552	735
Stock in the Federal Home Loan Bank of Atlanta	957	1,121
Premises and equipment, net	782	912
Deferred tax asset	1,154	1,634
Other assets	2,230	2,114
Total assets	195,922	217,866

Liabilities and stockholders’ equity
Deposits:
Demand, non-interest bearing	13,430	11,588
Savings, money market and NOW	55,939	65,874
Time	84,169	98,209
Total deposits	153,538	175,671
Borrowings	20,795	21,011
Accrued interest payable	171	166
Accrued expenses and other liabilities	783	1,703
Total liabilities	175,287	198,551
Commitments and Contingencies (Notes 11)
Stockholders’ equity:
Preferred stock, 1,000,000 shares authorized, none outstanding	-	-
KeySource Financial, Inc. common stock, $1 par value; 10,000,000 shares authorized; 1,810,267 and 1,722,142 shares issued and outstanding as of December 31, 2011 and 2010, respectively	1,810	1,722
Additional paid-in capital	18,354	17,744
Retained earnings / (accumulated deficit)	324	(108)
Accumulated other comprehensive income (loss)	147	(43)
Total stockholders' equity	20,635	19,315
Total liabilities and stockholders' equity	195,922	217,866

The accompanying notes are an integral part of these consolidated financial statements.

F-68

KeySource Financial, Inc.

Consolidated statements of operations
(in thousands, except for per share data)

For the years ended December 31	2011 (unaudited)	2010
	$	$
Interest income:
Loans	9,036	9,599
Investment securities	492	651
Federal funds sold and interest earning deposits	143	57
Total interest income	9,671	10,307
Interest expense:
Savings, money market and NOW	735	865
Time deposits	1,525	1,865
Borrowings	899	699
Total interest expense	3,159	3,429
Net interest income	6,512	6,878
Provision for loan losses	(1,428)	(1,742)
Net interest income after provision for loan losses	5,084	5,136
Noninterest income:
Mortgage origination fees	978	932
Gain on sale of available for sale investment securities	-	39
Investment impairment loss	(139)	(267)
Gains/(losses) on sale of other real estate owned	(253)	9
Other	898	241
Total noninterest income	1,484	954
Noninterest expense:
Salaries and employee benefits	3,121	3,047
Occupancy and equipment	665	615
Data processing	181	183
Marketing and advertising	136	144
Professional services	476	422
FDIC insurance	510	299
Other	683	647
Total noninterest expense	5,772	5,357
Income before income tax	796	733
Income tax expense / (benefit)	364	(201)
Net income	432	934
Net income per common share:
Basic	0.25	0.54
Diluted	0.25	0.54

The accompanying notes are an integral part of these consolidated financial statements.

F-69

KeySource Financial, Inc.

Consolidated statements of changes in stockholders’ equity
(in thousands, except for number of shares of common stock)

	KeySource Financial Common Stock		KeySource Bank Common Stock		Additional Paid-in	Retained Earnings / (Accumulated	Accumulated Other Comprehensive Income	Total Stockholders'
	Shares	Amount	Shares	Amount	Capital	Deficit)	(Loss)	Equity
		$		$	$	$	$	$
Balance, December 31, 2009	-	-	1,722,142	8,611	10,595	(1,042)	(153)	18,011
Comprehensive income:
Net income			-	-	-	934	-	934
Initial capitalization of Bank Holding Company	1,722,142	1,722	(1,722,142)	(8,611)	6,889	-	-	-
Unrealized holding gains on available for sale securities	-	-	-	-	-	-	129	129
Unrealized holding losses on cash flow hedges	-	-	-	-	-	-	(19)	(19)
Total comprehensive income								1,044
Stock-based compensation	-	-	-	-	260	-	-	260
Balance, December 31, 2010	1,722,142	1,722	-	-	17,744	(108)	(43)	19,315
Net income			-	-	-	432	-	432
Unrealized holding gains on available for sale securities	-	-	-	-	-	-	184	184
Unrealized holding gains on cash flow hedges	-	-	-	-	-	-	6	6
Total comprehensive income								622
Issuance of new common shares	88,125	88	-	-	525	-	-	613
Stock-based compensation	-	-	-	-	85	-	-	85
Balance, December 31, 2011 (unaudited)	1,810,267	1,810	-	-	18,354	324	147	20,635

The accompanying notes are an integral part of these consolidated financial statements.

F-70

KeySource Financial, Inc.

Consolidated statements of cash flows

 (in thousands)

For the years ended December 31	2011 (unaudited)	2010
	$	$
Cash flows from operating activities:
Net income	432	934
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	280	398
Net amortization (accretion) on investment securities	60	(16)
Provision for loan losses	1,428	1,742
Stock-based compensation	85	260
(Gain) on sale of available for sale investment securities	-	(39)
(Gain) on sale of premises and equipment	(39)	-
(Gain) loss on sale of other real-estate owned	253	(9)
Investment impairment loss	139	267
Changes in assets and liabilities:
Accrued interest receivable	183	33
Other assets	(727)	(1,111)
Accrued interest payable	5	(28)
Accrued expenses and other liabilities	(920)	258
Net cash flows provided by operating activities	1,179	2,689
Cash flows from investing activities:
Purchase of investment securities available for sale	(13,148)	(11,492)
Proceeds from maturities and repayments of investment securities available for sale	14,245	11,484
Purchases of premises and equipment	(112)	(63)
Proceeds from disposal of premises and equipment	1	-
Proceeds from sale of available for sale investment securities	-	774
Proceeds from sale of real estate owned	730	150
Net (increase) decrease in loans	16,332	(16,023)
(Purchase) redemption of Federal Home Loan Bank stock	164	(120)
Net cash flows provided (used) in investing activities	18,212	(15,290)
Cash flows from financing activities:
Net increase (decrease) in deposits	(22,133)	18,632
Net increase (decrease) in short-term borrowings	(217)	648
Proceeds from long-term borrowings	-	4,500
Issuance of new common shares	613	-
Net cash flows provided (used) by financing activities	(21,737)	23,780
Net increase (decrease) in cash and cash equivalents	(2,346)	11,179
Cash and cash equivalents, beginning of year	24,306	13,127
Cash and cash equivalents, end of year	21,960	24,306
Supplementary cash flow information:
Cash paid for taxes	562	697
Interest paid	3,164	3,401

The accompanying notes are an integral part of these consolidated financial statements.

F-71

KeySource Financial, Inc.

Notes to consolidated financial statements

1	Organization and Operations

KeySource Financial, Inc., (the Company) was incorporated under the laws of the State of North Carolina on August 25, 2009, for the purpose of serving as a bank holding company for KeySource Commercial Bank (the Bank). On January 1, 2010, after receiving approval from the Federal Reserve Bank of Richmond as well as the shareholders, the Company became the holding company for the Bank. As a result of this approval, each share of $5.00 par value common stock of the Bank was exchanged on a one-for-one basis for one share of $1.00 par value common stock of the Company. Following this share exchange, the Company became the Bank’s sole shareholder and each former shareholder of the Bank became a shareholder of KeySource Financial, Inc. As a bank holding company, KeySource Financial, Inc. is supervised by the Federal Reserve Bank of Richmond.

The Bank was incorporated January 12, 2007, and began operations on March 19, 2007. The Bank is engaged in general commercial banking in central North Carolina, principally Durham County, operating under the banking laws of North Carolina and the rules and regulations of the Federal Deposit Insurance Corporation and the North Carolina Commissioner of Banks. The Bank undergoes periodic examinations by those regulatory authorities. The Bank operates one branch in Durham, North Carolina.

2	Summary of Significant Accounting Policies and Activities

Basis of Presentation

The accompanying consolidated financial statements include the accounts and transactions of KeySource Financial, Inc. and KeySource Commercial Bank. All significant intercompany transactions and balances are eliminated in consolidation. Amounts related to 2009 were previously recorded under KeySource Commercial Bank. All of the 2011 amounts included in the accompanying notes to the financial statements are unaudited.

Use of Estimates

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. The most significant estimate that is particularly susceptible to significant change relates to the determination of the allowance for loan losses, valuation of investment securities and realizability of deferred tax assets. Actual results could differ from those estimates.

Cash and Cash Equivalents

For the purpose of presentation, the statement of cash flows, cash and cash equivalents includes cash and due from banks, interest-earning deposits with banks having an original maturity of 90 days or less and federal funds sold.

Investment Securities

Investments in certain securities are classified into three categories and accounted for as follows:

Securities Held to Maturity - Debt securities that the Company has the positive intent and ability to hold to maturity are classified as held to maturity and reported at amortized cost.

Trading Securities - Debt and equity securities that are bought and held principally for the purpose of selling in the near term are classified as trading securities and reported at fair value, with unrealized gains and losses included in earnings.

F-72

KeySource Financial, Inc. Notes to consolidated financial statements

Securities Available for Sale - Debt and equity securities not classified as either held to maturity securities or trading securities are classified as available for sale securities and reported at fair value, with unrealized gains and losses reported as other comprehensive income or loss, a separate component of stockholders’ equity. The Company intends to hold its securities classified as available for sale securities for an indefinite period of time but may sell them prior to maturity.

A decline, which is deemed to be other than temporary, in the fair value of any available for sale or held to maturity security to a level below cost, results in a reduction in carrying amount to fair value. The impairment is charged to earnings and a new cost basis for the security is established.

The initial classification of securities is determined at the date of purchase. Gains and losses on sales of securities, computed based on specific identification of the adjusted cost of each security, are included in other income at the time of the sales.

Premiums and discounts on debt securities are recognized in interest income using the level interest yield method over the period to maturity, or when the debt securities are called or significantly re-priced.

Loans

Loans that management has the intent and ability to hold for the foreseeable future or until maturity are reported at their outstanding principal adjusted for any charge-offs, the allowance for loan losses and any deferred fees or costs on originated loans and unamortized premiums or discounts on purchased loans.

Loan origination fees and certain direct origination costs are capitalized and recognized as an adjustment of the yield of the related loan. The accrual of interest on impaired loans is discontinued when, in management’s opinion, the borrower may be unable to meet payments as they become due. When interest accrual is discontinued, all unpaid accrued interest is reversed. Interest income is subsequently recognized only to the extent cash payments are received.

Allowance for Loan Losses

The provision for loan losses is based upon management’s estimate of the amount needed to maintain the allowance for loan losses at an adequate level. In making the evaluation of the adequacy of the allowance for loan losses, management gives consideration to current and anticipated economic conditions, delinquency information and management’s internal review of the loan portfolio. Loans are considered impaired when it is probable that all amounts due will not be collected in accordance with agreement under the contractual terms of the loan. The measurement of impairment is generally based on the present value of expected future cash flows discounted at the historical effective interest rate, or upon the fair value of the collateral if readily determinable, less estimated selling costs. If the recorded investment in the loan exceeds the measure of fair value, a specific reserve is established as a component of the allowance for loan losses. While management uses the best information available to make evaluations, future adjustments to the allowance may be necessary if conditions differ substantially from the assumptions used in making the evaluations.

Other Real Estate Owned

Other real estate owned, acquired through, or in lieu of loan foreclosure is initially recorded at net realizable value establishing a new cost basis. Net realizable value is equivalent to fair market value less costs to sell the assets. After foreclosure, valuations are periodically performed by management and the real estate is carried at the lower of cost or fair value minus costs to sell. Revenue and expenses from holding the properties and adjustments to the cost basis are included in earnings after the evaluations.

Stock in the Federal Home Loan Bank of Atlanta

As a requirement for membership as well as utilizing advances, the Company invests in stock of the Federal Home Loan Bank of Atlanta (FHLB). This investment is carried at cost. Due to the redemptive provisions of the FHLB, the Company estimated that the fair value equals cost and that this investment was not impaired at December 31, 2011 or 2010.

F-73

KeySource Financial, Inc. Notes to consolidated financial statements

Premises and Equipment

Premises and equipment are stated at cost less accumulated depreciation and amortization. Depreciation and amortization is calculated on the straight-line method over the estimated useful lives of the assets, which are from three to seven years for furniture and equipment. Leasehold improvements are amortized over the terms of the respective leases or the estimated useful lives of the improvements, whichever is shorter.

Repairs and maintenance costs are charged to operations as incurred, while additions and improvements to premises and equipment are capitalized. Upon sale or retirement, the cost and related accumulated depreciation are removed from the accounts and any gains or losses are reflected in current operations.

Income Taxes

Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the tax bases of assets and liabilities and their carrying amounts for financial reporting purposes. Deferred tax assets are also recognized for operating loss carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which the temporary differences are expected to be recovered or settled. Deferred tax assets are reduced by a valuation allowance if it is more likely than not that the tax benefits will not be realized.

Derivative Financial Instruments

The Company accounts for all derivative financial instruments at fair value on the balance sheet and provides for hedge accounting when certain conditions are met. Changes in the fair value of derivative instruments designated as cash flow hedges, to the extent the hedges are highly effective, are recorded in other comprehensive income, net of tax effects. Ineffective portions of cash flow hedges, if any, are recognized in current period earnings. Other comprehensive income or loss is reclassified into current period earnings when the hedged transaction affects earnings.

Comprehensive Income

Comprehensive income is defined as the change in equity during a period for non-owner transactions and is divided into net income and other comprehensive income. Other comprehensive income includes revenues, expenses, gains and losses that are excluded from earnings under current accounting standards. Components of other comprehensive income for the Company consist of the unrealized gains and losses, net of taxes, in the Company’s available for sale securities portfolio and cash flow hedges, net of tax. The Company did not reclassify unrealized gains in 2011. During the year ended December 31, 2010, the Company reclassified $39,000 from unrealized gains to realized gains.

Accumulated other comprehensive income (loss) as of December 31, 2011 and 2010, consisted of the following:

For the years ended December 31	2011	2010
(dollars in thousands)	$	$
Unrealized holding gains (losses) on investment securities available for sale	239	(60)
Unrealized holding gains (losses) on cash flow hedges	-	(10)
Related tax effect	(92)	27
Accumulated other comprehensive income (loss)	147	(43)

Stock-Based Compensation

The Company has an Employee Stock Option Plan and a Non-Employee Director Stock Option Plan. The Company grants stock options under the plans for a fixed number of shares with an exercise price equal to the fair value of the shares on the date of grant.

F-74

KeySource Financial, Inc. Notes to consolidated financial statements

Earnings per Share

Basic and diluted earnings per share are computed based on the weighted average number of shares outstanding during the period. Diluted earnings per share reflects the potential dilution that could occur if stock options were exercised, resulting in the issuance of common stock that would then share in the net income of the Company.

Basic and diluted earnings per share have been computed based upon net income as presented in the accompanying statements of operations divided by the weighted average number of common shares outstanding or assumed to be outstanding as summarized below:

For the years ended December 31	2011	2010
(in thousands, except share data)
Net income	$432	$934
Weighted average number of common shares used in computing basic earnings per share	1,763,329	1,722,142
Effects of dilutive stock options	70	22,168
Weighted average number of common shares and dilutive potential common shares used in computing diluted earnings per share	1,763,399	1,744,310
Income per common share - Basic	$0.25	$0.54
Income per common share - Diluted	$0.25	$0.54

For the years ending December 31, 2011 and 2010, there were 329,821 and 128,086 of stock options outstanding, respectively, that were excluded in computing diluted shares outstanding because the exercise price exceeded the market price of the common shares outstanding.

Mortgage Origination Fees

The Company originates single family, residential first mortgage loans on a presold basis. These loans are not held on the Company’s balance sheet and an investor has made an independent decision to purchase these loans from the Company prior to their closing. The Company recognizes certain origination and service-release fees upon the sale, which are included in non-interest income on the statements of operations under the caption Mortgage origination fees.

F-75

KeySource Financial, Inc. Notes to consolidated financial statements

New Accounting Pronouncements

In July 2010, the Financial Accounting Standards Board (FASB) issued the new standard governing the disclosures associated with credit quality and the allowance for loan losses. This standard requires additional disclosures related to the allowance for loan losses with the objective of providing financial statement users with greater transparency about an entity’s loan loss reserves and overall credit quality. Additional disclosures include showing on a disaggregated basis the aging of receivables, credit quality indicators, and troubled debt restructures with its effect on the allowance for loan losses. The provisions of this standard became effective for non-public entities in the first annual reporting period ending on or after December 15, 2011 and were adopted in these financial statements. The adoption resulted in a substantial change in the footnote disclosures, but did not impact the Company’s financial position or results of operation.

In May 2011, the FASB issued ASU 2011-04, Fair Value Measurement (Topic 820) – Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRSs. This Update will result in common fair value measurement and disclosure requirements in accounting principles generally accepted in the United States and international financial reporting standards through changes to wording used to describe and disclose information about fair value measurements, clarification about the application of existing requirements, and changes to particular principles for measuring fair value or for disclosing information about those measurements. This guidance becomes effective during the fiscal years beginning after December 15, 2011. We do not expect a material effect on our consolidated financial position or consolidated results of operations based on the clarification about application or changes to principles from the new standard.

In June 2011, the FASB issued ASU 2011-05, Comprehensive Income (Topic 220) – Presentation of Comprehensive Income. This Update requires companies to present the total of comprehensive income, the components of net income, and the components of other comprehensive income either in a single continuous statement of comprehensive income or in two separate but consecutive statements. Presentation of comprehensive income in the statement of changes in stockholders’ equity will no longer be acceptable. The update does not change the items that must be reported in other comprehensive income, when an item of other comprehensive income must be reclassified to net income, the option for an entity to present components of other comprehensive income net or before related tax effects, or how earnings per share is calculated or presented. This guidance has recently been deferred by ASU 2011-12, but early adoption is permitted. We currently present other comprehensive income in our Consolidated Statements of Changes in Stockholders’ Equity and Other Comprehensive Income and plan to adopt the new disclosure requirements in our Annual Report for the period ending December 31, 2012.

In April 2011, the FASB issued ASU 2011-02, Receivables (Topic 310) – A Creditor’s Determination of Whether a Restructuring Is a Troubled Debt Restructuring. This Update outlines the parameters of what constitutes a troubled debt restructuring, as well as clarifies the guidance on those parameters. The clarifying guidance is meant to eliminate current diversity in practice of identifying restructurings of receivables. This guidance becomes effective for the Company in the first fiscal year beginning after June 15, 2011. The Company applied the provisions retrospectively in its 2011 third quarter results back to activity beginning January 1, 2011. For those receivables that are newly considered impaired based on the newly adopted guidance, the amendments were applied prospectively. In addition, the Company disclosed those items deferred by ASU 2011-01, discussed above, in Note D. The Company did not experience a material effect on its consolidated financial position or consolidated results of operations based on the new measurement parameters.

From time to time, the FASB issues exposure drafts for proposed statements of financial accounting standards. Such exposure drafts are subject to comment from the public, to revisions by the FASB and to final issuance by the FASB as statements of financial accounting standards. Management considers the effect of the proposed statements on the consolidated financial statements of the Company and monitors the status of changes to and proposed effective dates of exposure drafts.

F-76

KeySource Financial, Inc. Notes to consolidated financial statements
3	Investment Securities

The amortized cost and fair value of securities available for sale, with gross unrealized gains and losses is as follows:

As of December 31	2011
(dollars in thousands)	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
	$	$	$	$
Securities available for sale:
U.S. Government agencies securities	9,565	27	1	9,591
Mortgage-backed securities	3,970	260	-	4,230
Municipal securities	2,536	152	-	2,688
Corporate debt securities	670	32	93	609
	16,741	471	94	17,118

As of December 31	2010
(dollars in thousands)	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
	$	$	$	$
Securities available for sale:
U.S. Government agencies securities	8,476	36	49	8,463
Mortgage-backed securities	5,683	272	19	5,936
Municipal securities	1,582	14	55	1,541
Corporate debt securities	2,434	21	280	2,175
	18,175	343	403	18,115

There were no sales of investment securities in 2011. For the year ended December 31, 2010, proceeds from the sales of investment securities totaled $774,000, with gross gains of $39,000 realized on those sales.

F-77

KeySource Financial, Inc. Notes to consolidated financial statements

The following table shows the Company’s investments’ gross unrealized losses and fair value, aggregated by investment category and length of time that the individual securities have been in a continuous unrealized loss position, as of December 31, 2011 and 2010. For available-for-sale securities, the unrealized losses over twelve months relate to two corporate bonds. Losses of $139,000 associated with these two corporate bonds have been realized. The investment securities with unrealized losses of less than twelve months are considered by management to be temporarily impaired given the credit ratings on these investment securities and management’s intent and ability to hold these securities until recovery. Should the Company decide in the future to sell securities in an unrealized loss position or determine that impairment of any securities is other than temporary irrespective of a decision to sell, an impairment loss would be recognized in the period such determination is made. As of December 31, 2011, the Company has two corporate securities with unrealized losses in excess of twelve months. Both of these positions are considered to have other than temporary impairment. Quarterly an estimated impairment is calculated for each of these positions and any incremental impairment amount is recognized as loss in the current period.

	Less Than 12 Months		12 Months or More		Total
As of December 31, 2011	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
(dollars in thousands)	$	$	$	$	$	$
Securities available for sale:
U.S. Government agencies	1,749	1	-	-	1,749	1
Mortgage-backed securities	-	-	-	-	-	-
Municipal securities	-	-	-	-	-	-
Corporate debt securities	-	-	101	93	101	93
Total temporarily impaired securities	1,749	1	101	93	1,850	94

	Less Than 12 Months		12 Months or More		Total
As of December 31, 2010	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
(dollars in thousands)	$	$	$	$	$	$
Securities available for sale:
U.S. Government agencies	3,050	49	-	-	3,050	49
Mortgage-backed securities	894	19	-	-	894	19
Municipal securities	983	55	-	-	983	55
Corporate debt securities	1,520	16	208	264	1,728	280
Total temporarily impaired securities	6,447	139	208	264	6,655	403

The amortized cost and fair values of securities available for sale at December 31, 2011, by contractual maturity are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

F-78

KeySource Financial, Inc. Notes to consolidated financial statements

Securities with a fair value of $6.6 million and $8.0 million at December 31, 2011 and 2010, respectively, were pledged to secure securities sold under agreements to repurchase, deposits, FHLB advances, and swap transactions.

At December 31, 2011	Amortized Cost	Fair Value	Weighted Average/Yield
(dollars in thousands)	$	$
Securities available for sale:
U.S. Government agency securities:
Due within one year	-	-	-
Due after one but within five years	6,465	6,488	1.33%
Due after five but within ten years	3,100	3,103	1.26%
Due after ten years	-	-	-
	9,565	9,591	1.31%
Mortgage-backed securities:
Due within one year	-	-	-
Due after one but within five years	-	-	-
Due after five but within ten years	1,035	1,099	3.99%
Due after ten years	2,935	3,131	4.63%
	3,970	4,230	4.47%
Municipal securities:
Due within one year	-	-	-
Due after one but within five years	413	443	3.68%
Due after five but within ten years	1,034	1,110	2.53%
Due after ten years	1,089	1,135	3.62%
	2,536	2,688	3.20%
Corporate debt securities:
Due within one year	-	-	-
Due after one but within five years	-	-	-
Due after five but within ten years	251	283	7.19%
Due after ten years	419	326	5.94%
	670	609	6.20%
Total securities available for sale:
Due within one year	-	-	-
Due after one but within five years	6,878	6,931	1.47%
Due after five but within ten years	5,420	5,595	2.29%
Due after ten years	4,443	4,592	4.69%
	16,741	17,118	2.65%

F-79

KeySource Financial, Inc. Notes to consolidated financial statements

4	Loans

Following is a summary of loans at December 31, 2011 and 2010:

At December 31	2011	2010
(dollars in thousands)	$	$
Construction and development	16,125	23,352
1-4 family residential	24,691	28,519
Multifamily residential	2,343	1,598
Nonfarm, nonresidential	83,398	85,880
Total real estate	126,557	139,349

Commercial and industrial loans	26,505	31,852
Consumer	550	604
Less unearned income, net	(100)	(186)
Total loans, net of unearned income	153,512	171,619

Loans are primarily made in Durham County, North Carolina. Real estate loans can be affected by the condition of the local real estate market. Commercial and installment loans can be affected by the local economic conditions. The Company has experienced the effects of the macro economic downturn as some of its customers are having difficulty fulfilling contractual payments. As a result, the Company’s level of impaired loans increased in 2011.

The provision for loan losses is charged to income in an amount necessary to maintain an appropriate allowance in light of the risk inherent in KeySource’s loan portfolio. The allowance consists of specific, general and unallocated components. The specific component relates to loans that are classified as impaired. For such loans, an allowance is established when the discounted cash flows (or collateral value or observable market price) of the impaired loan is lower than the carrying value of that loan. The general component covers non-impaired loans and is based on historical loss experience adjusted for qualitative factors. In addition there is a qualitative component that is maintained to cover uncertainties that could affect management’s estimate of probable losses. The qualitative component of the allowance reflects the margin of imprecision inherent in the underlying assumptions used in the methodologies for estimating losses in the portfolio.

Changes in the allowance for loan losses for the year ended December 31, 2011 were as follows:

F-80

KeySource Financial, Inc. Notes to consolidated financial statements

	Construction and Development	1-4 family residential	Multifamily residential	Nonfarm, non- residential	Commercial and Industrial	Consumer	Totals
(dollars in thousands)	$	$	$	$	$	$	$
Balance, December 31, 2010	700	300	8	637	1,028	17	2,690
Provision for loan losses	(128)	385	648	586	(57)	(6)	1,428
Loans charged off	(194)	(389)	(645)	(555)	(41)	-	(1,824)
Recoveries	-	41	-	-	8	-	49
Net charge-offs	(194)	(348)	(645)	(555)	(33)	-	(1,775)
Balance, December 31, 2011	378	337	11	668	938	11	2,343

The Company had $12.7 million and $8.3 million of loans that were considered impaired including Trouble Debt Restructures (TDR) as of December 31, 2011, and December 31, 2010, of which $10.9 million and $1.3 million were on nonaccrual, respectively. Due to the Company’s collateral position, of the loans impaired at year-end 2011 and 2010, reserve allocated was $194,000 and $147,000 respectively. The Company’s average investment in impaired loans during 2011 was $12.5 million.

The following table provides information on performing and nonperforming restructures for the year ended December 31, 2011:

Modifications Summary as of December 31
2011
(dollars in thousands)	$
Performing restructurings:
Construction and development	-
1-4 family residential	-
Multifamily residential	1,140
Nonfarm, nonresidential	2,163
Total real estate	3,303
Commercial and industrial	-
Consumer	-
Other	-
Total performing restructurings	3,303
Nonperforming restructurings:
Construction and development	-
1-4 family residential	-
Multifamily residential	-
Nonfarm, nonresidential	510
Total real estate	510
Commercial and industrial	98
Consumer	-
Other	-
Total nonperforming restructurings	608
Total restructurings	3,911

F-81

KeySource Financial, Inc. Notes to consolidated financial statements

 The following table provides information about TDRs identified during the current period (in thousands, except number of contracts):

	Modifications for the period ended, December 31, 2011
	Number of contracts	Pre-Modification Outstanding Recorded Investment	Post-Modification Outstanding Recorded Investment
		$	$
Troubled Debt Restructurings:
Construction and development	-	-	-
1-4 family residential	-	-	-
Multifamily residential	1	1,793	1,140
Nonfarm, nonresidential	3	2,738	2,673
Total real estate	4	4,531	3,813
Commercial and industrial	1	98	98
Consumer	-
Other	-
Total troubled debt restructurings	5	4,629	3,911

Interest on loans is accrued and credited to income based on the principal amount outstanding. The accrual of interest on impaired loans is discontinued when, in management’s opinion, the borrower may be unable to meet payments as they become due. Loan are placed on nonaccrual status when: (i) management has concerns relating to the ability to collect the loan principal and interest and (ii) generally when such loans are 90 days or more past due.

In order to quantify the level of impairment, the Company evaluates loans individually. The detail of loans evaluated for impairment at December 31, 2011 is presented below:

Information related to impaired loans as of December 31

	Impaired Loans – With Allowance			Impaired Loans – With No Allowance
	Recorded Investment	Unpaid principal balance	ALLL allocated	Recorded Investment	Unpaid principal balance	Interest Income Recognized
(dollars in thousands)	$	$	$	$	$	$
Construction and development	-	-	-	4,295	4,318	-
1-4 family residential	924	1,070	35	-	-	-
Multifamily residential	1,140	1,140	3	-	-	98
Nonfarm, nonresidential	101	202	3	5,923	5,977	156
Total real estate	2,165	2,412	41	10,218	10,295	254
Commercial and industrial	334	343	153	-	-	4
Consumer	-	-	-	-	-	-
Other	-	-	-	-	-	-
Total	2,499	2,755	194	10,218	10,295	258

F-82

KeySource Financial, Inc. Notes to consolidated financial statements

When the Company determines full and timely repayment of its loan is not reasonable, the loan is placed on non-accrual. The Company continues to track the contractual interest for purposes of customer reporting and any potential litigation or later collection of the loan, but accrual of interest for financial statement purposes is discontinued. Interest may subsequently be recognized as income once full collection of principal is expected. In the interim, all payments received are applied as principal reductions to the loan on the Company’s financial statements.

When any loan or portion thereof become uncollectible, the loan will be charged down or charged off against the allowance for loan and lease losses. The following general guidelines apply:

•	If unsecured, the loan must be charged off in full.

•	If secured, the outstanding principal balance of the loan should be charged down to the net liquidation value of the collateral.

•	Any accrued, unpaid interest must also be charged off when the principal balance is charged off. However, accrued, unpaid interest may not be charged against the Allowance for Loan and Lease Losses, but should be charged against income in the period the charge off is recognized.

•	Accrued, unpaid interest must also be charged off against current period income when a loan is placed on non-accrual.

Loans are deemed uncollectible at the discretion of the President or Chief Credit Officer based on a variety of credit, collateral, documentation and other issues.

Loans over 90 days past due are typically placed on non-accrual. Loans less than 90 days delinquent may also be placed on non-accrual if full and timely repayment of the loan is unlikely.

The following table presents the recorded investment in non-accrual and loans past due more than 90 days and still accruing by portfolio segment as of December 31, 2011:

(dollars in thousands)	2011
	Non-Accrual	90 Days or More Past Due Still Accruing
	$	$
Construction and development	4,295	-
1-4 family residential	1,057	-
Multifamily residential	-	-
Nonfarm, nonresidential	4,819	-
Total real estate	10,171	-

Commercial and industrial	679	-
Consumer	-	-
Other	-	-
Total	10,850	-

F-83

KeySource Financial, Inc. Notes to consolidated financial statements

The following table presents the aging of the recorded investment in past due loans as of December 31, 2011 by portfolio segment:

Loan Aging Summary as of December 31

	30-59 Days Past Due	60-89 Days Past Due	90 Days or More Past Due	Non- Accrual	Total Past Due	Current	Total Loans
(dollars in thousands)	$	$	$	$	$	$	$
Construction and development	-	-	-	4,295	4,295	11,830	16,125
1-4 family residential	416	44	-	1,057	1,517	23,174	24,691
Multifamily residential	-	-	-	-	-	2,343	2,343
Nonfarm, nonresidential	-	-	-	4,819	4,819	78,579	83,398
Total real estate	416	44	-	10,171	10,631	115,926	126,557
Commercial and industrial	142	-	-	679	821	25,684	26,505
Consumer	-	-	-	-	-	550	550
Other	-	-	-	-	-	-	-
Unearned income, net	-	-	-	-	-	-	(100)
Total loans, net of unearned income	558	44	-	10,850	11,452	142,160	153,512

Credit Quality Indicators

The Company categorizes all loans into risk categories based on relevant information about the ability of borrowers to service their debt such as: current financial information, historical payment experience, credit documentation, public information, and current economic trends, among other factors. The Company analyzes loans individually by setting the risk grade at the inception of a loan through the approval process. A certain percentage of loan dollars is reviewed each year by a third party loan review company. The risk rating process is inherently subjective and based upon management’s evaluation of the specific facts and circumstances for individual borrowers. As such, the assigned risk ratings are subject to change based upon changes in borrower status and changes in the external environment affecting the borrower. The Company uses the following definitions for risk ratings:

•	Risk Grade 1 – Minimal - Credits in this category are virtually risk-free and are well-collateralized by cash-equivalent instruments. The repayment program is well-defined and achievable. Repayment sources are numerous.
•	Risk Grade 2 – Modest - Loans in this category are to borrowers of significantly better than average financial strength or loans secured by readily marketable securities. Earnings performance is consistent and primary and secondary sources of repayment are well established. The borrower exhibits excellent asset quality and liquidity with very strong debt servicing capacity and coverage. Company management has depth, is experienced and well regarded in the industry.
•	Risk Grade 3 – Average - Loans in this category are to borrowers of satisfactory financial strength. Earnings performance is consistent. Primary and secondary sources of repayment are well defined and adequate to retire the debt in a timely and orderly fashion. These borrowers would generally exhibit satisfactory asset quality and liquidity. They have moderate leverage and experienced management in key positions.
•	Risk Grade 4 – Acceptable - Loans in this category are to borrowers involving more than average risk which contain certain characteristics that require some supervision and attention by the lender. Asset quality is acceptable, but debt capacity is modest. Little excess liquidity is available. The borrower may be fully leveraged and unable to sustain major setbacks. Covenants are structured to ensure adequate protection. Management may have limited experience and depth. This category includes loans which are highly leveraged transactions due to regulatory constraints and also includes loans involving reasonable exceptions to policy.
F-84

KeySource Financial, Inc. Notes to consolidated financial statements

•	Risk Grade 5 - Acceptable with Care - A loan in this category is sound and collectible but contains considerable risk. Although asset quality remains acceptable, the borrower has a smaller and/or less diverse asset base, very little liquidity and limited debt capacity. Earnings performance is inconsistent and the borrower is not strong enough to sustain major setbacks. The borrower may be highly leveraged and below average size or a lower-tier competitor. There might be limited management experience and depth. These loans may be to a well-conceived start-up venture but repayment is still dependent upon a successful operation. This category includes loans with significant documentation or policy exceptions, improper loan structure, or inadequate loan servicing procedures and may also include a loan in which strong reliance for a secondary repayment source is placed on a guarantor who exhibits the ability and willingness to repay or loans which are highly leveraged transactions due to the obligor’s financial status. These credits require significant supervision by the lender and covenants structured to ensure adequate protection.
•	Risk Grade 6 - Special Mention or Watch - Loans in this category have potential weaknesses which may, if not checked or corrected, weaken the asset or inadequately protect the Bank’s credit position at some future date. These characteristics include but are not limited to:
o	Repayment performance has not been demonstrated to prudent standards and;
o	Repayment performance is inconsistent and highly sensitive to business and operating cycle swings;
o	Fatal documentation errors.
o	Performing as agreed without documented capacity or collateral protection.
•	Risk Grade 7 – Substandard - A substandard loan is inadequately protected by the current sound net worth and paying capacity of the obligor or of the collateral pledged, if any. Loans classified as substandard must have a well-defined weakness or weaknesses that jeopardize the liquidation of the debt. They are characterized by the distinct possibility that the institution will sustain some loss if the deficiencies are not corrected.
•	Risk Grade 8 – Doubtful - Loans classified Doubtful have all the weaknesses inherent in loans classified Substandard, plus the added characteristic that the weaknesses make collection or liquidation in full on the basis of currently existing facts, conditions, and values highly questionable and improbable. However, these loans are not yet rated as loss because certain events may occur which would salvage the debt. Among these events are:
o	Injection of capital
o	Alternative financing
o	Liquidation of assets or the pledging of additional collateral.

The ability of the borrower to service the debt is extremely weak, overdue status is constant, the debt has been placed on non-accrual status and no definite repayment schedule exists. Doubtful is a temporary grade where a loss is expected but is presently not quantified with any degree of accuracy. Once the loss position is determined, the amount is charged off.

•	Risk Grade 9 – Loss - Loans classified Loss are considered uncollectable and of such little value that their continuance as bankable assets is not warranted. This classification does not mean that the asset has absolutely no recovery or salvage value but rather that it is not practical or desirable to defer writing off this worthless loan even though partial recovery may be affected in the future. Probable Loss portions of Doubtful assets should be charged against the Reserve for Loan Losses. Loans may reside in this classification for administrative purposes for a period not to exceed the earlier of thirty (30) days or calendar quarter-end.

The Company utilizes its nine point grading system in order to evaluate the level of inherent risk in the loan portfolio as part of its allowance for loan losses methodology. As risk grades increase, additional reserves are applied stated in basis points in order to account for the added inherent risk.

F-85

KeySource Financial, Inc. Notes to consolidated financial statements

As of December 31, 2011, and based on the most recent analysis performed, the risk category of loans by loan class of loans is as follows:

Loan Portfolio Risk Grade Summary as of December 31

	Risk Grade
	1	2	3	4	5	6	7	8	9
(dollars in thousands)	$	$	$	$	$	$	$	$	$
Construction and development	-	-	1,985	6,608	2,369	868	4,295	-	-
1-4 family residential	-	-	13,175	7,135	2,835	71	1,475	-	-
Multifamily residential	-	-	526	676	1,141	-	-	-	-
Nonfarm, nonresidential	-	2,941	37,678	17,134	16,951	1,404	7,290	-	-
Total real estate	-	2,941	53,364	31,553	23,296	2,343	13,060	-	-
Commercial and industrial	-	-	5,225	11,750	8,644	307	579	-	-
Consumer	-	-	10	165	375	-	-	-	-
Total loans, net of unearned income	-	2,941	58,599	43,468	32,315	2,650	13,639	-	-

The Company has had loan transactions with its directors and executive officers. Such loans were generated in the ordinary course of business and on substantially the same terms and collateral as those for comparable transactions prevailing at the time and did not involve more than the normal risk of collectability or present other unfavorable features. A reclassification of credit relationships was done for directors retiring during 2011. A summary of related-party loan transactions is as follows:

Amount
(dollars in thousands)	$
Balance at December 31, 2009	6,896
Borrowings	3,067
Loan repayments	(3,023)
Balance at December 31, 2010	6,940
Borrowings	1,257
Loan repayments	(1,318)
Reclassifications	(3,463)
Balance at December 31, 2011	3,416

F-86

KeySource Financial, Inc. Notes to consolidated financial statements

5	Other Real Estate Owned

Amount
(dollars in thousands)	$
Balance at December 31, 2009	391
Disposals	(141)
Balance at December 31, 2010	250
Additions	1,359
Improvements	69
Disposals	(1,144)
Writedowns	(28)
Balance at December 31, 2011	506

Twenty real estate properties were sold during the period. Losses of $253,000 were recognized during 2011 associated with other real estate owned. Other real estate owned is included in other assets on the accompanying balance sheet.

6	Premises and Equipment

Following is a summary of premises and equipment:

At December 31	2011	2010
(dollars in thousands)	$	$
Leasehold improvements	807	807
Furniture, fixtures and equipment	1,067	999
	1,874	1,806
Accumulated depreciation and amortization	(1,092)	(894)
Total	782	912

Depreciation amounting to $280,000 and $289,000 in 2011 and 2010, respectively, and is included in occupancy and equipment expense on the accompanying statements of operations. The Company received $353,000 in a tenant improvement allowance in connection with the 2008 lease agreement and recognized amortization in the amount of $43,000 and $49,000 for the years ended December 31, 2011 and 2010, respectively.

The Company leased an office facility under a non-cancelable operating lease. Future minimum lease payments required under the lease are as follows:

At December 31	Amount
(dollars in thousands)	$
2012	286
2013	295
2014	303
2015	313
2016	322
Thereafter	558
2,077

F-87

KeySource Financial, Inc. Notes to consolidated financial statements

During 2011 the Company entered into an amendment of its lease. This amendment extended the term of the current lease through August of 2018. Rent expense was adjusted at the time of the amendment to incorporate the additional payments that will be required over the extended term. Total rent expense for the years ended December 31, 2011 and 2010, amounted to $238,000 and $223,000, respectively. Rent expense, on a straight line basis, is included in occupancy and equipment expense on the accompanying statement of operations.

7	Deposits

As of December 31, 2011, the Company had time deposits of $100,000 or more totaling $75.6 million and brokered certificates of deposits totaling $52.7 million. As of December 31, 2010, the Company had time deposits of $100,000 or more totaling $87.5 million and brokered certificates of deposits totaling $68.6 million. At December 31, the scheduled maturities of time deposits were as follows:

At December 31, 2011	Less Than $100,000	Greater Than $100,000	Total
(dollars in thousands)	$	$	$
Three months or less	1,107	14,294	15,401
Over three through six months	1,635	10,687	12,322
Over six through twelve months	2,023	18,585	20,608
Over one year through three years	2,407	27,658	30,065
Over three years through five years	1,437	4,336	5,773
	8,609	75,560	84,169

At December 31, 2010	Less Than $100,000	Greater Than $100,000	Total
(dollars in thousands)	$	$	$
Three months or less	1,800	5,517	7,317
Over three through six months	2,501	9,869	12,370
Over six through twelve months	2,533	27,705	30,238
Over one year through three years	2,635	37,112	39,747
Over three years through five years	1,252	7,285	8,537
	10,721	87,488	98,209

In the normal course of business, certain directors and executive officers of the Company, including their immediate families and companies in which they have an interest, may be deposit customers.

F-88

KeySource Financial, Inc. Notes to consolidated financial statements

8	Borrowings

Short-term borrowed funds

The following is an analysis of short-term borrowed funds as of December 31, 2011 and 2010:

	End of Period		Daily Average Balance		Maximum
	Balance	Weighted Average Rate	Balance	Interest	Outstanding at any Month End
(dollars in thousands)	$		$		$
2011
Federal funds purchased	-	0.00%	42	0.84%	-
Repurchase agreements	796	0.14%	516	0.15%	796
	796		558
2010
Federal funds purchased	-	0.00%	97	0.88%	1,995
Repurchase agreements	512	0.14%	508	0.15%	590
	512		605

Interest expense on federal funds purchased totaled $360 and $860 in 2011 and 2010, respectively. Interest expense on securities sold under agreements to repurchase totaled $760 in 2011 and $740 in 2010, respectively. Repurchase agreements are collateralized by investment securities with fair values of $964,000 as of December 31, 2011 and $696,000 as of December 31, 2010.

Securities sold under agreements to repurchase generally mature within one to four days from the transaction date. Securities sold under agreements to repurchase are reflected at the amount of cash received in connection with the transaction. At December 31, 2011 and 2010, repurchase agreements totaled $796,000 and $512,000, respectively. These agreements are collateralized by investment securities.

During 2010, the Company issued subordinated debt to enhance working capital and general operational needs in the amount of $5,999,000. The debt is payable 10 years from the issuance date, and bears interest and at a rate of 8% per annum. Interest is paid in quarterly installments. Interest expense related to the subordinated debt amounted to $506,000 and $205,000 for the year ended December 31, 2011 and 2010, respectively.

At December 31, 2011, the Company had available lines of credit totaling $18.8 million with various financial institutions for borrowing on a short-term basis. These lines are subject to annual renewals with varying interest rates. During 2009 the Company established the ability to access the Discount Window at the Federal Reserve Bank of Richmond. The Company pledges a portion of its loan portfolio to secure advances under this line. As of December 31, 2011, the Company had the ability to borrow up to $33.2 million under this facility with $39.7 million of loans pledged. In addition, the Company had credit capacity to borrow up to $41.2 million from the Federal Home Loan Bank of Atlanta with $22.7 million of loans and $3.8 million of securities pledged. All advances from the FHLB must be collateralized. Advances from the FHLB totaled $14.0 and $14.5 million as of December 31, 2011 and 2010, respectively, and had a weighted average rate of 3.21% and 3.07% as of December 31, 2011 and 2010, respectively. The scheduled maturities of FHLB advances and the subordinated debt are as follows:

F-89

KeySource Financial, Inc. Notes to consolidated financial statements

At December 31	2011
(dollars in thousands)	$
Due in 2012	11,000
Due in 2013	2,000
Due in 2014	1,000
Due in 2015	-
And thereafter	5,999
19,999

9	Income Taxes

The significant components of the benefit for income taxes for the years ended December 31, 2011 and 2010 are as follows:

For the years ended December 31	2011	2010
(dollars in thousands)		$
Current tax provision	177	662
Deferred tax provision	187	(386)
Provision for income tax benefit before adjustment to deferred tax asset valuation allowance	364	276
Decrease in valuation allowance	-	(477)
Net expense (benefit) for income taxes	364	(201)

The difference between the provision for income taxes and the amounts computed by applying the statutory federal income tax rate of 34% to income before income taxes is summarized below:

For the years ended December 31	2011	2010
(dollars in thousands)	$	$
Expected income tax provision	271	249
(Increase) decrease resulting from:
State income taxes, net of federal tax effect	44	40
Stock based compensation expense	11	46
Adjustment to deferred tax asset valuation allowance	-	(477)
Other permanent differences	38	(59)
Expense (benefit) for income taxes	364	(201)

 Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.

F-90

KeySource Financial, Inc. Notes to consolidated financial statements

Significant components of deferred taxes are as follows:

At December 31	2011	2010
(dollars in thousands)	$	$
Deferred tax assets relating to:
Allowance for loan losses	675	881
Pre-opening costs and expenses	226	248
Nonqualified stock options	275	255
OREO writedown	4	18
Premises and equipment	29	-
Unrealized gain on securities	-	27
Other	131	272
Total deferred tax assets	1,340	1,701
Deferred tax liabilities relating to:
Deferred loan origination fees	67	65
Unrealized loss on securities	92	-
Premises and equipment	-	(23)
Prepaid assets	27	25
Total deferred tax liabilities	186	67
Net recorded deferred tax asset	1,154	1,634

As of December 31, 2011, the Company had no remaining estimated federal or state net operating loss carryforwards.

10	Regulatory Matters

The Company, as a North Carolina banking corporation, may pay cash dividends only out of undivided profits as determined pursuant to North Carolina General Statutes. However, regulatory authorities may limit payment of dividends by any bank when it is determined that such limitation is in the public interest and is necessary to ensure financial soundness of the Company.

The Company is subject to various regulatory capital requirements administered by federal and state banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory - and possibly additional discretionary - actions by regulators that, if undertaken, could have a direct material effect on the Company’s financial condition and operations. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company must meet specific capital guidelines that involve quantitative measures of the Company’s assets, liabilities and certain off-balance-sheet items as calculated under regulatory accounting practices. The Company’s capital amounts and classifications are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

F-91

KeySource Financial, Inc. Notes to consolidated financial statements

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios, as prescribed by regulations, of total and Tier I capital to risk-weighted assets and of Tier I capital to average assets. In addition, on December 15, 2010, KeySource Commercial Bank entered into a Memorandum of Understanding (“MOU”) with the FDIC and the North Carolina Commissioner of Banks (“NCOCB”). Pursuant to the MOU, KeySource Commercial Bank was required to maintain heightened levels of capital. As of December 31, 2011, KeySource Commercial Bank was in material compliance with the MOU. As of December 31, 2011 and 2010, KeySource Commercial Bank met its capital adequacy requirements as set forth below:

As of December 31, 2011	Actual		Minimum for Capital Adequacy Purposes		Minimum to be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
(dollars in thousands)	$		$		$
Total capital (to risk-weighted assets)	27,913	17.63%	12,666	8.00%	15,832	10.00%
Tier I capital (to risk-weighted assets)	22,365	14.13%	6,333	4.00%	9,499	6.00%
Tier I capital (to average assets)	22,365	11.06%	8,090	4.00%	10,112	5.00%

As of December 31, 2010	Actual		Minimum for Capital Adequacy Purposes		Minimum to be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
(dollars in thousands)	$		$		$
Total capital (to risk-weighted assets)	27,582	15.53%	14,243	8.00%	17,803	10.00%
Tier I capital (to risk-weighted assets)	19,358	10.90%	7,121	4.00%	10,682	6.00%
Tier I capital (to average assets)	19,358	8.80%	8,796	4.00%	10,995	5.00%

11	Commitments and Contingencies

The Company is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments may include commitments to extend credit and standby letters of credit. Those instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the balance sheet. The contract or notional amounts of those instruments reflect the extent of involvement the Company has in particular classes of financial instruments. The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments.

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of conditions established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since some of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each customer’s creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Company upon extension of credit, is based on management’s credit evaluation of the borrower. Collateral obtained varies but may include real estate, stocks, bonds and certificates of deposit.

F-92

KeySource Financial, Inc. Notes to consolidated financial statements

A summary of the contract amount of the Company’s exposure to off-balance-sheet credit risk is as follows:

As of December 31	2011	2010
(dollars in thousands)	$	$
Financial instruments whose contract amounts represent credit risk - Undisbursed lines of credit	19,999	30,374

In addition, the Company has committed to invest $500,000 in Plexus Capital Fund II, L.P. (Plexus). The focus of Plexus is to provide mezzanine financing to middle market companies in the Southeast region of the United States. As of December 31, 2011, the Company had invested $225,000 of the amount committed. As of December 31, 2010, the Company had invested $175,000 into the Plexus fund. These balances are included in the Company’s consolidated balance sheet with investment securities available for sale, at fair value. We anticipate that Plexus will make capital calls over the ensuing two to four years as they make investments utilizing the residual of the Company’s commitment.

12	Derivative Financial Instruments

A derivative is a financial instrument that derives its cash flows and, therefore, its value, by reference to an underlying instrument, index or reference rate. These instruments primarily consist of interest rate swaps, caps, floors, financial forward and future contracts and options written or purchased. Derivative contracts are written in amounts referred to as notional amounts. Notional amounts only provide the basis for calculating payments between counterparties and do not represent amounts to be exchanged between parties and are not a measure of financial risks. Credit risk arises when amounts receivable from counterparties exceed amounts payable.

The Company has used interest rate swaps in the management of interest rate risk for both the Company and for its customers. Interest rate swaps are contractual agreements between two parties to exchange a series of cash flows representing interest payments. A swap allows both parties to alter the repricing characteristics of assets or liabilities without affecting the underlying principal positions. Through the use of a swap, assets and liabilities may be transformed from fixed to floating rates, from floating rates to fixed rates or from one type of floating rate to another. In April 2008, the Company entered into interest rate swap agreements totaling $4.6 million (notional) with a term of four years. This was done to convert a customer’s variable rate loan to a fixed rate, with an offsetting swap to convert the Company’s position back to floating. The Company accounts for these swaps as cash flow hedges of the volatility in cash flows resulting from changes in interest rates. For cash flow hedges, changes in the fair value of the derivative are, to the extent that the hedging relationship is effective, recorded as other comprehensive income and are subsequently recognized in earnings at the same time that the hedged item is recognized in earnings. Any portion of the change in fair value of a cash flow hedge related to hedge ineffectiveness is recognized immediately as other noninterest income. The fair value of this cash flow hedge was $32,000 and $86,000 as of December 31, 2011, and December 31, 2010, respectively. These amounts are recorded in other assets, with an offsetting liability, on the balance sheet. No portion of the cash flow hedge was considered to be ineffective and no portion of the change in fair value of the cash flow hedge was charged to other noninterest income during 2011.

F-93

KeySource Financial, Inc. Notes to consolidated financial statements

In addition, during 2009 the Company added five additional interest rate swap positions which totaled $9.5 million in original notional values. These swaps were done as an offsetting hedge to customer loan transactions. In each instance, the Company’s loan customer had a floating rate loan and desired to protect himself against the exposure to rising rates. As such, the Company embedded collars into the customer’s loan, capping their exposure to rising rates. However, the Company’s desire was to remain in a receive floating position with respect to these transactions. To accomplish this, the Company simultaneously entered into a pay fixed and receive floating swap with a third party. The fair value of these cash flow hedges was $582,000 and $738,000 as of December 31, 2011, and December 31, 2010. These amounts were recorded in other assets, with an offsetting liability, on the balance sheet. No portion of the cash flow hedge was considered to be ineffective and no portion of the change in fair value of the cash flow hedge was charged to other noninterest income during 2011.

These interest rate hedges had an aggregated notional amount of $12.7 million and resets based on changes in LIBOR, as applicable. The swaps were collateralized by certain investment securities as of December 31, 2011, and are summarized as follows:

Maturity	Notional Amount	Effective Variable Rate	Fixed Rate
2012	$565,000	30-day LIBOR + 2.50%	5.70%
2012	$4,202,000	30-day LIBOR + 2.50%	5.86%
2012	$1,294,000	30-day LIBOR + 2.60%	6.40%
2013	$813,000	30-day LIBOR + 2.50%	5.95%
2013	$2,466,000	30-day LIBOR + 2.00%	5.65%
2014	$3,378,000	30-day LIBOR + 2.50%	7.40%

The Company is exposed to credit-related losses in the event of non-performance by the counterparties to these agreements. The Company does not expect any counterparties to fail to meet their obligations.

13	Disclosures About Fair Values of Financial Instruments

Financial instruments include cash and due from banks, interest-earning deposits with banks, Federal funds sold, FHLB stock, investment securities, loans, deposit accounts and borrowings. Fair value estimates are made at a specific moment in time, based on relevant market information and information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale at one time the Company’s entire holdings of a particular financial instrument. Because no active market readily exists for a portion of the Company’s financial instruments, fair value estimates are based on judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and, therefore, cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

The following methods and assumptions were used to estimate the fair value of each class of financial instrument for which it is practicable to estimate that value:

Cash and Due from Banks, and Interest-Earning Deposits with Banks and Federal Funds Sold

The carrying amounts for cash, due from banks and interest-earning deposits with banks and federal funds sold approximate fair value because of the short maturities of those instruments.

Investment Securities Available for Sale

Fair value for investment securities available for sale equals quoted market price, if such information is available. If a quoted market price is not available, fair value is estimated using quoted market prices for similar securities.

F-94

KeySource Financial, Inc. Notes to consolidated financial statements

Loans

For certain homogenous categories of loans, such as residential mortgages, fair value is estimated using the quoted market prices for securities backed by similar loans, adjusted for differences in loan characteristics. The fair value of other types of loans is estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities.

Stock in Federal Home Loan Bank of Atlanta

The fair value for FHLB stock approximates carrying value based on the redemption provisions of the Federal Home Loan Bank.

Deposits

The fair value of demand deposits is the amount payable on demand at the reporting date. The fair value of time deposits and borrowings is estimated using the rates currently offered for instruments of similar remaining maturities.

Borrowings

The fair values are based on discounting expected cash flows at the interest rate for debt with the same or similar remaining maturities and collection requirements.

Accrued Interest Receivable and Accrued Interest Payable

The carrying amounts of accrued interest receivable and payable approximate fair value because of the short maturities of these instruments.

Financial Instruments with Off-Balance Sheet Risk

With regard to financial instruments with off-balance sheet risk discussed in Note 13, it is not practicable to estimate the fair value of future financing commitments. The following table presents the carrying values and estimated fair values of the Company's financial instruments.

At December 31	2011		2010
	Carrying Amount	Estimated Fair Value	Carrying Amount	Estimated Fair Value
(dollars in thousands)	$	$	$	$
Financial assets:
Cash and due from banks	5,749	5,749	1,674	1,674
Interest-earning deposits with banks	16,211	16,270	22,632	22,645
Investment securities available for sale	17,118	17,118	18,115	18,115
Loans, net	153,512	153,263	171,619	170,346
Stock in the Federal Home Loan Bank	957	957	1,121	1,121
Accrued interest receivable	552	552	735	735
Financial liabilities:
Deposits	153,538	153,909	175,671	174,411
Borrowings	20,795	22,117	21,011	21,465
Accrued interest payable	171	171	166	166

F-95

KeySource Financial, Inc. Notes to consolidated financial statements

14	Disclosures About Fair Value Measurements

The fair value of an asset or liability is the price that would be received to sell that asset or paid to transfer that liability in an orderly transaction occurring in the principal market (or most advantageous market in the absence of a principal market) for such asset or liability. In estimating fair value, the Company utilizes valuation techniques that are consistent with the market approach, the income approach and/or the cost approach. Such valuation techniques are consistently applied. Inputs to valuation techniques include the assumptions that market participants would use in pricing an asset or liability.

Outlined below is the application of the fair value hierarchy applied to the Company’s financial assets that are carried at fair value.

Level 1 -	Valuations based on prices in active markets for identical assets or liabilities that the Company has the ability to access. Since valuations are based on quoted prices that are readily and regularly available in an active market, valuation of these products does not entail a significant degree of judgment.

Level 2 -	Valuations based on quoted prices in markets that are not active, or inputs that are observable, either directly or indirectly. Valuations are obtained from third-party services for similar or comparable assets or liabilities.

Level 3 -	Valuations are based on inputs that are unobservable and significant to the overall fair value measurement. Valuations are derived from other valuation methodologies, including discounted cash flow models and similar techniques, and not based on market exchange, dealer or broker-traded transactions. Level 3 valuations incorporate certain assumptions and projections in determining the fair value assigned to such assets or liabilities.

A financial instrument’s level within the fair value hierarchy is based on the lowest level of input that is significant to the fair value measurement. The determination of where an asset or liability falls in the hierarchy requires significant judgment. The Company evaluates its hierarchy disclosures each quarter and based on various factors, it is possible that an asset or liability may be classified differently from period-to-period. However, the Company expects changes in classifications between levels will be limited.

Investment securities are recorded at fair value on a recurring basis. Fair value measurement is based upon quoted market prices, if available. If quoted market prices are not available, fair values are measured using independent pricing models or other model-based valuation techniques such as the present value of future cash flows, adjusted for the security’s credit rating, prepayment assumptions and other factors such as credit loss assumptions.

We do not record loans at fair value on a recurring basis. However, from time to time, a loan is considered impaired and an allowance for loan losses is established. Loans for which it is probable that payment of interest and principal will not be made in accordance with the contractual terms of the loan agreement are considered impaired. The fair value of impaired loans is estimated using one of several methods, including collateral value, market value of similar debt, enterprise value, liquidation value, and discounted cash flows. Those impaired loans not requiring an allowance represent loans for which the fair value of the expected repayments or collateral exceed the recorded investments in such loans. At December 31, 2011 and 2010, substantially all of the total impaired loans were evaluated based on the fair value of the collateral.  Impaired loans where an allowance is established based on the fair value of collateral require classification in the fair value hierarchy. When the fair value of the collateral is based on an observable market price or a current appraised value, we record the impaired loan as nonrecurring Level 2. When an appraised value is not available or management determines the fair value of the collateral is further impaired below the appraised value and there is no observable market price, we record the impaired loan as nonrecurring Level 3.

F-96

KeySource Financial, Inc. Notes to consolidated financial statements

The fair values of derivative assets and liabilities traded in the OTC market are determined using quantitative models that utilize multiple market inputs including interest rates, prices and indices to generate continuous yield or pricing curves and volatility factors to value the position. The majority of market inputs are actively quoted and can be validated through external sources, including brokers, market transactions and third-party pricing services. When third-party pricing services are used, the methods and assumptions used are reviewed by the Corporation. Estimation risk is greater for derivative asset and liability positions that are either option-based or have longer maturity dates where observable market inputs are less readily available, or are unobservable, in which case, quantitative-based extrapolations of rate, price or index scenarios are used in determining fair values. The fair values of derivative assets and liabilities include adjustments for market liquidity, counterparty credit quality and other instrument-specific factors, where appropriate. In addition, the Corporation incorporates within its fair value measurements of OTC derivatives a valuation adjustment to reflect the credit risk associated with the net position. Positions are netted by counterparty, and fair value for net long exposures is adjusted for counterparty credit risk while the fair value for net short exposures is adjusted for the Corporation’s own credit risk. An estimate of severity of loss is also used in the determination of fair value, primarily based on market data.

Foreclosed assets are initially recorded at fair value less costs to sell upon transfer of the loans to foreclosed assets. Subsequently, foreclosed assets are carried at the lower of carrying value or net realizable value. Fair value is based upon independent market prices, appraised values of the collateral or management’s estimation of the value of the collateral. As such, we record the foreclosed asset as nonrecurring Level 3.

The types of instruments valued based on quoted market prices in active markets include, but are not limited to, all of the Company’s U.S. government and agency securities. Such instruments are generally classified within Level 1 or Level 2 of the fair value hierarchy. The Company does not adjust the quoted price for such instruments. Level 3 valuations are for instruments that are not traded in active markets or are subject to transfer restrictions, and may be adjusted to reflect illiquidity and/or non-transferability, with such adjustment generally based on available market evidence. In the absence of such evidence, management’s best estimate is used. Such instruments in this category include all of the non-agency mortgage-backed securities, asset-backed securities and other equity related securities.

During the year, two corporate bond securities were transferred from Level 2 valuation to Level 3 valuation. The transfer was a result of lack of available comparable trades for similar bond issuances and therefore fair value as of December 31, 2011 was determined using modeling and unobservable inputs. Below is a summary of Level 3 transactions:

Amount
(dollars in thousands)	$
Balance at December 31, 2010	824
Purchases	-
Sales	-
Settelments	-
Mark-to-market	(210)
Transfers	101
Balance at December 31, 2011	715

F-97

KeySource Financial, Inc. Notes to consolidated financial statements

Below is a table that presents information about the Company’s financial instruments measured at fair value on a recurring basis:

	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Balance as of December 31, 2011
(dollars in thousands)	$	$	$	$
Securities available for sale	-	16,792	101	16,893
Derivative instruments	-	-	614	614
	-	16,792	715	17,507

	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Balance as of December 31, 2010
(dollars in thousands)	$	$	$	$
Securities available for sale	-	18,115	-	18,115
Derivative instruments	-	-	824	824
	-	18,115	824	18,939

Below is a table that presents information about the Company’s financial instruments measured at fair value on a non-recurring basis:

	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Balance as of December 31, 2011
(dollars in thousands)	$	$	$	$
Other real estate owned	-	-	506	506
Impaired and TDR loans	-	-	12,717	12,717
	-	-	13,223	13,223

F-98

KeySource Financial, Inc. Notes to consolidated financial statements

	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Balance as of December 31, 2010
(dollars in thousands)	$	$	$	$
Other real estate owned	-	-	250	250
Impaired and TDR loans	-	-	8,300	8,300
	-	-	8,550	8,550

15	Employee and Director Benefit Plans

Stock Option Plans

During 2007 the Company adopted, with shareholder approval, an Employee Stock Option Plan and a Non-Employee Director Stock Option Plan. Each plan makes available options to purchase 172,214 shares of the Company’s common stock for an aggregate number of common shares reserved for options of 344,428. The exercise prices of options granted are between $11.00 and $11.75. Options vest 20% immediately and then 20% annually over a four year period. All unexercised options expire ten years after the date of grant.

A summary of the activity for the Company’s option plans is as follows:

	Shares	Outstanding Options		Exercisable Options
	Available for Future Grants	Number Outstanding	Weighted Average Exercise Price	Number Outstanding	Weighted Average Exercise Price
(in thousands, except share data)			$		$
At December 31, 2009	12,107	332,321	11	204,026	-
Options granted	-	-	-	-	-
Options vested				61,941	11
Options forfeited	-	-	-	-	-
At December 31, 2010	12,107	332,321	11	265,967	11
Options granted	(7,500)	7,500	12	1,500	12
Options vested				57,554	11
Options forfeited	10,000	(10,000)	11	(6,000)	11
At December 31, 2011	14,607	329,821	11	319,021	11

The Company recognizes 20% of the total compensation cost when stock options are granted with the residual 80% recognized over the remaining 48-month vesting schedule. Fair values were estimated on the date of grant using the Black-Scholes option pricing model. The fair value of options issued during 2011 totaled $34,000. Option expense for the 12-month period ending December 31, 2011, was $85,000. The fair value of options issued during 2010 totaled $0. Option expense of $260,000 was recognized during the 12-month period ending December 31, 2010.

F-99

KeySource Financial, Inc. Notes to consolidated financial statements

The fair value of options granted in 2011 and 2010 was estimated on the date of the grant using the Black-Scholes option pricing model based on the assumptions provided below:

At December 31	2011	2010
Dividend yield	-	-
Fair value per share	$4.52	-
Expected volatility	36.6%	-
Risk-free interest rate	1.9% - 2.0%	-
Expected life	5.6 years	-

The expected volatility is based on the historical volatility of other public banking institutions in the Southeast region of the country whose operations are similar to that of the Company, as the Company does not possess sufficient historical transactions of its own shares on which to base expected volatility. The risk-free interest rate is based on the U.S. Treasury rates at the date of grant with maturity dates approximately equal to the expected life of the grant. The expected life of these options is based on evaluations of expected future employee exercise behavior. The Company has not issued dividends since the date of inception.

The following table summarizes information about the Company’s stock options at December 31, 2011:

Exercise Price	Number Outstanding	Weighted Average Remaining Contractual Life	Number Exercisable
$		in years
11.00 - 11.25	305,321	6	305,321
11.26 - 11.50	17,000	7	12,200
11.51 - 11.75	7,500	10	1,500
Total	329,821	6	319,021

At December 31, 2011, the aggregate intrinsic value of options outstanding and exercisable totaled $0, respectively as the stock price at year-end was below that of all exercise prices. At December 31, 2010, the aggregate intrinsic value of options outstanding and exercisable totaled $241,000 and $195,000, respectively.

The Company’s pre-tax compensation cost for stock-based compensation was $85,000 for the year ended December 31, 2011, with an additional $30,000 of unrecognized compensation cost related to non-vested stock options.

The Company’s pre-tax compensation cost for stock-based compensation was $260,000 for the year ended December 31, 2010, with an additional $122,000 of unrecognized compensation cost related to non-vested stock options.

Employment Agreements

The Company has entered into an employment agreement with four executive officers to ensure a stable and competent management base. This agreement provides for benefits as spelled out in the contract and cannot be terminated by the Board of Directors, except for cause, without prejudicing the officer’s right to receive certain vested rights, including compensation. In the event of a change in control of the Company, as outlined in the agreement, the acquirer will be bound to the terms of this contract.

F-100

KeySource Financial, Inc. Notes to consolidated financial statements

Retirement Plans

The Company has approved the establishment of an employment benefit plan (the Plan) pursuant to Section 401(k) of the Internal Revenue Code for the benefit of its employees. The Plan includes provisions for discretionary employee contributions, subject to limitation under the Internal Revenue Code. Under the Plan, employees may contribute up to an annual maximum as determined by the Internal Revenue Code. During 2011 and 2010, the Company matched 100% of the first 6% of employee contributions. The expense related to the Plan for the years ended December 31, 2011 and 2010 totaled $116,000 and $112,000, respectively.

16	Subsequent Events

The Company has evaluated subsequent events through April 26, 2012, the date these financial statements were available to be issued, and has determined that there are no subsequent events that would have a material effect on the Company’s financial position or operating results.

F-101

Appendix A

AGREEMENT AND PLAN OF MERGER

BY AND BETWEEN

KEYSOURCE FINANCIAL, INC.

AND

BNC BANCORP

DATED AS OF DECEMBER 21, 2011

A-1

i

4.4	Consents and Approvals	23
4.5	Reports; Regulatory Matters.	24
4.6	Financial Statements.	25
4.7	Broker’s Fees	25
4.8	Absence of Certain Changes or Events.	25
4.9	Legal Proceedings.	26
4.10	Taxes and Tax Returns	26
4.11	Compliance with Applicable Law.	26
4.12	Assets.	26
4.13	Reorganization; Approvals	27
4.14	Buyer Information	27
Article V COVENANTS RELATING TO CONDUCT OF BUSINESS		27
5.1	Conduct of Seller’s Business Before the Effective Time	27
5.2	Seller Forbearances	27
5.3	Buyer Forbearances	30
Article VI ADDITIONAL AGREEMENTS		30
6.1	Regulatory Matters.	30
6.2	Access to Information; Confidentiality.	31
6.3	Shareholder Approval.	32
6.4	The Nasdaq Global Market Listing	33
6.5	Employee Matters.	33
6.6	Indemnification; Directors’ and Officers’ Insurance.	34
6.7	Additional Agreements	35
6.8	Advice of Changes	35
6.9	No Solicitation.	36
6.10	Buyer’s Board	38
6.11	Restructuring Efforts	38
6.12	Reasonable Best Efforts; Cooperation	39
Article VII CONDITIONS PRECEDENT		39
7.1	Conditions to Each Party’s Obligation To Effect the Merger	39
7.2	Conditions to Obligations of Buyer	39
7.3	Conditions to Obligations of Seller	40
Article VIII TERMINATION AND AMENDMENT		41
8.1	Termination	41
8.2	Effect of Termination	42
8.3	Fees and Expenses.	42
8.4	Amendment	43
8.5	Extension; Waiver	43
Article IX GENERAL PROVISIONS		44
9.1	Closing	44
9.2	Standard	44
9.3	Nonsurvival of Representations, Warranties and Agreements	44
9.4	Notices	44
9.5	Interpretation	45
9.6	Counterparts	45
9.7	Entire Agreement	45
9.8	Governing Law; Jurisdiction	46
9.9	Publicity	46
9.10	Assignment; Third-Party Beneficiaries.	46
9.11	Enforcement	46

ii

Defined Term	Section
Adverse Recommendation Change	6.9(b)
Alternative Proposal	6.9(a)
Alternative Transaction	6.9(d)
Articles of Merger	1.2
Bank Merger	1.1(b)
Benefit Plan	9.10(b)
BHC Act	3.1(b)
Buyer Articles	4.1(b)
Buyer Bank	Preamble
Buyer Bylaws	4.1(b)
Buyer Capitalization Date	4.2(a)
Buyer Common Stock	1.4(a)
Buyer Disclosure Schedule	Art. IV
Buyer Preferred Stock	4.2(a)
Buyer Regulatory Agreement	4.5(b)
Buyer Requisite Regulatory Approvals	7.2(d)
Buyer Series A Preferred Stock	4.2(a)
Buyer Series B Preferred Stock	4.2(a)
Buyer SEC Reports	4.5(c)
Buyer Stock Plans	4.2(a)
Buyer Subsidiary	3.1(c)
Certificate	1.4(d)
Claim	6.6(a)
Classified Assets	7.2(i)
Closing	9.1
Closing Date	9.1
COBRA	3.11(c)
Code	Recitals
Confidentiality Agreement	6.2(b)
Covered Employees	6.5(a)
Derivative Transactions	3.14(a)
Director	6.5(h)
Effective Time	1.2
ERISA	3.11(a)
ERISA Affiliate	3.11(a)
Exchange Act	3.5(c)
Exchange Ratio	1.4(c)
Expense Reimbursement	8.3(b)
FDIC	3.1(d)
Federal Reserve Board	3.4
Form S-4	4.4
GAAP	3.6(a)
Governmental Entity	3.4
Indemnified Parties	6.6(a)
Injunction	7.1(d)
Insurance Amount	6.6(c)
Intellectual Property	3.18
IRS	3.10(a)
Knowledge	9.5

iii

Defined Term	Section
Leased Properties	3.17
Liens	3.2(b)
Loans	3.16(a)
Material Adverse Effect	3.8(a)
Materially Burdensome Regulatory Condition	6.1(b)
Merger	Recitals
Merger Consideration	1.4(c)
NCBCA	1.1(a)
Other Regulatory Approvals	3.4
Owned Properties	3.17
Party	Preamble
Permitted Encumbrances	3.17
Plan of Bank Merger	1.1(b)
Policies, Practices and Procedures	3.15(b)
Property Lease	3.20
Proxy Statement	3.25
Real Property	3.17
Regulatory Agencies	4.11(b)
Sarbanes-Oxley Act	3.5(c)
SEC	4.4
Section 409(A)	3.11(m)
Securities Act	3.2(a)
Seller	Preamble
Seller Articles	3.1(b)
Seller Bank	3.1(b)
Seller Benefit Plans	3.11(a)
Seller Board	3.3
Seller Bylaws	3.1(b)
Seller Capitalization Date	3.2(a)
Seller Common Stock	1.4(b)
Seller Contract	3.13(a)
Seller Disclosure Schedule	Art. III
Seller Option	1.4
Seller Preferred Stock	3.2(a)
Seller Regulatory Agreement	3.5(b)
Seller Requisite Regulatory Approvals	7.3(d)
Seller Shareholder Meeting	6.3(a)
Seller Stock Plans	1.6(a)
Seller Subsidiary	3.1(c)
SERP	3.11(c)
SRO	3.4
Subsidiary	3.1(c)
Superior Proposal	6.9(d)
Surviving Corporation	Recitals

iv

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER is dated as of December 21, 2011 (this “Agreement”), by and between KeySource Financial, Inc., a North Carolina corporation (“Seller”), and BNC Bancorp, a North Carolina corporation (“Buyer”). Each of Buyer and Seller are referred to herein as a “Party” and, together, as the “Parties.”

WITNESSETH:

WHEREAS, the Boards of Directors of Seller and Buyer have determined that it is in the best interests of their respective companies and their shareholders to consummate the strategic business combination transaction provided for in this Agreement in which Seller will, on the terms and subject to the conditions set forth in this Agreement, merge with and into Buyer (the “Merger”), so that Buyer is the surviving corporation in the Merger (sometimes referred to in such capacity as the “Surviving Corporation”);

WHEREAS, it is intended that, simultaneous with the Merger, or as soon as is practicable thereafter, KeySource Commercial Bank, a North Carolina banking corporation (“Seller Bank”), will be merged with and into Bank of North Carolina, a North Carolina banking corporation ("Buyer Bank");

WHEREAS, for federal income Tax purposes, it is intended that the Merger shall qualify as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended and including the Treasury Regulations promulgated thereunder (the “Code”); and

WHEREAS, the Parties desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties agree as follows:

Article I

THE MERGER

1.1	The Merger.

 (a)        Subject to the terms and conditions of this Agreement, in accordance with the North Carolina Business Corporation Act (the “NCBCA”), at the Effective Time Seller shall merge with and into Buyer. Buyer shall be the Surviving Corporation in the Merger and shall continue its corporate existence under the laws of the State of North Carolina. As of the Effective Time, the separate corporate existence of Seller shall cease.

(b)       Pursuant to the provisions of the Plan of Merger between Seller Bank and Buyer Bank attached hereto as Exhibit A and incorporated herein by this reference (the “Plan of Bank Merger”), simultaneous with, or as soon as practicable following, the Effective Time and in accordance with the Articles of Merger and with applicable law, Seller Bank shall be merged with and into Buyer Bank (the “Bank Merger”) and the separate existence of Seller Bank shall thereupon cease. Buyer Bank shall be the surviving bank in the Bank Merger and shall remain a wholly-owned subsidiary of Buyer. The charter and bylaws of Buyer Bank in effect immediately prior to the Bank Merger shall be the charter and bylaws of the surviving bank following such merger.

1

(c)       Buyer may at any time change the method of effecting the combination (including by providing for the merger of Seller and a wholly owned subsidiary of Buyer) if and to the extent Buyer deems such change to be desirable; provided, however, that no such change shall (i) alter or change the amount or kind of the Merger Consideration provided for in this Agreement, (ii) adversely affect the Tax treatment of Seller’s shareholders as a result of receiving the Merger Consideration or the Tax treatment of either Party pursuant to this Agreement or (iii) materially impede or delay consummation of the transactions contemplated by this Agreement.

1.2         Effective Time. The Merger shall become effective as set forth in the articles of merger that shall be filed with the North Carolina Secretary of State (the “Articles of Merger”) on the Closing Date. The term “Effective Time” shall be the date and time when the Merger becomes effective as set forth in the Articles of Merger.

1.3         Effects of the Merger. At and after the Effective Time, the Merger shall have the effects set forth Section 55-11-06 of the NCBCA.

1.4         Conversion of Seller Common Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Buyer, Seller or the holder of any of the following securities:

(a)       Each share of common stock, no par value per share, of Buyer (the “Buyer Common Stock”) issued and outstanding immediately before the Effective Time shall remain issued and outstanding and shall not be affected by the Merger.

(b)       All shares of common stock, par value $1.00 per share, of Seller issued and outstanding immediately before the Effective Time (the “Seller Common Stock”) that are owned, directly or indirectly, by Seller or Buyer (other than shares of Seller Common Stock held in trust accounts (including grantor or rabbi trust accounts)), managed accounts and the like, or otherwise held in a fiduciary or agency capacity, that are beneficially owned by third parties (any such shares, “Trust Account Common Shares”)) shall no longer be outstanding, shall automatically be cancelled and shall cease to exist and no stock of Buyer and no other consideration shall be delivered in exchange therefor.

(c)       Subject to Sections 1.4(e), each share of Seller Common Stock, except for shares of Seller Common Stock owned by Seller or Buyer or any of their respective wholly owned Subsidiaries (other than Trust Account Common Shares), shall be converted into the right to receive 1.00 shares (the “Exchange Ratio”) of Buyer Common Stock (the “Merger Consideration”).

(d)       All of the shares of Seller Common Stock converted into the right to receive the Merger Consideration pursuant to this Article I shall no longer be outstanding, shall automatically be cancelled and shall cease to exist as of the Effective Time, and each certificate previously representing any such shares of Seller Common Stock (each, a “Certificate”) shall thereafter represent only the right to receive the Merger Consideration into which the shares of Seller Common Stock represented by such Certificate have been converted pursuant to this Section 1.4, as well as any dividends to which holders of Seller Common Stock become entitled in accordance with Section 2.2.

(e)       If, between the date hereof and the Effective Time, the outstanding shares of Buyer Common Stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other similar change in capitalization, an appropriate and proportionate adjustment shall be made to the Exchange Ratio.

2

1.5         Stock Options and Other Stock-Based Awards.

(a)       Unless otherwise noted, the provisions of this Section 1.5 pertain to all plans sponsored by Seller under which options and other stock-based amounts are awarded, including Seller’s 2007 Incentive Stock Option Plan and 2007 Nonstatutory Stock Option Plan, all as amended, and the award agreements thereunder (collectively, the “Seller Stock Plans”); provided, however, that any accelerated vesting performed pursuant to this Section 1.5 shall only be performed if required by the terms of the Seller Stock Plans as in effect on the date hereof without any further action by Seller.

(b)       As of the Effective Time, in accordance with the terms of the Seller Stock Plans, by virtue of the Merger and without any action on the part of the holders of any options or other stock-based awards (“Seller Options”), each participant in the Seller Stock Plans shall fully and immediately vest in any Seller Options awarded under the Seller Stock Plans. The Seller Options shall be converted into and become rights with respect to Buyer Common Stock, and Buyer shall assume the Seller Options in accordance with the terms of the Seller Stock Plans and the option grant agreement by which it is evidenced. From and after the Effective Time, (i) each Seller Option assumed by Buyer may be exercised solely for shares of Buyer Common Stock, (ii) the number of shares of Buyer Common Stock subject to such Seller Option shall be equal to the number of shares of Seller Common Stock subject to such Seller Option immediately prior to the Effective Time multiplied by the Exchange Ratio, and (iii) the per share exercise price under each such Seller Option shall be adjusted to reflect the Exchange Ratio. It is intended that the foregoing assumption shall be undertaken in a manner that will not constitute a "modification" as defined in Section 424 of the Internal Revenue Code, as to any stock option which is an "incentive stock option." Seller and Buyer agree to take all necessary steps to effect the provisions of this Section 1.5.

1.6       Dissenting Shareholders. Any holder of shares of Seller Common Stock who perfects such holder’s dissenters’ rights of appraisal in accordance with and as contemplated by Section 55-13-02 of the NCBCA shall be entitled to receive the value of such shares in cash as determined pursuant to such provision of the NCBCA; provided, that no such payment shall be made to any dissenting shareholder unless and until such dissenting shareholder has complied with the applicable provisions of the NCBCA and surrendered to Seller the certificate or certificates representing shares for which payment is being made. In the event that after the Effective Time a dissenting shareholder of Seller fails to perfect, or effectively withdraws or loses, such holder’s right to appraisal and of payment for such holder’s shares, the Surviving Corporation shall issue and deliver the Merger Consideration to which such holder of shares of Seller Common Stock is entitled under Section 1.4(c) of this Agreement upon surrender by such holder of the certificate or certificates representing shares of Seller Common Stock held by such holder.

1.7       Articles of Incorporation of Buyer. At the Effective Time, the Buyer Articles shall be the articles of incorporation of the Surviving Corporation until thereafter amended in accordance with applicable law.

1.8       Bylaws of Buyer. At the Effective Time, the Buyer Bylaws shall be the bylaws of the Surviving Corporation until thereafter amended in accordance with applicable law.

1.9       Tax Consequences. It is intended that the Merger shall constitute a “reorganization” within the meaning of Section 368(a) of the Code, and that this Agreement shall constitute a “plan of reorganization” for purposes of Sections 354 and 361 of the Code.

3

Article II

DELIVERY OF MERGER CONSIDERATION

2.1       Exchange Procedures. Unless the parties otherwise agree, promptly after the Effective Time, the Surviving Corporation shall mail to the former holders of Seller Common Stock appropriate transmittal materials which shall specify that delivery shall be effected, and risk of loss and title to the certificates theretofore representing shares of Seller Common Stock shall pass, only upon proper delivery of such certificates to the Surviving Corporation or its duly authorized agent. After the Effective Time, each holder of shares of Seller Common Stock (other than shares as to which dissenters’ rights have been perfected as provided in Section 1.6 of this Agreement) issued and outstanding at the Effective Time shall surrender the certificate or certificates representing such shares to the Surviving Corporation and shall promptly upon surrender thereof receive in exchange therefor the Merger Consideration, together with all undelivered dividends or distributions in respect of such shares (without interest thereon) pursuant to Section 2.2 of this Agreement. The Surviving Corporation shall not be obligated to deliver the consideration to which any former holder of Seller Common Stock is entitled as a result of the Merger until such holder surrenders his or her certificate or certificates representing the shares of Seller Common Stock for exchange as provided in this Section 2.1. The certificate or certificates of Seller Common Stock so surrendered shall be duly endorsed as the Surviving Corporation may require. Any other provision of this Agreement notwithstanding, the Surviving Corporation shall not be liable to a holder of Seller Common Stock for any amounts paid or property delivered in good faith to a public official pursuant to any applicable abandoned property law.

2.2       Rights of Former Seller Shareholders. At the Effective Time, the stock transfer books of Seller shall be closed as to holders of Seller Common Stock immediately prior to the Effective Time and no transfer of Seller Common Stock by any such holder shall thereafter be made or recognized. Until surrendered for exchange in accordance with the provisions of Section 2.1 of this Agreement, each certificate theretofore representing shares of Seller Common Stock (other than shares as to which dissenters’ rights have been perfected as provided in Section 1.6 of this Agreement) shall from and after the Effective Time represent for all purposes only the right to receive the Merger Consideration in exchange therefor. To the extent permitted by law, former holders of record of Seller Common Stock shall be entitled to vote after the Effective Time at any meeting of Surviving Corporation shareholders the number of whole shares of Surviving Corporation Common Stock into which their respective shares of Seller Common Stock are converted, regardless of whether such holders have exchanged their certificates representing Seller Common Stock for certificates representing Surviving Corporation Common Stock in accordance with the provisions of this Agreement. Whenever a dividend or other distribution is declared by the Surviving Corporation on the Surviving Corporation Common Stock, the record date for which is at or after the Effective Time, the declaration shall include dividends or other distributions on all shares issuable pursuant to this Agreement, but no dividend or other distribution payable to the holders of record of Surviving Corporation Common Stock as of any time subsequent to the Effective Time shall be delivered to the holder of any certificate representing shares of Seller Common Stock issued and outstanding at the Effective Time until such holder surrenders such certificate for exchange as provided in Section 2.1 of this Agreement. However, upon surrender of such Seller Common Stock certificate, the Surviving Corporation Common Stock certificate, together with all such undelivered dividends or other distributions without interest, shall be delivered and paid with respect to each share represented by such certificate.

4

Article III

REPRESENTATIONS AND WARRANTIES OF SELLER

Except as disclosed in the disclosure schedule (the “Seller Disclosure Schedule”) delivered by Seller to Buyer before the execution of this Agreement (which schedule sets forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in this Article III, or to one or more of Seller’s covenants contained herein; provided, however, that notwithstanding anything in this Agreement to the contrary, (i) no such item is required to be set forth in such schedule as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect under the standard established by Section 9.2 and (ii) the mere inclusion of an item in such schedule as an exception to a representation or warranty shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had or would be reasonably likely to have a Material Adverse Effect on Seller), Seller hereby represents and warrants to Buyer as follows:

3.1         Corporate Organization.

(a)       Seller is a corporation duly incorporated, validly existing and in good standing under the laws of the State of North Carolina. Seller has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary.

(b)       Seller is duly registered as a bank holding company under the Bank Holding Company Act of 1956, as amended (the “BHC Act”). True, complete and correct copies of the articles of incorporation of Seller, as amended (the “Seller Articles”), and the bylaws of Seller (the “Seller Bylaws”), as in effect as of the date of this Agreement, have previously been made available to Buyer. Seller Bank is incorporated under the laws of the State of North Carolina.

(c)       Each of Seller’s Subsidiaries (i) is duly incorporated or duly formed, as applicable to each such Subsidiary, and validly existing under the laws of its jurisdiction of organization, (ii) is duly licensed or qualified to do business and in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so licensed or qualified and (iii) has all requisite corporate power or other power and authority to own or lease its properties and assets and to carry on its business as now conducted. The articles of incorporation, bylaws and similar governing documents of each Seller Subsidiary, copies of which have previously been made available to Buyer, are true, complete and correct copies of such documents as of the date of this Agreement. As used in this Agreement, the word “Subsidiary”, when used with respect to either Party, means any bank, corporation, partnership, limited liability company or other organization, whether incorporated or unincorporated, that is consolidated with such Party for financial reporting purposes under U.S. generally accepted accounting principles (“GAAP”), and the terms “Seller Subsidiary” and “Buyer Subsidiary” shall mean any direct or indirect Subsidiary of Seller or Buyer, respectively.

(d)       The deposit accounts of Seller Bank are insured by the Federal Deposit Insurance Corporation (the “FDIC”) through the Deposit Insurance Fund to the fullest extent permitted by law, and all premiums and assessments required to be paid in connection therewith have been paid when due.

5

3.2         Capitalization.

(a)       The authorized capital stock of Seller consists of 10,000,000 shares of Seller Common Stock, of which, as of the date of this Agreement (the “Seller Capitalization Date”), 1,810,267 shares were issued and outstanding and 1,000,000 shares of preferred stock (the “Seller Preferred Stock”), of which, as of the Seller Capitalization Date, no shares were issued and outstanding. As of the Seller Capitalization Date, no shares of Seller Common Stock or Seller Preferred Stock were reserved for issuance, except for 329,821 shares of Seller Common Stock underlying options currently outstanding; and 179,044 shares of Seller Common Stock available in connection with the option conversion of Seller’s 8.0% Convertible Subordinated Notes due June 30, 2020. All of the issued and outstanding shares of Seller Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. As of the date of this Agreement, no bonds, debentures, notes or other indebtedness of Seller having the right to vote on any matters on which its shareholders may vote are issued or outstanding. Except as set forth in Section 3.2(a) of the Seller Disclosure Schedule, as of the date of this Agreement, except pursuant to this Agreement, including with respect to the Seller Stock Plans as set forth herein, Seller does not have and is not bound by any outstanding subscriptions, options, warrants, calls, rights, commitments or agreements of any character calling for the purchase or issuance of, or the payment of any amount based on, any shares of Seller Common Stock, Seller Preferred Stock, or any other equity securities of Seller or any securities representing the right to purchase or otherwise receive any shares of Seller Common Stock, Seller Preferred Stock, or other equity securities of Seller. As of the date of this Agreement, there are no contractual obligations of Seller or any of its Subsidiaries (i) to repurchase, redeem or otherwise acquire any shares of capital stock of Seller or any equity security of Seller or its Subsidiaries or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of Seller or its Subsidiaries or (ii) pursuant to which Seller or any of its Subsidiaries is or could be required to register shares of Seller capital stock or other securities under the Securities Act of 1933, as amended (the “Securities Act”). Other than as set forth on Section 3.2(a) of the Seller Disclosure Schedule, no options or other equity-based awards are outstanding as of the Seller Capitalization Date. Except as set forth on Section 3.2(a) of the Seller Disclosure Schedule, since December 31, 2010 through the date hereof, Seller has not (A) issued or repurchased any shares of Seller Common Stock, or other equity securities of Seller or (B) issued or awarded any options, restricted shares or any other equity-based awards under the Seller Stock Plans.

(b)       Section 3.2(b) of the Seller Disclosure Schedule sets forth each Subsidiary of Seller. All of the issued and outstanding shares of capital stock or other equity ownership interests of each Subsidiary of Seller are owned by Seller, directly or indirectly, free and clear of any material liens, pledges, charges and security interests and similar encumbrances (“Liens”), and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable (except to the extent set forth in Section 53-42 of the North Carolina General Statutes) and free of preemptive rights. No such Seller Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.

(c)       Section 3.2(c) of the Seller Disclosure Schedule sets forth Seller’s and its Subsidiaries’ capital stock, equity interest or other direct or indirect ownership interest in any person other than a Subsidiary of Seller, where such ownership interest is equal to or greater than five percent of the total ownership interest of such person.

(d)       Section 3.2(d) of the Seller Disclosure Schedule sets forth a complete and accurate list, as of the date of this Agreement, of: (i) the number of shares of Seller Common Stock issued under the Seller Stock Plans, the number of shares of Seller Common Stock subject to outstanding awards granted under the Seller Stock Plans and the number of shares of Seller Common Stock reserved for future issuance under the Seller Stock Plans; (ii) all outstanding awards granted under the Seller Stock Plans, indicating with respect to each such award the name of the holder thereof, the number of shares of Seller Common Stock subject to such award and, to the extent applicable, the exercise price, the date of grant and the vesting schedule; and (iii) all outstanding warrants, indicating with respect to each such warrant the name of the holder thereof, the number and type of shares of Seller Common Stock subject to such warrant and the exercise price thereof. Seller has provided to the Buyer complete and accurate copy of the Seller Stock Plan and the forms of all award agreements related thereto and copies of all warrants.

6

3.3         Authority; No Violation.

(a)       Seller has requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly, validly and approved by the Board of Directors of Seller (the “Seller Board”). The Seller Board has determined that the Merger, on substantially the terms and conditions set forth in this Agreement, is advisable and in the best interests of Seller and its shareholders, has directed that the Merger, on substantially the terms and conditions set forth in this Agreement, be submitted to Seller’s shareholders for consideration at a duly held meeting of such shareholders and has recommended that Seller’s shareholders vote in favor of the adoption and approval of this Agreement and the transactions contemplated hereby. Except for the approval of this Agreement by the affirmative vote of the holders of a majority of the outstanding shares of Seller Common Stock entitled to vote at such meeting, no other corporate proceedings on the part of Seller are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Seller and (assuming due authorization, execution and delivery by Buyer) constitutes the valid and binding obligation of Seller, enforceable against Seller in accordance with its terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally or by 12 U.S.C. Section 1818(b)(6)(D) (or any successor statute) and any bank regulatory powers and subject to general principles of equity).

(b)       Neither the execution and delivery of this Agreement by Seller nor the consummation by Seller of the transactions contemplated hereby, nor compliance by Seller with any of the terms or provisions of this Agreement, will (i) assuming that shareholder approval referred to in Section 3.3(a) has been obtained, violate any provision of the Seller Charter or the Seller Bylaws or (ii) assuming that the consents, approvals and filings referred to in Section 3.4 are duly obtained and/or made, (A) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or Injunction applicable to Seller, any of its Subsidiaries or any of their respective properties or assets or (B) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event that, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Seller or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Seller or any of its Subsidiaries is a party or by which any of them or any of their respective properties or assets is bound.

3.4       Consents and Approvals. Except for (a) the filing of applications and notices, as applicable, with the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”) under the BHC Act, as amended, the Office of the Commissioner of Banks of the State of North Carolina and approval of such applications and notices, (b) the filing of any required applications, filings or notices with the FDIC and any other federal or state banking, insurance or other regulatory or self-regulatory authorities or any courts, administrative agencies or commissions or other governmental authorities or instrumentalities (each a “Governmental Entity”) and approval of such applications, filings and notices (the “Other Regulatory Approvals”), (c) the filing of the Articles of Merger with the North Carolina Secretary of State pursuant to the NCBCA and (d) any consents, authorizations, approvals, filings or exemptions in connection with compliance with the applicable provisions of federal and state securities laws relating to the regulation of broker-dealers, investment advisers or transfer agents, and federal commodities laws relating to the regulation of futures commission merchants and the rules and regulations thereunder and of any applicable industry self-regulatory organization (“SRO”), and the rules and regulations of The Nasdaq Stock Market, or that are required under consumer finance, mortgage banking and other similar laws, if any, no consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with the consummation by Seller of the Merger and the other transactions contemplated by this Agreement. No consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with the execution and delivery by Seller of this Agreement.

7

3.5       Reports; Regulatory Matters. Seller and each of its Subsidiaries have timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since January 1, 2009 with (i) the Federal Reserve Board, (ii) the FDIC, (iii) any state insurance commission or other state regulatory authority, (iv) any foreign regulatory authority, (v) any SRO and (vi) the SEC (collectively, “Regulatory Agencies”) and with each other applicable Governmental Entity, and all other reports and statements required to be filed by them since January 1, 2009, including any report or statement required to be filed pursuant to the laws, rules or regulations of the United States, any state, foreign entity or Regulatory Agency or Governmental Entity, and have paid all fees and assessments due and payable in connection therewith. Except as set forth on Section 3.5(a) of the Seller Disclosure Schedule and except for normal examinations conducted by a Regulatory Agency or Governmental Entity in the ordinary course of the business of Seller and its Subsidiaries, no Regulatory Agency or Governmental Entity has initiated since January 1, 2009 or has pending any proceeding, enforcement action or, to the knowledge of Seller, investigation into the business, disclosures or operations of Seller or any of its Subsidiaries. Except as set forth on Section 3.5(a) of the Seller Disclosure Schedule, since January 1, 2009, no Regulatory Agency or Governmental Entity has resolved any proceeding, enforcement action or, to the knowledge of Seller, investigation into the business, disclosures or operations of Seller or any of its Subsidiaries. Seller and its Subsidiaries have fully complied with, and there is no material unresolved violation, criticism, comment or exception by any Regulatory Agency or Governmental Entity with respect to, any report or statement relating to any examinations or inspections of Seller or any of its Subsidiaries, which would result in a Material Adverse Effect. Since January 1, 2009, there has been no formal or informal inquiries by, or disagreements or disputes with, any Regulatory Agency or Governmental Entity with respect to the business, operations, policies or procedures of Seller or any of its Subsidiaries (other than normal examinations conducted by a Regulatory Agency or Governmental Entity in Seller’s ordinary course of business).

(b)       Except as set forth on Section 3.5(b) of the Seller Disclosure Schedule, neither Seller nor any of its Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty by, or has been since January 1, 2009 a recipient of any supervisory letter from, or since January 1, 2009 has adopted any policies, procedures or board resolutions at the request or suggestion of, any Regulatory Agency or other Governmental Entity that currently restricts in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit, risk management or compliance policies, its internal controls, its management or its business, other than those of general application that apply to similarly situated bank holding companies or their subsidiaries (each item in this sentence, a “Seller Regulatory Agreement”), nor has Seller or any of its Subsidiaries been advised since January 1, 2008 by any Regulatory Agency or other Governmental Entity that it is considering issuing, initiating, ordering or requesting any such Seller Regulatory Agreement. To the knowledge of Seller, there has not been any event or occurrence since January 1, 2008 that would result in a determination that Seller Bank is not “well capitalized” and “well managed” as a matter of U.S. federal banking law.

8

3.6         Financial Statements. Seller has included in Section 3.6 of the Seller Disclosure Schedule copies of the consolidated balance sheets (including related notes and schedules, if any) of Seller as of December 31, 2010, and December 31, 2009, and the related statements of income, changes in shareholders’ equity, and cash flows (including related notes and schedules, if any) for each of the two fiscal years ended December 31, 2010 and 2009, and (b) the consolidated balance sheets (including related notes and schedules, if any) of Seller and related statements of income, changes in stockholders’ equity, and cash flows (including related notes and schedules, if any) with respect to periods ended subsequent to December 31, 2010 (the “Seller Financial Statements”).The Seller Financial Statements (as of the dates thereof and for the periods covered thereby) (a) are, or if dated after the date of this Agreement will be, in accordance with the books and records of Seller and its Subsidiaries (including the related notes, where applicable) (i) have been prepared from, and are in accordance with, the books and records of Seller and its Subsidiaries, (ii) fairly present in all material respects the consolidated results of operations, cash flows, changes in stockholders’ equity and consolidated financial position of Seller and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to recurring year-end audit adjustments normal in nature and amount), and (iii) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. The books and records of Seller and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions. Grant Thornton LLP has served as independent registered public accountant for Seller for all periods; such firm has not resigned or been dismissed as independent public accountants of Seller as a result of or in connection with any disagreements with Seller on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(b)       Neither Seller nor any of its Subsidiaries has any material liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due), except for (i) those liabilities that are reflected or reserved against on the Seller Financial Statements (including any notes thereto), (ii) liabilities incurred in the ordinary course of business consistent with past practice since September 30, 2011 or (iii) liabilities incurred since September 30, 2011 in connection with this Agreement and the transactions contemplated hereby.

(c)       Since December 31, 2010, (i) through the date hereof, neither Seller nor any of its Subsidiaries nor, to the knowledge of the officers of Seller, any director, officer, employee, auditor, accountant or representative of Seller or any of its Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Seller or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Seller or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing Seller or any of its Subsidiaries, whether or not employed by Seller or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by Seller or any of its officers, directors, employees or agents to the Seller Board or any committee thereof or to any director or officer of Seller.

3.7         Broker’s Fees. Neither Seller nor any Seller Subsidiary nor any of their respective officers or directors has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or related transactions contemplated by this Agreement, other than as set forth on Section 3.7 of the Seller Disclosure Schedule and pursuant to letter agreements, true, complete and correct copies of which have been previously delivered to Buyer.

9

3.8         Absence of Certain Changes or Events.

(a)       Since September 30, 2011, no event has occurred that has had or is reasonably likely to have, either individually or in the aggregate with all other events, a Material Adverse Effect on Seller. As used in this Agreement, the term “Material Adverse Effect” means, with respect to Buyer, Seller or the Surviving Corporation, as the case may be, any fact, event, change, condition, development, circumstance or effect that, individually or in the aggregate, (i) is or would be reasonably likely to be material and adverse to the business, assets, liabilities, properties, results of operations, financial condition or management team of such Party and its Subsidiaries taken as a whole (provided, however, that, with respect to this clause (i), a Material Adverse Effect shall not be deemed to include any adverse event, change or effect to the extent arising from (A) changes, after the date hereof, in GAAP or regulatory accounting requirements applicable to banks or savings associations and their holding companies, generally, (B) changes, after the date hereof, in laws, rules or regulations of general applicability to banks or savings associations and their holding companies, generally, or interpretations thereof by courts or Governmental Entities, in each case except to the extent such Party is affected in a disproportionate manner as compared to other community banks in the southeastern United States, (C) changes, after the date hereof, in global or national political conditions (including the outbreak of war or acts of terrorism) or in general economic or market conditions affecting banks, savings associations or their holding companies generally, in each case except to the extent such Party is affected in a disproportionate manner as compared to other community banks in the southeastern United States or (D) the direct effects of negotiating, entering into and compliance with this Agreement on the operating performance of Seller and its Subsidiaries) or (ii) materially impairs or would be reasonably likely to materially impair the ability of such Party to timely consummate the transactions contemplated by this Agreement.

(b)       Since September 30, 2011 through and including the date of this Agreement, Seller and its Subsidiaries have carried on their respective businesses in all material respects in the ordinary course of business consistent with their past practice.

(c)       Except as set forth on Section 3.8(c) of the Seller Disclosure Schedule, since September 30, 2011, neither Seller nor any of its Subsidiaries has (i) except for (A) normal increases for employees made in the ordinary course of business consistent with past practice or (B) as required by applicable law or pre-existing contractual obligations, increased the wages, salaries, compensation, bonus opportunities (whether annual or long-term, or in the form of cash or property) pension, nonqualified deferred compensation or other fringe benefits or perquisites payable to any current, former or retired executive officer, employee, consultant, independent contractor, other service provider or director from the amount thereof in effect as of December 31, 2010, granted any severance, retirement or termination pay, entered into any contract to make or grant any severance, retirement or termination pay (in each case, except as required under the terms of agreements or severance plans listed on Section 3.11(a) of the Seller Disclosure Schedule, as in effect as of the date hereof), or paid any bonus other than the customary year-end bonuses in amounts consistent with past practice, (ii) granted, amended, accelerated, modified or terminated any stock appreciation rights or options to purchase shares of Seller Common Stock, any restricted, performance or fully vested shares of Seller Common Stock, any phantom or restricted stock units, or any right to acquire any shares of its capital stock with respect to any current, former or retired executive officer, director, consultant, independent contractor or other service provider or employee, (iii) changed any accounting methods, principles or practices of Seller or its Subsidiaries affecting its assets, liabilities or businesses, including any reserving, renewal or residual method, practice or policy, (iv) suffered any strike, work stoppage, slow-down or other labor disturbance, (v) adopted, amended, modified or terminated any Seller Benefit Plan, except as required by applicable laws, or (vi) hired, terminated, promoted or demoted any employee, consultant, independent contractor, executive officer, director or other service provider (other than in the ordinary course of business and consistent with past practice).

10

3.9         Legal Proceedings.

(a)       Except as disclosed on Section 3.9(a) of the Seller Disclosure Schedule, neither Seller nor any of its Subsidiaries is a party to any, and there are no pending or, to the best of Seller’s knowledge, threatened, legal, administrative, arbitral or other material proceedings, claims, actions or governmental or regulatory investigations of any nature against Seller or any of its Subsidiaries, or otherwise challenging the validity or propriety of the transactions contemplated by this Agreement. None of the proceedings, claims, actions or governmental or regulatory investigations set forth on Section 3.9(a) of the Seller Disclosure Schedule would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Seller.

(b)       There is no Injunction, judgment or regulatory restriction (other than those of general application that apply to similarly situated bank holding companies or their Subsidiaries) imposed upon Seller, any of its Subsidiaries or the assets of Seller or any of its Subsidiaries.

3.10       Taxes and Tax Returns.

(a)       Each of Seller and its Subsidiaries has duly and timely filed (including all applicable extensions) all Tax Returns required to be filed by it on or before the date of this Agreement (all such returns being accurate and complete in all material respects), has paid all Taxes shown thereon as arising and has duly paid or made provision for the payment of all material Taxes that have been incurred or are due or claimed to be due from it by federal, state, foreign or local taxing authorities (including, if and to the extent applicable, those due in respect of its properties, income, business, capital stock, deposits, franchises, licenses, sales and payrolls) other than Taxes that are not yet delinquent or are being contested in good faith, have not been finally determined and have been adequately reserved against. Seller and its Subsidiaries are not subject to any ongoing or unresolved examination or audit by the Internal Revenue Service (“IRS”). There are no material disputes pending, or claims asserted, for Taxes or assessments upon Seller or any of its Subsidiaries for which Seller does not have reserves that are adequate under GAAP. Neither Seller nor any of its Subsidiaries is a party to or is bound by any Tax-sharing, -allocation or -indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among Seller and its Subsidiaries). Within the past five years, neither Seller nor any of its Subsidiaries has been a “distributing corporation” or a “controlled corporation” in a distribution intended to qualify under Section 355(a) of the Code. Neither Seller nor any of its Subsidiaries is required to include in income any adjustment pursuant to Section 481(a) of the Code, no such adjustment has been proposed by the IRS and no pending request for permission to change any accounting method has been submitted by Seller or any of its Subsidiaries. Neither Seller nor any of its Subsidiaries has participated in a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(1). Neither Seller nor any of its Subsidiaries has taken or agreed to take any action or is aware of any fact or circumstance that would prevent, or would be reasonably likely to prevent, the Merger from qualifying as a reorganization under Section 368(a) of the Code.

(b)       As used in this Agreement, the term “Tax” or “Taxes” means (i) all federal, state, local and foreign income, bank, estimated, excise, gross receipts, gross income, ad valorem, profits, gains, property, escheat, unclaimed property, capital, sales, transfer, use, payroll, employment, severance, withholding, duties, intangibles, franchise, backup-withholding, value-added and other taxes, charges, levies or like assessments together with all penalties and additions to tax and interest thereon and (ii) any liability for Taxes described in clause (i) above under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law).

11

(c)       As used in this Agreement, the term “Tax Return” means a report, return or other information (including any amendments) required to be supplied to a Governmental Entity with respect to Taxes including, where permitted or required, combined or consolidated returns for any group of entities that includes Seller or any of its Subsidiaries.

3.11       Employee Matters.

(a)         Section 3.11(a) of the Seller Disclosure Schedule sets forth a true, complete and correct list of each “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended and including the regulations promulgated thereunder (“ERISA”), whether or not written or unwritten or subject to ERISA, as well as each employee or director benefit or compensation plan, arrangement or agreement (whether written or unwritten) and each employment, consulting, bonus, supplemental income, collective-bargaining, incentive or deferred compensation, vacation, stock purchase, stock option or other equity-based, severance, termination, retention, change-in-control, profit-sharing, fringe benefit, workers’ compensation, voluntary employees’ beneficiary association, health, welfare, accident, sickness, death benefit, hospitalization, insurance, personnel policy, disability benefit or other similar plan, program, agreement, arrangement or commitment (whether written or unwritten) for the benefit of any current, former or retired employee, consultant, independent contractor, other service provider or director of Seller or any of its ERISA Affiliates (as defined herein) entered into, maintained or contributed to by Seller or any of its ERISA Affiliates or to which Seller or any of its ERISA Affiliates is obligated to contribute (such plans, programs, agreements, arrangements and commitments, collectively, the “Seller Benefit Plans”). For purposes of this Agreement, the term “ERISA Affiliate” means any entity that is a member of (i) a controlled group of corporations (as defined in Section 414(b) of the Code), (ii) a group of trades or businesses under common control (as defined in Section 414(c) of the Code), (iii) an affiliated service group (as defined under Section 414(m) of the Code or the regulations under Section 414(o) of the Code) or (iv) a “controlled group” within the meaning of Section 4001 of ERISA, any of which includes Seller or any of its Subsidiaries. No other Seller Benefit Plan exists.

(b)         With respect to each Seller Benefit Plan, Seller has made available to Buyer true, complete and correct copies of the following (as applicable): (i) the written document evidencing such Seller Benefit Plan or, with respect to any such plan that is not in writing, a written description thereof; (ii) the summary plan description; (iii) any related trust agreements, insurance contracts or documents of any other funding arrangements; (iv) all amendments, modifications or supplements to any such document; (v) the two most recent actuarial reports; (vi) the most recent determination letter from the IRS; (vii) the three most recent Forms 5500 required to have been filed with the IRS, including all schedules thereto; and (viii) any notices to or from the IRS or any office or representative of the Department of Labor or any other Governmental Entity relating to any compliance issues in respect of any such Seller Benefit Plan. Section 3.11(b) of the Seller Disclosure Schedule sets forth as of November 30, 2011 the accrued liability for any such plans, programs and arrangements.

(c)         With respect to each Seller Benefit Plan:

(i)       each Seller Benefit Plan is being and has been administered in all respects in accordance with ERISA, the Code and all other applicable laws and in all material respects in accordance with its governing documents, and all material obligations, whether arising by operation of law or by contract, required to be performed with respect to each Seller Benefit Plan have been timely performed, and there have been no material defaults, omissions or violations by any party with respect to any Seller Benefit Plan, and each Seller Benefit Plan;

12

(ii)       each Seller Benefit Plan that is intended to be “qualified” under Section 401 and/or 409 of the Code is so qualified and has received a favorable determination letter from the IRS to such effect and, to the knowledge of Seller, no fact, circumstance or event has occurred since the date of such determination letter or exists that would reasonably be expected to adversely affect the qualified status of any such Seller Benefit Plan;

(iii)     either an application for a new determination letter was filed by the end of such Seller Benefit Plan’s applicable remedial amendment cycle as determined under Revenue Procedure 2005-66 or the deadline for filing such an application has not yet arrived and all requirements for relying on such extended filing date have been satisfied;

(iv)    each Seller Benefit Plan that is an “employee pension benefit plan” as defined in Section 3(2)(A) of ERISA and is not qualified under Code Section 401(a) is exempt from Part 2, 3 and 4 of Title I of ERISA as an unfunded plan that is maintained primarily for the purpose of providing deferred compensation or life insurance for a select group of management or highly compensated employees, pursuant to Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA, and for each such plan Section 3.11(c)(iv) of the Seller Disclosure Schedule contains (A) a list of assets that are maintained or used to informally fund such plan, (B) an analysis of the emerging liabilities of any supplemental executive retirement plans (the “SERPs”) and (C) an analysis of the cash surrender value of the split-dollar insurance policies held pursuant to the SERPs. Any trust agreement supporting such plan has been provided as described in Section 3.11(b)(iii);

(v)    no claim, lawsuit, arbitration or other action has been threatened, asserted, instituted or, to Seller’s or any ERISA Affiliate’s knowledge, is anticipated against any of the Seller Benefit Plans (other than routine claims for benefits and appeals of such claims), any trustee or fiduciaries thereof, Seller (including any Subsidiary thereof), any ERISA Affiliate, any director, officer or employee thereof, or any of the assets of any trust of any of the Seller Benefit Plans;

(vi)    all contributions, premiums and other payments required to be made with respect to any Seller Benefit Plan have been made on or before their due dates under applicable law and the terms of such Seller Benefit Plan, and with respect to any such contributions, premiums or other payments required to be made with respect to any Seller Benefit Plan that are not yet due, to the extent required by GAAP, adequate reserves are reflected on the consolidated balance sheet of Seller for the fiscal year ended December 31, 2010 (including any notes thereto) or liability therefor was incurred in the ordinary course of business consistent with past practice since December 31, 2010;

(vii)    no Seller Benefit Plan is under, and Seller (including any Subsidiary or any ERISA Affiliate thereof) has not received any notice of, an audit or investigation by the IRS, Department of Labor or any other Governmental Entity and no such completed audit, if any, has resulted in the imposition of any Tax or penalty;

(viii)    no Seller Benefit Plan is a self-funded or self-insured arrangement, and, with respect to each Seller Benefit Plan that is funded in whole or in part through an insurance policy, neither Seller (including any Subsidiary thereof) nor any ERISA Affiliate has any liability in the nature of retroactive rate adjustment, loss-sharing arrangement or other actual or contingent liability arising wholly or partially out of events occurring on or before the date of this Agreement or is reasonably expected to have such liability with respect to periods through the Effective Time;

13

(ix)    all reports and disclosures relating to each Seller Benefit Plan required to be filed with or furnished to Governmental Entities (including the IRS, Pension Benefit Guaranty Corporation and the Department of Labor), Seller Benefit Plan participants or beneficiaries have been filed or furnished in all material respects in a timely manner in accordance with applicable law;

(x)    neither the execution, delivery or performance of this Agreement by Seller nor the consummation of the transactions contemplated hereby (either alone or in connection with any other event) will (A) require Seller to make a larger contribution to, or pay greater benefits or provide other rights under, any Seller Benefit Plan than it otherwise would, whether or not some other subsequent action or event would be required to cause such payment or provision to be triggered, (B) create or give rise to any additional vested rights or service credits under any Seller Benefit Plan or (C) conflict with the terms of any Seller Benefit Plan;

(xi)   all obligations of Seller, each Subsidiary and ERISA Affiliate and each fiduciary under each Seller Benefit Plan, whether arising by operation of law or by contract, required to be performed under Section 4980B of the Code, as amended, and Sections 601 through 609 of ERISA, or similar state law (“COBRA”), including such obligations that may arise by virtue of the transactions contemplated by this Agreement, have been or will be timely performed in all material respects;

(xii)  to the knowledge of Seller, Seller and each Subsidiary and ERISA Affiliate of Seller, as applicable, has maintained in all material respects all employee data necessary to administer each Seller Benefit Plan, including all data required to be maintained under Section 107 of ERISA, and such data are true and correct and are maintained in usable form; and

(xiii) except as disclosed on Section 3.11(c)(xiii) of the Seller Disclosure Schedule, no Seller Benefit Plan provides for any gross-up payment associated with any Taxes.

(d)      No Seller Benefit Plan is subject to Section 412 of the Code or Section 302 or Title IV of ERISA or is a multiemployer plan or multiple employer plan within the meaning of Sections 4001(a)(3) or 4063/4064 of ERISA, respectively, and neither Seller nor any of its Subsidiaries or ERISA Affiliates has ever maintained, contributed to, sponsored or had an obligation to contribute to any such plan. Neither Seller nor any of its Subsidiaries or ERISA Affiliates has incurred, either directly or indirectly (including as a result of any indemnification or joint and several liability obligation), any liability pursuant to Title I or IV of ERISA or the penalty tax, excise tax or joint and several liability provisions of the Code relating to employee benefit plans, in each case, with respect to the Seller Benefit Plans and no event, transaction or condition has occurred or exists that could reasonably be expected to result in any such liability to Seller or any of its Subsidiaries or ERISA Affiliates.

(e)       Except as otherwise provided in this Agreement or as disclosed on Section 3.11(e) of the Seller Disclosure Schedule, neither the execution or delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement will, either alone or in conjunction with any other event, (i) result in any payment or benefit becoming due or payable, or required to be provided, to any current, former or retired director, executive officer, employee, consultant, independent contractor or other service provider of Seller or any of its Subsidiaries or ERISA Affiliates, (ii) increase the amount or value of any benefit or compensation otherwise payable or required to be provided to any such director, employee or independent contractor, (iii) result in the acceleration of the time of payment, vesting or funding of any such benefit or compensation or (iv) result in any amount failing to be deductible by reason of Section 280G of the Code or be subject to the sanctions imposed under Section 4999 of the Code.

14

(f)         Neither Seller, any other “disqualified person” (as defined in Section 4975 of the Code), any “party-in-interest” (as defined in Section 3(14) of ERISA) and, to the knowledge of Seller, any trustee or administrator of any Seller Benefit Plan, has engaged in a nonexempt “prohibited transaction,” as defined in Section 4975 of the Code and Section 406 of ERISA, in each case, such as could reasonably be expected to give rise to any tax or penalty under Section 4975 of the Code or Section 406 of ERISA. All “fiduciaries,” as defined in Section 3(21) of ERISA, with respect to the Seller Benefit Plans have complied in all respects with the requirements of Section 404 of ERISA. Seller and its ERISA Affiliates have in effect fiduciary liability insurance covering each fiduciary of the Seller Benefit Plans.

(g)        No payment made or to be made in respect of any employee or former employee of Seller or any of its Subsidiaries would reasonably be expected to be nondeductible by reason of Section 162(m) of the Code.

(h)        With respect to Seller and each of its Subsidiaries:

(i)      Neither Seller nor any of its Subsidiaries is a party to or bound by any labor or collective bargaining agreement and there are no organizational campaigns, petitions or other unionization activities seeking recognition of a collective bargaining unit with respect to, or otherwise attempting to represent, any of the employees of Seller or any of its Subsidiaries. There are no labor-related controversies, strikes, slowdowns, walkouts or other work stoppages pending or, to the knowledge of Seller, threatened and neither Seller nor any of its Subsidiaries has experienced any such labor-related controversy, strike, slowdown, walkout or other work stoppage within the past three years.

(ii)      Neither Seller nor any of its Subsidiaries is a party to, or otherwise bound by, any consent decree or conciliation agreement with, or citation, injunction or order by, any Governmental Entity relating to employees or employment practices.

(iii)    Each of Seller and its Subsidiaries are in compliance in all material respects with all applicable laws, statutes, orders, rules, regulations, policies or guidelines of any Governmental Entity relating to labor, employment, wages, overtime pay, employee classification, immigration, nondiscrimination, affirmative action, plant closings, mass layoffs, termination of employment or similar matters and have not engaged in any unfair labor practices or other prohibited practices related to employees, except where the failure to comply would not, either individually or in the aggregate, have a Material Adverse Effect.

(iv)   Neither Seller nor any of its Subsidiaries has any workers’ compensation liability, experience or matter outside the ordinary course of business.

(v)   To the knowledge of Seller, no executive of Seller or any of its Subsidiaries: (A) has any present intention to terminate his or her employment or (B) is a party to any noncompetition, noninterference, confidentiality, proprietary rights or other such agreement with a third party that would, if complied with, materially interfere with the performance of such executive’s current duties.

(vi)   Section 3.11(h)(vi) of the Seller Disclosure Schedule contains a true, complete and correct list of the following information for each employee of Seller and each of its Subsidiaries: name; employing entity; job title; primary work location; current compensation rate; Seller or expected bonus; and Seller’s or its Subsidiary’s classification of such employee as exempt or not exempt from applicable minimum wage and overtime laws.

15

(i)    Section 3.11(i) of the Seller Disclosure Schedule sets forth a true, complete and correct list of all noncompetition, nonsolicitation, noninterference, nondisclosure and similar agreements between Seller or its Subsidiaries and any of their employees, directors or independent contractors (including, for this purpose, any former employees, directors or independent contractors to the extent such agreements are currently in effect), copies of which have been made available to Buyer. Each of the agreements set forth on Section 3.11(i) of the Seller Disclosure Schedule is valid and binding and in full force and effect (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and subject to general principles of equity).

(j)    Except as disclosed in Section 3.11(j) of the Seller Disclosure Schedule (which shall contain the actuarial present value of all such benefits other than health benefits, with respect to which current payment amounts and duration of payment obligation are provided), neither Seller nor its Subsidiaries (i) provides health or welfare benefits for any retired or former employee or (ii) is obligated to provide health or welfare benefits to any active employees after their retirement or other termination of service, unless required to do so under COBRA.

(k)    Neither Seller nor any of its Subsidiaries or ERISA Affiliates maintains any employee benefit plan or arrangement that is governed by the laws of any government outside of the United States.

(l)    Any individual who performs services for Seller or any of Seller’s Subsidiaries and who is not treated as an employee for federal income tax purposes by Seller or any of Seller’s Subsidiaries is not an employee under applicable law or for any purpose including for tax withholding purposes or Seller Benefit Plan purposes.

(m) (i) Each Seller Benefit Plan that is a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code), including each award thereunder, has been operated since its date of inception in good faith compliance with the applicable provisions of Section 409A of the Code and the Treasury Regulations and other official guidance issued thereunder (collectively, “Section 409A”) and has been since January 1, 2009, in documentary compliance with the applicable provisions of Section 409A; (ii) neither Seller nor any of its Subsidiaries (1) have been required to report to any government entity or authority any corrections made or Taxes due as a result of a failure to comply with Section 409A and (2) have any indemnity or gross-up obligation for any Taxes or interest imposed or accelerated under Section 409A; (iii) nothing has occurred, whether by action or failure to act, or is reasonably expected or intended to occur, that would subject an individual having rights under any such Seller Benefit Plan to accelerated Tax as a result of Section 409A or a Tax imposed under Section 409A; and (iv) for any Seller Benefit Plan that is not intended to be subject to Section 409A because it is not a nonqualified deferred compensation plan under Treasury Regulations 1.409A-1(a)(2) through 1.409A-1 (a)(5), or due to the application of Treasury Regulations Section 1.409A-1(b), all the conditions required to retain such treatment remain in effect and are not reasonably expected to change so as to subject such Seller Benefit Plan to Section 409A.

3.12      Compliance with Applicable Law.

(a)    Seller and each of its Subsidiaries hold all material licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses under and pursuant to each, and have complied in all respects with and are not in default in any material respect under any, applicable law, statute, order, rule, regulation, policy or guideline of any Governmental Entity relating to Seller or any of its Subsidiaries. Other than as required by (and in conformity with) law, neither Seller nor any Seller Subsidiary acts as a fiduciary for any person, or administers any account for which it acts as a fiduciary, including as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor.

16

(b)    Section 3.12(b) of the Seller Disclosure Schedule sets forth, as of the date hereof, a schedule of all officers and directors of Seller or entities controlled by executive officers and directors of Seller who have outstanding loans from Seller or its Subsidiaries, and there has been no default on, or forgiveness or waiver of, in whole or in part, any such loan during the three years immediately preceding the date hereof.

3.13      Certain Contracts.

(a)    Except as otherwise provided in this Agreement or as disclosed on Section 3.13(a) of the Seller Disclosure Schedule, neither Seller nor any of its Subsidiaries is a party to or bound by any contract, arrangement, commitment or understanding (whether written or oral) (i) with respect to the employment of any directors, officers, employees, consultants, independent contractors or other service providers other than in the ordinary course of business consistent with past practice, (ii) that, upon execution of this Agreement or consummation or shareholder approval of the transactions contemplated by this Agreement, will (either alone or upon the occurrence of any additional acts or events) result in any payment or benefits (whether of severance pay or otherwise) becoming due from Buyer, Seller, the Surviving Corporation, or any of their respective Subsidiaries to any current, former or retired officer, employee, director, consultant, independent contractor or other service provider of Seller or any Subsidiary thereof, (iii) that is a contract material to the business of Seller to be performed after the date of this Agreement, (iv) that materially restricts the conduct of any line of business by Seller or, to the knowledge of Seller, upon consummation of the Merger will materially restrict the ability of the Surviving Corporation to engage in any line of business in which a bank holding company may lawfully engage, (v) with or to a labor union or guild (including any collective bargaining agreement) or (vi) including any stock option plan, stock appreciation rights plan, restricted stock plan, performance stock, phantom or restricted stock units, stock purchase plan, employee stock ownership plan or benefits plan in which any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the execution of this Agreement, the occurrence of any shareholder approval or the consummation of any of the transactions contemplated by this Agreement, or the value of any of the benefits of which will be calculated on the basis of or affected by any of the transactions contemplated by this Agreement. Each contract, arrangement, commitment or understanding of the type described in this Section 3.13(a), whether or not set forth in the Seller Disclosure Schedule, is referred to as a “Seller Contract,” and neither Seller nor any of its Subsidiaries knows of, or has received notice of, any material violation of any Seller Contract by any of the other parties thereto.

(b) (i) Each Seller Contract is valid and binding on Seller or its applicable Subsidiary and is in full force and effect, (ii) Seller and each of its Subsidiaries has in all material respects performed all obligations required to be performed by it to date under each Seller Contract and (iii) no event or condition exists that constitutes or, after notice or lapse of time or both, will constitute, a material default on the part of Seller or any of its Subsidiaries under any such Seller Contract.

3.14      Risk Management Instruments.

(a)    “Derivative Transactions” means any swap transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction or collar transaction relating to one or more currencies, commodities, bonds, equity securities, loans, interest rates, prices, values, or other financial or nonfinancial assets, credit-related events or conditions or any indexes, or any other similar transaction or combination of any of these transactions, including collateralized mortgage obligations or other similar instruments or any debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral or other similar arrangements related to such transactions.

17

(b)    All Derivative Transactions, whether entered into for the account of Seller or any of its Subsidiaries or for the account of a customer of Seller or any of its Subsidiaries, were entered into in the ordinary course of business consistent with past practice and in accordance with prudent banking practice and applicable laws, rules, regulations and policies of any Regulatory Authority and in accordance with the investment, securities, commodities, risk management and other policies, practices and procedures employed by Seller and its Subsidiaries, and with counterparties believed at the time to be financially responsible and able to understand (either alone or in consultation with their advisers) and to bear the risks of such Derivative Transactions. All of such Derivative Transactions are legal, valid and binding obligations of Seller or one of its Subsidiaries enforceable against it in accordance with their terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and subject to general principles of equity), and are in full force and effect. Seller and its Subsidiaries have duly performed their obligations under the Derivative Transactions to the extent that such obligations to perform have accrued and, to Seller’s knowledge, there are no breaches, violations or defaults or allegations or assertions of such by any party thereunder.

3.15       Investment Securities and Commodities.

(a)    Except as would not reasonably be expected to have a Material Adverse Effect on Seller, each of Seller and its Subsidiaries has good title to all securities and commodities owned by it (except those sold under repurchase agreements or held in any fiduciary or agency capacity), free and clear of any Liens, except to the extent such securities or commodities are pledged in the ordinary course of business to secure obligations of Seller or its Subsidiaries. Such securities and commodities are valued on the books of Seller in accordance with GAAP in all material respects.

(b)    Seller and its Subsidiaries and their respective businesses employ and have acted in compliance in all material respects with investment, securities, commodities, risk management and other policies, practices and procedures (the “Policies, Practices and Procedures”) that Seller believes are prudent and reasonable in the context of such businesses. Before the date hereof, Seller has made available to Buyer in writing the material Policies, Practices and Procedures.

3.16      Loan Portfolio.

(a)    Section 3.16(a) of the Seller Disclosure Schedule sets forth, as of November 30, 2011 (i) the aggregate outstanding principal amount of all loan agreements, notes or borrowing arrangements (including leases, credit enhancements, commitments, guarantees and interest-bearing assets) payable to Seller or its Subsidiaries (collectively, “Loans”), other than “nonaccrual” Loans, (ii) the aggregate outstanding principal amount of all “nonaccrual” Loans, (iii) a summary of all Loans designated as of such date by Seller as “Special Mention”, “Substandard”, “Doubtful”, “Loss” or words of similar import by category of Loan (e.g., commercial, consumer, etc.), together with the aggregate principal amount of such Loans by category and the amount of specific reserves with respect to each such category of Loans and (iv) each asset of Seller or any of its Subsidiaries that is classified as “Other Real Estate Owned” and the book value thereof.

18

(b)    Each Loan (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent secured, has been secured by valid liens and security interests that have been perfected, (iii) where required by applicable law, has been based on an appraisal and (iv) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and subject to general principles of equity). All Loans originated by Seller or its Subsidiaries, and all such Loans purchased by Seller or its Subsidiaries, were made or purchased in accordance with customary lending standards. All such Loans (and any related guarantees) and payments due thereunder are, and on the Closing Date will be, free and clear of any Lien, and Seller or its Subsidiaries have complied in all material respects, and on the Closing Date will have complied in all material respects, with all laws and regulations relating to such Loans.

(c)    Since September 30, 2011, none of the Seller Subsidiaries has incurred any unusual or extraordinary loan losses that are material to Seller and its Subsidiaries on a consolidated basis; to Seller’s knowledge and in light of each of the Seller Subsidiaries’ historical loan loss experience and its management’s analysis of the quality and performance of its loan portfolio, the reserves for loan losses shown on the Seller Financial Statements were, on the respective dates thereof, adequate in all respects under the requirements of GAAP and applicable regulatory accounting practices, in each case consistently applied, to provide for probable loan losses as of such date, and were in accordance with the safety and soundness standards administered by, and the practices, procedures, requests and requirements of, the applicable Regulatory Agency.

3.17      Property. Seller or one of its Subsidiaries (a) has fee simple title to all the real property assets reflected in the latest audited balance sheet included in the Seller Financial Reports as being owned by Seller or one of its Subsidiaries or acquired after the date thereof (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business) (the “Owned Properties”), free and clear of all Liens of any nature whatsoever, except (i) statutory Liens securing payments not yet due, (ii) Liens for real property taxes not yet delinquent, (iii) easements, rights of way and other similar encumbrances and matters of record that do not materially adversely affect the use of the properties or assets subject thereto or affected thereby as used by Seller on the date hereof or otherwise materially impair business operations at such properties, as conducted by Seller on the date hereof and (iv) such imperfections or irregularities of title or Liens as do not materially affect the use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties as used by Seller on the date hereof (collectively, “Permitted Encumbrances”), and (b) is the lessee of all leasehold estates reflected in the latest audited financial statements included in such Seller Financial Statements or acquired after the date thereof (except for leases that have expired by their terms since the date thereof) (the “Leased Properties” and, collectively with the Owned Properties, the “Real Property”), free and clear of all Liens of any nature whatsoever encumbering Seller’s or its Subsidiaries’ leasehold estate, except for Permitted Encumbrances, and is in possession of the properties purported to be leased thereunder, and each such lease is valid without default thereunder by Seller or one of its Subsidiaries or, to Seller’s knowledge, the lessor. The Real Property is in material compliance with all applicable zoning laws and building codes, and the buildings and improvements located on the Real Property are in good operating condition and in a state of good working order, ordinary wear and tear and casualty excepted. There are no pending or, to the knowledge of Seller, threatened condemnation proceedings against the Real Property. Seller and its Subsidiaries are in material compliance with all applicable health and safety related requirements for the Real Property, including those under the Americans with Disabilities Act of 1990 and the Occupational Health and Safety Act of 1970.

Seller currently maintains insurance on all its property, including the Real Property, in amounts, scope and coverage reasonably necessary for its operations. Seller has not received any notice of termination, nonrenewal or material premium adjustment for such policies.

19

3.18    Intellectual Property. Seller and each of its Subsidiaries owns, or is licensed to use (in each case, free and clear of any Liens), all Intellectual Property used in or necessary for the conduct of its business as currently conducted. The use of any Intellectual Property by Seller and its Subsidiaries does not, to the knowledge of Seller, infringe on or otherwise violate the rights of any person and is in accordance with any applicable license pursuant to which Seller or any Subsidiary acquired the right to use any Intellectual Property. To Seller’s knowledge, no person is challenging, infringing on or otherwise violating any right of Seller or any of its Subsidiaries with respect to any Intellectual Property owned by and/or licensed to Seller or its Subsidiaries. Neither Seller nor any of its Subsidiaries has received any written notice of any pending claim with respect to any Intellectual Property used by Seller and its Subsidiaries and, to Seller’s knowledge, no Intellectual Property owned and/or licensed by Seller or its Subsidiaries is being used or enforced in a manner that would result in the abandonment, cancellation or unenforceability of such Intellectual Property. For purposes of this Agreement, “Intellectual Property” means trademarks, service marks, brand names, certification marks, trade dress and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application; inventions, discoveries and ideas, whether patentable or not, in any jurisdiction; patents, applications for patents (including divisions, continuations, continuations in part and renewal applications), and any renewals, extensions or reissues thereof, in any jurisdiction; nonpublic information, trade secrets and confidential information and rights in any jurisdiction to limit the use or disclosure thereof by any person; writings and other works, whether copyrightable or not, in any jurisdiction; and registrations or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof; and any similar intellectual property or proprietary rights.

3.19    Environmental Liability. There are no legal, administrative, arbitral or other proceedings, claims, actions, causes of action, orders, assessments (including penalty assessments) or notices of any kind with respect to any environmental, health or safety matters or any private or governmental environmental, health or safety investigations or remediation activities of any nature seeking to impose, or that are reasonably likely to result in, any material liability or obligation of Seller or any of its Subsidiaries arising under common law or under any local, state or federal environmental, health or safety statute, regulation or ordinance, including the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, pending or, to Seller’s knowledge, threatened against Seller or any of its Subsidiaries. To the knowledge of Seller, there is no reasonable basis for, or circumstances that are reasonably likely to give rise to, any such proceeding, claim, action, investigation or remediation by any Governmental Entity or any third party that would give rise to any material liability or obligation on the part of Seller or any of its Subsidiaries. Neither Seller nor any of its Subsidiaries is subject to any agreement, order, judgment, decree, letter or memorandum by or with any Governmental Entity or third party imposing any liability or obligation with respect to any of the foregoing.

3.20   Leases. Section 3.20 of the Seller Disclosure Schedule sets forth (a) a list of each personal property lease involving annual payments in excess of $50,000 to which Seller or any Subsidiary is a party and (b) a list of each parcel of real property leased by Seller or any of its Subsidiaries together with the current annual rent (each, a “Property Lease”). Each Property Lease is valid and binding on Seller or its applicable Subsidiary and is in full force and effect. Seller and each of its Subsidiaries has performed, in all material respects, all obligations required to be performed by it to date under each Property Lease. Neither Seller nor any of its Subsidiaries is in material default under any Property Lease.

3.21   Securitizations. Seller is not a party to any agreement securitizing any of its assets.

3.22   State Takeover Laws. The Seller Board has rendered inapplicable to this Agreement and the transactions contemplated hereby any “moratorium,” “control share,” “fair price,” “takeover” or “interested shareholder” law.

20

3.23 Reorganization; Approvals. As of the date of this Agreement, Seller (a) is not aware of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code and (b) knows of no reason why all regulatory approvals from any Governmental Entity required for the consummation of the transactions contemplated by this Agreement should not be obtained on a timely basis.

3.24 Opinion. Before the execution of this Agreement, the Seller Board has received an opinion from Carson Medlin, A Division of Monroe Securities, Inc., to the effect that as of the date thereof and based upon and subject to the matters set forth therein, the Merger Consideration is fair to the shareholders of Seller from a financial point of view. Such opinion has not been amended or rescinded as of the date of this Agreement.

3.25 Seller Information. The information relating to Seller and its Subsidiaries that is provided by Seller or its representatives for inclusion in a proxy statement relating to the Seller Shareholder Meeting to be held in connection with this Agreement and the transactions contemplated by this Agreement (the “Proxy Statement”), or in any application, notification or other document filed with any other Regulatory Agency or other Governmental Entity in connection with the transactions contemplated by this Agreement, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading.

Article IV

REPRESENTATIONS AND WARRANTIES OF BUYER

Except as disclosed in the disclosure schedule (the “Buyer Disclosure Schedule”) delivered by Buyer to Seller before the execution of this Agreement (which schedule sets forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in this Article IV, or to one or more of Buyer’s covenants contained herein; provided, however, that notwithstanding anything in this Agreement to the contrary, (i) no such item is required to be set forth in such schedule as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect under the standard established by Section 9.2 and (ii) the mere inclusion of an item in such schedule as an exception to a representation or warranty shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such time has had or would be reasonably likely to have a Material Adverse Effect on Buyer), Buyer hereby represents and warrants to Seller as follows:

4.1          Corporate Organization.

(a)    Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of the State of North Carolina. Buyer has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary.

(b)    Buyer is duly registered as a bank holding company under the BHC Act. True, complete and correct copies of the Articles of Incorporation, as amended (the “Buyer Articles”) and Bylaws of Buyer, as amended (the “Buyer Bylaws”), as in effect as of the date of this Agreement, have previously been made available to Seller.

21

(c)    Each Buyer Subsidiary (i) is duly incorporated or duly formed, as applicable to each such Subsidiary, and validly existing under the laws of its jurisdiction of organization, (ii) is duly qualified to do business and in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so qualified and (iii) has all requisite corporate power or other power and authority to own or lease its properties and assets and to carry on its business as now conducted. The articles of incorporation, bylaws and similar governing documents of each Buyer Subsidiary, copies of which have previously been made available to Seller, are true, complete and correct copies of such documents as of the date of this Agreement.

4.2          Capitalization.

(a)    The authorized capital stock of Buyer consists of 80,000,000 shares of Buyer Common Stock, of which, as of December 20, 2011 (the “Buyer Capitalization Date”), 9,100,890 shares were issued and outstanding, and 20,000,000 shares of preferred stock, (the “Buyer Preferred Stock”), of which, as of the Buyer Capitalization Date, 31,260 shares of Fixed Rate Cumulative Perpetual Preferred Stock, Series A (“Buyer Series A Preferred Stock”) and 1,804,566 shares of Mandatorily Convertible Non-Voting Preferred Stock, Series B (“Buyer Series B Preferred Stock”) were issued and outstanding. As of the Buyer Capitalization Date, no shares of Buyer Common Stock or Buyer Preferred Stock were reserved for issuance, except for 300,364 shares of Buyer Common Stock underlying options currently outstanding; 335,240 shares of Buyer Common Stock available in connection with future grants of stock options, restricted stock and other equity-based awards, in each case reserved for issuance pursuant to employee and director stock plans of Buyer in effect as of the date of this Agreement (the “Buyer Stock Plans”). All of the issued and outstanding shares of Buyer Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. As of the Buyer Capitalization Date, except pursuant to this Agreement and the Buyer Stock Plans and as disclosed in Section 4.2 of the Buyer Disclosure Schedule, Buyer does not have and is not bound by any outstanding subscriptions, options, warrants, calls, rights, commitments or agreements of any character calling for the purchase or issuance of any shares of Buyer Common Stock, Buyer Preferred Stock, or any other equity securities of Buyer or any securities representing the right to purchase or otherwise receive any shares of Buyer Common Stock, Buyer Preferred Stock, or other equity securities of Buyer. The shares of Buyer Common Stock to be issued pursuant to the Merger will be duly authorized and validly issued and, at the Effective Time, all such shares will be fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof.

(b)    All of the issued and outstanding shares of capital stock or other equity ownership interests of each Subsidiary of Buyer are owned by Buyer, directly or indirectly, free and clear of any Liens, and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable (except to the extent set forth in Section 53-42 of the North Carolina General Statutes) and free of preemptive rights. No such Buyer Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.

4.3          Authority; No Violation.

(a)    Buyer has requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of Buyer and no other corporate proceedings on the part of Buyer are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Buyer and (assuming due authorization, execution and delivery by Seller) constitutes the valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally or by 12 U.S.C. Section 1818(b)(6)(D) (or any successor statute) and any bank regulatory powers and subject to general principles of equity).

22

(b)    Neither the execution and delivery of this Agreement by Buyer, nor the consummation by Buyer of the transactions contemplated hereby, nor compliance by Buyer with any of the terms or provisions of this Agreement, will (i) violate any provision of the Buyer Articles or the Buyer Bylaws or (ii) assuming that the consents, approvals and filings referred to in Section 4.4 are duly obtained and/or made, (A) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or Injunction applicable to Buyer, any of its Subsidiaries or any of their respective properties or assets or (B) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event that, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Buyer or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Buyer or any of its Subsidiaries is a party or by which any of them or any of their respective properties or assets is bound.

4.4          Consents and Approvals . Except for (a) the filing of applications and notices, as applicable, with the Federal Reserve Board under the BHC Act, as amended, and the Federal Reserve Act, as amended, the Office of the Commissioner of Banks of the State of North Carolina and approval of such applications and notices, (b) the Other Regulatory Approvals, (c) the filing with the Securities and Exchange Commission (the “SEC”) of a registration statement on Form S-4 (the “Form S-4”), and declaration of effectiveness of the Form S-4, (d) the filing of the Articles of Merger with the North Carolina Secretary of State pursuant to the NCBCA, (e) any consents, authorizations, approvals, filings or exemptions in connection with compliance with the applicable provisions of federal and state securities laws relating to the regulation of broker-dealers, investment advisers or transfer agents, and federal commodities laws relating to the regulation of futures commission merchants and the rules and regulations thereunder and of any applicable SRO, and the rules and regulations of the Nasdaq Global Market, or that are required under consumer finance, mortgage banking and other similar laws, (f) notices or filings under the HSR Act, if any, and (g) such filings and approvals as are required to be made or obtained under the securities or “blue sky” laws of various states in connection with the issuance of the shares of Buyer Common Stock pursuant to this Agreement and approval of listing of such Buyer Common Stock on the Nasdaq Global Market, no consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with the consummation by Buyer of the Merger and the other transactions contemplated by this Agreement. No consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with the execution and delivery by Buyer of this Agreement.

23

4.5          Reports; Regulatory Matters.

(a)    Except as set forth on Section 4.5 of the Buyer Disclosure Schedule, Buyer and each of its Subsidiaries have timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since January 1, 2009 with the Regulatory Agencies and each other applicable Governmental Entity, and all other reports and statements required to be filed by them since January 1, 2009, including any report or statement required to be filed pursuant to the laws, rules or regulations of the United States, any state, foreign entity or Regulatory Agency, and have paid all fees and assessments due and payable in connection therewith. Except for normal examinations conducted by a Regulatory Agency or Governmental Entity in the ordinary course of the business of Buyer and its Subsidiaries, or as disclosed in the Buyer SEC Reports, no Regulatory Agency or Governmental Entity has initiated since January 1, 2009 or has pending any proceeding, enforcement action or, to the knowledge of Buyer, investigation into the business, disclosures or operations of Buyer or any of its Subsidiaries. Since January 1, 2009, except as disclosed in the Buyer SEC Reports, no Regulatory Agency or Governmental Entity has resolved any proceeding, enforcement action or, to the knowledge of Buyer, investigation into the business, disclosures or operations of Buyer or any of its Subsidiaries. Buyer and its Subsidiaries have fully complied with, and there is no unresolved violation, criticism or exception by any Regulatory Agency or Governmental Entity with respect to, any report or statement relating to any examinations or inspections of Buyer or any of its Subsidiaries. Since January 1, 2009, there has been no formal or informal inquiries by, or disagreements or disputes with, any Regulatory Agency or Governmental Entity with respect to the business, operations, policies or procedures of Buyer or any of its Subsidiaries (other than normal examinations conducted by a Regulatory Agency or Governmental Entity in Buyer’s ordinary course of business or as disclosed in the Buyer SEC Reports).

(b)    Except as disclosed in the Buyer SEC Reports, neither Buyer nor any of its Subsidiaries is subject to any cease-and desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been since January 1, 2009 a recipient of any supervisory letter from, or has been ordered to pay any civil money penalty by, or since January 1, 2009 has adopted any policies, procedures or board resolutions at the request or suggestion of, any Regulatory Agency or other Governmental Entity that currently restricts in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit, risk management or compliance policies, its internal controls, its management or its business, other than those of general application that apply to similarly situated bank holding companies or their Subsidiaries (each, a “Buyer Regulatory Agreement”), nor has Buyer or any of its Subsidiaries been advised since January 1, 2009 by any Regulatory Agency or other Governmental Entity that it is considering issuing, initiating, ordering or requesting any such Buyer Regulatory Agreement.

(c)    Buyer has previously made available to Seller an accurate and complete copy of each final registration statement, prospectus, report, schedule and definitive proxy statement filed with or furnished to the SEC by Buyer pursuant to the Securities Act or the Exchange Act and before the date of this Agreement (the “Buyer SEC Reports”). No such Buyer SEC Report, at the time filed or furnished (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances in which they were made, not misleading, except that information as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date. As of their respective dates, all Buyer SEC Reports complied as to form in all material respects with the published rules and regulations of the SEC, with respect thereto.

24

4.6          Financial Statements.

(a)    The financial statements of Buyer and its Subsidiaries or Buyer’s bank Subsidiary, as applicable, included (or incorporated by reference) in the Buyer SEC Reports (including the related notes, where applicable) (i) have been prepared from, and are in accordance with, the books and records of Buyer and its Subsidiaries or Buyer’s bank Subsidiary, as applicable; (ii) fairly present in all material respects the consolidated results of operations, cash flows, changes in shareholders’ equity and consolidated financial position of Buyer and its Subsidiaries or Buyer’s bank Subsidiary, as applicable, for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to recurring year-end audit adjustments normal in nature and amount); (iii) complied as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC or the FDIC, as applicable, with respect thereto; and (iv) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. The books and records of Buyer and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions. Cherry, Bekaert & Holland, LLP has served as independent registered public accountant for Buyer or its bank Subsidiary, as applicable, for all periods covered in the Buyer SEC Reports; such firm has not resigned or been dismissed as independent public accountants of Buyer or its bank Subsidiary, as applicable, as a result of or in connection with any disagreements with Buyer or its bank Subsidiary, as applicable, on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(b)    Neither Buyer nor any of its Subsidiaries has any material liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due), except for those liabilities that are reflected or reserved against on the consolidated balance sheet of Buyer included in its Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2011 (including any notes thereto) and for liabilities incurred in the ordinary course of business consistent with past practice since September 30, 2011 or in connection with this Agreement and the transactions contemplated hereby.

(c)    Since September 30, 2011, (i) through the date hereof, neither Buyer nor any of its Subsidiaries nor, to the knowledge of the officers of Buyer, any director, officer, employee, auditor, accountant or representative of Buyer or any of its Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Buyer or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Buyer or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing Buyer or any of its Subsidiaries, whether or not employed by Buyer or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by Buyer or any of its officers, directors, employees or agents to the Board of Directors of Buyer or any committee thereof or to any director or officer of Buyer.

4.7          Broker’s Fees. Neither Buyer nor any Buyer Subsidiary nor any of their respective officers or directors has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or related transactions contemplated by this Agreement, other than as set forth on Section 4.7 of the Buyer Disclosure Schedule.

4.8          Absence of Certain Changes or Events.

(a)   Since September 30, 2011, no event or events have occurred that have had or are reasonably likely to have a Material Adverse Effect on Buyer.

(b)   Other than as set forth on Section 4.8 of the Buyer Disclosure Schedule, since September 30, 2011 through and including the date of this Agreement, Buyer and its Subsidiaries have carried on their respective businesses in all material respects in the ordinary course of business consistent with their past practice.

25

4.9          Legal Proceedings.

(a)   Except as disclosed in the Buyer SEC Reports, none of Buyer or any of its Subsidiaries is a party to any, and there are no pending or, to the best of Buyer’s knowledge, threatened, material legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against Buyer or any of its Subsidiaries.

(b)   There is no Injunction, judgment or, as otherwise disclosed in the Buyer SEC Reports, regulatory restriction (other than those of general application that apply to similarly situated bank holding companies or their Subsidiaries) imposed upon Buyer, any of its Subsidiaries or the assets of Buyer or any of its Subsidiaries.

4.10        Taxes and Tax Returns. Each of Buyer and its Subsidiaries has duly and timely filed (including all applicable extensions) all material Tax Returns required to be filed by it on or before the date of this Agreement (all such returns being accurate and complete in all material respects), has paid all Taxes shown thereon as arising and has duly paid or made provision for the payment of all material Taxes that have been incurred or are due or claimed to be due from it by federal, state, foreign or local taxing authorities other than Taxes that are not yet delinquent or are being contested in good faith, have not been finally determined and have been adequately reserved against. There are no material disputes pending, or claims asserted, for Taxes or assessments upon Buyer or any of its Subsidiaries for which Buyer does not have reserves that are adequate under GAAP.

4.11        Compliance with Applicable Law.

(a)   Buyer and each of its Subsidiaries hold all material licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses under and pursuant to each, and have complied in all respects with and are not in default in any material respect under any, applicable law, statute, order, rule, regulation, policy or guideline of any Governmental Entity relating to Buyer or any of its Subsidiaries.

(b)   Since the enactment of the Sarbanes-Oxley Act, to the extent required by applicable law, Buyer has been and is in compliance in all material respects with (i) the applicable provisions of the Sarbanes-Oxley Act and (ii) the applicable listing and corporate governance rules and regulations of The Nasdaq Stock Market.

4.12        Assets.

(a)   Since September 30, 2011, none of the Buyer Subsidiaries has incurred any unusual or extraordinary loan losses that are material to Buyer and its Subsidiaries on a consolidated basis; to Buyer’s knowledge and in light of each of the Buyer Subsidiaries’ historical loan loss experience and its management’s analysis of the quality and performance of its loan portfolio, the reserves for loan losses shown on the Buyer Financial Statements were, on the respective dates thereof, adequate in all respects under the requirements of GAAP and applicable regulatory accounting practices, in each case consistently applied, to provide for probable loan losses as of such date, and were in accordance with the safety and soundness standards administered by, and the practices, procedures, requests and requirements of, the applicable Regulatory Agency.

(b)   Buyer is in material compliance with all reporting, recordkeeping, audit and other requirements under all purchase and assumption agreements, commercial shared-loss agreements, and/or loss share arrangements with the FDIC and all agreements and arrangements with respect to loss sharing thereunder are enforceable against the FDIC in accordance with their respective terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and subject to general principles of equity).

26

4.13         Reorganization; Approvals. As of the date of this Agreement, Buyer (a) is not aware of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code and (b) knows of no reason why all regulatory approvals from any Governmental Entity required for the consummation of the transactions contemplated by this Agreement should not be obtained on a timely basis.

4.14         Buyer Information. The information relating to Buyer and its Subsidiaries that is provided by Buyer or its representatives for inclusion in the Proxy Statement and the Form S-4, or in any application, notification or other document filed with any other Regulatory Agency or other Governmental Entity in connection with the transactions contemplated by this Agreement, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The Form S-4 will comply in all material respects with the provisions of the Securities Act and the rules and regulations thereunder.

Article V

COVENANTS RELATING TO CONDUCT OF BUSINESS

5.1           Conduct of Seller’s Business Before the Effective Time. Except as expressly contemplated by or permitted by this Agreement or with the prior written consent of Buyer, which consent shall not be unreasonably withheld, during the period from the date of this Agreement to the Effective Time, Seller shall, and shall cause each Seller Subsidiary, to:

(a)          conduct its business in the ordinary course in all material respects;

(b)          use commercially reasonable best efforts to maintain and preserve intact its business organization and advantageous business relationships and retain the services of its key officers and key employees;

(c)          take no action that is intended to or would reasonably be expected to adveresely affect or materially delay the ability of either Seller or Buyer to obtain any necessary approvals of any Regulatory Agency or any Governmental Entity required for the consummation of the transactions contemplated hereby or to perform its covenants and agreements under this Agreement or to consummate the transactions contemplated hereby;

(d)          permit an executive officer of Buyer Bank to have the right to attend and observe meetings of the Seller Bank Loan Committee.

5.2           Seller Forbearances. During the period from the date of this Agreement to the Effective Time, except as expressly contemplated or permitted by this Agreement, Seller shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of Buyer (which consent shall not be unreasonably withheld):

(a)          other than in the ordinary course of business consistent with past practice, incur any indebtedness for borrowed money, assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity, or make any loan or advance or capital contribution to, or investment in, any person (it being understood and agreed that incurrence of indebtedness in the ordinary course of business consistent with past practice shall include the creation of deposit liabilities, purchases of federal funds, borrowings from the Federal Home Loan Bank, sales of certificates of deposit and entering into repurchase agreements);

27

(b)          adjust, split, combine or reclassify any of its capital stock;

(c)          make, declare or pay any dividend, or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable for any shares of its capital stock (except (A) dividends paid by any of the Subsidiaries of Seller to Seller or to any of its wholly owned Subsidiaries and (B) the acceptance of shares of Seller Common Stock in payment of the exercise price or withholding taxes incurred by any employee or director in connection with the vesting of equity-based awards in respect of Seller Common Stock granted under a Seller Stock Plans, in each case in accordance with past practice and the terms of the applicable Seller Stock Plans and related award agreements);

(d)          grant any stock options, restricted shares or other equity-based award with respect to shares of Seller Common Stock under the Seller Stock Plans, or otherwise, or grant any individual, corporation or other entity any right to acquire any shares of its capital stock; or

(e)          issue any additional shares of capital stock or other securities except pursuant to the settlement of equity-based awards previously granted under the Seller Stock Plans;

(f)          hire any employees, enter into any new employment or independent contractor agreements or arrangements, or enter into any collective-bargaining agreements;

(g)          make any loan or extension of credit in an amount in excess of $500,000 (excluding any loan or extension of credit of a smaller amount on an outstanding loan or line of credit in excess of $500,000) or renew or amend any loan or extension of credit in excess of $250,000; provided, however, that, if Seller or any of its Subsidiaries shall request the prior approval of Buyer in accordance with this Section 5.2 to make a loan or extend credit in an amount in excess of $500,000, and Buyer shall not have disapproved such request in writing within three business days upon receipt of such request from Seller or any of its Subsidiaries, as applicable, then such request shall be deemed to be approved by Buyer in writing and thus Seller or its Subsidiary, as applicable, may make the loan or extend the credit referenced in such request on the terms described in such request; provided, further, that any renewal, amendment or modification of credit shall require the written approval of Buyer, which approval shall not be unreasonably withheld;

(h)          except as required by applicable law or the terms of any Seller Benefit Plan as in effect on the date of this Agreement and, solely with respect to employees that are not executive officers or directors of Seller, except for normal increases made in the ordinary course of business consistent with past practice, (i) increase the wages, salaries, incentive compensation, incentive compensation opportunities of, or benefits provided to, any current, former or retired employee, director, consultant, independent contractor or other service provider of Seller or any of its Subsidiaries or ERISA Affiliates, or, except for payments in the ordinary course of business consistent with past practice, pay or provide, or increase or accelerate the accrual rate, vesting or timing of payment or funding of, any compensation, benefits or other rights of any current, former or retired employee, director, consultant, independent contractor or other service provider of Seller or any of its Subsidiaries or ERISA Affiliates; (ii) establish, adopt or become a party to any new employee benefit or compensation plan, program, commitment or agreement or amend, modify, change or terminate any Seller Benefit Plan; (iii) grant any stock options, stock appreciation rights, stock-based or stock-related awards, performance stock, phantom or restricted stock unit awards; (iv) take any action other than in the ordinary course of business and consistent with past practice, to fund or in any way secure the payment of compensation or benefits under any Seller Benefit Plan; (v) amend, alter or modify any warrant or other equity-based right to purchase any capital stock or other equity interests in Seller or any securities exchangeable for or convertible into the same or other Seller Common Stock outstanding on the date hereof, except as otherwise permitted in this Agreement; (vi) enter into any collective-bargaining agreement; or (vii) enter, amend, modify, alter, terminate or change any third-party vendor or service agreement related to any Seller Benefit Plan;

28

(i)          sell, transfer, mortgage, encumber or otherwise dispose of any material amount of its properties or assets to any person other than a Subsidiary, or cancel, release or assign any material amount of indebtedness to any such person or any claims held by any such person, in each case other than in the ordinary course of business consistent with past practice or pursuant to contracts in force at the date of this Agreement; provided, however, that, if Seller or any of its Subsidiaries shall request the prior approval of Buyer in accordance with this Section 5.2 to make sell, transfer or dispose of any “Other Real Estate Owned” of Seller, and Buyer shall not have disapproved such request in writing within five business days upon receipt of such request from Seller or any of its Subsidiaries, as applicable, then such request shall be deemed to be approved by Buyer in writing and thus Seller or its Subsidiary, as applicable, may effect the sale, transfer or disposal referenced in such request on the terms described in such request; provided, further, prior approval is not required for (i) transactions disclosed in Section 5.2(i) of the Seller Disclosure Schedule or (ii) transactions with respect to any real estate valued at less than $250,000, in each case, so long as the sale or transfer price is at least 90% of the carrying value for such real estate on Seller’s financial statements as of September 30, 2011;

(j)          enter into any new line of business or change in any material respect its lending, investment, underwriting, risk and asset liability management and other banking, operating and servicing policies, except as required by applicable law, regulation or policies imposed by any Governmental Entity;

(k)          make any material investment either by purchase of stock or securities, contributions to capital, property transfers or purchase of any property or assets of any other person;

(l)           take any action, or knowingly fail to take any action, which action or failure to act is reasonably likely to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code;

(m)         amend the Seller Articles or Seller Bylaws, or otherwise take any action to exempt any person (other than Buyer or its Subsidiaries) or any action taken by any person from any Takeover Statute or similarly restrictive provisions of its organizational documents or terminate, amend or waive any provisions of any confidentiality or standstill agreements in place with any third parties;

(n)         other than in prior consultation with Buyer, restructure or materially change its investment securities portfolio or its gap position, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported;

(o)          other than commencement or settlement of foreclosure actions in the ordinary course of business consistent with past practice, commence or settle any claim, action or proceeding where the amount in dispute is in excess of $50,000 or subjecting Seller or any of its Subsidiaries to any material restrictions on its current or future business operations (including the future business and operations of the Surviving Corporation);

(p)          take any action or fail to take any action that is intended or may reasonably be expected to result in any of the conditions to the Merger set forth in Article VII not being satisfied;

29

(q)          implement or adopt any material change in its tax accounting or financial accounting principles, practices or methods, other than as may be required by applicable law, GAAP or regulatory guidelines;

(r)          file or amend any Tax Return other than in the ordinary course of business, make any significant change in any method of Tax or accounting (other than as may be required by applicable law, GAAP or regulatory guidelines), make or change any Tax election or settle or compromise any Tax liability in excess of $50,000;

(s)          except for transactions in the ordinary course of business consistent with past practice, terminate, or waive any material provision of, any Seller Contract or make any change in any instrument or agreement governing the terms of any of its securities, or material lease or contract, other than normal renewals of contracts and leases without material adverse changes of terms;

(t)          take any action that would materially impede or materially delay the ability of the Parties to obtain any necessary approvals of any Regulatory Agency or Governmental Entity required for the transactions, contemplated hereby; or

(u)          agree to take, make any commitment to take, or adopt any resolutions of its board of directors in support of, any of the actions prohibited by this Section 5.2.

5.3           Buyer Forbearances. Except as expressly permitted by this Agreement or with the prior written consent of Seller, during the period from the date of this Agreement to the Effective Time, Buyer shall not, and shall not permit any of its Subsidiaries to, (a) amend, repeal or otherwise modify any provision of the Buyer Articles or the Buyer Bylaws in a manner that would adversely affect the shareholders of Seller or the transactions contemplated by this Agreement; (b) take any action, or knowingly fail to take any action, which action or failure to act is reasonably likely to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code; (c) take any action that is intended or may reasonably be expected to result in any of the conditions to the Merger set forth in Article VII not being satisfied; (d) take any action that would be reasonably expected to prevent, materially impede, materially impact or materially delay the ability of the Parties to obtain any necessary approvals of any Regulatory Agency or any Governmental Entity required for the consummation of the transactions contemplated by this Agreement or cause any other application to a bank Regulatory Agency for approval of a merger to be submitted for filing before the application related to the Merger is approved by such bank Regulatory Agency (except if such bank Regulatory Agency requires in writing a prior submission as a condition to its approval of the application related to the Merger); or (e) agree to take, make any commitment to take, or adopt any resolutions of its board of directors in support of, any of the actions prohibited by this Section 5.3 (it being understood that Buyer’s pursuit, negotiation, and/or consummation of other acquisitions shall not constitute a violation of this Section 5.3).

Article VI

ADDITIONAL AGREEMENTS

6.1          Regulatory Matters.

(a)          Buyer shall promptly prepare and file with the SEC the Form S-4. Buyer shall use its reasonable best efforts to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing. Seller shall promptly prepare and thereafter mail or deliver the Proxy Statement to its shareholders. Buyer shall also use its reasonable best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement, and Seller shall furnish all information concerning Seller and the holders of Seller Common Stock as may be reasonably requested in connection with any such action.

30

(b)          The Parties shall cooperate with each other and use their respective reasonable best efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and Governmental Entities that are necessary or advisable to consummate the transactions contemplated by this Agreement (including the Merger and the Bank Merger), and to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such third parties or Governmental Entities. Seller and Buyer shall have the right to review in advance, and, to the extent practicable, each will consult the other on, in each case subject to applicable laws relating to the confidentiality of information, all the information relating to Seller or Buyer, as the case may be, and any of their respective Subsidiaries, that appears in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the Parties shall act reasonably and as promptly as practicable. The Parties shall consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each Party will keep the other apprised of the status of matters relating to completion of the transactions contemplated by this Agreement. Notwithstanding the foregoing, nothing contained herein shall be deemed to require Buyer to take any action, or commit to take any action, or agree to any condition or restriction, in connection with obtaining the foregoing permits, consents, approvals and authorizations of third parties or Governmental Entities, that would reasonably be expected to have a Material Adverse Effect (measured on a scale relative to Seller) on either Buyer or Seller (a “Materially Burdensome Regulatory Condition”).

(c)          Each of Buyer and Seller shall, upon request, furnish to the other all information concerning itself, its Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement, the Form S-4 or any other statement, filing, notice or application made by or on behalf of Buyer, Seller or any of their respective Subsidiaries to any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement.

(d)          Each of Buyer and Seller shall promptly advise the other upon receiving any communication from any Governmental Entity the consent or approval of which is required for consummation of the transactions contemplated by this Agreement that causes such Party to believe that there is a reasonable likelihood that any Buyer Requisite Regulatory Approval or Seller Requisite Regulatory Approval, respectively, will not be obtained or that the receipt of any such approval may be materially delayed or subject to a Materially Burdensome Regulatory Condition.

6.2          Access to Information; Confidentiality.

(a)          Upon reasonable notice and subject to applicable laws relating to the confidentiality of information, each of Seller and Buyer shall, and shall cause each of its Subsidiaries to, afford to the officers, employees, accountants, counsel, advisors, agents and other representatives of the other Party, reasonable access, during normal business hours during the period before the Effective Time, to all its properties, books, contracts, commitments and records, and, during such period, such Party shall, and shall cause its Subsidiaries to, make available to the other Party (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal securities laws or federal or state banking or insurance laws (other than reports or documents that such Party is not permitted to disclose under applicable law) and (ii) all other information concerning its business, properties and personnel as the other Party may reasonably request (in the case of a request by Seller, information concerning Buyer that is reasonably related to the prospective value of Buyer Common Stock or to Buyer’s ability to consummate the transactions contemplated hereby). Neither Seller nor Buyer, nor any of their Subsidiaries, shall be required to provide access to or to disclose information where such access or disclosure would jeopardize the attorney-client privilege of such Party or its Subsidiaries or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into before the date of this Agreement. The Parties shall make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

31

(b)          Each Party shall, and shall cause its respective agents and representatives to, maintain in confidence all information received from the other Party (other than disclosure to that Party’s agents and representatives in connection with the evaluation and consummation of the Merger) in connection with this Agreement or the Merger (including the existence and terms of this Agreement) and use such information solely to evaluate the Merger, unless (i) such information is already known to the receiving Party or its agents and representatives, (ii) such information is subsequently disclosed to the receiving Party or its agents and representatives by a third party that, to the knowledge of the receiving Party, is not bound by a duty of confidentiality, (iii) such information becomes publicly available through no fault of the receiving Party, (iv) the receiving Party in good faith believes that the use of such information is necessary or appropriate in making any filing or obtaining any consent required for the Merger (in which case the receiving Party shall advise the other party before making the disclosure) or (v) the receiving Party in good faith believes that the furnishing or use of such information is required by or necessary or appropriate in connection with any applicable laws or any listing or trading agreement concerning its publicly traded securities (in which case the receiving Party shall advise the other Party before making the disclosure).

All information and materials provided by Seller pursuant to this Agreement shall be subject to the provisions of the Confidentiality Agreement entered into between Buyer and Seller dated September 28, 2011.

(c)          No investigation by a Party or its representatives shall affect the representations and warranties of the other Party set forth in this Agreement.

6.3           Shareholder Approval.

(a)          Seller shall call a meeting of its shareholders to be held as soon as reasonably practicable after the date hereof for the purpose of obtaining the requisite shareholder approval required in connection with the Merger (including any meeting that occurs after any adjournment or postponement, the “Seller Shareholder Meeting”), on substantially the terms and conditions set forth in this Agreement, and shall use its reasonable best efforts to cause such meeting to occur as soon as reasonably practicable. Except to the extent provided otherwise in Section 6.9(b), the Seller Board shall use its reasonable best efforts to obtain from its shareholders the shareholder vote approving the Merger, on substantially the terms and conditions set forth in this Agreement, required to consummate the transactions contemplated by this Agreement. Seller shall submit this Agreement, including the plan of merger contained herein, to its shareholders at the Seller Shareholder Meeting even if the Seller Board shall have withdrawn, modified or qualified its recommendation. The Seller Board has adopted resolutions approving the Merger, on substantially the terms and conditions set forth in this Agreement, and directing that the Merger, on such terms and conditions, be submitted to Seller’s shareholders for their consideration.

32

(b)          Each of Buyer and Seller shall, and shall cause its respective Subsidiaries to, use their reasonable best efforts (i) to take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal requirements that may be imposed on such Party or its Subsidiaries with respect to the Merger and, subject to the conditions set forth in Article VII, to consummate the transactions contemplated by this Agreement, and (ii) to obtain (and to cooperate with the other Party to obtain) any material consent, authorization, order or approval of, or any exemption by, any Governmental Entity and any other third party that is required to be obtained by Seller or Buyer or any of their respective Subsidiaries in connection with the Merger and the other transactions contemplated by this Agreement.

6.4           The Nasdaq Global Market Listing. Buyer shall cause the shares of Buyer Common Stock to be issued in the Merger to be approved for listing on The Nasdaq Global Market, subject to official notice of issuance, before the Effective Time.

6.5           Employee Matters.

(a)          All individuals employed by, or on an authorized leave of absence from, Seller or any of its Subsidiaries immediately before the Effective Time (collectively, the “Covered Employees”) shall automatically become employees of Buyer and its affiliates as of the Effective Time. Immediately following the Effective Time, Buyer shall, or shall cause its applicable Subsidiaries to, provide to those Covered Employees employee benefits, rates of base salary or hourly wage and annual bonus opportunities that are substantially similar, in the aggregate, to the aggregate rates of base salary or hourly wage and the aggregate employee benefits and annual bonus opportunities provided to such Covered Employees under the Seller Benefit Plans as in effect immediately before the Effective Time; provided, however, that, notwithstanding the foregoing, nothing contained herein shall (i) be treated as an amendment of any particular Seller Benefit Plan, (ii) give any third party any right to enforce the provisions of this Section 6.5, (iii) limit the right of Buyer or any of its Subsidiaries to terminate the employment of any Covered Employee at any time or require Buyer or any of its Subsidiaries to provide any such employee benefits, rates of base salary or hourly wage or annual bonus opportunities for any period following any such termination or (iv) obligate Seller, Buyer or any of their respective Subsidiaries to (A) maintain any particular Seller Benefit Plan or (B) retain the employment of any particular Covered Employee.

(b)          If a Covered Employee who does not have an employment, change-of-control or severance agreement with Seller or any of its Subsidiaries (i) is terminated by Buyer or any of its Subsidiaries due to a permanent or indefinite reduction in staff resulting in job elimination, reduction of a position (including a position that had been held at Seller or any of its Subsidiaries) as the result of an organizational or business restructuring or the integration of Seller or any of its Subsidiaries with Buyer or any of its Subsidiaries, discontinuance of an operation, relocation of all or a part of Buyer’s or its Subsidiaries’ business, sale of an operation to another company, or sale or other change in ownership of all or a part of Buyer’s or its Subsidiaries’ business or (ii) voluntarily resigns after being notified that, as a condition of employment, such Covered Employee’s base salary will be materially decreased, in any case or both cases, during the period beginning at the Effective Time and ending three months following the Effective Time, such Covered Employee shall be entitled to receive severance payments equal to (after providing customary releases) three months of severance pay, regardless of employee classification.

Seller shall, and shall cause its Subsidiaries to, take whatever action is necessary to terminate any and all other severance arrangements and to ensure that it and Buyer have no other liability for any other severance payments (other than as set forth in this Section 6.5(b) and agreements disclosed in Section 3.11(i) of the Seller Disclosure Schedule). Seller shall cooperate with Buyer to effectuate the foregoing, including Buyer’s compliance with the Worker Adjustment Retraining and Notification Act or any similar state or local law.

33

Nothing contained in this Section 6.5(b) shall be construed or interpreted to limit or modify in any way Buyer’s at-will employment policy. In addition, in no event shall severance pay payable under this Section 6.5(b) to any Covered Employee who does not have an employment, change-in-control or severance agreement with Buyer be taken into account in determining the amount of any other benefit (including an individual’s benefit under any retirement plan, SERP or agreement). If, by reason of the controlling plan document, controlling law or otherwise, severance pay is taken into account in determining any other benefit, the severance pay otherwise payable shall be reduced by the present value of the additional benefit determined under other benefit plans attributable to the severance pay.

(c)          If Buyer so requests (which request shall be made no less than 15 days before the Effective Time), Seller shall take any and all actions required (including the adoption of resolutions by its Board of Directors) to amend, freeze and/or terminate any or all Seller Benefit Plans (excluding the Seller Stock Plans) immediately before the Effective Time, and, if requested by Buyer, to implement any such actions.

(d)          Seller shall provide to Buyer at least 15 days before the Effective Time, documentation that shows that the requirements of ERISA, the Code or other applicable laws are met by or with respect to each Seller Benefit Plan subject to such requirements as to the plan’s latest three plan years that have ended before the date of this Agreement.

(e)          Prior to the Effective Time, Donald R. Draughon shall have entered into an employment agreement with Buyer and Buyer Bank, which shall become effective only upon consummation of the Merger at the Effective Time.

6.6           Indemnification; Directors’ and Officers’ Insurance.

(a)          In the event of any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal or administrative (a “Claim”), including any such Claim in which any individual who is now, or has been at any time before the date of this Agreement, or who becomes before the Effective Time, a director, officer or employee of Seller or any of its Subsidiaries or who is or was serving at the request of Seller or any of its Subsidiaries as a director, officer or employee of another person (the “Indemnified Parties”), is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that he is or was a director, officer or employee of Seller or any of its Subsidiaries before the Effective Time or (ii) this Agreement or any of the transactions contemplated by this Agreement, whether asserted or arising before or after the Effective Time, the Parties shall cooperate and use their best efforts to defend against and respond thereto. All rights to indemnification and exculpation from liabilities for acts or omissions occurring at or before the Effective Time now existing in favor of any Indemnified Party as provided in their respective articles of incorporation or bylaws (or comparable organizational documents), and any existing indemnification agreements set forth on Section 6.6(a) of the Seller Disclosure Schedule, shall survive the Merger and shall continue in full force and effect in accordance with their terms, and shall not be amended, repealed or otherwise modified after the Effective Time in any manner that would adversely affect the rights thereunder of such individuals for acts or omissions occurring at or before the Effective Time or taken at the request of Buyer pursuant to Section 6.7, it being understood that nothing in this sentence shall require any amendment to the articles of incorporation or bylaws of the Surviving Corporation.

(b)          From and after the Effective Time, the Surviving Corporation shall, to the fullest extent permitted by applicable law, indemnify, defend and hold harmless, and provide advancement of reasonable expenses to, each Indemnified Party against all losses, claims, damages, costs, expenses, liabilities or judgments or amounts that are paid in settlement of or in connection with any Claim based in whole or in part on or arising in whole or in part out of the fact that such person is or was a director, officer or employee of Seller or any Subsidiary of Seller, and pertaining to any matter existing or occurring, or any acts or omissions occurring, at or before the Effective Time, whether asserted or claimed before, or at or after, the Effective Time (including matters, acts or omissions occurring in connection with the approval of this Agreement and the consummation of the transactions contemplated hereby) or taken at the request of Buyer pursuant to Section 6.7.

34

(c)          Buyer shall cause the individuals serving as officers and directors of Seller or any of its Subsidiaries immediately before the Effective Time to be covered for a period of six years from the Effective Time by the directors’ and officers’ liability insurance policy maintained by Seller (provided that Buyer may substitute therefor policies of at least the same coverage and amounts containing terms and conditions that are not less advantageous to such officers and directors than such policy) with respect to acts or omissions occurring before the Effective Time that were committed by such officers and directors in their capacity as such; provided that in no event shall Buyer be required to expend annually in the aggregate an amount in excess of 150% of the annual premiums currently paid by Seller (which current amount is set forth on Section 6.6(c) of the Seller Disclosure Schedule) for such insurance (the “Insurance Amount”), and provided, further, that if Buyer is unable to maintain such policy (or such substitute policy) as a result of the preceding proviso, Buyer shall obtain as much comparable insurance as is available for the Insurance Amount.

(d)          The provisions of this Section 6.6 shall survive the Effective Time and are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives.

6.7           Additional Agreements. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement (including any merger between a Subsidiary of Buyer, on the one hand, and a Subsidiary of Seller, on the other) or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of either Party to the Merger, the proper officers and directors of each Party and their respective Subsidiaries shall take all such necessary action as may be reasonably requested by Buyer.

6.8           Advice of Changes. Each of Buyer and Seller shall promptly advise the other of any change or event (a) having or reasonably likely to have a Material Adverse Effect on it or (b) that it believes would or would be reasonably likely to cause or constitute a material breach of any of its representations, warranties or covenants contained in this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the Parties (or remedies with respect thereto) or the conditions to the obligations of the Parties under this Agreement; provided, further, that a failure to comply with this Section 6.8 shall not constitute a breach of this Agreement or the failure of any condition set forth in Article VII to be satisfied unless the underlying Material Adverse Effect or material breach would independently result in the failure of a condition set forth in Article VII to be satisfied.

35

6.9           No Solicitation.

(a)          None of Seller, its Subsidiaries or any officer, director, employee, agent or representative (including any investment banker, financial advisor, attorney, accountant or other retained representative) of Seller or any of its Subsidiaries shall directly or indirectly (i) solicit, initiate, encourage, facilitate (including by way of furnishing information) or take any other action designed to facilitate any inquiries or proposals regarding any merger, share exchange, consolidation, sale of assets, sale of shares of capital stock (including by way of a tender offer) or similar transaction involving Seller or any of its Subsidiaries that, if consummated, would constitute an Alternative Transaction (any of the foregoing inquiries or proposals being referred to herein as an “Alternative Proposal”), (ii) participate in any discussions or negotiations regarding an Alternative Transaction, or (iii) enter into any agreement regarding any Alternative Transaction. Seller shall, and shall cause each of the Subsidiaries and representatives of Seller and its Subsidiaries to, (A) immediately cease and cause to be terminated all existing discussions or negotiations with any person conducted heretofore with respect to any Alternative Proposal, (B) request the prompt return or destruction of all confidential information previously furnished in connection therewith and (C) not terminate, waive, amend, release or modify any provision of any confidentiality or standstill agreement relating to any Alternative Proposal to which it or any of its Subsidiaries is a party, and shall enforce the provisions of any such agreement. Notwithstanding the foregoing, if at any time after the date hereof but before approval of this Agreement by Seller’s shareholders, (1) Seller receives an unsolicited written Alternative Proposal that the Seller Board believes in good faith to be bona fide, (2) such Alternative Proposal was not the result of a violation of this Section 6.9, (3) the Seller Board determines in good faith (after consultation with outside counsel and its financial advisor) that such Alternative Proposal constitutes or is reasonably likely to lead to a Superior Proposal and (4) the Seller Board determines in good faith (after consultation with outside counsel) that the failure to take the actions referred to in clause (x) or (y) below would be reasonably likely to violate its fiduciary duties under applicable law, then Seller may (and may authorize its Subsidiaries and representatives to) (x) furnish nonpublic information regarding Seller and its Subsidiaries to the person making such Alternative Proposal (and its representatives) pursuant to a customary confidentiality agreement containing terms substantially similar to, and no less favorable to Seller than, those contained in the Confidentiality Agreement (provided, that any nonpublic information provided to any person given such access shall have been previously provided to Buyer or shall be provided to Buyer before or concurrently with the time it is provided to such person), and (y) participate in discussions and negotiations with the person making such Alternative Proposal.

(b)          Except as provided otherwise below, neither the Seller Board nor any committee thereof may (i)(A) withdraw (or modify or qualify in any manner adverse to Buyer) or refuse to recommend approval of this Agreement to Seller’s shareholders or (B) adopt, approve, recommend, endorse or otherwise declare advisable the adoption of any Alternative Proposal (each such action set forth in this Section 6.9(b)(i) being referred to as an “Adverse Recommendation Change”), or (ii) cause or permit Seller or any of its Subsidiaries to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other agreement constituting or related to, or that is intended to or is reasonably likely to lead to, any Alternative Proposal (other than a confidentiality agreement permitted by Section 6.9(a)). Notwithstanding the foregoing, at any time before obtaining approval of the Merger by Seller’s shareholders, the Seller Board may, if the Seller Board determines in good faith (after consultation with outside counsel) that the failure to do so would be reasonably likely to violate its fiduciary duties under applicable law, taking into account all adjustments to the terms of this Agreement that may be offered by Buyer under this Section 6.9(b), make an Adverse Recommendation Change; provided, that Seller may not make any Adverse Recommendation Change in response to an Alternative Proposal unless (x) Seller shall not have breached this Section 6.9 in any respect and (y):

(i)          The Seller Board determines in good faith (after consultation with outside counsel and its financial advisor) that such Alternative Proposal is a Superior Proposal and such Superior Proposal has been made and has not been withdrawn and continues to be a Superior Proposal after taking into account all adjustments to the terms of this Agreement that may be offered by Buyer under this Section 6.9(b);

(ii)         Seller has given Buyer at least seven days’ prior written notice of its intention to take such action (which notice shall specify the material terms and conditions of any such Superior Proposal (including the identity of the party making such Superior Proposal) and has contemporaneously provided an unredacted copy of the relevant proposed transaction agreements with the person making such Superior Proposal; and

36

(iii)        Before effecting such Adverse Recommendation Change, Seller has negotiated, and has caused its representatives to negotiate, in good faith with Buyer during such notice period to the extent Buyer wishes to negotiate, to enable Buyer to revise the terms of this Agreement such that it would cause such Superior Proposal to no longer constitute a Superior Proposal.

In the event of any material change to the terms of such Superior Proposal, Seller shall, in each case, be required to deliver to Buyer a new written notice, the notice period shall have recommenced and Seller shall be required to comply with its obligations under this Section 6.9 with respect to such new written notice.

(c)          In addition to the obligations of Seller under Sections 6.9(a) and (b), Seller shall notify Buyer promptly (but in no event later than 24 hours) after receipt of any Alternative Proposal, or any material modification of or material amendment to any Alternative Proposal, or any request for nonpublic information relating to Seller or any of its Subsidiaries or for access to the properties, books or records of Seller or any Subsidiary by any person that informs the Seller Board or any Subsidiary that it is considering making, or has made, an Alternative Proposal. Such notice to Buyer shall be made orally and in writing, and shall indicate the identity of the person making the Alternative Proposal or intending to make or considering making an Alternative Proposal or requesting nonpublic information or access to the books and records of Seller or any Subsidiary, and the material terms of any such Alternative Proposal or modification or amendment to an Alternative Proposal. Seller shall keep Buyer fully informed, on a current basis, of any material changes in the status and any material changes or modifications in the terms of any such Alternative Proposal, indication or request. Seller shall also promptly, and in any event within 24 hours, notify Buyer, orally and in writing, if it enters into discussions or negotiations concerning any Alternative Proposal in accordance with Section 6.9(a).

(d)          As used in this Agreement:

(i)          “Alternative Transaction” means any of (A) a transaction pursuant to which any person (or group of persons) (other than Buyer or its affiliates), directly or indirectly, acquires or would acquire more than 25% of the outstanding shares of Seller Common Stock or outstanding voting power or of any new series or new class of preferred stock that would be entitled to a class or series vote with respect to the Merger, whether from Seller or pursuant to a tender offer or exchange offer or otherwise, (B) a merger, share exchange, consolidation or other business combination involving Seller (other than the Merger), (C) any transaction pursuant to which any person (or group of persons) (other than Buyer or its affiliates) acquires or would acquire control of assets (including for this purpose the outstanding equity securities of Subsidiaries of Seller and securities of the entity surviving any merger or business combination including any of Seller’s Subsidiaries) of Seller, or any of its Subsidiaries representing more than 25% of the assets of Seller and its Subsidiaries, taken as a whole, immediately before such transaction, or (D) any other consolidation, business combination, recapitalization or similar transaction involving Seller or any of its Subsidiaries, other than the transactions contemplated by this Agreement, as a result of which the holders of shares of Seller Common Stock immediately before such transactions do not, in the aggregate, own at least 75% of the outstanding shares of common stock and the outstanding voting power of the surviving or resulting entity in such transaction immediately after the consummation thereof in substantially the same proportion as such holders held the shares of Seller Common Stock immediately before the consummation thereof.

37

(ii)         “Superior Proposal” means any unsolicited bona fide Alternative Proposal that the Seller Board determines in good faith (after consultation with outside counsel and its financial advisor), taking into account all legal, financial, regulatory and other aspects of the proposal and the person (or group of persons) making the proposal (including any break-up fees, expense reimbursement provisions and conditions to consummation), (A) if consummated, would be more favorable to the shareholders of Seller from a financial point of view than the transactions contemplated by this Agreement (including taking into account any adjustment to the terms and conditions proposed by Buyer in response to such proposal under Section 6.9(b) or otherwise) and (B) if accepted, is reasonably likely to be completed on the terms proposed on a timely basis.

(e)          Seller shall ensure that the officers, directors and all employees, agents and representatives (including any investment bankers, financial advisors, attorneys, accountants or other retained representatives) of Seller or its Subsidiaries are aware of the restrictions described in this Section 6.9 as reasonably necessary to avoid violations thereof. It is understood that any violation of the restrictions set forth in this Section 6.9 by any officer, director, employee, agent or representative (including any investment banker, financial advisor, attorney, accountant or other retained representative) of Seller or its Subsidiaries, at the direction or with the consent of Seller or its Subsidiaries, shall be deemed to be a breach of this Section 6.9 by Seller.

(f)          Nothing contained in this Section 6.9 shall prohibit Seller or its Subsidiaries from taking and disclosing to its shareholders a position required by Rule 14e-2(a) or Rule 14d-9 promulgated under the Exchange Act.

6.10         Buyer’s Board. Buyer shall offer one member of the Seller Board (the “Seller Board Director”) a seat as a nonmanagement member on Buyer’s board of directors for a period until Buyer’s next annual meeting following the Effective Date (and shall use all reasonable efforts to arrange for such member to sit for election to a regular term at the next annual meeting of Buyer’s board of directors) and, for a concurrent period of time, a seat as a nonmanagement member on the board of directors of each Buyer Subsidiary the composition of which is the same as Buyer’s then-current board of directors. While such person sits as a director of Buyer, Buyer shall pay the same compensation to such director paid to the other members of Buyer’s board of directors (exclusive of any stock or option awards made to members of such board before the Effective Date). The other members of the Seller Board shall each become “Director Emeritus” of Buyer as such term is defined in Seller’s 2007 Nonstatutory Stock Option Plan. At the time the Seller Board Director no longer serves on the Buyer's Board of Directors for any reason, other than removal for cause, the Seller Board Director shall also be designated as a "Director Emeritus" of the Buyer's Board of Directors.

6.11         Restructuring Efforts. If Seller shall have failed to obtain the requisite vote or votes of its shareholders for the consummation of the transactions contemplated by this Agreement at a duly held meeting of its shareholders or at any adjournment or postponement thereof, then, unless this Agreement shall have been terminated pursuant to its terms, each of the Parties shall in good faith use its reasonable best efforts to negotiate a restructuring of the transaction provided for herein (it being understood that neither Party shall have any obligation to alter or change the amount or kind of the Merger Consideration in a manner adverse to such Party or its shareholders) and to resubmit the transaction to Seller’s shareholders for approval, with the timing of such resubmission to be determined at the request of Buyer.

38

6.12         Reasonable Best Efforts; Cooperation. Each of Seller and Buyer agrees to exercise good faith and use its reasonable best efforts to satisfy the various covenants and conditions to Closing in this Agreement, and to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on its part under this Agreement and applicable law to consummate and make effective the Merger and the other transactions contemplated by this Agreement as soon as reasonably practicable, including preparing and filing as promptly as practicable all documentation to effect all necessary notices, reports and other filings and to obtain as promptly as reasonably practicable all consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any third party and/or any Governmental Entity in order to consummate the Merger or any of the other transactions contemplated by this Agreement.

Article VII
CONDITIONS PRECEDENT

7.1           Conditions to Each Party’s Obligation To Effect the Merger. The respective obligations of the Parties to effect the Merger shall be subject to the satisfaction at or before the Effective Time of the following conditions:

(a)          Shareholder Approval. The Merger, on substantially the terms and conditions set forth in this Agreement, shall have been approved by the requisite affirmative vote of the holders of Seller Common Stock entitled to vote thereon.

(b)          The Nasdaq Global Market Listing. The shares of Buyer Common Stock to be issued to the holders of Seller Common Stock upon consummation of the Merger shall have been authorized for listing on The Nasdaq Global Market, subject to official notice of issuance.

(c)          Form S-4. The Form S-4 shall have become effective under the Securities Act, no stop order suspending the effectiveness of the Form S-4 shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC.

(d)          No Injunctions or Restraints; Illegality. No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition (an “Injunction”) preventing the consummation of the Merger or any of the other transactions contemplated by this Agreement shall be in effect. No statute, rule, regulation, order, Injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Entity that prohibits or makes illegal consummation of the Merger.

(e)          Employment Agreement. The employment agreement with Donald R. Draughon referenced in Section 6.5(e) shall have become effective.

7.2           Conditions to Obligations of Buyer. The obligation of Buyer to effect the Merger is also subject to the satisfaction, or waiver by Buyer, at or before the Effective Time, of the following conditions:

(a)          Representations and Warranties. Subject to the standard set forth in Section 9.2, the representations and warranties of Seller set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct as of such date), and Buyer shall have received a certificate signed on behalf of Seller by the Chief Executive Officer of Seller to the foregoing effect.

(b)          Performance of Obligations of Seller. Seller shall have performed in all material respects all obligations required to be performed by it under this Agreement at or before the Effective Time; and Buyer shall have received a certificate signed on behalf of Seller by the Chief Executive Officer of Seller to such effect.

39

(c)          Federal Tax Opinion. Buyer shall have received the opinion of its counsel, Womble Carlyle Sandridge & Rice, LLP, in form and substance reasonably satisfactory to Buyer, dated the Closing Date, substantially to the effect that, on the basis of facts, representations and assumptions set forth in such opinion that are consistent with the state of facts existing at the Effective Time, the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code. In rendering such opinion, the counsel may require and rely upon customary representations contained in certificates of officers of Seller and Buyer.

(d)          Regulatory Approvals. All regulatory approvals set forth in Section 4.4 required to consummate the transactions contemplated by this Agreement, including the Merger, shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired (all such approvals and the expiration of all such waiting periods being referred to as the “Buyer Requisite Regulatory Approvals”), and no such regulatory approval shall have resulted in the imposition of any Materially Burdensome Regulatory Condition.

(e)          Support Agreements. Each member of the Seller Board shall have executed and delivered to Buyer a Support Agreement in the form attached as Exhibit B.

(f)          Noncompete Agreements. Each member of the Seller Board shall have executed and delivered a noncompete agreement in the form attached as Exhibit C.

(g)          Resignations. The directors of Seller and its Subsidiaries immediately before the Effective Time shall have submitted their resignations to be effective as of the Effective Time.

(h)          Classified Assets. Classified Assets shall not exceed $20.0 million as of the Effective Time; for the purposes of this Section 7.2(i), “Classified Assets” means loans or other assets characterized as “Substandard”, “Doubtful”, “Loss” or words of similar import and “Other Real Estate Owned”, all as reflected in the books and records of Seller and Seller Bank, prepared in a manner consistent with past practice, with the preparation of the Seller Financial Statements and with Seller’s or Seller Bank’s written policies in effect as of the date of this Agreement; and three calendar days before the Closing Date, Seller shall provide Buyer with a schedule reporting Classified Assets, including “Other Real Estate Owned”, as of such time.

7.3           Conditions to Obligations of Seller. The obligation of Seller to effect the Merger is also subject to the satisfaction or waiver by Seller at or before the Effective Time of the following conditions:

(a)          Representations and Warranties. Subject to the standard set forth in Section 9.2, the representations and warranties of Buyer set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct as of such date), and Seller shall have received a certificate signed on behalf of Buyer by the Chief Executive Officer or the Chief Financial Officer of Buyer to the foregoing effect.

(b)          Performance of Obligations of Buyer. Buyer shall have performed in all material respects all obligations required to be performed by it under this Agreement at or before the Effective Time, and Seller shall have received a certificate signed on behalf of Buyer by the Chief Executive Officer or the Chief Financial Officer of Buyer to such effect.

40

(c)          Federal Tax Opinion. Seller shall have received the opinion of its counsel, Gaeta & Eveson, P.A., in form and substance reasonably satisfactory to Seller, dated the Closing Date, substantially to the effect that, on the basis of facts, representations and assumptions set forth in such opinion that are consistent with the state of facts existing at the Effective Time, (i) the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code and (ii) no gain or loss will be recognized by any of the holders of Seller Common Stock in the Merger. In rendering such opinion, counsel may require and rely upon customary representations contained in certificates of officers of Seller and Buyer.

(d)          Regulatory Approvals. All regulatory approvals set forth in Section 3.4 required to consummate the transactions contemplated by this Agreement, including the Merger, shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired (all such approvals and the expiration of all such waiting periods being referred to as the “Seller Requisite Regulatory Approvals”).

(e)          Severance Payments. The executive officers of Seller listed on Exhibit D to this Agreement shall be entitled to receive severance payments as set forth on Exhibit D, subject to receipt by Buyer of mutually acceptable release agreements to be received at the Effective Time.

(f)          Buyer Book Value Per Share. On the last day of the month preceding the month in which the Effective Time occurs, the tangible book value per share of the Buyer Common Stock, as determined in accordance with GAAP, shall equal or exceed $7.50.

Article VIII
TERMINATION AND AMENDMENT

8.1           Termination. This Agreement may be terminated at any time before the Effective Time, whether before or after approval of the matters presented in connection with the Merger by the shareholders of Seller or Buyer:

(a)          Mutual Consent. By mutual consent of Seller and Buyer in a written instrument, if the board of directors of each of Seller and Buyer so determines by a vote of the majority of the members of its entire board of directors;

(b)          No Regulatory Approval. By either Seller or Buyer, if any Governmental Entity that must grant a Buyer Requisite Regulatory Approval or a Seller Requisite Regulatory Approval has denied approval of the Merger and such denial has become final and nonappealable or any Governmental Entity of competent jurisdiction shall have issued a final and nonappealable order permanently enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement;

(c)          Delay. By either Seller or Buyer, if the Merger shall not have been consummated on or before June 30, 2012, unless the failure of the Closing to occur by such date shall be due to the failure of the Party seeking to terminate this Agreement to perform or observe the covenants and agreements of such Party set forth in this Agreement;

(d)          Material Breach of Representation, Warranty or Covenant. By either Buyer or Seller (provided that the terminating Party is not then in material breach of any representation, warranty, covenant or other agreement contained in this Agreement), if there shall have been a breach of any of the covenants or agreements or any of the representations or warranties set forth in this Agreement on the part of Seller, in the case of a termination by Buyer, or Buyer, in the case of a termination by Seller, which breach, either individually or in the aggregate, would result in, if occurring or continuing on the Closing Date, the failure of the conditions set forth in Section 7.2 or 7.3, as the case may be, and which is not cured within 45 days following written notice to the Party committing such breach or by its nature or timing cannot be cured within such time period; or

41

(e)          Failure to Recommend. By Buyer, if the Seller Board shall have (i) failed to recommend in the Proxy Statement, without modification or qualification, the approval and adoption of this Agreement or (ii) in a manner adverse to Buyer, (A) withdrawn, modified or qualified, or proposed to withdraw, modify or qualify, the recommendation by the Seller Board of this Agreement and/or the Merger to Seller’s shareholders, (B) taken any public action or made any public statement in connection with the meeting of Seller shareholders to be held pursuant to Section 6.3 inconsistent with such recommendation or (C) recommended any Alternative Proposal (or, in the case of clause (ii), resolved to take any such action), whether or not permitted by the terms hereof.

The Party desiring to terminate this Agreement pursuant to any clause of this Section 8.1 (other than clause (a)) shall give written notice of such termination to the other Party in accordance with Section 9.4, specifying the provision or provisions hereof pursuant to which such termination is effected.

8.2           Effect of Termination. If either Seller or Buyer terminates this Agreement as provided in Section 8.1, this Agreement shall forthwith become void and have no effect, and none of Seller, Buyer, any of their respective Subsidiaries or any of the officers or directors of any of them shall have any liability of any nature whatsoever under this Agreement, or in connection with the transactions contemplated by this Agreement, except that (i) Sections 6.2(b), 8.2, 8.3, 9.4, 9.7, 9.8 and 9.9 shall survive any termination of this Agreement and (ii) neither Seller nor Buyer shall be relieved or released from any liabilities or damages arising out of its willful breach of any provision of this Agreement.

8.3           Fees and Expenses.

(a)          Except as set forth in Section 8.3(b), and except with respect to costs and expenses of printing and mailing the Proxy Statement and all filing and other fees paid to the SEC in connection with the Merger, which shall be borne equally by Seller and Buyer, all fees and expenses incurred in connection with the Merger, this Agreement and the transactions contemplated by this Agreement shall be paid by the Party incurring such fees or expenses, whether or not the Merger is consummated.

(b)          Seller shall pay to Buyer a termination fee in the amount of $625,000 (the “Termination Fee”) and the Expense Reimbursement in immediately available federal funds if:

(i)          (A) this Agreement is terminated by Buyer pursuant to Section 8.1(d) or 8.1(e); and (B)(1) before such termination, an Alternative Transaction with respect to Seller was commenced, publicly proposed or publicly disclosed (or an Alternative Proposal was received); and (2) within 12 months after such termination, (x) Seller shall have entered into a definitive agreement relating to an Alternative Transaction or (y) any Alternative Transaction shall have been consummated; or

(ii)         after receiving an Alternative Proposal, (A) the Seller Board does not take action to convene the Seller Shareholder Meeting and/or recommend that Seller shareholders adopt this Agreement and (B) within 12 months after such receipt of such Alternative Proposal, (1) Seller shall have entered into a definitive agreement relating to an Alternative Transaction or (2) any Alternative Transaction shall have been consummated; provided, however, that Buyer shall not be entitled to the Termination Fee and the Expense Reimbursement pursuant to this Section 8.3(b) if:

42

(A)         this Agreement shall have been terminated pursuant to Section 8.1(a) or Section 8.1(b); or

(B)         Seller shall have terminated this Agreement pursuant to Section 8.1(d).

(iii)        The Termination Fee and the Expense Reimbursement must be paid no later than two business days following the event that triggers such payment described in Section 8.3(b)(i) or (ii). Upon payment of the Termination Fee and the Expense Reimbursement, Seller shall have no further liability to Buyer at law or in equity with respect to such termination or any other provision of this Agreement, or with respect to Seller Board’s failure to take action to convene the Seller Shareholder Meeting and/or recommend that Seller shareholders adopt this Agreement. “Expense Reimbursement” means an amount in cash of up to $500,000 in respect of Buyer’s documented out-of-pocket legal and due diligence expenses incurred in connection with the transactions contemplated by this Agreement (net of any amounts otherwise previously paid pursuant to Section 8.3(a)). The payment of the Expense Reimbursement shall be in lieu of any other agreement between Buyer and Seller with respect to the payment of Buyer’s expenses entered into before the date hereof.

(c)          Seller acknowledges that the agreements contained in this Section 8.3 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, Buyer would not enter into this Agreement. Accordingly, if Seller fails to pay timely any amount due pursuant to this Section 8.3 and, in order to obtain such payment, Buyer commences a suit that results in a final, nonappealable judgment against Seller for the amount payable to Buyer pursuant to this Section 8.3, Seller shall pay to Buyer its out-of-pocket costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such suit, together with interest on the Termination Fee and the Expense Reimbursement and such costs and expenses at the prime rate (as published in The Wall Street Journal on the date of termination) plus 2%.

8.4           Amendment. This Agreement may be amended by the Parties, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the shareholders of Seller; provided, however, that after any approval of the transactions contemplated by this Agreement by the shareholders of Seller, there may not be, without further approval of such shareholders, any amendment of this Agreement that (a) alters or changes the amount or the form of the Merger Consideration to be delivered under this Agreement to the holders of Seller Common Stock, if such alteration or change would adversely affect the holders of any security of Seller, (b) alters or changes any term of the articles of incorporation of the Surviving Corporation, if such alteration or change would adversely affect the holders of any security of Seller, or (c) alters or changes any of the terms and conditions of this Agreement if such alteration or change would adversely affect the holders of any securities of Seller, in each case other than as contemplated by this Agreement. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties.

8.5           Extension; Waiver. At any time before the Effective Time, the Parties, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other Party, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or (c) waive compliance with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such Party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

43

Article IX

GENERAL PROVISIONS

9.1           Closing. On the terms and subject to conditions set forth in this Agreement, the closing of the Merger (the “Closing”) shall take place at 10:00 a.m. on a date and at a place to be specified by the Parties, which date shall be no later than five business days after the satisfaction or waiver (subject to applicable law) of the latest to occur of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied or waived at the Closing), unless extended by mutual agreement of the Parties (the “Closing Date”). If the conditions set forth in Article VII are satisfied or waived during the two weeks immediately before the end of a fiscal quarter of Buyer, then Buyer may postpone the Closing until the first full week after the end of that fiscal quarter.

9.2           Standard. No representation or warranty of Seller contained in Article III or of Buyer contained in Article IV shall be deemed untrue or incorrect for any purpose under this Agreement, and no Party shall be deemed to have breached a representation or warranty for any purpose under this Agreement, in any case as a consequence of the existence or absence of any fact, circumstance or event unless such fact, circumstance or event, individually or when taken together with all other facts, circumstances or events inconsistent with any representations or warranties contained in Article III, in the case of Seller, or Article IV, in the case of Buyer, has had or would be reasonably likely to have a Material Adverse Effect with respect to Seller or Buyer, respectively (disregarding for purposes of this Section 9.2 any materiality or Material Adverse Effect qualification contained in any representations or warranties). Notwithstanding the immediately preceding sentence, the representations and warranties contained in (x) Section 3.2(a), Section 3.2(d) and Section 3.3 shall be deemed untrue and incorrect if not true and correct in all respects, (y) Sections 3.2(b), 3.3(a), 3.3(b)(i) and 3.7, in the case of Seller, and Sections 4.2, 4.3(a), 4.3(b)(i) and 4.7, in the case of Buyer, shall be deemed untrue and incorrect if not true and correct in all material respects and (z) Section 3.8(a), in the case of Seller, and Section 4.8(a), in the case of Buyer, shall be deemed untrue and incorrect if not true and correct in all respects.

9.3           Nonsurvival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and agreements set forth in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for Section 6.7 and for those other covenants and agreements contained in this Agreement that by their terms apply or are to be performed in whole or in part after the Effective Time.

9.4           Notices. All notices and other communications in connection with this Agreement shall be in writing and shall be deemed given if delivered personally, sent via facsimile (with confirmation), mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

(a)          (a) if to Seller, to:

KeySource Financial, Inc.

280 South Mangum Street, Suite 140

Durham, NC 27701

Attention: Donald R. Draughon, Jr., President and Chief Executive Officer

E-mail: ddraughon@keysourcebank.com

44

with a copy to:

Gaeta & Eveson, P.A.

700 Spring Forest Road, Suite 335

Raleigh, NC  27609

Attention: Anthony Gaeta, Jr.

Email: tonygaeta@banklawnc.com

and

(b) if to Buyer, to:

BNC Bancorp

1226 Eastchester Drive

High Point, NC 27265

Attention: W. Swope Montgomery, Jr., President and Chief Executive Officer

Email: smontgomery@bankofnc.com

with a copy to:

Womble Carlyle Sandridge & Rice, LLP

271 17th Street, NW, Suite 2400

Atlanta, GA 30363

Attention: Richard T. Hills

Email: rhills@wcsr.com

9.5           Interpretation. When a reference is made in this Agreement to Articles, Sections, Exhibits or Schedules, such reference shall be to an Article or Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The Seller Disclosure Schedule and the Buyer Disclosure Schedule, as well as all other Schedules and all Exhibits hereto, shall be deemed part of this Agreement and included in any reference to this Agreement. This Agreement shall not be interpreted or construed to require any person to take any action, or fail to take any action, if to do so would violate any applicable law. For purposes of this Agreement, (a) “person” means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity (including its permitted successors and assigns) and (b) “knowledge” of any person that is not an individual means the actual knowledge (without investigation) of such person’s directors and senior executive officers.

9.6           Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the Parties and delivered to the other Party, it being understood that each Party need not sign the same counterpart.

9.7           Entire Agreement. This Agreement (including the Disclosure Schedules and Exhibits hereto and the other documents and the instruments referred to in this Agreement), together with the Confidentiality Agreement, constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the Parties with respect to the subject matter of this Agreement, other than the Confidentiality Agreement.

45

9.8           Governing Law; Jurisdiction. This Agreement shall be governed and construed in accordance with the internal laws of the State of North Carolina applicable to contracts made and wholly performed within such state, without regard to any applicable conflicts-of-law principles. The Parties agree that any suit, action or proceeding brought by either Party to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in any federal or state court located in Greensboro, North Carolina. Each of the Parties submits to the jurisdiction of any such court in any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of, or in connection with, this Agreement or the transactions contemplated hereby and hereby irrevocably waives the benefit of jurisdiction derived from present or future domicile or otherwise in such action or proceeding. Each Party irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

9.9           Publicity. Neither Seller nor Buyer shall, and neither Seller nor Buyer shall permit any of its Subsidiaries or agents to, issue or cause the publication of any press release or other public announcement with respect to the transactions contemplated by this Agreement without the prior consent (which consent shall not be unreasonably withheld) of Buyer, in the case of a proposed announcement by Seller, or Seller, in the case of a proposed announcement by Buyer; provided, however, that either Party may, without the prior consent of the other Party (but after prior consultation with the other Party to the extent practicable under the circumstances) issue or cause the publication of any press release or other public announcement to the extent required by law or by the rules and regulations of The Nasdaq Stock Market.

9.10         Assignment; Third-Party Beneficiaries.

(a)          Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned by either of the Parties (whether by operation of law or otherwise) without the prior written consent of the other Party. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by each of the Parties and their respective successors and assigns. Except as otherwise specifically provided in Section 6.6, this Agreement (including the documents and instruments referred to in this Agreement) is not intended to and does not confer upon any person other than the Parties any rights or remedies under this Agreement.

(b)          No provision in this Agreement modifies or amends or creates any employee benefit plan, program or document (“Benefit Plan”) unless this Agreement explicitly states that the provision “amends” or “creates” that Benefit Plan, and no third party shall be entitled to enforce any provision of this Agreement on the grounds that it is an amendment to, or a creation of, a Benefit Plan, unless that provision explicitly states that such enforcement rights are being conferred. This provision shall not prevent the Parties to this Agreement from enforcing any provision of this Agreement. If a person not entitled to enforce this Agreement brings a lawsuit or other action to enforce any provision in this Agreement as an amendment to, or creation of a Benefit Plan, and that provision is construed to be such an amendment or creation despite not being explicitly designated as one in this Agreement, that provision shall lapse retroactively, thereby precluding it from having any effect.

9.11         Enforcement. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, each of the Parties shall be entitled to specific performance of the terms hereof, including an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which such Party is entitled at law or in equity. Each of the Parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any law to post security as a prerequisite to obtaining equitable relief.

[Signature Page Follows]

46

IN WITNESS WHEREOF, Seller and Buyer have caused this Agreement to be executed by their respective duly authorized officers as of the date first above written.

BNC BANCORP

By:	/s/ Richard D. Callicutt II
	Name:	Richard D. Callicutt II
	Title:	Executive Vice President/Chief Operating Officer

KEYSOURCE FINANCIAL, INC.

By:	/s/ Donald R. Draughon, Jr.
	Name:	Donald R. Draughon Jr.
	Title:	CEO

47

Disclosure Schedules and certain exhibits are not filed herewith pursuant to 601(b)(2) of Regulation S-K. The Company will supplementally provide a copy of such schedules or exhibits to the Commission upon request.

48

Exhibit A

Plan of Bank Merger

EXHIBIT B

SUPPORT AGREEMENT

December __, 2011

BNC Bancorp

1226 Eastchester Drive

High Point, NC 27265

Ladies and Gentlemen:

The undersigned is a director of KeySource Financial, Inc, a North Carolina corporation (“Seller”), and the beneficial holder of shares of common stock of Seller (the “Seller Common Stock”).

BNC Bancorp, a North Carolina corporation (“Buyer”), and Seller are considering the execution of an Agreement and Plan of Merger (the “Agreement”) contemplating the acquisition of Seller through the merger of Seller with and into Buyer (the “Merger”). The consummation of the Merger pursuant to the Agreement by Buyer is subject to the execution and delivery of this letter agreement.

In consideration of the substantial expenses that Buyer will incur in connection with the transactions contemplated by the Agreement and to induce Buyer to consummate the transactions contemplated by the Agreement and to proceed to incur such expenses, the undersigned agrees and undertakes, in his or her capacity as a shareholder of Seller, and not in his or her capacity as a director or officer of Seller, as follows:

1.          While this letter agreement is in effect, the undersigned shall not, directly or indirectly, except with the prior approval of Buyer, which approval shall not be unreasonably withheld, (a) sell or otherwise dispose of or encumber (other than in connection with an ordinary bank loan) before the record date of the meeting of Seller’s shareholders to approve the Merger (the “Seller Shareholders Meeting”) any or all of his or her shares of Seller Common Stock or (b) deposit any shares of Seller Common Stock into a voting trust or enter into a voting agreement or arrangement with respect to any shares of Seller Common Stock or grant any proxy with respect thereto, other than for the purpose of voting to approve the Agreement and the Merger and matters related thereto.

2.          While this letter agreement is in effect, the undersigned shall vote all of the shares of Seller Common Stock for which the undersigned has sole voting authority and shall use his or her best efforts to cause to be voted all of the shares of Seller Common Stock for which the undersigned has shared voting authority, in either case whether such shares are beneficially owned by the undersigned on the date of this letter agreement or are subsequently acquired: (a) for the approval of the Agreement and the Merger at the Seller Shareholders Meeting; and (b) against any Alternative Transaction (as defined in the Agreement) (other than the Merger).

3.          The undersigned hereby waives any rights of appraisal, or rights to dissent from the Merger, that the undersigned may have.

4.          The undersigned acknowledges and agrees that any remedy at law for breach of the foregoing provisions shall be inadequate and that, in addition to any other relief which may be available, Buyer shall be entitled to temporary and permanent injunctive relief without having to prove actual damages.

5.          The foregoing restrictions shall not apply to shares with respect to which the undersigned may have voting power as a fiduciary for others. In addition, this letter agreement shall only apply to actions taken by the undersigned in his or her capacity as a shareholder of Seller and, if applicable, shall not in any way limit or affect actions the undersigned may take in his or her capacity as a director or officer of Seller.

6.          This letter agreement, and all rights and obligations of the parties hereunder, shall terminate upon the first to occur of (a) the Effective Time (as defined in the Agreement) of the Merger or (b) the date upon which the Merger Agreement is terminated in accordance with its terms, in which event the provisions of this Agreement shall terminate.

7.          As of the date hereof, the undersigned has voting power (sole or shared) with respect to the number of shares of Seller Common Stock set forth below.

IN WITNESS WHEREOF, the undersigned has executed this agreement as of the date first above written.

Very truly yours,

Print Name

Number of shares owned with sole voting authority: _______________

Number of shares owned with shared voting authority: __________

Accepted and agreed to as of
the date first above written:

BNC Bancorp

By: W. Swope Montgomery, Jr.
Its: President and Chief Executive Officer

EXHIBIT C

DIRECTOR’S AGREEMENT

THIS DIRECTOR’S AGREEMENT (this “Agreement”) is entered into by and between BNC Bancorp, a North Carolina corporation (“Buyer”), and the undersigned individual (“Director”). Capitalized terms used but not defined herein shall have the same meanings provided in the Merger Agreement (as defined below).

WHEREAS, Buyer and KeySource Financial, Inc., a North Carolina corporation (“Seller”), are parties to an Agreement and Plan of Merger dated as of December 21, 2011, as the same may be amended or supplemented in accordance with its terms (the “Merger Agreement”);

WHEREAS, Director is a director and shareholder of Seller and is receiving Merger Consideration pursuant to the terms and conditions of the Merger Agreement; and

WHEREAS, as a condition for and an inducement to Buyer to effect the Merger, Director has agreed to enter into and be bound by this Agreement.

IN CONSIDERATION of the premises and for other good and valuable consideration, including, without limitation, the Merger Consideration to be received by Director, the sufficiency and receipt of which are hereby acknowledged, Buyer and Director, intending to be legally bound, agree as follows:

1.            Contingent on Merger. This Agreement shall become effective at the Effective Time of the Merger. If the Merger Agreement is terminated, then this Agreement shall be void ab initio and of no force or effect.

2.            Noncompetition.

(a)          Director covenants and agrees that, during the Restricted Period (as defined below), Director shall not (except as required to carry out Director’s assigned duties with Buyer, if any): (i) engage in any aspect of the Restricted Business (as defined below) within the Prohibited Territory (as defined below); and/or (ii) as an employee, agent, partner, shareholder, member, investor, director, consultant or otherwise assist others to engage in the Restricted Business within the Prohibited Territory. Notwithstanding the preceding, owning the stock or options to acquire stock totaling less than five percent of the outstanding shares in a public company shall not by itself be considered engaging in, or assisting others to engage in, the “Restricted Business.”

(b)          “Restricted Period” means a period of one year following the Effective Time.

(c)          “Restricted Business” means the business that was engaged in by Seller and its Subsidiaries immediately before the Effective Time. Director acknowledges and agrees that Seller and its Subsidiaries were, immediately before the Effective Time, engaged in the business of providing business banking, personal banking, loan and mortgage services and products.

(d)           “Prohibited Territory” means the areas within a twenty-five (25) mile radius of each office maintained by Seller or any of its Subsidiaries immediately before the Effective Time; provided, however, if any such office closes during the Restricted Period, then that office shall no longer be included when determining the Prohibited Territory. Director acknowledges and agrees that Seller and its Subsidiaries were actively engaged in the Restricted Business throughout the Prohibited Territory immediately before the Effective Time.

3.            Noninterference with Customers.

(a)          Director covenants and agrees that, during the Restricted Period, Director shall not, directly or indirectly: (i) solicit, encourage or cause any Restricted Customer (as defined below) to obtain any services or products related to the Restricted Business from any entity other than Buyer or its Subsidiaries; or (ii) sell or provide to any Restricted Customer any services or products related to the Restricted Business, other than on behalf of and for the benefit of Buyer or its Subsidiaries.

(b)          “Restricted Customer” means any person or entity that was a customer of Seller or any of its Subsidiaries at any point during the 90 days preceding the Effective Time and: (i) with whom Director had material contact or communications at any time during the two-year period preceding the Effective Time (the “Look-Back Period”); (ii) for whom Director performed services or whose account Director managed, at any time during the Look-Back Period; or (iii) about whom Director obtained any Confidential Information (as defined below) at any time during the Look-Back Period.

4.            Noninterference with Employees. Director covenants and agrees that, during the Restricted Period, Director shall not, directly or indirectly: (a) solicit or induce any employee of Buyer or its Subsidiaries who was an employee of Seller or any of its Subsidiaries immediately before the Effective Time (each, a “Restricted Employee”) to leave or limit his or her employment relationship with Buyer or its Subsidiaries; or (b) hire any Restricted Employee as an employee or engage any Restricted Employee as an independent contractor.

5.            Confidential Information.

(a)          Director covenants and agrees that, during the Restricted Period: (i) Director shall keep strictly confidential and not disclose to any person not employed by Buyer or its Subsidiaries any Confidential Information; and (ii) Director shall not use personally or for any other person or entity any Confidential Information. However, this provision shall not preclude Director from: (x) the use or disclosure of information known generally to the public (other than information known generally to the public as a result of Director’s violation of this section) or (y) any disclosure required by law or court order so long as Director provides Buyer’s Chief Executive Officer prompt advance written notice of any potential disclosure under this subsection.

(b)          “Confidential Information” means all information not generally known or available in the marketplace that was furnished to, obtained by or created by Director in connection with Director being a director of Seller that could be used to compete against or harm Seller, Buyer or their Subsidiaries. Confidential Information includes, by way of illustration, such information relating to: (i) Seller’s, Buyer’s and their Subsidiaries’ customers, including customer lists, contact information, contractual terms and information regarding products or services provided to such customer; (ii) Seller’s, Buyer’s and their Subsidiaries’ finances, including nonpublic financial statements, balance sheets, sales data, forecasts and cost analyses; (iii) Seller’s, Buyer’s and their Subsidiaries’ plans and projections related to growth, new products and services, and potential sales/acquisitions; and (iv) Seller’s, Buyer’s and their Subsidiaries’ pricing and fee strategies, operating processes, legal affairs, lending and credit information, commission structure, personnel matters, loan portfolios, contracts, services, products and operating results.

6.            Reasonableness and Breach. Director acknowledges that the restrictions herein are fair, reasonable, and necessary for the protection of Buyer and its acquisition of Seller and constitute a material inducement for Buyer to effect the Merger and provide the Merger Consideration. Therefore, Director agrees not to contest the enforceability of this Agreement in any forum. Director further acknowledges and agrees that a breach of any of such obligations and agreements will result in irreparable harm and continuing damage to Buyer for which there will be no adequate remedy at law and further agrees that in the event of any breach of such obligations and agreements, Buyer and its successors and assigns will be entitled to injunctive relief and to such other relief as is proper under the circumstances. Director acknowledges and agrees that the covenants in this Agreement are direct consideration for a sale of a business and should be governed by standards applicable to restrictive covenants entered into in connection with a sale of a business.

7.            Judicial Modification. If a court of competent jurisdiction determines that any provision of this Agreement is invalid or incapable of being enforced, then the parties request that such court modify such provision by “blue-penciling” or otherwise in order to render such provision not invalid or incapable of being enforced and then enforce the provision as modified. The parties further agree that each provision of this Agreement is severable from each other provision of this Agreement.

8.            Assignment. Buyer shall have the right to assign or transfer this Agreement to any affiliated entity or any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise), and Director irrevocably consents to any such assignment or transfer. In the event of such assignment or transfer, “Buyer” shall mean the entity to which this Agreement is so assigned or transferred.

9.            Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of North Carolina without regard to any conflict-of-law rules.

10.          Waiver; Construction. No modification, termination or attempted waiver of any of the provisions of this Agreement shall be binding unless reduced to writing and signed by the parties. This Agreement shall be construed according to a plain reading of its terms and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision in this Agreement.

11.          Entire Agreement. This Agreement (including the recitals, which are hereby incorporated by reference) and the Merger Agreement constitute the entire agreement among the parties pertaining to the subject matters contained herein.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned hereto sets his or her hand as of the date set forth below.

DIRECTOR

Date:
[NAME]

BUYER

BNC Bancorp

By:
Name:
Title:

Exhibit D

Executive Severance Payments

Donald Draughon

One times salary payment upfront (to be paid prior to closing by Seller).

Three year employment agrement:

•	Director of Investment Banking

•	$750 monthly car allowance

•	Dues paid at Treyburn Country Club

•	Base salary may be inceased, but not decreased during term three-year term

•	$150,000 loan forgivable over 3 years from the date of closing. One-third of the loan is forgiven at each of the first three anniversary dates. Loan is forgiven for termination without cause.

•	Receipt of $250,000 if either of these occurs:

o	Change of Control occurs and Don’s employment is eliminated for any reason, other than for cause.

o	During the term of the agreement, employment is terminated without cause.

Eddie Blount and Roy Haga

One times salary payment upfront (to be paid prior to closing by Seller)

$75,000 loan forgivable over 3 years from the date of closing. One-third of the loan is forgiven at each of the first three anniversary dates. Loan is forgiven for termination without cause.

Scott McLean

One times salary payment upfront (to be paid prior to closing by Seller).

$87,500 loan forgivable over 3 years from the date of closing. One-third of the loan is forgiven at each of the first three anniversary dates. Loan is forgiven for termination without cause.

Guaranteed six months employment.

NOTE: One times salary payments based on the salaries in effect below.

Employee	SSN	Gross Wages	Forgivable Loan	% of Salary
Draughon, Donald R. - 00000100	XXX-XX-XXXX	220,800.00	150,000.00	67.9%
Haga, Roy Lee - 00000116	XXX-XX-XXXX	136,500.00	75,000.00	54.9%
McLean, Scott C. - 00000112	XXX-XX-XXXX	159,050.04	87,000.00	54.7%
Blount, Eddie B. - 00000101	XXX-XX-XXXX	137,100.00	75,000.00	54.7%

Appendix B

North Carolina Business Corporation Act

Article 13 - Appraisal Rights

Part 1. Right to Appraisal and Payment for Shares

§ 55-13-01. Definitions.

In this Article, the following definitions apply:

(1)	Affiliate. – A person that directly, or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with another person or is a senior executive thereof. For purposes of G.S. 55-13-01(7), a person is deemed to be an affiliate of its senior executives.

(2)	Beneficial shareholder. – A person who is the beneficial owner of shares held in a voting trust or by a nominee on the beneficial owner's behalf.

(3)	Corporation. – The issuer of the shares held by a shareholder demanding appraisal and, for matters covered in G.S. 55-13-22 through G.S. 55-13-31, the term includes the surviving entity in a merger.

(4)	Expenses. – Reasonable expenses of every kind that are incurred in connection with a matter, including counsel fees.

(5)	Fair value. – The value of the corporation's shares (i) immediately before the effectuation of the corporate action as to which the shareholder asserts appraisal rights, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable, (ii) using customary and current valuation concepts and techniques generally employed for similar business in the context of the transaction requiring appraisal, and (iii) without discounting for lack of marketability or minority status except, if appropriate, for amendments to the articles pursuant to G.S. 55-13-02(a)(5).

(6)	Interest. – Interest from the effective date of the corporate action until the date of payment, at the rate of interest on judgments in this State on the effective date of the corporate action.

(7)	Interested transaction. – A corporate action described in G.S. 55-13-02(a), other than a merger pursuant to G.S. 55-11-04, involving an interested person and in which any of the shares or assets of the corporation are being acquired or converted. As used in this definition, the following definitions apply:

a.	Interested person. – A person, or an affiliate of a person, who at any time during the one-year period immediately preceding approval by the board of directors of the corporate action met any of the following conditions:

B-1

1.	Was the beneficial owner of twenty percent (20%) or more of the voting power of the corporation, other than as owner of excluded shares.

2.	Had the power, contractually or otherwise, other than as owner of excluded shares, to cause the appointment or election of twenty-five percent (25%) or more of the directors to the board of directors of the corporation.

3.	Was a senior executive or director of the corporation or a senior executive of any affiliate thereof, and that senior executive or director will receive, as a result of the corporate action, a financial benefit not generally available to other shareholders as such, other than any of the following:

I.	Employment, consulting, retirement, or similar benefits established separately and not as part of or in contemplation of the corporate action.

II.	Employment, consulting, retirement, or similar benefits established in contemplation of, or as part of, the corporate action that are not more favorable than those existing before the corporate action or, if more favorable, that have been approved on behalf of the corporation in the same manner as is provided in G.S. 55-8-31(a)(1) and (c).

III.	In the case of a director of the corporation who will, in the corporate action, become a director of the acquiring entity, or one of its affiliates, rights and benefits as a director that are provided on the same basis as those afforded by the acquiring entity generally to other directors of the acquiring entity or such affiliate of the acquiring entity.

b.	Beneficial owner. – Any person who, directly or indirectly, through any contract, arrangement, or understanding, other than a revocable proxy, has or shares the power to vote, or to direct the voting of, shares. If a member of a national securities exchange is precluded by the rules of the exchange from voting without instruction on contested matters or matters that may affect substantially the rights or privileges of the holders of the securities to be voted, then that member of a national securities exchange shall not be deemed a "beneficial owner" of any securities held directly or indirectly by the member on behalf of another person solely because the member is the record holder of the securities. When two or more persons agree to act together for the purpose of voting their shares of the corporation, each member of the group formed thereby is deemed to have acquired beneficial ownership, as of the date of the agreement, of all voting shares of the corporation beneficially owned by any member of the group.

B-2

c.	Excluded shares. – Shares acquired pursuant to an offer for all shares having voting power if the offer was made within one year prior to the corporate action for consideration of the same kind and of a value equal to or less than that paid in connection with the corporate action.

(8)	Preferred shares. – A class or series of shares the holders of which have preference over any other class or series with respect to distributions.

(9)	Record shareholder. – The person in whose name shares are registered in the records of the corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with the corporation.

(10)	Senior executive. – The chief executive officer, chief operating officer, chief financial officer, or anyone in charge of a principal business unit or function.

(11)	Shareholder. – Both a record shareholder and a beneficial shareholder.

§ 55-13-02. Right to appraisal.

(a)         In addition to any rights granted under Article 9, a shareholder is entitled to appraisal rights and to obtain payment of the fair value of that shareholder's shares, in the event of any of the following corporate actions:

(1)	Consummation of a merger to which the corporation is a party if either (i) shareholder approval is required for the merger by G.S. 55-11-03 and the shareholder is entitled to vote on the merger, except that appraisal rights shall not be available to any shareholder of the corporation with respect to shares of any class or series that remain outstanding after consummation of the merger or (ii) the corporation is a subsidiary and the merger is governed by G.S. 55-11-04.

(2)	Consummation of a share exchange to which the corporation is a party as the corporation whose shares will be acquired if the shareholder is entitled to vote on the exchange, except that appraisal rights shall not be available to any shareholder of the corporation with respect to any class or series of shares of the corporation that is not exchanged.

(3)	Consummation of a disposition of assets pursuant to G.S. 55-12-02 if the shareholder is entitled to vote on the disposition.

(4)	An amendment of the articles of incorporation (i) with respect to a class or series of shares that reduces the number of shares of a class or series owned by the shareholder to a fraction of a share if the corporation has an obligation or right to repurchase the fractional share so created or (ii) changes the corporation into a nonprofit corporation or cooperative organization.

B-3

(5)	Any other amendment to the articles of incorporation, merger, share exchange, or disposition of assets to the extent provided by the articles of incorporation, bylaws, or a resolution of the board of directors.

(6)	Consummation of a conversion to a foreign corporation pursuant to Part 2 of Article 11A of this Chapter if the shareholder does not receive shares in the foreign corporation resulting from the conversion that (i) have terms as favorable to the shareholder in all material respects and (ii) represent at least the same percentage interest of the total voting rights of the outstanding shares of the corporation as the shares held by the shareholder before the conversion.

(7)	Consummation of a conversion of the corporation to nonprofit status pursuant to Part 2 of Article 11A of this Chapter.

(8)	Consummation of a conversion of the corporation to an unincorporated entity pursuant to Part 2 of Article 11A of this Chapter.

(b)        Notwithstanding subsection (a) of this section, the availability of appraisal rights under subdivisions (1), (2), (3), (4), (6), and (8) of subsection (a) of this section shall be limited in accordance with the following provisions:

(1)	Appraisal rights shall not be available for the holders of shares of any class or series of shares that are any of the following:

a.	A covered security under section 18(b)(1)(A) or (B) of the Securities Act of 1933, as amended.

b.	Traded in an organized market and has at least 2,000 shareholders and a market value of at least twenty million dollars ($20,000,000)(exclusive of the value of shares held by the corporation's subsidiaries, senior executives, directors, and beneficial shareholders owning more than ten percent (10%) of such shares).

c.	Issued by an open-end management investment company registered with the Securities and Exchange Commission under the Investment Company Act of 1940, as amended, and may be redeemed at the option of the holder at net asset value.

(2)	The applicability of subdivision (1) of this subsection shall be determined as of (i) the record date fixed to determine the shareholders entitled to receive notice of, and to vote at, the meeting of shareholders to act upon the corporate action requiring appraisal rights or (ii) the day before the effective date of such corporate action if there is no meeting of shareholders.

B-4

(3)	Subdivision (1) of this subsection shall not be applicable and appraisal rights shall be available pursuant to subsection (a) of this section for the holders of any class or series of shares who are required by the terms of the corporate action requiring appraisal rights to accept for such shares anything other than cash or shares of any class or any series of shares of any corporation, or any other proprietary interest of any other entity, that satisfies the standards set forth in subdivision (1) of this subsection at the time the corporate action becomes effective.

(4)	Subdivision (1) of this subsection shall not be applicable and appraisal rights shall be available pursuant to subsection (a) of this section for the holders of any class or series of shares where the corporate action is an interested transaction.

(c)        Notwithstanding any other provision of this section, the articles of incorporation as originally filed or any amendment to the articles may limit or eliminate appraisal rights for any class or series of preferred shares. Any amendment to the articles that limits or eliminates appraisal rights for any shares that are outstanding immediately prior to the effective date of the amendment or that the corporation is or may be required to issue or sell thereafter pursuant to any conversion, exchange, or other right existing immediately before the effective date of the amendment, however, shall not apply to any corporate action that becomes effective within one year of that date if the corporate action would otherwise afford appraisal rights.

(d)        A shareholder holding shares of a class or series that were issued and outstanding as of the effective date of this act but that did not as of that date entitle the shareholder to vote on a corporate action described in subdivision (a)(1), (2), or (3) of this section shall be entitled to appraisal rights, and to obtain payment of the fair value of the shareholder's shares of such class or series, to the same extent as if such shares did entitle the shareholder to vote on such corporate action.

§ 55-13-03. Assertion of rights by nominees and beneficial owners.

(a)        A record shareholder may assert appraisal rights as to fewer than all the shares registered in the record shareholder's name but owned by a beneficial shareholder only if the record shareholder (i) objects with respect to all shares of the class or series owned by the beneficial shareholder and (ii) notifies the corporation in writing of the name and address of each beneficial shareholder on whose behalf appraisal rights are being asserted. The rights of a record shareholder who asserts appraisal rights for only part of the shares held of record in the record shareholder's name under this subsection shall be determined as if the shares as to which the record shareholder objects and the record shareholder's other shares were registered in the names of different record shareholders.

(b)        A beneficial shareholder may assert appraisal rights as to shares of any class or series held on behalf of the shareholder only if the shareholder does both of the following:

B-5

(1)	Submits to the corporation the record shareholder's written consent to the assertion of rights no later than the date referred to in G.S. 55-13-22(b)(2)b.

(2)	Submits written consent under subdivision (1) of this subsection with respect to all shares of the class or series that are beneficially owned by the beneficial shareholder.

Part 2. Procedure for Exercise of Appraisal Rights

§ 55-13-20. Notice of appraisal rights.

(a)          If any corporate action specified in G.S. 55-13-02(a) is to be submitted to a vote at a shareholders' meeting, the meeting notice must state that the corporation has concluded that shareholders are, are not, or may be entitled to assert appraisal rights under this Article. If the corporation concludes that appraisal rights are or may be available, a copy of this Article must accompany the meeting notice sent to those record shareholders entitled to exercise appraisal rights.

(b)          In a merger pursuant to G.S. 55-11-04, the parent corporation must notify in writing all record shareholders of the subsidiary who are entitled to assert appraisal rights that the corporate action became effective. In the case of any other corporate action specified in G.S. 55-13-02(a) with respect to which shareholders of a class or series do not have the right to vote, but with respect to which those shareholders are entitled to assert appraisal rights, the corporation must notify in writing all record shareholders of such class or series that the corporate action became effective. Notice required under this subsection must be sent within 10 days after the corporate action became effective and include the materials described in G.S. 55-13-22.

(c)          If any corporate action specified in G.S. 55-13-02(a) is to be approved by written consent of the shareholders pursuant to G.S. 55-7-04, then the following must occur:

(1)	Written notice that appraisal rights are, are not, or may be available must be given to each record shareholder from whom a consent is solicited at the time consent of each shareholder is first solicited and, if the corporation has concluded that appraisal rights are or may be available, must be accompanied by a copy of this Article.

(2)	Written notice that appraisal rights are, are not, or may be available must be delivered together with the notice to the applicable shareholders required by subsections (d) and (e) of G.S. 55-7-04, may include the materials described in G.S. 55-13-22, and, if the corporation has concluded that appraisal rights are or may be available, must be accompanied by a copy of this Article.

B-6

(d)          If any corporate action described in G.S. 55-13-02(a) is proposed, or a merger pursuant to G.S. 55-11-04 is effected, then the notice referred to in subsection (a) or (c) of this section, if the corporation concludes that appraisal rights are or may be available, and in subsection (b) of this section shall be accompanied by the following:

(1)	The annual financial statements specified in G.S. 55-16-20(a) of the corporation that issued the shares to be appraised. The date of the financial statements shall not be more than 16 months before the date of the notice and shall comply with G.S. 55-16-20(b). If annual financial statements that meet the requirements of this subdivision are not reasonably available, then the corporation shall provide reasonably equivalent financial information.

(2)	The latest available quarterly financial statements of the corporation, if any.

The right to receive the information described in this subsection may be waived in writing by a shareholder before or after the corporate action.

§ 55-13-21. Notice of intent to demand payment and consequences of voting or consenting.

(a)          If a corporate action specified in G.S. 55-13-02(a) is submitted to a vote at a shareholders' meeting, a shareholder who is entitled to vote on the corporate action and who wishes to assert appraisal rights with respect to any class or series of shares must do the following:

(1)	Deliver to the corporation, before the vote is taken, written notice of the shareholder's intent to demand payment if the proposed action is effectuated.

(2)	Not vote, or cause or permit to be voted, any shares of any class or series in favor of the proposed action.

(b)          If a corporate action specified in G.S. 55-13-02(a) is to be approved by less than unanimous written consent, a shareholder who is entitled to vote on the corporate action and who wishes to assert appraisal rights with respect to any class or series of shares must not execute a consent in favor of the proposed action with respect to that class or series of shares.

(c)          A shareholder who fails to satisfy the requirements of subsection (a) or (b) of this section is not entitled to payment under this Article.

§ 55-13-22. Appraisal notice and form.

(a)          If a corporate action requiring appraisal rights under G.S. 55-13-02(a) becomes effective, the corporation must deliver a written appraisal notice and form required by subdivision (b)(1) of this section to all shareholders who satisfied the requirements of G.S. 55-13-21. In the case of a merger under G.S. 55-11-04, the parent corporation must deliver a written appraisal notice and form to all record shareholders of the subsidiary who may be entitled to assert appraisal rights. In the case of any other corporate action specified in G.S. 55-13-02(a) that becomes effective and with respect to which shareholders of a class or series do not have the right to vote but with respect to which such shareholders are entitled to assert appraisal rights, the corporation must deliver a written appraisal notice and form to all record shareholders of such class or series who may be entitled to assert appraisal rights.

B-7

(b)         The appraisal notice must be sent no earlier than the date the corporate action specified in G.S. 55-13-02(a) became effective and no later than 10 days after that date. The appraisal notice must include the following:

(1)	A form that specifies the first date of any announcement to shareholders, made prior to the date the corporate action became effective, of the principal terms of the proposed corporate action. If such an announcement was made, the form shall require a shareholder asserting appraisal rights to certify whether beneficial ownership of those shares for which appraisal rights are asserted was acquired before that date. The form shall require a shareholder asserting appraisal rights to certify that the shareholder did not vote for or consent to the transaction.

(2)	Disclosure of the following:

a.	Where the form must be sent and where certificates for certificated shares must be deposited, as well as the date by which those certificates must be deposited. The certificate deposit date must not be earlier than the date for receiving the required form under sub-subdivision b. of this subdivision.

b.	A date by which the corporation must receive the payment demand, which date may not be fewer than 40 nor more than 60 days after the date the appraisal notice required under subsection (a) of this section and form are sent. The form shall also state that the shareholder shall have waived the right to demand appraisal with respect to the shares unless the form is received by the corporation by the specified date.

c.	The corporation's estimate of the fair value of the shares.

d.	That, if requested in writing, the corporation will provide, to the shareholder so requesting, within 10 days after the date specified in sub-subdivision b. of this subdivision, the number of shareholders who return the forms by the specified date and the total number of shares owned by them.

e.	The date by which the notice to withdraw under G.S. 55-13-23 must be received, which date must be within 20 days after the date specified in sub-subdivision b. of this subdivision.

(3)	Be accompanied by a copy of this Article.

B-8

§ 55-13-23. Perfection of rights; right to withdraw.

(a)         A shareholder who receives notice pursuant to G.S. 55-13-22 and who wishes to exercise appraisal rights must sign and return the form sent by the corporation and, in the case of certificated shares, deposit the shareholder's certificates in accordance with the terms of the notice by the date referred to in the notice pursuant to G.S. 55-13-22(b)(2). In addition, if applicable, the shareholder must certify on the form whether the beneficial owner of such shares acquired beneficial ownership of the shares before the date required to be set forth in the notice pursuant to G.S. 55-13-22(b)(1). If a shareholder fails to make this certification, the corporation may elect to treat the shareholder's shares as after-acquired shares under G.S. 55-13-27. Once a shareholder deposits that shareholder's certificates or, in the case of uncertificated shares, returns the signed forms, that shareholder loses all rights as a shareholder, unless the shareholder withdraws pursuant to subsection (b) of this section.

(b)         A shareholder who has complied with subsection (a) of this section may nevertheless decline to exercise appraisal rights and withdraw from the appraisal process by so notifying the corporation in writing by the date set forth in the appraisal notice pursuant to G.S. 55-13-22(b)(2)e. A shareholder who fails to so withdraw from the appraisal process may not thereafter withdraw without the corporation's written consent.

(c)         A shareholder who does not sign and return the form and, in the case of certificated shares, deposit that shareholder's share certificates where required, each by the date set forth in the notice described in G.S. 55-13-22(b) shall not be entitled to payment under this Article.

§ 55-13-25. Payment.

(a)         Except as provided in G.S. 55-13-27, within 30 days after the form required by G.S. 55-13-22(b) is due, the corporation shall pay in cash to the shareholders who complied with G.S. 55-13-23(a) the amount the corporation estimates to be the fair value of their shares, plus interest.

(b)         The payment to each shareholder pursuant to subsection (a) of this section must be accompanied by the following:

(1)	The following financial information:

a.	The annual financial statements specified in G.S. 55-16-20(a) of the corporation that issued the shares to be appraised. The date of the financial statements shall not be more than 16 months before the date of payment and shall comply with G.S. 55-16-20(b). If annual financial statements that meet the requirements of this sub-subdivision are not reasonably available, the corporation shall provide reasonably equivalent financial information.

b.	The latest available quarterly financial statements, if any.

B-9

(2)	A statement of the corporation's estimate of the fair value of the shares. The estimate must equal or exceed the corporation's estimate given pursuant to G.S. 55-13-22(b)(2)c.

(3)	A statement that the shareholders described in subsection (a) of this section have the right to demand further payment under G.S. 55-13-28 and that if a shareholder does not do so within the time period specified therein, then the shareholder shall be deemed to have accepted such payment in full satisfaction of the corporation's obligations under this Article.

§ 55-13-27. After-acquired shares.

(a)          A corporation may elect to withhold payment required by G.S. 55-13-25 from any shareholder who was required to but did not certify that beneficial ownership of all of the shareholder's shares for which appraisal rights are asserted was acquired before the date set forth in the appraisal notice sent pursuant to G.S. 55-13-22(b)(1).

(b)          If the corporation elected to withhold payment under subsection (a) of this section, it must, within 30 days after the form required by G.S. 55-13-22(b) is due, notify all shareholders who are described in subsection (a) of this section of the following:

(1)	The information required by G.S. 55-13-25(b)(1).

(2)	The corporation's estimate of fair value pursuant to G.S. 55-13-25(b)(2).

(3)	That they may accept the corporation's estimate of fair value, plus interest, in full satisfaction of their demands or demand appraisal under G.S. 55-13-28.

(4)	That those shareholders who wish to accept such offer must so notify the corporation of their acceptance of the corporation's offer within 30 days after receiving the offer.

(5)	That those shareholders who do not satisfy the requirements for demanding appraisal under G.S. 55-13-28 shall be deemed to have accepted the corporation's offer.

(c)          Within 10 days after receiving the shareholder's acceptance pursuant to subsection (b) of this section, the corporation must pay in cash the amount it offered under subdivision (b)(2) of this section to each shareholder who agreed to accept the corporation's offer in full satisfaction of the shareholder's demand.

(d)          Within 40 days after sending the notice described in subsection (b) of this section, the corporation must pay in cash the amount it offered to pay under subdivision (b)(2) of this section to each shareholder described in subdivision (b)(5) of this section.

B-10

§ 55-13-28. Procedure if shareholder dissatisfied with payment or offer.

(a)        A shareholder paid pursuant to G.S. 55-13-25 who is dissatisfied with the amount of the payment must notify the corporation in writing of that shareholder's estimate of the fair value of the shares and demand payment of that estimate plus interest (less any payment under G.S. 55-13-25). A shareholder offered payment under G.S. 55-13-27 who is dissatisfied with that offer must reject the offer and demand payment of the shareholder's stated estimate of the fair value of the shares, plus interest.

(b)        A shareholder who fails to notify the corporation in writing of that shareholder's demand to be paid the shareholder's stated estimate of the fair value, plus interest, under subsection (a) of this section within 30 days after receiving the corporation's payment or offer of payment under G.S. 55-13-25 or G.S. 55-13-27, respectively, waives the right to demand payment under this section and shall be entitled only to the payment made or offered pursuant to those respective sections.

Part 3. Judicial Appraisal of Shares.

§ 55-13-30. Court Action.

(a)        If a shareholder makes a demand for payment under G.S. 55-13-28 which remains unsettled, the corporation shall commence a proceeding within 60 days after receiving the payment demand by filing a complaint with the Superior Court Division of the General Court of Justice to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the 60-day period, the corporation shall pay in cash to each shareholder the amount the shareholder demanded pursuant to G.S. 55-13-28, plus interest.

(b)        The corporation shall commence the proceeding in the appropriate court of the county where the corporation's principal office (or, if none, its registered office) in this State is located. If the corporation is a foreign corporation without a registered office in this State, it shall commence the proceeding in the county in this State where the principal office or registered office of the domestic corporation merged with the foreign corporation was located at the time of the transaction.

(c)        The corporation shall make all shareholders (whether or not residents of this State) whose demands remain unsettled parties to the proceeding as in an action against their shares and all parties must be served with a copy of the complaint. Nonresidents may be served by registered or certified mail or by publication as provided by law.

(d)        The jurisdiction of the superior court in which the proceeding is commenced under subsection (b) of this section is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. The appraisers shall have the powers described in the order appointing them, or in any amendment to it. The shareholders demanding appraisal rights are entitled to the same discovery rights as parties in other civil proceedings. There shall be no right to a trial by jury.

B-11

(e)          Each shareholder made a party to the proceeding is entitled to judgment either (i) for the amount, if any, by which the court finds the fair value of the shareholder's shares, plus interest, exceeds the amount paid by the corporation to the shareholder for the shareholder's shares or (ii) for the fair value, plus interest, of the shareholder's shares for which the corporation elected to withhold payment under G.S. 55-13-27.

§ 55-13-31. Court costs and expenses.

(a)          The court in an appraisal proceeding commenced under G.S. 55-13-30 shall determine all court costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess costs against all or some of the shareholders demanding appraisal, in amounts the court finds equitable, to the extent the court finds such shareholders acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this Article.

(b)          The court in an appraisal proceeding may also assess the expenses for the respective parties, in amounts the court finds equitable:

(1)	Against the corporation and in favor of any or all shareholders demanding appraisal if the court finds the corporation did not substantially comply with the requirements of G.S. 55-13-20, 55-13-22, 55-13-25, or 55-13-27.

(2)	Against either the corporation or a shareholder demanding appraisal, in favor of any other party, if the court finds that the party against whom expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this Article.

(c)          If the court in an appraisal proceeding finds that the expenses incurred by any shareholder were of substantial benefit to other shareholders similarly situated and that these expenses should not be assessed against the corporation, the court may direct that the expenses be paid out of the amounts awarded the shareholders who were benefited.

(d)          To the extent the corporation fails to make a required payment pursuant to G.S. 55-13-25, 55-13-27, or 55-13-28, the shareholder may sue directly for the amount owed and, to the extent successful, shall be entitled to recover from the corporation all expenses of the suit.

Part 4. Other Remedies.

§ 55-13-40. Other remedies limited.

(a)          The legality of a proposed or completed corporate action described in G.S. 55-13-02(a) may not be contested, nor may the corporate action be enjoined, set aside, or rescinded, in a legal or equitable proceeding by a shareholder after the shareholders have approved the corporate action.

(b)          Subsection (a) of this section does not apply to a corporate action that:

(1)	Was not authorized and approved in accordance with the applicable provisions of any of the following:

B-12

a.	Article 9, 9A, 10, 11, 11A, or 12 of this Chapter.

b.	The articles of incorporation or bylaws.

c.	The resolution of the board of directors authorizing the corporate action.

(2)	Was procured as a result of fraud, a material misrepresentation, or an omission of a material fact necessary to make statements made, in light of the circumstances in which they were made, not misleading.

(3)	Constitutes an interested transaction, unless it has been authorized, approved, or ratified by either (i) the board of directors or a committee of the board or (ii) the shareholders, in the same manner as is provided in G.S. 55-8-31(a)(1) and (c) or in G.S. 55-8-31(a)(2) and (d), as if the interested transaction were a director's conflict of interest transaction.

(4)	Was approved by less than unanimous consent of the voting shareholders pursuant to G.S. 55-7-04, provided that both of the following are true:

a.	The challenge to the corporate action is brought by a shareholder who did not consent and as to whom notice of the approval of the corporate action was not effective at least 10 days before the corporate action was effected.

b.	The proceeding challenging the corporate action is commenced within 10 days after notice of the approval of the corporate action is effective as to the shareholder bringing the proceeding.

B-13

Appendix C

December 21, 2011

Board of Directors

KeySource Financial, Inc.

280 South Mangum Street

Suite 140

Durham, NC 27701

Members of the Board:

We understand that KeySource Financial, Inc. (“Seller”) and BNC Bancorp (“Buyer”) have proposed to enter into an Agreement and Plan of Merger, dated as of December 21, 2011 (the “Agreement”), pursuant to which the Seller will be merged with and into the Buyer (the “Merger”). In accordance with the terms of the Agreement, each share of Seller common stock (“Seller Common Stock”), except for shares of Seller Common Stock owned by Seller or Buyer or any of their respective wholly owned Subsidiaries (other than Trust Account Common Shares), shall be converted into the right to receive 1.00 shares (the “Exchange Ratio”) of Buyer Common Stock (the “Merger Consideration”). The terms of the Merger are more fully set forth in the Agreement. Capitalized terms used herein without definition shall have the meanings assigned to them in the Agreement. You have requested our opinion, as to the fairness, from a financial point of view, of the Merger Consideration to be received by the holders of the outstanding shares of Seller Common Stock under the terms of the Agreement.

Monroe Securities, Inc. (“MSI”), as part of its investment banking business, is regularly engaged in the valuation of banks and bank holding companies, thrifts and thrift holding companies, and various other financial services companies, in connection with mergers and acquisitions, initial and secondary offerings of securities and valuations for other purposes. In rendering this fairness opinion, we have acted on behalf of the Board of Directors of Seller and will receive a fee for our services, all of which is payable upon rendering of this fairness opinion. Seller has also agreed to reimburse us for our reasonable out-of-pocket expenses and has agreed to indemnify us for certain liabilities arising out of our engagement by Seller in connection with the Merger.

Chicago                       Tampa                                Raleigh                        Atlanta               San Francisco

www.MonroeSecurities.com

C-1

For purposes of this opinion and in connection with our review of the proposed Merger, we have, among other things:

1.	Reviewed the terms of the draft Agreement dated December 21, 2011;

2.	Participated in discussions with Seller management and management and representatives of Buyer concerning Seller’s and Buyer’s financial condition, asset quality and regulatory standing, capital position, historical and current earnings, management succession and Seller’s and Buyer’s future financial performance;

3.	Reviewed Seller’s audited financial statements for the years ended December 31, 2010, 2009 and 2008 and Seller’s internal, unaudited financial statements for the period ended September 30, 2011;

4.	Reviewed Buyer’s recent filings with the Securities and Exchange Commission including its annual reports on Form 10-K for the three years ended December 31, 2010, 2009 and 2008, and quarterly reports on Form 10-Q for the quarters ended September 30, 2011, June 30, 2011 and March 31, 2011;

5.	Reviewed Buyer’s proxy statement for the 2011 annual meeting of shareholders of Buyer held May 17, 2011;

6.	Reviewed current reports to shareholders of Buyer on Form 8-K with the Securities and Exchange Commission from February 3, 2011 to the date hereof;

7.	Reviewed certain financial forecasts and projections of the Seller and Buyer, prepared by their respective management teams, as well as the estimated cost savings and related transaction expenses expected to result from the Merger;

8.	Analyzed certain aspects of Seller’s financial performance and condition and compared such financial performance with similar data of publicly-traded companies we deemed similar to the Seller;

9.	Analyzed certain aspects of Buyer’s financial performance and condition and compared such financial performance of Buyer, together with stock market data relating to Buyer common stock, with similar data of publicly-traded companies we deemed similar to the Buyer;

10.	Reviewed reported market prices and historical trading activity of Buyer’s common stock;

11.	Compared the proposed financial terms of the Merger with the financial terms of certain other transactions that we deemed to be relevant;

12.	Reviewed the pro forma impact of the Merger on the assets, equity, income, earnings per share and tangible book value per share of Seller and Buyer;

Chicago                       Tampa                                Raleigh                        Atlanta               San Francisco

www.MonroeSecurities.com

C-2

13.	Reviewed written correspondence among Buyer, Bank of North Carolina and its respective regulators and written correspondence among Seller, KeySource Commercial Bank and its respective regulators;

14.	Considered such other information, financial studies, analyses and investigations and financial, economic and market criteria as we deemed relevant.

In giving our opinion, we have assumed and relied, without independent verification, upon the accuracy and completeness of all of the financial and other information that has been provided to us by Seller and Buyer, and its representatives, and of the publicly available information that was reviewed by us. We are not experts in the evaluation of allowances for loan losses and have not independently verified such allowances, and have relied on and assumed that the aggregate allowances for loan losses set forth in the balance sheet of the Seller and Buyer at September 30, 2011 are adequate to cover such losses and complied fully with applicable law, regulatory policy and sound banking practice as of the date of such financial statements. We are not retained to nor did we conduct a physical inspection of any of the properties or facilities of the Seller or Buyer, did not make any independent evaluation or appraisal of the assets, liabilities or prospects of the Seller or Buyer, were not furnished with any such evaluation or appraisal other than third party loan reviews, and did not review any individual credit files. Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. We express no opinion on matters of a legal, regulatory, tax or accounting nature or the ability of the Merger, as set forth in the Agreement, to be consummated. No opinion is expressed as to whether any alternative transaction might be more favorable to holders of Seller Common Stock, than the Merger.

With respect to the financial projections for Seller and Buyer used by MSI in its analyses, the senior managements of Seller and Buyer confirmed to us that those projections reflected the best currently available estimates and judgments of the future financial performances of the Seller and Buyer. We assumed that the financial performances reflected in all projections and estimates used by us in our analyses would be achieved. We express no opinion as to such financial projections or estimates or the assumptions on which they are based. We have also assumed that there has been no material change in the assets, financial condition, results of operations, business or prospects of Seller or Buyer since the date of the most recent financial statements made available to us, other than those changes which may have been provided by senior management of Seller and Buyer. We have assumed in all respects material to our analyses that the Seller and Buyer will remain as going concerns for all periods relevant to our analyses, that all of the representations and warranties contained in the Agreement and all related agreements are true and correct, that each party to the agreements will perform all of the covenants required to be performed by such party under the agreements and that the conditions precedent in the agreements are not waived. Finally, with your consent, we have relied upon the advice Seller received from its legal, accounting and tax advisors as to all legal, accounting, regulatory and tax matters relating to the Merger and the other transactions contemplated by the Agreement.

Chicago                       Tampa                                Raleigh                        Atlanta               San Francisco

www.MonroeSecurities.com

C-3

MSI’s opinion as expressed herein is limited to the fairness, from a financial point of view, of the Merger Consideration to be paid by Buyer to holders of Seller Common Stock in the Merger and does not address Seller’s underlying business decision to proceed with the Merger. We have been retained on behalf of the Board of Directors of Seller, and our opinion does not constitute a recommendation to any director of Seller as to how such director should vote with respect to the Agreement. In rendering the opinion, we express no opinions in respect to the amount or nature of any compensation to any officers, directors, or employees of Seller, or any class of such persons relative to the Merger Consideration to be received by the holders of Seller Common Stock in the Merger or with respect to the fairness of any such compensation.

Except as hereinafter provided, this opinion may not be disclosed, communicated, reproduced, disseminated, quoted or referred to at any time, to any third party or in any manner or for any purpose whatsoever without our prior written consent. The consent of any such public reference shall be satisfactory to us as set forth in our financial advisory agreement dated December 9, 2011. This letter is addressed and directed to the Board of Directors of Seller in its consideration of the Merger and is not intended to be and does not constitute a recommendation to any stockholder as to how such stockholder should vote with respect to the Merger. The opinion expressed herein is intended solely for the benefit of the Board of Directors in connection with the matters addressed herein and may not be relied upon by any other person or entity, or for any other purpose without our written consent. This opinion was approved by the Fairness Opinion Committee of MSI.

Based upon and subject to the foregoing, it is our opinion that as of the date hereof, the Merger Consideration is fair to the holders of Seller Common Stock from a financial point of view.

Sincerely,

MONROE SECURITIES, INC.

Chicago                       Tampa                                Raleigh                        Atlanta               San Francisco

www.MonroeSecurities.com

C-4

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers.

Sections 55-8-50 through 55-8-58 of the NCBCA contain provisions prescribing the extent to which directors and officers shall or may be indemnified. Section 55-8-51 of the NCBCA permits a corporation, with certain exceptions, to indemnify a current or former director against liability if (i) he conducted himself in good faith, (ii) he reasonably believed (x) in the case of conduct in his official capacity with the corporation, that his conduct was in the best interests of the corporation and (y) in all other cases his conduct was at least not opposed to the corporation’s best interests and (iii) in the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful. A corporation may not indemnify a director in connection with a proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation or in connection with a proceeding charging improper personal benefit to him, whether or not involving action in his official capacity, in which he was adjudged liable on the basis that personal benefit was improperly received by him. The above standard of conduct is determined by the disinterested members of the board of directors or a committee thereof or special legal counsel or the shareholders as prescribed in Section 55-8-55.

Sections 55-8-52 and 55-8-56 of the NCBCA require a corporation to indemnify a director or officer in the defense of any proceeding to which he was a party because of his capacity as a director or officer against reasonable expenses when he is wholly successful, on the merits or otherwise, in his defense, unless the articles of incorporation provide otherwise. Upon application, the court may order indemnification of the director or officer if the court determines that he is entitled to mandatory indemnification under Section 55-8-52, in which case the court shall also order the corporation to pay the reasonable expenses incurred to obtain court-ordered indemnification or if he is adjudged fairly and reasonably so entitled in view of all relevant circumstances under Section 55-8-54. Section 55-8-56 allows a corporation to indemnify and advance expenses to an officer, employee or agent who is not a director to the same extent, consistent with public policy, as a director or as otherwise set forth in the corporation’s articles of incorporation or bylaws or by resolution of the board of directors or contract.

Section 55-8-57 of the NCBCA permits a corporation to provide for indemnification of directors, officers, employees or agents, in its articles of incorporation or bylaws or by contract or resolution, against liability in various proceedings and to purchase and maintain insurance policies on behalf of these individuals.

Article V of BNC’s Articles of Incorporation (Articles) provides that, to the fullest extent permitted by the NCBCA, individuals serving as directors shall not be personally liable for monetary damages for breach of any duty as a director. In addition, BNC’s bylaws provide that BNC shall indemnify its directors, officers, employees or agents to the full extent allowed by applicable law against liability and litigation expense arising out of such status or activities in such capacity. Covered expenses include attorneys’ fees, judgments, fines, and amounts paid in settlement which are actually and reasonably incurred in connection with or as a consequence of any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, including appeals. In determining whether a person is entitled to indemnification under the bylaws, a majority vote of the disinterested members of the BNC board of directors is required; provided, however, that the disinterested directors may direct such determination to be made by independent legal counsel in written opinion. Pursuant to the bylaws and as authorized by statute, BNC maintains insurance on behalf of its directors and officers against liability asserted against such persons in such capacity.

II-1

The foregoing is only a general summary of certain aspects of the NCBCA and BNC’s bylaws and Articles dealing with indemnification of directors and officers, and does not purport to be complete. It is qualified in its entirety by reference to the detailed provisions of the NCBCA, Article V of BNC’s Articles and Article IX of BNC’s bylaws.

Federal banking law, which is applicable to BNC as a financial holding company and to BNC as an insured depository institution, limits the ability of BNC and Bank of North Carolina to indemnify their directors and officers. Generally, subject to certain exceptions, neither BNC nor Bank of North Carolina may make, or agree to make, indemnification payments to, or for the benefit of, an institution-affiliated party such as an officer or director in connection with any administrative or civil action instituted by a federal banking agency if as a result of the banking agency action such person is assessed a civil money penalty, is removed from office or prohibited from participating in the conduct of BNC’s or Bank of North Carolina’s affairs, or is subject to a cease and desist order. Prior to the resolution of any action instituted by the applicable banking agency, BNC or Bank of North Carolina, as applicable, may indemnify officers and directors only if their respective board of directors, as the case may be, (i) determines that the indemnified person acted in good faith and in a manner such person believed to be in the best interests of the institution, (ii) determines after investigation that making indemnification payments would not materially adversely affect BNC’s safety and soundness or the safety and soundness of Bank of North Carolina, as the case may be, and (iii) if the indemnified party agrees in writing to reimburse BNC or Bank of North Carolina, as the case may be, for any indemnity payments which turn out to be impermissible.

II-2

Item 21. Exhibits and Financial Statement Schedules.

Exhibit Number	Description
2.1	Agreement and Plan of Merger dated December 21, 2011 by and between KeySource Financial, Inc. and BNC Bancorp (included as Appendix A to this joint proxy statement/prospectus forming a part of this registration statement)†

2.2	Purchase and Assumption Agreement Whole Bank All Deposits among the Federal Deposit Insurance Corporation, receiver of Beach First National Bank, Myrtle Beach, South Carolina, Federal Deposit Insurance Corporation and Bank of North Carolina, dated as of April 9, 2010, incorporated by reference to Exhibit 2.1 to the Form 8-K filed with the SEC on April 15, 2010.

2.3	Purchase and Assumption Agreement Whole Bank All Deposits among the Federal Deposit Insurance Corporation, receiver of Blue Ridge Savings Bank, Inc., Asheville, North Carolina, Federal Deposit Insurance Corporation and Bank of North Carolina, dated as of October 14, 2011, incorporated by reference to Exhibit 2.1 to the Form 8-K filed with the SEC on October 19, 2011.

3.1	Articles of Incorporation of BNC Bancorp, incorporated by reference to Exhibit (3)(i) to the Form 8-K filed with the SEC on December 18, 2002.

3.2	Articles of Amendment, dated December 2, 2008, regarding the Series A Preferred Stock, incorporated by reference to Exhibit 3.1 to the Form 8-K filed with the SEC on December 8, 2008.

3.3	Articles of Amendment, dated June 14, 2010, regarding the Series B Preferred Stock, incorporated by reference to Exhibit 3.1 to the Form 8-K filed with the SEC on June 18, 2010.

3.4	Bylaws of BNC Bancorp, incorporated by reference to Exhibit 3(ii) to the Form 8-K filed with the SEC on December 18, 2002.

4.1	Form of Stock Certificate of BNC Bancorp, incorporated by reference to Exhibit 4 to the Form 8-K filed with the SEC December 18, 2002.

4.2	Form of Stock Certificate for the Series A Preferred Stock, incorporated by reference to Exhibit 4.1 to the Form 8-K filed with the SEC on December 8, 2008.

4.3	Form of Stock Certificate for the Series B Preferred Stock, incorporated by reference to Exhibit 4.1 to the Form 8-K filed with the SEC on June 18, 2010.

II-3

Exhibit Number	Description
4.4	Warrant to Purchase Common Stock, dated December 5, 2008, incorporated by reference to Exhibit 4.2 to the Form 8-K filed with the SEC on December 8, 2008.

5.1+	Opinion of Womble Carlyle Sandridge & Rice, LLP regarding the validity of the securities being registered

8.1+	Opinion of Womble Carlyle Sandridge & Rice, LLP regarding certain U.S. tax aspects of the merger

8.2+	Opinion of Gaeta & Eveson, P.A. regarding certain U.S. tax aspects of the merger

10.1	Employment Agreement, dated as of December 31, 2004, among BNC Bancorp, Bank of North Carolina and W. Swope Montgomery, Jr., incorporated by reference to Exhibit 10(i)(a) to the Form 8-K filed with the SEC on January 4, 2005. *

10.2	Employment Letter Agreement, dated December 5, 2008, by and among BNC Bancorp and W. Swope Montgomery, Jr., incorporated by reference to Exhibit 10.2 to the Form 8-K filed with the SEC on December 8, 2008. *

10.3	Employment Agreement, dated as of December 31, 2004, among BNC Bancorp, Bank of North Carolina and Richard D. Callicutt, II, incorporated by reference to Exhibit 10(i)(b) to the Form 8-K filed with the SEC on January 4, 2005. *

10.4	Employment Letter Agreement, dated December 5, 2008, by and among BNC Bancorp and Richard D. Callicutt, II, incorporated by reference to Exhibit 10.5 to the Form 8-K filed with the SEC on December 8, 2008. *

10.5	Employment Agreement, dated as of December 31, 2004, among BNC Bancorp, Bank of North Carolina and David B. Spencer, incorporated by reference to Exhibit 10(i)(c) to the Form 8-K filed with the SEC on January 4, 2005. *

10.6	Employment Letter Agreement, dated December 5, 2008, by and among BNC Bancorp and David B. Spencer incorporated by reference to Exhibit 10.3 to the Form 8-K filed with the SEC on December 8, 2008. *

10.7	Salary Continuation Agreement, dated as of December 31, 2004, between Bank of North Carolina and W. Swope Montgomery, Jr., incorporated by reference to Exhibit 10(ii)(a) to the Form 8-K filed with the SEC on January 4, 2005. *

II-4

Exhibit Number	Description
10.8	Amended Salary Continuation Agreement, dated as of December 18, 2007, between Bank of North Carolina and W. Swope Montgomery, Jr., incorporated by reference to Exhibit 10(ii)(a) to the Form 8-K filed with the SEC on December 27, 2007. *

10.9	Salary Continuation Agreement, dated as of December 31, 2004, between Bank of North Carolina and Richard D. Callicutt, II, incorporated by reference to Exhibit 10(ii)(b) to the Form 8-K filed with the SEC on January 4, 2005. *

10.10	Amended Salary Continuation Agreement, dated as of December 18, 2007, between Bank of North Carolina and Richard D. Callicutt, II, incorporated by reference to Exhibit 10(ii)(b) to the Form 8-K filed with the SEC on December 27, 2007 *

10.11	Salary Continuation Agreement, dated as of December 31, 2004, between Bank of North Carolina and David B. Spencer, incorporated by reference to Exhibit 10(ii)(c) to the Form 8-K filed with the SEC on January 4, 2005. *

10.12	Amended Salary Continuation Agreement, dated as of December 18, 2007, between Bank of North Carolina and David B. Spencer, incorporated by reference to Exhibit 10(ii)(c) to the Form 8-K filed with the SEC on December 27, 2007. *

10.13	Directors Deferred Compensation Plan, incorporated by reference to Exhibit 10(v) to the Form 10-Q filed with the SEC on November 2, 2009.

10.14	Endorsement Split Dollar Agreement, dated December 31, 2004, between Bank of North Carolina and W. Swope Montgomery, Jr., incorporated by reference to Exhibit (10)(vi)(a) to the Form 8-K filed January 4, 2005.*

10.15	Amended Endorsement Split Dollar Agreement, dated December 18, 2007, between Bank of North Carolina and W. Swope Montgomery, Jr., incorporated by reference to Exhibit (10)(vi)(a) to the Form 8-K filed with the SEC on December 27, 2007.*

10.16	Endorsement Split Dollar Agreement, dated December 31, 2004, between Bank of North Carolina and Richard D. Callicutt, II, incorporated by reference to Exhibit (10)(vi)(b) to the Form 8-K filed with the SEC on January 4, 2005.*

10.17	Amended Endorsement Split Dollar Agreement, dated December 18, 2007, between Bank of North Carolina and Richard D. Callicutt, II, incorporated by reference to Exhibit (10)(vi)(b) to the Form 8-K filed with the SEC on December 27, 2007.*

II-5

Exhibit Number	Description
10.18	Endorsement Split Dollar Agreement, dated December 31, 2004, between Bank of North Carolina and David B. Spencer, incorporated by reference to Exhibit (10)(vi)(c) to the Form 8-K filed with the SEC on January 4, 2005.*

10.19	Amended Endorsement Split Dollar Agreement, dated December 18, 2007, between Bank of North Carolina and David B. Spencer, incorporated by reference to Exhibit (10)(vi)(c) to the Form 8-K filed with the SEC on December 27, 2007.*

10.20	BNC Bancorp Omnibus Stock Ownership and Long Term Incentive Plan incorporated by reference to Exhibit (10)(vii) to the Form 10-K filed with the SEC on March 31, 2005 *

10.21	Amendment No. 1 to BNC Bancorp Omnibus Stock Ownership and Long Term Incentive Plan, incorporated by reference to Exhibit 10.3 to the Form 8-K filed with the SEC on June 18, 2010.*

10.22	Investment Agreement by and among BNC Bancorp and Aquiline BNC Holdings LLC, dated as of June 14, 2010, incorporated by reference to Exhibit 10.1 to the Form 8-K filed with the SEC on June 18, 2010.

10.23	Form of Subscription and Registration Rights Agreement, incorporated by reference to Exhibit 10.2 to the Form 8-K filed with the SEC on June 18, 2010.

10.24	Policy document for Performance Compensation for Stakeholders, incorporated by reference to Exhibit 10(xi) to the Form 10-Q filed with the SEC on November 2, 2009.

10.25	Letter Agreement, dated December 5, 2008, between BNC Bancorp and the United States Department of the Treasury, incorporated by reference to Exhibit 10.1 to the Form 8-K filed with the SEC on December 8, 2008.

21.1	Subsidiaries of BNC Bancorp, incorporated by reference to Exhibit 21.1 the Form 10-K filed with the SEC on March 15, 2012.

23.1+	Consent of Womble Carlyle Sandridge & Rice, LLP (included in Exhibits 5.1 and 8.1)

23.2+	Consent of Gaeta & Eveson, P.A. (included in Exhibit 8.2)

23.3	Consent of Cherry, Bekaert & Holland, L.L.P., independent registered public accounting firm of BNC Bancorp

II-6

Exhibit Number	Description
23.4	Consent of Grant Thornton LLP, independent certified public accounting firm of KeySource

24.1	Power of Attorney (included in the signature pages to the Registration Statement on Form S-4)

99.1	Consent of Monroe Securities, Inc.

99.2	Consent of John S. Ramsey, Jr.

99.3+	Form of BNC Bancorp Proxy Card

99.4+	Form of KeySource Proxy Card

101**	The following financial information formatted in XBRL (eXtensible Business Reporting Language) includes: (i) the Consolidated Balance Sheets as of December 31, 2011 and 2010; (ii) the Consolidated Statements of Income for the years ended December 31, 2011, 2010 and 2009; (iii) the Consolidated Statements of Comprehensive Income for the years ended December 31, 2011, 2010 and 2009; (iv) the Consolidated Statements of Shareholders’ Equity for the years ended December 31, 2011, 2010 and 2009; (v) the Consolidated Statements of Cash Flows for the years ended December 31, 2011, 2010 and 2009; and (vi) Notes to Consolidated Financial Statements, tagged as blocks of text.

†	Certain schedules and attachments to the Merger Agreement have been omitted from this filing pursuant to Item 601(b)(2) of Regulation S-K. A list of omitted schedules and attachments is contained in the Merger Agreement. BNC Bancorp agrees to furnish a supplemental copy of any omitted schedule or attachment to the SEC upon request.

+	To be filed by amendment.

*	Management contract or compensatory plan or arrangement.
**	The XBRL-related information has been furnished electronically herewith. This exhibit, regardless of whether it is an exhibit to a document incorporated by reference into any of our filings and except to the extent specifically stated otherwise, is deemed not filed or part of a registration statement or prospectus for purposes of sections 11 or 12 of the Securities Act of 1933, as amended, is deemed not filed for purposes of section 18 of the Securities Exchange Act of 1934, as amended, and otherwise is not subject to liability under these sections.

II-7

Item 22. Undertakings.

The undersigned registrant hereby undertakes:

(a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(1)        To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(2)        To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) that, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(3)        To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(b) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

(d) For purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(e) That prior to any public reoffering of the securities registered hereunder through use of a prospectus that is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

II-8

(f)        That every prospectus (1) that is filed pursuant to paragraph (e) immediately preceding or (2) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(g)        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(h)        To respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(i)        To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

II-9

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of High Point, State of North Carolina on April 26, 2012.

BNC BANCORP
(Registrant)

By:	/s/ W. SWOPE MONTGOMERY, JR.
W. Swope Montgomery, Jr.
President and Chief Executive Officer
(Principal Executive Officer)

Power of Attorney

Each person whose signature appears below appoints W. Swope Montgomery, Jr. and Richard Callicutt II and each of them acting individually, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and any registration statement (including any amendment thereto) of the Registrant to be filed after the date hereof pursuant to Rule 462 under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or would do in person, hereby ratifying and confirming all that said attorneys-in fact and agents or any of them or their or his substitute and substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ W. Swope Montgomery, Jr.
W. Swope Montgomery, Jr.	April 26, 2012
President and Chief Executive Officer
(Principal Executive Officer)

/s/ David B. Spencer
David B. Spencer	April 26, 2012
Executive Vice President and Chief Financial Officer
(Principal Financial Officer and Principal Accounting Officer)

II-10

/s/ Larry L. Callahan
Larry L. Callahan	April 26, 2012
Director

/s/ Joseph M. Coltrane, Jr.
Joseph M. Coltrane, Jr.	April 26, 2012
Director

/s/ Richard F. Wood
Richard F. Wood	April 26, 2012
Director

/s/ G. Kennedy Thompson
G. Kennedy Thompson	April 26, 2012
Director

/s/ Charles T. Hagan, III
Charles T. Hagan, III	April 26, 2012
Director

/s/ W. Swope Montgomery, III
W. Swope Montgomery, III	April 26, 2012
Director

/s/ Richard D. Callicutt II
Richard D. Callicutt II	April 26, 2012
Director

/s/ Robert A. Team, Jr.
Robert A. Team, Jr.	April 26, 2012
Director

/s/ Lenin J. Peters, M.D.
Lenin J. Peters, M.D.	April 26, 2012
Director

/s/ Thomas R. Smith
Thomas R. Smith	April 26, 2012
Director

/s/ D. Vann Williford
D. Vann Williford	April 26, 2012
Director

II-11

/s/ Thomas R. Sloan
Thomas R. Sloan	April 26, 2012
Director

II-12

EXHIBIT INDEX

Exhibit Number	Description
2.1	Agreement and Plan of Merger dated December 21, 2011 by and between KeySource Financial, Inc. and BNC Bancorp (included as Appendix A to this joint proxy statement/prospectus forming a part of this registration statement)†

2.2	Purchase and Assumption Agreement Whole Bank All Deposits among the Federal Deposit Insurance Corporation, receiver of Beach First National Bank, Myrtle Beach, South Carolina, Federal Deposit Insurance Corporation and Bank of North Carolina, dated as of April 9, 2010, incorporated by reference to Exhibit 2.1 to the Form 8-K filed with the SEC on April 15, 2010.

2.3	Purchase and Assumption Agreement Whole Bank All Deposits among the Federal Deposit Insurance Corporation, receiver of Blue Ridge Savings Bank, Inc., Asheville, North Carolina, Federal Deposit Insurance Corporation and Bank of North Carolina, dated as of October 14, 2011, incorporated by reference to Exhibit 2.1 to the Form 8-K filed with the SEC on October 19, 2011.

3.1	Articles of Incorporation of BNC Bancorp, incorporated by reference to Exhibit (3)(i) of the Form 8-K filed with the SEC on December 18, 2002.

3.2	Articles of Amendment, dated December 2, 2008, regarding the Series A Preferred Stock, incorporated by reference to Exhibit 3.1 of the Form 8-K filed with the SEC on December 8, 2008.

3.3	Articles of Amendment, dated June 14, 2010, regarding the Series B Preferred Stock, incorporated by reference to Exhibit 3.1 to the Form 8-K filed with the SEC on June 18, 2010.

3.4	Bylaws of BNC Bancorp, incorporated by reference to Exhibit 3(ii) to the Form 8-K filed with the SEC on December 18, 2002.

4.1	Form of Stock Certificate of BNC Bancorp, incorporated by reference to Exhibit 4 to the Form 8-K filed with the SEC on December 18, 2002

4.2	Form of Stock Certificate for the Series A Preferred Stock, incorporated by reference to Exhibit 4.1 to the Form 8-K filed with the SEC on December 8, 2008.

4.3	Form of Stock Certificate for the Series B Preferred Stock, incorporated by reference to Exhibit 4.1 to the Form 8-K filed with the SEC on June 18, 2010.

4.4	Warrant to Purchase Common Stock, dated December 5, 2008, incorporated by reference to Exhibit 4.2 to the Form 8-K filed with the SEC on December 8, 2008.

Exhibit Number	Description
5.1+	Opinion of Womble Carlyle Sandridge & Rice, LLP regarding the validity of the securities being registered

8.1+	Opinion of Womble Carlyle Sandridge & Rice, LLP regarding certain U.S. tax aspects of the merger

8.2+	Opinion of Gaeta & Eveson, P.A. regarding certain U.S. tax aspects of the merger

10.1	Employment Agreement, dated as of December 31, 2004, among BNC Bancorp, Bank of North Carolina and W. Swope Montgomery, Jr., incorporated by reference to Exhibit 10(i)(a) to the Form 8-K filed with the SEC on January 4, 2005. *

10.2	Employment Letter Agreement, dated December 5, 2008, by and among BNC Bancorp and W. Swope Montgomery, Jr., incorporated by reference to Exhibit 10.2 to the Form 8-K filed with the SEC on December 8, 2008. *

10.3	Employment Agreement, dated as of December 31, 2004, among BNC Bancorp, Bank of North Carolina and Richard D. Callicutt, II, incorporated by reference to Exhibit 10(i)(b) to the Form 8-K filed with the SEC on January 4, 2005 *

10.4	Employment Letter Agreement, dated December 5, 2008, by and among BNC Bancorp and Richard D. Callicutt, II, incorporated by reference to Exhibit 10.5 to the Form 8-K filed with the SEC on December 8, 2008. *

10.5	Employment Agreement, dated as of December 31, 2004, among BNC Bancorp, Bank of North Carolina and David B. Spencer, incorporated by reference to Exhibit 10(i)(c) to the Form 8-K filed with the SEC on January 4, 2005. *

10.6	Employment Letter Agreement, dated December 5, 2008, by and among BNC Bancorp and David B. Spencer incorporated by reference to Exhibit 10.3 to the Form 8-K filed with the SEC on December 8, 2008. *

10.7	Salary Continuation Agreement, dated as of December 31, 2004, between Bank of North Carolina and W. Swope Montgomery, Jr., incorporated by reference to Exhibit 10(ii)(a) to the Form 8-K filed with the SEC on January 4, 2005. *

10.8	Amended Salary Continuation Agreement, dated as of December 18, 2007, between Bank of North Carolina and W. Swope Montgomery, Jr., incorporated by reference to Exhibit 10(ii)(a) to the Form 8-K filed with the SEC on December 27, 2007. *

10.9	Salary Continuation Agreement, dated as of December 31, 2004, between Bank of North Carolina and Richard D. Callicutt, II, incorporated by reference to Exhibit 10(ii)(b) to the Form 8-K filed with the SEC on January 4, 2005. *

Exhibit Number	Description
10.10	Amended Salary Continuation Agreement, dated as of December 18, 2007, between Bank of North Carolina and Richard D. Callicutt, II, incorporated by reference to Exhibit 10(ii)(b) to the Form 8-K filed with the SEC on December 27, 2007. *

10.11	Salary Continuation Agreement, dated as of December 31, 2004, between Bank of North Carolina and David B. Spencer, incorporated by reference to Exhibit 10(ii)(c) to the Form 8-K filed with the SEC on January 4, 2005. *

10.12	Amended Salary Continuation Agreement, dated as of December 18, 2007, between Bank of North Carolina and David B. Spencer, incorporated by reference to Exhibit 10(ii)(c) to the Form 8-K filed with the SEC on December 27, 2007. *

10.13	Directors Deferred Compensation Plan, incorporated by reference to Exhibit 10(v) to the Form 10-Q filed with the SEC on November 2, 2009.

10.14	Endorsement Split Dollar Agreement, dated December 31, 2004, between Bank of North Carolina and W. Swope Montgomery, Jr., incorporated by reference to Exhibit (10)(vi)(a) to the Form 8-K filed with the SEC on January 4, 2005. *

10.15	Amended Endorsement Split Dollar Agreement, dated December 18, 2007, between Bank of North Carolina and W. Swope Montgomery, Jr., incorporated by reference to Exhibit (10)(vi)(a) to the Form 8-K filed with the SEC on December 27, 2007. *

10.16	Endorsement Split Dollar Agreement, dated December 31, 2004, between Bank of North Carolina and Richard D. Callicutt, II, incorporated by reference to Exhibit (10)(vi)(b) to the Form 8-K filed with the SEC on January 4, 2005. *

10.17	Amended Endorsement Split Dollar Agreement, dated December 18, 2007, between Bank of North Carolina and Richard D. Callicutt, II, incorporated by reference to Exhibit (10)(vi)(b) to the Form 8-K filed with the SEC on December 27, 2007.*

10.18	Endorsement Split Dollar Agreement, dated December 31, 2004, between Bank of North Carolina and David B. Spencer, incorporated by reference to Exhibit (10)(vi)(c) to the Form 8-K filed with the SEC on January 4, 2005.*

10.19	Amended Endorsement Split Dollar Agreement, dated December 18, 2007, between Bank of North Carolina and David B. Spencer, incorporated by reference to Exhibit (10)(vi)(c) to the Form 8-K filed with the SEC on December 27, 2007.*

10.20	BNC Bancorp Omnibus Stock Ownership and Long Term Incentive Plan incorporated by reference to Exhibit (10)(vii) to the Form 10-K filed with the SEC on March 31, 2005. *

Exhibit Number	Description
10.21	Amendment No. 1 to BNC Bancorp Omnibus Stock Ownership and Long Term Incentive Plan, incorporated by reference to Exhibit 10.3 to the Form 8-K filed with the SEC on June 18, 2010. *

10.22	Investment Agreement by and among BNC Bancorp and Aquiline BNC Holdings LLC, dated as of June 14, 2010, incorporated by reference to Exhibit 10.1 to the Form 8-K filed with the SEC on June 18, 2010.

10.23	Form of Subscription and Registration Rights Agreement, incorporated by reference to Exhibit 10.2 to the Form 8-K filed with the SEC on June 18, 2010.

10.24	Policy document for Performance Compensation for Stakeholders, incorporated by reference to Exhibit 10(xi) to the Form 10-Q filed with the SEC on November 2, 2009.

10.25	Letter Agreement, dated December 5, 2008, between BNC Bancorp and the United States Department of the Treasury, incorporated by reference to Exhibit 10.1 to the Form 8-K filed with the SEC on December 8, 2008.

21.1	Subsidiaries of BNC Bancorp, incorporated by reference to Exhibit 21.1 of the Form 10-K filed with the SEC on March 15, 2012.

23.1+	Consent of Womble Carlyle Sandridge & Rice, LLP (included in Exhibits 5.1 and 8.1)

23.2+	Consent of Gaeta & Eveson, P.A. (included in Exhibit 8.2)

23.3	Consent of Cherry, Bekaert & Holland, L.L.P., independent registered public accounting firm of BNC Bancorp

23.4	Consent of Grant Thornton LLP, independent certified public accounting firm of KeySource

24.1	Power of Attorney (included in the signature pages to the Registration Statement on Form S-4)

99.1	Consent of Monroe Securities, Inc.

99.2	Consent of John S. Ramsey, Jr.

99.3+	Form of BNC Bancorp Proxy Card

99.4+	Form of KeySource Proxy Card

Exhibit Number	Description
101**	The following financial information formatted in XBRL (eXtensible Business Reporting Language) includes: (i) the Consolidated Balance Sheets as of December 31, 2011 and 2010; (ii) the Consolidated Statements of Income for the years ended December 31, 2011, 2010 and 2009; (iii) the Consolidated Statements of Comprehensive Income for the years ended December 31, 2011, 2010 and 2009; (iv) the Consolidated Statements of Shareholders’ Equity for the years ended December 31, 2011, 2010 and 2009; (v) the Consolidated Statements of Cash Flows for the years ended December 31, 2011, 2010 and 2009; and (vi) Notes to Consolidated Financial Statements, tagged as blocks of text.

†	Certain schedules and attachments to the Merger Agreement have been omitted from this filing pursuant to Item 601(b)(2) of Regulation S-K. A list of omitted schedules and attachments is contained in the Merger Agreement. BNC Bancorp agrees to furnish a supplemental copy of any omitted schedule or attachment to the SEC upon request.
+	To be filed by amendment.
*	Management contract or compensatory plan or arrangement.
**	The XBRL-related information has been furnished electronically herewith. This exhibit, regardless of whether it is an exhibit to a document incorporated by reference into any of our filings and except to the extent specifically stated otherwise, is deemed not filed or part of a registration statement or prospectus for purposes of sections 11 or 12 of the Securities Act of 1933, as amended, is deemed not filed for purposes of section 18 of the Securities Exchange Act of 1934, as amended, and otherwise is not subject to liability under these sections.